EXHIBIT 99.2
                                                                    ------------

                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE

In re                          )          Chapter 11
                               )
UNITED COMPANIES FINANCIAL     )
CORPORATION, et al.,           )          Case No. 99-450 (MFW)
                               )          through 99-461 (MFW)
                               )
             DEBTORS.          )          JOINTLY ADMINISTERED


           JOINT CERTIFICATION OF COUNSEL [DOCKET NOS. 1476 AND 1490]
           ----------------------------------------------------------

                     On June 6, 2000, the above-captioned debtors and debtors in possession (the "Debtors") flied and served the DEBTORS' MOTION FOR ORDER (I) APPROVING DISCLOSURE STATEMENT, (II) ESTABLISHING VOTING RECORD HOLDER DATE,
(III) APPROVING SOLICITATION Procedures, Form of BALLOTS AND MANNER OF NOTICE, AND (IV) Fixing THE DATE, TIME AND PLACE FOR THE CONFIRMATION HEARING AND THE DEADLINE FOR FILING OBJECTIONS THERETO (DOCKET 1476)(the "Debtors' Motion"). The Debtors' Motion seeks, inter alia, approval pursuant to section 1125 of title 11 of the United States Bankruptcy Code of the Debtors' First Amended Disclosure Statement (Docket No. 1475), as amended, and approval of the proposed solicitation procedures in connection with confirmation of the Debtors' First Amended Plan of Reorganization for Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code, as amended. On June 8, the Statutory Committee of Equity Security Holders filed the MOTION FOR APPROVAL OF DISCLOSURE STATEMENT (DOCKET No. 1490) (the "Equity Committee's Motion"). The Equity Committee Motion seeks, inter alia, approval pursuant to section 1125 of the Bankruptcy Code of the Equity Committee's Disclosure Statement in Support of Plan of Reorganization (Docket No. 1489), as amended.




RLF1-2179610-1

                     Hearings were held with respect to the Debtors' Motion and the Equity Committee's Motion on July 6-7, 2000 (the "Hearings"). On July 10, the Debtors filed the Debtors' Second Amended Plan of Reorganization for Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code, dated July 7, 2000 (the "Debtors' Plan") and the Disclosure Statement for the Debtors' Plan (the "Debtors' Disclosure Statement"). On July 11, 2000, the Equity Committee will file the Second Amended Plan of Reorganization of the Official Committee of Equity Security Holders Dated July 10, 2000 (the "Equity Committee Plan") and the Disclosure Statement to Accompany the Equity Committee Plan (the "Equity Committee's Disclosure Statement"). The Debtors and the Equity Committee hereby certify that they have reviewed each of the Debtors' Disclosure Statement and the Equity Committee's Disclosure Statement, and the modifications are acceptable based upon the comments of Judge Walrath at the Hearings.

                     Further, the Debtors and the Equity Committee have prepared a single revised form of order that approves the Debtors' Motion and the Equity Committee's Motion, and the parties jointly certify that the order in the form attached hereto as Exhibit 1 (the "Order") has been reviewed and approved by each party hereto. Copies of the Debtors' Disclosure Statement and the Equity Committee's Disclosure Statement are attached to the Order as Exhibit A and Exhibit B, respectively. The Debtors and the Equity Committee respectfully request that the Order be approved.


Dated:    July 10, 2000
          Wilmington, Delaware


Counsel for the Debtors and Debtors in                                Counsel for the Official Committee of Equity
Possession:                                                           Security' Holders


   -----------------------------------------                          ------------------------------------------------
   Mark D. Collins (Atty No. 2981)                                    Norman L. Pernick (No. 2290)
   Deborah E. Spivack (Atty No. 3220)                                 J. Kate Stickles (No. 2917)
   RICHARDS, LAYTON & FINGER, P.A.                                    SAUL, EWlNG, REMICK & SAUL, LLP
   One Rodney Square                                                  222 Delaware Ave., Suite 1200
   Wilmington, Delaware 19899                                         Wilmington, Delaware 19801
   (302) 658-6541                                                     (302) 421-6824
   (302) 658-6548
                                                                                              - and -
                           - and -
                                                                      Charles E. Campbell (GA Bar No. 106100)
   Marcia L. Goldstein                                                Jeffrey W. Cavender (GA Bar No. 117751)
   Brian S. Rosen                                                     LONG ALDRIDGE & NORMAN LLP
   WEIL, GOTSHAL & MANGES LLP                                         One Peachtree Center, Suite 5300
   767 Fifth Avenue                                                   303 Peachtree Street, N.E.
   New York, NY 10153                                                 Atlanta, Georgia 30308
   (212) 310-8000                                                     (404) 527-4000
   (212) 310-8007


                                   EXHIBIT 1

               UNITED STATES BANKRUPTCY COURT DISTRICT OF DELAWARE

   In re:                            :      Chapter 11

   UNITED COMPANIES FINANCIAL        :      Case Nos. 99-450 (MFW) through
   CORPORATION, ET. AL.,             :      99-461 (MFW)

              Debtors.               :      JOINTLY ADMINISTERED

    ORDER (i) APPROVING DEBTORS' DISCLOSURE STATEMENT AND EQUITY COMMITTEE'S DISCLOSURE STATEMENT, (ii) ESTABLISHING VOTING RECORD HOLDER DATE, (iii)
  APPROVING SOLICITATION PROCEDURES, FORM OF BALLOTS, AND MANNER OF NOTICE, AND
 (iv) FIXING THE DATE, TIME AND PLACE FOR THE CONFIRMATION HEARING AND THE
                     DEADLINE FOR FILING OBJECTIONS THERETO
                     --------------------------------------


                     A hearing having been held on July 6, 2000 and July 7, 2000 (the "Hearing") to consider (a) the motion (the "Debtors' Motion") filed by United Companies Financial Corporation and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"), dated June 6, 2000, seeking, inter alia, approval pursuant to section 1125 of title 11 of the United States Code (the "Bankruptcy Code") of the proposed disclosure statement heretofore filed with the Court by the Debtors and approval of the proposed solicitation procedures in connection with confirmation of the Debtors' Second Amended Plan of Reorganization for Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code (the "Debtors' Plan") and (b) the motion (the "Equity Committee's Motion") filed by the statutory committee of equity security holders (the "Equity Committee"), dated June 8, 2000, seeking, inter alia, approval pursuant to section 1125 of the Bankruptcy Code of the proposed disclosure statement heretofore filed with the Court by the Equity Committee in connection with the Equity Committee's Second Amended Plan of Reorganization (the "Equity






HO 1 :\207525\04\4GD004! DOC\78473.0003 2179596vi

Committee's Plan") and; it appearing from the affidavits of service on file with this Court that proper and timely notice of the Hearing has been given; and it appearing that such notice was adequate and sufficient; and the appearances of all interested parties having been duly noted on the record of the Hearing; and each of the objections, if any, filed to the proposed disclosure statements, the Debtors' Motion and/or the Equity Committee's Motion having been either (i) withdrawn or rendered moot by modifications to the applicable disclosure statement or (ii) overruled by the Court; and the Debtor or the Equity Committee, as applicable, having made the conforming additions, changes, corrections and deletions to the disclosure statements necessary to comport with the record of the Hearing and the agreements, if any, reached with the parties that filed objections; and a copy of the revised disclosure statement submitted by the Debtors is attached hereto as Exhibit A (the "Debtors' Disclosure Statement") and the revised disclosure statement submitted by the Equity Committee is attached hereto as Exhibit B (the "Equity Committee's Disclosure Statement"); and, upon the Debtors' Motion, the Debtors' Disclosure Statement, the Equity Committee's Motion, the Equity Committee's Disclosure Statement, and the record of the Hearing and upon all of the proceedings heretofore had before the Court and after due deliberation and sufficient cause appearing, therefore it is

                     ORDERED, FOUND AND DETERMINED THAT:

                     1. The Debtors' Disclosure Statement contains adequate information within the meaning of section 1125 of the Bankruptcy Code and, thus, the Debtors' Disclosure Statement is hereby approved. The relief requested in the Debtors' Motion is hereby granted to the extent provided herein.

                     2. The Equity Committee's Disclosure Statement ") contains adequate information within the meaning of section 1125 of the Bankruptcy Code and, thus, the Equity

Committee' Disclosure Statement is hereby approved. The relief requested in the Equity Committee's Motion is hereby granted to the extent provided herein.

                     3. The Debtors are authorized to continue the retention of Logan & Company, Inc. (the "Balloting Agent") to, among other things, assist the Debtors as their claims agent and as their solicitation and balloting agent, as well as to maintain the official claims register. Further, the Debtors are authorized to retain an information agent to respond to inquiries regarding the Debtors' Plan, the Debtors' Disclosure Statement, the Equity Committee's Plan, the Equity Committee's Disclosure Statement and the submission of ballots, provided, however, that such information agent shall not endorse or solicit acceptances or rejections of either of the Plans.

                     4. For voting purposes and mailing of notices pursuant to this Order, June 30, 2000 shall be the "Record Holder Date" for the holders of claims and interests.

                     5. Pursuant to the Debtors' Plan, holders of claims and interests in Class 3 (Bank Claims), Class 4 (Senior Note Claims), Class 5 (General Unsecured Claims), Class 6 (Convenience Claims), Class 7 (Subordinated Debenture Claims), Class 8 (Subordinated Penalty Claims), Class 9 (Pride Equity Interests), Class 10A (Statutorily Subordinated Claims) and Class 1 OB (United Companies Common Equity Interests) are impaired and are entitled to vote (collectively, the "Debtors' Voting Classes"). Pursuant to the Equity Committee's Plan, holders of claims and interests in Class 3 (Unsecured Claims), Class 4 (Borrower Litigation Claims), Class 6A (Subordinated Debenture Claims), Class 6B (Lending Subordinated Debenture Claims), Class 7 (Subordinated Penalty Claims), Class 8 (Pride Equity Interests), Class 9A (Statutorily Subordinated Claims) and Class 9B (United Companies Common Equity Interests) are impaired and are entitled to vote (collectively, the "Equity Committee's Voting Classes").

Only the following holders of claims and interests in the Debtors' Voting Classes and the Equity Committee's Voting Classes shall be entitled to vote with regards to such claims and interests (a) the holders of scheduled claims, as of the Record Holder Date, that are listed in the Debtors' schedules of liabilities filed with the Court (as amended, the "Schedules") as not contingent, unliquidated, or disputed (excluding scheduled claims that have been superseded by filed claims), p-Lo-vided, however, that the assignee of a transferred and assigned scheduled claim shall be permitted to vote such claim only if the transfer and assignment has been approved by the Court and such approval has been noted on the Court's docket as of the close of business on the Record Holder Date, (b) holders of filed claims, as of the Record Holder Date, that are the subject of a filed proof of claim which has not been disallowed, disqualified or suspended prior to the Record Holder Date and which is not the subject of a pending objection on the Record Holder Date, provided, however, that the assignee of a transferred and assigned filed claim shall be permitted to vote such claim ontx if the transfer and assignment has been approved by the Court and such approval has been noted on the Court's docket as of the close of business on the Record Holder Date, and (c) holders of Pride Equity Interests and United Companies Common Equity Interests (as such terms are defined in the Debtors' Plan) as reflected on the records of the Transfer Agent.

                     6. With respect to the claims arising from the Debtors' prepetition $850 million unsecured revolving credit facility, First Union National Bank ("First Union"), as agent for the participating lenders ("Participating Lenders") under the Credit Agreement (as such term is defined in the Debtors' Plan), has filed proofs of claim on behalf of the Participating Lenders. Only First Union shall be entitled to submit Master Ballots (as defined below).

                     7. In connection with soliditing votes from the Participating Lenders, the Court hereby directs as follows:

                           a. First Union shall forward the Solicitation Package (as del'reed below) or copies thereof (including a return envelope provided by and addressed to First Union and including the Individual Ballots as defined below) to the Participating Lenders within three (3) business days of the receipt by First Union of the Solicitation Package;

                           b. the Participating Lenders shall return the Individual Ballots to First Union; .

                           c. First Union shall summarize the votes of the Participating Lenders on the Master Ballots, in accordance with the instructions for the Master Ballots;

                           d. First Union shall return the Master Ballots to the Balloting Agent; and

                           e. the Debtors shall provide First Union with sufficient copies of the Solicitation Package to forward to the Participating Lenders.

                     8. With respect to claims based on the 9.35% Notes and 7.7% Notes (as such terms are defined in the Debtors' Plan and referred to herein collectively as the "Senior Notes"), Norwest Bank is the indenture trustee for the Senior Notes (the "Senior Notes Indenture Trustee"). Only the brokers, dealers, commercial banks, trust companies or other nominees (collectively, the "Nominee Senior Noteholders") through which the beneficial owners ("collectiw,qy, the "Beneficial Senior Noteholders") hold the Senior Notes as reflected in the records maintained by the Senior Notes Indenture Trustee as of the close of business on the Record Holder Date shall be entitled to submit Master Ballots.

                     9. In connection with soliciting votes from the Nominee Senior Noteholders and Beneficial Senior Noteholders, the Court hereby directs as follows:

                           a. the Nominee Senior Noteholders shall forward the Solicitation Package or copies thereof (including a return envelope provided by and addressed to the Nominee Senior Noteholders and including the Individual Ballots described below) to the Beneficial Senior Noteholders within three (3) business days of the receipt by such Nominee Senior Noteholders of the Solicitation Package;

                           b. the Beneficial Senior Noteholders shall return the Individual Ballots to the respective Nominee Senior Noteholders;

                           c. the Nominee Senior Noteholders shall summarize the votes of their respective Beneficial Senior Noteholders on the Master Ballots, in accordance with the instructions for the Master Ballots;

                           d. the Nominee Senior Noteholders shall return the Master Ballots to the Balloting Agent; and

                           e. the Debtors shall provide the Nominee Senior Noteholders with sufficient copies of the Solicitation Package to forward to the Beneficial Senior Noteholders.

                     10. With respect to the claims based on the 8.375% Notes (as such term is defined in the Debtors' Plan), HSBC Bank USA is the indenture trustee for the 8.375% Notes ("Subordinated Notes Indenture Trustee"). Only the brokers, dealers, commercial banks, trust companies or other nominees (collectively, ,the "Nominee Subordinated Noteholders") through which the beneficial owners (collectively, the "Beneficial Subordinated Noteholders") hold the 8.375% Notes as reflected in the records maintained by the Subordinated Notes Indenture Trustee as of the close of business on the Record Holder Date shall be entitled to submit Master Ballots.

                     11. In connection with soliciting votes from the Nominee Subordinated Noteholders and Beneficial Subordinated Noteholders, the Court hereby directs as follows:

                           a. the Nominee Subordinated Noteholders shall forward the Solicitation Package or copies thereof to the Beneficial Subordinated Noteholders within three (3) business days of the receipt by such Nominee Subordinated Noteholders of the Solicitation Package;

                           b. the Beneficial Subordinated Noteholders shall return the Individual Ballots to the respective Nominee Subordinated Noteholders;

                           c. the Nominee Subordinated Noteholders shall summarize the votes of their respective Beneficial Subordinated Noteholders on the Master Ballots in accordance with the instructions for the Master Ballots;

                           d. the Nominee Subordinated Noteholders shall return the Master Ballots to the Balloting Agent; and

                           e. the Debtors shall provide the Nominee Subordinated Noteholders with sufficient copies of the Solicitation Package to forward to the Beneficial Subordinated Noteholders.

                     12. With respect to the holders of Pride Equity Interests and United Companies Common Equity Interests, Chase Mellon is the transfer agent for such securities ("Transfer Agent"). Only the brokers, dealers, commercial banks, trust companies or other nominees (collectively, the "Nominee Stockholders") through which the beneficial owners (collectively, the "Beneficial Stockholders") hold the Pride Equity Interests and/or United Companies Common Equity Interests as reflected in the records maintained by the Transfer Agent as of close of business on the Record Holder Date shall be entitled to submit Master Ballots (as defined below).

                     13. In connection with soliciting votes from the holders of Pride Equity Interests and United Companies Common Equity Interests, the Court hereby directs as follows:

                           a. the Nominee Stockholders shall forward the Solicitation Package or copies thereof to the Beneficial Stockholders within three (3) business days of the receipt by such Nominee Stockholders of the Solicitation Package;

                           b. the Beneficial Stockholders shall return the Individual Ballots (as defined below) to the respective Nominee Stockholders;

                           c. the Nominee Stockholders shall summarize the votes of their respective Beneficial Stockholders on the Master Ballots in accordance with the instructions for the Master Ballots;

                           d. the Nominee Stockholders shall return the Master Ballots to the Balloting Agent; and

                           e. the Debtors shall provide the Nominee Stockholders with sufficient copies of the Solicitation Package to forward to the Beneficial Stockholders.

                     14. The Debtors are authorized to reimburse First Union, the Nominee Senior Noteholders, the Nominee Subordinated Noteholders and the Nominee Stockholders for their reasonable, actual and necessary out-of-pocket expenses incurred in connection with distribution of the Solicitation Packages and preparation of the Master Ballots.

                     15. The Debtors shall (a) except as provided in sections
(b) and (c) below, mail a ballot (with instructions), substantially in the form of the ballots (with instructions) annexed hereto as Exhibit C and such other ballots as may be necessary (the "Individual Ballots"), to each holder of a claim in either the Debtors' Voting Classes or the Equity Committee's Voting Classes; (b) mail a ballot (with instructions), substantially in the form of the ballot (with instructions) annexed hereto as Exhibit D (the "Master Ballot"), to First Union for the purpose of summarizing the votes of the Participating Lenders and to each of the Nominee Senior Noteholders, Nominee Subordinated Noteholders and Nominee Stockholders for the purpose of summarizing the votes of their respective Beneficial Senior Noteholders, Beneficial Subordinated Noteholders and Beneficial Stockholders; and (c) mail Individual Ballots to First Union and each of the Nominee Senior Noteholders, Nominee Subordinated Noteholders and Nominee Stockholders for the purpose of soliciting the votes of the Participating Lenders, Beneficial Senior Noteholders, Beneficial Subordinated Noteholders and Beneficial Stockholders, respectively.

                     16. On or before July 14, 2000, the Debtors shall deposit or cause to be deposited in the United States mail, postage prepaid, a sealed solicitation package (the "Solicitation Package") which shall include:

                           a. notice of the confirmation hearing and related matters,' substantially in the form of Exhibit E annexed hereto (the "Confirmation Hearing Notice"), setting forth the time fixed for filing acceptances and rejections to the Debtors' Plan and the Equity Committee's Plan, the time fixed for filing objections to confirmation of either Plan, and the date and time of the hearing on confirmation;

                           b. a copy of the Debtors' Disclosure Statement, as approved by the Court (with exhibits including the Debtors' Plan), and the Equity Committee's Disclosure Statement, as approved by the Court (with exhibits including the Equity Committee's Plan); and

                           c.       a ballot (with instructions), in
                                    substantially the form approved by the
                                    Court.

                     17. The Debtors shall mail the Solicitation Packages to the following holders of claims or interests in the Debtors' Voting Classes and/or the Equity Committee's Voting Classes:

                           a. subject to subsections (c), (d) and (e) below, to holders of scheduled claims, as of the Record Holder Date, that are listed in the Debtors' Schedules as not contingent, unliquidated, or disputed (excluding scheduled claims that have been superseded by fried claims), provided, however, that the assignee of a transferred and assigned scheduled claim shall be permitted to vote such claim only if the transfer and assignment has been approved by the Court and such approval has been noted on the Court's docket as of the close of business on the Record Holder Date;

                           b. subject to subsections (c), (d) and (e) below, to holders of filed claims, as of the Record Holder Date, that are the subject of a filed proof of claim which has not been disallowed, disqualified or suspended prior to the Record Holder Date and which is not the subject of a pending objection on the Record Holder Date, provided, however, that the assignee of a transferred and assigned filed claim shall be permitted to vote such claim only if the transfer and assignment has been approved by the Court and such approval has been noted on the Court's docket as of the close of business on the Record Holder Date;

                           c. with respect to claims arising from the Credit Agreement, to First Union;

                           d. with respect to the Senior Notes, to the record holders and Nominee Senior Noteholders reflected in the Senior Notes Indenture Trustee's records as of the Record Holder Date;

                           e. with respect to the 8.375% Notes, to the record holders and Nominee Subordinated Noteholders reflected in the .Subordinated Notes Indenture Tmstee's records as of the Record Holder Date; and

                           f. with respect to the Pride Equity Interests and the United Companies Common Equity Interests, to the record holders and Nominee Stockholders reflected in the Transfer Agent's records as of the Record Holder Date.

                     18. In lieu of mailing the Solicitation Package, on or before July 14, 2000, the Debtors shall deposit or cause to be deposited in the United States mail, postage prepaid, (a) the Notice of Non-Voting Status, substantially in the form attached hereto as Exhibit F, to each holder of a claim in an unimpaired class and to all known parties to executory contracts and unexpired leases who do not hold filed or scheduled claims (excluding claims scheduled as contingent, unliquidated or disputed), and (b) the Notice of Non-Voting Status, substantially in the form atlached hereto as Exhibit G, to each holder ora claim that is the subject of an objection pending as of the Record Holder Date. Under both the Debtors' Plan and the Equity Committee's Plan, the following classes of claims are unimpaired: Priority Tax Claims, Priority Non-Tax Claims and Secured Claims.

                     19. The Debtors shall cause the Confirmation Hearing Notice to be published once in The Wall Street Journal (National Edition) on a date not less than twenty-five (25) or more than thirty-five (35) calendar days prior to the hearing to consider confirmation of the Debtors' Plan and the Equity Committee's Plan.

                     20. All persons and entities entitled to vote on the Debtors' Plan and/or the Equity Committee's Plan shall deliver their ballots by mail, hand delivery or overnight courier no later than 4:00 o'clock p.m. Eastern Time on August 10, 2000 (the "Voting Deadline") to the Balloting Agent at:

                              LOGAN & COMPANY, INC.
                                 546 Valley Road
                        Upper Montclair, New Jersey 07043
                                Attn: Kate Logan

Any ballot received after such time shall not be counted other than as provided for herein. Ballots submitted by facsimile shall not be counted; provided, however, that Master Ballots submitted by facsimile by First Union, the Nominee Senior Noteholders, the Nominee Subordinated Noteholders and/or the Nominee Stockholders shall be counted so long as an original of the Master Ballots is provided to the Balloting Agent within forty-eight (48) hours.

                     21. The Debtors and the Equity Committee shall have the ability to extend the voting deadline at their sole discretion. If the Debtors and the Equity Committee jointly choose to extend the voting deadline, the Debtors shall provide notice of such extension through the Dow Jones News Service.

                     22. For purposes of voting, the amount of a claim used to tabulate acceptance or rejection of either of the Plans shall be the amount set forth on the ballots for that particular creditor which shall be one of the following:

                           a. the amount set forth as a claim in the Debtors' Schedules as not contingent, unliquidated, or disputed (excluding scheduled claims that have been superseded by filed claims);

                           b. the amount set forth on a filed proof of claim which has not been disallowed, disqualified, suspended, reduced or estimated and temporarily allowed for voting purposes prior to the Record Holder Date; or

                           c. the amount estimated and temporarily allowed pursuant to an order of this Court.

                     23. With respect to an Individual Ballo't submitted by a holder of a claim or interest:

                           a. Any ballot which is properly completed, executed and timely returned to the Balloting Agent that does not indicate an acceptance or rejection of one of the Plans shall be deemed to be a vote to accept such Plan;

                           b.       any ballot which is returned to the
                                    Balloting Agent indicating acceptance or rejection of the Plans, but which is unsigned shall not be counted;

                           c. whenever a creditor or interest holder casts more than one ballot voting the same claim or interest prior to the Voting Deadline, only the last timely ballot received by the Balloting Agent shall be counted,

                           d. if a creditor or interest holder casts simultaneous duplicative ballots voted inconsistently, then such ballots shall count as one vote accepting each of the Plans;

                           e. each creditor or interest holder shall be deemed to have voted the full amount of its claim or interest;

                           f. creditors and interest holders shall not split their vote within a class, thus each creditor or interest holder shall vote all of its claim or interest within a particular class either to accept or reject the Plans;

                           g. any Individual Ballots that partially reject and partially accept one or both of the Plans shall not be counted; and

                           h. with the exception of Master Ballots, any ballot received by the Balloting Agent by telecopier, facsimile or other electronic communication shall not be counted.

                     24. With respect to the tabulation of ballots cast by Participating Lenders:

                           a. First Union shall summarize on the Master Ballot ail Individual Ballots cast by the Participating Lenders and return the Master Ballot to the Balloting Agent, provided, however, that First Union shall be required to retain the Individual Ballots cast by the respective Participating Lenders for inspection for one year following submission of a Master Ballot;

                           b. to the extent that there are over-votes submitted by First Union on a Master Ballot, votes to accept and to reject a particular Plan shall be applied by the Balloting Agent in the same proportion as the votes to accept or reject such Plan submitted on the Master Ballot that contains the over-vote;

                           c. multiple Master Ballots may be completed by First Union and delivered to the Balloting Agent and such votes will be counted, except to the extent that such votes are inconsistent with or are duplicative of other Master Ballots, in which case the latest dated Master Ballot received before the Voting Deadline will supersede and revoke any prior Master Ballot; and

                           d. each Participating Lender shall be deemed to have voted the full amount of its claim.

                     25. With respect to the tabulation of ballots cast by Beneficial Senior Noteholders:

                           a. all Nominee Senior Noteholders to which Beneficial Senior Noteholders return their Individual Ballots shall summarize on the Master Ballot all Individual Ballots cast by the Beneficial Senior Noteholders and return the Master Ballot to the Balloting Agent, provided, however, that each Nominee Senior Noteholder shall be required to retain the Individual Ballots cast by the respective Beneficial Senior Noteholders for inspection for one year following submission of a Master Ballot;

                           b.       votes cast by the Beneficial Senior
                                    Noteholders through a Nominee Senior
                                    Noteholder by means ora Master Ballot shall be applied against the positions held by such Nominee Senior Noteholder as evidenced by the list of record holders compiled as of the Record Holder Date, provided, however, that votes submitted by a Nominee Senior Noteholder on a Master Ballot shall not be counted in excess of the position maintained by such Nominee Senior Noteholder as of the Record Holder Date;

                           c. to the extent that there are over-votes submitted by a Nominee Senior Noteholder on a Master Ballot, votes to accept and to reject a particular Plan shall be applied by the Balloting Agent in the same proportion as the votes to accept or reject such Plan submitted on the Master Ballot that contains the over-vote, but only to the extent of the position maintained by such Nominee Senior Noteholder as of the Record Holder Date;

                           d. multiple Master Ballots may be completed by a single Nominee Senior Noteholder and delivered to the Balloting Agent and such votes will be counted, except to the extent that such votes are inconsistent with or are duplicative of other Master Ballots, in which case the latest dated Master Ballot received before the Voting Deadline will supersede and revoke any prior Master Ballot; and

                           e. each Beneficial Senior Noteholder shall be deemed to have voted the full amount of its claim.

                     26. With respect to the tabulation of ballots cast by Beneficial Subordinated Noteholders:

                           a. all Nominee Subordinated Noteholders to which Beneficial Subordinated Noteholders return their Individual Ballots shall summarize on the Master Ballot all Individual Ballots cast by the Beneficial Subordinated Noteholders and return the Master Ballot to the Balloting Agent, provided, however, that each Nominee Subordinated Noteholder shall be required to retain the Individual Ballots cast by the respective Beneficial Subordinated
                                    Noteholders for inspection for one year
                                    following submission of a Master Ballot;

                           b. votes cast by the Beneficial Subordinated Noteholders through a Nominee Subordinated Noteholder by means of a Master Ballot shall be applied against the positions held by such Nominee Subordinated Noteholder as evidenced by the list of record holders compiled as of the Record Holder Date, provided, however, that votes submitted by a Nominee Subordinated Noteholder on a Master Ballot shall not be counted in excess of the position maintained by such Nominee Subordinated Noteholder as of the Record Holder Date;

                           c. to the extent that there are over-votes submitted by a Nominee Subordinated Noteholder on a Master Ballot, votes to accept and to reject a particular Plan shall be applied by the Balloting Agent in the same proportion as the votes to accept or reject such Plan submitted on the Master Ballot that contains the over-vote, but only to the extent of the position maintained by such Nominee Subordinated Noteholder as of the Record Holder Date;

                           d, multiple Master Ballots may be completed by a single Nominee Subordinated Noteholder and delivered to the Balloting Agent and such votes will be counted, except to the extent that such votes are inconsistent with or are duplicative of other Master Ballots, in which case the latest dated Master Ballot received before the Voting Deadline will supersede and revoke any prior Master Ballot; and

                           e. each Beneficial Subordinated Noteholder shall be deemed to have voted the full amount of its claim.

                     27. With respect to the tabulation of ballots cast by Beneficial Stockholders:

                           a. all Nominee Stockholders to which Beneficial Stockholders return their Individual Ballots shall summarize on the Master Ballot all Individual Ballots cast by the Beneficial Stockholders and return the Master Ballot to the Balloting Agent, provided, however, that each Nominee Stockholder shall be required to retain the Individual Ballots cast by the respective Beneficial Stockholders for inspection for one year following submission ora Master Ballot;

                           b. votes cast by the Beneficial Stockholders through a Nominee Stockholder by means of a Master Ballot shall be applied against the positions held by such Nominee Stockholder as evidenced by the list of record holders compiled as of the Record Holder Date, provided, however, that votes submitted by a Nominee Stockholder on a Master Ballot shall not be counted in excess of the position maintained by such Nominee Stockholder as of the Record Holder Date;

                           c. to the extent that there are over-votes submitted by a Nominee Stockholder on a Master Ballot, votes to accept and to reject a particular Plan shall be applied by the Balloting Agent in the same proportion as the votes to accept or reject such Plan submitted on the Master Ballot that contains the over-vote, but only to the extent of the position maintained by such Nominee Stockholder as of the Record Holder Date;

                           d. multiple Master Ballots may be completed by a single Nominee Stockholder and delivered to the Balloting Agent and such votes will be counted, except to the extent that such votes are inconsistent with or are duplicative of other Master Ballots, in which case the latest dated Master Ballot received before the Voting Deadline will supersede and revoke any prior Master Ballot; and

                           e. each Beneficial Stockholder shall be deemed to have voted the full amount of its interests.

                     28. The hearing on confirmation of the Debtors' Plan and the Equity Committee's Plan is scheduled for August 15, 2000 at 9:30 a.m. Eastern Time, at the Bankruptcy CouP, Marine Midland Plaza, 824 North Market Street, Sixth Floor, Wilmington, Delaware.

This hearing may be adjourned from time to time without further notice other than an announcernent of the adjourned date(s) at said heating and at any adjourned hearing(s).

                     29. Any objection to confirmation of either of the Plans must be filed with the Clerk of the Bankruptcy Court, together with proof of service, no later than 4:00 o'clock p.m., Eastern Time, on August 9, 2000, and must be served on each of the persons listed on Exhibit H attached hereto so as to be receix(ed by them no later than 4:00 p.m., Eastern Time, on August 9, 2000. Any objection to confirmation of the either of the Plans must be in writing and (a) must state the name and address of the objecting party and the amount of its claims or the nature of its interest and (b) must state, with particularity, the nature of its objection. Any confirmation objection not filed and served as set forth herein shah be deemed waived and shall not be considered by the Bankruptcy Court.

Dated: Wilmington, Delaware

             July 10
       --------------------, 2000



                                               ------------------------------
                                               UNITED STATES BANKRUPTCY JUDGE

                                    EXHIBIT A

                                TABLE OF CONTENTS

                                                                                                      PAGE
I.       INTRODUCTION...................................................................................1

II.      OVERVIEW OF PLAN...............................................................................4

         A.       Description of Property to be Distributed Under the Plan..............................4

         B.       Summary of Classification and Treatment of Claims and Equity Interests Under the Plan.5

III.     GENERAL INFORMATION...........................................................................12

         A.       The Debtors' Business................................................................12

         B.       Organizational Structure of the Debtors..............................................12

         C.       Description of Business..............................................................14

                  1.       Loan Servicing..............................................................14

                  2.       Origination Network.........................................................14

                  3.       Underwriting................................................................15

                  4.       Loan Sales and Securitizations..............................................15

                  5.       Other Operations............................................................16

         D.       Significant Prepetition Indebtedness.................................................16

         E.       Capital Stock........................................................................17

         F.       Management and Employees.............................................................17

         G.       D&O Liability Insurance..............................................................18

         H.       Additional Information...............................................................18

IV.      THE DEBTORS' CHAPTER 11 CASES.................................................................18

         A.       Events Preceding the Filing of the Chapter 11........................................18

                  1.       The Beginning of a Severe Liquidity Crisis..................................18

                  2.       Transition from Securitization to Whole-Loan Sales..........................19

                  3.       Problems with Credit Facilities.............................................19

         B.       Events During the Chapter 11 Case....................................................20

                  1.       Administration of the Chapter 11 Case.......................................20

                  2.       Creditors' Committee/Equity Committee.......................................22

                  3.       Disposition of Assets.......................................................22

                  4.       Assumption/Rejection of Contracts and Leases................................32

                  5.       Pending Litigation and Automatic Stay.......................................33

                  6.       Claims Process..............................................................40

                  7.       Exclusive Plan Proposal and Acceptance Rights...............................45

         C.       Cash, Accounting and Operating Issues................................................46

                  1.       Cash........................................................................46

                  2.       Accounting and Reporting....................................................46


                                       i

                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                                                      PAGE
                  3.       Operating Issues............................................................47

V.       THE PLAN OF REORGANIZATION....................................................................49

         A.       Rationale Underlying Plan Treatments of Claims.......................................49

         B.       Settlement of the Bank Claims and Related InterCreditor Issues.......................50

                  1.       The Fraudulent Conveyance Issue.............................................51

                  2.       Substantive Consolidation...................................................51

                  3.       InterCompany Fraudulent Transfer Claims.....................................53

         C.       Determination of Amounts Allocated to General Unsecured Claims.......................53

                  1.       Rationale...................................................................53

                  2.       Allocation of Distributions to General Unsecured Claims.....................53

         D.       Classification and Treatment of Claims and Equity Interests Under the Plan...........55

                  1.       Classification..............................................................55

                  2.       Administrative Expense Claims...............................................56

                  3.       Professional Compensation and Reimbursement Claims..........................56

                  4.       Priority Tax Claims.........................................................57

                  5.       Priority Non-Tax Claims (Class 1) - Unimpaired..............................57

                  6.       Secured Claims (Class 2) - Unimpaired.......................................58

                  7.       Bank Claims (Class 3) - Impaired............................................59

                  8.       Senior Note Claims (Class 4) - Impaired.....................................59

                  9.       General Unsecured Claims (Class 5) - Impaired...............................61

                  10.      Convenience Claims (Class 6) - Impaired.....................................62

                  11.      Subordinated Debenture Claims (Class 7) - Impaired..........................62

                  12.      Subordinated Penalty Claims (Class 8) - Impaired............................63

                  13.      Pride Equity Interests (Class 9) - Impaired.................................64

                  14.      Statutorily Subordinated Claims (Class 10A) - Impaired......................64

                  15.      United Companies Common Equity Interests (Class 10B) - Impaired.............65

                  16.      Adobe Common Equity Interests (Class 11) - Impaired.........................66

                  17.      Adobe Financial Common Equity Interests (Class 12) - Impaired...............66

                  18.      Ginger Mae Common Equity Interests (Class 13) - Impaired....................66

                  19.      Gopher Equity Common Equity Interests (Class 14) - Impaired.................67

                  20.      Pelican Common Equity Interests (Class 15) - Impaired.......................67

                  21.      Southern Mortgage Common Equity Interests (Class 16) - Impaired.............67

                  22.      Unicor Common Equity Interests (Class 17) - Impaired........................68

                  23.      United Funding Common Equity Interests (Class 18) - Impaired................68


                                       ii

                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                                                      PAGE
                  24.      United Lending Corp. Common Equity Interests (Class 19) - Impaired..........68

                  25.      United Companies Lending Group Common Equity Interests (Class 20) - Impaired69

                  26.      United Credit Card Common Equity Interests (Class 21) - Impaired............69

         E.       Reorganized UC Matters...............................................................69

                  1.       Board of Directors of Reorganized UC........................................69

                  2.       Amended Articles of Incorporation and By-Laws...............................69

                  3.       Corporate Action............................................................69

                  4.       Management..................................................................70

         F.       Securities to Be Issued Pursuant to Plan.............................................72

                  1.       Reorganized UC Common Stock.................................................72

                  2.       Securities Law Matters......................................................72

         G.       Provisions Governing Litigation Trust................................................73

                  1.       Purpose of Litigation Trust.................................................73

                  2.       Establishment of Litigation Trust...........................................73

                  3.       Initial Funding of Litigation Trust.........................................74

                  4.       Governance and Administration...............................................74

                  5.       Transfer of Assets..........................................................74

                  6.       Issuance of Litigation Trust Interests......................................74

                  7.       Rights and Powers of Litigation Trustee.....................................75

                  8.       Distributions on Account of Litigation Trust Interests......................75

                  9.       Escrow for Disputed Claims and Disputed Equity Interests....................75

                  10.      Termination of Litigation Trust.............................................76

                  11.      Complete Terms and Provisions...............................................76

         H.       Pursuit of Other Litigation Rights by Reorganized UC.................................76

                  1.       Prosecution of Claims.......................................................76

                  2.       Net Payment by Defendants...................................................76

                  3.       Injunction Escrow for Disputed Claims and Disputed Equity Interest..........77

         I.       Roles of Plan Administrator and Disbursing Agent.....................................77

                  1.       Plan Administrator..........................................................77

                  2.       Disbursing Agent............................................................78

         J.       Summary of Other Provisions of the Plan..............................................78

                  1.       Conditions Precedent to the Effective Date of the Plan; Alternative
                           Implementation Provisions...................................................78

                  2.       Executory Contracts and Unexpired Leases....................................80

                                      iii

                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                                                      PAGE
                  3.       Provisions Governing Distributions..........................................81

                  4.       Treatment of Disputed Claims or Disputed Equity Interests...................83

                  5.       Committees..................................................................84

                  6.       Effect of Confirmation......................................................85

                  7.       Retention of Jurisdiction...................................................87

                  8.       Modification; Revocation or Withdrawal of Plan..............................88

                  9.       Supplemental Documents......................................................88

VI.      CERTAIN FACTORS TO BE CONSIDERED..............................................................89

         A.       Variances from Projections...........................................................89

         B.       Litigation...........................................................................89

         C.       Governmental Regulations.............................................................89

         D.       Certain Tax Matters..................................................................90

VII.     VOTING PROCEDURES AND REQUIREMENTS............................................................90

         B.       Parties in Interest Entitled to Vote.................................................90

         C.       Classes Impaired and Entitled to Vote Under the Plan.................................91

         D.       Vote Required for Acceptance by Classes of Claims and Equity Interests...............91

VIII.    CONFIRMATION OF THE PLAN......................................................................92

         A.       Confirmation Hearing.................................................................92

         B.       Requirements for Confirmation of the Plan............................................92

                  1.       Acceptance..................................................................92

                  2.       Fair and Equitable Test.....................................................93

                  3.       Feasibility.................................................................94

                  4.       "Best Interests" Test.......................................................94

IX.      PROJECTED CONFIRMATION VALUES.................................................................96

         A.       Introduction.........................................................................96

                  1.       Purpose of the Projections..................................................96

X.       FINANCIAL INFORMATION.........................................................................97

         A.       General..............................................................................97

         B.       Management's Discussion..............................................................97

XI.      ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN....................................100

         A.       Liquidation Under Chapter 7.........................................................100

         B.       Alternative Plan of Reorganization..................................................100

XII.     CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN..........................................101

         A.       Introduction........................................................................101


                                       iv

                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                                                      PAGE
         B.       Consequences to Debtors.............................................................102

                  1.       Discharge of Indebtedness..................................................102

                  2.       Attribute Reduction........................................................102

                  3.       Utilization of Net Operating Loss Carryovers...............................102

                  4.       Alternative Minimum Tax....................................................103

         C.       Consequences to Holders of Claims and Equity Interests..............................103

                  1.       Holders of Administrative Expense Claims (Unclassified), Professional
                           Compensation and Reimbursement Claims (Unclassified), and Priority Non-Tax
                           Claims (Class 1)...........................................................103

                  2.       Holders of Secured Claims (Class 2), General Unsecured Claims (Class 5) and
                           Convenience Claims (Class 6)...............................................103

                  3.       Holders of Bank Claims (Class 3) and Senior Note Claims (Class 4)..........103

                  4.       Subordinated Debenture Claims (Class 7), Subordinated Penalty Claims (Class
                           8), Pride Equity Interests (Class 9), Statutorily Subordinated Claims (Class
                           10A) and United Companies Common Equity Interests (Class 10B)..............104

                  5.       Distributions in Discharge of Accrued Unpaid Interest......................104

                  6.       Transfer of Assets to Litigation Trust.....................................104

                  7.       Information Reporting and Withholding......................................105

         D.       Tax Treatment of the Litigation Trust...............................................105

                  1.       Classification of Litigation Trust.........................................105

                  2.       Tax Reporting..............................................................105

                  3.       Allocation of Taxable Income and Loss......................................106

                  4.       Escrow.....................................................................106

XIII.    CONCLUSION AND RECOMMENDATION................................................................108


EXHIBITS

EXHIBIT A    -        Plan of Reorganization
EXHIBIT B    -        Disclosure Order
EXHIBIT C    -        Liquidation Analysis
EXHIBIT D    -        Projected Confirmation Values
EXHIBIT E    -        First and Second Reorganization Scenarios

EXHIBIT F    -        Comparison of Alternatives
EXHIBIT G    -        Current Report on Form 8-K Dated September 3, 1999

                         UNITED STATES BANKRUPTCY COURT

                              DISTRICT OF DELAWARE

------------------------------------------x
In re:                                    :
                                          :        Chapter 11
UNITED COMPANIES FINANCIAL                :
CORPORATION, ET AL.,                      :        Case Nos.  99-450 (MFW)
                                          :        through 99461 (MFW)
                  Debtors.                :
------------------------------------------x        Jointly Administered








                  DISCLOSURE STATEMENT FOR SECOND AMENDED PLAN
                    OF REORGANIZATION FOR DEBTORS PURSUANT TO
       CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE, DATED JULY 7, 2000







WEIL, GOTSHAL & MANGES LLP                     RICHARDS, LAYTON & FINGER, P.A.
767 Fifth Avenue                               One Rodney Square
New York, New York 10153                       Wilmington, Delaware 19899
Attorneys for Debtors and                      Attorneys for Debtors and
   Debtors in Possession                         Debtors in Possession

                                       I.

                                  INTRODUCTION

                  United Companies Financial Corporation ("United Companies") and certain of its direct and indirect subsidiaries, as debtors and debtors, in possession (collectively, the "Debtors"), submit this Disclosure Statement, dated July 7, 2000 (the "Disclosure Statement"), in connection with the solicitation of acceptances and rejections with respect to the Second Amended Plan of Reorganization for Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code, dated July 7, 2000 (the "Plan or "Debtors' Plan"), a copy of which is annexed hereto as Exhibit "A". Capitalized terms used and not otherwise defined herein shall have the same meanings ascribed to them in the Plan.

                  The purpose of this Disclosure Statement is to set forth information (1) regarding the history of the Debtors, their businesses, and the Chapter 11 Cases, (2) concerning the Plan and alternatives to the Plan, (3) advising the holders of Claims and Equity Interests of their rights under the Plan, (4) assisting the holders of Claims and Equity Interests in making an informed judgment regarding whether they should vote to accept or reject the Plan, and (5) assisting the Bankruptcy Court in determining whether the Plan complies with the provisions of chapter 11 of the Bankruptcy Code and should be confirmed.

                  By order, dated July 10, 2000 (the "Disclosure Order"), a copy of which is annexed hereto as Exhibit "B", the Bankruptcy Court approved this Disclosure Statement, in accordance with section 1125 of the Bankruptcy Code, as containing "adequate information' to enable a hypothetical, reasonable investor typical of holders of Claims against, or Equity Interests in, the Debtors to make an informed judgment as to whether to accept or reject the Plan, and authorized its use in connection with the solicitation of votes with respect to the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN. No solicitation of votes may be made except pursuant to this Disclosure Statement and section 1125 of the Bankruptcy Code. In voting on the Plan, holders of Claims and Equity Interests should not rely on any information relating to the Debtors and their businesses, other than that contained in this Disclosure Statement, the Plan and all exhibits hereto and thereto.

                  THE BANKRUPTCY COURT HAS ALSO APPROVED THE AMENDED DISCLOSURE STATEMENT TO ACCOMPANY THE PLAN OF REORGANIZATION OF THE OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS OF UNITED COMPANIES FINANCIAL CORPORATION, DATED JULY 10, 2000 (THE "EQUITY COMMITTEE DISCLOSURE STATEMENT"), FOR THE DISTRIBUTION TO HOLDERS OF CLAIMS AND EQUITY INTERESTS.

                  THIS DISCLOSURE STATEMENT IS NOT INTENDED TO REPLACE A CAREFUL AND DETAILED REVIEW AND ANALYSIS OF THE PLAN BY EACH HOLDER OF A CLAIM OR EQUITY INTEREST. THE DISCLOSURE STATEMENT IS INTENDED TO AID AND SUPPLEMENT THAT REVIEW. THE DESCRIPTION OF THE PLAN IS A SUMMARY ONLY. HOLDERS OF CLAIMS AND EQUITY INTERESTS AND OTHER PARTIES IN INTEREST ARE CAUTIONED TO REVIEW THE PLAN AND ANY RELATED ATTACHMENTS FOR A FULL UNDERSTANDING OF THE PLAN'S PROVISIONS. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN.

                  THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

                  Pursuant to the provisions of the Bankruptcy Code, only classes of claims or equity interests which are (i) "impaired" by a plan of reorganization and (ii) entitled to receive a distribution under such a plan are entitled to vote on the plan. In this case, only Claims and Equity Interests in Classes 3, 4, 5, 6, 7, 8, 9 and 10 are impaired by and entitled to receive a distribution under the Plan, and the holders of Claims in those Classes are the only Entities entitled to vote to accept or reject the Plan. Classes 11, 12, 13, 14, 15, 16, 17, 18, 19, 20 and 21 will receive no distribution and are deemed to have rejected the Plan. Claims in Classes 1 and 2 are unimpaired by the Plan, and the holders thereof are conclusively presumed to have accepted the Plan.

                  THE RECORD DATE FOR DETERMINING THE HOLDERS OF CERTAIN CLAIMS OR EQUITY INTERESTS THAT MAY VOTE ON THE PLAN IS June 30, 2000 (the "Voting Record Date").

                  If you are entitled to vote to accept or reject the Plan, accompanying this Disclosure Statement should be a ballot ("Ballot") for casting your vote(s) on the Plan and a pre-addressed envelope for the return of the Ballot. BALLOTS FOR ACCEPTANCE OR REJECTION OF THE PLAN ARE BEING PROVIDED ONLY TO HOLDERS OF CLAIMS AND EQUITY INTERESTS IN CLASSES 3, 4, 5, 6, 7, 8, 9 AND 10 BECAUSE THEY ARE THE ONLY HOLDERS OF CLAIMS OR EQUITY INTERESTS THAT MAY VOTE TO ACCEPT OR REJECT THE PLAN. If you are the holder of a Claim or Equity Interest in one of these Classes and did not receive a Ballot, received a damaged or illegible Ballot, or lost your Ballot, or if you are a party in interest and have any questions concerning the Disclosure Statement, any of the Exhibits hereto, Plan or the voting procedures in respect thereof, please call:

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, New York 10153
                           Attention:  Ms. Denise Sciabarassi
                           (212) 310-8000

                  PLEASE BE FURTHER ADVISED THAT THE EQUITY COMMITTEE HAS FILED THAT CERTAIN SECOND AMENDED PLAN OF REORGANIZATION OF THE OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS, DATED JULY 10, 2000 (THE "EQUITY COMMITTEE PLAN"), AND THE EQUITY COMMITTEE DISCLOSURE STATEMENT IN CONNECTION THEREWITH. BY ORDER, DATED JULY 10, 2000, THE BANKRUPTCY COURT APPROVED THE EQUITY COMMITTEE DISCLOSURE STATEMENT AS CONTAINING ADEQUATE INFORMATION IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125. PURSUANT TO SUCH ORDER, THE EQUITY COMMITTEE IS SOLICITING ACCEPTANCES AND REJECTIONS TO THE EQUITY COMMITTEE PLAN. IN THE EVENT THE EQUITY COMMITTEE'S PLAN IS CONFIRMED BY THE BANKRUPTCY COURT IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1129, THE DEBTORS' PLAN WILL BE OF NO FORCE AND EFFECT.

                  THE BOARD OF DIRECTORS OF THE DEBTORS HAS UNANIMOUSLY APPROVED THE TERMS OF THE DEBTORS' PLAN AND RECOMMENDS THAT THE DEBTORS' HOLDERS OF CLAIMS AND EQUITY INTERESTS IN ALL SOLICITED CLASSES VOTE TO ACCEPT THE DEBTORS' PLAN. THE NEGOTIATING COMMITTEE OF HOLDERS OF BANK CLAIMS AND OTHER BENEFICIAL INTEREST HOLDERS (HOLDING CLAIMS IN EXCESS OF FIFTY-TWO PERCENT (52%) OF BANK CLAIMS) AND THE UNOFFICIAL COMMITTEE OF HOLDERS OF SENIOR NOTE CLAIMS (HOLDING CLAIMS APPROXIMATING FIFTY-FOUR PERCENT (54%) OF SENIOR NOTE CLAIMS) RECOMMEND THAT THE HOLDERS OF CLAIMS AND EQUITY INTERESTS IN ALL SOLICITED CLASSES VOTE TO ACCEPT THE DEBTORS' PLAN AND VOTE TO REJECT THE EQUITY COMMITTEE PLAN PROPOSED AND CONTEMPORANEOUSLY DISTRIBUTED BY THE EQUITY COMMITTEE. THE CREDITORS'

COMMITTEE ALSO RECOMMENDS THAT THE HOLDERS OF CLAIMS AND EQUITY INTERESTS IN ALL SOLICITED CLASSES VOTE TO REJECT THE EQUITY COMMITTEE PLAN AND SUPPORTS APPROVAL AND CONSUMMATION OF THE SALE TRANSACTION.

                  After carefully reviewing this Disclosure Statement and the Exhibits attached hereto, please indicate your vote with respect to the Plan on the enclosed Ballot and return it in the envelope provided. Voting procedures and requirements are explained in greater detail elsewhere in this Disclosure Statement. PLEASE VOTE AND RETURN YOUR BALLOT TO:

                                    United Companies Balloting Agent
                                    c/o Logan & Company, Inc.
                                    546 Valley Road Upper
                                    Montclair, New Jersey 07043

IN ORDER TO BE COUNTED, BALLOTS MUST BE RECEIVED BY 4:00 P.M. (EASTERN TIME) ON AUGUST 10, 2000. ANY EXECUTED BALLOTS WHICH ARE TIMELY RECEIVED BUT WHICH DO NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

                  The Debtors believe that prompt confirmation and implementation of the Plan is in the best interests of the Debtors, all holders of Claims and Equity Interests, and the Debtors' chapter 11 estates.

                  In accordance with the Disclosure Order and section 1128 of the Bankruptcy Code, the Bankruptcy Court has fixed August 15, 2000, at 9:30 a.m. (Eastern Time), in the United States Court House, Sixth Floor, Courtroom of Bankruptcy Judge Mary F. Walrath, 824 North Market Street, Wilmington, Delaware 19801, as the date, time and place of the hearing to consider confirmation of the Plan, and August 9, 2000, as the last date for filing objections to confirmation of the Plan. The hearing on confirmation of the Plan may be adjourned from time to time without further notice except for the announcement of the adjourned date and time at the hearing on confirmation or any adjournment thereof.

                  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE BY THE DEBTORS AND THEIR PROFESSIONALS (WITHOUT INPUT FROM THE EQUITY COMMITTEE) AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED HEREIN, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT DOES NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE SUCH DATE. THIS DISCLOSURE STATEMENT HAS BEEN PREPARED BY THE DEBTORS. HOLDERS OF CLAIMS OR EQUITY INTERESTS ENTITLED TO VOTE SHOULD READ IT CAREFULLY AND IN ITS ENTIRETY, AND WHERE POSSIBLE, CONSULT WITH COUNSEL OR OTHER ADVISORS, PRIOR TO VOTING ON THE PLAN.

                  THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN, WHICH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PLAN, AND IF ANY INCONSISTENCY EXISTS BETWEEN THE TERMS AND PROVISIONS OF THE PLAN AND THIS DISCLOSURE STATEMENT, THE TERMS AND PROVISIONS OF THE PLAN ARE CONTROLLING. CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE FORWARD LOOKING PROJECTIONS AND FORECASTS, BASED UPON CERTAIN ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE

REFLECTIVE OF ACTUAL OUTCOMES.1 ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE SHOULD READ CAREFULLY AND CONSIDER FULLY ARTICLE VI BELOW, ENTITLED CERTAIN FACTORS TO BE CONSIDERED, BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

                  THE DEBTORS' PLAN IS BEING PROPOSED AS AN ALTERNATIVE TO CONFIRMATION OF THE EQUITY COMMITTEE PLAN, WHICH IS FULLY DESCRIBED IN THE EQUITY COMMITTEE DISCLOSURE STATEMENT.

                                      II.

                                OVERVIEW OF PLAN

                  The following is a brief overview of the material provisions of the Plan and is qualified in its entirety by reference to the full text of the Plan. For a more detailed description of the terms and provisions of the Plan, see Article V below, entitled, The Plan of Reorganization. The Plan is a plan of reorganization for the Debtors. The Plan represents the product of negotiations among the Debtors and key parties in interest.

                  The Plan provides for the classification and treatment of Claims against and Equity Interests in the Debtors. The Plan designates eight
(8) Classes of Claims and thirteen (13) Classes of Equity Interests, which classify all Claims against and interests in the Debtors. These classes take into account the differing nature and priority under the Bankruptcy Code of the various Claims and Equity Interests as well as the compromise and settlement referenced above. Please note that pursuant to the provisions of section 510(b) of the Bankruptcy Code, Statutorily Subordinated Claims are treated the same as Equity Interests under the Plan.

A.       DESCRIPTION OF PROPERTY TO BE DISTRIBUTED UNDER THE PLAN

                  The Plan requires that a Sale Transaction, or an Alternative Residual Sale Transaction, as the case may be, has occurred by the Effective Date. A Sale Transaction is a sale by the Debtors to a third party or parties, to be consummated on or before the Effective Date, either of (i) all of the Reorganized UC Common Stock issued pursuant to the Plan or (ii) all or substantially all of the assets of the Debtors or Reorganized Debtors, as the case may be. All remaining assets will be liquidated and the proceeds distributed pursuant to the Plan.

                  With certain exceptions, upon the Effective Date, the Plan provides for distribution of a combination of Cash and/or Litigation Trust Interests to holders of Claims entitled to distributions under the Plan.

                  Litigation Trust Interests consist of 10,000,000 beneficial interests, to be evidenced by certificates, in the Liquidation Trust which is a trust that will be responsible for liquidating, through prosecution, settlement or other disposition, those claims and causes of action of the Debtors, if any, arising from or related to the Debtors' financial statements and the accounting practices associated therewith.

----------
1 This Disclosure Statement may not be relied upon by any persons for any purpose other than by holders of Claims and Equity Interests entitled to vote for the purpose of determining whether to vote to accept or reject the Plan, and nothing contained herein shall constitute an admission of any fact or liability by any party, or be admissible in any proceeding involving the Debtors or any other party, or be deemed conclusive evidence of the tax or other legal effects of the reorganization on the Debtors or on holders of Claims or Equity Interests.

                  PURSUANT TO THE PLAN, ALL EXISTING EQUITY INTERESTS IN UNITED COMPANIES (INCLUDING ALL ISSUED AND OUTSTANDING PREFERRED AND COMMON STOCK) WILL BE EXTINGUISHED AND CANCELLED.

B. SUMMARY OF CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN

         The following chart2 summarizes distributions to holders of Allowed Claims and Allowed Equity Interests under the Plan. The recoveries set forth below are projected recoveries based upon assumptions described in Article IX below, entitled Projected Confirmation Values, and may change based upon changes in Allowed Claims and proceeds available.

                                                 Estimated          Estimated        Estimated         Litigation
                                                  Allowed             Cash           % of Cash            Trust
                                                  Amount          Distribution      Distribution        Interests
                                             ----------------  ----------------  ----------------  -----------------
                                                               (Amounts in thousands of dollars)
Reserve for Claims(3).....................        100,000            35,000            Various
Reserve for Wind-down Expenses............         15,000            15,000            100.0%
Cash Distributed at Confirmation..........         27,000            27,000            100.0%
                                             ----------------  ----------------
         Subtotal.........................        142,000            77,000

Bank Claims (Class 3).....................        857,896           662,417             77.21%4       5,851,620
Senior Note Claims (Class 4)..............        238,900           111,340             46.61%4         992,380
General Unsecured Claims (Class 5)(3).....         25,000             8,000             32.0%           156,000
Convenience Claims (Class 6)..............            243               243            100.0%
Subordinated Debt (Class 7)...............        159,190                 0              0.0%         2,000,000
                                                                                                   (if plan
                                                                                                   accepted by
                                                                                                   class)

Subordinated Penalties (Class 8)(5).......                                0              0.0%      Pro Rata Share
                                                                                                   of Litigation
                                                                                                   Trust Interests
                                                                                                   after payment in
                                                                                                   full of Allowed
                                                                                                   Claims (other
                                                                                                   than
                                                                                                   postpetition
                                                                                                   interest).
----------
2 This chart is only a summary of the classification and treatment of Claims and
Equity Interests under the Plan. Reference should be made to the entire
Disclosure Statement and the Plan for a complete description of the classification and treatment of Claims and Equity Interests.

3 The Reserve for Claims covers, in addition to Priority, Tax and Administrative
Claims, certain contingent and unliquidated unsecured Claims (not covered in the $25,000,000.00 estimate for General Unsecured Claims).

4 These percentages are subject to reduction after allocation of fees and expenses of approximately $4,000,000 under the terms of the compromise and settlement described in section V below.

5 Holders of Allowed Subordinated Penalty Claims, if any, are entitled to receive their Pro Rata Share of Litigation Trust Interests deemed redistributed after all other Allowed Claims are paid in full (other than with respect to the payment of postpetition interest).

                                       5

Equity Interests and Statutorily                                                                   1,000,000
   Subordinated Claims (Classes 9, 10A and                                                         (if plan
   10B)  ........................................                         0              0.0%      accepted by
                                                                                                   class and senior
                                                                                                   classes)
         Subtotal...............................1,241,229           782,000
Total Cash......................................1,413,229           859,000
Claims Assumed by Buyer..........................  60,000            60,000            100.0%
         Total..................................1,473,229           919,000

                  In addition, as discussed in more detail below, the Plan provides generally for payment in full, in Cash, of all Allowed Administrative Expense Claims, Allowed Professional Compensation and Reimbursement Claims, Allowed Priority Tax Claims and Allowed Priority Non-Tax Claims. Allowed Secured Claims in Class 2 are unimpaired and are entitled to one of several described unimpaired treatments, at the option of the Debtors. Holders of Convenience Claims in Class 6 are entitled to payment in full of their Allowed Claims, in amounts not exceeding $1,000 each. Holders of General Unsecured Claims with Allowed Claims exceeding $1,000 may elect to reduce their claims to $1,000 and receive such amount as a holder of a Class 6 Convenience Claim as an alternative to the treatment provided for Class 5 General Unsecured Claims. Provided that such Classes (and, in some instances, senior Classes) vote to accept the Plan, holders of Subordinated Debenture Claims (Class 7), Subordinated Penalty Claims (Class 8), Pride Equity Interests (Class 9), Statutorily Subordinated Claims (Class 9A) and United Companies Common Equity Interests (Class 9B) shall receive only Litigation Trust Interests under the Plan.6 Common Equity Interests in Classes 11 through 21 are impaired, and such interests will be either cancelled or transferred under the Plan. Specific Plan treatments are summarized below.



----------
6 Such Classes may receive redistributed Litigation Interests, pursuant to the Contingent Distribution/Limitation on Recovery provisions of the Debtors' Plan, where notwithstanding anything contained herein or in the Plan to the contrary, in the event that (a) Litigation Trust Interests are deemed redistributed to a holder of an Allowed Claim in accordance with the provisions of the Plan and (b) the sum of the distributions from the Litigation Trust to such holder are equal to one hundred percent (100%) of such holder's Allowed Claim, then the Litigation Trust Interests distributable to such holder shall be deemed redistributed to holders of Allowed Claims and Equity Interests in accordance with the provisions of section 32.12 of the Plan and the documents, instruments and agreements governing such Claims and Equity Interests, including, without limitation, the contractual subordination provisions set forth therein, and the Bankruptcy Code. In this context, upon payment in full of Allowed Bank Claims and Allowed Senior Note Claims, distributions on account of redistributed Litigation Trust Interests to Allowed Subordinated Debenture Claims may commence even though Allowed General Unsecured Claims may not have been paid in full. However, distributions to holders of Allowed General Unsecured Claims would remain unaffected.

                                                                         Estimated                Estimated
                                                                      Aggregate Amount       Percentage Recovery of
                                         Treatment of                of Allowed Claims          Allowed Claims
  Class      Claim/Interest             Claim/Interest                 or Interests              or Interests
  -----      --------------             --------------                 ------------              ------------
           Administrative      Payment (a) in full, in Cash,              $16,840,000               100.0%
           Expense Claims      on the Effective Date or (b) on
                               such other terms to which the parties agree;
                               provided, however, that Administrative Expense
                               Claims representing liabilities or obligations
                               incurred or assumed by the Debtors in the
                               ordinary course of business or liabilities
                               arising under loans made or advances extended to
                               the Debtors, whether or not in the ordinary
                               course of business, shall be assumed and paid by
                               Reorganized UC in accordance with the terms and
                               conditions of the particular transaction and any
                               agreements relating thereto.

           Professional        Payment in full, in Cash, (a)             $10,160,000(7)             100.0%
           Compensation and    on the later of the Effective
           Reimbursement       Date and the date upon which
           Claims              the Bankruptcy Court order allowing such Claim
                               becomes a Final Order, or (b) upon such other
                               terms as may be mutually agreed upon between the
                               holder of such Claim and the Debtors.

           Priority Tax        At the option of Reorganized                $6,000,000               100.00%
           Claims              UC, payment (a) in full, in
                               Cash, on the Effective Date, (b) in accordance
                               with section 1129(a)(9)(c) of the Bankruptcy Code
                               or (c) by mutual agreement of the holder of such
                               Claim and Reorganized UC.


----------
7 Inclusive of projected amounts of compensation and reimbursement of expenses of professionals to be awarded by the Bankruptcy Court.

                                       7

                                                                         Estimated                Estimated
                                                                      Aggregate Amount       Percentage Recovery of
                                         Treatment of                of Allowed Claims          Allowed Claims
  Class      Claim/Interest             Claim/Interest                 or Interests              or Interests
  -----      --------------             --------------                 ------------              ------------
1          Priority Non-Tax    Unimpaired.  Unless otherwise                      $ 0               100.0%
           Claims              agreed upon by the holder of
                               such Claim and Reorganized UC, payment in full,
                               in Cash, upon the later of the Effective Date and
                               the date on which such Claim becomes an Allowed
                               Claim.

2          Secured Claims      Unimpaired.  Each holder shall                     $ 0               100%
                               receive, at the election of the
                               Debtors, either (a) payment in
                               full in Cash, (b) the proceeds
                               from the sale or other
                               disposition of the collateral,
                               (c) surrender of the
                               collateral, or (d) such other
                               distribution as necessary to
                               satisfy the Bankruptcy Code.

3          Bank Claims         Impaired.  On the Effective               $857,896,205                77.21%
                               Date, each holder shall receive
                               its Pro Rata Share of:  (a) the
                               Bank Cash Amount and (b)
                               Litigation Trust Interests
                               equal to the Bank Interest
                               Amount.

4          Senior Note Claims  Impaired.  On the Effective               $238,900,000                46.61%
                               Date, each holder shall receive
                               its Pro Rata Share of:  (a) the
                               Senior Note Cash and (b) Litigation Trust
                               Interests equal to the Senior Note Interest
                               Amount.

5          General  Unsecured  Impaired.  On the Effective                $25,000,000                32.0%
           Claims              Date, each holder shall receive
                               its Pro Rata Share of:  (a) the
                               General Unsecured Cash Amount
                               and (b) Litigation Trust
                               interests equal to the General
                               Unsecured Interest Amount.
                               Alternatively, any such Claim
                               in excess of $1,000 that is
                               voluntarily reduced in amount
                               to $1,000 shall be paid $1,000
                               in cash.


                                       8

                                                                         Estimated                Estimated
                                                                      Aggregate Amount       Percentage Recovery of
                                         Treatment of                of Allowed Claims          Allowed Claims
  Class      Claim/Interest             Claim/Interest                 or Interests              or Interests
  -----      --------------             --------------                 ------------              ------------
6          Convenience Claims  Impaired.  Payment on the                     $243,000               100.0%
                               Effective Date of Cash in an
                               amount equal to 100% of such
                               Claim.

7          Subordinated        Impaired.  Holders shall                  $159,190,000                 0.0%
           Debenture Claims    receive Pro Rata Share of
                               2,000,000 Litigation Trust
                               Interests if class accepts
                               plan; otherwise, no
                               distributions.*

8          Subordinated        Impaired.  Holders shall                                               0.0%
           Penalty             Claims receive Pro Rata Share of Litigation Trust
                               Interests deemed distributed after payment in
                               full of all Allowed Claims (other than
                               postpetition interest).

9          Pride Equity        Impaired.  Upon conversion to                                          0.0%
           Interests           United Companies Common Equity
                               Interests, holders shall receive their Pro Rata
                               Share of the Equity Interest Percentage of
                               1,000,000 Litigation Trust Interests if class and
                               all senior classes accept plan; otherwise, no
                               distributions.*

----------
* Such Classes may receive redistributed Litigation Trust Interests, pursuant to the Contingent Distribution/Limitation on Recovery provisions of the Plan, in the event that (a) Litigation Trust Interests are deemed redistributed to a holder of an Allowed Claim or Allowed Equity Interest in accordance with the provisions of the Plan and (b) the sum of the distributions from the Litigation
Trust to such holder, together with any other distributions provided for in the
Plan, are equal to one hundred percent (100%) of such holder's Allowed Claim, then the Litigation Trust Interests distributable to such holder shall be deemed redistributed to holders of Allowed Claims and Equity Interests in accordance with the provisions of the documents, instruments and agreements governing such
Claims and Equity Interests, including, without limitation, the contractual subordination provisions set forth therein, and the Bankruptcy Code. In this context, upon payment in full of Allowed Bank Claims and Allowed Senior Note
Claims, distributions on account of redistributed Litigation Trust Interests to
Allowed Subordinated Debenture Claims may commence even though General Unsecured
Claims may not have been paid in full. However, distributions to holders of
Allowed General Unsecured Claims would remain unaffected.

                                       9

                                                                         Estimated                Estimated
                                                                      Aggregate Amount       Percentage Recovery of
                                         Treatment of                of Allowed Claims          Allowed Claims
  Class      Claim/Interest             Claim/Interest                 or Interests              or Interests
  -----      --------------             --------------                 ------------              ------------
10A        Statutorily         Impaired.  Holders shall                                               0.0%
           Subordinated        receive their Pro Rata Share of
           Claims              the Statutorily Subordinated
                               Claim Percentage of 1,000,000 Litigation Trust
                               Interests if class and all senior classes accept
                               plan; otherwise, no distributions.*

10B        United Companies    Impaired.  Holders shall                                               0.0%
           Common Equity       receive their Pro Rata Share of
           Interests           the Equity Interest Percentage
                               of 1,000,000 Litigation Trust Interests if class
                               and all senior classes accept plan; otherwise, no
                               distributions.*

11         Adobe Common        Impaired.  Equity Interests to                                         0.0%
           Equity Interests    be extinguished except in the
                               event of an Alternative Residual Sale Transaction
                               consummated through a stock purchase agreement.

12         Adobe Financial     Impaired.  Equity Interests to
           Common Equity       be extinguished except in the
           Interests           event of an Alternative Residual Sale Transaction
                               consummated through a stock purchase agreement.

13         Ginger Mae Common   Impaired.  Equity Interests to                                         0.0%
           Equity Interests    be extinguished.

14         Gopher Equity       Impaired.  Equity Interests to
           Common Equity       be extinguished except in the
           Interests           event of an Alternative Residual Sale Transaction
                               consummated through a stock purchase agreement.

15         Pelican Common      Impaired.  Equity Interests to                                         0.0%
           Equity Interests    be extinguished except in the
                               event of an Alternative Residual Sale Transaction
                               consummated through a stock purchase agreement.

                                       10

                                                                         Estimated                Estimated
                                                                      Aggregate Amount       Percentage Recovery of
                                         Treatment of                of Allowed Claims          Allowed Claims
  Class      Claim/Interest             Claim/Interest                 or Interests              or Interests
  -----      --------------             --------------                 ------------              ------------
16         Southern Mortgage   Impaired.  Equity Interests to
           Common Equity       be extinguished.
           Interests

17         Unicor Common       Impaired.  Equity Interests to                                         0.0%
           Equity Interests    be extinguished.

18         United Companies    Impaired.  Equity interest to                                          0.0%
           Funding Common      be extinguished.
           Equity Interests

19         United Companies    Impaired.  Equity interest to                                          0.0%
           Lending Corp.       be extinguished.8
           Common Equity
           Interests

20         United Companies    Impaired.  Equity interest to                                          0.0%
           Lending Group       be extinguished.
           Common Equity
           Interests

21         United Credit       Impaired.  Equity interest to                                          0.0%
           Card Common         be extinguished.
           Equity Interests

                  THE TREATMENT AND DISTRIBUTIONS PROVIDED TO HOLDERS OF ALLOWED CLAIMS AND ALLOWED EQUITY INTERESTS PURSUANT TO THE PLAN ARE IN FULL AND COMPLETE SATISFACTION OF THE ALLOWED CLAIMS AND ALLOWED EQUITY INTERESTS, AS THE CASE MAY BE, ON ACCOUNT OF WHICH SUCH TREATMENT IS GIVEN AND DISTRIBUTIONS ARE MADE.

----------
8 On the Effective Date, (a) all United Lending Corp. Common Equity Interests shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect and (b) the Plan Administrator shall administer the assets of such Entity in accordance with the provisions of Article XXXVI of the Plan; provided, however, that, in the event that an Alternative Residual Sale Transaction occurs through consummation of a stock purchase agreement at the discretion of the highest or best offeror, (1) the Equity Interests represented by United Lending Corp. Common Equity Interests shall be extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect and (2) the certificates representing Reorganized UC Lending Common Stock shall be issued to such higher or better offeror in accordance with the terms and conditions of the Alternative Residual Sale Agreement. It is also possible that, in the event of an Alternative Residual Sale Transaction through a stock purchase agreement, certificates representing Reorganized Designated Subsidiaries Common Stock may be issued to such higher or better offeror.

                                      III.

                               GENERAL INFORMATION

A.       THE DEBTORS' BUSINESS

                  The Debtors currently operate a specialty finance company that services a multi-billion dollar portfolio of non-traditional consumer loan products, consisting of home equity and manufactured housing loans.

                  Historically, the Debtors engaged in the origination, purchase, sale, and servicing of sub-prime, primarily first mortgage, non-conventional, home equity loans. The Debtors' loan products included fixed and adjustable rate and hybrid loans, equity loans and manufactured housing contracts. Sub-prime loans are loans that are made primarily to individuals who may not otherwise qualify for conventional loans that are readily marketable to government-sponsored mortgage agencies or conduits and available through most commercial banks and many other lending institutions. The Debtors funded their loan production primarily through borrowings under an $850 million revolving credit facility and warehouse financing facilities which provided interim funding of loan originations pending the sale of loans in public securitizations.

                  United Companies, the parent of the Debtors, and itself a Debtor, was incorporated in the State of Louisiana in 1946. Its principal offices are located in Baton Rouge, Louisiana. United Companies, through its direct and indirect subsidiaries, currently has approximately 450 employees, down from 1,965 employees as of the Petition Date.

B.       ORGANIZATIONAL STRUCTURE OF THE DEBTORS

                  Prior to the Petition Date, as of December 31, 1998, United Companies had thirty-five (35) direct and indirect subsidiaries in corporate and limited liability company form. Certain of the Debtors' subsidiaries are not or will no longer be operating businesses and may be either dissolved, liquidated or merged into the Debtors after the Effective Date.

                  The corporate structure of the Debtors and their non-debtor Affiliates is reflected below. Entities that are not Debtors are denoted by \/, and entities that have no current operations are denoted by [X]:

                  UNITED COMPANIES FINANCIAL CORPORATION

                  [X]UNITED COMPANIES LENDING GROUP, INC.

                           United Companies Lending Corporation(R)

                                    Pelican Mortgage Company, Inc.

                                            Adobe, Inc.

                                                     [X]Adobe Financial, Inc. I

                                    \/[X]United Companies Lending Corporation of
                                    Mississippi

                                    \/UCFC Acceptance Corporation

                                    \/[X]United Companies Mortgage of Tennessee,
                                    Inc.

                                    \/[X]United Companies Second Mortgage
                                    Corporation of Minnesota

                                    \/[X]United Companies Credit Life Insurance of Nevada Incorporated

                           [X]GINGER MAE(R), Inc.

                                    \/[X]Ginger Mae Second Mortgage, Inc. of
                                    Minnesota

                                    \/[X]GMS Mortgage, Inc.

                           [X]UNICOR Mortgage(R), Inc.

                                    \/[X]Unicor Second Mortgage, Inc. of
                                    Minnesota

                           [X]Southern Mortgage Acquisition, Inc.

                  UNITED COMPANIES FUNDING, INC.

                           \/UCFC Funding Corporation

                           \/[X]Significant Homes, Inc.

                           \/Gopher Funding, Inc.

                                    Gopher Equity, Inc. I

                  \/[X]FOSTER MORTGAGE CORPORATION

                  \/UNITED COMMUNICATIONS CORPORATION OF LOUISIANA, INC.

                           \/UC Communications, Inc.

                  \/[X]UNITED COMPANIES MANAGEMENT COMPANY, INC.

                  \/UNITED COMPANIES REALTY AND DEVELOPMENT, INC.

                           \/[X]Turner-United Partnership (50% Owned by Above Entity)

                  \/UNITED PLAN INSURANCE AGENCY, INC.

                  [X]UNITED CREDIT CARD, INC.

                           \/[X]United Credit Card Bank, N.A.

                  \/[X]UNITED COMPANIES REALTY ONE, L.L.C.

                  \/[X]TWO UNITED COMPANIES REALTY, L.L.C.

                  \/[X]UNITED COMPANIES REALTY THREE, L.L.C.

                  \/[X]UNITED COMPANIES REALTY ELEVEN, L.L.C.

                           \/UNITED COMPANIES REALTY TWELVE, L.L.C.

C.       DESCRIPTION OF BUSINESS

         1.       LOAN SERVICING

                  Historically, the Debtors have retained the right to service substantially all of the loans that they originated. The 1998-D home equity securitization was sold with servicing released to a third party. Revenues and ancillary fees received by the Debtors in respect of servicing loans generally equal annual rates of approximately 0.50% and 0.38%, respectively, of the principal amount of the loans. The following services are performed for investors to whom the Debtors have sold loans and for which the Debtors have retained servicing rights: investor reporting; collecting and remitting periodic principal and interest payments to investors; and performing other administrative services, including maintaining required escrow accounts for payment of real estate taxes and standard hazard insurance; determining the adequacy of standard hazard insurance; advising investors of delinquent loans; conducting foreclosure proceedings; inspecting and reporting on the physical condition of the properties securing the loans; and disposing of foreclosed properties. The Debtors are generally obligated to advance to the Trustee for the secondary market investors any interest that borrowers do not pay until satisfaction of the loan, liquidation of the property securing the loan, or charge off of the loan.

                  When collateral is liquidated the first net proceeds are used to reimburse the Debtors' service and interest advances. If the remaining net proceeds are insufficient to cover the unpaid principal balance of the loan, the deficit is paid to the Trust from the related reserve account. This reserve account constitutes a portion of the residual interest owned by the Debtors.

                  The Debtors have estimated expected losses from each Trust and the actual incurred losses resulting from the shortfall of collateral proceeds are deducted from the expected losses. If aggregate actual losses to a trust exceed expected losses, the value of the Debtor's residual interest is reduced. If actual losses are less, the value is increased.

                  When loans are charged off and no collateral proceeds are received, the loss equals the entire unpaid balance and the Debtors receive no recovery on their service or interest advances related to that loan.

                  As part of their servicing activities, the Debtors send to borrowers monthly statements that specify the fixed payment amount and due date in the case of fixed-rate loans and the adjusted payment amount and due date in the case of adjustable-rate loans and the late payment amount, if any.

                  The Debtors are required, under agreements related to the loan sales, to service the mortgage loans or manufactured housing contracts, as the case may be. Substantially all servicing activities are now centralized at the home office.

         2.       ORIGINATION NETWORK

                  The Debtors' lending activities were primarily conducted through the following origination channels, all of which are now closed or sold.

                  UC LENDING, as part of United Companies Lending Corporation, the Debtors' former retail lending operation, consisted of 191 offices in 38 states at year end 1998 compared to 221 offices in 42 states at year end 1997. During 1998, UC Lending originated $2.0 billion in home equity loans compared to $1.5 billion for 1997, representing a 33% increase. Loan originations in 1999 were $338.9 million. Subsequent to December 31, 1998, the Debtors closed 64 of UC Lending's branches. On April 16, 1999, the Bankruptcy Court authorized the Debtors to sell approximately 127 offices of their retail operations to Aegis Mortgage Corporation ("Aegis") for $3 million in cash plus additional consideration in the form of $7 million in operating expenses paid by Aegis. At the same time, the Bankruptcy Court authorized the Debtors to close their remaining offices. The sale transaction closed on June 1, 1999. Under the sale agreement, until Aegis obtained the necessary licenses, United Companies Lending Corp. was obligated to maintain certain loan origination operations for Aegis, subject to reimbursement of costs by Aegis. Aegis has obtained all its required licenses and United Companies Lending Corp. no longer maintains any operations for Aegis.

                  UNICOR, formerly one of the Debtors' wholesale lending operations, which acquired loans primarily from brokers and correspondents, produced $678.0 million in home equity loans in 1998 compared to $566.8 million for 1997. UNICOR's operations were closed in the fourth quarter of 1998.

                  GINGER MAE, another of the Debtors' former wholesale lending operations, which acquired loans primarily from financial institutions (banks, thrifts and credit unions), produced $332.4 million in home equity loans in 1998 compared to $211.4 million in 1997. Loan production during 1999 was $58.0 million. GINGER MAE's operations were closed in April 1999.

                  UC ACQUISITION, which purchased home equity loans in bulk, produced $261.3 million in home equity loans in 1998 compared to $540.2 million for 1997. As of December 31, 1998, UC Acquisition had ceased its purchasing activities.

                  UC FUNDING, the Debtors' manufactured housing lender, originated $433.5 million in manufactured housing chattel contracts in 1998, compared to $251.8 million in 1997. The manufactured housing unit originated loan products through dealers and directly to the consumer. UC Funding's lending operations were discontinued in the third quarter of 1998, and its servicing functions were moved from Minnesota to the home office in the second quarter of 1999. Loans of $1.1 million were funded during 1999 to complete commitments made in 1998.

         3.       UNDERWRITING

                  Although supervision of the Debtors' underwriting staff was centralized, each of the Debtors' origination channels for home equity loans had its own staff of underwriters. Regardless of the manner of origination, all home equity loans were underwritten (or, in the case of bulk purchases, were generally reunderwritten) prior to approval and funding, utilizing essentially similar underwriting guidelines. The underwriting guidelines generally were intended to assess both the prospective borrower's ability to repay the loan and the adequacy of the real property collateral for the loan. On a case-by-case basis, after review and approval by the Debtors' underwriters, home equity loans were made which varied from the underwriting guidelines. The underwriting functions ceased with the discontinuation of the loan origination businesses following the sales to Aegis.

         4.       LOAN SALES AND SECURITIZATIONS

                  In the past substantially all of the home equity loans and manufactured housing contracts originated or purchased by the Debtors were sold. From 1985 until December 31, 1998, the Debtors sold the home equity loans and manufactured housing contracts they originated in the secondary market. Initially, the transactions were with government-sponsored mortgage agencies or conduits. Subsequently, the sales occurred through private placement transactions with financial institutions and, beginning in the second quarter of 1993, the Debtors engaged in public securitization transactions based on registered offerings. Approximately $10.9 billion of asset-backed securities, backed primarily by first mortgage home equity loans originated or purchased by the Debtors through their origination channels, were publicly sold from 1993 through December 31, 1998.

                  The Debtors have been unable to sell loans in securitization transactions subsequent to December 1998. During 1999, private whole loan sale transactions were consummated which resulted in proceeds of approximately $32.8 million and $68.7 million, from home equity loans and manufactured housing loans, respectively. In addition, the Debtors sold $75 million of whole loans to Greenwich Capital under the DIP Loan Purchase Facility.

         5.       OTHER OPERATIONS

                  A non-Debtor subsidiary operates an insurance agency that sells homeowners' and other insurance to borrowers in the owned and serviced portfolio. In addition, a non-Debtor subsidiary engages in a telecommunications business which provides telephone service to the Debtors' home office and tenants in the office park in which the Debtors' home office is located. Although profitable, neither the homeowners' insurance nor the telecommunications business is material to the Debtors' operations.

D.       SIGNIFICANT PREPETITION INDEBTEDNESS

                  In May 1993, United Companies Lending Corporation entered into a Subordinated Debenture Agreement with United Companies Life Insurance Corporation ("UCLIC"), an affiliated company. The Series B subordinated debentures with a principal amount of $3,000,000 bear interest at 6.64% and Series C subordinated debentures with a principal amount of $4,000,000 bear interest at 7.18%. The debentures are subordinated to senior debt and guarantees of senior debt. UCLIC was sold to an outside party and ownership of the debt was transferred in the sale transaction.

                  In November 1994, United Companies publicly sold $125 million of 9.35% Notes with a maturity date in November 1999. In December 1996, United Companies publicly sold $100 million of its 7.7% Notes which mature in January 2004 (collectively, the "Senior Notes"). The Senior Notes provide for interest payable semiannually and are not redeemable prior to maturity. The terms of the Senior Notes provide that they rank on a parity with other unsecured and unsubordinated indebtedness of United Companies and have priority over the Subordinated Debenture Claims in Class 8. The Claims existing against the Debtors with respect to the Senior Notes are referred to in the Plan as Senior Note Claims.

                  In April 1997, United Companies entered into an $800 million senior unsecured revolving credit facility (the "Credit Facility"). Each of the other Debtors is a guarantor of all obligations owed under the Credit Facility. The Credit Facility was syndicated to a total of 22 participating lenders. In July 1998, the Credit Facility was increased to $850 million. The Debtors used a portion of the proceeds from this three-year credit facility to refinance existing debt and used the remaining proceeds for general corporate purposes, including interim funding of loan originations. The Credit Facility permitted a portion of the amount available to be used for the issuance of letters of credit for the Debtors' account. In connection with some securitization transactions, the Debtors deposited letters of credit in lien of depositing cash in the related reserve accounts. As of December 31, 1998, the aggregate principal amount of loans and letters of credit outstanding under the Credit Facility was $825 million and $25 million, respectively. As a result, at December 31, 1998, the commitment under the Credit Facility was fully utilized. The letters of credit were subsequently drawn, resulting in an aggregate principal amount outstanding as of the Petition Date of $850 million. The Claims existing against the Debtors with respect to the Credit Facility are referred to in the Plan as Bank Claims. The Debtors' books and records indicate that the Debt is $857,990,000 and the Bank Claims will be allowed in such amount.

                  In June 1997, United Companies publicly sold $150 million of its 8.375% Notes (the "Subordinated Notes"). The Subordinated Notes provide for interest payable semi-annually and are not redeemable prior to their maturity on July 1, 2005. The Subordinated Notes bear interest at 8.375% per annum and were issued at a discount from par. Such discount was being amortized using the effective interest method as an adjustment to the yield over the life of the Subordinated Notes, resulting in an effective interest rate on the Subordinated Notes of 8.48% per annum. The terms of the Subordinated Notes provide that they rank subordinate and junior in right of payment to the prior payment of all existing and future senior indebtedness of United Companies. The Claims existing against the Debtors with respect to the Subordinated Notes are referred to in the Plan as Subordinated Debenture Claims.

                  On February 3, 1999, the Debtors announced that they were experiencing difficulties in generating the liquidity necessary to maintain home equity loan production at levels contemplated by a restructuring plan announced dining the Fall of 1998. As a result of the financial condition of the Debtors at the time, there was no availability under warehouse facilities that it had with First Union National Bank ("First Union") and other lenders. As an interim measure, on February 5, 1999, the Company entered into a short term repurchase facility with First Union in the amount of $40 million, which was repaid in full on March 9, 1999, from proceeds of the Debtors' postpetition debtor in possession financing facility.

E.       CAPITAL STOCK

                  United Companies has authorization to issue up to 100,000,000 shares of its $2.00 par value common stock. There were 29,334,893 shares outstanding at December 31, 1999, excluding 1,180,117 treasury shares. United Companies also has authorization to issue 20,000,000 shares of preferred stock at $2.00 par value per share. 1,514,164 shares of 63/4% Preferred Redeemable Increased Dividend Equity Securities ("PRIDES"), Convertible Preferred Stock, $2.00 par value (the "PRIDES"), are currently issued and outstanding. Included in the authorized preferred stock are 1,000,000 shares of Series A Junior Participating preferred stock and 800,000 shares of Cumulative Convertible preferred stock, none of which is outstanding.

                  The terms of the PRIDES provide that they rank prior to United Companies' common stock as to payment of dividends and distribution of assets upon liquidation. Such terms also provide that the shares of PRIDES mandatorily converted into shares of common stock on July 1, 2000 (the "Mandatory Conversion Date") on a two share to one share basis (as adjusted for the 100% common stock dividend paid October 20, 1995), and that the shares of PRIDES were convertible into shares of common stock at the option of the holder at any time prior to the Mandatory Conversion Date on the basis of 1.652 shares of common stock for each share of PRIDES, in each case subject to adjustment in certain events. In addition, such terms provide that United Companies had the option to convert the shares of PRIDES, in whole or in part, on or after July 1, 1998, until the Mandatory Conversion Date, into shares of its common stock according to a specified formula.

                  During 1998, United Companies paid cash dividends on its common stock in the amount of $6.8 million, or $.24 per share. In addition, during 1998, United Companies paid cash dividends on its PRIDES in the amount of $4.2 million, or $2.2275 per share. In October 1998, the Company suspended indefinitely payment of future dividends on United Companies common and preferred stock. As of the Petition Date, United Companies had a dividend payable on its PRIDES of $1,230,894.

                  Prior to the Petition Date, United Companies' common stock and PRIDES had been listed for trading on the New York Stock Exchange ("NYSE") under the trading symbols "UC" and "UCPRI," respectively. On March 4, 1999, the NYSE suspended trading in such securities. Subsequently, upon application by the NYSE, the Securities and Exchange Commission delisted United Companies' securities. United Companies' common stock now trades under the symbol "UCFNQ", and the PRIDES trade under the symbol "UCFPQ", in the over-the-counter market.

                  The common stock of United Companies is subject to the provisions of the Plan relating to United Companies Common Equity Interests, and the PRIDES are subject to the provisions of the Plan relating to Pride Equity Interests.

F.       MANAGEMENT AND EMPLOYEES

                  The members of the Board of Directors of United Companies are James J. Bailey, III, Chairman, Gen. Robert H. Barrow, J. Terrell Brown, Jon R. Burke, Richard A. Campbell, Roy G. Kadair, M.D., O. Miles Pollard, Jr., Dale E. Redman and William H. Wright.

                  The senior management of United Companies are Lawrence J. Ramaekers, Chief Executive Officer and Chief Operating Officer; Rebecca A. Roof, Chief Financial Officer; Sherry E. Anderson, Senior Vice President and Secretary; Jesse O. Griffin, Senior Vice President; Paul E. Kirk, Senior Vice President; and Joel G. Swetnam, Senior Vice President. Members of middle management are Michael Barron, Vice President and General Counsel; Glenn

Eberhart, Vice President and Assistant Controller, Frank W. Foote, Vice President; Donald R. Marshall, Vice President; Mills Murrey, Vice President and Controller; Sheila C. Pecot, Vice President; Jim Pickett, Vice President; Keith Thibodeaux, Vice President; and Pamela H. Welch, Vice President.

                  As of the Petition Date, the Debtors had approximately 1,965 employees at their corporate headquarters, outside offices and various facilities. The Debtors currently employ approximately 450 employees. The reduction is due primarily to the sale of the Debtors' loan origination business and the discontinuation of other non-servicing operations. However, the Debtors have also trimmed their workforce for the purpose of reducing their overhead.

G.       D&O LIABILITY INSURANCE

                  The Debtors own a Directors and Officers and Company Reimbursement Indemnity Policy and three Excess Directors and Officers and Company Reimbursement Policies, issued by certain underwriters at Lloyds Underwriters at London and AIG Europe (UK) Ltd., covering claims in the aggregate amount of $50 million. The policies, subject to their terms, conditions and exclusions, provide certain coverage to the officers and directors of the Debtors and provide for certain reimbursement to the Debtors for indemnification of directors and officers for claims relating to the period covered. Under its articles of incorporation and bylaws, United Companies has indemnified officers and directors to the full extent permitted by Louisiana law.

H.       ADDITIONAL INFORMATION

                  Additional information concerning the Debtors and their Affiliates, and their business, financial condition and results of operations, is set forth in the Current Report on Form 8-K annexed hereto as Exhibit "G".

                                      IV.

                          THE DEBTORS' CHAPTER 11 CASES

A.       EVENTS PRECEDING THE FILING OF THE CHAPTER 11

                  As outlined below, certain events that occurred in the sub-prime lending market, specifically, and the capital markets, generally, prior to the Petition Date, had certain consequences which ultimately necessitated the implementation of a financial restructuring for the Debtors. These events culminated in a restructuring proposal, the filing for relief under chapter 11 of the Bankruptcy Code, and the Plan.

         1.       THE BEGINNING OF A SEVERE LIQUIDITY CRISIS

                  In July 1998, United Companies announced that its Board of Directors had determined, after a five-month analysis conducted with the assistance of an internationally recognized independent management consulting firm, to seek a strategic partnership in order to improve the Debtors' access to capital and, thereby, to enable continued growth. After such date, numerous parties expressed an interest in a strategic partnership with the Debtors, conducted due diligence and held discussions with management. This process was proceeding when, in the fourth quarter of 1998, the capital markets, in general, and the sub-prime lending market, in particular, experienced a severe liquidity crisis. This crisis limited the Debtors' access to the securitization markets and warehouse funding lines for working capital. The market for home equity loan-backed securities contracted partially as a result of a foreign economic crisis that curtailed investor (and financial guarantor) demand for securities backed by higher risk assets, such as sub-prime loans of the type originated by the Debtors. In addition, this disruption in the financial markets severely curtailed the Debtors' other traditional sources of financing. The Debtors did not receive an acceptable proposal from any potential strategic partner.

                  Due to the inability to locate a strategic partner, on October 28, 1998, the Debtors announced that they would implement a restructuring plan. Under the plan, the Debtors sold or closed their wholesale loan purchase, manufactured housing origination and credit card operations, which resulted in a significant reduction of personnel and overhead expenses of more than 30%. Nationwide, employee levels were reduced from approximately 3,350 to approximately 1,965 employees by the Petition Date. In addition, approximately $150 million of non-core assets were sold, including several United Companies' real estate investment properties. United Companies Lending Corporation closed approximately 32 underperforming retail locations. Furthermore, the payment of dividends on United Companies' Common and preferred stock was suspended indefinitely.

                  In December 1998, the Debtors retained Jay Alix & Associates ("JA&A") to provide consulting services and in February 1999, Deborah Hicks Midanek, then a principal of JA&A, was appointed Executive Vice President and Chief Restructuring Officer of United Companies. Ms. Midanek subsequently assumed the responsibilities of J. Terrell Brown, President and Chief Executive Officer, who, in February 1999, was granted a 90-day leave of absence and subsequently left the employ of United Companies. In September 1999, Ms. Midanek resigned for personal reasons. She was replaced as Chief Executive Officer by Lawrence J. Ramaekers, also a principal of JA&A, who was previously serving as Chief Operating Officer.

         2.       TRANSITION FROM SECURITIZATION TO WHOLE-LOAN SALES

                  In December 1998, the Debtors' sub-prime securitization business experienced several changes that adversely affected the viability of a continued securitization strategy. In connection with the Debtors' proposed home equity loan securitization transactions, the financial guarantors which had insured the asset backed securities on prior securitization transactions of the Debtors, demanded higher fees and, among other things, changes in the Debtors' servicing arrangements that would have substantially reduced the Debtors' servicing fee income. In response, the Debtors utilized an alternative credit enhancement method known as a "senior/subordinated" structure for their 1998 fourth-quarter securitizations. In this structure, the most senior certificates achieved enhanced credit ratings by allocating a greater share of collection and timing risk to subordinated certificates. Using this method, the Debtors securitized approximately $750 million in home equity loans in the 1998 fourth quarter, retaining $12 million in subordinated certificates, which were later sold in February 1999, for $9,861,000. However, the required over-collateralization of the fourth-quarter transactions was substantially higher than in prior securitization transactions. In early 1999, in response to these difficulties in securitizing their home equity loans, the Debtors terminated their securitization program and began attempting to sell the home equity loans on a "whole-loan" basis, in bulk, directly to buyers.

                  The Debtors experienced disappointing results from their efforts to consummate sales of whole loans. In order to improve their ability to make such sales, the Debtors changed their underwriting guidelines in early 1999, further centralized their underwriting operations, and modified their branch compensation system to provide incentives for the origination of loans that would conform to the new underwriting guidelines. The transition to whole loan sales proved difficult because whole loan buyers engage in more intensive scrutiny of underlying loan documentation than was the case in securitizations. Thus, whole loan sales proved to be more difficult to consummate.

         3.       PROBLEMS WITH CREDIT FACILITIES

                  By early January 1999, the Debtors had accumulated $250 million in cash. They intended to continue to finance their home equity loan origination activities, as in the past through warehouse facilities, under which funds would be advanced by warehouse lenders in anticipation of repayment from the proceeds of successful bulk sales of the loans. In late 1998 and early 1999, however, a combination of factors impeded the Debtors' success in this regard.

Changes in GAAP reporting standards, market changes, and operational difficulties, including those associated with the transition to "whole-loan" sales as opposed to securitizations, placed the Debtors in increasing danger of defaulting on financial covenants contained in their existing credit facilities. Unable to procure other credit facilities quickly, the Debtors faced a severe liquidity crisis.

                  By early February 1999, the Debtors had exhausted most of their accumulated $250 million, using that cash to fund operations and outstanding loan commitments. As noted above, the Credit Facility was fully drawn. Further, the Debtors were unable to obtain alternative long-term financing or find a strategic partner for their operations. Subsequently, as an interim measure, the Debtors obtained a short-term repurchase facility from First Union in the amount of $40 million. Shortly thereafter, the Debtors considered seeking the protection of the bankruptcy laws while they continued to pursue a sale or business combination or other reorganization strategy to address their liquidity needs. Thus, after exhausting, the emergency First Union facility and negotiating a debtor-in-possession lending facility with Greenwich Capital Financial Products, Inc. ("Greenwich") and CIT Group/Business Credit, Inc. ("CIT"), the Debtors filed these Chapter 11 Cases on the Petition Date.

B.       EVENTS DURING THE CHAPTER 11 CASE

         1.       ADMINISTRATION OF THE CHAPTER 11 CASE

                  Upon commencement of the Chapter 11 Cases, the Bankruptcy Court entered certain orders designed to minimize disruption of the Debtors' business operations and to facilitate their reorganization. Certain of these orders are described below.

                  o POSTPETITION CREDIT FACILITY AND POSTPETITION PURCHASE FACILITY. One of the principal objectives of the Chapter 11 Cases was to address the liquidity problems referred to above. In that connection, the Bankruptcy Court entered certain orders authorizing the Debtors to enter into (i) a postpetition revolving warehouse facility up to a maximum principal amount of $300 million (the "DIP Credit Facility") with Greenwich and CIT (together, the "DIP Lenders") and (ii) a postpetition revolving whole loan purchase facility (the "DIP Purchase Facility") with Greenwich with a maximum commitment of $500 million. Borrowings under the DIP Credit Facility peaked at $76 million in March 1999 and the loan is now fully paid off and no longer available for additional borrowing.

                  o CONTINUATION OF PREPETITION FUNDING, SERVICING, AND SECURITIZATION COMMITMENTS. For the purpose of allowing the Debtors to maintain certain sources of revenue and preserve their business reputation, the Bankruptcy Court entered a first day order authorizing the Debtors, in their discretion, to honor prepetition commitments to fund customer Loans, honor existing obligations in connection with servicing existing Loans, honor existing obligations in connection with pre-petition securitizations or sales of Loans, honor obligations under existing pooling and servicing agreements or other agreements for the sale of Loans, and enter into pooling and servicing agreements or other agreements for the sale of Loans in the ordinary course. The Debtors were also authorized to pay prepetition claims essential to their ability to honor the foregoing commitments and obligations; and certain banks were authorized and directed to honor checks and wire transfers from loan disbursement accounts.

                  o CASH MANAGEMENT. The Bankruptcy Court entered a first day order authorizing the Debtors to continue their current cash management system, maintain their existing bank accounts, and invest funds in money market accounts. Such relief allowed the Debtors to efficiently collect, control and disburse funds, to create economies of scale in purchasing goods and services, to invest idle cash to maximize interest income, to ensure the maximum availability of funds for various corporate purposes, and to facilitate the movement of funds while ensuring timely and accurate account balance information.

                  o EMPLOYEES. The Bankruptcy Court entered a first day order authorizing the Debtors to pay, in their discretion, prepetition claims of employees for compensation, benefits and expense reimbursements, as well as prepetition amounts owed with respect to certain trust and administration obligations and workers compensation premiums. In addition, the Debtors were authorized to continue to honor their existing programs, policies and plans relating to employees. Such relief was necessary to insure that the Debtors' employees did not suffer personal hardship as a result of the filing, and to prevent the employee attrition that might otherwise occur.

                  Subsequently, on January 12, 2000, in order to preserve the Debtors' remaining workforce, the Bankruptcy Court entered an order approving a postpetition employee retention and severance pay program generally providing for (a) retention and severance benefits to be made available to both regular full-time employees and regular part-time employees; (b) the elimination of minimum length of service requirements as preconditions to receiving retention and severance benefits; (c) payment of retention benefits equal to eight weeks of base pay to eligible employees who remain employed for the requisite period; and (d) payment to eligible employees who are involuntarily terminated without cause of severance benefits equal to the greater of (i) a minimum of four week's base pay, or (ii) one week's base pay for each full year of continuous service up to a maximum of 26 weeks' base pay for each employee, or (iii) the amount calculated by a formula that credits employees with severance pay for each day less than ninety days that they receive notice of their impending termination, with a minimum of 28 days' pay for each employee.

                  o MANAGEMENT CONSULTANTS. The Bankruptcy Court also entered a first day order, dated March 2, 1999, authorizing the Debtors to employ the firm of JA&A as crisis manager and management consultant in these Chapter 11 Cases (the "JA&A Retention Order"). JA&A is a leading global corporate turnaround specialist that provides expertise in all key areas of financial restructuring and operational turnarounds. Pursuant to the engagement, Lawrence J. Ramaekers, a principal of JA&A, serves as the Debtors' Chief Executive Officer. He previously served as the Debtors' Chief Operating Officer, but became Chief Executive Officer in October 1999, upon the resignation of Deborah Hicks Midanek, also a principal of JA&A at the time of her service. Rebecca A. Roof, a senior associate of JA&A, serves as Chief Financial Officer, a position she assumed in October 1999. Pursuant to the JA&A Retention Order, JA&A is compensated at its hourly rates and incentive fees, including an incentive fee in the event that a third party acquires the operating assets of the Debtors, i.e., the servicing platform or the retail platform, whether through a sale or through a restructuring. Specifically, the Debtors have agreed, and the Bankruptcy Court has authorized, the Debtors to pay JA&A (i) an incentive fee in the amount of $1,000,000 in connection with confirmation of a plan of reorganization plus (ii) an incentive fee in an amount equal to two percent (2%) of the net proceeds paid by a third party in connection with the sale of the Debtors' assets, payable at the time of the closing of the acquisition by the third party of such assets; provided, however, that, under no circumstances, shall the aggregate incentive fee to be paid to JA&A exceed $2,000,000. Amendment to Engagement Letter, dated February 28, 1999, p.2. Any incentive fee received by JA&A in these cases would inure to the benefit of the owners and employees of JA&A, including Mr. Ramaekers, in accordance with the compensation procedures of the firm.

                  o OTHER PROFESSIONALS. To assist them in carrying out their duties as debtors in possession and to otherwise represent their interests in the Chapter 11 Cases, the Debtors employed, with authorization from the Bankruptcy Court, the following professionals: Weil, Gotshal & Manges LLP, Richards, Layton & Finger, P.A. and Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation) as co-counsel; Kirkpatrick & Lockhart LLP as special litigation counsel; Ernst & Young LLP and EY Restructuring LLC as financial advisors; Deloitte & Touche LLP as independent auditors and accountants; and KPMG LLP as tax consultants. During the Chapter 11 Cases, the services of KPMG LLP were no longer required and their engagement has ended.

                  Nationwide, the Debtors employ hundreds of attorneys and other professionals to represent or assist them in a variety of situations, including foreclosure actions, borrower litigation, and borrower bankruptcy proceedings. Such professionals are referred to as "ordinary course professionals". They are not involved in the conduct of the Chapter 11 Cases. By order of the Bankruptcy Court, to prevent loss of professional services and disruption to their operations, the Debtors were authorized to employ and pay ordinary course professionals for postpetition services without prior court order, in accordance with their usual practices.

         2.       CREDITORS' COMMITTEE/EQUITY COMMITTEE

                  Pursuant to section 1102 of the Bankruptcy Code, the United States Trustee may appoint a committee of Creditors holding unsecured claims and/or a committee of equity security holders as the United States Trustee deems appropriate. Accordingly, on March 11, 1999, the United States Trustee appointed a statutory committee of unsecured creditors (the "Creditors' Committee") in these Chapter 11 Cases. In addition, on May 25, 1999, the United States Trustee appointed a statutory committee of equity security holders (the "Equity Committee") in these Chapter 11 Cases.

                  The Creditors' Committee consisted of the following members at the time of its appointment: First Union National Bank, The Bank of New York, Fleet Bank, Bank One/First National Bank of Chicago, Guaranty Federal Bank, F.S.B., HSBC Bank USA, as indenture trustee (formerly known as Marine Midland
Bank) Norwest Bank Minnesota, N.A., as indenture trustee, Acacia Life Insurance Company, and Phyllis Golson - EL. Since then, as a result of the sale and purchase of claims, Fleet Bank, Bank One/First National Bank of Chicago and Bank of New York have resigned and Farallon Capital has been added as a member of the Creditors' Committee. The Creditors' Committee has retained, by order of the Bankruptcy Court, the following professionals to represent its interests in the Chapter 11 Cases: Wachtell Lipton Rosen & Katz and Morris, Nichols, Arsht & Tunnell as co-counsel; PricewaterhouseCoopers LLP as accountants, and Pentalpha Group, LLC as reorganization consultants.

                  The Equity Committee consists of the following members: Kees van der Velden, Dr. Martin Stoller, Robert Privette, Nicola Biase, John C. Chanoski, and Frank Hinchin. The Equity Committee has retained, by order of the Bankruptcy Court, the following professionals to represent its interests in the Chapter 11 Cases: Long, Aldridge & Norman LLP and Saul, Ewing, Pernick & Saul LLP as co-counsel, Richard A. Johnson, CTP as financial consultant, Arthur Andersen LLP as accountants and financial and business advisors, and Harley S. Tropin, as valuation expert with respect to potential litigation claims held by the estate.

         3.       DISPOSITION OF ASSETS

                  Pursuant to section 363 of the Bankruptcy Code, the Debtors as debtors in possession are authorized to sell, lease or otherwise dispose of assets of their estates in the ordinary course of business without prior permission from the Bankruptcy Court. However, any sale, lease or other disposition of assets outside the ordinary course of business must be approved by the Bankruptcy Court.

                  o SALE OR ABANDONMENT OF UNNECESSARY SUPPLIES. Prior to the Petition Date, as part of their efforts to downsize and restructure their operations, the Debtors closed a number of under-performing office locations. In these offices, prior to their closing, the Debtors utilized and owned various types of equipment, supplies and furniture (the "Unnecessary Supplies"). As a result of the closing of these offices, however, the Debtors no longer required the Unnecessary Supplies. Accordingly, the Debtors obtained authorization from the Bankruptcy Court to sell the Unnecessary Supplies, as necessary, in accordance with the Debtors' customary terms of sale. In addition, to the extent such sales could not be consummated, the Debtors obtained authorization to abandon the Unnecessary Supplies.

                  o SALE OF LOAN ORIGINATION PLATFORM TO AEGIS MORTGAGE CORPORATION. By early 1999, the home equity loan origination operations of United Companies Lending Corporation (the "Origination Platform") had become a significant cash drain that was threatening the value of the Debtors' other businesses and assets. Accordingly, the Debtors began to solicit proposals from potential purchasers and soon thereafter entered into extensive negotiations with Aegis. Upon the completion of negotiations and the filing of a motion by the Debtors to approve the transaction, the Bankruptcy Court entered an order authorizing the sale of the Origination Platform, including 127 branch locations, to Aegis for $3 million plus the assumption by Aegis of approximately

$7.3 million of operating expenses. Twenty eight unsold branches were closed. In connection with the sale to Aegis, substantially all of the executory contracts and the unexpired leases of nonresidential real property and personal property relating to the Origination Platform were either assumed and assigned to Aegis or rejected pursuant to the provisions of the Bankruptcy Code. The Aegis transaction closed on June 1, 1999.

                  o SALE OF CREDIT CARD ACCOUNTS AND ABANDONMENT OF CHARTER. Beginning in 1996, the Debtors offered home equity open-end credit products, accessible by the use of credit cards issued by Key Bank and Trust ("Key"). In that regard, on or about June 1, 1998, United Credit Card, Inc. ("UCCI") was granted a charter from the Office of the Comptroller of the Currency to operate United Credit Card Bank, N.A. ("UCCB") and to issue the credit cards necessary to operate the credit card program. As part of their decision to downsize their businesses, however, the Debtors determined to terminate UCCB's operations and to sell or relinquish the bank charter. After soliciting bids for the charter and the other assets of UCCI and UCCB, the Debtors decided to sell to Key a 95% participation interest in the portfolio of receivables generated by the credit card program. In furtherance thereof, UCCB and Key entered into a letter of intent, dated October 27, 1998, and a secured card program agreement, dated November 1, 1998 (the "Portfolio Agreement"). The Portfolio Agreement provided, however, that if any party or a holding company thereof should become subject to bankruptcy proceedings, the Portfolio Agreement would be deemed terminated. Following such termination, Key would have the right to purchase all of the open-end credit loan facilities of UCCB (the "Accounts") and the rights to the related collateral at a 5% discount to par. The purchase price would be deemed fully paid upon Key's cancellation of its participation interest. After the Petition Date, the Debtors obtained authorization from the Bankruptcy Court to assume the Portfolio Agreement and complete the sale of the Accounts and the related collateral according to the terms of the Portfolio Agreement. The Bankruptcy Court's order also authorized the abandonment of the bank charter of UCCB to the Office of the Comptroller of the Currency. The Debtors had used their best efforts to market the bank charter and the Common stock of UCCB not only to Key but also to Creditrust Corporation, but neither transaction materialized. In addition, the continued operation of UCCB would have caused UCCI's estate to sustain losses of approximately $15,000 per month. Accordingly, abandonment was the preferred option.

                  o SALE OF REO PROPERTIES. One of the responsibilities of the Debtors as loan servicers is to foreclose upon properties subject to liens if borrowers default in payment of such loans. Through the foreclosure process, the Debtors become owners of the property, either on their own behalf or on behalf of the securitization trusts for which they act as servicers, at which time the property is classified as REO property, meaning "real estate owned." Prior to the sale of the Origination Platform, the Debtors sold REO properties through their branch offices. When the branch offices were sold, the Debtors initially attempted to handle sales through their home office.

                  In July 1999, the Debtors had 13,067 home equity loans over 60 days past due and 3,224 home equity REO properties, collectively totaling 16,291. Improvements in the foreclosure process have increased the rate at which foreclosures in process are moved into REO. The initial result was to increase REO properties but the improved REO systems and the assignment of properties promptly to one of seven outsourcers have increased REO sales from less than 200 per month to more than 500 per month. The combined result of the improvements has reduced total 60 day delinquent loans plus REO properties to 14,464.

                  o SALE OF COUNTRY CLUB MEMBERSHIPS. As leading corporate citizens of Baton Rouge for many years, the Debtors had taken advantage of opportunities to further their business interests through participation in community activities and association with prominent institutions and individuals in the area. One of these opportunities was available through membership in The Country Club of Louisiana (the "CCL"). Prior to the Petition Date, the Debtors acquired six membership interests in the CCL. In order to recoup some portion of the initial purchase price and terminate the burden of continuing membership fee and assessment obligations, the Debtors ultimately determined to sell these membership interests and located six third parties who were willing to purchase them. Accordingly, the Debtors obtained authorization from the Bankruptcy Court to transfer their membership interests in the CCL, for a minimum of $15,000 each, subject to payment by the Debtors of all past due membership fees, assessments and other obligations including applicable transfer fees. All transfers contemplated by the Bankruptcy Court order have been completed.

                  o SALE OF NOTE. Pursuant to a stock sale agreement and a note agreement both dated as of August 11, 1995, between United General Holding Company, Inc. ("UGIV) and United Companies, United Companies sold its wholly-owned subsidiary United General Title Insurance Company ("UGT") to UGH in consideration for, among other things, $2,200,000, as evidenced by an 8% senior secured note (the "Note"). As of November 30, 1999, the outstanding principal balance remaining on the Note was $2,077,704.27. On December 14, 1999, United General Financial Services, Inc. ("UGFS") offered to purchase the Note for $1,555,533, subject to the Bankruptcy Court's approval. After carefully reviewing the financial statements of UGH and UGT and other relevant materials, the Debtors concluded that the ability of UGH to fulfill its repayment obligations pursuant to the Note was not certain. Accordingly, the Debtors requested and subsequently obtained authorization from the Bankruptcy Court to sell the Note to UGFS under the agreed terms and completed the sale.

                  o POSSIBLE SALE TRANSACTION. On December 21, 1999, the Debtors signed a letter of intent for the sale of substantially all of the assets related to their mortgage servicing business, whole loan portfolio and residual interests to EMC Mortgage Corporation ("EMC"), a wholly-owned subsidiary of The Bear Stearns Companies, Inc., for an aggregate purchase price for the assets as of August 31, 1999 of approximately $895,000,000, subject to adjustments. Cash on hand and certain other assets were not included in the sale. The letter agreement also provided that the Debtors could bifurcate the transaction and sell their whole loan portfolio to another bidder or accelerate the sale of the whole loan portfolio to EMC subject to higher or better offers. The transaction was subject to the negotiation and execution of definitive documentation, as well as to the approval of the Bankruptcy Court and the submission of higher and better offers pursuant to bidding procedures to be established by the Bankruptcy Court, as well as certain other conditions.

                  On May 26, 2000, the Debtors and EMC entered into the Residual Agreement and the Whole Loan Agreement thus giving effect to the letter of intent. The Whole Loan Agreement provides for payment by EMC of approximately Three Hundred Two Million Dollars ($302,000,000), based upon projected July 31, 2000 financial information, for the purchase of the Debtors' portfolio of mortgage loans and real properties. The Residual Agreement provides for payment by EMC of' approximately Four Hundred Thirty Six Million Dollars ($436,000,000) for the purchase of certain of the Debtors' assets and the assumption of certain of the Debtors' leases. On June 2, 2000, the Debtors filed with the Bankruptcy Court separate motions to approve each of these agreements. By orders, dated June 8, 2000 (the "Whole Loan Order") and June 20, 2000 (the "Residual Order"), the Bankruptcy Court approved certain bidding procedures for each of the Whole Loan Agreement and the Residual Agreement, respectively, and scheduled a hearing on August 15, 2000, the date to consider confirmation of the Plan, to consider the proposed transactions and the submission of higher or better offers. In the event that a conforming competing bid is tendered, under certain circumstances, EMC is entitled to a payment in an amount up to Ten Million Dollars ($10,000,000) plus the reimbursement of reasonable out-of-pocket fees and expenses up to One Million Five Hundred Thousand Dollars ($1,500,000). Additionally, pursuant to the Residual Order, the Debtors have been authorized and directed to reimburse the second highest bidder, if other than EMC, for reasonable out-of-pocket fees and expenses incurred in connection with its due diligence efforts in an amount up to One Million Dollars ($1,000,000).

                  The Debtors have received other expressions of interest with respect to the assets to be sold under both the Residual Agreement and the Whole Loan Agreement and as those agreements are subject to higher or better offers, it is contemplated that any qualified bidders and bids (under bidding procedures approved by the Bankruptcy Court) would compete at an auction to be held either before or in conjunction with the Confirmation Hearing.9 It may be that qualified bidders for either the assets to be sold under, the Residual Agreement, Whole Loan Agreement, or both could propose alternative structures for the Sale Transactions, including, without limitation, the purchase of the assets to be sold under the Residual Agreement through the acquisition of Reorganized UC Lending and the Reorganized Designated Subsidiaries that directly or indirectly hold all or substantially all of such assets. Certain provisions of the Plan, including, without limitation, Article XXXVII of the Plan, have been included to allow for the encouragement of higher or better offers that may be made through the structure of a stock purchase agreement (and the indirect purchase of some or all of the assets up for sale) with respect to the Residual Sale Transaction, as well as direct asset purchases. It also may be that depending upon what bidder or bidders ultimately participate in the Sale Transaction or an Alternative Residual Sale Transaction, there may be non-material modifications to the Plan that will need to be made to implement those transactions leaving materially unchanged the rights to distribution and other matters directly affecting the rights of holders of Claims and Equity Interests under the Plan. It is possible that no other party will make a higher or better offer and the Debtors recommend that the evaluation of the Plan be based upon the current offer. Higher or better offers, if received, will only improve potential recoveries.

                  o THE RESIDUAL AGREEMENT

                        o The Purchased Assets.10 The Residual Agreement provides for the sale of substantially all of the Debtors' assets relating to their mortgage servicing business and residual interests. As set forth in detail in Schedule 2.1 of the Residual Agreement and the relevant annexes thereto, the Purchased Assets include, without limitation, certain mortgage pass-through certificates, servicing and interest advances on home equity loans and manufactured housing pass-through certificates, prepayment penalty income, all of the rights, interests and benefits of the UCFC Parties in, to and under certain Pooling and Service Agreements and other executory contracts, insurance policies, prepayment fees, penalties and other income from or with respect to Mortgage Loans, certain claims relating to the performance of Mortgage Loans, and servicing rights relating to certain Securitization Trusts, together with cash flow owned by the UCFC Parties and associated with the Purchased Assets for the period from and after January 1, 2000, the effective date of the EMC Transaction.

                        o The Residual Agreement Purchase Price. The Residual Agreement Purchase Price11 is comprised of several components:

                           (i) The Residual Agreement Base Purchase Price,
                  $273,000,000, as adjusted in accordance with the formulae set forth on Schedules 3.1 and 3.3 of the Agreement, subject to a "Ceiling Price" of $315,700,000 and a "Floor Price" of $258,300,000;

                           (ii) $153,746,637.70 representing 95% of the amount
                  of Servicing Advances outstanding as of December 31, 1999;

----------
9 Other than a syndicate comprised of Goldman Sachs, Greenwich Capital and Owen Financial Services, no other potential bidder has announced publicly its interest in bidding on the assets.

10 To the extent of any inconsistency between the above summary and the Residual Agreement and any of its schedules, the terms and provisions of the Residual Agreement and any of its schedules shall govern. Defined terms used in this discussion of the Residual Agreement shall have the same meanings ascribed to them in that Residual Agreement.

11 In accordance with the provisions of the Residual Agreement and the Whole Loan Agreement, Bear Steams has executed the Bear Guarantee guaranteeing the full payment of the EMC Parties' obligations pursuant to such agreements.

                           (iii) 95% of the amount of documented Servicing
                  Advances made with respect to deferred interest on loans subject to modification and/or extension agreements; and

                           (iv) interest accrued on the Residual Agreement Base
                  Purchase Price for the period from January 31, 2000 up to and including the Closing Date at the One-Month LIBOR rate displayed on Bloomberg screen US0001M{Index}Hp{Go}, calculated pursuant to the provisions of Schedule 3.3 to the Agreement as of the first Business Day of each calendar month.

                  Based upon projected financial information as of June 30, 2000, the purchase price under the Residual Agreement would be Four Hundred Thirty Six Million Dollars ($436,000,000.00). The Residual Agreement contemplates an effective date as of January 1, 2000. Correspondingly, Section
3.2 of the Residual Agreement provides that cash flow associated with the Purchased Assets during the period from and after the effective date and up to and including the Closing Date shall be for the account of the EMC Parties. In the event that there is a cash flow deficit during such period, the Residual Agreement Purchase Price shall be increased, and, at Closing, the EMC Parties shall pay, the amount of such deficiency.

                  Pursuant to Section 2.2 of the Residual Agreement, the EMC Parties have agreed to assume and discharge all liabilities and obligations associated with the Purchased Assets arising from or related to the period from and after the Closing Date, including, without limitation, all obligations of the servicer under the Pooling and Servicing Agreements related to the period from and after the Closing Date. More importantly, in the event that the Required Consents have been obtained and the Contemplated Transactions are consummated, the UCFC Parties anticipate that the Trustees and Bond Insurers of the Securitization Trusts will not have remaining claims against the Debtors.
Schedule 2.2 of the Residual Agreement sets forth in detail those liabilities which shall be assumed by the EMC Parties upon Closing.

                  Pursuant to Section 3.4 of the Residual Agreement, on the fourth Business Day prior to the scheduled commencement of the hearing to consider the relief requested in this Motion, the EMC Parties must provide the UCFC Parties with a written certification as to the amount of the Residual Agreement Purchase Price as of the Residual Agreement Purchase Price Certification Day, as the same adjusted may have been in accordance with Section
3.3 of the Agreement. Such certification will permit other interested parties to submit higher or better offers pursuant to the terms of the Court-approved bidding procedures. Additionally, in the event that the UCFC Parties disagree with the amount of such certification, the certification process allows for the parties and the Bankruptcy Court to resolve any such dispute prior to commencement of the Sale Hearing and the competitive bidding process.

                  Upon execution of the Residual Agreement, the EMC Parties caused a letter of credit in the amount of $10,000,000.00 to be posted as a down payment for the Purchased Assets and the assets to be purchased pursuant to the Whole Loan Agreement. In the event that the EMC Parties are outbid with respect to either the Agreement or the Whole Loan Agreement, the Deposit shall be deemed applied to the then-outstanding agreement. In the event that the EMC Parties breach their obligations under either the Residual Agreement or the Whole Loan Agreement UCFC may draw upon the letter of credit to recover damages it may be entitled to as a result thereof.

                  In that regard, Section 13.3 of the Residual Agreement provides that the EMC Parties shall pay the UCFC Parties (a) $10,000,000, as liquidated damages, in the event the UCFC Parties terminate the Residual Agreement due to a material breach by the EMC Parties, which occurs prior to the entry of an order approving the EMC Transaction and (b) actual and unlimited damages in the event the UCFC Parties terminate the Residual Agreement due a material breach by any EMC Party that occurs subsequent to the entry of the Sale Order and during the Twelve Day Period. If the UCFC Parties have a claim for damages pursuant to Section 13.3 of the Residual Agreement, they may proceed against the Deposit, the EMC Parties or Bear Steams pursuant to the Bear Guaranty.

                        o Acquired Contracts. The UCFC Parties are party to certain executory contracts and other agreements, the Acquired Contracts, more fully identified in Sections (b), (e), (h), (i), (j) and (k) to Schedule 2.1 of the Residual Agreement. Pursuant to the Residual Agreement, the Acquired Contracts shall continue to be in fall force and effect and, subject to the Required Consents being obtained, the UCFC Parties' rights under such Acquired Contracts are to be acquired by the EMC Parties (including, without limitation, the entire economic benefits of the Purchased Assets), and all of the UCFC Parties' rights under such Acquired Contracts will be conveyed to and acquired by the EMC Parties, upon consummation of the transactions contemplated by the Residual Agreement.

                        o Break-Up Fee. Section 4.2 of the Residual Agreement provides that the EMC Parties shall be entitled to a Break-Up Fee in the event that certain circumstances are satisfied. The Break-Up Fee requested is the sum of (1)(A) Five Million Dollars ($5,000,000.00), plus (B) fifty percent (50%) of the amount by which any competing bid exceeds the initial incremental bid established by the Bankruptcy Court, up to an aggregate amount of clauses (A) and (B) not to exceed Ten Million Dollars ($10,000,000.00), plus (2) the EMC Parties' reasonable out-of-pocket expenses, as approved by the Bankruptcy Court, which expenses shall in no event exceed One Million Five Hundred Thousand Dollars ($1,500,000.00). As noted above, pursuant to the Residual Order, the Bankruptcy Court approved the Break-Up Fee at a hearing held on June 20, 2000. At that time, the Bankruptcy Court also approved reimbursement of up to One Million Dollars ($1,000,000.00) in reasonable out-of-pocket expenses to the second highest bidder for the Purchased Assets (other than EMC), if such bid meets or exceeds the required other bid.

                        o Termination Provisions. The Residual Agreement may be terminated by mutual written consent of the UCFC Parties and the EMC Parties. In addition, it may be terminated by either the EMC Parties or the UCFC Parties if, among other things, (a) the Closing Date does not occur by the later of (i) 11 days after entry of an order approving the EMC Transaction and (ii) September 15, 2000, provided the party seeking termination has not failed to fulfill any obligation under the Residual Agreement and thereby contributed to the failure of the Closing to occur as contemplated; or (b) if the Base Residual Agreement Purchase Price is greater than the Ceiling Price, $315,700,000.00, or less than the Floor Price, $258,300,000.00, as adjusted pursuant to the terms of the Residual Agreement, except that the parties may by written certification accept the Floor Price or Ceiling Price, as the case may be, in the event the adjusted Base Residual Agreement Purchase Price is less than the Floor Price or greater than the Ceiling Price.

                  The UCFC Parties may also terminate the Residual Agreement (a) if any EMC Party is in material breach of any of its representations or warranties, has materially breached or failed to perform any of its covenants or other agreements contained in the Residual Agreement and such breach is not cured within 10 days following the UCFC Parties' written notice to such EMC Party of such breach or failure to perform, or if a condition precedent to the UCFC Parties' obligations under the Residual Agreement is incapable of being satisfied prior to the Termination Date.

                  The EMC Parties may terminate the Residual Agreement (a) on or after the first Business Day following the Twelve-Day Period following entry of an order authorizing the sale of all or a material portion of the Purchased Assets to an entity other than an EMC Party, (b) if any of the UCFC Parties are in material breach of any of their representations or warranties, have materially breached or failed to perform any of their covenants or other agreements contained in the Residual Agreement and such breach is not cured within the later of (i) ten (10) days following any EMC Party's written notice the UCFC Parties of such breach or failure to perform and (ii) the later to occur of (1) the Closing Date and ten (10) Business Days after the UCFC Parties' receipt of notice of breach or breaches from any EMC Party, provided, however, that the Closing Date will be adjourned to the first Business Day following the expiration of the cure period if the Closing Date would occur prior to the expiration of ten (10) days; (c) if the UCFC Parties are incapable of satisfying a condition precedent to Closing; (d) in the event an order approving the EMC Transaction is not entered by August 31, 2000 or any mutually agreed extension of such date; and (e) in the event the Overbid Procedures Order is not entered within sixty (60) days from the date of the Residual Agreement.

                  Prior to the entry of an order approving the EMC Transaction, the EMC Parties' remedy for a breach by the UCFC Parties is, in addition to the possible payment of the Break-Up Fee, the exercise of any EMC party's right to termination under Section 13.1 of the Residual Agreement and recovery of the Deposit or Letter of Credit in accordance with the terms of the Deposit Escrow Agreement. The UCFC Parties right of termination under Section 13.1 of the Residual Agreement is in addition to the rights and limitations set forth in
Section 13.3 of the Residual Agreement.

                        o Indemnification. Article XII of the Residual Agreement contains the parties' respective indemnification obligations and procedures associated therewith. Generally, none of the UCFC Parties' representations and warranties contained in Article V of the Residual Agreement shall survive the Closing. However, pursuant to Section 12.2 of the Residual Agreement, and subject to the limitations contained therein, the UCFC Parties shall indemnify and hold harmless the EMC Parties from and against (i) any and all EMC Losses resulting from a judgment in or settlement of any of the Proceedings listed on Schedule
         5.16 to the Residual Agreement and (ii) if the UCFC Parties settle any such Proceedings without obtaining a release of all servicers of, and subsequent owners of, any Mortgage Loan with respect to the facts or allegations asserted therein, any and all EMC Losses resulting from or relating to a judgment in or settlement of any Proceeding commenced against a Securitization Trust under a Pooling and Servicing Agreement or any EMC Party by a borrower participating in the settlement thereof and which is based upon any of the facts or allegations asserted in the initially settled Proceeding. In furtherance of any indemnification claim, the EMC Parties shall be obligated to file any such claim with the Bankruptcy Court and serve such claim upon the UCFC Parties upon the earlier to occur of (1) the date established by the Bankruptcy Court and (2) two years following the Closing.

                  o Business Justifications for the Sale. The Debtors' Chapter 11 Cases have been pending for 15 months. During that time period, the Debtors have stemmed the tide of mounting losses, disposed of unprofitable operations, developed strategic initiatives for the foundation of a chapter 11 plan, conducted an RFP process with respect to engagement of a third-party sub-servicer and performed and had performed valuations with respect to their assets. Additionally, the Debtors have held plan negotiations or discussions with all parties in interests and canvassed the respective constituencies for positions with respect to the propriety of the Debtors' selling their assets or proceeding with a third-party subservicer. THE DEBTORS AND THE CREDITORS' COMMITTEE SUPPORT THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE RESIDUAL AGREEMENT AND THE WHOLE LOAN AGREEMENT.

                  As set forth above, the Debtors have devoted significant effort since the Commencement Date to improving their servicing operations and have achieved many successes. Likewise, the Debtors evaluated the possibility of becoming a servicer for other lenders' loan portfolios in addition to continuing to service the Mortgage Loans and providing services under the Pooling and Servicing Agreements. Such option was rejected, however, for the following reasons:

                           (a) The computer hardware used in the Debtors' servicing operations is outdated. As a result the Debtors incur higher operating and maintenance costs. Likewise, the Debtors' equipment has less power than is needed to run state-of-the art software.

                           (b) The software used by the Debtors does not provide the reports and analyses that the Debtors' competitors are able to provide. This results in a requirement that the Debtors' personnel must be better than the Debtors' competitors in order to achieve the same or statistically similar results. The resultant effect is that potential customers would not get the "best" reports to analyze the Debtors' performance and would be less likely to select the Debtors to service their loans.

                           (c) In order to service appropriately and competitively other lenders' loan portfolios, the Debtors would be required to invest millions of dollars to improve their servicing hardware and software. Such installation of new systems is seldom done without serious problems and service interruptions.

                           (d) Reports that the Debtors have provided to the Trustees and Bond Insurers in the past have contained significant errors and the Debtors' systems have made it difficult to remain in compliance with the servicing requirements contained in the Pooling and Servicing Agreements. As a result, the Trustees and Bond Insurers have lost confidence in the Debtors' ability, using their current systems, to be a "top-notch" servicer. The Debtors need the approval of the Trustees and the Bond Insurers for either the continued operation, transfer of servicing to subservicer, or a sale to a third party because certain waivers of defaults under the Pooling and Servicing Agreements are required. While the Trustees and Bond Insurers have not stated that they would not give their approval for the Debtors to continue to provide servicing under the Pooling and Servicing Agreements, each has made it clear that they expect the Debtors to either sell the Purchased Assets or retain a subservicer to provide servicing.

                           (e) The Debtors' top management positions are currently filled by JA&A personnel. Such staff would have to be replaced by new employees, as the Debtors do not currently possess any employees who would likely be considered to fill these positions. In the Debtors' opinion, hiring a totally new management team is a risky proposition, fraught with uncertainty.

                  Based upon the aforementioned reasons, the Debtors determined in the Summer of 1999 to seek proposals from the most qualified, sub-prime loan servicers to subservice the Debtors' loan portfolio. Upon reviewing proposals submitted in response to the RFP process, 3 candidates were judged to be the most suitable. However, even these proposals carried certain negatives:

                           (f) None of the subservicers proposed to make service and interest advances required under the Pooling and Servicing Agreements. Thus, the Debtors would be required to continue to make such advances.

                           (g) The use of any subservicer would necessarily separate the benefits of the economic improvement derived through improved servicing from the entity who performed the servicing. Improved servicing, which could require increased costs, would not benefit the servicer unless the Debtors also chose to transfer a portion of their financial assets to the subservicer.

                           (h)      The base costs of subservicing were
                                    approximately the same as the Debtors'
                                    current revenue for servicing which was also approximately the Debtors' current cost of servicing. This made the Debtors review their previous belief that servicing could be a profit center.

                  o THE WHOLE LOAN AGREEMENT

                        o The Purchased Assets.12 As set forth in detail in Sections 2 and 3 of the Whole Loan Agreement and Schedule 1 thereto, the purchased assets include the Debtors' portfolio of Mortgage Loans and REO Properties which have been acquired through the ownership of Mortgage Loans, together with the right to service such loans. The Mortgage Loans are comprised of two types: Performing Mortgage Loans (those Mortgage Loans that are less than two payments of principal and interest past due) and Non-Performing Mortgage Loans (those Mortgage Loans that are two or more payments of principal and interest past due). For illustrative purposes, Section 2 of the Whole Loan Agreement provides that the assets include Mortgage Loans and REO Properties, having an Aggregate Principal Balance for assets as of the Bid Date $403,586,806, including an outstanding principal balance for Performing Mortgage Loans of $336,478,715, an outstanding principal balance for Non-Performing Mortgage Loans of $56,091,991, and an Assigned Balance for REO Properties of $11,016,100. Additionally, the Whole Loan Agreement provides that EMC is not required to purchase Lost Note Mortgage Loans having an aggregate outstanding principal balance in excess of $5,000,000 as of the Cut-off Date.

                        o Whole Loan Purchase Price and Earnest Money Deposit. Based upon projected financial information as of June 30, 2000, the Whole Loan Purchase Price under the Whole Loan Agreement would be Three Hundred Eighteen Million Dollars ($318,000,000.00). The Whole Loan Purchase Price13 is predicated upon applicable percentages for the different types of Assets: (1) Performing Mortgage Loans - 93.5%; (2) Non-Performing Loans - 52.5%; and (3) REO Properties - 46.165%. Viewed collectively, Section 4 of the Whole Loan Agreement provides that the Whole Loan Purchase Price shall be calculated as follows:

                           Whole Loan Purchase Price shall be an amount equal to the sum of (1) the product of (x) the Whole Loan Purchase Price Percentage for each Asset Type (such classification of Asset Type to be determined as of the Cut-off Date) times (y) the sum of the Aggregate Principal Balance for the related Asset Type as of the Cut-off Date, plus (2) interest accrued with respect to the Performing Mortgage Loans to be purchased on the Closing Date at the applicable mortgage interest rate from the last interest paid to date (as of the Cut-off Date) to the date prior to the Closing Date, inclusive, plus (3) the amount of Disbursed Servicing Advances on the Performing Mortgage Loans as of the Cut-off Date. The Purchaser shall not be required to reimburse the Sellers for any accrued interest "negative escrow" amounts or servicing advances outstanding as of the Cut-off Date with respect to any Non-Performing Mortgage Loan or REO Property.


----------
12 To the extent of any inconsistency between the above summary, the Whole Loan Agreement and any of its schedules, the terms and provisions of the Whole Loan Agreement and any of its schedules shall govern. Defined terms used in this description of the Whole Loan Agreement shall have the same meanings ascribed to them in that Whole Loan Agreement.

13 In accordance with the provisions of the Whole Loan Agreement and the Residual Agreement, Bear Steams has executed the Bear Guarantee, guaranteeing the full payment of the EMC Parties' obligations pursuant to such agreements.

As noted in Section 4(f) of the Whole Loan Agreement the Performing Loan Purchase Price Percentage shall be adjusted, upwards or downwards, as a result of market movement in the price of the Reference Security for March settlement of the Contract Date Reference Price.

                  Pursuant to Section 4(a) of the Whole Loan Agreement on the fourth Business Day prior to the scheduled commencement of the hearing to consider the relief requested in this Motion, EMC must provide the Debtors with a written certification as to the amount of the Whole Loan Purchase Price as of the Whole Loan Purchase Price Certification Day, as the same adjusted may have been in accordance with Section 4(b) of the Whole Loan Agreement. Such certification will permit other interested parties to submit higher or better offers pursuant to the terms of the court-approved bidding procedures. Additionally, in the event that the Debtors disagree with the amount of such certification, the certification process allows for the parties and the Bankruptcy Court to resolve any such dispute prior to commencement of the Sale Hearing and the competitive bidding process.

                  Upon execution of the Whole Loan Agreement, EMC caused a letter of credit in the amount of $10,000,000 to be posted as a down payment for the assets and the Purchased Assets to be purchased pursuant to the Residual Agreement. In the event that the EMC Parties are outbid with respect to either the Whole Loan Agreement or the Residual Agreement the Deposit shall be deemed applied to the then-outstanding agreement. In the event that the EMC Parties breach their obligations under either the Whole Loan Agreement or the Residual Agreement UCFC may draw upon the letter of credit to recover damages it may be entitled to as a result thereof.

                        o Servicing. The Whole Loan Agreement provides for the sale of the Mortgage Loans on a servicing-released basis. Accordingly, on the Transfer Date, EMC is required to assume all servicing responsibilities related to the Mortgage Loans and the Debtors will cease all servicing responsibilities related to the Mortgage Loans. However, the Whole Loan Agreement contemplates that UC Lending shall provide subservicing to EMC for a period of four months following the Closing Date in accordance with the provisions of Section 12 thereof.

                        o Indemnification. Section 17 of the Whole Loan Agreement contains the parties' respective indemnification obligations and procedures associated therewith. Pursuant to Section 17(a) of the Whole Loan Agreement, and subject to the limitations contained therein, the Debtors shall indemnify and hold harmless EMC from and against (i) any and all Purchaser Losses resulting from a judgment in or settlement of any of the Proceedings listed on Schedule 4 to the Whole Loan Agreement, and (ii) if the Debtors settle any such Proceedings without obtaining a release of all servicers of, and subsequent owners of, any Mortgage Loan with respect to the facts or allegations asserted therein, any and all Purchaser Losses resulting from or relating to a judgment in or settlement of any Proceeding commenced against EMC by a borrower participating in the settlement thereof and which is based upon any of the facts or allegations asserted in the initially settled Proceeding. In furtherance of any indemnification claim, EMC shall be obligated to file any such claim with the Bankruptcy Court and serve such claim upon the Debtors upon the earlier to occur of (1) the date established by the Bankruptcy Court and (2) two years following the Closing.

                  o Business Justification for the Sale. The Debtors have analyzed and evaluated the possibility of retaining the Mortgage Loans, selling the Mortgage Loans to another party-in-interest or securitizing the Mortgage Loans and otherwise disposing of the REO Properties. Based on that due diligence, the Debtors have determined that immediate realization of the assets is the best alternative, as it fixes the return to parties in interest. Due to servicing risks, risks of interest rate changes, fluctuations of property values and unrecoverable costs associated with REO Property maintenance, sale of the Mortgage Loans and REO procedures provides the Debtors with a known amount of proceeds to be distributed to creditors pursuant to a plan of reorganization.

                  Moreover, since the sale of the assets is subject to higher or better offers, the Debtors are ensured of realizing the best price obtainable for the assets. The Debtors' records reflect that EMC has filed two contingent unliquidated proofs of claim against the Debtors' estates for claims in connection with (1) its role as servicer under a securitization trust, and (2) its acquisition of certain loans purchased prior to the Petition Date, matters unrelated to the Residual Agreement or the Whole Loan Agreement. The Debtors have objected to both proofs of claim. Upon information and belief, Bear Stearns may be a holder of certain of the Debtors' indebtedness outstanding under the Credit Agreement. At one point in time, the Debtors believed that such indebtedness was in excess of $50 million. According to EMC, the Bear Stearns unit which owns such indebtedness has been internally screened from all non-public information concerning the proposed EMC transaction. In any event, the Residual Agreement and the Whole Loan Agreement do not permit EMC or its affiliates to offset any claims which they may possess against the respective purchase prices.

         4.       ASSUMPTION/REJECTION OF CONTRACTS AND LEASES

                  Pursuant to section 365 of the Bankruptcy Code, the Debtors may either assume, assume and assign, or reject executory contracts and unexpired leases of real and personal property, subject to approval of the Bankruptcy Court. As a condition to assumption, or assumption and assignment, the Debtors must cure all existing defaults under the contract or lease, and must provide adequate assurance of future performance of the contract or lease. If the contract or lease is rejected, any resulting rejection damages are treated as prepetition unsecured claims. Generally, and with certain exceptions, postpetition obligations arising under a contract or lease must be paid in full in the ordinary course of business.

                  o UNEXPIRED LEASES OF REAL PROPERTY. As of the Petition Date, the Debtors were parties to approximately 265 unexpired leases of nonresidential real property (the "Unexpired Leases"). The Unexpired Leases related to, among other things, (i) the branch offices, which conducted the Debtors' loan origination business, (ii) regional or district offices, which managed and supervised the branch offices, (iii) home offices, which housed certain of the Debtors' corporate managers and key employees, (iv) "repo lots", which stored repossessed mobile homes and (v) underwriting offices, which handled the Debtors' underwriting needs.

                  Section 365(d)(4) of the Bankruptcy Code provides that if the debtor does not assume or reject an unexpired lease of nonresidential real property under which the debtor is the lessee within 60 days after the petition date, or within such additional time as the court fixes, then such lease is deemed rejected, and the debtor must immediately surrender such property to the lessor. Due to, among other things, the large number of Unexpired Leases and the size and complexity of these Chapter 11 Cases, the Debtors were unable to make a reasonable and well-informed decision as to whether to assume or reject the Unexpired Leases within the initial 60-day period. Accordingly, the Debtors requested an extension, and the Bankruptcy Court subsequently extended the Debtors' time to assume or reject the Unexpired Leases to and including November 1, 1999.

                  During the Chapter 11 Cases, the Debtors conducted an extensive review of the Unexpired Leases. As a result of this analysis and the sale of the Origination Business to Aegis, the Debtors proceeded to: (a) reject 70 Unexpired Leases, which related to certain offices that the Debtors closed prior to the Petition Date; (b) assume and assign 130 Unexpired Leases to Aegis in connection with the Aegis Transaction; (c) reject 34 Unexpired Leases relating to offices not transferred to Aegis in order to wind down the Debtors' remaining loan origination business; and (d) reject the Unexpired Lease relating to their offices at One United Plaza, Baton Rouge, Louisiana.

                  All but one of the original 265 Unexpired Leases have been either assumed or rejected. The remaining lease (the "Remaining Lease") relates to a Debtors' warehouse, in which the Debtors store certain files and loan documents. The Debtors have continued to require the storage space in the warehouse and, therefore, requested and subsequently obtained from the Bankruptcy Court a further extension of the time to assume or reject the Remaining Lease, to and including the date of confirmation of the Debtors' chapter 11 plan of reorganization. In addition, the Debtors lease their current office space from a non-debtor Affiliate.

                  o CONTRACTS AND LEASES OF PERSONAL PROPERTY. In the course of the Chapter 11 Cases, the Debtors have analyzed and evaluated their unexpired leases of personal property as well as their other executory contracts (i.e., contracts in which performance remains due to some extent on both sides) and determined that it was in the best interests of the Debtors and their estates to reject certain of these leases and contracts pursuant to section 365(a) of the Bankruptcy Code. Accordingly, the Debtors have rejected the following: (i) leases of Bloomberg terminals with Bloomberg L.P.; (ii) leases of postage meters with Pitney Bowes Credit Corporation; (iii) leases of computers with Summit Technology Leasing and U.S. Technology Leasing Corporation; (iv) leases of copiers and fax machines with Ricoh Corporation; (v) a contract with MCI Telecommunications Corporation for telecommunication services; (vi) contracts with AT&T Corporation for computer data communications services and for Internet access and service; and (vii) a contract with Cooperative Marketing Concepts, Inc. for telemarketing services. In addition, as part of the Aegis transaction, the Debtors assumed and assigned the personal property leases and executory contracts that were utilized in their loan origination business. The Debtors are continuing to evaluate the remaining executory contracts and will either assume or reject such contracts at the time of confirmation of the Debtors' chapter 11 plan of reorganization.

         5.       PENDING LITIGATION AND AUTOMATIC STAY

                  The nature of the Debtors' business is such that they are routinely involved in litigation. As a result of the Chapter 11 Cases, pursuant to section 362 of the Bankruptcy Code, all litigation pending against the Debtors has been stayed. A number of motions seeking to lift the automatic stay have been filed. Except in certain situations, the Debtors have opposed the motions, and the Bankruptcy Court has agreed to keep the stay in place. The Debtors have generally not opposed motions filed by entities with senior liens on properties which are also subject to mortgages in favor of the Debtors. The Debtors have also opted in special cases to lift the stay if its continuation could impair the Debtors' foreclosure remedies and other rights. Significant litigation matters involving or affecting the Debtors are discussed below.

                  o AUTREY CLASS ACTION. Autrey v. United Companies Lending Corporation, is a class action lawsuit pending in the Circuit Court of Mobile County, Alabama, involving 910 home equity loans alleged to be subject to the Alabama Mini Code which limits finance charges imposed on consumers. The 1996 amendments to the Alabama Mini Code limited the remedy for finance charges in excess of the maximum permitted by such law and were expressly made retroactive by the Alabama legislature. However, the Alabama Supreme Court, acting on an interlocutory appeal by United Companies Lending Corporation, upheld the ruling of the trial court on a pre-trial motion by the class plaintiffs that retroactive application of the 1996 amendments to the Alabama Mini Code would be unconstitutional as applied to the plaintiffs' class. United Companies Lending Corporation strenuously disagreed with this holding and sought a rehearing by the Alabama Supreme Court. The request for a rehearing was denied by the Alabama Supreme Court, and the matter was returned to the trial court for a trial on the merits. Claims being asserted in the action, without penalties or punitive damages and before the imposition of attorneys' fees, if any, exceed $7,000,000 and, if all requested penalties and damages are allowed, could exceed $27,000,000. The Debtors believe that damages, if any, will be significantly less than such requested amounts.

                  On June 6, 1999, counsel for the class plaintiffs filed a motion in the Bankruptcy Court, pursuant to section 362 of the Bankruptcy Code, for relief from the automatic stay in order to continue with this litigation, as such litigation had been stayed due to the commencement of the Chapter 11 Cases. The Debtors vigorously opposed such requested relief, and the Bankruptcy Court ultimately denied the motion.

                  The plaintiff filed a proof of claim for an amount in excess of $27,000,000. The Debtors have filed an objection to such proof of claim.

                  o BOOKER CLASS ACTION. Lucille Booker, et al. v. United Companies Lending Corporation and United Companies Financial Corporation ("Booker") commenced on January 11, 1994, pending in the Superior Court of Richmond Country, State of Georgia, involves, inter alia, alleged discrimination against "thousands" of Georgia African American persons by reason of charging alleged usurious rates on loans from the Debtors. Although the class has been certified, due to the Debtors' Chapter 11 Cases and the attendant automatic stay, the case remains in the pretrial phase. Prior to the imposition of the stay, the plaintiffs' case was seriously compromised by the deposition of the name plaintiff, which revealed approximately 10 reasons why the name plaintiff would not be able to prevail under the class action.

                  The Booker complaint seeks damages not to exceed $49,999 per plaintiff. While plaintiffs' counsel certified a pool of class claimants of approximately 2000 members, only 46% of those members are facially eligible to collect pursuant to the parameters of the class definition.

                  Two proofs of claim have been filed in unspecified amounts. The Debtors have filed an objection to such proofs of claim.

                  o ODA CLASS ACTION. William Jones and Blanche Jones and Eugene Oda and Linda Oda v. United Companies Lending Corporation ("Oda"), pending in the United States District Court for the Southern District of West Virginia at Charleston, is a suit alleging, inter alia, illegal mortgage solicitation, civil conspiracy and illegal and unconscionable loan terms. Plaintiffs' counsel has submitted a motion to certify the case as a class action, which is currently stayed due to the Debtors' bankruptcy filing.

                  Plaintiffs are seeking rescission of the loan contracts as a remedy for their damages. There are 295 potential class members and the aggregate total amount of the claims held by such potential class members is $3,898,297. The original principal balance of the loans held by name plaintiffs Oda and Jones are $50,576 and $54,300, respectively.

                  Plaintiffs have filed three proofs of claim for $1,746,000. The Debtors have filed an objection to such proofs of claim.

                  o TERRY CLASS ACTION. Calvin M. Terry and Simone L. Tegy v. United Companies Financial Corporation, United Companies Lending Corporation, United General Title Insurance Company and Balboa Life Insurance Corp. ("Terry"), pending in the Superior Court of Richmond County, State of Georgia, is a case alleging, inter alia, wrongful foreclosure, failure to provide notice of possession, racketeering, theft by conversion and theft by deception and mail fraud. Plaintiffs' counsel requested class certification in the plaintiffs' complaint, but have never taken the appropriate steps to certify the class, including, but not limited to, making a motion to certify the action as a class action. Further, the allowed discovery period ended prior to the bankruptcy filing and the plaintiffs' attorney never completed sufficient discovery to investigate potential class certification. The damages sought by the plaintiffs include treble damages on the value of the property, which is approximately $54,000.00, i.e., $162,000.00, punitive damages of $1 million, attorneys' fees and cancellation of the promissory note in the amount of $26,600.00.

                  Plaintiff has filed a proof of claim in the amount of $1,000,000. The Debtors have filed an objection to such proof of claim.

                  o DAWSON CLASS ACTION. Robert L. Dawson, III, et al. v. United Companies Lending Corporation ("Dawson"), pending in the Circuit Court of Jefferson County, Alabama, was filed as a class action but has never been certified as such. The case involves three plaintiffs in an action alleging, inter alia, the collection of fraudulent property inspection fees, suppression, theft by deception and unjust enrichment. The a action is limited to $75,000.00 in compensatory damages for each plaintiff and there are no other damages alleged. Plaintiff filed a proof of claim in the amount of $74,000. The Debtors have interposed an objection thereto.

                  o NEWTON CLASS ACTION. Margaret Newton, et al. v. United Companies Financial Corporation and United Companies Lending Corporation ("Newton"), filed in the United States District Court for the Eastern District of Pennsylvania, is a case with multiple plaintiffs, but with respect to which class action was never certified. Newton involves allegations of, inter alia, inducement of unnecessary borrowing and fraudulent lending. The case was disposed of by judgment in favor of the plaintiffs and the Debtors were ordered to rescind the loan agreements. The loans that were rescinded totaled approximately $75,000. The one issue that remains open in the case is the disposition of the plaintiffs' attorneys' fees. The plaintiffs' attorneys were awarded $340,000 in attorneys' fees and the Debtors appealed. The case is currently stayed pursuant to the Debtors' bankruptcy filing. With the exception of the attorneys' fees, there is no continuing exposure for the Debtors on this matter.

                  Plaintiff has filed a proof of claim in the amount of approximately $388,000. The Debtors have objected to such claim and suggested that the matter be considered by the United States Court of Appeals for the Third Circuit.

                  o STURGIS CLASS ACTION. Charlotte T. Wilson, Deceased, by and through the Temporary Administrator of her Estate, Haywood Smith, Jr. and Shirley A. Sturgis v. United Companies Financial Corporation, United Companies Lending Corporation, and United Plan Insurance Agency ("Sturgis"), pending in the Superior Court of Richmond County, State of Georgia, involves allegations of, inter alia, fraudulent foreclosure, racketeering, and theft by conversion. As of the date hereof, no action has been taken to certify the class. Further, the allowed discovery period ended prior to the bankruptcy filing and the plaintiffs' attorney never completed sufficient discovery to investigate potential class certification. The damages sought by the plaintiffs include treble damages on the value of the property, which is approximately $20,000, i.e., $60,000, punitive damages of $1,000,000 attorneys' fees and cancellation of the promissory note in the amount of $13,200.

                  Plaintiffs have filed a proof of claim in the amount of $1,000,000. The Debtors have failed an objection to such claim.

                  o SIMS CLASS ACTION. Helen J. Sims v. Unicor Mortgage, Inc. ("Sims"), filed February 8, 1998 and pending in the United States District Court for the Northern District of Mississippi, Greenville Division, involves allegations of, inter alia, fraudulent lending and illegal origination fees paid to mortgage brokers. The plaintiff, in the complaint, requests class certification and compensatory damages in an unspecified amount. The case has not been certified as a class action and no actions have been taken by the plaintiffs attorney for such certification. Indeed, the class request contained in the complaint is so broad it is impossible to decipher its parameters. The aggregate amount of the name plaintiff's two loans with the Debtors is $107,120 and $6,617 was paid in mortgage broker fees by the plaintiff.

                  The Debtors prevailed on a motion for summary judgment compelling the plaintiff to comply with the arbitration provision in the subject mortgage. The plaintiff's attorney appealed this ruling. The case is stayed due to the filing of the Debtors' bankruptcy.

                  Plaintiff has filed a proof of claim for an unspecified amount. The Debtors have objected to such claim.

                  o HUDAK CLASS ACTION. Andrew J. Hudak and Michelle D. Hudak v. United Companies Lending Corporation ("Hudak"), pending in the Court of Common Pleas, Cuyahoga County, Ohio, is a case alleging, inter alia, usurious interest rates, violation of lending laws, and in violation of O.R.C. ss. 1343.011, usurious discount point usage. As of May 1999, all claims other than the discount point usury claim had been dismissed. The Hudak court had granted plaintiff's motion for summary judgment that the statute prohibited the Debtors from charging points in excess of two percent. Such decision was not a final, appealable order. Subsequently, the same court granted the Debtors' motion for summary judgment that plaintiffs' claims were time-barred due to the expiration of the applicable one-year statute of limitations. The plaintiffs have appealed the dismissal and the Debtors have cross-appealed with respect to the initial discount point usury claim. Both appeals have been stayed pursuant to the Debtors' bankruptcy filing.

                  Plaintiffs' counsel has filed a proof of claim in the Bankruptcy Court and the Court has ruled that it will permit such filing. However, the Bankruptcy Court has not taken a position as to the merits of any claim or even class certification. The parties have reached a tentative settlement of all issues, including providing for possible payments of $25.00 per borrower, up to an aggregate class distribution of $90,000.00. The Debtors intend to submit such proposed compromise and settlement in the near future.

                  o RICHARDS CLASS ACTION. Richards, et al. v. United Companies Lending Corporation ("Richards") was commenced in the Spring of 1996 by five plaintiffs in Aiken County, South Carolina, alleging that the Debtors had violated their statutory right to be advised of and choose a closing attorney/insurance agent in connection with a personal, family or household purpose real estate loan. Thereafter, the matter was removed to federal court.

                  Plaintiffs requested a statutory penalty of double the amount of the financial charges paid to date and loss of all future finance charges. By legislative action, in 1996, the South Carolina Legislature set the penalty between $1,500 and $7,500 per claim. Since the legislative action, the federal judge has granted the Debtors' motion for summary judgment at to liability. Thereafter, the plaintiffs filed a motion to reconsider which was denied. The matter has been appealed to the Fourth Circuit Court of Appeals.

                  In the interim, the parties have reached a settlement for $2,500, plus $500 in attorneys' fees and expenses.

                  o THORNTON CLASS ACTION. Robert D. Thornton v. United Companies Lending Corporation, et al. ("Thornton"), commenced in December 1996 in the United States District Court for the Northern District of Ohio, Eastern Division, alleges, inter alia, that the Debtors failed to consolidate the borrower's debts and failed to discharge the borrower's obligations to The Money Store. The Thornton Complaint is captioned as a "ss. 1983 Federal Civil Rights Class Action Lawsuit With A Jury Trial Demand." However, the text of the complaint makes no reference to class action certification. The complaint seeks damages in excess of $150,000,000. The loan in question was for $42,000.

                  On or about February 10, 1997, the Debtors filed a motion for summary judgment in the Thornton matter. On October 22, 1997, the District Court denied the Debtors' motion, but dismissed the plaintiff's claims without prejudice.

                  To the Debtors' knowledge, and based upon the Claims Agent's records, no claim has been filed with respect to the Thornton litigation.

                  o CANTEY CLASS ACTION. George Cantey v. United Companies Lending Corporation and United Companies Financial Corporation ("Cantey") was filed on or about September 14, 1998 in the North Carolina General Court of Justice, Superior Court Division. In the complaint, it is alleged that, with respect to the plaintiff's loan, as well as all other loans consummated within the State of North Carolina, (a) the Debtors charge fees in excess of applicable state law and (b) the Debtors' loan documentation contains "non-uniform covenants", including provisions requiring arbitration proceedings and the waiver of damages in excess of actual damages. The plaintiff seeks damages equal to twice the amount of interest paid with respect to the subject loans. No class certification has been requested and size of any class is unclear.

                  A motion for summary judgment with respect to the usury claim of the complaint was filed. After hearing the motion in January 1999, the state court ruled in the Debtors' favor with respect to such claim. As of the date hereof, the matter has been stayed due to the existence of the automatic stay.

                  George Cantey has filed an individual, and not a class, proof of claim in the amount of $24,000 plus the forgiveness of all prospective interest. The Debtors have objected to such proof of claim.

                  o GOLSON EL CLASS ACTION. Phyllis Golson El, et al. v. United Companies Financial Corporation and United Companies Lending Corporation ("Golson El") was commenced in January 1999 in the United States District Court for the Eastern District of Pennsylvania by Donovan Miller LLC and Community Legal Services ("CLS"). Golson El was intended by CLS to be the "companion" case to the Newton matter discussed above. The putative class in Golson El consisted of 1,500 borrowers that were extended credit for home improvement work and did not request a bill of consolidation or other loan that had an escrow for home improvements, as the principal loan amount exceeded the work order by 20%. Essentially, the Golson El action was based on the Newton court's finding that the Debtors violated ECOA by not giving borrowers a counteroffer notice when the Debtors made a loan for more money than the borrower initially requested.

                  By order, dated February 10, 2000, United States District Judge Marvin Katz dismissed Golson El, sua sponte and without prejudice to the plaintiffs' right to assert claims in the Debtors' bankruptcy case. No appeal has been filed with respect to such dismissal.

                  A claim was filed by CLS on behalf of the plaintiff on September 27, 1999 in the amount of $8,000,000. An objection to such claim has been filed by the Debtors.

                  o BAUMGART CLASS ACTION. Chad R. Baumgart and Deborah J. Baumgart, et al. v. United Companies Lending Corporation ("Baumgart") was filed on April 17, 2000 in the State of Michigan Circuit Court for the County of Berrien. The complaint alleges that the Debtors have made more than 1,000 loans in the State of Michigan and that the documentation for such loans contains prepayment premiums for periods in excess of three years in violation of state law. The complaint further alleges that more than 500 loans have been prepaid where the prohibited prepayment penalty was collected by the Debtors. The plaintiffs claim actual damages of $2,272 for their prepayment premium payment and seek in excess of $25,000 for damages of other class members.

                  Baumgart was clearly commenced in violation of the automatic stay. As such, the Debtors sent a letter informing plaintiffs' counsel of such violation and demanding dismissal of the Baumgart action. A notice of dismissal by the plaintiff was subsequently filed with the court on May 2, 2000.

                  No proof of claim has been filed.

                  o DOJ/HUD INVESTIGATION. In August 1998, the United States Department of Justice ("DOJ") and the United States Department of Housing and Urban Development ("HUD") issued a letter to United Companies and United Companies Lending Corporation indicating that they were initiating a joint investigation of the Debtors' lending and pricing practices, initially in Philadelphia, PA-NJ PMSA. The investigation focuses on compliance by United Companies and United Companies Lending Corporation with the federal Fair Housing Act and Equal Credit Opportunity Act and the federal Real Estate Settlement Procedures Act ("RESPA"). Specifically, DOJ seeks to determine whether the lending and pricing practices of United Companies and United Companies Lending Corporation discriminate against applicants based on race, national origin, sex, or age. HUD will be investigating whether relationships of United Companies and United Companies Lending Corporation with mortgage brokers, home improvement dealers or other third parties may violate the anti-kickback and anti-referral fee prohibitions of RESPA. While the Debtors have provided certain information in connection with the investigation, the Debtors have taken the position that the investigation is stayed by section 362(a) of the Bankruptcy Code.

                  o SECTION 525 LITIGATION. The Debtors service loans in 50 states and the District of Columbia subject to licensing or exemption from licensing requirements granted by the states. In some of these states, the Debtors are exempt from the requirement to obtain a state license on the basis of their holding licenses or approvals from federal agencies, including HUD. The applicable licensing statutes in virtually all of these states and the applicable HUD regulations require that an authorized mortgage loan servicer submit annual audited financial statements to the regulatory authorities and maintain a minimum net worth. The Debtors failed to timely submit their audited financial statements for the year ending December 31, 1998 in those jurisdictions where required and will not meet the minimum net worth requirements as of December 31, 1998 or December 31, 1999 in those jurisdictions where required. A number of state agencies and HUD have initiated actions to terminate, revoke, suspend or deny renewal of the Debtors' licenses or exemption from licensing because of the failure to meet these requirements. It is the Debtors' position that section 525 and other sections of the Bankruptcy Code prohibit and stay a governmental unit (state or federal) from denying, revoking, suspending or refusing to renew a license or other similar grant to a debtor in bankruptcy because, among other things, such debtor is a debtor under the Bankruptcy Code or has been insolvent before the commencement of its bankruptcy case or during the case. On July 23, 1999, the United States Bankruptcy Court entered an order granting a preliminary injunction against the Attorney General of the State of Arkansas and the Commissioner of the Arkansas Securities Department enjoining those parties and others working under their supervision from taking any action against United Companies, United Companies Lending Corporation and/or Ginger Mae "with respect to their servicing rights in Arkansas and their rights to do business in Arkansas as a servicer of loans, including revoking, refusing to renew, suspending, terminating the exemption from registration, conditioning, or otherwise interfering with or impairing Debtors' rights to service Arkansas loans." The Debtors plan to attempt to obtain similar injunctive relief against other state or federal agencies as may be necessary to protect their right to continue to service loans during these Chapter 11 Cases in each of the jurisdictions where they currently service loans. The Plan should provide the Reorganized Debtors with sufficient net worth to meet all regulatory requirements.

                  o FINDIM/BIASE LITIGATION. On September 1, 1999, Terrell Brown and Dale Redman, directors and former officers of the Debtors, were named as defendants in a lawsuit filed in Louisiana (the "Louisiana Action"') by Findim Investments, S.A., Nicola Biase, Joyce Biase, and Nicholas Biase (collectively, "Findim"). The Louisiana Action alleges that Messrs. Brown and Redman, in violation of securities laws, made material misrepresentations of fact upon which Findim relied in acquiring Common stock of the Debtors. Findim served extensive discovery requests upon Messrs. Brown and Redman and upon the Debtors that would have required the Debtors to expend a significant amount of time and resources in order to adequately respond. Consequently, on November 12, 1999, the Debtors filed an adversary complaint with the Court seeking to extend the automatic stay to the Louisiana Action (the "Adversary Complaint"). In response, Findim filed a motion to dismiss the Adversary Complaint. Meanwhile, on November 4, 1999, Messrs. Brown and Redman instituted an action against Findim in federal district court in Louisiana seeking a declaratory judgment stating that they were not liable to Findim under federal securities laws or under any Louisiana state law theory of recovery (the "Officers' Action"'). Findim has also filed a motion to dismiss the Officers' Action. On January 31, 2000, the Debtors filed a response in opposition to Findim's motion to dismiss the Adversary Complaint. That same day, the judge in the Louisiana Action issued an oral ruling that the Louisiana Action would be stayed pending the outcome of the motion to dismiss the Officers' Action. As a result, Findim and the Debtors agreed to an indefinite stay of the proceedings on the Adversary Complaint pending the resolution of the motion to dismiss the Officers' Action. Subsequently, the federal district court dismissed the action, thereby allowing the continuation of the litigation.

                  o BROWN/REDMAN CLASS ACTIONS. Messrs. Brown and Redman have also been named as defendants in four (4) federal securities law class action complaints filed in the United States District Court for the Middle District of Louisiana. These federal class actions, which were recently consolidated in the suit captioned Norman P. Lasky, et al. v. J. Terrell Brown, et al., seek class status for all persons who purchased or otherwise acquired common stock, preferred stock and/or call options of UCFC during the period from April 30, 1998, through and including February 2, 1999 (the "Class Period"). The Complaints in each of the suits allege, in general, that the class participants purchased or otherwise acquired UCFC securities during the Class Period in reliance upon public disclosures by UCFC that were false, misleading and/or omitted material facts concerning UCFC and its operations. In the consolidated action, the Court has ordered the plaintiffs to file a Consolidated Class Action

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Complaint by no later than June 21, 2000, and the Court has given the defendants
60 days from service of the foregoing Complaint to file responsive pleadings.

                  o PREIS LAWSUIT. On May 10, 2000, a Petition was filed in Louisiana state court by the Phillip W. Preis Children's Educational Trust against the present and certain former members of the Board of Directors of UCFC, Deloitte & Touche, LLP (UCFC's independent auditors) and UCFC's directors' and officers' liability insurance carrier. The plaintiff in such matter alleges that it is a shareholder of UCFC and that the members of UCFC's Board of Directors during the relevant period, January 1, 1995, to December 31, 1998, breached their fiduciary duties to UCFC and its shareholders under Louisiana law by, in general terms, allowing UCFC to proceed with a faulty business strategy that plaintiff alleges was the ultimate cause of UCFC's insolvency. With respect to Deloitte & Touche, LLP, the plaintiff alleges that such auditors violated their legal duties to audit UCFC in accordance with GAAP, to prepare UCFC's audited financial statements in accordance with GAAP and to properly advise the Board of Directors of UCFC regarding the inherent problems relating to UCFC's business strategy. This matter has not proceeded further than the filing of the original Petition.

                  o ESOP CLASS ACTION. In the matter entitled Amy Bergeron, et al. v. U.S. Trust Company of California, et al., plaintiffs, on behalf of the members of the United Companies Financial Corporation Employee Stock Ownership Plan (the "ESOP"), filed a state court class action lawsuit in the district court in Baton Rouge, Louisiana on February 7, 2000, against Dale E. Redman, Charles G. Hargon, J. Terrell Brown and John D. Dienes, each a member of UCFC's Plan Administrative Committee, U.S. Trust Company of California, N.A., the Trustee of the ESOP, as well as the insurance carriers providing insurance coverage for U.S. Trust and such members of UCFC's Plan Administrative Committee. The class action plaintiffs allege that the Plan Administrators breached their fiduciary duties by continuing to invest in UCFC common stock as UCFC's financial condition deteriorated and the value of UCFC's common stock declined. Plaintiffs claim that U.S. Trust violated its fiduciary duties to plaintiffs by continuing to invest in UCFC common stock despite a decline in value, in failing to conduct adequate investigations into whether continued investment in UCFC common stock was prudent and otherwise failing to discharge its duties with respect to the interests of the ESOP Plan participants and their beneficiaries.

                  An additional class action Petition was filed with the Nineteenth Judicial District on June 2, 2000. The Petition relates to losses suffered by ESOP plan participants, and the defendants are the ESOP trustee, U.S. Trust Company of California, N.A., the ESOP Plan Administrative Committee members (including J. Terrell Brown, Dale E. Redman, John D. Dienes, and Charles
G. Hargon) and two unnamed liability insurance companies. By letter, dated June 9, 2000, the Debtors provided written notice of this claim to (i) Keith Hanson of Hanson & Peters, on behalf of the Underwriters of UCFC's directors' and officers' liability insurance, (ii) Reliance National, UCFC's fiduciary liability insurer and (iii) Travelers Property Casualty, UCFC's comprehensive general liability carrier, the Debtors' insurers.

                  In addition, the matter captioned Myer v. U.S. Trust Company of California N.A., an ERISA class action suit, was filed on February 18, 2000, in the United States District Court, Middle District of Louisiana on behalf of the participants in UCFC's ESOP. In such class action, the plaintiff has sued solely U.S. Trust claiming that U.S. Trust breached its fiduciary duties in the management and investment decisions it made as Trustee for the ESOP, specifically duties prescribed by the Employee Retirement Income Security Act of 1974.

                  o SETTLEMENTS. Claims and causes of action arising in the ordinary course of the Debtors' business, including, without limitation, those involving the collection of borrower loan obligations and the enforcement of mortgage loan rights, including foreclosure proceedings, may be settled by the Debtors, and have been and will be settled by the Debtors during the pendency of the Chapter 11 Cases, by loan modification or other ordinary course means, without specific approval from the Bankruptcy Court. However, Debtors are

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

required to obtain prior court approval of any settlement of pending litigation, whether by or against them, that is outside the ordinary course of business.

                  Further, to preserve the resources of their estates and provide an expeditious means of effecting settlements of lawsuits in which they are plaintiffs, the Debtors sought and obtained authorization from the Bankruptcy Court to enter into settlements (a) with respect to any claim or cause of action held by any of the Debtors that does not exceed $250,000, without prior review or approval by any party, and (b) with respect to any claim or cause of action that exceeds $250,000 but is less than $1,000,000, with prior review and approval of only the U.S. Trustee, the Creditors' Committee, the Equity Committee and the Debtors' postpetition lenders; subject in both cases to quarterly reporting. The Debtors also received specific authorization to settle certain claims and causes of action alleged by them in the following lawsuits:
NationsTitle Insurance of New York, Inc., et al., plaintiffs, v. William H. Bertram, Jr., et al., defendants, pending before the Court of Common Pleas of Montgomery County, Ohio, as Case No. 96-2449; United Companies Lending Corporation, plaintiff, v. Catherine M. Huber, L. Samuel Westney and Chesapeake Residential Appraisers, defendants, pending before the United States District Court for the District of Maryland, Southern Division (Greenbelt), as Civil Case No. PJM98-772; and United Companies Lending Corporation, plaintiff, v. Charles
H. Robertson and Pam Robertson, defendants, pending before the Circuit Court of Jefferson County, Alabama, as Civil Action No. CV 96-1985 WAJ. To date, the Debtors have not sought authorization to enter into non-ordinary course settlements of claims and causes of action alleged against them.

         6.       CLAIMS PROCESS

                  In chapter 11, claims against a debtor are established either as a result of being listed in the debtor's schedules of liabilities or through assertion by the creditor in a timely filed proof of claim. Claims asserted by creditors are either allowed or disallowed. If allowed, the claim will be recognized and treated pursuant to the plan of reorganization. If disallowed, the creditor will have no right to obtain any recovery on or to otherwise enforce the claim against the debtor.

                  o FILING OF SCHEDULES OF LIABILITIES. On March 2, 1999, the Debtors requested, and the Bankruptcy Court granted, an extension of time in which to file their schedules of liabilities (the "Schedules") (as well as their schedules of assets and executory contracts and their statements of financial affairs). Because of the numerous demands on the Debtors and their professionals resulting from the filing of the Chapter 11 Cases, the Debtors requested three additional extensions of time in which to file their Schedules. On May 11, 1999, May 22, 1999, and June 17, 1999, the Court entered orders further extending the filing deadline for the Schedules. On June 30, 1999, the Debtors filed their Schedules with the Bankruptcy Court. The Debtors reserve the right to amend their Schedules during the remaining pendency of the Chapter 11 Cases.

                  o BAR DATE FOR FILING PROOFS OF CLAIM. By order, dated July 27, 1999, as amended on August 10, 1999 (the "Bar Date Order"), the Court (i) approved September 30, 1999 as the bar date for all creditors to file proofs of claim, (ii) authorized the Debtors to provide notice of the bar date by direct mail and publication, and (iii) approved a bar date notice (the "Bar Date Notice") to be sent to all of the Debtors' known creditors. The Bar Date Notice notified creditors of the deadline for filing proofs of claim and contained explicit instructions regarding who should file a proof of claim and the instructions for doing so. The Bar Date Notice was mailed to in excess of 500,000 parties in interest on or about August 15, 1999. In addition, the Bar Date Notice was published (i) on August 30, 1999 in The Wall Street Journal (National Edition), The New York Times (National Edition), Akron Beacon Journal, Lima News, Columbus Dispatch, Chillicothe Gazette, Warren Tribune Chronicle, Cleveland Plain Dealer and Cincinnati Enquirer Post; (ii) on August 31, 1999 in Dayton News, Toledo Blade, Baton Rouge Advocate and Mansfield News Journal; and
(iii) on September 1, 1999 in Mansfield News Journal.

                  On February 11, 2000, the Court approved an order authorizing the Debtors to establish a supplemental bar date (the "Supplemental Bar Date") for potential claimants who did not receive the Bar Date Notice in the mail or


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

otherwise receive notice of the September 30, 1999 bar date. Pursuant to the order, the Debtors mailed notice of the supplemental bar date on February 28, 2000 to these previously unnoticed potential claimants, establishing a bar date of April 25, 2000 for only those creditors receiving the notice.

                  o CLAIMS OBJECTION PROCESS. The Debtors are in the process of evaluating the proofs of claim to determine whether objections seeking the disallowance of some asserted Claims should be filed. The Debtors are reconciling the Claims listed in their Schedules with the Claims asserted in proofs of claim and are also in the process of eliminating Claims that are duplicative or erroneous in order to ensure that only valid Claims are allowed by the Bankruptcy Court. If the Debtors object to a proof of claim, the Bankruptcy Court will determine whether or not such Claim should be allowed. To the extent that the Debtors are successful in their objections, the total amount of the Debtors' liabilities to be treated under the Plan will be decreased. If the Debtors do not object to a proof of claim, that Claim asserted therein will be deemed allowed and will be treated pursuant to the Plan. As appropriate, the Debtors may seek to negotiate and settle disputes as to proofs of claims as an alternative to filing objections to the proofs of claim. Approximately 5,200 claims were filed against the Debtors, in an aggregate amount exceeding $1,629,401,823,155. The Debtors believe that many of these claims are duplicative or without merit. To date, the Debtors have objected to over 3,540 claims exceeding $1,629,184,683,335. As of the date hereof, 1,396 claims have been expunged in the aggregate amount of $1,600,024,222,560.

                        o First Omnibus Objection to Proofs of Claim (Duplicate and Amended Claims). On March 24, 2000, the Debtors filed their First Omnibus Objection to Proofs of Claim (Duplicate and Amended Claims). This objection sought to disallow and expunge 54 duplicate Claims and 36 amended Claims. The hearing on one such Claim was continued to June 8, 2000 and one such Claim was withdrawn by the claimant. On April 26, 2000, the Bankruptcy Court entered an order disallowing and expunging 52 duplicate claims and 36 amended Claims.

                        o Second Omnibus Objection to Proofs of Claim (No Amount Due on Claims Filed by Borrowers). On March 24, 2000, the Debtors filed their Second Omnibus Objection to Proofs of Claim (No Amount Due on Claims Filed by Borrowers). This objection sought to expunge 301 Claims filed by current and former borrowers of the Debtors, as to which the Debtors' books and records showed no amount due. Before the hearing on this objection, the Debtors withdrew their objection as to four such Claims and agreed to continue the hearing as to five such Claims. As a result, at the April 26, 2000 hearing, the Bankruptcy Court entered an order disallowing and expunging 292 such Claims.

                  At a hearing on May 9, 2000, the Bankruptcy Court entered an order disallowing and expunging three such Claims that had been continued from the April 26, 2000 hearing. The hearing on the remaining two such Claims has been further continued to allow the Debtors an opportunity to further investigate these Claims.

                        o First Omnibus Objection to Proofs of Claim (Duplicate and Amended Claims). On March 24, 2000, the Debtors filed their First Omnibus Objection to Proofs of Claim (Duplicate and Amended Claims). This objection sought to disallow and expunge 54 duplicate claims and 36 amended claims. The hearing on one claim was continued to June 8, 2000 and one claim was withdrawn by the claimant. On April 26, 2000, the Bankruptcy Court entered an order disallowing and expunging 52 duplicate claims and 36 amended claims. On June 8, 2000, the Bankruptcy Court expunged the remaining duplicate claim.

                        o Second Omnibus Objection to Proofs of Claim (No Amount Due on Claims Filed by Borrowers). On March 24, 2000, the Debtors filed their Second Omnibus Objection to Proofs of Claim (No Amount Due on Claims Filed by Borrowers). This objection sought to expunge 301 claims filed by current and former borrowers of the Debtors, as to which the Debtors' books and records showed no amount due. Before the hearing on this objection, the Debtors withdrew their objection as to 4 claims and


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

         agreed to continue the hearing as to 5 claims. As a result, at the April 26, 2000 hearing, the Bankruptcy Court entered an order disallowing and expunging 292 claims.

                        At a hearing on May 9, 2000, the Bankruptcy Court entered an order disallowing and expunging 3 claims that had been continued from the April 26, 2000 hearing. On June 8, 2000, the Bankruptcy Court entered an order expunging the two remaining claims.

                        o Third Omnibus Objection to Proofs of Claim (No Amount
         Due). On March 24, 2000, the Debtors filed their Third Omnibus Objection to Proofs of Claim (No Amount Due). This objection sought to disallow and expunge 141 claims filed by claimants other than the Debtors' borrowers as to which the Debtors' books and records showed no amount due. Prior to the hearing on this objection, the Debtors agreed to continue the hearing with regard to four (4) claims. As a result, at the hearing on April 26, 2000, the Bankruptcy Court entered an order disallowing and expunging 137 claims.

                        On May 9, 2000, the Bankruptcy Court entered an order disallowing and expunging three (3) additional claims. The hearing on the remaining claim has been continued to July 25, 2000.

                        o Fourth Omnibus Objection to Proofs of Claim (No Amount Due on Claims Filed by Borrowers). On April 7, 2000, the Debtors filed their Fourth Omnibus Objection to Proofs of Claim (No Amount Due on Claims Filed by Borrowers). This objection sought to disallow and expunge 194 proofs of claim filed by current and former borrowers of the Debtors as to which the Debtors' books and records show no amount due. Prior to the hearing, the Debtors withdrew their objection as to one (1) claim and continued the hearing with respect to five (5) claims.

                        At the hearing on May 9, 2000, the Bankruptcy Court heard testimony and argument regarding one contested claim. The Court took this matter under advisement and has not yet issued an order regarding the disposition of this claim. However, at the hearing on May 9, 2000, the Court entered an order disallowing and expunging the remaining 187 claims.

                        On June 8, 2000, the Bankruptcy Court entered an order disallowing and expunging 1 additional claim. The Debtors have agreed to continue the hearing with regard to the four (4) remaining claims until July 25, 2000.

                        o Fifth Omnibus Objection to Proofs of Claim (No Amount
         Due). On May 7, 2000, the Debtors filed their Fifth Omnibus Objection to Proofs of Claim (No Amount Due). Due to an error in serving notice of this objection, the hearing on this objection was continued from May 9, 2000 to June 8, 2000. This objection sought to disallow and expunge 99 proofs of claim filed by entities other than borrowers of the Debtors as to which the Debtors' books and records show no amount due. Prior to the hearing, the Debtors agreed to withdraw their objection as to two (2) claims that the Debtors agreed to treat as allowed claims, continued the hearing to July 25, 2000 as to another two (2) claims, and agreed to reduce and allow one (1) claim. As a result, on June 8, 2000, the Bankruptcy Court entered an order disallowing and expunging ninety four (94) proofs of claim, allowing two (2) claims as general unsecured claims, and reducing and allowing one (1) claim as a general unsecured claim.

                        o Sixth Omnibus Objection to Proofs of Claim (No Amount Due on Claims Filed by Borrowers). On May 8, 2000, the Debtors filed their Sixth Omnibus Objection to Proofs of Claim (No Amount Due on Claims Filed by Borrowers). This objection sought to disallow and expunge 665 claims filed by current and former borrowers of the Debtors as to which the Debtors' books and records show no amount due. Prior to the hearing on this objection, the Debtors agreed to continue the


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

         hearing to July 25, 2000 with respect to nine (9) claims in order to provide the Debtors with an opportunity to further investigate these claims. On June 8, 2000, the Bankruptcy Court entered an order disallowing and expunging the remaining 656 claims.

                        o Seventh Omnibus Objection to Proofs of Claim (No Amount Due). On May 8, 2000, the Debtors filed their Seventh Omnibus Objection to Proofs of Claim (No Amount Due). This objection sought to disallow and expunge twenty-two (22) claims filed by entities other than borrowers of the Debtors as to which the Debtors' books and records show no amount due. On June 8, 2000, the Bankruptcy Court entered an order disallowing and expunging all twenty-two (22) claims included in the Seventh Omnibus Objection.

                        o Eighth Omnibus Objection to Proofs of Claim (No Amount Due on Claims Filed by Borrowers). On June 6, 2000, the Debtors filed their Eighth Omnibus Objection to Proofs of Claim (No Amount Due on Claims Filed by Borrowers). This objection seeks to disallow and expunge 233 claims filed by current and former borrowers of the Debtors as to which the Debtors' books and records show no amount due. This objection is set for hearing on July 25, 2000.

                        o Ninth Omnibus Objection to Proofs of Claim (No Amount
         Due). On June 6, 2000, the Debtors filed their Ninth Omnibus Objection to Proofs of Claim (No Amount Due). This objection seeks to disallow and expunge 196 claims filed by entities other than borrowers of the Debtors as to which the Debtors' books and records show no amount due. This objection is set for hearing on July 25, 2000.

                        o Tenth Omnibus Objection to Proofs of Claim (No Amount Due on Claims Filed by Borrowers). On June 29, 2000, the Debtors filed their Tenth Omnibus Objection to Proofs of Claim (No Amount Due on Claims Filed by Borrowers). This objection seeks to disallow and expunge 393 claims filed by current and former borrowers of the Debtors as to which the Debtors' books and records show no amount due. This objection is set for hearing on August 30, 2000.

                        o Eleventh Omnibus Objection to Proofs of Claim (Late Claims). On June 29, 2000, the Debtors filed their Eleventh Omnibus Objection to Proofs of Claim (Late Claims). This objection seeks to disallow and expunge 318 claims that were filed after the bar date for filing proofs of claim. This objection is set for hearing on August 30, 2000.

                        o Twelfth Omnibus Objection to Proofs of Claim (Duplicate and Amended Claims. On June 29, 2000, the Debtors filed their Twelfth Omnibus Objection to Proofs of Claim (Duplicate and Amended Claims). This objection seeks to disallow and expunge 98 duplicate claims and 22 amended claims. This objection is set for hearing on August 30, 2000.

                        o Thirteenth Omnibus Objection to Proofs of Claim (No Amount Due). On June 29, 2000, the Debtors filed their Thirteenth Omnibus Objection to Proofs of Claim (No Amount Due). This objection seeks to disallow and expunge 370 claims filed by entities other than borrowers of the Debtors as to which the Debtors' books and records show no amount due. This objection is set for hearing on August 30, 2000.

                        o Fourteenth Omnibus Objection to Proofs of Claim (No Amount Due on Claims Filed by Employees). On June 29, 2000, the Debtors filed their Fourteenth Omnibus Objection to Proofs of Claim (No Amount Due on Claims Filed by Employees). This objection seeks to disallow and expunge 30 claims filed by current or former employees of the Debtors as to which the Debtors books and records show no amount due. This objection is set for hearing on August 30, 2000.


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

                        o Fifteenth Omnibus Objection to Proofs of Claim (Reclassify and Allow). On June 29, 2000, the Debtors filed their Fifteenth Omnibus Objection to Proofs of Claim (Reclassify and Allow). This objection seeks to reclassify and allow 74 claims as general unsecured claims. These claims were originally filed as either secured claims or unsecured priority claims. This objection is set for hearing on August 30, 2000.

                        o Sixteenth Omnibus Objection to Proofs of Claim (Duplicate Claims Filed Class Action Participants. On June 29, 2000, the Debtors filed their Sixteenth Omnibus Objection to Proofs of Claim (Duplicate Claims Filed by Class Action Participants). This objection seeks to disallow and expunge 36 claims on the basis that the claimants are members of a plaintiff class in a class action lawsuit currently pending against the Debtors and there has been a proof of claim filed by the name plaintiffs on behalf of the entire class. In addition, this objection seeks to disallow and expunge 118 claims filed by borrowers within the Commonwealth of Massachusetts who are subject to a consent judgment between the Debtors and the Commonwealth on the grounds that these claims are duplicative of the claim filed by the Commonwealth of Massachusetts on behalf of all borrowers subject to the consent judgment. This objection is set for hearing on August 30, 2000.

                        o Seventeenth Omnibus Objection to Proofs of Claim (No Amount Due on Shareholder Claims. On June 29, 2000, the Debtors filed their Seventeenth Omnibus Objection to Proofs of Claim (No Amount Due on Shareholder Claims). This objection seeks to disallow and expunge 348 claims filed by shareholders of the Debtors as to which the Debtors' books and records show no amount due. This objection is set for hearing on August 30, 2000.

                        o Eighteenth Omnibus Objection to Proofs of Claim (Litigation Claims). On June 29, 2000, the Debtors filed their Eighteenth Omnibus Objection to Proofs of Claim (Litigation Claims). This objection seeks to disallow and expunge 217 claims that are (a) claims related to pending litigation in which the Debtors filed an answer denying the allegations, (b) claims related to pending litigation in which the Debtors would have filed an answer denying the allegations if the litigation had not been stayed as a result of the commencement of these chapter 11 cases, and (c) claims setting forth allegations which could have been asserted in a lawsuit prior to the commencement of these chapter 11 cases, but no such lawsuit has been filed, and the Debtors deny the allegations. This objection is set for hearing on August 30, 2000.

                        o Nineteenth Omnibus Objection to Proofs of Claim (Duplicate Bank and Bond Debt Claims). On June 29, 2000, the Debtors filed their Nineteenth Omnibus Objection to Proofs of Claim (Duplicate Bank and Bond Debt Claims). This objection seeks to disallow and expunge 40 claims filed by holders of the Debtors' bank and bond debt on the basis that these claims are duplicative of the claims filed by the agent for the participating lenders under the Debtors' credit facility or the indenture trustee, as appropriate. This objection is set for hearing on August 30, 2000.

                        o Twentieth Omnibus Objection to Proofs of Claim (Reduce and Allow). On June 29, 2000, the Debtors filed their Twentieth Omnibus Objection to Proofs of Claim (Reduce and Allow). This objection seeks to reduce and allow 105 claims as to which the Debtors' books and records show that an amount is due and owing, but the amount that is due and owing is less than the amount contained in the proof of claim. This objection is set for hearing on August 30, 2000.

                        o Twenty-First Omnibus Objection to Proofs of Claim (Reclassify, Reduce and Allow). On June 29, 2000, the Debtors filed their Twenty-First Omnibus Objection to Proofs of Claim (Reclassify, Reduce and Allow). This objection seeks to reclassify 39 claims as either unsecured priority or general unsecured claims, and to allow such claims in a reduced amount. The Debtors' books and records show that amounts are due and owing with respect to these claims, but the amounts that are due and owing are less than the amounts contained in the proofs of claim. This objection is set for hearing on August 30, 2000.

                        o Further Claims Objection Process. In addition to the omnibus claim objections discussed above, the Debtors filed a number of objections to individual claims on June 29, 2000. These objections comprised claims as to which the basis for the Debtors' objection was not adequately set forth in any of the omnibus claim objections. These objections are also set for hearing on August 30, 2000.

                        The Debtors have made substantial progress in the claims reconciliation process. However, the Debtors are continuing to review proofs of claim and reserve the right to file additional objections to claims.

                  o HUDAK CLASS PROOF OF CLAIM. On December 2, 1999, Andrew and Michelle Hudak (the "Hudaks") filed a motion seeking to have class action rules and procedures applied to the proof of claim filed by them on behalf of a putative class of similarly situated creditors within the State of Ohio. The Hudaks are purported class representatives in an action against United Companies Lending Corporation, which is currently pending in Ohio (the "Ohio Action"). The Hudaks allege in the Ohio Action that United Companies Lending Corporation, in making mortgage loans to borrowers in Ohio, charged discount points in excess of the statutory maximum under Ohio law. Although the Ohio Action was filed as a class action, no class has been certified by the Ohio court. The Debtors objected to the filing of the Hudaks' class proof of claim. However, on February 16, 2000, the Bankruptcy Court denied the Debtors' objection and allowed the Hudaks to proceed to file a proof of claim on behalf of the putative class of similarly situated Ohio borrowers. On May 24, 2000 the Hudaks filed a motion with the Bankruptcy Court requesting that their class proof of claim be maintained as a class action and requesting class certification. The Debtors have not filed a response to the motion, but anticipate that they will object to the relief requested. A hearing on the motion has been adjourned until August 30, 2000. The parties have reached a tentative settlement of all issues, including providing for possible payments for $25.00 per borrower up to an aggregate of $90,000.00. The Debtors intend to submit such proposed compromise and settlement in the near future.

                  o BORROWER CLAIMS. The borrower claims, including Borrower Litigation Claims, in the Debtors' cases account for a minority of total Allowed Claims. The Debtors scheduled a total of approximately 1,227 claims, none of which were borrower claims. Of the total of approximately 5,086 claims filed in the Debtors' cases, approximately 2,455 were filed by borrowers. Of these approximate 2,455 borrower claims, the majority were filed in error and approximately 1,140 borrower claims have been expunged. An additional approximate 246 borrower claims are subject to pending objections set for hearing on July 25, 2000 and a further approximate 1,044 borrower claims are subject to pending objections set for hearing on August 30, 2000. There are approximately 24 borrower claims which have been allowed. These allowed borrower claims aggregate an approximate $9,646.85.

         7.       EXCLUSIVE PLAN PROPOSAL AND ACCEPTANCE RIGHTS

                  Section 1121(b) of the Bankruptcy Code provides for an initial period of 120 days after the commencement of a chapter 11 case during which a debtor has the exclusive right to file a plan of reorganization. In addition, section 1121(c)(3) of the Bankruptcy Code provides that if the debtor files a plan within the 120-day exclusive period, it has a period of 180 days after the commencement of the chapter 11 case to obtain acceptances of such plan (the "Exclusive Periods"). Pursuant to section 1121(d) of the Bankruptcy Code, the Court may, upon a showing of cause, extend or increase a debtor's Exclusive Periods.

                  Prior to the expiration of the initial Exclusive Periods, the Debtors sought an extension of such periods, citing a multitude of factors, including: (i) the size and complexity of the Debtors' Chapter 11 Cases; (ii) the substantial efforts required to stabilize and rehabilitate the Debtors' business, including the sale of the Debtors' loan origination business; and

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

(iii) the need to develop a long-range business plan to lay the foundation for a consensual plan of reorganization. By order, dated June 16, 1999, the Bankruptcy Court granted the requested extension of the Debtors' initial Exclusive Periods to and including October 29, 1999 and December 29, 1999, respectively.

                  As the end of the extended Exclusive Periods approached, the Debtors found it necessary to request a second extension from the Bankruptcy Court, citing, in addition to the reasons discussed above, the need to develop and implement certain strategic initiatives. One of these initiatives was to enhance the servicing business by entering into a transaction with a third party that would result in the assumption by an experienced and qualified sub-servicer of all the servicing functions set forth in the Debtors' pooling and servicing agreements. The other strategic initiatives were to determine the most efficient and profitable strategies with respect to the Debtors' foreclosed properties and owned whole loans. Because the outcome of these initiatives would have a dramatic impact on the structure of the Debtors' future business operations and the plan of reorganization, the Debtors obtained from the Bankruptcy Court an extension of the Exclusive Periods to and including February 1, 2000 and March 28, 2000, respectively.

                  Subsequently, the Debtors filed a motion requesting a third extension of the Exclusive Periods (the "Third Extension Motion"). By a bridge order, Bankruptcy Court agreed to extend the exclusive period to file a plan of reorganization until February 16, 2000, the date of the hearing on Third Extension Motion. The motion was granted with certain modifications. Specifically, the Bankruptcy Court extended the Exclusive Periods to May 1, 2000 and June 26, 2000, respectively, but granted the Equity Committee the right to file and solicit acceptances of its own plan of reorganization. The Debtors filed their initial plan of reorganization on February 16, 2000 and did not seek any further extension of the Exclusive Periods. Accordingly, the Debtors' Exclusive Periods have expired. The Equity Committee filed its competing amended plan of reorganization and disclosure statement on July 3, 2000. The Bankruptcy Court approved the Equity Committee Disclosure Statement on July 7, 2000, subject to entry of an approval order.

C.       CASH, ACCOUNTING AND OPERATING ISSUES

         1.       CASH

                  The Debtors began the Chapter 11 as a full-service lender and servicer. The operations initially rapidly consumed cash which the Debtors funded by drawing under the DIP Credit Facility. Borrowings peaked at $76 million during the month of March 1999.

                  Because the Debtors no longer paid interest on $1,225,000,000 of borrowed money, the servicing and collecting side of the business generated substantial cash. Once the loan origination closed the Debtors used the first available cash to pay off the DIP facility and then began accumulating cash.

                  Escrowed cash from borrowers is segregated and held in trust for the borrowers. The Debtors balance sheets show the cash as an asset offset by a liability to borrowers.

                  Non-escrowed cash at December 31, 1999 was $103 million. This has grown to $175 million as of May 31, 2000. The Residual Agreement provides for a sale as of December 31, 1999. Therefore, much of the increased cash will go to the buyer of those assets.

                  The Debtor has at all times during the pendency of these cases been able to meet its post-petition obligations.

         2.       ACCOUNTING AND REPORTING

                  The Debtors' financial reports indicated a net worth of $505 million on September 30, 1998. The audit for 1998, completed in September of 1999, included a major writedown of the value of the Interest-only and residual certificates-net, and net worth at December 31, 1998 was reduced to ($114 million). The Debtors' Current Report on Form 8-K dated September 3, 1999 is included as Exhibit G.

                  The audit for 1999 is not complete at this time; however, the Debtors anticipate an additional writedown of assets as of December 31, 1999 of approximately $88 million. The Debtors are currently evaluating additional adjustments to the amounts reported in their financial statements as a result of the Residual Agreement and the Whole Loan Agreement.

                  The Debtors' operations in recent months are not only cash positive but also show an operating profit.

         3.       OPERATING ISSUES

                  The Debtors have, over the past twelve (12) months, made a number of changes to the servicing operations in order to reduce overall delinquency and minimize loan losses. To date, the addition of a loss mitigation department and the improvements to the collections, foreclosures-in-process, bankruptcy and REO departments have resulted in the following:

                  o Reduction of 1-29 day delinquent accounts as a percentage of the total home equity portfolio from a one year peak of 13.7% in May 1999 to 11.4% in May 2000.
                  o Reduction of 30+ day delinquent accounts as a percentage of the total home equity portfolio from a one year peak of 19.8% in January 2000 to 16.9% in May 2000.
                  o        Reduction of total delinquent accounts (including
                           REO) as a percentage of the total home equity portfolio from a one year peak of 35.6% in January 2000 to 32.3% in May 2000.
                  o Reduction in the average number of months it takes to foreclose on incurable delinquent accounts (i.e., reduction of the number of months from date of last payment to completion of foreclosure process.) A reduction of the foreclosure timeframe reduces servicing and interest advances per loan, thereby lowering the loss per loan that might otherwise be experienced.
                  o Reduction in the average number of months it takes to sell REO properties (i.e., reduction of the number of months from date of the Debtors' recovery of collateral title (end of the foreclosure process) to completion of REO sale). A reduction of the REO sale timeframe reduces servicing and interest advances per loan, thereby lowering the loss for the loan that might otherwise be experienced.

                  Due to generally accepted accounting principles, losses on loans are not recognized until sale of the foreclosed property. Based upon the acceleration of the period from delinquency to ultimate realization on the recovered property, the losses as reported illustrate a greater amount of losses than historically realized over similar periods of time. Such losses, however, are merely reflective of the Debtors' success in accelerating the disposition of recovered properties, the cessation of non-recoverable service advances, and the concomitant portrayal of such losses on an accelerated basis. The Equity Committee disputes the Debtors' analysis with respect to losses on loans.

                  Delinquencies: Notwithstanding the improvements to the servicing operations and corresponding reduction in delinquency, historical United Companies and industry information indicate that United Companies' securitized portfolio should experience an increase in delinquency over the next 12 - 18 months as a result of the overall "seasoning" of the relatively young portfolio.

                  As of March 2000, the current balance of home equity loans originated in 1998 and 1997 comprised approximately 48% and 26% of the current balance of the total home equity securitized portfolio, respectively. By analyzing the monthly delinquency statistics of the individual United Companies securitizations and as reported in "Moody's Home Equity Index Update: First Quarter 2000" for the industry for similar years' vintages, it is possible to ascertain delinquency percentage trends by vintage as loan pools season.

                  In general, during the first few months after a pool of loans is originated, the number of delinquent loans as a percentage of the outstanding current balance is relatively low - most borrowers make most of their first few payments. As the loans season (i.e., as the number of months since origination increases), the more likely it is that borrowers will miss payments. In most pools, delinquent accounts as a percentage of current balance increase to a peak after four (4) to five (5) years and then gradually decrease as the outstanding current balance is reduced by the elimination of delinquent borrowers through foreclosure and REO sales.

Historical data through April, 2000 from the United Companies securitizations regarding loan seasoning and delinquency can be summarized in the following table:

-------------------------------------------------------------------------------------------------------------------
                                           1993-94          1995         1996        1997                1998
% of total portfolio                       5%               7%           15%         26%                 48%

Peak delinquency month                     63               55           43          Not yet reached
30+ delinquency % at peak                  25.3%            33.6%        31.3%       Not yet reached

Months since orig.  as of April, 2000      88               63           51          39                  27
30+ delinquency %, April, 2000             15.5%            31.8%        24.7%       27.4%               18.9%
-------------------------------------------------------------------------------------------------------------------

The table indicates that the later vintages have been peaking earlier and higher, a trend also supported by the Moody's industry data. Assuming this trend continues, 1997 and 1998 vintage loan pools will reach their delinquency peaks over the next eighteen (18) months. Because the 1997 and 1998 pools comprise 74% of the Debtors' total securitized portfolio, as these pools increase to their delinquency peaks over the next 12-18 months, delinquency for the total portfolio will rise, not fall as assumed in the Equity Committee's Plan.

                  Cumulative Losses: Losses result from loan defaults and are recognized when loan liquidation actually occurs. The actual monthly advancing of cash for interest and servicing costs (attorneys, forced place insurance, property inspections, property maintenance, securing the property, repairs, lien removals, etc.) on defaulted loans are not recognized as losses at the time of the outlays, but are built up as "total debt" (UPB + interest and servicing advances) in each defaulted loan.

The loss and loss severity are calculated on each loan as follows:

Gross Proceeds - outsourcer fees - broker commissions - municipal costs - closing costs = Net Proceeds.
Net Proceeds - Total Debt = Loss or Gain
Loss Severity = Loss/UPB

                  Cumulative loss estimates for a pool or pools of loans are made by adding historical losses to an estimate of future default rates and loss severities. Cumulative losses, by definition, should accumulate. The only way that one could conceive that they might decline is if gains from collateral liquidations exceeded losses recognized, for a net gain on (periodic) liquidations. The history of United does not support with actual data that there are significant gains on REO liquidations, in either frequency of units or dollar amount.

                  The default process is state specific, but generally takes anywhere from 3 to 13 months from notice to recovery of title. Therefore, a loss curve begins to show positive slope only around month 12 and beyond.

                  The Debtors believe that the sum of historical cumulative losses on collateral liquidations that have been experienced by the Debtors to date plus the losses to be recognized from currently existing REO properties not yet liquidated already exceeds the total cumulative lifetime loss as utilized in the Equity Committee Plan assumptions. In addition, this sum does not give any consideration to all future losses on borrower loans that have yet to default. Therefore, the Debtors believe that the assumptions utilized by the Equity Committee regarding cumulative loss percentage are unachievable and lead to an unsupportable value for the Debtors' Interest Only and Residuals.

                  The loss calculations prepared by the Debtors detail by Securitization the actual losses incurred through May, 2000 and the forecasted losses anticipated when consideration of the January 31, 2000 inventory of REO and foreclosure inventories (in process) is given. Actual losses through May 31, 2000 of $264.7 million comprise 2.52% of the original issue of Home Equity Securitizations (excluding the 1998-D securitization, which the Debtor does not service). It is relevant to note that all deals aged prior to 1996B have already incurred actual losses in excess of 3.5% of the original issue balance.

                  When consideration of forecasted losses on the unliquidated but foreclosed or in foreclosure inventory at May 31 is taken the aggregate loss is expected to be about $505 million, or 4.81% of the original issue balance. Historical trends indicate that there will be additional losses, particularly in the unseasoned pools, as additional loans default and are foreclosed upon.

                  The delinquency and loss statistics of the Debtors cannot be compared to those of the Debtors' competitors who still originate new loans, since the addition of newly originated and therefore current loans to a loan pool "masks" the delinquencies and losses coming from older seasoning loans.

                                       V.

                           THE PLAN OF REORGANIZATION

A.       RATIONALE UNDERLYING PLAN TREATMENTS OF CLAIMS

                  The terms of the Plan are the result of discussions among the Debtors, the Creditors' Committee, holders of Bank Claims and holders of Senior Note Claims and represents a compromise and settlement with respect to the following issues: (a) whether the estates of each of the Debtors should be treated separately for purposes of making payments to holders of Claims, (b) whether and to what extent proceeds from the Sale Transaction should be allocated among each of the Debtors based upon their respective claims of ownership to certain assets sold thereunder, (c) the amount and priority of certain Intercompany Claims, (d) the voidability of certain intercompany transfers and (e) the enforceability of the guarantee claims asserted by holders of the Bank Claims against the Debtors which are direct and indirect subsidiaries of United Companies. The Debtors, the holders of Bank Claims, and the holders of Senior Note Claims have differing views of the ultimate result of litigation over the above issues in the event the Plan is not confirmed and claims asserting substantive consolidation, the avoidance of the Banks' guarantees against Debtors which are United Companies' subsidiaries, or the avoidance of transfers made by United Companies to certain of its subsidiaries are pursued to judgment.

                  Statements as to the rationale underlying the treatment of claims under the Plan are not intended to waive, compromise or limit any rights, claims, or causes of action in the event the Plan is not confirmed. Rather, the distributions contemplated by the Plan represent estimates of distributions accomplished through the compromise and settlement of these issues among the Debtors, holders of Bank Claims and holders of Senior Note Claims without the necessity for a final judicial determination thereof. The Debtors cannot assure that an ultimate judicial determination of the compromised issues might not result in treatment which is more or less favorable to any particular creditor.

                  The Plan represents and embodies compromises and settlements of a number of intercreditor issues which have been raised in the Debtors' Chapter 11 Cases. Resolution of these issues is crucial to any reorganization of the Debtors and, if not resolved through compromise and settlement may result in a substantial delay and expense pending their judicial determination.

                  The Debtors believe that the compromises and settlements embodied in the Plan give due consideration to the strengths and weaknesses of potential litigation arguments made by holders of the Senior Note Claims and the Banks respectively, and that with respect to such disputes, the distribution to any particular creditor is no better than the best possible judicial determination in favor of such creditor while being no less than the worst possible outcome. Accordingly, the Debtors, the holders of Bank Claims and Senior Note Claims believe the compromises embodied in the Plan are within the range of likely results in the event each issue was pursued to judgment.

B.       SETTLEMENT OF THE BANK CLAIMS AND RELATED INTERCREDITOR ISSUES

                  The Plan incorporates a compromise and settlement of the Bank Claims and related intercreditor issues raised by holders of Senior Note Claims. The Banks have asserted Claims against each Debtor approximating $858 million, which by their terms are based upon the Credit Facility and guaranties of United Companies' obligations under the Credit Facility by subsidiaries of United Companies, which are also Debtors.

                  Under the terms of the compromise and settlement, the holders of Bank Claims, Senior Note Claims and the Debtors have agreed that cash distributions available for senior creditors (i.e., holders of Bank Claims and Senior Note Claims), referred to in the Plan as "Senior Creditor Cash", shall be allocated first to certain fees and expenses of such senior creditors (estimated to be approximately $4 million as of the date hereof), then, with respect to balance, Net Senior Creditor Cash, eighty-five and one-half percent (85.5%) to the Bank Claims and fourteen and one-half percent (14.5%) to the Senior Note Claims; provided that Total Creditor Cash in excess of $850 million shall be allocated ninety-five percent (95%) to the Bank Claims and five percent (5%) to the Senior Note Claims. Estimated recoveries on the Bank Claims and Senior Note Claims are 77.26% and 46.64%, respectively, plus recoveries associated with their respective interests in the Litigation Trust.

                  This settlement resolves not only contentions regarding the validity and enforceability of the Banks' asserted guaranty claims, but also regarding substantive consolidation of the Debtors' estates and, alternatively, the potential recovery of alleged fraudulent transfers made by United Companies to certain of its subsidiaries. In this context, the Plan provides that the Debtors' estates shall be substantively consolidated, but subject to the treatments of the Bank Claims, Senior Note Claims and other Classes of Creditors which result from the proposed compromise and settlement. General Unsecured Claims are thus classified in a single class, Class 5, and all receive identical treatment, a thirty-two percent (32%) recovery on their Allowed Claims. In the context of the compromise and settlement, the holders of Bank Claims and Senior Note Claims will bear the risk of increases in anticipated Claims or a decrease in aggregate proceeds available for distribution. As discussed in greater detail below, the Debtors believe that the Plan provides greater distributions with respect to General Unsecured Claims than would likely be received on account of such Claims against the individual Debtors in a liquidation.

                  Because the value of the Debtors' estates is insufficient to satisfy all non-subordinated Claims in full, the Debtors are prohibited by the Bankruptcy Code's "absolute priority rule" from providing any distributions to holders of the Subordinated Note Claims or holders of Equity Interests without the requisite consent of holders of all Classes of Claims senior to the Subordinated Note Claims. The Debtors have been advised that such consent will not be forthcoming and, therefore, holders of Subordinated Note Claims and Equity Interests will receive nothing under the Plan.

                  The rationale behind this compromise and settlement consists of an assessment by the Debtors and the holders of the Senior Note Claims of their independent and collective ability to prevail in avoiding the Banks' asserted guarantees or in achieving substantive consolidation of the Debtors' estates. The Debtors believe that unless these controversies are resolved, the prospect of concluding the Sale Transaction will be diminished, with the effect that protracted litigation would delay any reorganization alternative and potentially adversely affect asset values.

                  Given this assessment by the Debtors, the Plan's compromise of the Bank Claims is in the best interest of the Debtors' estates and all creditors. The various arguments which might be asserted against the Bank Claims, or in support of substantive consolidation, and the Banks' position in regard thereto, are set forth below. Any assertion of these arguments against the Bank Claims or in support of substantive consolidation would be vigorously resisted by the Banks.

         1.       THE FRAUDULENT CONVEYANCE ISSUE

                  The Debtors and the holders of Senior Note Claims have asserted that the Bank Claims against United Companies' subsidiaries may be voidable as fraudulent transfers, at least in part, based on the theory that the subsidiary Debtors did not receive reasonably equivalent value for the pre-petition guaranties claimed by the Banks or were rendered insolvent thereby. The Banks have asserted that under the terms of their guarantees, they are entitled to Allowed Claims against each subsidiary in the full amount of their approximate $858 million claim. The Debtors disagree with this theory and believe that the Banks would be entitled to Allowed Claims at each subsidiary representing the greater of the amount of advances under the Credit Facility that were of value to such Debtor subsidiary or the net worth of such subsidiary at the time advances were made under the Credit Facility. Under various theories, the Banks claim to be able to demonstrate value to each of the Debtors from the proceeds of the Bank loans to United Companies that would enable the Banks to enforce their asserted guaranties to the extent of such value.

                  The Debtors' records verify that funds of United Companies on deposit in its cash management account were transferred to various subsidiaries at various times. The holders of Senior Note Claims contend that it is difficult, if not impossible, to determine specifically that any particular transfer originated from the Banks as loans, from intra-Debtor cash transfers, or as proceeds of securitizations. While the holders of Senior Note Claims dispute the position of the Banks, there is no question, in the Debtors' view, that Bank funds did find their way into the various subsidiaries. Accordingly, it is a reasonable conclusion that the Banks will be able to justify value for the claimed pre-petition guaranties although the holders of Senior Note claims contend that the amount which might be established at any particular subsidiary is uncertain.

                  The distribution set forth in the Plan in respect of the Bank Claims does not validate any specific guaranty in favor of the Banks. Rather, the compromise and settlement embodied in the Plan assumes that the Banks can establish that the proceeds of the Bank loans provided value to United Companies' direct and indirect subsidiaries.

                  Applying the Debtors' view, described above, as to the extent of the Allowed Bank Claims against United Companies' subsidiaries, the Banks would recover an estimated eighty-four and fourteen one-hundredths percent (84.14%) of their Claim, based upon the aggregate amounts recovered from the subsidiaries and United Companies, assuming a Sale Transaction. Thus, the compromise and settlement proposed provides for recovery on the Bank Claims at a level below the Debtors' view as to the potential enforceability of the Banks' guarantee claims, based upon the additional risks to the Bank Claims of substantive consolidation or reallocation of certain subsidiary assets to United Companies, based upon fraudulent transfer theories. At the same time, the projected recovery to the Banks exceeds what they would receive in a liquidation in which their claims were similarly enforced. (See Exhibits C-1 and C-2 hereto.) Each of these issues is addressed below.

         2.       SUBSTANTIVE CONSOLIDATION

                  Certain creditors, including holders of the Senior Note Claims, contend that the Debtors should be substantively consolidated. Substantive consolidation is a process whereby the assets and liabilities of a group of corporate entities controlled by a common parent or under common control are merged. Thus, distributions to Creditors would be made based upon pooled assets and liabilities, treating all of the Debtors as if they were a single corporate/economic entity. The holders of Senior Note Claims contend that substantive consolidation would be ordered in these cases, thereby eliminating the separate identity of each Debtor, with the result that the Senior Note Claims, the Bank Claims and General Unsecured Creditors would receive pari passu treatment of their respective claims. After allocating the recovery otherwise payable on Subordinated Note Claims to the Bank Claims and Senior Note Claims to the Bank Claims and Senior Note Claims, substantive consolidation would result in approximately a seventy percent (70%) recovery on Bank Claims and Senior Note Claims and a sixty one percent (61%) recovery on General Unsecured Claims.

                  The Debtors have analyzed both the legal standards and factual circumstances relevant to the assertion of substantive consolidation. Substantive consolidation is an equitable remedy which rests in the discretion of the Bankruptcy Court only after review of the particular facts of a case and consideration of guidelines gleaned from case law. The factors considered by courts are numerous; however, such factors would be considered in light of two critical concerns: (1) whether creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit and (2) whether the affairs of the Debtors are so entangled that consolidation will benefit all creditors. Although the holders of Senior Note Claims have argued that the books and records of the companies are insufficient to identify and trace intercompany claims with specificity, the Debtors believe that the Debtors have maintained sufficient entity by entity financial information to reconcile open issues with respect to intercompany claims and transactions. The Debtors' books and records reflect aggregate intercompany payables and aggregate intercompany receivables of approximately $1.1 billion. These payables and receivables arose from the funding of operations, the purchase and sale of loans relating to securitizations, the tax liability of each corporation (if any), and the purchase and sale of other assets. The Debtors have sold over $11 billion of loans in securitizations. These transactions typically involve the intercompany transfer of loans and other assets related to such transactions are reflected as intercompany payables and receivables. During the Chapter 11 Cases, the Debtors responded to numerous information and document requests from financial advisors and legal counsel for the Senior Indenture Trustee and the holders of the Bank Claims with respect to the companies' books and records, intercompany accounts, capital structure, conduct of business and numerous other matters relating to the viability of a substantive consolidation claim. In reaching its assessment of substantive consolidation, the Debtors examined all of the information furnished to Houlihan, Lokey, Howard and Zukin and Goldstein, Golub and Kessler LLP, both financial advisors on behalf of the Senior Indenture Trustee, as well as to Policano & Manzo, financial advisors on behalf of the holders of Bank Claims. It is noteworthy that holders of the Senior Note Claims, which would have been the primary beneficiaries of substantive consolidation, relied upon the work product of financial and legal advisors to the Senior Indenture Trustee, among other factors, in agreeing to the proposed compromise and settlement.

                  The Debtors believe that any litigation of substantive consolidation claims would be complex and protracted and that during the time it would take to pursue the litigation to judgment, a reconciliation of open intercompany accounting issues could be achieved. In addition, the delay resulting from such litigation could impact a potential sale, resulting in overall lower recoveries to all creditors, even if substantive consolidation is ordered. Inasmuch as the Bank Claims would be severely prejudiced by substantive consolidation, the Debtors would not be able to argue that the benefits of consolidation would outweigh the time and expense of an accounting reconciliation. Further, given that specific Debtor entities are parties to either the Senior Notes, the Credit Facility or agreements with other parties, including the securitization Trustees and monoline insurers, the Debtors do not believe that creditors dealt with the Debtors as a single economic unit. However, because substantive consolidation is a discretionary remedy and there is no conclusive decisional authority with respect to the weight to be given to various factors, the Debtors believe the outcome of such litigation to be uncertain and the appropriate subject of some compromise by the Banks.

         3.       INTERCOMPANY FRAUDULENT TRANSFER CLAIMS

                  The holders of Senior Note Claims have alleged that certain transfers made by United Companies to UC Lending and other subsidiaries were made at times when United Companies was insolvent and without an exchange of fair equivalent value. For example, as at December 31, 1998, United Companies had over $200 million in cash on its balance sheet, most of which was transferred to and utilized by subsidiaries for loan origination. United Companies' audited financials for December 1998 show insolvency clearly as of that date and it may be difficult to show that United Companies received fair equivalent value for such transfer. The Debtors believe that this allegation has merit and, if pursued, would have a high probability of success. Further, if insolvency is established at dates earlier than December 31, 1998, the possible recovery of alleged intercompany fraudulent transfers by United Companies could significantly exceed $200 million. Under this theory, $200 million or more could be reallocated from UC Lending to United Companies. Under such scenario, the recovery on Bank Claims and General Unsecured Claims at Debtor subsidiaries would be reduced, while recoveries to General Unsecured Creditors of United Companies and on Senior Note Claims would increase.

C.       DETERMINATION OF AMOUNTS ALLOCATED TO GENERAL UNSECURED CLAIMS

                  The Plan provides that General Unsecured Claims in Class 5, which includes trade claims and Borrower Litigation Claims, among others, will receive cash distributions of thirty-two percent (32%) of the Allowed Amount of their Claims and a pro rata distribution of seventy percent (70%) of the Litigation Trust Interests. The rationale for this proposed recover is discussed below.

         1.       RATIONALE

                  The proposed distributions under the Plan to General Unsecured Claims in Class 5 are based primarily upon the Debtors' assessment of potential recoveries to unsecured creditors on an entity by entity basis. Although the Debtors believe that creditors dealt with particular entities, one objective of effecting the compromise and settlement embodied in the Plan is to provide an overall benefit to holders of General Unsecured Claims by making distributions on a consolidated basis, that would be more certain than and exceed what they would receive from a liquidation by entity.

                  A central factor in evaluating potential recoveries from each Debtor is the likelihood of the Banks successfully asserting their guaranty claims against that Debtor. For settlement purposes, the Debtors assumed the Bank Claims to be valid to the extent that proceeds of loans from the Banks were of "value" to each subsidiary Debtor under section 548(c) of the Bankruptcy Code. The assumed measure of that value is the gross amount of such loan proceeds that under one theory may be traced to each Debtor. The Debtors also measured the validity of the Bank Claims against the subsidiary Debtors based upon the net worth of such subsidiary at the time the Bank loans were made. The Debtors view these assumptions regarding the enforceability of the Bank Claims to be a reasonable case scenario for the Banks; however, absent the compromise and settlement the Banks would argue that their claims would be enforced in their full amounts at each subsidiary.

                  Also considered in the settlement is the possibility that United Companies might establish a fraudulent transfer claim against United Lending Corp. with respect to cash advances made to United Lending Corp. when its parent United Companies, was insolvent. Any reallocation of assets from a subsidiary to United Companies would diminish potential Bank and unsecured creditor recoveries at such subsidiary.

         2.       ALLOCATION OF DISTRIBUTIONS TO GENERAL UNSECURED CLAIMS

                  The allocation and recovery level proposed for General Unsecured Claims was determined based upon an analysis of liquidation rights of all Creditors. The value of assets available for distribution to all unsecured creditors was determined by subtracting from total anticipated cash available for distribution, projected allowed amounts for claims having priority over unsecured claims such as Administrative, Priority and Tax Claims as well as expenses of winding down the estate. The Debtors also assumed that priority Claims assumed by the Purchaser in the Sale Transaction would be asserted against the Debtors.

                  The Debtors then calculated projected recoveries at each Debtor assuming (1) enforcing the Bank Claims on the basis asserted by the Debtors and (2) enforcing the Bank claims as asserted by the Banks. Assets available for distribution at the parent company would be allocated pro rata to the Bank Claims in the full amount of $858 million, the Senior Note Claims, the Subordinated Note Claims, and General Unsecured Claims. The distribution allocable to the Subordinated Note Claims would be reallocated to the Bank Claims and the Senior Note Claims, which constitute Senior Indebtedness. The results of these calculations and a more detailed description of the underlying assumptions are set forth on Exhibits C-1 and C-2 hereto.

                  Even under the Debtors' approach to enforcing the Bank Claims, General Unsecured Creditors at any of the entities where there are such Claims would receive recoveries ranging from approximately twenty-one and two-tenths percent (21.2%) to twenty-eight and two-tenths percent (28.2%), with most Creditors receiving between twenty-one and two-tenths percent (21.2%) and twenty-four and four-tenths percent (24.4%). If the Banks were to prevail in asserting the full amount of their Claims at each entity, recoveries would range from two and nine-tenths percent (2.9%) to twenty-four and seven-tenths percent (24.7%). However, under the terms of the proposed compromise and settlement, the Bank Claims have been compromised such that distributions under the Plan to General Unsecured Creditors exceed the projected recoveries for such creditors under either liquidation scenario set forth. In addition, General Unsecured Creditors shall receive a pro rata distribution of seventy percent (70%) of the Litigation Trust Interests and their thirty-two (32%) percent recovery provided under the Plan eliminates, for their Class, any risk of increased claims or diminished proceeds.

                  Given the foregoing, the Debtors believe that the proposed distributions with respect to General Unsecured Claims under the Plan meet the requirements of the Bankruptcy Code. In the event that the Plan is not confirmed, distributions with respect to General Unsecured Claims may be significantly less than what is proposed in the Plan. In such event, the Banks will likely press for full enforcement of their guaranties, protracted litigation will result with respect to the guaranties and substantive consolidation to the detriment of asset values. Inasmuch as the Debtors believe that it is not likely that the Debtors estates will be substantively consolidated, recoveries on General Unsecured Claims will probably be even smaller than set forth in the above charts given ongoing administrative expenses which would be incurred in a litigation scenario.

                  THE PLAN IS ANNEXED HERETO AS EXHIBIT "A" AND IS AN INTEGRAL PART OF THIS DISCLOSURE STATEMENT. THE SUMMARY OF THE PLAN SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PLAN. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THE PROVISIONS OF THE PLAN AND THE SUMMARY CONTAINED HEREIN, THE TERMS OF THE PLAN SHALL GOVERN.

D.       CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE
         PLAN

         1.       CLASSIFICATION

                  The Plan divides the Claims against, and the Equity Interests in, the Debtors into the following classes:

 Unclassified      -      Administrative Expense Claims

 Unclassified      -      Professional Compensation and Reimbursement Claims

 Unclassified      -      Priority Tax Claims

 Class 1           -      Priority Non-Tax Claims

 Class 2           -      Secured Claims

 Class 3           -      Bank Claims

 Class 4           -      Senior Note Claims

 Class 5           -      General Unsecured Claims

 Class 6           -      Convenience Claims

 Class 7           -      Subordinated Debenture Claims

 Class 8           -      Subordinated Penalty Claims

 Class 9                  Pride Equity Interests

 Class 10A         -      Statutorily Subordinated Claims

 Class 10B         -      United Companies Common Equity Interests

 Class 11          -      Adobe Common Equity Interests

 Class 12          -      Adobe Financial Equity Interests

 Class 13          -      Ginger Mae Common Equity Interests

 Class 14          -      Gopher Equity Common Equity Interests

 Class 15          -      Pelican Common Equity Interests

 Class 16          -      Southern Mortgage Common Equity Interests

 Class 17          -      Unicor Common Equity Interests

 Class 18          -      United Funding Common Equity Interests

 Class 19          -      United Lending Corp. Common Equity Interests

 Class 20          -      United Lending Group Common Equity Interests

 Class 21          -      United Credit Card Common Equity Interests

         2.       ADMINISTRATIVE EXPENSE CLAIMS

                  Administrative Expense Claims are costs or expenses of administration of the Debtors' Chapter 11 Cases incurred prior to the Effective Date and Allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including (a) any actual and necessary costs and expenses of preserving the Debtors' estates or operating the Debtors' business, (b) indebtedness or obligations incurred or assumed by the Debtors during the Chapter 11 Cases in connection with the conduct of their business, (c) allowances of compensation and reimbursement of expenses to the extent Allowed by Final Orders under section 330 or 503(b) of the Bankruptcy Code, and (d) fees or charges assessed against the Debtors' estates under section 1930, chapter 123, title 28, United States Code.

                  Generally, the Plan provides that Allowed Administrative Expense Claims will be paid in full, in Cash, on the Effective Date or, if not Allowed Claims at that time, on the date of allowance. Allowed Administrative Expense Claims for liabilities or obligations incurred or assumed by the Debtors in the ordinary course of business or liabilities arising under loans made or advances extended to the Debtors, whether or not incurred in the ordinary course of business, shall be assumed and paid by Reorganized UC in accordance with the terms and conditions of the particular transaction and any agreements relating thereto.

                  The Debtors estimate that the amount of Allowed Administrative Expense Claims as of the Effective Date will aggregate approximately $16,840,000 (excluding professional fees and expenses referred to below). This estimated amount is comprised of liabilities incurred in the ordinary course of business by the Debtors since the Petition Date and may include amounts owed by Affiliates of the Debtors.

         3.       PROFESSIONAL COMPENSATION AND REIMBURSEMENT CLAIMS

                  Section 503(b) of the Bankruptcy Code provides for compensation for services rendered and reimbursement for expenses incurred by the court-appointed professionals representing the Debtors, the Creditors' Committee and the Equity Committee pursuant to section 330 or 331 of the Bankruptcy Code. Section 503(b) also provides for payment to creditors and certain other persons and entities who have made a "substantial contribution" to a reorganization case, and to attorneys and accountants for such persons and entities. As of the date of this Disclosure Statement, the Debtors have not been apprised of any party's intention to make a request for payment on a "substantial contribution" basis.

                  Requests for compensation and reimbursement including requests under section 503(b), must be approved by the Bankruptcy Court after a hearing on notice at which the Debtors and other parties in interest may participate and, if appropriate, object.

                  The Plan provides that all entities awarded compensation or reimbursement of expenses by the Bankruptcy Court in accordance with section 330 or 331 of the Bankruptcy Code or entitled to the priorities established pursuant to section 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code,
will be paid in full, in Cash, the amounts allowed by the Bankruptcy Court (a) on or as soon as reasonably practicable following the later of (i) the Effective Date and (ii) the date upon which the Bankruptcy Court order allowing such Claim becomes a Final Order, or (b) upon such other terms as may be mutually agreed upon between such holder of an Allowed Administrative Expense Claim and the Debtors.

                  All interim and final payments to professionals for compensation and reimbursement of expenses and all payments to reimburse expenses of members of the Creditors' Committee and Equity Committee, if any, will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and any order of the Bankruptcy Court. The Bankruptcy Court will review and determine all requests for compensation and reimbursement of expenses.

                  The Debtors estimate that the aggregate amount of compensation and reimbursement for court-appointed professionals remaining unpaid at the Confirmation Date that ultimately will be allowed by the Bankruptcy Court in the Chapter 11 Cases (other than any compensation for substantial contribution pursuant to section 503(b) of the Bankruptcy Code) will approximate $10,160,000.

                  From and after the Effective Date, Reorganized UC will be permitted to incur and pay, in the ordinary course of business, without the necessity of any approval by the Bankruptcy Court, the professional fees earned and expenses incurred by professionals employed by Reorganized UC, including any such fees and expenses relating to implementation and consummation of the Plan.

         4.       PRIORITY TAX CLAIMS

                  Priority Tax Claims are Allowed Claims of governmental units for taxes owed by the Debtors that are entitled to priority in payment pursuant to section 507(a)(8) of the Bankruptcy Code. The taxes entitled to priority are
(a) taxes on income or gross receipts that meet the requirements set forth in section 507(a)(8)(A), (b) property taxes meeting the requirements of section 507(a)(8)(B), (c) taxes that were required to be collected or withheld by the Debtors and for which the Debtors are liable in any capacity as described in section 507(a)(8)(C), (d) employment taxes on wages, salaries, or commissions that are entitled to priority pursuant to section 507(a)(3), to the extent that such taxes also meet the requirements of section 507(a)(8)(D), (e) excise taxes of the kind specified in section 507(a)(8)(E), (f) customs duties arising out of the importation of merchandise that meet the requirements of section 507(a)(8)(F), and (g) prepetition penalties relating to any of the foregoing taxes to the extent such penalties are in compensation for actual pecuniary loss as provided in section 507(a)(8)(G).

                  The Plan provides that each Allowed Priority Tax Claim, at the option and discretion of Reorganized UC, will be paid (a) in full, in Cash, oil the Effective Date, (b) in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, which requires deferred cash payments over a period not exceeding six years from the date of assessment of the Claim, having a value as of the Effective Date equal to the allowed amount of the Claim, or (c) by mutual agreement of the holder of such Allowed Priority Tax Claim and Reorganized UC.

                  The Debtors estimate that Allowed Priority Tax Claims will aggregate approximately $6,000,000.

         5.       PRIORITY NON-TAX CLAIMS (CLASS 1) - UNIMPAIRED

                  Priority Non-Tax Claims are Unsecured Claims, other than Administrative Expense Claims and Priority Tax Claims, entitled to a priority in payment pursuant to section 507(a) of the Bankruptcy Code. Such Claims include Claims for (a) wages, salaries or commissions as described and limited in section 507(a)(3), (b) contributions to employee benefit plans as described and limited in section 507(a)(4), (c) deposits of money by individuals in connection with the purchase, lease or rental of property or the purchase of services for personal, family or household use as described and limited in section 507(a)(6).

                  Class 1 is unimpaired under the Plan, and pursuant to section 1126(f) of the Bankruptcy Code, each holder of an Allowed Priority Non-Tax Claim is conclusively presumed to have accepted the Plan and may not vote with respect thereto.

                  Treatment. Unless otherwise mutually agreed upon by the holder of an Allowed Priority Non-Tax Claim and Reorganized UC, each holder of an Allowed Priority Non-Tax Claim will receive Cash in an amount equal to such Allowed Priority Non-Tax Claim on the later of the Effective Date and the date such Allowed Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, or as soon thereafter as is practicable.

                  The Debtors estimate that there will not be any Allowed Priority Non-Tax Claims as of the Effective Date.

                  To insure the continuation of employee medical benefits, for a period of eighteen months after the earlier to occur of the Effective Date or the date on which the Debtors' servicing operations are transferred pursuant to a Sale Transaction or otherwise, the Debtors will deposit funds necessary to provide employee medical benefits in a manner and amount consistent with the Debtors' medical benefits program in effect prior to the Effective Date.

                  From and after the Effective Date, other than with respect to individuals with whom the Debtors have agreed to lump sum claim amounts in respect of future retiree benefits, pursuant to section 1129(a)(13) of the Bankruptcy Code, Reorganized UC will continue to pay all "retiree benefits," at the level established in accordance with subsection (e)(1)(B) or (g) of section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, and for the duration of the period during which the Debtors have obligated themselves to provide such benefits. As defined in section 1114(a) of the Bankruptcy Code, retiree benefits are payments to any entity or person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents, for medical, surgical or hospital care benefits, or benefits in the event of sickness, accident, disability or death under any plan, fund or program (through the purchase of insurance or otherwise) maintained or established in whole or part by a debtor prior to the filing of a petition for relief under chapter 11.

         6.       SECURED CLAIMS (CLASS 2) - UNIMPAIRED

                  A Secured Claim is a Claim against the Debtors that is secured by a Lien on Collateral or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Collateral or to the extent of the amount subject to setoff, as applicable, as determined in accordance with section 506(a) of the Bankruptcy Code.

                  Class 2 is unimpaired under the Plan, and pursuant to section 1126(f) of the Bankruptcy Code, each holder of an Allowed Secured Claim is conclusively presumed to have accepted the Plan and may not vote with respect thereto.

                  Treatment. Each holder of an Allowed Secured Claim will receive, at the election of the Debtors to be noticed to the holder on or before the Confirmation Date, one of the following: (a) payment of such holder's Allowed Secured Claim in full, in Cash; (b) proceeds from the sale or disposition of the Collateral to the extent of the value of their respective interests in such property; (c) surrender of the Collateral; or (d) such other distributions as shall be necessary to satisfy the requirements of chapter 11 of the Bankruptcy Code.

                  Although a number of Creditors have filed proofs of claim asserting Secured Claims, the Debtors believe that few if any of such Creditors will be found to have Allowed Secured Claims. In any event, the Debtors believe that the amount of any Allowed Secured Claims will be immaterial in the aggregate.

                  The Debtors estimate that Allowed Secured Claims will be zero.

         7.       BANK CLAIMS (CLASS 3) - IMPAIRED

                  A Bank Claim is a Claim of the Banks arising from or related to that certain Credit Agreement dated as of April 10, 1997, by and among the Debtors, First Union National Bank, Morgan Stanley Trust Company of New York, and the Banks, including, without limitation, fees and expenses associated with rights and remedies thereunder or under the Guaranty.

                  Class 3 is impaired under the Plan and, pursuant to section 1126(a) of the Bankruptcy Code, is entitled to vote on the Plan.

                  Treatment. Commencing on the Effective Date, each holder of an Allowed Bank Claim shall be entitled to receive distribution in an amount equal to (a) such holder's Pro Rata Share of the Bank Cash Amount and (b) the aggregate number of Litigation Trust Interests equal to such holder's Pro Rata Share of the Bank Interest Amount.

                  Payment of Senior Creditor Cash. On the Effective Date, the Debtors shall pay to the Agent and such holders of Allowed Bank Claims which have incurred fees and expenses in connection with the negotiation and preparation of the Plan, an amount equal to the fees and expenses incurred by the Agent by and on behalf of the holders of Allowed Bank Claims and such holders of Allowed Bank Claims, as the case may be, during the period from Petition Date up to and including the Effective Date.

                  The Bank Claims shall be deemed allowed in the aggregate amount of Eight Hundred Forty-Nine Million Nine Hundred Five Thousand One Hundred Sixty-One Dollars and Sixty-Three Cents ($849,905,161.63) plus accrued and unpaid interest relating to the period up to but not including the Petition Date in the amount of Seven Million Nine Hundred Ninety One Thousand Forty Four Dollars and Five Cents ($7,991,044.05).

                  Limitation on Recovery. Notwithstanding the distributions to be made to a holder of an Allowed Bank Claim in accordance with section 7.2 of the Plan, in the event that the sum of (a) the distributions of Bank Cash Amount and (b) the distributions from the Litigation Trust to such holder are equal to one hundred percent (100%) of such holder's Allowed Bank Claim, then the Litigation Trust Interests attributable to such holder shall be deemed redistributed to holders of Allowed Claims and Allowed Equity Interests in accordance with the provisions of section 32.12 of the Plan and the documents, instruments and agreements governing such Claims and Equity Interests, including, without limitation, the contractual subordination provisions set forth therein, and the Bankruptcy Code.

         8.       SENIOR NOTE CLAIMS (CLASS 4) - IMPAIRED

                  Senior Note Claims are Claims arising under or relating to (a) the Senior Indenture, dated as of October 1, 1994, between United Companies, as issuer of the Senior Debentures, and The First National Bank of Chicago, as Senior Indenture Trustee, and as supplemented by that certain (i) First Supplemental Indenture, dated as of November 2, 1994 and (ii) Third Supplemental Indenture, dated as of December 17, 1996 and (b) such other document, instrument or agreement which would constitute Senior Indebtedness, as defined in the Subordinated Indenture, including, without limitation, the guaranty of certain indebtedness relating to the employee stock ownership plan of United Companies. The Debtors do not believe any Claims exist in Class 4 other than those arising under the Senior Note Indenture and the guaranty of certain indebtedness relating to the employee stock ownership plan of United Companies.

                  Senior Note Claims are impaired under the Plan, and pursuant to section 1126(a) of the Bankruptcy Code, are entitled to vote on the Plan.

                  Treatment. Subject to compliance with the surrender of certificate requirement set forth below, each holder of an Allowed Senior Note Claim will receive distributions in an amount equal to: (i) such holder's Pro

Rata Share of the Senior Note Cash Amount and (ii) the aggregate number of Litigation Trust Interests equal to such holder's Pro Rata Share of the Senior
Note Interest Amount.

                  Payment of Senior Creditor Cash. On the Effective Date, the Debtors shall pay to the Senior Indenture Trustee and such holders of Allowed Senior Note Claims arising under the Senior Notes which have incurred fees and expenses in connection with the negotiation and preparation of the Plan, an amount equal to the fees and expenses incurred by the Senior Indenture Trustee by and on behalf of holders of Allowed Senior Note Claims and such holders of Allowed Senior Note Claims, as the case may be, during the period from the Petition Date up to and including the Effective Date.

                  Payments to be Made to Senior Indenture Trustee. The payments and distributions to be made under the Plan to holders of Allowed Senior Note Claims arising under the Senior Note Indenture shall be made to the Senior Indenture Trustee, which, subject to any rights or claims of the Senior Indenture Trustee (such as claims for fees and reimbursement of expenses, including the fees and expenses of its advisors and counsel) under the Senior
Note Indenture, shall transmit such payments and distributions to holders of such Allowed Senior Note Claims. All payments to holders of Allowed Senior Note Claims arising under the Senior Note Indenture shall only be made to such Creditors after the surrender by such Creditors of the certificates representing such Senior Note Claim, or in the event that such certificate is lost, stolen, mutilated or destroyed, delivery of evidence satisfactory to the Senior Indenture Trustee and Reorganized UC of the loss, theft, mutilation or destruction of such certificate or, in Reorganized UC's sole discretion, an affidavit of such Creditor in accordance with Article 8 of the Uniform Commercial Code, or a surety bond, the amount and form of which shall be satisfactory to the Senior Indenture Trustee and Reorganized UC, from a surety company satisfactory to the Senior Indenture Trustee and Reorganized UC. Upon surrender of such certificates, the Senior Indenture Trustee shall cancel such Senior Notes and deliver such cancelled Senior Notes to Reorganized UC, or otherwise dispose of same as Reorganized UC may reasonably request. As soon as practicable after (a) surrender of certificates evidencing Allowed Senior Note Claims or (b) delivery of the affidavit or bond, the Senior Indenture Trustee shall distribute to the holders thereof such holder's Pro Rata Share in accordance with the respective rights of the Senior Indenture Trustee and such holder under the terms of the Senior Notes Indenture. If such Creditor has not complied with the provisions hereof within one (1) year following the Effective Date, such Creditor shall be deemed to have no further Claim against the Debtors, the Debtors' estates or Reorganized UC. As soon as practicable after the date which is one (1) year following the Effective Date of the Plan, the Senior Indenture Trustee shall deliver to Reorganized UC the distributions which a Creditor holding an Allowed Senior Note Claim arising under the Senior Note Indenture would have received had such Creditor surrendered such certificate evidencing such Senior Note Claim to Reorganized UC, and, upon such delivery, the Senior Indenture Trustee shall have no further responsibility with respect to the Senior Indenture or the provisions of the Plan.

                  Closing of Transfer Ledgers for Senior Notes. At the close of business on the Effective Date, the transfer ledgers for the Senior Notes will be closed, and thereafter there will be no further registrations or other changes in the holders of any of the Senior Notes on the books of United Companies (or of any indenture trustee, transfer agents or registrars it may have employed in connection therewith), and the Debtors will have no obligation to recognize any transfer of the Senior Notes occurring thereafter (but be entitled instead to recognize and deal with, for all purposes under the Plan, except as otherwise provided herein, only those holders reflected on its books as of the Effective Date).

                  Limitation on Recovery. Notwithstanding the distributions to be made to a holder of an Allowed Senior Note Claim in accordance with section
8.2 of the Plan, in the event that the sum of (a) the distributions of Senior Note Cash Amount and (b) the distributions from the Litigation Trust to such holder are equal to one hundred percent (100%) of such holder's Allowed Senior Note Claim, then the Litigation Trust Interests attributable to such holder shall be deemed redistributed to holders of Allowed Claims and Equity Interests in accordance with the provisions of section 32.12 of the Plan and the documents, instruments and agreements governing such Claims and Equity Interests, including, without limitation, the contractual subordination provisions set forth therein, and the Bankruptcy Code.

                  The Plan provides for the deemed allowance of certain Senior Note Claims in the amount of One Hundred Twenty-Five Million Dollars ($125,000,000) for the 9.35% Notes and One Hundred Million Dollars ($100,000,000) for the 7.7% Notes, plus, in each case, accrued and unpaid interest relating to the period up to, but not including, the Petition Date.

         9.       GENERAL UNSECURED CLAIMS (CLASS 5) - IMPAIRED

                  General Unsecured Claims are Claims that are not Secured Claims, exclusive of Intercompany Claims, Administrative Expense Claims, Priority Tax Claims, Priority Non-Tax Claims, Bank Claims, Senior Note Claims, Subordinated Debenture Claims and Convenience Claims. General Unsecured Claims do include Borrower Litigation Claims.

                  General Unsecured Claims are impaired under the Plan, and pursuant to section 1126(a) of the Bankruptcy Code, are entitled to vote on the Plan.

                  Treatment of General Unsecured Claims. Commencing on the Effective Date, each holder of an Allowed General Unsecured Claim shall be entitled to receive distributions (a) in an aggregate amount equal to thirty-two percent (32%) of such holder's Allowed General Unsecured Claim and (b) equal to such holder's Pro Rata Share of the General Unsecured Interest Amount. The receipt and acceptance of distributions under the Plan by a holder of a Borrower Litigation Claim or its successors or assigns shall constitute a full release and waiver of any and all claims which have been or may have been asserted for actions arising from or related to the origination or servicing of loans, moneys advanced or mortgages issued by the Debtors, including, without limitation, claims against the Debtors' successors and assigns for actions arising from or related to the period prior to the Effective Date.

                  Allowed Claims Of One Thousand Dollars or More. Any holder of an Allowed General Unsecured Claim whose Allowed General Unsecured Claim is more than One Thousand Dollars ($1,000.00), and who elects to reduce the amount of such Allowed Claim to One Thousand Dollars ($1,000.00), shall, at such holder's option, be entitled to receive, based on such Allowed Claim as so reduced, distributions pursuant to Article X of the Plan, in full settlement, satisfaction, release and discharge of such Allowed Claim. Such election must be made on the Ballot and be received by the Debtors on or prior to the Ballot Date. Any election made after the Ballot Date shall not be binding upon the Debtors unless the Ballot Date is expressly waived, in writing, by the Debtors.

                  Optional Arbitration of Borrower Litigation Claims. In the event that a Borrower Litigation Claim is not resolved prior to the Effective Date and the holder thereof does not receive distributions in accordance with the provisions of section 9.1 of the Plan, such holder's Borrower Litigation Claim, wherever located, shall, at the election of such holder, be either (a) determined by the Bankruptcy Court in accordance with the provisions of Article XXVI of the Plan or (b) transferred to an arbitration panel located in or associated with the United States District Court for the Middle District of Louisiana for binding arbitration to determine the validity and amount of such Borrower Litigation Claim and such arbitration panel shall have sole and exclusive jurisdiction to determine the validity and amount of such Borrower Litigation Claim; provided, however, nothing contained herein limits, or in any way is intended to limit, Reorganized UC's ability to compromise and settle any Borrower Litigation Claim in accordance with the provisions of section 26.1 of the Plan.

                  Foreclosure Actions. To the extent that the holder of a Borrower Litigation Claim (i) has asserted such Borrower Litigation Claim in the context of, and as a counterclaim to, a foreclosure action commenced by the Debtors or their successors and assigns and (ii) receives a distribution under the Plan pursuant to sections 9.1 or 9.4 thereof, such holder of a Borrower Litigation Claim shall be deemed to have received such distribution in full and complete satisfaction of any Borrower Litigation Claim that such holder may have against any of the Debtors and their successors and assigns and in consideration for the entry of a judgment in favor of the Debtors or their successors and assigns in connection with such foreclosure action.

                  The aggregate amount of Borrower Litigation Claims is estimated to be $14,000,000.

                  Limitation on Recovery. Notwithstanding the distributions to be made to a holder of an Allowed General Unsecured Claim in accordance with section 9.1 of the Plan, in the event that the sum of (a) the distributions of Cash in accordance with section 9.1 of the Plan and (b) the distributions from the Litigation Trust to such holder are equal to one hundred percent (100%) of such holder's Allowed General Unsecured Claim, then the Litigation Trust Interests distributed to such holder shall be deemed redistributed to holders of Allowed Claims and Allowed Equity Interests in accordance with the provisions of section 32.12 of the Plan and the documents, instruments and agreements governing such Claims and Equity Interests, including, without limitation, the contractual subordination provisions set forth therein, and the Bankruptcy Code.

         10.      CONVENIENCE CLAIMS (CLASS 6) - IMPAIRED

                  A Convenience Claim is any Claim, other than a Borrower Litigation Claim, less than $1,000 in amount or greater than $1,000 but with respect to which the holder thereof voluntarily reduces the Claim to $1,000.

                  Class 6 is impaired under the Plan, and pursuant to section 1126(a) of the Bankruptcy Code, is entitled to vote on the plan.

                  Treatment. On the Effective Date, each holder of an Allowed Convenience Claim will receive Cash in an amount equal to one hundred percent (100%) of such Allowed Convenience Claim.

                  The Debtors believe that there are Convenience Claims in the approximate aggregate amount of $243,000.

         11.      SUBORDINATED DEBENTURE CLAIMS (CLASS 7) - IMPAIRED

                  Subordinated Debenture Claims are arising under or relating to
(a) the Subordinated Indenture, dated as of February 19, 1997, between United Companies, as issuer of the Subordinated Debentures, and HSBC Bank, USA, as the Subordinated Successor Trustee, and as supplemented by that certain First Supplemental Indenture, dated as of June 20, 1997 and (b) the Lending Subordinated Indenture.

                  Allowance of Certain Subordinated Debenture Claims: On the Effective Date, the Subordinated Debenture Claims arising under or relating to the Subordinated Debentures shall be deemed allowed in the aggregate amount of One Hundred Fifty Million Dollars ($150,000,000.00) plus accrued and unpaid interest relating to the period up to but not including the Petition Date.

                  Treatment. On the Effective Date, and provided acceptance of the Plan by Classes 3, 4 and 7 of the Plan in accordance with the provisions of section 1126 of the Bankruptcy Code, each holder of an Allowed Subordinated Debenture Claim shall be entitled to receive such holder's Pro Rata Share of two million (2,000,000) Litigation Trust Interests.

                  No Distribution: Except as provided in sections 7.4 and 8.6 of the Plan, in the event that any of Classes 3, 4 and 7 does not accept the Plan in accordance with the provisions of section 1126 of the Bankruptcy Code, no distribution of any kind shall be made to holders of Allowed Subordinated Debenture Claims and the distribution of Litigation Trust Interests that otherwise would have been distributed to such holders shall be distributed to holders of Allowed Bank Claims, Allowed Senior Note Claims and Allowed General Unsecured Claims in accordance with the provisions of Articles VII, VIII and IX of the Plan,

                  Contingent Distribution/Limitation on Recovery. In the event that (a) Litigation Trust Interests are deemed redistributed to a holder of an Allowed Subordinated Debenture Claim in accordance with the provisions of sections 7.4, 8.6 and 9.5 of the Plan and (b) the sum of the distributions from the Litigation Trust to such holder are equal to one hundred percent (100%) of such holder's Allowed Subordinated Debenture Claim, then the Litigation Trust Interests distributable to such holder shall be deemed redistributed to holders of Allowed Claims and Equity Interests in accordance with the provisions of section 32.12 of the Plan and the documents, instruments and agreements governing such Claims and Equity Interests, including, without limitation, the contractual subordination provisions set forth therein, and the Bankruptcy Code.

                  Payments to be Made to Subordinated Indenture Trustee: The payments and distributions to be made under the Plan to holders of Allowed Subordinated Debenture Claims arising under the Subordinated Indenture shall be made to the Subordinated Indenture Trustee, which, subject to any rights or claims of Subordinated Indenture Trustee (such as claims for fees and reimbursement of expenses, including the fees and expenses of its advisors and counsel) under the Subordinated Indenture, shall transmit such payments and distribution to holders of such Allowed Subordinated Debenture Claims. All payment to holders of Allowed Subordinated Debenture Claims arising under the Subordinated Indenture shall only be made to such Creditors after the surrender by such Creditor of the certificates representing such Subordinated Debenture Claim, or in the event that such certificate is lost, stolen, mutilated or destroyed, delivery of evidence satisfactory to the Subordinated Indenture Trustee and Reorganized UC of the loss, theft, mutilation or destruction of such certificate or, in Reorganized UC's sole discretion, an affidavit of such Creditor in accordance with Article 8 of the Uniform Commercial Code, or a surety bond, the amount and form of which shall be satisfactory to the Subordinated Indenture Trustee and Reorganized UC, from a surety company satisfactory to the Subordinated Indenture Trustee and Reorganized UC. Upon surrender of such certificates, the Subordinated Indenture Trustee shall cancel such Subordinated Debentures and deliver such cancelled Subordinated Debentures to Reorganized UC or otherwise dispose of same as Reorganized UC may reasonably request. As soon as practicable after (a) surrender of certificates evidencing Subordinated Debenture Claims or (b) delivery of the affidavit or bond, the Subordinated Indenture Trustee shall distribute to the holders thereof such holder's Pro Rata Share in accordance with the respective rights of the Subordinated Indenture Trustee and such holder under the terms of the Subordinated Indenture. If such Creditor has not complied with the provisions hereof within one (1) year following the Effective Date, such Creditor shall be deemed to have no further Claim against the Debtors, the Debtors' estates or Reorganized UC. As soon as practicable after the date which is one (1) year following the Effective Date of the Plan, the Subordinated Indenture Trustee shall deliver to Reorganized UC the distributions which a Creditor holding an Allowed Subordinated Debenture Claim arising under the Subordinated Indenture would have received had such Creditor surrendered such certificate evidencing such Subordinated Debenture Claim to Reorganized UC, and, upon such delivery, the Subordinated Indenture Trustee shall have no further responsibility with respect to the Subordinated Indenture or the provisions of the Plan.

         12.      SUBORDINATED PENALTY CLAIMS (CLASS 8) - IMPAIRED

                  Subordinated Penalty Claims are Claims for fines, penalties, forfeitures, or for multiple, exemplary, or punitive damages, or other non-pecuniary, direct or non-proximate damages, including, without limitation, those arising from or related to the Debtors' loan origination and servicing operations.

                  Treatment of Subordinated Penalties Claims: Commencing on the Effective Date, each holder of an Allowed Subordinated Penalty Claim shall be entitled to receive such holder's Pro Rata Share of Litigation Trust Interests to be deemed redistributed in accordance with the provisions of sections 7.4, 8.6, 9.5 and 11.4 of the Plan.

                  Contingent Distribution/Limitation on Recovery: In the event that (a) Litigation Trust Interests are deemed redistributed to a holder of an Allowed Subordinated Penalty Claim in accordance with the provisions of sections 7.4, 8.6, 9.5, 11.4 and 12.1 of the Plan and (b) the sum of the distributions from the Litigation Trust to such holder are equal to one hundred percent (100%) of such holder's Allowed Subordinated Penalty Claim, then the Litigation Trust Interests distributable to such holder shall be deemed redistributed to holders

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of Allowed Claims and Allowed Equity Interests in accordance with the provisions of section 32.12 of the Plan and the documents, instruments and agreements governing such Claims and Equity Interests, including, without limitation, the contractual subordination provisions set forth therein, and the Bankruptcy Code.

         13.      PRIDE EQUITY INTERESTS (CLASS 9) - IMPAIRED

                  A Pride Equity Interest is an Equity Interest represented by one of the 1,514,164 issued and outstanding shares of Preferred Redeemable Increased Dividend Equity Securitiessm, 63% PRIDESsm, Convertible Preferred Stock, par value $2.00 per share, of United Companies as of the Petition Date.

                  Pride Equity Interests are Allowed Equity Interests if and to the extent registered in the stock transfer records maintained by or on behalf of United Companies.

                  Conversion of Pride Equity Interests: On the Effective Date, each Pride Equity Interest shall be deemed to be converted to two (2) shares of common stock of United Companies.

                  Treatment of Pride Equity Interests: On the Effective Date, and provided acceptance of the Plan by Classes 3, 4, 5, 6, 7, 8, 9 and 10 of the Plan in accordance with the provisions of section 1126 of the Bankruptcy Code, each holder of an Allowed Pride Equity Interest shall receive such holder's Pro Rata Share of distributions in accordance with provisions of section 14.3 of the Plan.

                  No Distribution: Except as provided in sections 7.4, 8.6, 9.5,
11.4 and 12.2 of the Plan, in the event that any of Classes 3, 4, 5, 6, 7, 8, 9 and 10 does not accept the Plan in accordance with the provisions of section 1126 of the Bankruptcy Code, no distribution of any kind shall be made to holders of Allowed Pride Equity Interests and the distribution of Litigation Trust Interests that otherwise would have been distributed to such holders shall be distributed to holders of Allowed Bank Claims, Allowed Senior Note Claims and Allowed General Unsecured Claims in accordance with the provisions of Articles VII, VIII and IX of the Plan.

                  On the Effective Date, all Pride Equity Interests will be deemed extinguished, and the certificates and all other documents representing such Equity Interests will be deemed cancelled and of no force and effect.

         14.      STATUTORILY SUBORDINATED CLAIMS (CLASS 10A) - IMPAIRED

                  Statutorily Subordinated Claims are Claims that are subject to subordination under section 510(b) of the Bankruptcy Code or otherwise, including, without limitation, any and all Claims of a holder or former holder of an Equity Interest for rescission of or damage from the purchase or sale of an Equity Interest arising from or relating to the Debtors' financial statements and the accounting practices associated therewith.

                  Treatment of Statutorily Subordinated Claims. On the Effective Date, and provided acceptance of the Plan by Classes 3, 4, 5, 6, 7, 8, 9 and 10 of the Plan in accordance with the provisions of section 1126 of the Bankruptcy Code, each holder of an Allowed Statutorily Subordinated Claim shall receive such holder's Pro Rate Share of the Statutorily Subordinated Claim Percentage of one million (1,000,000) Litigation Trust Interests.

                  No Distribution. Except as provided in sections 7.4, 8.6, 9.5,
11.4 and 12.2 of the Plan, in the event that any of Classes 3, 4, 5, 6, 7, 8, 9 and 10 does not accept the Plan in accordance with the provisions of section 1126 of the Bankruptcy Code, no distribution of any kind shall be made to holders of Allowed Statutorily Subordinated Claims and the distribution of Litigation Trust Interests that otherwise would have been distributed to such holders shall be distributed to holders of Allowed Bank Claims, Allowed Senior


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Note Claims and Allowed General Unsecured Claims in accordance with the provisions of Articles VII, VIII and IX of the Plan.

                  Contingent Distribution/Limitation on Recovery. In the event that (a) Litigation Trust Interests are deemed redistributed to a holder of an Allowed Statutorily Subordinated Claim in accordance with the provisions of sections 7.4, 8.6, 9.5 and 11.4 of the Plan and (b) the sum of the distributions from the Litigation Trust to such holder are equal to one hundred percent (100%) of such holder's Allowed Statutorily Subordinated Claim, then the Litigation Trust Interests distributable to such holder shall be deemed redistributed to holders of Allowed United Companies Equity Interests in accordance with the provisions of section 32.12 of the Plan and the documents, instruments and agreements governing such Equity Interests, including, without limitation, the contractual subordination provisions set forth therein, and the Bankruptcy Code.

         15.      UNITED COMPANIES COMMON EQUITY INTERESTS (CLASS 10B) -
                  IMPAIRED

                  United Companies Common Equity Interests are Common Equity Interests in United Companies, which consist of 29,334,893 issued and outstanding shares of common stock or any interest or right to convert into such an equity interest or acquire any equity interest.

                  United Companies Common Equity Interests are Allowed Equity Interests if and to the extent registered in the stock transfer records maintained by or on behalf of United Companies.

                  Treatment of United Companies Common Equity Interests. On the Effective Date, and subject to acceptance of the Plan by Classes 3, 4, 5, 6, 7, 8, 9 and 10 of the Plan in accordance with the provisions of section 1126 of the Bankruptcy Code, each holder of an Allowed United Companies Common Equity Interests shall receive such holder's Pro Rata Share of the Equity Interest Percentage of one million (1,000,000) Litigation Trust Interests.

                  Cancellation of Existing Equity Interests. On the Effective Date, all United Companies Equity interests shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect.

                  No Distribution. Notwithstanding anything contained in the Plan to the contrary, in the event that any of Classes 3, 4, 5, 6, 7, 8, 9 and 10 does not accept the Plan in accordance with the provisions of section 1126 of the Bankruptcy Code, no distribution of any kind shall be made to holders of Allowed Statutorily Subordinated Claims or Allowed United Companies Common Equity Interests and the distribution of Litigation Trust Interests that otherwise would have been distributed to such holders shall be distributed to holders of Allowed Bank Claims, Allowed Senior Note Claims and Allowed General Unsecured Claims in accordance with the provisions of Articles VII, VIII and IX of the Plan.

                  Contingent Distribution/Limitation on Recovery. Notwithstanding anything contained herein to the contrary, in the event that (a) Litigation Trust Interests are deemed redistributed to a holder of an Allowed Statutorily Subordinated Claim in accordance with the provisions of sections 7.4, 8.6, 9.5, 11.2 and 12.2 of the Plan and (b) the sum of the distributions from the Litigation Trust to such holder are equal to one hundred percent (100%) of such holder's Allowed Statutorily Subordinated Claim, then the Litigation Trust Interests distributable to such holder shall be deemed redistributed to holders of Allowed United Companies Equity Interests in accordance with the provisions of section 32.12 of the Plan and the documents, instruments and agreements governing such Equity Interests, including, without limitation, the contractual subordination provisions set forth therein, and the Bankruptcy Code.


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

         16.      ADOBE COMMON EQUITY INTERESTS (CLASS 11) - IMPAIRED

                  Adobe Common Equity Interests are Common Equity Interests in Adobe, which are held by Pelican.

                  Class 11 is impaired under the Plan, and pursuant to section 1126(f) of the Bankruptcy Code, the holder of the Adobe Common Equity Interests is conclusively presumed to have rejected the Plan and may not vote with respect thereto.

                  Cancellation of Adobe Common Equity Interest. On the Effective Date, (a) all Adobe Common Equity Interests shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect and (b) the Plan Administrator shall administer the assets of such Entity in accordance with the provisions of
Article XXXV of the Plan; provided, however, that, in the event that the Alternative Residual Sale Transaction is consummated through a stock purchase agreement, the provisions of section 36.3 of the Plan shall apply and the Adobe Common Equity Interests shall be transferred to the relevant purchaser in accordance with the Alternative Residual Sale Transaction.

         17.      ADOBE FINANCIAL COMMON EQUITY INTERESTS (CLASS 12) - IMPAIRED

                  Adobe Financial Common Equity Interests are Common Equity Interests in Adobe Financial, which are held by Adobe.

                  Class 12 is impaired under the Plan, and pursuant to section 1126(f) of the Bankruptcy Code, the holder of the Adobe Financial Common Equity interests is conclusively presumed to have rejected the Plan and may not vote with respect thereto.

                  Cancellation of Adobe Financial Common Equity Interest: On the Effective Date, (a) all Adobe Financial Common Equity Interests shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect and (b) the Plan Administrator shall administer the assets of such Entity in accordance with the provisions of Article XXXVI of the Plan; provided, however, that in the event that the Alternative Residual Sale Transaction is consummated through a stock purchase agreement, the provisions of section 37.3 of the Plan shall apply and the Adobe Financial Common Equity Interests shall be transferred to the relevant purchaser in accordance with the Alternative Residual Sale Transaction.

         18.      GINGER MAE COMMON EQUITY INTERESTS (CLASS 13) - IMPAIRED

                  Ginger Mae Common Equity Interests are Common Equity Interests in Ginger Mae, which are held by United Lending Group.

                  Class 13 is impaired under the Plan, and pursuant to section 1126(f) of the Bankruptcy Code, the holder of the Ginger Mae Common Equity Interests is conclusively presumed to have rejected the Plan and may not vote with respect thereto.

                  Cancellation of Ginger Mae Common Equity Interests. On the Effective Date, (a) all Ginger Mae Common Equity Interests shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect and (b) the Plan Administrator shall administer the assets of such Entity in accordance with the provisions of Article XXXVI of the Plan.


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

         19.      GOPHER EQUITY COMMON EQUITY INTERESTS (CLASS 14) - IMPAIRED

                  Gopher Equity Common Equity Interests are Common Equity Interests in Gopher Equity, which are held by United Funding.

                  Class 14 is impaired under the Plan, and pursuant to section 1126(f) of the Bankruptcy Code, the holder of the Gopher Equity Common Equity Interests is conclusively presumed to have rejected the Plan and may not vote with respect thereto.

                  Cancellation of Gopher Equity Common Equity Interests. On the Effective Date, (a) all Gopher Equity Common Equity Interests shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect and (b) the Plan Administrator shall administer the assets of such Entity in accordance with the provisions of Article XXXVI of the Plan; provided, however, that, in the event that the Alternative Residual Sale Transaction is consummated through a stock purchase agreement, the provisions of section 37.3 of the Plan shall apply and the Gopher Equity Common Equity Interests shall be transferred to the relevant purchaser in accordance with the Alternative Residual Sale Transaction.

         20.      PELICAN COMMON EQUITY INTERESTS (CLASS 15) - IMPAIRED

                  Pelican Common Equity Interests are Common Equity Interests in Pelican, which are held by United Lending Corp.

                  Class 15 is impaired under the Plan, and pursuant to section 1126(f) of the Bankruptcy Code, the holder of the Pelican Common Equity Interests is conclusively presumed to have rejected the Plan and may not vote with respect thereto.

                  Cancellation of Pelican Common Equity Interests. On the Effective Date, (a) all Pelican Common Equity Interests shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect and (b) the Plan Administrator shall administer the assets of such Entity in accordance with the provisions of Article XXXVI of the Plan; provided, however, that, in the event that the Alternative Residual Sale Transaction is consummated through a stock purchase agreement, the provisions of section 37.3 of the Plan shall apply and the Pelican Common Equity Interests shall be transferred to the relevant purchaser in accordance with the Alternative Residual Sale Transaction.

         21.      SOUTHERN MORTGAGE COMMON EQUITY INTERESTS (CLASS 16) -
                  IMPAIRED

                  Southern Mortgage Common Equity Interests are Common Equity Interests in Southern Mortgage, which are held by United Lending Group.

                  Class 16 is impaired under the Plan, and pursuant to section 1126(f) of the Bankruptcy Code, the holder of the Southern Mortgage Common Equity Interests is conclusively presumed to have rejected the Plan and may not vote with respect thereto.

                  Cancellation of Southern Mortgage Common Equity Interests. On the Effective Date, (a) all Southern Mortgage Common Equity Interests shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect and
(b) the Plan Administrator shall administer the assets of such Equity in accordance with the provisions of Article XXXVI of the Plan.


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         22.      UNICOR COMMON EQUITY INTERESTS (CLASS 17) - IMPAIRED

                  Unicor Common Equity Interests are Common Equity Interests in Unicor, which are held by United Lending Group.

                  Class 17 is impaired under the Plan, and pursuant to section 1126(f) of the Bankruptcy Code, the holder of the Unicor Common Equity Interests is conclusively presumed to have rejected the Plan and may not vote with respect thereto.

                  Cancellation of Unicor Common Equity Interests. On the Effective Date, (a) all Unicor Common Equity Interests shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect and (b) the Plan Administrator shall administer the assets of such Entity in accordance with the provisions of Article XXXVI of the Plan.

         23.      UNITED FUNDING COMMON EQUITY INTERESTS (CLASS 18) - IMPAIRED

                  United Funding Common Equity Interests are Common Equity Interests in United Funding, which are held by United Companies.

                  Class 18 is impaired under the Plan, and pursuant to section 1126(f) of the Bankruptcy Code, the holder of the United Funding Common Equity Interests is conclusively presumed to have rejected the Plan and may not vote with respect thereto.

                  Cancellation of United Funding Common Equity Interests. On the Effective Date, (a) all United Funding Common Equity Interests shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect and (b) the Plan Administrator shall administer the assets of such Entity in accordance with the provisions of Article XXXVI of the Plan.

         24.      UNITED LENDING CORP. COMMON EQUITY INTERESTS (CLASS 19) -
                  IMPAIRED

                  United Lending Corp. Common Equity Interests are Common Equity Interests in United Lending Corp., which are held by United Companies Lending Group.

                  Class 19 is impaired under the Plan, and pursuant to section 1126(f) of the Bankruptcy Code, the holder of the United Lending Corp. Common Equity Interests is conclusively presumed to have rejected the Plan and may not vote with respect thereto.

                  Cancellation of United Lending Corp. Common Equity Interests. On the Effective Date, (a) All United Lending Corp. Common Equity Interests shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect and (b) the Plan Administrator shall administer the assets of such Entity in accordance with the provisions of Article XXXVI of the Plan; provided , however, that, in the event that an Alternative Residual Sale Transaction occurs through consummation of a stock purchase agreement, at the discretion of the highest or best offeror, (1) the Equity Interests represented by United Lending Corp. Common Equity Interests shall be extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect and (2) the certificates representing Reorganized UC Lending Common Stock shall be issued to such higher or better offeror in accordance with the terms and conditions of the Alternative Residual Sale Agreement.


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

         25.      UNITED COMPANIES LENDING GROUP COMMON EQUITY INTERESTS (CLASS
                  20) - IMPAIRED

                  United Companies Lending Group Common Equity Interests are Common Equity Interests in United Companies Lending Group, which are held by United Companies.

                  Class 20 is impaired under the Plan, and pursuant to section 1126(f) of the Bankruptcy Code, the holder of the United Companies Lending Group Common Equity Interests is conclusively presumed to have rejected the Plan and may not vote with respect thereto.

                  Cancellation of United Lending Group Common Equity Interests. On the Effective Date, (a) all United Lending Group Common Equity Interests shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect and (b) the Plan Administrator shall administer the assets of such Entity in accordance with the provisions of Article XXXVI of the Plan.

         26.      UNITED CREDIT CARD COMMON EQUITY INTERESTS (CLASS 21) -
                  IMPAIRED

                  United Credit Card Common Equity Interests are Common Equity Interests in United Credit Card, which are held by United Companies.

                  Class 21 is impaired under the Plan, and pursuant to section 1126(f) of the Bankruptcy Code, the holder of the United Credit Card Common Equity Interests is conclusively presumed to have rejected the Plan and may not vote with respect thereto.

                  Cancellation of United Credit Card Common Equity Interests. On the Effective Date, (a) all United Credit Card Common Equity Interests shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect and
(b) the Plan Administrator shall administer the assets of such Entity in accordance with the provisions of Article XXXVI of the Plan.

E.       REORGANIZED UC MATTERS

         1.       BOARD OF DIRECTORS OF REORGANIZED UC

                  On the Effective Date, the board of directors of Reorganized UC shall be comprised of the Plan Administrator and such other individuals designated by the Plan Administrator, all of which shall be disclosed prior to a hearing to consider approval of a disclosure statement pursuant to section 1121 of the Bankruptcy Code.

         2.       AMENDED ARTICLES OF INCORPORATION AND BY-LAWS

                  The articles of incorporation and the by-laws of the Debtors will be amended as of the Effective Date to provide as substantially set forth in the Reorganized UC Certificate of Incorporation and the Reorganized UC By-laws.

         3.       CORPORATE ACTION

                  The adoption of the Reorganized UC Certificate of Incorporation and the Reorganized UC Bylaws will be authorized and approved in all respects as of the Effective Date, without further action under applicable law, regulation, order or rule, including any action by the stockholders of the Debtors or of Reorganized UC.


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

                  The cancellation of all Equity Interests, the issuance of Reorganized UC Common Stock, and other matters provided under the Plan involving the corporate structure of Reorganized UC or corporate action by Reorganized UC will be deemed to have occurred, be authorized and be in effect from and after the Effective Date without farther action under applicable law, regulation, order or rule, including any action by the stockholders of the Debtors or of Reorganized UC.

         4.       MANAGEMENT

                  As of the date hereof, the following individuals serve as the senior officers of United Companies, in the positions indicated:

LAWRENCE J. RAMAEKERS               Chief Executive Officer (10/99)
                                    Chief Operating Officer (7/99)

                                    Mr. Ramaekers is a principal of JA&A. He has 20 years of experience in the daily operation and management of numerous companies in chapter 11, including Color Tile, Inc., Cardinal Industries, Inc., Fred Sanders, and Phoenix Steel. Mr. Ramaekers' background also includes 42 years of management positions for large public and private corporations, including National Car Rental System, Inc., Koepplinger's Bakery, Procter & Gamble, The Stroh Brewery Company, and Coca-Cola Bottling Company-Detroit. He has held the titles of Chief Executive Officer, President Chief Operating Officer, Chief Financial Officer and Director of Corporate Planning of many companies. Mr. Ramaekers has announced his intention to retire from all positions at the Debtors upon the Effective Date of the Plan.

REBECCA A. ROOF                     Chief Financial Officer (10/99)

                                    Ms. Roof is associated with JA&A. She has extensive experience in crisis management and restructuring. She has served as Vice President and Chief Financial Officer of a Houston-based oilfield services company, Chief Financial Officer of a Houston-based distributor and retailer of aftermarket auto parts, and interim Chief Financial Officer and Deputy Restructuring Officer for a Pennsylvania-based teaching hospital.

SHERRY E. ANDERSON                  Senior Vice President and
                                    Secretary (6/15/92)

                                    Ms. Anderson has been affiliated with United
                                    Companies for approximately 20 years, having joined in 1980 as Assistant Treasurer. In 1984, Ms. Anderson was named Controller and in 1992 became Secretary. During her employment with United Companies, Ms. Anderson's responsibilities have included preparation and coordination of filings with the Securities and Exchange Commission, external financial reporting, tax and

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

                                    accounting matters and maintenance of
                                    corporate records. Ms. Anderson is a
                                    graduate of Louisiana State University with a bachelors degree in accounting and is a certified public accountant. She is a member of the AICPA and the Louisiana Society of CPAs.

JESSE O. GRIFFIN                    Corporate Controller (7/l/92)
                                    Senior Vice President and
                                    Director of Auditing Services (7/22/91)

                                    Mr. Griffin has overall responsibility for the accounting sections and external reporting of United Companies. His duties include responsibility for staffing and structuring the accounting department, implementation of accounting practices and evaluation of current accounting procedures. Mr. Griffin is a Certified Public Accountant with over 20 years public accounting experience with Deloitte & Touche prior to joining United Companies in June 1991.

PAUL E. KIRK                        Senior Vice President (3/l/96)

                                    Mr. Kirk is senior vice president of United
                                    Companies and president of subsidiaries:
                                    United Communications Corporation of
                                    Louisiana, Inc. (UCCoLa) and UC
                                    Communications, Inc. Mr. Kirk has 17 years experience with United Companies in the areas of telecommunication and support services. He is responsible for the overall operations of UCCoLA and long-term strategic planning as well as overseeing information technology, purchasing, facilities and the distribution center. A graduate of Louisiana State University, Mr. Kirk received his degree in Industrial Technology. He started with United Companies in 1983 as facilities manager. In 1984, Mr. Kirk started United Communications Corporation of Louisiana, Inc., a shared tenant services company in United Plaza Office park and was named president of UCCoLA in 1986. He was named senior vice president of United Companies in 1997 and information technology director in 1999.

JOEL G. SWETNAM                     Senior Vice President and
                                    Director of Financial Planning (12/1/96)

                                    Mr. Swetnam has been affiliated with United
                                    Companies for 11 years since 1988. He is a graduate of Auburn University with a bachelors degree in Finance (1980) and a masters of business administration (1982). Mr. Swetnam joined AmBank, a financial institution, in 1983 wherein his principal duties were managing the corporate financial


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

                                    planning and asset/liability management
                                    activities of the company. He also acted as secretary to the asset/liability policy committee and as chairman of the asset/liability support committee. Mr. Swetnam's principal responsibilities with United Companies within the financial function have been to direct the long-term corporate financial planning activities with executive management, home-equity and manufactured housing securitization structures including the valuation of interest-only and residual certificates, alternative capital structures, new business ventures, treasury planning, investment portfolio analyses and profitability measurement of various mortgage products.

                  While the Debtors do not anticipate that there will be a change in the above-listed management personnel, there can be no assurance that such personnel will not be replaced or removed.

F.       SECURITIES TO BE ISSUED PURSUANT TO PLAN

         1.       REORGANIZED UC COMMON STOCK

                  Pursuant to the Plan, on the Effective Date, 5,000,000 shares of Reorganized UC Common Stock will be authorized under Reorganized UC's Certificate of Incorporation. Of such authorized shares, 1,000 shares, representing all of the issued and outstanding shares of Reorganized UC Common Stock, will be distributed to the Plan Administrator. Each share of Reorganized UC Common Stock will have such rights with respect to dividends, liquidation, voting and other matters as are provided for by applicable nonbankruptcy law or the Reorganized UC Certificate of Incorporation and the Reorganized UC By-laws.

         2.       SECURITIES LAW MATTERS

                  Section 1145(a) of the Bankruptcy Code generally exempts from such registration the issuance of securities if the following conditions are satisfied: (i) the securities are issued by a debtor (or its successor) under a plan of reorganization; (ii) the recipients of securities hold a claim against, an interest in, or a claim for an administrative expense against the debtor; and
(iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor, or are issued principally in such exchange and partly for cash and property. Section 4(2) of the Securities Act generally exempts from such registration private transactions by an issuer that do not involve a public offering.

                  The Debtors believe that the issuance of Reorganized UC Common Stock to the Plan Administrator, who will hold such stock for the benefit of Creditors, in exchange for such creditors' Claims against or Equity Interests in the Debtors under the circumstances provided for in the Plan would satisfy the requirements of section 1145(a). Alternatively, the Debtors believe that the issuance of Reorganized UC Common Stock to the Plan Administrator would satisfy the requirements of Section 4(2) of the Securities Act. The Plan Administrator will not redistribute shares of Reorganized UC Common Stock.

                  With respect to the Litigation Trust, the Debtors believe that
(i) the Litigation Trust is a "successor" to the Debtors within the meaning of section 1145(a)(1) of the Bankruptcy Code and (ii) the offer and sale of interests in the Litigation Trust otherwise satisfies the requirements of such section (to the extent such interests constitute "securities" within the meaning of the Securities Act). In connection with prior cases under the Bankruptcy Code, the staff of the SEC has taken no-action positions with respect to the nonregistration under the Securities Act of interests issued under a plan of reorganization by a liquidating entity to former holders of claims or interests in a debtor, where such entity is subject to the jurisdiction of a bankruptcy court and is organized to liquidate, within a reasonable period of time, certain assets of such debtor and to distribute the proceeds thereof to the holders of such interests. Various theories have been advanced to justify the related no-action requests, including the view that such a liquidating entity constitutes a "successor" to the debtor under section 1145(a)(1) of the Bankruptcy Code and that the securities issued by such entity are exempt from registration under the Securities Act by virtue of such section. The Debtors believe that the organization of the Litigation Trust and the issuance of interests in the Litigation Trust pursuant to the Plan is consistent with the relevant facts set forth in such no-action requests.

                  In connection with prior cases under the Bankruptcy Code, the SEC also has taken no-action positions with respect to the nonregistration of a liquidating entity under the Investment Company Act of 1940, as amended (the "Investment Company Act"), where certain conditions were met, including where
(i) such liquidating entity (a) existed solely to liquidate its assets and to distribute the proceeds thereof to its beneficiaries, (b) was prohibited from conducting a trade or business and from making any investments, except for temporary investments pending distribution of liquidation proceeds to beneficiaries, (c) did not hold itself out to be an investment company, but rather, a liquidating entity in the process of liquidation, (d) was under the continuing jurisdiction of a bankruptcy court, and (e) terminated on or before the third anniversary of its effective date, unless extended by the bankruptcy court, and (ii) the beneficial interests in such entity were not transferable. The Debtors believe that each of the foregoing conditions will be satisfied with respect to the Litigation Trust.

                  Since shares of Reorganized UC Common Stock will not be redistributed by the Plan Administrator and the interests in the Litigation Trust will be non-transferable in accordance with their terms, the Debtors believe that the resale provisions of section 1145 of the Bankruptcy Code do not apply to Reorganized UC Common Stock or the Litigation Trust interests, for which there will be no market.

G.       PROVISIONS GOVERNING LITIGATION TRUST

         1.       PURPOSE OF LITIGATION TRUST

                  The Litigation Trust is a trust to be created on the Effective Date in accordance with the provisions of Article XXVII of the Plan and the Litigation Trust Agreement contained in the Plan Supplement, for the benefit of holders of Allowed Claims and Allowed Equity Interests in Classes 3, 4, 5, 7, 8, 9 and 10 only to the extent such holders in such Classes are entitled to distributions under the Plan, who are to receive Litigation Trust Interests as part of the treatment of their Claims under the Plan. The Litigation Trust is to be established for the sole purpose of liquidating its assets, in accordance with Treasury Regulation Section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business.

         2.       ESTABLISHMENT OF LITIGATION TRUST

                  On the Effective Date, the Debtors, on their own behalf and on behalf of holders of Allowed Claims and Allowed Equity Interests in Classes 3, 4, 5, 7, 8, 9 and 10 shall execute the Litigation Trust Agreement and will take all other steps necessary to establish the Litigation Trust. In particular, the Debtors will transfer to the Litigation Trust all of their right, title, and interest in the Litigation Trust Claims, consisting of claims and causes of action of the Debtors, if any, arising from or related to the Debtors' financial statements and the accounting practices associated therewith, except any claims and causes of action waived and released in accordance with the provisions of section 42.5 of the Plan (certain claims and causes of action against the Debtors' present and former directors, officers, employees, consultants and agents) by Reorganized UC.

                  As of the date hereof, the Debtors are unable to state whether such claims and causes of action maintain any significant value. However, the Equity Committee has retained the services of Harley S. Tropin of Kozyak, Tropin & Throckmorton, P.A. to evaluate such claims and causes of action. Upon review


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of available information, the Equity Committee states that Mr. Tropin has concluded that the Litigation Trust shall have viable causes of action against Deloitte & Touche LLP arising out of Deloitte & Touche's review of the quarterly financial statements and SEC filings of the Debtors and the year-end audits and annual SEC reports for the years 1997 and 1998 and its advice to the company in regard thereto. According to the Equity Committee, Mr. Tropin has determined that there were material overstatements of assets on the balance sheets of the Debtors rendering the financial statements materially misleading and not in conformity with generally accepted accounting principles. The Equity Committee asserts that Mr. Tropin believes that the present value of the causes of action against Deloitte & Touche is at least $450 million. THE DEBTORS MAKE NO REPRESENTATION WHETHER ANY SUCH CLAIM OR CAUSE OF ACTION EXISTS AND, IF SO, WHAT VALUE SHOULD BE ATTRIBUTED THERETO.

         3.       INITIAL FUNDING OF LITIGATION TRUST

                  In accordance with the Litigation Trust Agreement and any agreements entered into in connection therewith, on the Effective Date, the Debtors will transfer $100,000.00 to the Litigation Trust. The Debtors believe that such funding is sufficient to satisfy the initial expenses which may be incurred by counsel to the Litigation Trust. The Debtors and Reorganized UC will have no further obligation to provide any funding with respect to the Litigation Trust. The Litigation Trustee may incur any reasonable and necessary expenses in liquidating and converting the assets to Cash. Given the Equity Committee's view of the complexity and expense of assessing and pursuing potential causes of action, the Equity Committee does not believe that the $100,000.00 funding of the Litigation Trust is sufficient.

         4.       GOVERNANCE AND ADMINISTRATION

                  The Litigation Trust will be governed by the Litigation Trust Board, consisting of three Persons appointed prior to the Effective Date by the Bankruptcy Court, upon nomination by the Creditors' Committee, and any replacements thereafter selected in accordance with the provisions of the Litigation Trust Agreement. It is the responsibility of the Litigation Trust Board to determine in accordance with the Litigation Trust Agreement whether to prosecute, compromise or discontinue any Litigation Trust Claims and, if applicable, the liquidation of any Remaining Assets. The Litigation Trust will be administered by the Litigation Trustee, which will be an Entity appointed by the Litigation Trust Board.

         5.       TRANSFER OF ASSETS

                  The transfer of the Litigation Trust Claims to the Litigation Trust will be made for the benefit of the Trust Beneficiaries, but only to the extent such beneficiaries are entitled to distributions under the Plan. In this regard, in partial satisfaction of Allowed Claims of the Trust Beneficiaries, the Litigation Trust Claims will be transferred to such beneficiaries, to be held by the Debtors on their behalf. Immediately thereafter, on behalf of the Trust Beneficiaries, the Debtors will transfer the Litigation Trust Claims to the Litigation Trust in exchange for Litigation Trust Interests to be distributed to the Trust Beneficiaries. Upon the transfer of the Litigation Trust Claims, the Debtors will have no interest in or with respect to the Litigation Trust Claims or the Litigation Trust. For all federal income tax purposes, all parties (including, without limitation, the Debtors, the Litigation Trustee and the Trust Beneficiaries) will treat the transfer of assets to the Litigation Trust in accordance with the terms of the Plan, as a transfer to the Trust Beneficiaries, followed by a transfer by such beneficiaries to the Litigation Trust, and the Trust Beneficiaries will be treated as the grantors and owners thereof.

         6.       ISSUANCE OF LITIGATION TRUST INTERESTS

                  The Trust Beneficiaries will receive Litigation Trust Interests reflecting their share of the Litigation Trust in accordance with the treatment provisions of the Plan. Upon issuance, the Litigation Trust Interests will be non-transferable. The Litigation Trustee will maintain a registry of the holders of Litigation Trust Interests.


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7.       RIGHTS AND POWERS OF LITIGATION TRUSTEE

                  a. The Litigation Trustee, upon direction by the Litigation Trust Board and the exercise of their collective reasonable business judgment, will, in an expeditious but orderly manner, liquidate and convert to Cash the assets of the Litigation Trust, make timely distributions and not unduly prolong the duration of the Litigation Trust. The liquidation of the Litigation Trust Claims may be accomplished either through the prosecution, compromise and settlement, abandonment or dismissal of any or all claims, rights or causes of action, or otherwise. The Litigation Trustee, upon direction by the Litigation Trust Board, will have the absolute right to pursue or not to pursue any and all claims, rights, or causes of action, as it determines is in the best interests of the Trust Beneficiaries, including, without limitation, taking into account the indemnification and contribution obligations of Reorganized UC and the diminution in value of Reorganized UC, and consistent with the purposes of the Litigation Trust, and will have no liability for the outcome of its decision. The Litigation Trustee may incur any reasonable and necessary expenses in liquidating and converting the assets of the Litigation Trust to cash.

                  b. The Litigation Trustee will have the power (i) to prosecute for the benefit of the Litigation Trust all claims, rights and causes of action transferred to the Litigation Trust (whether such suits are brought in the name of the Litigation Trust or otherwise), and (ii) to otherwise perform the functions and take the actions provided for or permitted in the Plan or in my other agreement executed by the Litigation Trustee pursuant to the Plan. Any and all proceeds generated from such claims, rights, and causes of action will be the property of the Litigation Trust.

         8.       DISTRIBUTIONS ON ACCOUNT OF LITIGATION TRUST INTERESTS

                  The Litigation Trustee will distribute at least annually to the holders of Litigation Trust Interests all net cash income plus all net cash proceeds from the liquidation of assets (including as Cash for this purpose, all Cash Equivalents); provided, however, that the Litigation Trust may retain such amounts (i) as are reasonably necessary to meet contingent liabilities and to maintain the value of the assets of the Litigation Trust during liquidation,
(ii) to pay reasonable administrative expenses (including any taxes imposed on the Litigation Trust or in respect of the assets of the Litigation Trust or the escrow described below), and (iii) to satisfy other liabilities incurred or assumed by the Litigation Trust (or to which the assets are otherwise subject) in accordance with the Plan or the Litigation Trust Agreement. All such distributions will be pro rata based on the number of Litigation Trust Interests held by a holder compared with the aggregate number of Litigation Trust Interests outstanding, subject to the terms of the Plan and the Litigation Trust Agreement; and provided, further, that of the net amount distributable, the Litigation Trustee will transfer to an escrow, in accordance with section 26.14 of the Plan, such amounts as would be distributable in respect of Disputed Claims and Disputed Equity Interests (treating such Claims and Equity Interests, for this purpose, as if they were Allowed Claims and Equity Interests). The Litigation Trustee may withhold from amounts distributable to any Person any and all amounts, determined in the Litigation Trustee's reasonable sole discretion, to be required by any law, regulation, rule, ruling, directive or other governmental requirement.

         9.       ESCROW FOR DISPUTED CLAIMS AND DISPUTED EQUITY INTERESTS

                  The Litigation Trustee will maintain, in accordance with the Litigation Trustee's powers and responsibilities under Article XXVII of the Plan and the Litigation Trust Agreement, an escrow of any distributable amounts required to be set aside on account of Disputed Claims and Disputed Equity Interests pursuant to section 27.14 of the Plan. Such amounts (net of any expenses, including any taxes, of the escrow relating thereto) will be distributed, as provided herein, as such Disputed Claims or Disputed Equity Interests are resolved by Final Order, and will be distributable in respect of such Litigation Trust Interests as such amounts would have been distributable had the Disputed Claims or Disputed Equity Interests been Allowed Claims and Equity Interests as of the Effective Date. There will be distributed together with such amounts any net earnings of the escrow related thereto. Distributions from the escrow will be made at least annually concurrent with other distributions from the Litigation Trust.


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         10.      TERMINATION OF LITIGATION TRUST

                  The Litigation Trust will terminate no later than the fifth
(5th) anniversary of the Effective Date; provided, however, that, on or prior to the date six (6) months prior to such termination, the Bankruptcy Court, upon motion by a party in interest, may extend the term of the Litigation Trust if it is necessary to the liquidation of the Litigation Trust Claims. Notwithstanding the foregoing, multiple extensions can be obtained so long as Bankruptcy Court approval is obtained at least six (6) months prior to the expiration of each extended term; provided, however, that the aggregate of all such extensions does not exceed three (3) years, unless the Litigation Trustee receives a favorable ruling from the IRS that any further extension would not adversely affect the status of the Litigation Trust as a grantor trust for federal income tax purposes.

         11.      COMPLETE TERMS AND PROVISIONS

                  The foregoing is a brief summary of the terms and provisions of the Plan relating to the Litigation Trust. Article XXVII of the Plan and the Litigation Trust Agreement should be carefully reviewed for a complete understanding of the Litigation Trust.

H.       PURSUIT OF OTHER LITIGATION RIGHTS BY REORGANIZED UC

         1.       PROSECUTION OF CLAIMS

                  Except with respect to Litigation Trust Claims, and claims subject to the compromise and settlement described in Article V hereof, from and after the Confirmation Date, Reorganized UC will, as a representative of the estates of the Debtors, litigate any avoidance or recovery actions under sections 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code and any other causes of action, rights to payments of claims that belong to the Debtors or Debtors in Possession, that may be pending on the Confirmation Date or instituted by Debtors thereafter, to a Final Order, and Reorganized UC may compromise and settle such claims, without approval of the Bankruptcy Court (but with approval of, or within parameters established by, the Board of Directors of Reorganized UC). The net proceeds of any such litigation or settlement (after satisfaction of all costs and expenses incurred in connection therewith) will be remitted to the Disbursing Agent for inclusion in Creditor Cash.

                  The Debtors have undertaken an analysis of such claims and causes of action and believe that such claims, if any, have de minimis value. Indeed, the Debtors historically paid their vendors' claims when due and the Debtors' records reflect no payments during the ninety (90) day period prior to the Commencement Date outside the ordinary course.

                  The Debtors may have claims against Bankers Trust Company of California in connection with services provided as trustee under the Debtors' Securitization Trusts. Until the Debtors are provided with financial information in response to several requests, however, the Debtors are unable to determine what claims, if any, the Debtors may have against Bankers Trust Company.

         2.       NET PAYMENT BY DEFENDANTS

                  In the event that a defendant in a litigation of the kind described in section 28.1 of the Plan is required by a Final Order to make payment (a "Disgorgement Payment") to Reorganized UC, and such Disgorgement Payment (if so made) would give rise to a Claim, (a) such defendant will be required to pay (a "Net Payment") in Cash (and will have no Claim in respect thereof) only the excess, if any, of (i) the amount of such Disgorgement Payment over (ii) the fair market value of the distributions ("Initial Distributions") on such Claim pursuant to this Plan that would have been received by such defendant if such defendant had made such Disgorgement Payment (which fair market value will be determined as of the date of such Net Payment by agreement between Reorganized UC and such defendant or by Final Order) and (b) if any distributions (the "Subsequent Distributions") are made hereunder after such

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defendant makes such Net Payment, such defendant shall receive such defendant's
Pro Rata Share of such Subsequent Distributions (or, at Reorganized UC's election, the fair market value thereof determined as of the date of such Subsequent Distributions by agreement between Reorganized UC and such defendant, or by Final Order), which Pro Rata Share will be calculated as if such defendant had made such Disgorgement Payment and received Initial Distributions in respect thereof.

         3.       INJUNCTION ESCROW FOR DISPUTED CLAIMS AND DISPUTED EQUITY
                  INTEREST

                  Except as provided in the Plan, as of the Effective Date, all non-Debtor entities are permanently enjoined from commencing or continuing in any manner, any action or proceeding, whether directly, derivatively, on account of or respecting any claim, debt, right or cause of action of the Debtors or Reorganized UC which the Debtors or Reorganized UC, as the case may be, retain sole and exclusive authority to pursue in accordance with the Plan or which has been released pursuant to the Plan.

I.       ROLES OF PLAN ADMINISTRATOR AND DISBURSING AGENT

         1.       PLAN ADMINISTRATOR

                  The Plan Administrator will be Rebecca A. Roof and retained, as of the Effective Date, as the fiduciary responsible for, among other things, insuring compliance with the Plan pursuant to and in accordance with the provisions of the Plan and the Plan Administration Agreement. Ms. Roof currently serves as Chief Financial Officer of the Debtors and is associated with JA&A.

                  The responsibilities of the Plan Administrator will include
(a) facilitating Reorganized UC's prosecution or settlement of objections to and estimations of Claims, (b) calculating and assisting the Disbursing Agent in implementing all distributions in accordance with the Plan, (c) filing all required tax returns and paying taxes and all other obligations on behalf of Reorganized UC from funds held by Reorganized UC, (d) periodic reporting to the Bankruptcy Court of the status of the Claims resolution process, distributions on Allowed Claims and prosecution of causes of action, (e) liquidating the Remaining Assets and providing for the distribution of the net proceeds thereof in accordance with the provisions of the Plan, (f) managing the Debtors' servicing operations during the period from the Effective Date up to and including the transfer date, and (g) such other responsibilities as may be vested in the Plan Administrator pursuant to the Plan, the Plan Administration Agreement or Bankruptcy Court order or as may be necessary and proper to carry out the provisions of the Plan.

                  The powers of the Plan Administrator will, without any further Bankruptcy Court approval in each of the following cases, include (a) the power to invest funds in, and withdraw, make distributions and pay taxes and other obligations owed by Reorganized UC from funds held by the Plan Administrator and/or Reorganized UC in accordance with the Plan, (b) the power to engage employees and professional persons to assist the Plan Administrator with respect to its responsibilities, (c) the power to compromise and settle claims and causes of action on behalf of or against Reorganized UC, and (d) such other powers as may be vested in or assumed by the Plan Administrator pursuant to the Plan, the Plan Administration Agreement or as may be necessary and proper to carry out the provisions of the Plan.

                  In addition to reimbursement for actual out-of-pocket expenses incurred by the Plan Administrator, the Plan Administrator will be entitled to receive reasonable compensation for services rendered on behalf of Reorganized UC in an amount and on such terms as may be agreed to by the Debtors for Reorganized UC as reflected in the Plan Administration Agreement. Any dispute with respect to such compensation shall be resolved by agreement among the parties or, if the parties are unable to agree, determined by the Bankruptcy Court.

                  From and after the Effective Date, the Plan Administrator will be exculpated by all Persons and Entities, including, without limitation, holders of Claims and Equity Interests and other parties in interest, from any and all claims, causes of action and other assertions of liability arising out


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of the discharge of the powers and duties conferred upon such Plan Administrator by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence, willful misconduct or breach of fiduciary duty of such Plan Administrator. No holder of a Claim or an Equity Interest or other party in interest will have or pursue any claim or cause of action against the Plan Administrator for making payments in accordance with the Plan or for implementing the provisions of the Plan.

                  The duties, responsibilities and powers of the Plan Administrator will terminate on the date set forth in the Plan Administration Agreement.

         2.       DISBURSING AGENT

                  The Disbursing Agent is to be either Reorganized UC, the Plan Administrator or such other Entity as may be designated by the Debtors to act as their agent for the purpose of effectuating the distributions contemplated under the Plan.

                  The Disbursing Agent will act at the direction of the Plan Administrator. The Disbursing Agent will be deemed to hold all property to be distributed under the Plan for the Persons entitled to receive the same. The Disbursing Agent will not hold an economic or beneficial interest in such property.

                  Except to the extent that the responsibility for the same is vested in the Plan Administrator pursuant to the Plan Administration Agreement, the Disbursing Agent will be empowered to (a) take all steps and execute all instruments and documents necessary to effectuate the Plan, (b) make distributions contemplated by the Plan, (c) comply with the Plan and the obligations thereunder, (d) employ professionals to represent it with respect to its responsibilities, and (e) exercise such other powers as may be vested in the Disbursing Agent pursuant to order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

                  Except as otherwise ordered by the Bankruptcy Court, the amount of any fees and expenses incurred by the Disbursing Agent from and after the Effective Date (including taxes) and any compensation and expense reimbursement claims, including, without limitation, reasonable fees and expenses of counsel, made by the Disbursing Agent will be paid in Cash by Reorganized UC.

                  From and after the Effective Date, the Disbursing Agent will be exculpated by all Persons and Entities, including, without limitation, holders of Claims and Equity Interests and other parties in interest, from any and all claims, causes of action and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Disbursing Agent by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence, willful misconduct or breach of fiduciary duty of such Disbursing Agent. No holder of a Claim or an Equity Interest or other party in interest will have or pursue any claim or cause of action against the Disbursing Agent for making payments in accordance with the Plan or for implementing the provisions of the Plan.

J.       SUMMARY OF OTHER PROVISIONS OF THE PLAN

         1. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE OF THE PLAN; ALTERNATIVE IMPLEMENTATION PROVISIONS

                  The "effective date of the plan," as used in section 1129 of the Bankruptcy Code, will not occur, and the Plan will be of no force and effect, until the Effective Date, which will be the first Business Day that is ten days after entry of the Confirmation Order. The occurrence of the Effective Date is subject to satisfaction of the following conditions precedent:


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                  (i) Entry of the Confirmation Order: The Clerk of the
Bankruptcy Court shall have entered the Confirmation Order, in form and substance satisfactory to the Debtors and the Creditors' Committee and the Confirmation Order shall have become a Final Order and shall be in full force and effect.

                  (ii) Execution of Documents, Other Actions: All other actions and documents necessary to implement the Plan shall have been effected or executed.

                  (iii) Sale Transaction: Consummation of the Sale Transaction or, in the event that an Alternative Residual Sale Transaction is accepted by the Debtors and approved by the Bankruptcy Court, consummation of such Alternative Residual Sale Transaction.

                  (iv) Class 4 Claims: The aggregate amount of Allowed Senior Note Claims shall not exceed the sum of (i) Allowed Claims arising under the Senior Indenture Trustee, plus (ii) Allowed Claims arising under or related to the guaranty of certain indebtedness relating to the employee stock ownership plan of United Companies, plus (iii) Two Million Dollars ($2,000,000.00).

                  To the extent practicable or legally permissible, each of the foregoing conditions may be waived, in whole or in part, by the Debtors in their sole discretion; provided, however, that, with respect to the condition precedent set forth in clause (iv) above, the Debtors' waiver thereof must be with the consent of the Senior Indenture Trustee, upon direction of the holders of Senior Notes in accordance with the provisions of the Senior Indenture. Any such waiver of a condition precedent may be effected at any time, without notice or leave or order of the Bankruptcy Court and without any formal action.

                  (v) Alternative Implementation Provisions. In the event that a higher or better offer for the assets set forth in the Residual Agreement is accepted by the Debtors and approved by the Bankruptcy Court, at the discretion of such higher or better offeror, the following provisions may apply:

                           (A) Stock Purchase Agreement Permissible. The Alternative Residual Sale Transaction may be consummated through either an asset purchase agreement or a stock purchase agreement, as the case may be. To the extent that the Alternative Residual Sale Transaction, or part thereof, occurs by operation of a stock purchase agreement, then the provisions of section 36.3 shall be operative under the Plan.

                           (B) Issuance of Reorganized UC Lending Common Stock and Transfer of Reorganized Designated Subsidiaries Common Stock. On the Effective Date, (i) the Reorganized UC Lending Common Stock shall be issued to the relevant purchaser pursuant to the consummation of the Alternative Residual Sale Transaction, and (ii) the Reorganized Designated Subsidiaries Common Stock as direct or indirect assets of Reorganized UC Lending shall be transferred to the control of the relevant purchaser pursuant to the consummation of the Alternative Residual Sale Transaction. On the Effective Date, Reorganized UC Lending and the Reorganized Designated Subsidiaries shall only own the assets and retain the liabilities that are provided for in the relevant stock purchase agreement for the Alternative Residual Sale Transaction. The Debtors shall be authorized and shall make any divestiture of assets and transfer of assets as between the Debtors prior to the closing of the Alternative Residual Sale Transaction as are necessary and appropriate to achieve the result stated in the preceding sentence.

                           (C) Corporate Organization of Reorganized UC Lending and the Reorganized Designated Subsidiaries. On the Effective Date, the adoption of the New Organization Documents shall be authorized and approved in all respects, in each case without further action under applicable law, regulation, order or rule, including, without limitation, any action by United Funding, Reorganized UC, the


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         stockholders of the Debtors, or Reorganized UC Lending and/or the
         Reorganized Designated Subsidiaries. On the Effective Date, the issuance of the Reorganized UC Lending Common Stock and the transfer of control of Reorganized Designated Subsidiaries Common Stock and the cancellation of the Equity Interests of United Lending Corp. set forth in section 22.1 of the Plan and other matters involving the corporate structure of the Reorganized UC Lending and/or the Reorganized Designated Subsidiaries shall be deemed to have occurred, be authorized, and shall be in effect from and after the Effective Date without requiring further action under applicable law, regulation, order or rule, including, without limitation, any action by United Funding, Reorganized UC, the stockholders of the Debtors, Reorganized UC Lending and/or the Reorganized Designated Subsidiaries.

                           (D) Post Effective Date Subservicing or Rental Agreement. On the Effective Date, Reorganized UC, through one or more of the Reorganized UC Subsidiaries, shall be authorized to provide subservicing or to rent facilities, employees and other aspects of a servicing platform to Reorganized UC Lending or to an entity designated as subservicer by Reorganized UC Lending, as may be provided for in any stock purchase agreement or related agreement governing the Alternative Residual Sale Transaction.

         2.       EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                  (A)      REJECTED IF NOT ASSUMED:

                  The Bankruptcy Code authorizes the Debtors, subject to the approval of the Bankruptcy Court, to assume, assume and assign, or reject executory contracts and unexpired leases. Such assumption, assumption and assignment, or rejection may be effected during the Chapter 11 Cases or pursuant to the Plan. Any executory contracts or unexpired leases which have not expired by their own terms on or prior to the Effective Date, which have not been assumed, assumed and assigned, or rejected with the approval of the Bankruptcy Court, or which are not the subject of a motion to assume or assume and assign pending as of the Effective Date, or which are not specifically designated to be assumed pursuant to the Plan, will be deemed rejected by the Debtors on the Effective Date, and the entry of the Confirmation Order by the Bankruptcy Court will constitute approval of such rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

                  (B)      REJECTION DAMAGE CLAIMS:

                  Not later than ten days prior to the Confirmation Date, the Debtors will file with the Bankruptcy Court a list of executory contracts and unexpired leases to be assumed by the Debtors pursuant to the Plan as of the Effective Date, and such executory contracts and unexpired leases will be deemed rejected as of the Effective Date. If the rejection of an executory contract or unexpired lease by the Debtors results in damages to the other party or parties to such contract or lease, any claim for such damages, if not heretofore evidenced by a filed proof of claim, will be forever barred and will not be enforceable against the Debtors, or their properties or agents, successors or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors on or before fifteen (15) days after the later to occur of (a) the Confirmation Date and (b) the date of entry of an order by the Bankruptcy Court authorizing rejection of a particular executory contract or unexpired lease.

                  (C)      CURE PAYMENTS:

                  Any monetary amounts required as cure payments on any executory contract or unexpired lease to be assumed under the Plan will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the cure amount in Cash on the Effective Date or upon such other terms and dates as the parties to such executory contract or unexpired lease otherwise may agree. In the event of a dispute regarding (a) the amount of any cure payment,
(b) the ability of the Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code will be subject to the jurisdiction of the Bankruptcy Court and made following the entry of a Final Order resolving such dispute.


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                  (D)      INDEMNIFICATION AND REIMBURSEMENT OBLIGATIONS:

                  For purposes of the Plan, the obligations of the Debtors to indemnify and reimburse their directors or officers that were directors or officers, respectively, on or before the Petition Date or who became directors or officers after the Petition Date against and for any obligations pursuant to articles of incorporation, codes of regulations, bylaws, applicable state law, or specific agreement, or any combination of the foregoing will survive confirmation of the Plan, remain unaffected thereby, and not be discharged in accordance with section 1141 of the Bankruptcy Code, irrespective of whether indemnification or reimbursement is owed in connection with an event occurring before, on, or after the Petition Date; provided, however, that, notwithstanding the foregoing, such obligations will not be extended to any directors or officers whose term in all such capacities expired or was terminated prior to the Petition Date; and, provided, however, that the foregoing is not intended, nor shall it be construed, to constitute the assumption of any Statutorily Subordinated Claim.

         3.       PROVISIONS GOVERNING DISTRIBUTIONS

                  (A)      REQUIREMENT FOR ALLOWANCE OF CLAIMS:

                  No payments or other distributions will be made on account of any Claim that is not "Allowed."

                  "Allowed Claim" means any Claim against the Debtors, (i) proof of which was filed on or before September 30, 1999 (or, in certain cases, the supplemental bar date applicable to specific Creditors), the date designated by the Bankruptcy Court as the last date for filing proofs of Claim against the Debtors, or (ii) if no proof of Claim has been timely filed, which has been or hereafter is listed by the Debtors in their Schedules as liquidated in amount and not disputed or contingent and, in each such case in clauses (i) and (ii) above, a Claim as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order, or as to which an objection has been interposed and such Claim has been allowed in whole or in part by a Final Order. For purposes of determining the amount of an "Allowed Claim," there will be deducted therefrom an amount equal to the amount of any claim which the Debtors may hold against the holder thereof, to the extent such claim may be set off pursuant to section 553 of the Bankruptcy Code.

                  (B)      TIME AND METHOD OF DISTRIBUTIONS:

                  All distributions under the Plan will be made by the Disbursing Agent, which may be either Reorganized UC, the Plan Administrator or such other Entity as may be designated by the Debtors.

                  Initial distributions will be made on or as soon as practicable after the Effective Date. Holders of Allowed Bank Claims, Allowed Senior Note Claims, and Allowed General Unsecured Claims may also receive subsequent quarterly distributions in the event that amounts set aside to satisfy Disputed Claims and other reserves exceed the amounts necessary to provide required distributions if the Disputed Claims become Allowed Claims or to pay indemnification or other obligations covered by other reserves. Any payments or distributions to be made pursuant to the Plan will be deemed timely made if made within twenty (20) days after the dates specified in the Plan. Whenever any distribution to be made under this Plan is due on a day other than a Business Day, such distribution will instead be made, without interest, on the immediately succeeding Business Day, but will be deemed to have been made on the date due. Unless the Entity receiving a payment agrees otherwise, any payment in Cash to be made by Reorganized UC will be made, at the election of Reorganized UC, by check drawn on a domestic bank or by wire transfer from a domestic bank.

                  Subject to the provisions of rule 9010 of the Bankruptcy Rules, and except as provided in sections 8.4 and 11.5 of the Plan, distributions and deliveries to holders of Allowed Claims will be made at the address of each such holder set forth on the Debtors' Schedules filed with the Bankruptcy Court unless superseded by the address set forth on proofs of claim

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filed by such holders, or at the last known addresses of such holder if no proof of claim is filed or if the Debtors have been notified in writing of a change of address.

                  (C)      UNDELIVERABLE DISTRIBUTIONS:

                  If any distribution to any holder is returned to Reorganized UC as undeliverable, no further distributions will be made to such holder unless and until Reorganized UC is notified, in writing, of such holder's then-current address. Undeliverable distributions will remain in the possession of Reorganized UC until such time as a distribution becomes deliverable. All Persons ultimately receiving distributions which were previously undeliverable, will not be entitled to any interest or other accruals of any kind. Nothing contained in the Plan will require Reorganized UC to attempt to locate any holder of an Allowed Claim or an Allowed Equity Interest.

                  On or about the second anniversary of the Effective Date, Reorganized UC will file with the Bankruptcy Court a list setting forth the names of those Entities to which distributions have been made under the Plan and have been returned as undeliverable as of the date thereof. Any holder of an Allowed Claim that does not assert its lights pursuant to the Plan to receive a distribution within three years from and after the Effective Date will have its Claim for such undeliverable distribution discharged and will be forever barred from asserting any such Claim against Reorganized UC or its property. In such case, any consideration held for distribution on account of such Claim will revert to Reorganized UC for further distribution pursuant to the terms of the Plan.

                  (D)      COMPLIANCE WITH TAX REQUIREMENTS:

                  To the extent applicable, Reorganized UC will comply with all tax withholding and reporting requirements imposed on it by any governmental unit and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements.

                  (E)      TIME BAR TO CASH PAYMENT:

                  Checks issued by Reorganized UC on account of Allowed Claims will be null and void if not negotiated within 90 days from and after the date of issuance thereof. Requests for reissuance of any check will be made directly to Reorganized UC by the holder of the Allowed Claim with respect to which such check originally was issued. Any claim in respect of such a voided check will be made on or before the later of (a) the second anniversary of the Effective Date or (b) 90 days after the date of issuance of such check, if such check represents a final distribution under the Plan on account of such Claim. After such date, all claims in respect of void checks will be discharged and forever barred and Reorganized UC will retain all moneys related thereto for further distribution pursuant to the terms of the Plan.

                  (F)      DISTRIBUTIONS AFTER EFFECTIVE DATE:

                  Distributions made after the Effective Date to holders of Claims that are not Allowed Claims or Allowed Equity Interests as of the Effective Date but which later become Allowed Claims will be deemed to have been made on the Effective Date.

                  (G)      SET-OFFS:

                  Reorganized UC may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account thereof (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the Debtors or Reorganized UC may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a set-off nor the allowance of any Claim under the Plan will constitute a waiver or release by the Debtors or Reorganized UC of any such


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claims, rights and causes of action that the Debtors or Reorganized UC may possess against such holder; and, provided, further, that nothing contained in the Plan is intended to limit the rights of any Creditor to effectuate a setoff prior to the Effective Date in accordance with the provisions of sections 362 and 553 of the Bankruptcy Code.

                  (H)      TERMINATION/SETTLEMENT OF SUBORDINATION RIGHTS
                           CLAIMS:

                  The classification and manner of satisfying all Claims and Equity Interests under the Plan take into consideration all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, sections 510(b) and (c) of the Bankruptcy Code, or otherwise, that a holder of a Claim or Equity Interest may have against any other holders of Claims or Equity Interests, with respect to any distribution made pursuant to the Plan. On the Effective Date, all contractual, legal or equitable subordination rights that a holder of a Claim or Equity Interest may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined and distributions pursuant to the Plan will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by any beneficiary of such terminated subordination rights. Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of section 32.11 of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the termination of all contractual, legal and equitable subordination rights that a holder of a Claim or Equity Interest may have with respect to any Allowed Claim or Allowed Equity Interest, or any distribution to be made on account of an Allowed Claim or an Allowed Equity Interest. The entry of the Confirmation Order will constitute the Bankruptcy Court's approval of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtors, Reorganized UC, and their respective property and holders of Claims and Equity Interests and is fair, equitable and reasonable.

                  (I)      POST-PETITION DATE INTERESTS:

                  Upon payment in full of all Allowed Claims, and prior to the deemed redistribution of Litigation Trust Interests to holders of Allowed Pride Equity Interests, Allowed Statutorily Subordinated Claims and Allowed United Companies Common Equity Interests, Litigation Trust Interests shall be deemed redistributed for and on behalf of holders of Allowed Claims, subject to the applicable legal and contractual rights of the respective holders thereof, for and on account of the payment of interest, accrued at the applicable contractual or legal rate, for the period from the Petition Date up to and including the date on which a particular Allowed Claim shall have been paid in full.

         4.       TREATMENT OF DISPUTED CLAIMS OR DISPUTED EQUITY INTERESTS

                  "Disputed Claim" means any Claim against the Debtors, to the extent the allowance of which is the subject of a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Confirmation Order, or is otherwise disputed by the Debtors in accordance with applicable law, which objection, request for estimation, or dispute has not been withdrawn or determined by a Final Order.

                  (A)      OBJECTIONS TO CLAIMS; PROSECUTION OF DISPUTED CLAIMS:

                  The Debtors, Reorganized UC or the Plan Administrator shall object to the allowance of Claims or Equity Interests filed with the Bankruptcy Court with respect to which they dispute liability or allowance in whole or in part. All objections will be litigated to Final Order; provided, however, that Reorganized UC will have the authority to file, settle, compromise or withdraw any objections to Claims, without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Debtors' Reorganized UC or the


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Plan Administrator will file and serve all objections to Claims as soon as practicable, but in no event later than the Effective Date or such later date as may be approved by the Bankruptcy Court.

                  (B)      ESTIMATION OF CLAIMS:

                  The Debtors' Reorganized UC or the Plan Administrator may at any time request that the Bankruptcy Court estimate any contingent or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors' Reorganized UC or the Plan Administrator previously objected to such Claim or whether the Bankruptcy Court ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. Subject to the provisions of section 502(j) of the Bankruptcy Code, in the event that the Bankruptcy Court estimates any contingent or Disputed Claim, the amount so estimated will constitute the allowed amount of such Claim. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors' Reorganized UC or the Plan Administrator may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

                  (C)      PAYMENTS AND DISTRIBUTIONS ON DISPUTED CLAIMS:

                  There will be set aside for each holder of a Disputed Claim such portion of the Creditor Cash and Litigation Trust Interests as necessary to provide required distributions if such Claim was an Allowed Claim, either based upon the amount of the Claim as filed with the Bankruptcy Court or the amount of the Claim as estimated by the Bankruptcy Court.

                  At such time as a Disputed Claim becomes, in whole or in part an Allowed Claim, the Plan Administrator shall distribute to the holder thereof the distributions, if any, to which such holder is then entitled under the Plan. Such distribution, if any, will be made as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Disputed Claim becomes a Final Order but in no event more than thirty (30) days thereafter. No interest will be paid on Disputed Claims that later become Allowed or with respect to any distribution to such holder. No distribution will be made with respect to all or any portion of any Disputed Claim pending the entire resolution thereof in the manner prescribed in section 25.1 of the Plan.

         5.       COMMITTEES

                  (A)      CREDITORS' COMMITTEE COMPOSITION AND TERM:

                  From the Confirmation Date and up to and including the Effective Date, the members of the Creditors' Committee, if any, appointed pursuant to section 1102 of the Bankruptcy Code, and their duly appointed successors, will continue to serve. Upon the disallowance by Final Order of the Claim held by a Creditor that is a member of the Creditors' Committee, such membership will terminate and no replacement will be appointed. Upon the resignation, death or disability of a member of the Creditors' Committee, the Creditor having appointed such member will have the right to designate a replacement. In the event such Creditor fails to designate a replacement, no other replacement may be appointed to the Creditors' Committee. Members of the Creditors' Committee will serve without compensation but will be entitled to reimbursement of their reasonable out-of-pocket expenses which are attributable to their attendance at Creditors' Committee meetings, Bankruptcy Court hearings or negotiation sessions. The Creditors' Committee will be entitled to retain legal counsel and such other professionals as may be authorized by the Bankruptcy Court, the fees and expenses of which will be entitled to payment as Administrative Expense Claims. On the Effective Date, the Creditors' Committee will be dissolved and the members thereof and the professionals retained by the

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Creditors' Committee in accordance with section 1103 of the Bankruptcy Code will be released and discharged from their respective fiduciary obligations.

                  (B)      EQUITY COMMITTEE TERM:

                  Members of the Equity Committee will serve without compensation but will be entitled to reimbursement of their reasonable out-of-pocket expenses which are attributable to their attendance at Equity Committee meetings. The Equity Committee will be entitled to retain legal counsel and such other professionals as may be authorized by the Bankruptcy Court, the fees and expenses of which will be entitled to payment as Administrative Expense Claims. On the Effective Date, the Equity Committee will be dissolved and the members thereof and the professionals retained by the Equity Committee in accordance with section 327 of the Bankruptcy Code will be released and discharged from their respective fiduciary obligations, if the same has not occurred prior to the Effective Date.

         6.       EFFECT OF CONFIRMATION

                  (A)      TITLE TO ASSETS; DISCHARGE OF LIABILITIES:

                  Except as otherwise provided by the Plan, including, without limitation, in connection with a Sale Transaction or an Alternative Residual Sale Transaction, on the Effective Date, title to all assets and properties of the Debtors or Debtors in Possession will vest in Reorganized UC, Reorganized UC Lending, or the Reorganized Designated Subsidiaries, as the case may be, in accordance with section 1141 of the Bankruptcy Code, and the Confirmation Order will be a judicial determination of discharge of the Debtors' liabilities except as provided in the Plan.

                  (B)      DISCHARGE OF THE DEBTORS:

                  In the event that an Alternative Residual Sale Transaction is consummated pursuant to a stock purchase agreement, the rights afforded in the Plan and the treatment of all holders of Claims or Equity Interests in the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and Equity Interests of any nature whatsoever, known or unknown, including any interest accrued or expenses incurred thereon from and after the Petition Date, against the Debtors or Debtors in Possession, or any of their estates, properties, assets or interests in property. Except as otherwise provided in the Plan, on the Effective Date, all Claims against, and Equity Interests in, the Debtors and Debtors in Possession will be satisfied, discharged and released in full. All Persons and Entities will be precluded from asserting against the Debtors, their successor or assigns, including, without limitation, Reorganized UC, Reorganized UC Lending, the Reorganized Designated Subsidiaries, their agents and employees, or their respective assets, properties or interests in property, any other or further Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date, whether or not the facts or legal bases therefor were known or existed prior to the Confirmation Date. Discharge shall not preclude any cause of action against any Persons or Entities not included within the described discharge.

                  (C)      INJUNCTION:

                  Except as otherwise expressly provided in the Plan, all Persons and Entities who have held, hold or may hold Claims or Equity Interests are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Equity Interest against the Debtors or Reorganized UC (and in the event of (i) the Sale Transaction, the purchase thereunder, and (2) an Alternative Residual Sale Transaction consummated through a stock purchase agreement, Reorganized UC Lending and the Reorganized Designated Subsidiaries),
(b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors or Reorganized UC (and in the event of (i) the Sale Transaction, the purchase thereunder, and (2) an Alternative Residual Sale Transaction consummated through a stock purchase


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agreement, Reorganized UC Lending and the Reorganized Designated Subsidiaries),
(c) creating, perfecting or enforcing any encumbrance of any kind against the Debtors or Reorganized UC or against the property or interests in property of the Debtors or Reorganized UC, with respect to any such Claims or Equity Interests (and in the event of (i) the Sale Transaction, the purchase thereunder, and (2) an Alternative Residual Sale Transaction consummated through a stock purchase agreement, Reorganized UC Lending and the Reorganized Designated Subsidiaries), and (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors or Reorganized UC (and in the event of (i) the Sale Transaction, the purchase thereunder, and (2) an Alternative Residual Sale Transaction consummated through a stock purchase agreement, Reorganized UC Lending and the Reorganized Designated Subsidiaries) or against the property or interests in property of the Debtors or Reorganized UC (and in the event of (i) the Sale Transaction, the purchase thereunder, and (2) an Alternative Residual Sale Transaction consummated through a stock purchase agreement, Reorganized UC Lending and the Reorganized Designated Subsidiaries), with respect to any such Claim or Equity Interest; provided, however, that such injunction shall not preclude the United States of America or any of its police or regulatory agencies from enforcing their police or regulatory powers; and, provided, further, that except in connection with a properly filed proof of claim, the foregoing proviso does not permit the United States of America or any of its police or regulatory agencies from obtaining any monetary recovery from the Debtors or Reorganized UC (and in the event of (i) the Sale Transaction, the purchase thereunder, and (2) an Alternative Residual Sale Transaction consummated through a stock purchase agreement, Reorganized UC Lending and the Reorganized Designated Subsidiaries) or their respective property or interests in property with respect to any such Claim or Equity Interest, including, without limitation, any monetary claim or penalty in furtherance of a police or regulatory power. Injunction shall not preclude any cause of action against any Persons or Entities not included within the described Injunction.

                  Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Cases pursuant to sections 105, 362 or 525 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, will remain in full force and effect until the Effective Date.

                  Except as provided in the Plan, as of the Effective Date, all non-Debtor entities are permanently enjoined from commencing or continuing in any manner, any action or proceeding, whether directly, derivatively, on account of, or respecting any claim, debt, right or cause of action of the Debtors or Reorganized UC which the Debtors or Reorganized UC, as the case may be, retain sole and exclusive authority to pursue in accordance with section 42.7 of the Plan or which has been released pursuant to the Plan.

                  (D)      LIMITED RELEASE OF DIRECTORS, OFFICERS AND EMPLOYEES:

                  As of the Effective Date, the Debtors will be deemed to have waived and released their present and former directors, officers, employees, consultants and agents who were directors, officers, employees, consultants or agents, respectively, at any time during the Chapter 11 Cases and on or before the Petition Date, from any and all claims of the Debtors, including, without limitation, claims which the Debtors or Debtors in Possession otherwise have legal power to assert, compromise or settle in connection with the Chapter 11 Cases, arising on or prior to the Effective Date; provided, however, that this provision will not operate as a waiver or release of any claim (i) with respect to any loan, advance or similar payment by the Debtors to any such person, (ii) with respect to any contractual obligation owed by such person to the Debtors,
(iii) relating to such person's knowing fraud, or (iv) to the extent based upon or attributable to such person gaining in fact a personal profit to which such person was not legally entitled, including, without limitation, profits made from the purchase or sale of equity securities of the Debtors which are recoverable by the Debtors pursuant to section 16(b) of the Securities Exchange Act of 1934, as amended. The release contemplated by section 42.5 of the Plan will not, nor is it intended to, release any claims or causes of action of the Litigation Trust against Deloitte & Touche LLP.

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                  (E)      EXCULPATION:

                  None of the Debtors' Reorganized UC, the Creditors' Committee, any indenture trustee responsible for making distributions under the Plan, and any of their respective directors, officers, employees, members, attorneys, consultants, advisors and agents (acting in such capacity), will have or incur any liability to any Entity for any act taken or omitted to be taken in the formulation, preparation, dissemination, implementation, confirmation or approval of the Plan, the Disclosure Statement related thereto or any contract, instrument, release or other agreement or document provided for or contemplated in connection with the consummation of the transactions set forth in the Plan; provided, however, that the foregoing provisions will not affect the liability of any Entity that otherwise would result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence, willful misconduct or breach of fiduciary duty. Any of the foregoing parties in all respects will be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

         7.       RETENTION OF JURISDICTION

                  The Bankruptcy Court will retain and have exclusive jurisdiction over any matter (a) arising under the Bankruptcy Code, (b) arising in or related to the Chapter 11 Cases or the Plan, or (c) that relates to the following:

                  o Resolution of any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtors are a party or with respect to which the Debtors may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date of the Plan, to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

                  o Entry of such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan;

                  o Determination of any and all motions, adversary proceedings, applications and contested or litigated matters that may be pending on the Effective Date or that, pursuant to the Plan, may be instituted by Reorganized UC after the Effective Date;

                  o Ensuring that distributions to holders of Allowed Claims and Allowed Equity Interests are accomplished as provided herein;

                  o Hearing and determining any timely objections to Administrative Expense Claims or to proofs of Claim filed, both before and after the Confirmation Date, including any objections to the classification of any Claim and to allow, disallow, determine, liquidate, classify, estimate or establish the priority of or secured or unsecured status of any Claim, in whole or in part;

                  o Entry and implementation of such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, reversed or vacated;

                  o Issuance of such orders in aide of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

                  o Consideration of any modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;


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                  o Hearing and determining all applications for awards of
compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date;

                  o Hearing and determining disputes arising in connection with or relating to the Plan or the interpretation, implementation, or enforcement of the Plan or the extent of any Entity's obligations incurred in connection with or released under the Plan;

                  o Issuance of injunctions or other orders as may be necessary or appropriate to restrain interference by any Entity with consummation or enforcement of the Plan;

                  o Determination of any other matters that may arise in connection with or are related to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument release or other agreement or document created in connection with the Plan or the Disclosure Statement;

                  o Hearing and determining matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

                  o Hearing any other matter or for any purpose specified in the Confirmation Order that is not inconsistent with the Bankruptcy Code;

                  o Entry of a final decree closing the Chapter 11 Cases; and

                  o To hear and determine any matters that may arise in connection with the Sale Transaction, the Residual Agreement, the Whole Loan Agreement the Alternative Residual Sale Transaction and any order of the Bankruptcy Court with respect to any of the foregoing.

         8.       MODIFICATION; REVOCATION OR WITHDRAWAL OF PLAN

                  The Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan at any time prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, the Debtors may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan. A holder of a Claim that has accepted the Plan will be deemed to have accepted the Plan as modified if the proposed modification does not materially and adversely change the treatment of the Claim of such holder.

                  The Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtors. If the Plan is revoked or withdrawn prior to the Confirmation Date, then the Plan will be deemed null and void. In such event, nothing contained in the Plan will be deemed to constitute a waiver or release of any claims by the Debtors or any other Entity or to prejudice in any manner the rights of the Debtors or any other Entity in any further proceedings involving the Debtors.

         9.       SUPPLEMENTAL DOCUMENTS

                  The Liquidation Trust Agreement, Plan Administration Agreement, Reorganized UC By-laws and the Reorganized UC Certificate of Incorporation, in form and substance reasonably satisfactory to the Debtors and the Creditors' Committee, will be contained in the Plan Supplement. The Plan Supplement will be filed with the Bankruptcy Court as early as practicable (but in no event later than ten days) prior to the Confirmation Hearing, or on such other date as the Bankruptcy Court may establish. The Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during hours established therefor. In addition, holders of Claims and Equity Interests may obtain a copy of the Plan Supplement from the Debtors by contacting Weil,


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Gotshal & Manges LLP, counsel to the Debtors, 767 Fifth Avenue, New York, New
York 10153, Attention: Ms. Denise Sciabarassi. Such copies will be available ten days prior to the Confirmation Hearing.

                                      VI.

                        CERTAIN FACTORS TO BE CONSIDERED

HOLDERS OF IMPAIRED CLAIMS AND EQUITY INTERESTS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE HEREIN, PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN.

A.       VARIANCES FROM PROJECTIONS

                  A fundamental premise of the Plan is the implementation of the Sale Transaction. The Sale Transaction has certain price adjustments which could result in lower proceeds available to pay holders of Allowed Bank and Senior Note Claims. Further, to the extent that Allowed Bank and Senior Note Claims exceed projected amounts, projected recoveries to holders of Allowed Claims could decrease.

B.       LITIGATION

                  The nature of the Debtors' business is such that it is routinely involved in litigation. Litigation that was pending as of the Petition Date is stayed and will be resolved and treated pursuant to the Plan. Pending Class Actions and certain other pending actions could result in judgments or determinations which could reduce the value of the assets subject to the Sale Transaction. The Debtors have agreed to indemnify Purchaser with respect to losses resulting from such judgments or determinations. An indemnification claim, if any, by Purchaser would have a dilutive effect on recoveries of other holders of Allowed Claims.

C.       GOVERNMENTAL REGULATIONS

                  The Debtors service loans in 50 states and the District of Columbia, subject to licensing or exemption from licensing requirements granted by the states, and could be expected to continue servicing such loans on an interim basis pending transition of servicing under a Sales Transaction. In some of these states, the Debtors are exempt from the requirement to obtain a state license by result of their holding licenses or approvals from federal agencies, including the U.S. Office of Housing and Urban Development ("HUD"). The applicable licensing statutes in virtually all of these states and the applicable HUD regulations require that an authorized mortgage loan servicer submit annual audited financial statements to the regulatory authorities and maintain a minimum net worth requirement. The Debtors failed to timely submit their audited financial statements for the year ending December 31, 1998 in those jurisdictions where required and did not meet the minimum net worth requirements as of December 31, 1998 in those jurisdictions where required. A number of state agencies and HUD have initiated action to terminate, revoke, suspend or deny renewal of the Debtors' licenses or exemption from licensing because of the failure to meet their requirements. It is the Debtors' position that section 525 and other sections of the Bankruptcy Code prohibit and stay a governmental unit from denying, revoking, suspending, or refusing to renew a license or other similar grant to a debtor in bankruptcy because, among other things, such debtor is a debtor under the Bankruptcy Code, or has been insolvent before the commencement of its bankruptcy case or during the case. The Debtors were able to obtain a preliminary injunction against the Attorney General of the State of Arkansas and the Commissioner of the Arkansas Securities Department with respect to actions against the Debtors' servicing rights. The Debtors plan to attempt to obtain similar injunction relief against other state or federal agencies as may be necessary to protect their right to continue to service loans in each of the jurisdictions where they currently service loans. However, the facts and applicable statutory language differs from jurisdiction to jurisdiction and no assurance can be given that the Debtors will be successful


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in obtaining protective injunctive or other relief against any particular governmental agency.

D.       CERTAIN TAX MATTERS

                  For a summary of the federal income tax consequences of the Plan to holders of Certain Claims and holders of Equity Interests, and to the Debtors, see Article XIII below, entitled Certain Federal Income Tax Consequences of the Plan.

                                      VII.

                       VOTING PROCEDURES AND REQUIREMENTS

A.       HOLDERS OF CLAIMS OR EQUITY INTERESTS

                  IT IS IMPORTANT THAT HOLDERS OF CLAIMS EXERCISE THEIR RIGHT TO VOTE TO ACCEPT OR REJECT THE PLAN. All known holders of Claims entitled to vote on the Plan have been sent a Ballot together with this Disclosure Statement. Such holders should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot (or Ballots) that accompanies this Disclosure Statement.

                  FOR YOUR VOTE TO COUNT, YOUR BALLOT MUST BE RECEIVED BY THE BALLOTING AGENT (AS DEFINED BELOW), NO LATER THAN 4:00 P.M., EASTERN TIME, ON AUGUST 10, 2000. IF YOU MUST RETURN YOUR BALLOT TO YOUR BANK OR BROKER, OR THE AGENT OF EITHER, YOU MUST RETURN YOUR BALLOT TO THEM IN SUFFICIENT TIME FOR THEM TO PROCESS IT AND RETURN IT TO THE BALLOTING AGENT, BY THE VOTING DEADLINE.

                  ANY BALLOT WHICH IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN WILL BE DEEMED AN ACCEPTANCE OF THE PLAN. IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES OR IF A BALLOT IS DAMAGED OR LOST, YOU MAY CONTACT THE BALLOTING AGENT AT THE ADDRESS SPECIFIED BELOW OR BY TELEPHONING:

                           UNITED COMPANIES BALLOTING AGENT
                           C/O LOGAN & COMPANY, INC.
                           546 VALLEY ROAD
                           UPPER MONTCLAIR, NEW JERSEY 07043
                           ATTENTION:  KATE LOGAN
                           PHONE:  (973) 509-3191)

                  Additional copies of this Disclosure Statement are available upon written request to:

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, New York 10 153
                           Attention:  Ms. Denise Sciabarassi

B.       PARTIES IN INTEREST ENTITLED TO VOTE

                  Subject to the provisions of the Disclosure Order, any holder of a Claim against the Debtors as of June 30, 2000, which Claim has not been disallowed by order of the Bankruptcy Court and is not disputed, is entitled to vote to accept or reject the Plan if (a) such Claim is impaired under the Plan and is not of a Class that is deemed to have accepted or rejected the Plan pursuant to sections 1126(f) and 1126(g) of the Bankruptcy Code and (b) either


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(i) such holder's Claim has been scheduled by the Debtors (and such Claim is not scheduled as disputed, contingent or unliquidated), or (ii) such holder has filed a proof of claim on or before the Bar Date of September 30, 1999, or any supplemental bar date applicable to specified creditors. In addition, any holder of an Equity Interest in the Debtors as of June 30, 2000, which Equity Interest has not been disallowed by order of the Bankruptcy Court and is not disputed, is entitled to vote to accept or reject the Plan if such Equity Interest is impaired under the Plan and is not of a Class that is deemed to have accepted or rejected the Plan pursuant to sections 1126(f) and 1126(g) of the Bankruptcy Code. UNLESS OTHERWISE PERMITTED IN THE PLAN, THE HOLDER OF ANY DISPUTED CLAIM
OR DISPUTED EQUITY INTEREST IS NOT ENTITLED TO VOTE WITH RESPECT TO SUCH
DISPUTED CLAIM OR DISPUTED EQUITY INTEREST, UNLESS THE BANKRUPTCY COURT, UPON APPLICATION BY SUCH HOLDER, TEMPORARILY ALLOWS SUCH DISPUTED CLAIM OR DISPUTED EQUITY INTEREST FOR THE LIMITED PURPOSE OF VOTING TO ACCEPT OR REJECT THE PLAN. ANY SUCH APPLICATION MUST BE HEARD AND DETERMINED BY THE BANKRUPTCY COURT ON OR BEFORE FIFTEEN (15) DAYS PRIOR TO THE CONFIRMATION HEARING. A vote on the Plan may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such vote was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

C.       CLASSES IMPAIRED AND ENTITLED TO VOTE UNDER THE PLAN

                  The Claims and Equity Interests included in Classes 3, 4, 5, 6, 7, 8, 9 and 10 are impaired under the Plan and the holders of such Claims and Equity Interests are entitled to vote to accept or reject the Plan. Claims and Equity Interests included in Classes 11, 12, 13, 14, 15, 16, 17, 18, 19, 20 and 21 are impaired under the Plan and the holders of such Claims are deemed to have rejected the Plan in accordance with section 1126 of the Bankruptcy Code. Claims in Classes 1 and 2 are not impaired under the Plan and holders of such Claims are deemed to have accepted the Plan.

D.       VOTE REQUIRED FOR ACCEPTANCE BY CLASSES OF CLAIMS AND EQUITY INTERESTS

                  The Bankruptcy Code defines acceptance of a plan by a class of claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class which actually cast ballots for acceptance or rejection of the plan. Thus, acceptance by a Class of Claims occurs only if at least two-thirds in dollar amount and a majority in number of the holders of such Claims voting cast their Ballots in favor of acceptance.

                  The Bankruptcy Code defines acceptance of a plan by a class of equity interests as acceptance by holders of at least two-thirds in amount of the allowed interests of that class which actually cast ballots for acceptance or rejection of the plan. Thus, acceptance by a Class of Equity Interests occurs only if at least two-thirds in amount of the Allowed Equity Interests voting cast their Ballots in favor of acceptance.

                  A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

                  CREDITORS AND OTHER PARTIES IN INTEREST ARE CAUTIONED TO REVIEW THE DISCLOSURE ORDER FOR A FULL UNDERSTANDING OF VOTING REQUIREMENTS, INCLUDING, WITHOUT LIMITATION, USE OF BALLOTS AND MASTER BALLOTS IN CONNECTION WITH THE VOTING OF SUBORDINATED DEBENTURE CLAIMS.


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                                     VIII.

                            CONFIRMATION OF THE PLAN

                  Under the Bankruptcy Code, the following steps must be taken to confirm the Plan.

A.       CONFIRMATION HEARING

                  Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of a plan. By order of the Bankruptcy Court, the Confirmation Hearing has been scheduled for August 15, 2000, at 9:30 a.m., Eastern Time, Courtroom of Bankruptcy Judge Mary F. Walrath, Sixth Floor of the United States Court House, 824 North Market Street Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement made at the Confirmation Hearing or any adjournment thereof.

                  Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan. Any objection to confirmation of the Plan must be in writing, conform to the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court, set forth the name of the objectant, the nature and amount of the Claim or Equity Interest held or asserted by the objectant against the Debtors' estates or property, the basis for the objection and the specific grounds therefor. The objection, together with proof of service thereof, must then be filed with the Bankruptcy Court, with a copy to chambers, and served upon (i) Weil, Gotshal & Manges LLP, Attorneys for the Debtors, 767 Fifth Avenue, New York, New York 10153,
Attention: Brian S. Rosen, Esq.; (ii) Richards, Layton & Finger, P.A., Attorneys for the Debtors, One Rodney Square, Wilmington, Delaware 19899, Attention: Mark Collins, Esq., (iii) Wachtell Lipton Rosen & Katz, Attorneys for the Creditors' Committee, 51 West 52nd Street, New York, New York 10019, Attention: Chaim J. Fortgang, Esq.; (iv) Long, Aldridge & Norman LLP, Attorneys for the Equity Committee, One Peachtree Center, Suite 5300, 303 Peachtree Street, Atlanta, Georgia 30308, Attention: Charles E. Campbell; and (v) The United States Trustee for the District of Delaware, 601 Walnut Street, Curtis Center, Suite 950 West, Philadelphia, Pennsylvania 19106, Attention: Daniel Astin, Esq.; so as to be received no later than 4:00 p.m., Eastern Time, on August 9, 2000.

                  Objections to confirmation of the Plan are governed by Federal Rule of Bankruptcy Procedure 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY TIRE BANKRUPTCY COURT.

B.       REQUIREMENTS FOR CONFIRMATION OF THE PLAN

                  At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation are that the Plan (a) is accepted by all impaired Classes of Claims and Equity Interests or, if rejected by an impaired Class, that the Plan "does not discriminate unfairly" and is "fair and equitable" as to such Class, (b) is feasible, and (c) is in the "best interests" of holders of Claims and Equity Interests impaired under the Plan.

         1.       ACCEPTANCE

                  Claims and Equity Interests in Classes 3, 4, 5, 6, 7, 8, 9 and 10 are impaired under, and the holder of such Claims and Equity Interests are entitled to vote on, the Plan and, therefore, must accept the Plan in order for it to be confirmed without application of the "fair and equitable test," described below, to such Classes. As stated above, Classes of (i) Claims will have accepted the Plan if the Plan is accepted by at least two-thirds in dollar amount and a majority in number of the

Claims of each such Class (other than any Claims of creditors designated under section 1126(e) of the Bankruptcy Code) that have voted to accept or reject the Plan and (ii) Equity Interests will have accepted the Plan if the Plan is

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accepted by at least two-thirds in amount of interests of such Class (other than any Equity Interests of Persons designated under section 1126(e) of the Bankruptcy Code) that have voted to accept or reject the Plan.

                  Claims and Equity Interests in Classes 11, 12, 13, 14, 15, 16, 11, 18, 19, 20 and 21 are impaired; however, holders of such Claims Interests will not receive or retain property under the Plan and, therefore, such classes are deemed not to have accepted the Plan. Accordingly, confirmation of the Plan will require application of the "fair and equitable test", described below, to such Classes.

                  Claims or Equity Interests in Classes 1 and 2 are unimpaired by the Plan, and the holders thereof are conclusively presumed to have accepted the Plan.

         2.       FAIR AND EQUITABLE TEST

                  The Debtors will seek to confirm the Plan notwithstanding the nonacceptance or deemed nonacceptance of the Plan by any impaired Class of Claims or Equity Interests. To obtain such confirmation, it must be demonstrated to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to such dissenting impaired Class. A plan does not discriminate unfairly if the legal rights of a dissenting class are treated in a manner consistent with the treatment of other classes whose legal rights are substantially similar to those of the dissenting class and if no class receives more than it is entitled to for its claims or equity interests. The Debtors believe that the Plan satisfies this requirement.

                  The Bankruptcy Code establishes different "fair and equitable" tests for secured claims, unsecured claims and equity interests, as follows:

                  (A)      SECURED CLAIMS.

                  Either the plan must provide (i) that the holders of such claims retain the liens securing such claims, whether the property subject to such hens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims; and each holder of a claim receives deferred cash payments totaling at least the allowed amount of such claim, of a value, as of the effective date of the plan, of at least the value of such holder's interest in the estate's interest in such property; (ii) for the sale of any property that is subject to the liens securing such claims, free and clear of such liens, with such liens to attach to the proceeds of such sale; or
(iii) for the realization by such holders of the indubitable equivalent of such claims.

                  (B)      UNSECURED CLAIMS.

                  Either (i) each holder of an impaired unsecured claim receives or retains under the plan property of a value equal to the amount of its Allowed Claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

                  (C)      EQUITY INTERESTS.

                  Either (i) each equity interest holder will receive or retain under the plan property of a value equal to the greater of (x) the fixed liquidation preference or redemption price, if any, of such stock or (y) the value of the stock, or (ii) the holders of interests that are junior to the stock will not receive any property under the plan.

                  THE DEBTORS BELIEVE THAT THE PLAN MAY BE CONFIRMED ON A NONCONSENSUAL BASIS (PROVIDED AT LEAST ONE IMPAIRED CLASS OF CLAIMS VOTES TO ACCEPT THE PLAN). ACCORDINGLY, THE DEBTORS WILL DEMONSTRATE AT THE CONFIRMATION


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HEARING THAT THE PLAN SATISFIES THE REQUIREMENTS OF SECTION 1129(B) OF THE
BANKRUPTCY CODE AS TO ANY NON-ACCEPTING CLASS.

         3.       FEASIBILITY

                  The Bankruptcy Code requires that confirmation of a plan is not likely to be followed by the liquidation or the need for further financial reorganization of a debtor. The Plan contemplates that although Reorganized UC will continue to operate for a period postpetition, all assets of the Debtors will ultimately be disposed of and all proceeds of the assets will be distributed to the Creditors pursuant to the terms of the Plan. Since no further financial reorganization of the Debtors will be possible, the Debtors believe that the Plan meets the feasibility requirement. In addition, based upon the proceeds resulting from the Sales Transaction, the Debtors believe that sufficient funds will exist at confirmation to make all payments required by the Plan.

                  The Projections are based on the assumption that the Plan will be confirmed by the Bankruptcy Court and, for projection purposes, that the Effective Date of the Plan will take place no later than September 15, 2000.

         4.       "BEST INTERESTS" TEST

                  With respect to each impaired Class of Claims and Equity Interests, confirmation of the Plan requires that each such holder either (a) accepts the Plan or (b) receives or retains under the Plan property of a value, as of the Effective Date of the Plan, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

                  This analysis requires the Bankruptcy Court to determine what the holders of Allowed Claims and Allowed Equity Interests in each impaired class would receive from the liquidation of the Debtors' assets and properties in the context of chapter 7 liquidation cases. The cash amount which would be available for the satisfaction of Unsecured Claims and Equity Interests of the Debtors would consist of the proceeds resulting from the disposition of the unencumbered assets of the Debtors, augmented by the unencumbered cash hold by the Debtors at the time of the commencement of the liquidation cases. Such cash amount would be reduced by the costs and expenses of the liquidation and by such additional administrative and priority claims that may result from the termination of the Debtors' business and the use of chapter 7 for the purposes of liquidation.

                  The Debtors' costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those payable to attorneys, investment bankers and other professionals that such a trustee may engage, plus any unpaid expenses incurred by the Debtors during the Chapter 11 Cases, such as compensation for attorneys, financial advisors, accountants and costs and expenses of members of any official committees that are allowed in the chapter 7 cases. In addition, claims could arise by reason of the breach or rejection of obligations incurred and executory contracts entered into or assumed by the Debtors during the pendency of the Chapter 11 Cases.

                  The foregoing types of Claims and such other claims which may arise in the liquidation cases or result from the pending Chapter 11 Cases would be paid in fall from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition Claims.

                  To determine if the Plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the Debtors' assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of Claims and Equity Interests under the Plan.

                  In applying the "best interests" test, it is possible that Claims and Equity Interests in the chapter 7 cases may not be classified according to the seniority of such Claims and Equity Interests. In the absence


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of a contrary determination by the Bankruptcy Court, all pre-Chapter 11
Unsecured Claims which have the same rights upon liquidation would be treated as one class for the purposes of determining the potential distribution of the liquidation proceeds resulting from the chapter 7 cases of the Debtors. The distributions from the liquidation proceeds would be calculated on a pro rata basis according to the amount of the Claim held by each Creditor. Therefore, creditors who claim to be third-party beneficiaries of any contractual subordination provisions might have to seek to enforce such contractual subordination provisions in the Bankruptcy Court or otherwise. The Debtors believe that the most likely outcome of liquidation proceedings under chapter 7 would be the application of the rule of absolute priority of distributions. Under that rule, no junior creditor receives any distribution until all senior creditors are paid in full with interest and no stockholder receives any distribution until all Creditors are paid in full with post-petition interest. Consequently, the Debtors believe that pursuant to chapter 7 of the Bankruptcy Code, holders of Subordinated Debenture Claims and Equity Interests would receive no distributions.

                  After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases, including: (a) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee; (b) the substantial erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail; (c) the adverse effects on the salability of business segments as a result of the departure of key employees, the loss of customers and suppliers; and (d) the substantial increases in claims which would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Cases, the Debtors believe that confirmation of the Plan will provide each holder of an Allowed Claim or Allowed Equity Interest with not less than the amount it would receive pursuant to liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

                  The Debtors also believe that the value of any distributions from the liquidation proceeds to each class of Allowed Claims in a chapter 7 case would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for at least a year or more after the completion of such liquidation in order to resolve claims and prepare for distributions. In the likely event litigation were necessary to resolve claims asserted in the chapter 7 cases, the delay could be prolonged.

                  The Debtors' Liquidation Analysis is attached hereto as Exhibit "C". The information set forth in Exhibit "C" provides a summary of the liquidation values of the Debtors' assets assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors' estate. Reference should be made to the Liquidation Analysis for a complete discussion and presentation of the Liquidation Analysis.

                  Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and management. The Liquidation Analysis is also based upon assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected may not be realized if the Debtors were, in fact, to undergo such a liquidation. The chapter 7 liquidation period is assumed to be a period of six to eighteen months following the discontinuance of operations. This period would allow for the collection of receivables, selling of assets including service contracts, and the winding down of operations.

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                                      IX.

                          PROJECTED CONFIRMATION VALUES

A.       INTRODUCTION

         1.       PURPOSE OF THE PROJECTIONS

                  As a condition to confirmation of a plan, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors. See Section VIII above, entitled Confirmation of the Plan -- Requirements for Confirmation of the Plan. In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, the Debtors' management has analyzed the ability of the Debtors to meet their obligations under the Plan. In this regard, the Debtors developed Projected Confirmation Values. See
Section VIII above, entitled Confirmation of the Plan -- Requirements For Confirmation of the Plan -- Feasibility.

                  The Projected Confirmation Values, annexed hereto as Exhibit "D", should be read in conjunction with the assumptions, set forth therein, the historical consolidated financial information (including the notes and schedules thereto) and the other information set forth in the Form 8-K annexed hereto as Exhibit "G", the full text of which is incorporated herein by reference, and the Management Discussion appearing in Article X below, entitled Financial Information. The Projections were prepared in good faith based upon assumptions believed to be reasonable and applied, to the extent applicable, in a manner consistent with past practice.

                  THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS ("AICPA") OR THE FINANCIAL ACCOUNTING STANDARDS BOARD ("FASB"). THE DEBTORS' INDEPENDENT ACCOUNTANTS, DELOITTE & TOUCHE LLP, HAVE NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAVE NOT EXPRESSED ANY OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

                  THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH THEIR BUSINESS PLANS AND STRATEGIES OR PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. ACCORDINGLY, THE DEBTORS DO NOT INTEND, AND DISCLAIM ANY OBLIGATION TO, (A) FURNISH UPDATED BUSINESS PLANS OR PROJECTIONS TO HOLDERS OF CLAIMS OR EQUITY INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO HOLDERS OF REORGANIZED UC COMMON STOCK OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS WHICH MAY BE REQUIRED TO BE FILED WITH THE SEC, OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

                  THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, NECESSARILY ARE BASED UPON A VARIETY OF ESTIMATES AND ASSUMPTIONS, WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE PARTIES' CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR TO THE ABILITY OF REORGANIZED UC TO ACHIEVE THE


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PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND EVENTS
AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR MAY BE UNANTICIPATED AND THUS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

                                       X.

                              FINANCIAL INFORMATION

A.       GENERAL

                  The audited consolidated financial statements as of December 31, 1998, and for the year then ended, together with the notes thereto and independent auditor's report thereon, for United Companies, are contained in the Current Report on Form 8-K dated September 3, 1999, a copy of which is annexed hereto as Exhibit "G", and the full text of which is incorporated herein by reference (the "1998 Statements"). The aforementioned financial information is provided to permit the holders of Claims and Equity Interests to better understand the Debtors' historical business performance.

B.       MANAGEMENT'S DISCUSSION

                  The 1998 Statements reflected a net loss for 1998 of $583.9 million or $20.74 per share compared to net income of $74.6 million or $2.30 per share for 1997. The net loss resulted primarily from a $605.6 million writedown to the valuation of the Debtors' interest-only and residual certificates at December 31, 1998. This writedown of the interest-only and residual certificates, net of the allowance for loan losses, was comprised of the following components:

                           1) $160.8 million from an increase in the effective
                  discount rate assumptions applied by the Debtors to expected future cash releases from the trusts established in the Debtors' prior securitization transactions;

                           2) $338.3 million from an increase in the Debtors'
                  estimated cumulative credit loss rate;

                           3) $69.5 million from increasing the Debtors'
                  prepayment speed assumptions;

                           4) $20.0 million from the estimated impact of
                  delinquency triggers in the related securitization trusts which require increased levels of reserve accounts and over-collateralization under specified circumstances; and

                           5) $17.0 million from marking certain subordinated
                  certificates retained by the Debtors in securitization transactions to estimated market value.

                  The effective discount rate assumption on cash flows (net of the related allowance for loan losses) from the Debtors' home equity loan securitization transactions expected to be received by the Debtors, including certain cash in the related reserve accounts, was increased from approximately 9% at December 31, 1997, to approximately 22% at December 31, 1998. The effective discount rate assumption on cash flows (net of the related allowance for loan losses) expected to be received by the Debtors from manufactured housing product securitization transactions was increased from approximately 12% at December 31, 1997, to 18% at December 31, 1998. The increase in the discount rate assumptions reflects a number of factors, including, but not limited to, the Debtors' determination of the market's demand at December 31, 1998 for a


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higher rate of return on interest-only and residual certificates backed by subprime home equity loans and the effect of the distressed state of the Debtors' business. The Debtors raised their estimate of the cumulative undiscounted credit loss assumption on home equity loans at December 31, 1998, from 2.5% for fixed products and 2.0% for ARM products to 7.7% on all home equity products to reflect a number of factors, including, but not limited to, anticipated increased loss severity, higher out-of-pocket costs of disposal of repossessed properties and increased delinquency in the portfolio of loans serviced.

                  On a quarterly basis on and prior to December 31, 1998, the Debtors analyzed the prepayment speed assumptions utilized in valuing their interest-only and residual certificates and revised their estimates when required. As of December 31, 1998, the Debtors, based on then current data and expectations, increased their estimates of life-to-date (i.e., an average lifetime prepayment speed) prepayment speeds on their securitized home equity loans as follows:

                           1)       from 24.0% to 30.1% for fixed-rate loans,

                           2) from 28.0% to 33.3% for its adjustable-rate mortgage (ARM) loans, and

                           3)       from 24.0% to 30.5% for its hybrid loans.

                  The Debtors' revised assumptions were used in the valuation of their interest-only and residual certificates as of December 31, 1998, and in the calculation of loan sale gains for home equity loans and manufactured housing contracts sold during the quarter then ended. At December 31, 1998, the contractual balance of home equity loans serviced was approximately $6.4 billion, including $3.7 billion in fixed rate home equity loans, $0.9 billion in ARMS and $1.8 billion in hybrid loans, of which $1.5 billion of hybrid loans originally had fixed rates for three years. Home equity loans serviced at December 31, 1998 also include $697.5 million of loans in the Debtors' 1998 fourth quarter home equity loan securitization transaction for which the servicing was sold and transferred in the first quarter of 1999. Additionally, the contractual balance of manufactured housing contracts serviced at December 31, 1998 was $721 million.

                  The percentage of home equity loans thirty days or more delinquent, including defaulted loans (i.e., bankruptcies and foreclosures), at December 31, 1998 was 12.24% compared to 10.63% at December 31, 1997 and 10.82% at September 30, 1998. The percentage of manufactured housing contracts thirty days or more delinquent at December 31, 1998 was 7.15% compared to 5.73% at December 31, 1997 and 6.14% at September 30, 1998.

                  Net charge-offs on home equity loans were $48.7 million for the year ended December 31, 1998 compared to $31.0 million for the year ended December 31, 1997 and $12.5 million for the quarter ended December 31, 1998, compared to $14.2 million for the quarter ended September 30, 1998. The charge-off rate on the average aggregate principal balance of home equity loans serviced for the year ended December 31, 1998 was .81% compared to .65% for the year ended December 31, 1997. Net charge-offs on manufactured housing contracts were $5.5 million for the year ended December 31, 1998 compared to $0.9 million for the year ended December 31, 1997. The charge-off rate on the average aggregate principal balance of manufactured housing contracts serviced for the year ended December 31, 1998 was .85% compared to .27% for the year ended December 31, 1997.

                  The reserve for loan losses on owned and serviced home equity loans totaled $502.1 million (or 7.7% of total home equity loans owned and serviced) at December 31, 1998 compared to $88.4 million (or 1.6% of total home equity loans owned and serviced) at December 31, 1997. The reserve for loan losses on owned and serviced manufactured housing contracts totaled $29.9 million (or 7.1% of total manufactured housing contracts owned and serviced) at December 31, 1998 compared to $21.9 million (or 4.9% of total manufactured housing contracts owned and serviced) at December 31, 1997.


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                  The examination of United Companies' 1999 financial statements by United Companies' auditors, Deloitte & Touche, has not been completed.

                  The 1999 unaudited financial statements, as filed with the U.S. Bankruptcy Court, show a net loss of $76.0 million. The net loss for the two month period ended February 29, 1999 was $36.4 million and includes the losses incurred in operating the retail branch network. On March 1, 1999, United Companies and certain of its subsidiaries commenced proceedings under Chapter 11 of the Bankruptcy Code. Pursuant to orders dated May 11, 1999, the Bankruptcy Court approved the transfer of substantially all of the assets of United Companies' loan origination business to Aegis. The transaction involved a sale of assets under section 363 of the Bankruptcy Code and the assumption and assignment of leases under section 365 of the Bankruptcy Code. The sale to Aegis closed on June 1, 1999. Consummation of the Aegis transaction was part of United Companies' plan to exit from the loan origination business and to focus on its loan servicing business. In March and April of 1999, United Companies continued to operate the retail branch network until its sale on June 1, 1999. The operating focus for the remainder of 1999 was centered on the servicing operations and, in particular, United Companies' methods of disposing of non-performing loans. The operating results for the post-petition part of 1999 shows a net loss of $39.6 million; approximately $20.0 million of this loss was incurred in the March and April period prior to disposal of the retail branch network, an additional loss of $10.5 million was recorded in December 1999 to reflect the impact of funding a letter of credit in two of the securitizations, and a $7.3 million reduction in estimated value of certain subordinated certificates. The post-petition period statement of operations shows approximately $32 million in interest income from owned loans, $8.0 million from servicing operations (before allocation of administrative overhead), and approximately $37 million in bankruptcy costs.

                  As disclosed in the March 2000 Monthly Operating Report, United Companies has determined that a further negative adjustment to the interest-only and residual certificates at December 31, 1999 of approximately $88 million is required. This negative adjustment is primarily comprised of the following:

                  o        $77 million increase in estimated credit losses

                  o $10.0 million net impact of excess loss triggers and prepayment speeds

                  The change in the loss assumptions used by the Debtors as of December 31, 1999 in computing the carrying value of the Interest-only and residual certificates, net of the allowance for loan losses, resulted in a negative adjustment of $76.9 million principally caused by an increase in the estimate of the number of defaulted loans. For the home equity loans, United Companies generally assumes projected cumulative undiscounted losses, based on a seasoning curve, of approximately 770 basis points for its fixed rate, adjustable rate and hybrid loan products. However, for the next twelve months, United Companies changed its assumption to reflect projected losses based on loan level analysis of the repossessed properties and foreclosure-in-process inventories instead of using the seasoning curve. United Companies raised its estimate of the credit loss assumption for the next twelve months to reflect the anticipated increase in default rates and higher costs of disposal for properties that are currently in the repossessed properties and foreclosure-in-process inventories.

                  The discount rate assumption used by United Companies as of December 31, 1999 in computing the carrying value of the Interest-only and residual certificates, net of the allowance for loan losses, did not change as compared to the assumptions used as of December 31, 1998. Effective with the implementation of SFAS No. 125 on January 1, 1997, the carrying value of the Interest-only and residual certificates was estimated based on the expected dates that the cash is to be received by United Companies (released from the related Reserve Accounts and Overcollateralization Amounts). This is often referred to as the "cash out" or "net releases" method.

                  The percentage of home equity loans thirty days or more delinquent, including defaulted loans (i.e., bankruptcies and foreclosures), at December 31, 1999 was 19.65% compared to 12.24% at December 31, 1998 and 18.06%


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at September 30, 1999. The percentage of manufactured housing contacts thirty days or more delinquent at December 31, 1999 was 9.87% compared to 7.15% at December 31, 1998 and 10.26% at September 30, 1999.

                  The Debtors are currently evaluating additional adjustments to the amounts reported in their financial statements as a result of the Residual Agreement and the Whole Loan Agreement.

                                      XI.

            ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

                  The Debtors have evaluated several alternatives to the Plan. After studying these alternatives, including the continuation of the Debtors' business, as proposed in the Equity Committee Plan, by using the Debtors' projected cash flows the Debtors have concluded that the Plan is the best alternative and will maximize recoveries by parties in interest, assuming confirmation of the Plan. The following discussion provides a summary of the Debtors' analysis leading to its conclusion that a liquidation under chapter 7 or alternative plan of reorganization would not provide the highest value to parties in interest.

A.       LIQUIDATION UNDER CHAPTER 7

                  If no plan of reorganization can be confirmed, the Debtors' Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to the holders of Claims and, if permitted, Equity Interests in accordance with the priorities established by the Bankruptcy Code. A discussion of the effect that a chapter 7 liquidation would have on the recovery of holders of Allowed Claims and Allowed Equity Interests is set forth in Section VIII.B.4. herein, entitled Confirmation of the Plan - Requirements for Confirmation of the Plan - Best Interests Test. The Debtors believe that liquidation under chapter 7 would result in (1) smaller distributions being made to holders of Claims than those provided for in the Plan, and (2) no distributions being made to holders of Class 7 and Class 8 Subordinated Debenture Claims or Equity Interests.

B.       ALTERNATIVE PLAN OF REORGANIZATION

                  If neither the Plan nor the Equity Committee Plan is confirmed, the Debtors or any other party in interest could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtors' business or an orderly liquidation of their assets. The Debtors estimated the value which would result from the continuation of the Debtors operations, after assuming that the Debtors whole loan portfolio was sold and the proceeds used to retire existing debt. Two scenarios were considered:

                  o Reorganize, retain all assets, engage a subservicer and maintain 100% of current debt and equity.

                  o Reorganize, sell whole loans, retain other core assets, engage a subservicer and maintain $200 million of indebtedness.

         The Debtors' First and Second Reorganization Scenarios are attached hereto as Exhibit E.

                  The key factors considered in the development of the above scenarios were based on, among other factors, historical experience, the engagement of a sub-servicer, and management's expectations regarding future events. The scenarios were prepared to estimate the future cash flows and pro-forma financial position of the Debtors for the next five years. The cash flows and pro-forma financial position were then discounted to present value.


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                  The projections from the first scenario demonstrated that (a)
the projected cash flows of the reorganized company were not sufficient to service the projected debt interest and repayment requirements; (b) the reorganized company incurred net losses which would prevent its qualification as an approved loan service operator in many states; and (c) the present value of the projected cash flows and remaining assets was less than the Projected Confirmation Values under the Plan. The projections from the second scenario demonstrated that the present value of the projected cash flows and remaining assets was less than the Projected Confirmation Values under the Plan.

                  A comparison of the Projected Confirmation Values, First and Second Reorganization Scenarios and the Liquidation Analysis is included in Exhibit F.

                                      XII.

               CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

                  THE FOLLOWING DISCUSSION IS A SUMMARY OF CERTAIN OF THE SIGNIFICANT FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO THE DEBTORS AND TO HOLDERS OF CLAIM[S] AND EQUITY INTERESTS AND IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED TO THE DATE HEREOF (THE "TAX CODE"), TREASURY REGULATIONS PROMULGATED AND PROPOSED THEREUNDER, JUDICIAL DECISIONS AND PUBLISHED ADMINISTRATIVE RULES AND PRONOUNCEMENTS OF THE INTERNAL REVENUE SERVICE ("IRS") AS IN EFFECT ON THE DATE HEREOF. CHANGES IN SUCH RULES OR NEW INTERPRETATIONS THEREOF COULD SIGNIFICANTLY AFFECT THE TAX CONSEQUENCES DESCRIBED BELOW. NO RULINGS HAVE BEEN REQUESTED FROM THE IRS. MOREOVER, NO LEGAL OPINIONS HAVE BEEN REQUESTED FROM COUNSEL WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN.

                  THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE PLAN TO THE HOLDERS OF CLAIMS AND EQUITY INTERESTS MAY VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER. IN ADDITION, THIS DISCUSSION DOES NOT COVER ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO THE DEBTORS OR THE HOLDERS OF ALLOWED CLAIMS OR EQUITY INTERESTS, NOR DOES THE DISCUSSION DEAL WITH TAX ISSUES PECULIAR TO CERTAIN TYPES OF TAXPAYERS (SUCH AS DEALERS IN SECURITIES, S CORPORATIONS, LIFE INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, TAX-EXEMPT ORGANIZATIONS AND FOREIGN TAXPAYERS). THIS DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES TO HOLDERS OF CLAIMS WHO DID NOT ACQUIRE SUCH CLAIMS ON ORIGINAL ISSUE. NO ASPECT OF FOREIGN, STATE, LOCAL OR ESTATE AND GIFT TAXATION IS ADDRESSED.

                  THE FOLLOWING SUMMARY IS, THEREFORE, NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR EQUITY INTEREST. HOLDERS OF CLAIMS OR EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES PECULIAR TO THEM UNDER THE PLAN.

A.       INTRODUCTION

                  Under the Plan, there will be a Sale Transaction in which certain of the assets of the Debtors will be sold. The consideration for the sale of the assets will be used to pay holders of Claims under the Plan.


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B.       CONSEQUENCES TO DEBTORS

                  Debtors estimate that they have consolidated net operating loss carryovers ("NOLs") through 1999. Debtors anticipate that losses will be realized in connection with the Sale Transaction. The amount of such NOLs remains subject to examination by the IRS. Pursuant to the Plan, certain of Debtors' assets will be sold, or transferred directly or indirectly to holders of certain Claims, including transfers to the Litigation Trust. See Section XII.C, below, "Consequences to Holders of Claims and Equity Interests." Debtors' sale or direct or indirect transfer of its assets to holders of Claims pursuant to the Plan will constitute a taxable disposition of such assets. Nevertheless, due to the substantial tax basis Debtors have in assets which are being sold and Debtors' available NOL carryforwards for federal income tax purposes, Debtors do not expect the sale or other disposition of its assets will result in any significant tax liability to Debtors.

         1.       DISCHARGE OF INDEBTEDNESS

                  In general, the discharge of a debt obligation by a debtor for an amount less than the adjusted issue price (generally, the amount received upon incurring the obligation plus the amount of any previously amortized original issue discount and less the amount of any previously amortized bond issue premium) gives rise to cancellation-of-indebtedness ("COD") income which must be included in a debtor's income for federal income tax purposes, unless, in accordance with section 108(e)(2) of the Tax Code, payment of the liability would have given rise to a deduction. COD income is not recognized by a taxpayer that is a debtor in a title 11 (bankruptcy) case if a discharge is granted by the court or pursuant to a plan approved by the court (the "bankruptcy exclusion rules").

                  Pursuant to the Plan, Administrative Expense Claims, Professional Compensation and Reimbursement Claims, Allowed Priority Non-Tax Claims and Convenience Claims will be paid in full and, therefore, treatment of such Claims should not give rise to COD income. With respect to other Claims, there could be COD income if such Claims are not satisfied in full. Based upon current estimates of value, the Debtors believe that consummation of the Plan will give rise to COD income that will be excluded from gross income as described above, but will reduce attributes as described below.

         2.       ATTRIBUTE REDUCTION

                  The relief accorded to COD income by the bankruptcy exclusion rules is not without cost. If a taxpayer excludes COD income because of the bankruptcy exclusion rules, it is required to reduce prescribed tax attributes, including net operating loss carryovers, in the manner set forth in the Tax Code.

                  Under existing law, it is unclear whether a taxpayer filing a federal consolidated income tax return must reduce its tax attributes on a separate company basis or on a consolidated basis. However, because any reduction in tax attributes does not effectively occur until the first day of the taxable year following the taxable year in which the COD is incurred, the resulting COD will not impair Debtors' ability to use its tax attributes (to the extent otherwise available) to reduce its tax liability, if any, otherwise resulting from the implementation of the Plan. In addition, the calculation of attribute reduction on a separate company or on a consolidated basis may not make a significant difference to the Debtors in subsequent tax years, particularly because the Debtors are selling substantially all of their assets.

         3.       UTILIZATION OF NET OPERATING LOSS CARRYOVERS

                  In general, whenever there is a 50% ownership change of a debtor corporation during a three-year period, the ownership change rules in section 382 of the Tax Code limit the utility of NOLs on an annual basis. Because substantially all of the assets of the Debtors will be disposed of before or in connection with a plan of reorganization, section 382 should not have any material effect on the tax liabilities of the Debtors.


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         4.       ALTERNATIVE MINIMUM TAX

                  A corporation is required to pay alternative minimum tax to the extent that 20% of "alternative minimum taxable income" ("AMTI") exceeds the corporation's regular tax liability for the year. AMTI is generally equal to regular taxable income with certain adjustments. For purposes of computing AMTI, a corporation is entitled to offset no more than 90% of its AMTI with NOLs (as computed for alternative minimum tax purposes). Thus, if the Debtors' consolidated group is subject to the alternative minimum tax in future years, a federal tax of 2% (20% of the 10% of AMTI not offset by NOLs) will apply to any net taxable income earned by the Reorganized UC's consolidated group in future years that is otherwise offset by NOLs. Such liabilities, if any, are not expected to be material.

C.       CONSEQUENCES TO HOLDERS OF CLAIMS AND EQUITY INTERESTS

                  The federal income tax consequences of the implementation of the Plan to a holder of a Claim will depend, among other things, upon the origin of the holder's Claim, when the holder's Claim becomes an Allowed Claim, when the holder receives payment in respect of such Claim, whether the holder reports income using the accrual or cash method of accounting, whether the holder has taken a bad debt deduction or worthless security deduction with respect to such Claim and whether the holder's Claim constitutes a "security" for federal income tax purposes.

         1. HOLDERS OF ADMINISTRATIVE EXPENSE CLAIMS (UNCLASSIFIED), PROFESSIONAL COMPENSATION AND REIMBURSEMENT CLAIMS (UNCLASSIFIED), AND PRIORITY NON-TAX CLAIMS (CLASS 1)

                  Holders of Administrative Expense Claims (Unclassified), Professional Compensation and Reimbursement Claims (Unclassified) and Allowed Priority Non-Tax Claims (Class 1) generally will be paid in full in Cash on, or subsequent to, the Effective Date. Such holders that are subject to U.S. federal income tax must include such amounts in their gross income in the taxable year in which such amounts are actually or constructively received by them.

         2. HOLDERS OF SECURED CLAIMS (CLASS 2), GENERAL UNSECURED CLAIMS (CLASS 5) AND CONVENIENCE CLAIMS (CLASS 6)

                  A holder of an Allowed Secured Claim (Class 2), of an Allowed General Unsecured Claim (Class 5) and of an Allowed Convenience Claim (Class 6) will realize gain or loss in an amount equal to the difference between (a) the holder's basis in the such Claim (other than amounts allocable to a Claim for accrued but unpaid interest) and (b) the amount of Cash and the fair market value of any property received (other than amounts allocable to a Claim for accrued but unpaid interest). See Section XII.C.5, below "Distributions in Discharge of Accrued Unpaid Interest".

         3.       HOLDERS OF BANK CLAIMS (CLASS 3) AND SENIOR NOTE CLAIMS (CLASS
                  4)

                  Holders of Allowed Bank Claims (Class 3) and Allowed Senior Note Claims (Class 4) may receive, in satisfaction and discharge of such Claims, Cash and beneficial Litigation Trust Interests.

                  Each holder of an Allowed Claim in Class 3 and Class 4 will recognize gain or loss in an amount equal to the difference between (i) the "amount realized" by such holder in satisfaction of its Claim (other than any Claim for accrued but unpaid interest) and (ii) such holder's adjusted tax basis in such Claim (other than any Claim for accrued but unpaid interest). See
Section XII.C.5, below, "Distributions in Discharge of Accrued Interest". The "amount realized" by a holder of a Claim will equal the sum of the Cash and the aggregate fair market value of the property received, or deemed received on receipt of Litigation Trust Interests, by such holder pursuant to the Plan. See
Section XII.C.6, below "Transfer of Assets to Litigation Trust". The character of such gain or loss or loss (i.e., long-term, short-term, capital or ordinary) will depend on the characteristics of such claim in the hands of the holder.


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         4.       SUBORDINATED DEBENTURE CLAIMS (CLASS 7), SUBORDINATED PENALTY
                  CLAIMS (CLASS 8), PRIDE EQUITY INTERESTS (CLASS 9), STATUTORILY SUBORDINATED CLAIMS (CLASS 10A) AND UNITED COMPANIES COMMON EQUITY INTERESTS (CLASS 10B)

                  Holders of Allowed Subordinated Debenture Claims (Class 7), Allowed Subordinated Penalty Claims (Class 8), Allowed Pride Equity Interests (Class 9), Allowed Statutorily Subordinated Claims (Class 10A) and Allowed United Companies Common Equity Interests (Class 10B) may receive, in satisfaction and discharge of such Claims and Equity Interests, beneficial Litigation Trust Interests.

                  Each holder of an Allowed Claim or Allowed Equity Interest in Classes 7, 8, 9 and 10 will recognize gain or loss in an amount equal to the difference between (i) the "amount realized" by such holder in satisfaction of its Claim (other than any Claim for accrued but unpaid interest) or Equity Interest, as the case may be, and (ii) such holder's adjusted tax basis in such Claim (other than any Claim for accrued but unpaid interest) or Equity Interest, as the case may be, and the character of such loss (i.e., long-term, short-term, capital or ordinary) will depend on the characteristics and holding period of such Claim in the hands of the holder. See Section XII. C.5 below, "Distributions in Discharge of Accrued Interest."

         5.       DISTRIBUTIONS IN DISCHARGE OF ACCRUED UNPAID INTEREST

                  Pursuant to the Plan, distributions received in respect of Allowed Claims will be allocated first to the principal amount of such Claims, with any excess allocated to unpaid accrued interest. However, there is no assurance that the IRS for federal income tax purposes would respect such allocation. In general, to the extent that an amount received (whether stock, cash or other property) by a holder of debt is received in satisfaction of interest that accrued during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed was previously included in its gross income and is not paid in fall. Each holder of a Claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of unpaid interest for tax purposes.

         6.       TRANSFER OF ASSETS TO LITIGATION TRUST

                  In accordance with section 27.4(b) of the Plan, the holders of Allowed Claims and Allowed Equity Interests in Classes 3, 4, 5, 7, 8, 9 and 10 are required, for all federal income tax purposes, to treat the transfer of assets to the Litigation Trust as a transfer of such assets to the holders (with each holder receiving an undivided interest in such assets), followed by a transfer of such assets to the Litigation Trust in exchange for the beneficial interests therein. As discussed below (see "Tax Treatment of the Litigation Trust"), the Litigation Trust is intended to be treated as a "grantor trust" for federal income tax purposes. Accordingly, each person that holds an interest in the Litigation Trust shall be treated for federal income tax purposes, even after the Effective Date, as a direct owner of an undivided interest in the assets of the Litigation Trust. In addition, for all federal income tax purposes, the holders are required to use as the value of such Litigation Trust the value determined by the Litigation Trust Board. Holders will be apprised, in writing, of such valuation.

                  In general, a holder's aggregate tax basis in the Litigation Trust Interest received will equal the fair market value of such holder's share of the assets transferred to the Litigation Trust pursuant to the Plan, and the holding period for such Litigation Trust Interests will begin the day following the Effective Date. Similarly, in general, a holder's aggregate tax basis in its undivided interest in the assets transferred to the Litigation Trust will equal the fair market value of such undivided interest as of the Effective Date and the holder's holding period in such assets will begin the day following the Effective Date. Due to the fact that holders of certain Allowed Claims may receive additional distributions in respect of Disputed Claims once such Claims are resolved, any loss, and a portion of any gain, realized by such holders may be deferred until the final distribution in respect of such Claims is made.


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         7.       INFORMATION REPORTING AND WITHHOLDING

                  All distributions to holders of Allowed Claims under the Plan are subject to any applicable withholding (including employment tax withholding). Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at a rate of 31%. Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

D.       TAX TREATMENT OF THE LITIGATION TRUST

         1.       CLASSIFICATION OF LITIGATION TRUST

                  The Litigation Trust is intended to qualify as a liquidation trust for federal income tax purposes. In general, a liquidating trust is not a separate taxable entity but rather is treated for federal income tax purposes as a "grantor" trust (i.e., a pass-through entity). However, merely establishing a trust as a liquidating trust does not ensure that it will be treated as a grantor trust for federal income tax purposes. The IRS, in Rev. Proc. 94-45, 1994-28 I.R.B. 124, set forth the general criteria for obtaining an IRS ruling as to the grantor trust status of a liquidating trust under a chapter 11 plan. The Litigation Trust has been structured with the intention of complying with such general criteria. Pursuant to the Plan, and in conformity with the IRS revenue procedure, all parties (including Debtors, the Litigation Trustee, and the holders of Litigation Trust Interests are required to treat, for federal income tax purposes, the Litigation Trust, as a grantor trust of which the holders of Allowed Claims and Allowed Equity Interests in Classes 3, 4, 5, 7, 8, 9 and 10 are the owners and grantors. Accordingly, the following discussion assumes that the Litigation Trust would be so treated for federal income tax purposes. However, no ruling has been requested from the IRS concerning the tax status of the Litigation Trust as a grantor trust. Because of the uncertainty that exists in this area of the tax law, there can be no assurance as to the federal income tax classification of the Litigation Trust.

         2.       TAX REPORTING

                  For all federal income tax purposes, all parties (including Debtors, the Litigation Trustee and the holders of Litigation Trust Interests) must treat the transfer of assets to the Litigation Trust in accordance with the terms of the Plan, as a transfer of such assets directly to the holders of Allowed Claims and Allowed Equity Interests in Classes 3, 4, 5, 7, 8, 9 and 10 followed by the transfer of such assets by such holders to the Litigation Trust. Consistent therewith, all parties must treat the Litigation Trust as a grantor trust of which such holders are the owners and grantors. Thus, such holders (and any subsequent holders of Litigation Trust Interests) shall be treated as the direct owners of an undivided interest in the assets of the Litigation Trust for all federal income tax purposes (which assets will have a tax basis equal to their fair market value on the Effective Date, as determined in accordance with the Plan). Accordingly, each holder of a Litigation Trust Interest will be required to report on its federal income tax return(s) the holder's allocable share of any income, gain, loss, deduction or credit recognized or incurred by the Litigation Trust. The character of items of income, deduction and credit to any holder and the ability of such holder to benefit from any deduction or losses may depend on the particular situation of such holder. See Section XII.D.3, below "Allocation of Taxable Income and Loss".

                  The federal income tax obligations of a holder of a Litigation Trust Interest is not dependent upon the Litigation Trust distributing any cash or other proceeds. Therefore, a holder of a Litigation Trust Interest may incur a federal income tax liability regardless of the fact that the Litigation Trust

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has not made, or will not make, any concurrent or subsequent distributions to the holder. If a holder incurs a federal tax liability but does not receive distributions commensurate with the taxable income allocated to it, the holder may be entitled to a subsequent or offsetting loss.

                  As soon as possible after the Effective Date, but in no event later than thirty (30) days thereafter, the Litigation Trust Board will inform, in writing, the Litigation Trustee of the value of the assets transferred to the Litigation Trust and the Litigation Trustee will apprise, in writing, the holders of Litigation Trust Interests of such valuation. The valuation shall be used consistently by all parties (including Debtors, the Litigation Trustee and the holders of Litigation Trust Interests) for all federal income tax purposes.

                  The Litigation Trustee will file with the IRS returns for the Litigation Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a). The Litigation Trustee will also send to each holder of a Litigation Trust Interest a separate statement setting forth the holder's share of items of income, gain, loss, deduction or credit and will instruct the holder to report such items on its federal income tax return. The Litigation Trustee shall also file all appropriate tax returns and supply the holders with appropriate forms regarding the escrow on account of Disputed Claims and Disputed Equity Interests.

         3.       ALLOCATION OF TAXABLE INCOME AND LOSS

                  The Plan provides that allocations of Litigation Trust taxable income shall be determined by reference to the manner in which an amount of Cash equal to such taxable income would be distributed (without regard to any restrictions on distributions described herein or in the Plan) if, immediately prior to such deemed distribution, the Litigation Trust had distributed all of its other assets (valued for this purpose at their tax book value) to the holders of Litigation Trust Interests (treating any holder of a Disputed Claim or a Disputed Equity Interest, for this purpose, as a current holder entitled to distributions), taking into account all prior and concurrent distributions from the Litigation Trust (including all distributions held in escrow pending the resolution of Disputed Claims and Equity Interests). Similarly, taxable loss of the Litigation Trust will be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining Litigation Trust assets. The tax book value of the Litigation Trust assets for this purpose shall equal their fair market value on the Effective Date or, if later, the date such assets were acquired by the Trust, adjusted in either case in accordance with tax accounting principles prescribed by the Tax Code, the regulations and other applicable administrative and judicial authorities and pronouncements.

         4.       ESCROW

                  The Litigation Trustee must maintain an escrow of any distributable amounts required to be set aside on account of Disputed Claims. Such amounts, net of certain expenses, shall be distributed as such Disputed Claims are resolved as such amounts would have been distributable had the Disputed Claims been Allowed Claims as of the Effective Date, together with any net earnings related thereto.

                  The escrow shall be responsible for payment of taxes attributable to the taxable income of the Litigation Trust allocable to Disputed Claims. The Litigation Trustee will treat the escrow as a discrete trust for federal revenue tax purposes, consisting of separate shares to be established in respect of each Disputed Claim, and pay tax on the taxable income allocated thereto.

                  THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER OF A CLAIM OR EQUITY INTEREST IS URGED TO CONSULT ITS TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

                  PLEASE BE ADVISED THAT THE FOREGOING IS SUBJECT TO CHANGE IN THE EVENT OF AN ALTERNATE RESIDUAL SALE TRANSACTION, AS DEFINED WITHIN THE PLAN OF REORGANIZATION. AN ALTERNATE RESIDUAL SALE TRANSACTION WILL RESULT ONLY IF

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THE BANKRUPTCY COURT FINDS THAT IT IS A HIGHER AND BETTER OFFER THAN THE SALE
TRANSACTION PROPOSED WITH EMC AND THEREFORE AN IMPROVED RESULT TO CREDITORS. AT THIS TIME, THE DEBTORS DO NOT KNOW WHETHER SUCH AN ALTERNATE RESIDUAL SALE TRANSACTION WELL OCCUR OR WHAT THE STRUCTURE OF THE ALTERNATE RESIDUAL SALE TRANSACTION MAY BE.

                                     XIII.

                          CONCLUSION AND RECOMMENDATION

                  The Debtors believe that the Plan is in the best interests of all holders of Claims and Equity interests and urges the holders of impaired Claims or Equity Interests in Classes 3, 4, 5, 6, 7, 8, 9 and 10 to vote to accept the Plan and to evidence such acceptance by returning their ballots so that they will be actually received on or before 4:00 p.m., Eastern Time, on August 10, 2000.

Dated:   Baton Rouge, Louisiana
         July 7, 2000

                             Respectfully submitted,

                             UNITED COMPANIES FINANCIAL CORPORATION

                             By: /s/ Lawrence J. Ramaekers
                                -----------------------------------
                                 Name:  Lawrence J. Ramaekers
                                 Title:  Chief Executive Officer

      /s/ Brian S. Rosen
--------------------------------

Harvey R. Miller
Marcia L. Goldstein
Brian S. Rosen
Members of the Firm

WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, New York 10153

     /s/ Mark D. Collins
--------------------------------

Mark D. Collins (No.  2981)
A Member of the Firm

RICHARDS, LAYTON & FINGER, P.A.
One Rodney Square
Wilmington, Delaware  19899

Attorneys for Debtors and Debtors in Possession

                                                                       EXHIBIT A

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE



In re:                                         Chapter 11
                                               Case Nos. 99-450 (MFW) through
UNITED COMPANIES FINANCIAL                     99-461 (MFW)
CORPORATION, ET AL.,                           JOINTLY ADMINISTERED

Debtors.
----------------------------








                      SECOND AMENDED PLAN OF REORGANIZATION
                       FOR DEBTORS PURSUANT TO CHAPTER 11
                      OF THE UNITED STATES BANKRUPTCY CODE










WEIL, GOTSHAL & MANGES LLP                   RICHARDS, LAYTON & FINGER, P.A.
767 Fifth Avenue                             One Rodney Square
New York, New York  10153                    Wilmington, Delaware  19899
Attorneys for Debtors and                    Attorneys for Debtors and
   Debtors in Possession                        Debtors in Possession

                                TABLE OF CONTENTS

                                                                                                                            PAGE
ARTICLE I  DEFINITIONS    ....................................................................................................1

           1.1       Administrative Expense Claim.............................................................................1
           1.2       Adobe Financial..........................................................................................1
           1.3       Adobe Financial Common Equity Interest...................................................................1
           1.4       Adobe....................................................................................................1
           1.5       Adobe Common Equity Interest.............................................................................1
           1.6       Affiliate................................................................................................1
           1.7       Agent....................................................................................................1
           1.8       Allowed Administrative Expense Claim.....................................................................1
           1.9       Allowed Claim/Allowed Equity Interest....................................................................1
           1.10      Allowed Bank Claim.......................................................................................2
           1.11      Allowed Borrower Litigation Claim........................................................................2
           1.12      Allowed Convenience Claim................................................................................2
           1.13      Allowed General Unsecured Claim..........................................................................2
           1.14      Allowed Pride Equity Interest............................................................................2
           1.15      Allowed Priority Non-Tax Claim...........................................................................2
           1.16      Allowed Priority Tax Claim...............................................................................2
           1.17      Allowed Secured Claim....................................................................................2
           1.18      Allowed Senior Claim.....................................................................................2
           1.19      Allowed Statutorily Subordinated Claim...................................................................2
           1.20      Allowed Subordinated Debenture Claim.....................................................................2
           1.21      Allowed Subordinated Penalty Claim.......................................................................2
           1.22      Alternative Residual Sale Agreement......................................................................2
           1.23      Alternative Residual Sale Transaction....................................................................2
           1.24      Ballot...................................................................................................2
           1.25      Bank Cash Amount.........................................................................................3
           1.26      Bank Claims..............................................................................................3
           1.28      Bankruptcy Code..........................................................................................3
           1.29      Bankruptcy Court.........................................................................................3
           1.30      Bankruptcy Rules.........................................................................................3
           1.31      Banks....................................................................................................3
           1.32      Biase Litigation.........................................................................................3
           1.33      Borrower Litigation Claim................................................................................3
           1.34      Business Day.............................................................................................3
           1.35      Cash.....................................................................................................3
           1.36      Cash Equivalents.........................................................................................3
           1.37      Chapter 11 Cases.........................................................................................3
           1.38      Claim....................................................................................................4
           1.39      Class....................................................................................................4
           1.40      Class Actions............................................................................................4
           1.41      Collateral...............................................................................................4
           1.42      Common Equity Interest...................................................................................4
           1.43      Confirmation Date........................................................................................4
           1.44      Confirmation Hearing.....................................................................................4
           1.45      Confirmation Order.......................................................................................4
           1.46      Convenience Claim........................................................................................4
           1.47      Credit Agreement.........................................................................................4
           1.48      Creditor.................................................................................................4
           1.49      Creditor Cash............................................................................................4
           1.50      Creditors' Committee.....................................................................................5
           1.51      Debtors..................................................................................................5


                                       i
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                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                                                                            PAGE

           1.52      Debtors in Possession....................................................................................5
           1.53      Disbursement Account(s)..................................................................................5
           1.54      Disbursing Agent.........................................................................................5
           1.55      Disclosure Statement.....................................................................................5
           1.56      Disputed Claim; Disputed Equity Interest.................................................................5
           1.57      Disputed Claim Amount....................................................................................5
           1.58      Documentation Agent......................................................................................5
           1.59      Effective Date...........................................................................................5
           1.60      8.375% Notes.............................................................................................5
           1.61      Entity...................................................................................................5
           1.62      Equity Committee.........................................................................................6
           1.63      Equity Interest..........................................................................................6
           1.65      ESOP Action..............................................................................................6
           1.66      Final Order..............................................................................................6
           1.67      General Unsecured Claim..................................................................................6
           1.70      Ginger Mae...............................................................................................6
           1.71      Ginger Mae Common Equity Interest........................................................................6
           1.72      Gopher Equity............................................................................................6
           1.73      Gopher Equity Common Equity Interest.....................................................................6
           1.74      Guaranty.................................................................................................6
           1.75      Intercompany Affiliate...................................................................................6
           1.76      Intercompany Claims......................................................................................6
           1.77      IRC......................................................................................................7
           1.78      IRS......................................................................................................7
           1.79      Lending Subordinated Debentures..........................................................................7
           1.80      Lending Subordinated Indenture...........................................................................7
           1.81      Lien.....................................................................................................7
           1.82      Litigation Trust.........................................................................................7
           1.83      Litigation Trustee.......................................................................................7
           1.84      Litigation Trust Agreement...............................................................................7
           1.85      Litigation Trust Board...................................................................................7
           1.86      Litigation Trust Claims..................................................................................7
           1.87      Litigation Trust Interests...............................................................................7
           1.88      9.35% Notes..............................................................................................7
           1.89      Net Senior Creditor Cash.................................................................................7
           1.90      New Organizational Documents.............................................................................7
           1.91      Pelican..................................................................................................8
           1.92      Pelican Common Equity Interest...........................................................................8
           1.93      Person...................................................................................................8
           1.94      Petition Date............................................................................................8
           1.95      Plan.....................................................................................................8
           1.96      Plan Administration Agreement............................................................................8
           1.97      Plan Administrator.......................................................................................8
           1.98      Plan Supplement..........................................................................................8
           1.99      Pride Equity Interest....................................................................................8
           1.100     Pride Prospectus.........................................................................................8
           1.101     Priority Non-Tax Claim...................................................................................8
           1.102     Priority Tax Claim.......................................................................................8
           1.103     Proponents...............................................................................................8
           1.104     Pro Rata Share...........................................................................................8
           1.105     Record Date..............................................................................................9
           1.106     Remaining Assets.........................................................................................9


                                       ii

                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                                                                            PAGE

           1.107     Reorganized Designated Subsidiaries......................................................................9
           1.108     Reorganized Designated Subsidiaries Common Stock.........................................................9
           1.109     Reorganized Designated Subsidiaries Organizational Documents.............................................9
           1.110     Reorganized UC...........................................................................................9
           1.111     Reorganized UC By-laws...................................................................................9
           1.112     Reorganized UC Certificate of Incorporation..............................................................9
           1.113     Reorganized UC Common Stock..............................................................................9
           1.114     Reorganized UC Lending...................................................................................9
           1.115     Reorganized UC Lending Common Stock......................................................................9
           1.116     Reorganized UC Lending Organizational Documents.........................................................10
           1.117     Reorganized UC Subsidiaries.............................................................................10
           1.118     Residual Agreement......................................................................................10
           1.119     Sale Transaction........................................................................................10
           1.120     Schedules...............................................................................................10
           1.121     Secured Claim...........................................................................................10
           1.122     Senior Creditor Cash....................................................................................10
           1.125     Senior Indenture........................................................................................10
           1.126     Senior Indenture Trustee................................................................................10
           1.127     Senior Note Cash Amount.................................................................................11
           1.128     Senior Note Claim.......................................................................................11
           1.129     Senior Notes............................................................................................11
           1.131     7.7% Notes..............................................................................................11
           1.132     Southern Mortgage.......................................................................................11
           1.133     Southern Mortgage Common Equity Interest................................................................11
           1.134     Statutorily Subordinated Claim..........................................................................11
           1.136     Subordinated Debenture Claim............................................................................11
           1.137     Subordinated Debentures.................................................................................11
           1.138     Subordinated Indenture..................................................................................11
           1.139     Subordinated Indenture Trustee..........................................................................11
           1.140     Subordinated Penalty Claim..............................................................................11
           1.141     Total Creditor Cash.....................................................................................12
           1.142     Transfer Date...........................................................................................12
           1.143     Unicor..................................................................................................12
           1.144     Unicor Common Equity Interest...........................................................................12
           1.145     United Companies........................................................................................12
           1.146     United Companies Common Equity Interest.................................................................12
           1.147     United Funding..........................................................................................12
           1.148     United Funding Common Equity Interest...................................................................12
           1.149     United Lending Corp.:...................................................................................12
           1.150     United Lending Corp. Common Equity Interest.............................................................12
           1.151     United Lending Group....................................................................................12
           1.152     United Lending Group Common Equity Interest.............................................................12
           1.153     United Credit Card......................................................................................12
           1.154     United Credit Card Common Equity Interest...............................................................12
           1.155     Unsecured Claim.........................................................................................12
           1.156     Whole Loan Agreement....................................................................................12
           1.157     Other Definitions.......................................................................................13

ARTICLE II                COMPROMISE AND SETTLEMENT OF DISPUTES; SUBSTANTIVE CONSOLIDATION OF DEBTORS; ASSUMPTION OF
                          OBLIGATIONS UNDER THE PLAN.........................................................................13

           2.1       Compromise and Settlement...............................................................................13


                                      iii

                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                                                                            PAGE

           2.2       Substantive Consolidation...............................................................................13
           2.3       Cancellation of Intercompany Claims.....................................................................13

ARTICLE III               PROVISIONS FOR PAYMENT OF ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS....................13

           3.1       Administrative Expense Claims...........................................................................13
           3.2       Professional Compensation and Reimbursement Claims......................................................13
           3.3       Payment of Priority Tax Claims..........................................................................14

ARTICLE IV                CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS......................................................14


ARTICLE V  PROVISION FOR TREATMENT OF PRIORITY NON-TAX CLAIMS (CLASS 1)......................................................15

           5.1       Payment of Allowed Priority Non-Tax Claims..............................................................15
           5.2       Continuation of Employee Medical Benefits...............................................................15

ARTICLE VI                PROVISION FOR TREATMENT OF SECURED CLAIMS (CLASS 2)................................................15

           6.1       Treatment of Secured Claims.............................................................................15

ARTICLE VII               PROVISION FOR TREATMENT OF BANK CLAIMS (CLASS 3)...................................................15

           7.1       Allowance of Bank Claims................................................................................15
           7.2       Treatment of Allowed Bank Claims........................................................................15
           7.3       Payment of Senior Creditor Cash.........................................................................16
           7.4       Limitation on Recovery..................................................................................16

ARTICLE VIII              PROVISION FOR TREATMENT OF SENIOR NOTE CLAIMS (CLASS 4)............................................16

           8.1       Allowance of Certain Senior Note Claims.................................................................16
           8.2       Treatment of Allowed Senior Note Claims.................................................................16
           8.3       Payment of Senior Creditor Cash.........................................................................16
           8.4       Payments to be Made to Senior Indenture Trustee.........................................................16
           8.5       Closing of Transfer Ledgers for Senior Notes............................................................17
           8.6       Limitation on Recovery..................................................................................17

ARTICLE IX                PROVISION FOR TREATMENT OF GENERAL UNSECURED CLAIMS (CLASS 5)......................................17

           9.1       Treatment of General Unsecured Claims...................................................................17
           9.2       Optional Arbitration of Borrower Litigation Claims......................................................17
           9.3       Foreclosure Actions.....................................................................................18
           9.4       Allowed Claims of One Thousand Dollars or More..........................................................18
           9.5       Limitation on Recovery..................................................................................18

ARTICLE X  PROVISIONS FOR TREATMENT OF CONVENIENCE CLAIMS (CLASS 6)..........................................................18

           10.1      Treatment of Convenience Claims.........................................................................18

ARTICLE XI                PROVISION FOR TREATMENT OF SUBORDINATED DEBENTURE CLAIMS (CLASS 7).................................18

           11.1      Allowance of Certain Subordinated Debenture Claims......................................................18
           11.2      Treatment of Allowed Subordinated Debenture Claims......................................................18
           11.3      No Distribution.........................................................................................18
           11.4      Contingent Distribution/Limitation on Recovery..........................................................19
           11.5      Payments to be Made to Subordinated Indenture Trustee...................................................19
           11.6      Closing of Transfer Ledgers for Subordinated Debentures.................................................19


                                       iv

                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                                                                            PAGE

ARTICLE XII               PROVISION FOR TREATMENT OF SUBORDINATED PENALTY CLAIMS (CLASS 8)...................................20

           12.1      Treatment of Subordinated Penalty Claims................................................................20
           12.2      Contingent Distribution/Limitation on Recovery..........................................................20

ARTICLE XIII              PROVISION FOR TREATMENT OF PRIDE EQUITY INTERESTS (CLASS 9)........................................20

           13.1      Conversion of Pride Equity Interests....................................................................20
           13.2      Treatment of Pride Equity Interests.....................................................................20
           13.3      No Distribution.........................................................................................20

ARTICLE XIV               PROVISION FOR TREATMENT OF STATUTORILY SUBORDINATED CLAIMS (CLASS 10A)  AND UNITED COMPANIES
                          COMMON EQUITY INTERESTS (CLASS 10B)................................................................20

           14.1      Cancellation of Existing Equity Interests...............................................................20
           14.2      Treatment of Statutorily Subordinated Claims............................................................20
           14.3      Treatment of United Companies Common Equity Interests...................................................21
           14.4      No Distribution.........................................................................................21
           14.5      Contingent Distribution/Limitation on Recovery..........................................................21

ARTICLE XV                PROVISION FOR TREATMENT OF ADOBE COMMON EQUITY INTERESTS (CLASS 11)................................21

           15.1      Cancellation of Adobe Common Equity Interest............................................................21

ARTICLE XVI               PROVISION FOR TREATMENT OF ADOBE FINANCIAL  COMMON EQUITY INTERESTS (CLASS 12).....................21

           16.1      Cancellation of Adobe Financial Common Equity Interest..................................................21

ARTICLE XVII              PROVISION FOR TREATMENT OF GINGER MAE COMMON EQUITY INTERESTS (CLASS 13)...........................22

           17.1      Cancellation of Ginger Mae Common Equity Interests......................................................22

ARTICLE XVIII             PROVISION FOR TREATMENT OF GOPHER EQUITY COMMON EQUITY INTERESTS (CLASS 14)........................22

           18.1      Cancellation of Gopher Equity Common Equity Interests...................................................22

ARTICLE XIX               PROVISION FOR TREATMENT OF PELICAN COMMON EQUITY INTERESTS (CLASS 15)..............................22

           19.1      Cancellation of Pelican Common Equity Interests.........................................................22

ARTICLE XX                PROVISION FOR TREATMENT OF SOUTHERN MORTGAGE COMMON EQUITY INTERESTS (CLASS 16)....................22

           20.1      Cancellation of Southern Mortgage Common Equity Interests...............................................22

ARTICLE XXI               PROVISION FOR TREATMENT OF UNICOR COMMON EQUITY INTERESTS (CLASS 17)...............................22

           21.1      Cancellation of Unicor Common Equity Interests..........................................................22

ARTICLE XXII              PROVISION FOR TREATMENT OF UNITED FUNDING COMMON EQUITY INTERESTS (CLASS 18).......................23

           22.1      Cancellation of United Funding Common Equity Interests..................................................23



                                       v

                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                                                                            PAGE

ARTICLE XXIII             PROVISION FOR TREATMENT OF UNITED LENDING CORP. COMMON EQUITY INTERESTS (CLASS 19).................23

           23.1      Cancellation of United Lending Corp. Common Equity Interests............................................23

ARTICLE XXIV              PROVISION FOR TREATMENT OF UNITED LENDING GROUP COMMON EQUITY INTERESTS (CLASS 20).................23

           24.1      Cancellation of United Lending Group Common Equity Interests............................................23

ARTICLE XXV               PROVISION FOR TREATMENT OF UNITED CREDIT CARD COMMON EQUITY INTERESTS (CLASS 21)...................23

           25.1      Cancellation of United Credit Card Common Equity Interests..............................................23

ARTICLE XXVI              PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS UNDER THE PLAN.........................................24

           26.1      Objections to Claims; Prosecution of Disputed Claims....................................................24
           26.2      Estimation of Claims....................................................................................24
           26.3      Payments and Distributions on Disputed Claims...........................................................24

ARTICLE XXVII             THE LITIGATION TRUST...............................................................................24

           27.1      Establishment of the Trust..............................................................................24
           27.2      Purpose of the Litigation Trust.........................................................................24
           27.3      Funding Expenses of the Litigation Trust................................................................25
           27.4      Transfer of Assets......................................................................................25
           27.5      Valuation of Assets.....................................................................................25
           27.6      Litigation of Assets; Responsibilities of Litigation Trustee............................................25
           27.7      Investment Powers.......................................................................................26
           27.8      Annual Distribution; Withholding........................................................................26
           27.9      Reporting Duties........................................................................................26
           27.10     Trust Implementation....................................................................................27
           27.11     Registry of Beneficial Interests........................................................................27
           27.12     Termination.............................................................................................27
           27.13     Net Litigation Trust Recovery/Affirmative Obligations...................................................27
           27.14     Escrow on Account of Disputed Claims and Disputed Equity Interests......................................28
           27.15     Non-Transferability.....................................................................................28

ARTICLE XXVIII            PROSECUTION OF CLAIMS HELD BY THE DEBTORS..........................................................28

           28.1      Prosecution of Claims...................................................................................28
           28.2      Net Payment by Defendants...............................................................................29

ARTICLE XXIX              ACCEPTANCE OR REJECTION OF PLAN; EFFECT OF REJECTION BY ONE OR MORE CLASSES OF CLAIMS OR EQUITY
                          INTEREST...........................................................................................29

           29.1      Impaired Classes to Vote................................................................................29
           29.2      Acceptance by Class of Creditors and Holders of Equity Interests........................................29
           29.3      Cramdown................................................................................................29

ARTICLE XXX               IDENTIFICATION OF CLAIMS AND EQUITY INTERESTS IMPAIRED AND NOT IMPAIRED BY THE PLAN................29

           30.1      Impaired and Unimpaired Classes.........................................................................29
           30.2      Impaired Classes to Vote on Plan........................................................................29
           30.3      Controversy Concerning Impairment.......................................................................30



                                       vi
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                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                                                                            PAGE


ARTICLE XXXI              PROVISIONS FOR THE ESTABLISHMENT AND MAINTENANCE OF DISBURSEMENT ACCOUNTS..........................30

           31.1      Establishment of Disbursement Account...................................................................30
           31.2      Maintenance of Disbursement Account(s)..................................................................30

ARTICLE XXXII             PROVISIONS REGARDING DISTRIBUTIONS.................................................................30

           32.1      Time and Manner of Payments.............................................................................30
           32.2      Timeliness of Payments..................................................................................30
           32.3      Distributions by the Disbursing Agent...................................................................31
           32.4      Manner of Payment Under the Plan........................................................................31
           32.5      Delivery of Distributions...............................................................................31
           32.6      Undeliverable Distributions.............................................................................31
           32.7      Compliance with Tax Requirements/Allocation.............................................................31
           32.8      Time Bar to Cash Payments...............................................................................31
           32.9      Distributions After Effective Date......................................................................31
           32.10     Set-Offs................................................................................................32
           32.11     Termination of Certain Subordination Rights and Settlement of Related Claims and Controversies..........32
           32.12     Post Petition Date Interest.............................................................................32

ARTICLE XXXIII            COMMITTEES.........................................................................................32

           33.1      Creditors' Committee Composition and Term...............................................................32
           33.2      Equity Committee Term and Fees..........................................................................33

ARTICLE XXXIV             EXECUTORY CONTRACTS AND UNEXPIRED LEASES...........................................................33

           34.1      Rejection of Executory Contracts and Unexpired Leases...................................................33
           34.2      Cure of Defaults for Assumed Executory Contracts and Unexpired Leases...................................33
           34.3      Rejection Damage Claims.................................................................................33
           34.4      Indemnification and Reimbursement Obligations...........................................................33

ARTICLE XXXV              RIGHTS AND POWERS OF DISBURSING AGENT..............................................................34

           35.1      Exculpation.............................................................................................34
           35.2      Powers of the Disbursing Agent..........................................................................34
           35.3      Fees and Expenses Incurred From and After the Effective Date............................................34

ARTICLE XXXVI             THE PLAN ADMINISTRATOR.............................................................................34

           36.1      Appointment of Plan Administrator.......................................................................34
           36.2      Responsibilities of the Plan Administrator..............................................................34
           36.3      Powers of the Plan Administrator........................................................................35
           36.4      Compensation of the Plan Administrator..................................................................35
           36.5      Termination of Plan Administrator.......................................................................35

ARTICLE XXXVII            CONDITIONS PRECEDENT TO EFFECTIVE DATE OF  THE PLAN; ALTERNATIVE IMPLEMENATION PROVISIONS..........35

           37.1      Conditions Precedent to Effective Date of the Plan......................................................35
           37.2      Waiver of Conditions Precedent..........................................................................35
           37.3      Alternative Implementation Provisions...................................................................36

ARTICLE XXXVIII           RETENTION OF JURISDICTION..........................................................................36

           38.1      Retention of Jurisdiction...............................................................................36

ARTICLE XXXIX             MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN................................................38

           39.1      Modification of Plan....................................................................................38
           39.2      Revocation or Withdrawal................................................................................38



                                      vii
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                                TABLE OF CONTENTS
                                   (CONTINUED)
                                                                                                                            PAGE


ARTICLE XL                PROVISION FOR MANAGEMENT...........................................................................38

           40.1      Directors...............................................................................................38

ARTICLE XLI               ARTICLES OF INCORPORATION AND BY-LAWS OF THE DEBTORS; CORPORATE ACTION.............................38

           41.1      Amendment of Articles of Incorporation and By-Laws......................................................38
           41.2      Corporate Action........................................................................................38

ARTICLE XLII              MISCELLANEOUS PROVISIONS...........................................................................39

           42.1      Title to Assets; Discharge of Liabilities...............................................................39
           42.2      Discharge of Debtors....................................................................................39
           42.3      Injunction..............................................................................................39
           42.4      Term of Existing Injunctions or Stays...................................................................40
           42.5      Limited Release of Directors, Officers and Employees....................................................40
           42.6      Exculpation.............................................................................................40
           42.7      Preservation of Rights of Action........................................................................40
           42.8      Injunction..............................................................................................40
           42.9      Payment of Statutory Fees...............................................................................40
           42.10     Retiree Benefits........................................................................................40
           42.11     Post-Effective Date Fees and Expenses...................................................................41
           42.12     Severability............................................................................................41
           42.13     Governing Law...........................................................................................41
           42.14     Notices.................................................................................................41
           42.15     Closing of Cases........................................................................................42
           42.16     Section Headings........................................................................................42


                     United Companies Financial Corporation, Pelican Mortgage Company, Inc., United Companies Lending Group, Inc., United Companies Lending Corporation, Adobe, Inc., Adobe Financial, Inc. I, Ginger Mae, Inc., Unicor Mortgage, Inc., Southern Mortgage Acquisition, Inc., United Companies Funding, Inc., Gopher Equity, Inc. I, and United Credit Card, Inc. hereby propose the following plan of reorganization pursuant to sections 1121(a) and (c) and 1123 of the Bankruptcy Code.

                                   ARTICLE I

                                   DEFINITIONS

                     As used in the Plan, the following terms shall have the respective meanings specified below and be equally applicable to the singular and plural of terms defined:

                     1.1 Administrative Expense Claim: Any Claim constituting a cost or expense of administration of the Chapter 11 Cases asserted under section 503(b) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the estates of the Debtors, any actual and necessary costs and expenses of operating the businesses of the Debtors in Possession, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their businesses or for the acquisition or lease of property or the procurement or rendition of services, any costs and expenses of the Debtors in Possession for the management, maintenance, preservation, sale or other disposition of any assets, the administration and implementation of the Plan, the administration, prosecution or defense of Claims by or against the Debtors and for distributions under the Plan, any Claims for compensation and reimbursement of expenses arising during the period from and after the Petition Date and prior to the Effective Date or otherwise in accordance with the provisions of the Plan, and any fees or charges assessed against the Debtors' estates pursuant to section 1930, chapter 123, Title 28, United States Code.

                     1.2 Adobe Financial: Adobe Financial, Inc. I, a Nevada corporation.

                     1.3 Adobe Financial Common Equity Interest: A Common Equity Interest in Adobe Financial.

                     1.4 Adobe: Adobe, Inc., a Nevada corporation.

                     1.5 Adobe Common Equity Interest: A Common Equity Interest in Adobe.

                     1.6 Affiliate: Any Entity that is an "affiliate" of the Debtors within the meaning of section 101(2) of the Bankruptcy Code.

                     1.7 Agent: First Union National Bank, as administrative agent for the Banks.

                     1.8 Allowed Administrative Expense Claim: An Administrative Expense Claim, to the extent it is or has become an Allowed Claim.

                     1.9 Allowed Claim/Allowed Equity Interest: Any Claim against or Equity Interest in the Debtors, (i) proof of which was filed on or before the date designated by the Bankruptcy Court as the last date for filing proofs of claim against or equity interests in the Debtors, (ii) if no proof of Claim or Equity Interest has been timely filed, which has been or hereafter is listed by the Debtors in their Schedules as liquidated in amount and not disputed or contingent or (iii) any Equity Interest registered in the stock register maintained by or on behalf of the Debtors as of the Record Date and, in each such case in clauses (i), (ii) and (iii) above, a Claim or Equity Interest as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order, or as to which an objection has been interposed and such Claim or Equity Interest has been allowed in whole or in part by a Final Order. For purposes of determining the amount of an "Allowed Claim", there shall be deducted therefrom an amount equal to the amount of any claim which the Debtors may hold against the holder thereof, to the extent such claim may be set off pursuant to section 553 of the Bankruptcy Code.

                     1.10 Allowed Bank Claim: A Bank Claim, to the extent it is or has become an Allowed Claim.

                     1.11 Allowed Borrower Litigation Claim: A Borrower Litigation Claim, to the extent it is or has become an Allowed Claim.

                     1.12 Allowed Convenience Claim: A Convenience Claim, to the extent it is or has become an Allowed Claim.

                     1.13 Allowed General Unsecured Claim: A General Unsecured Claim, to the extent it is or has become an Allowed Claim.

                     1.14 Allowed Pride Equity Interest: A Pride Equity Interest, to the extent it is or has become an Allowed Equity Interest.

                     1.15 Allowed Priority Non-Tax Claim: A Priority Non-Tax Claim, to the extent it is or has become an Allowed Claim.

                     1.16 Allowed Priority Tax Claim: A Priority Tax Claim, to the extent it is or has become an Allowed Claim.

                     1.17 Allowed Secured Claim: A Secured Claim, to the extent it is or has become an Allowed Claim.

                     1.18 Allowed Senior Claim: A Senior Note Claim, to the extent it is or has become an Allowed Claim.

                     1.19 Allowed Statutorily Subordinated Claim: A Statutorily Subordinated Claim to the extent it is or has become an Allowed Claim.

                     1.20 Allowed Subordinated Debenture Claim: A Subordinated Debenture Claim, to the extent it is or has become an Allowed Claim.

                     1.21 Allowed Subordinated Penalty Claim: A Subordinated Penalty Claim, to the extent it is or has become an Allowed Claim.

                     1.22 Alternative Residual Sale Agreement: In the event that a higher or better offer for the assets set forth in the Residual Agreement is accepted by the Debtors and approved by the Bankruptcy Court, the asset purchase agreement or stock purchase agreement, as the case may be, incorporating the terms and provisions of such higher or better offer.

                     1.23 Alternative Residual Sale Transaction: In the event that a higher or better offer for the assets set forth in the Residual Agreement is accepted by the Debtors and approved by the Bankruptcy Court, the sale, directly or indirectly, of certain of the Debtors' residual, excess interest and reserve account interests and other property rights, whether through an alternative asset purchase agreement or an alternative stock purchase agreement (that may provide for the sale of the Reorganized UC Lending Common Stock, together with the transfer of the Reorganized Designated Subsidiaries Common Stock as provided for in any such alternative stock purchase agreement).

                     1.24 Ballot: The form distributed to each holder of an impaired Claim on which is to be indicated acceptance or rejection of the Plan.

                     1.25 Bank Cash Amount: The amount of Cash equal to the sum of (a) the product of (1) to the extent that Total Creditor Cash is equal to or less than Eight Hundred Fifty Million Dollars ($850,000,000.00), Net Senior Creditor Cash attributable to Total Creditor Cash, as if such Total Creditor Cash is equal to or less than Eight Hundred Fifty Million Dollars ($850,000,000.00), times (2) eighty-five and one-half percent (85.5%), plus (b) to the extent that Total Creditor Cash exceeds Eight Hundred Fifty Million Dollars ($850,000,000.00), (1) such amount of Net Senior Creditor Cash attributable to such excess, if any, times (2) ninety-five percent (95%).

                     1.26 Bank Claims: Any Claims of the Banks arising from or related to the Credit Agreement, including, without limitation, fees and expenses associated with rights and remedies thereunder, or the Guaranty.

                     1.27 Bank Interest Amount: The number of Litigation Trust Interests equal to the product of (i) eighty-five and one-half percent (85.5%) times (ii) the Senior Creditor Interest Amount.

                     1.28 Bankruptcy Code: The Bankruptcy Reform Act of 1978, as amended, and as codified in Title 11, United States Code, as applicable to the Chapter 11 Cases.

                     1.29 Bankruptcy Court: The United States Bankruptcy Court for the District of Delaware or such other court having jurisdiction over the Chapter 11 Cases.

                     1.30 Bankruptcy Rules: The Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court under section 2075 of Title 28 of the United States Code, and any Local Rules of the Bankruptcy Court, as amended.

                     1.31 Banks: The banks or financial institutions that are parties to the Credit Agreement and their successors and assigns.

                     1.32 Biase Litigation: The litigation styled Findim Investments, S.A., Nicole Biase, Joyce Biase and Nicolas Biase v. J. Terrell Brown and Dale E. Redman, No. 464-161, currently pending in Division "M", 19th Judicial District Court, Parish of East Baton Rouge, State of Louisiana.

                     1.33 Borrower Litigation Claim: Any Claim asserted in litigation pending on or as of the Petition Date, or that could have been asserted by any Entity prior to the Petition Date with respect to the servicing of mortgage loans by the Debtors or Claims associated with the origination of moneys advanced or mortgages issued by the Debtors prior to the Petition Date.

                     1.34 Business Day: A day other than a Saturday, a Sunday or any other day on which commercial banks in Baton Rouge, Louisiana are required or authorized to close by law or executive order.

                     1.35 Cash: Lawful currency of the United States of America.

                     1.36 Cash Equivalents: Equivalents of Cash in the form of readily marketable securities or instruments issued by a person other than the Debtors, including, without limitation, readily marketable direct obligations of, or obligations guaranteed by, the United States of America, commercial paper of domestic corporations carrying a Moody's Rating of "A" or better, or equivalent rating of any other nationally recognized rating service, or interest-bearing certificates of deposit or other similar obligations of domestic banks or other financial institutions having a shareholders' equity or equivalent capital of not less than One Hundred Million Dollars ($100,000,000.00), having maturities of not more than one (1) year, at the then best generally available rates of interest for like amounts and like periods.

                     1.37 Chapter 11 Cases: The cases commenced under chapter 11 of the Bankruptcy Code by the Debtors on the Petition Date, styled In re United Companies Financial Corporation, et al., Chapter 11 Case Nos. 99-450 (MFW) through 99-461 (MFW), Jointly Administered, currently pending before the Bankruptcy Court.

                     1.38 Claim: Any right to payment from the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, known or unknown; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

                     1.39 Class: A category of holders of Claims or Equity Interests as set forth in Article IV of the Plan.

                     1.40 Class Actions: The litigations styled (1) Norman P. Lasky, on behalf of himself and all others similarly situated v. J. Terrell and Dale E. Redman, No. 99-1035-B-2, (2) Gary W. Poff, on behalf of himself and all others similarly situated v. J. Terrell Brown and Dale E. Redman, No. 00-CV-6-B-M1, (3) Linda Wheeler, on behalf of herself and all others similarly situated v. J. Terrell Brown and Dale E. Redman, No. 99-1049-B-3, (4) Frank Lopiccolo, on behalf of himself and all others similarly situated v. J. Terrell Brown, Dale E. Redman, Certain Underwriters at Lloyds Underwriters of London and AIG Europe (UK) Ltd., No. 00-99-B-M3, all pending before the United States District Court for the Middle District of Louisiana, and (5) Amy Bergeron, et al. v. U.S. Trust Company of California, et al.; No C 469196, currently pending in Division "H", 19th Judicial District Court, Parish of East Baton Rouge, State of Louisiana.

                     1.41 Collateral: Any property or interest in property of the estates of the Debtors that is subject to an unavoidable Lien to secure the payment or performance of a Claim.

                     1.42 Common Equity Interest: A common Equity Interest.

                     1.43 Confirmation Date: The date upon which the Clerk of the Bankruptcy Court enters the Confirmation Order.

                     1.44 Confirmation Hearing: The hearing to consider confirmation of the Plan in accordance with section 1129 of the Bankruptcy Code, as the same may be adjourned from time to time.

                     1.45 Confirmation Order: The order of the Bankruptcy Court confirming the Plan in accordance with the provisions of chapter 11 of the Bankruptcy Code.

                     1.46 Convenience Claim: Any Claim, other than a Borrower Litigation Claim, equal to or less than One Thousand Dollars ($1,000.00) or greater than One Thousand Dollars ($1,000.00) but with respect to which the holder thereof voluntarily reduces the Claim to One Thousand Dollars ($1,000.00).

                     1.47 Credit Agreement: That certain Credit Agreement, dated as of April 10, 1997, by and among the Debtors, the Agent, the Documentation Agent and the Banks, as amended and modified from time to time, and any of the documents and instruments related thereto.

                     1.48 Creditor: Any Person or Entity that has a Claim against the Debtors that arose or is deemed to have arisen on or prior to the Petition Date, including, without limitation, a Claim against the Debtors' chapter 11 estates of a kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code.

                     1.49 Creditor Cash: At any time of determination thereof, the excess, if any, of (a) all Cash and Cash Equivalents in the Disbursement Account(s) over (b) such amounts of Cash (i) reasonably determined by the Disbursing Agent as necessary to satisfy, in accordance with the terms and conditions of the Plan, Administrative Expense Claims, Priority Non-Tax Claims, Priority Tax Claims, Convenience Claims and Secured Claims, (ii) necessary to fund the Litigation Trust in accordance with Article XXVII of the Plan, (iii) necessary to make pro rata distributions to holders of Disputed Claims as if such Disputed Claims were, at such time, Allowed Claims and (iv) such other amounts reasonably determined by Reorganized UC as necessary to fund the ongoing operations of Reorganized UC during the period from the Effective Date up to and including the Transfer Date or such later date as the Plan Administrator shall reasonably determine.

                     1.50 Creditors' Committee: The statutory committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, as reconstituted from time to time.

                     1.51 Debtors: United Companies Financial Corporation, Pelican Mortgage Company, Inc., United Companies Lending Group, Inc., United Companies Lending Corporation, Adobe, Inc., Adobe Financial, Inc. I, Ginger Mae, Inc., Unicor Mortgage, Inc., Southern Mortgage Acquisition, Inc., United Companies Funding, Inc., Gopher Equity, Inc. I, and United Credit Card, Inc.

                     1.52 Debtors in Possession: The Debtors as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

                     1.53 Disbursement Account(s): The account(s) to be established by the Debtors on the Effective Date in accordance with Section 32.1 of the Plan, together with any interest earned thereon.

                     1.54 Disbursing Agent: Reorganized UC, the Plan Administrator or such other Entity as may be designated by the Debtors, solely in its capacity as agent of the Debtors to effectuate the distributions contemplated under the Plan.

                     1.55 Disclosure Statement: The disclosure statement related to the Plan and approved by the Bankruptcy Court in accordance with section 1125 of the Bankruptcy Code.

                     1.56 Disputed Claim; Disputed Equity Interest: Any Claim against or Equity Interest in the Debtors, to the extent the allowance of which is the subject of a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules or the Confirmation Order, or is otherwise disputed by the Debtors in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn or determined by a Final Order.

                     1.57 Disputed Claim Amount: The lesser of (a) the liquidated amount set forth in the proof of claim filed with the Bankruptcy Court relating to a Disputed Claim, (b) if the Bankruptcy Court has estimated such Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, the amount of a Disputed Claim as estimated by the Bankruptcy Court, and (c) the amount of such Disputed Claim allowed by the Bankruptcy Court pursuant to section 502 of the Bankruptcy Court, or zero, if such Disputed Claim is disallowed in its entirety by the Bankruptcy Court pursuant to such section, in either case, regardless of whether the order or judgment allowing or disallowing such Claim has become a Final Order; provided, however, that, in the event that such Claim has been disallowed, but the order of disallowance has not yet become a Final Order, the Bankruptcy Court may require the Disbursing Agent to reserve and hold in trust for the benefit of each holder of such Claim, Cash in an amount equal to the pro rata distributions which the Bankruptcy Court, in its sole and absolute discretion, determines will protect the rights of such holder under all of the facts and circumstances relating to the order of disallowance and the appeal of such holder from such order.

                     1.58 Documentation Agent: Morgan Stanley Trust Company of New York.

                     1.59 Effective Date: The first (1st) Business Day ten (10) days following the entry of the Confirmation Order.

                     1.60 8.375% Notes: Those certain debentures issued in the original aggregate principal amount of One Hundred Fifty Million Dollars ($150,000,000.00) in accordance with the terms and conditions of the Subordinated Indenture, as supplemented by that certain First Supplemental Indenture, dated as of June 20, 1997.

                     1.61 Entity: A person, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization, a government or any subdivision thereof or any other entity.

                     1.62 Equity Committee: The committee of equity interest holders appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, as reconstituted from time to time.

                     1.63 Equity Interest: Any equity interest in the Debtors represented by duly authorized, validly issued and outstanding shares of preferred stock or common stock or any interest or right to convert into such an equity interest or acquire any equity interest of the Debtors which was in existence immediately prior to the Petition Date.

                     1.64 Equity Interest Percentage: Ninety-seven percent (97%), the percentage that the assumed value of Allowed United Companies Common Equity Interests bears to the sum of the assumed value of Allowed United Companies Common Equity Interests plus the assumed value of Allowed Statutorily Subordinated Claims in Class 10A, or such other percentage as may be established by the Bankruptcy Court at the Confirmation Hearing.

                     1.65 ESOP Action: The litigation styled Amy Bergeron, et al. v. U.S. Trust Company of California, et al., No. C 469196, currently pending in Division "H", 19th Judicial District Court, Parish of East Baton Rouge, State of Louisiana.

                     1.66 Final Order: An order of the Bankruptcy Court as to which the time to appeal, petition for certiorari or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for reargument or rehearing shall then be pending; and if an appeal, writ of certiorari, reargument or rehearing thereof has been sought, such order shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure or any analogous rule under the Bankruptcy Rules, may be but has not then been filed with respect to such order, shall not cause such order not to be a Final Order.

                     1.67 General Unsecured Claim: An Unsecured Claim, other than an Intercompany Claim, an Administrative Expense Claim, a Priority Non-Tax Claim, a Priority Tax Claim, a Bank Claim, a Senior Note Claim, a Subordinated Debenture Claim, or a Convenience Claim.

                     1.68 General Unsecured Interest Amount: The number of Litigation Trust Interests equal to the product of (i) seven million (7,000,000) times (ii) the General Unsecured Interest Fraction.

                     1.69 General Unsecured Interest Fraction: The fraction (a) the numerator of which shall be the aggregate amount of Allowed General Unsecured Claims and (b) the denominator of which shall be the aggregate amount of Allowed Bank Claims, Allowed Senior Note Claims and Allowed General Unsecured Claims.

                     1.70 Ginger Mae: Ginger Mae, Inc., a Louisiana corporation.

                     1.71 Ginger Mae Common Equity Interest: A Common Equity Interest in Ginger Mae.

                     1.72 Gopher Equity: Gopher Equity, Inc. I, a Nevada corporation.

                     1.73 Gopher Equity Common Equity Interest: A Common Equity Interest in Gopher Equity.

                     1.74 Guaranty: That certain Unconditional Guaranty Agreement, dated as of April 10, 1997, by and among the Debtors, the Agent and the Banks.

                     1.75 Intercompany Affiliate: Any of the Debtors and any other direct or indirect subsidiary of United Companies.

                     1.76 Intercompany Claims: Any Unsecured Claim held by any Intercompany Affiliate against any Debtor.

                     1.77 IRC: The Internal Revenue Code of 1986, as amended from time to time.

                     1.78 IRS: The Internal Revenue Service, an agency of the United States Department of Treasury.

                     1.79 Lending Subordinated Debentures: The promissory notes issued and delivered by United Lending Corp. in accordance with the terms and provisions of the Lending Subordinated Indenture.

                     1.80 Lending Subordinated Indenture: That certain Agreement, dated May 14, 1993, between United Lending Corp. and United Companies Life Insurance Company.

                     1.81 Lien: Any charge against or interest in property to secure payment of a debt or performance of an obligation.

                     1.82 Litigation Trust: The trust to be created on the Effective Date in accordance with the provisions of Article XXVII hereof and the Litigation Trust Agreement for the benefit of holders of Allowed Bank Claims, Allowed Senior Note Claims, Allowed General Unsecured Claims, Allowed Subordinated Debenture Claims, Allowed Subordinated Penalty Claims, Allowed Statutorily Subordinated Claims and Allowed United Companies Equity Interests.

                     1.83 Litigation Trustee: The Entity to be appointed by the Litigation Trust Board to administer the Litigation Trust in accordance with the terms and provisions of Article XXVII hereof and the Litigation Trust Agreement.

                     1.84 Litigation Trust Agreement: The Trust Agreement, substantially in the form in the Plan Supplement, pursuant to which the Litigation Trustee shall pursue the Litigation Trust Claims, if applicable, and distribute the proceeds thereof, if any.

                     1.85 Litigation Trust Board: The group of up to three Persons appointed prior to the Effective Date by the Bankruptcy Court, upon nomination by the Creditors' Committee, or any replacements thereafter selected in accordance with the provisions of the Litigation Trust Agreement, who shall determine in accordance with the Litigation Trust Agreement whether to prosecute, compromise or discontinue any Litigation Trust Claims.

                     1.86 Litigation Trust Claims: Those claims and causes of action of the Debtors, if any, arising from or related to the Debtors' financial statements and the accounting practices associated therewith; provided, however, that, under no circumstances shall such claims and causes of action include any claims waived and released in accordance with the provisions of Section 42.5 of the Plan.

                     1.87 Litigation Trust Interests: The ten million (10,000,000) beneficial interests in the Litigation Trust to be deemed to be distributed to holders of Allowed Bank Claims, Allowed General Unsecured Claims, Allowed Senior Note Claims, Allowed Subordinated Debenture Claims, Allowed Subordinated Penalty Claims, Allowed Statutorily Subordinated Claims and Allowed United Companies Equity Interests pursuant to the terms and conditions of
Article XXVII of the Plan.

                     1.88 9.35% Notes: Those certain debentures issued in the original aggregate principal amount of One Hundred Twenty-Five Million Dollars ($125,000,000.00) in accordance with the terms and provisions of the Senior Indenture, as supplemented, by that certain First Supplemental Indenture, dated as of November 2, 1994.

                     1.89 Net Senior Creditor Cash: At any time of determination thereof, the amount of Cash equal to (a) Senior Creditor Cash minus (b) the amount of Cash necessary to satisfy distributions in accordance with Sections
7.3 and 8.3 hereof.

                     1.90 New Organizational Documents: In the event that an Alternative Residual Sale Transaction occurs through consummation of a stock purchase agreement, at the discretion of the highest or best offeror, the

Reorganized UC Lending Organization Documents and the Reorganized Designated Subsidiaries Organizational Documents.

                     1.91 Pelican: Pelican Mortgage Company, Inc., a Delaware corporation.

                     1.92 Pelican Common Equity Interest: A Common Equity Interest in Pelican.

                     1.93 Person: An individual.

                     1.94 Petition Date: March 1, 1999, the date on which the Debtors filed their voluntary petitions for relief commencing the Chapter 11 Cases.

                     1.95 Plan: This Second Amended Plan of Reorganization for Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code, including, without limitation, the exhibits and schedules hereto and the Plan Supplement, either in its present form or as the same may be amended, modified or supplemented from time to time in accordance with the terms and provisions hereof.

                     1.96 Plan Administration Agreement: The agreement prescribing the powers, duties and rights of the Plan Administrator in administering the Plan, which agreement shall be in substantially the form included in the Plan Supplement.

                     1.97 Plan Administrator: The Person to be designated by the Debtors with the consent of the Creditors' Committee (which consent shall not be unreasonably withheld) and retained, as of the Effective Date, by Reorganized UC, with the approval of the Bankruptcy Court, as the employee or fiduciary responsible for, among other things, the matters described in Section 36.2 hereof.

                     1.98 Plan Supplement: A separate volume, to be filed with the Clerk of the Bankruptcy Court, containing, among other things, forms of the Borrower Settlement Trust Agreement, Litigation Trust Agreement, Plan Administration Agreement, Reorganized UC By-laws and Reorganized UC Certificate of Incorporation. The Plan Supplement (containing drafts or final versions of the foregoing documents) shall be filed with the Clerk of the Bankruptcy Court as early as practicable (but in no event later than ten (10) days) prior to the commencement of the hearing to consider confirmation of the Plan, or on such other date as the Bankruptcy Court may establish.

                     1.99 Pride Equity Interest: An Equity Interest represented by one of the 1,657,770 issued and outstanding shares of Preferred Redeemable Increased Dividend Equity SecuritiesSM, 6 3/4% PRIDESSM, Convertible Preferred Stock, par value $2.00 per share, of United Companies as of the Petition Date.

                     1.100 Pride Prospectus: The prospectus, dated June 12, 1995, as supplemented, released in connection with the offering of Pride Equity Interests.

                     1.101 Priority Non-Tax Claim: Any Claim against the Debtors, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment under section 507(a) of the Bankruptcy Code, but only to the extent entitled to such priority.

                     1.102 Priority Tax Claim: Any Claim against the Debtors entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

                     1.103 Proponents: Debtors in Possession.

                     1.104 Pro Rata Share: With respect to Allowed Claims or Allowed Equity Interests within the same Class or sub-Class, the proportion that an Allowed Claim or Allowed Equity Interest bears to the sum of (a) all Allowed Claims and/or Allowed Equity Interests, as the case may be, within such Class or sub-Class, and (b) all Disputed Claim Amounts and/or Disputed Equity Interest Amounts, as the case may be, within such Class or sub-Class.

                     1.105 Record Date: The date to be established by the Bankruptcy Court in the Confirmation Order for the purpose of determining the holders of Allowed Claims and Allowed Equity Interests to receive distributions pursuant to the Plan.

                     1.106 Remaining Assets: Upon the consummation of a Sale Transaction or an Alternative Residual Sale Transaction, as the case may be, those assets of Reorganized UC, other than the Litigation Trust Claims which are not included in the Sale Transaction, or an Alternative Residual Sale Transaction, as the case may be, including, without limitation, the furniture, fixtures and equipment associated with the business and operations of the Debtors.

                     1.107 Reorganized Designated Subsidiaries: In the event that an Alternative Residual Sale Transaction occurs through consummation of a stock purchase agreement, at the discretion of the highest or best offeror, Pelican Mortgage Company, Inc., Adobe, Inc., Adobe Financial, Inc., I, and Gopher Equity, Inc., I, from and after the Effective Date.

                     1.108 Reorganized Designated Subsidiaries Common Stock: In the event that an Alternative Residual Sale Transaction occurs through consummation of a stock purchase agreement, at the discretion of the highest or best offeror, the shares of common stock of the Reorganized Designated Subsidiaries currently authorized and outstanding and currently owned or to be owned by United Lending Corp. prior to the Effective Date and to be owned by Reorganized UC Lending on and after the Effective Date, which as to each subsidiary shall (i) be the number of shares of common stock of such corporation which were issued and outstanding as of the day prior to the Effective Date,
(ii) have the terms specified in the Reorganized Designated Subsidiaries Organizational Documents and (iii) have a par value equal to the par value of the common stock of those corporations the day before the Effective Date.

                     1.109 Reorganized Designated Subsidiaries Organizational
Documents: In the event that an Alternative Residual Sale Transaction occurs through consummation of a stock purchase agreement, at the discretion of the highest or best offeror, the articles or certificates of incorporation and the bylaws of the Reorganized Designated Subsidiaries in form and substance acceptable to the relevant purchaser.

                     1.110 Reorganized UC: United Companies, a Louisiana corporation, and each of the Reorganized UC Subsidiaries, from and after the Effective Date.

                     1.111 Reorganized UC By-laws: The By-laws of Reorganized UC, which by-laws shall be in substantially the form contained in the Plan Supplement.

                     1.112 Reorganized UC Certificate of Incorporation: The Certificate of Incorporation of Reorganized UC, which certificate of incorporation shall be in substantially the form included in the Plan Supplement.

                     1.113 Reorganized UC Common Stock: The shares of Reorganized UC Common Stock authorized and to be issued pursuant to the Plan, which shall have a par value of $0.01 per share, of which five million (5,000,000) shares shall be authorized and of which one thousand (1,000) shares shall be issued pursuant to the Plan, and such rights with respect to dividends, liquidation, voting and other matters as are provided for by applicable nonbankruptcy law or the Reorganized UC Certificates of Incorporation and the Reorganized UC By-laws.

                     1.114 Reorganized UC Lending: In the event that an Alternative Residual Sale Transaction occurs through consummation of a stock purchase agreement, at the discretion of the highest or best offeror, United Lending Corp. from and after the Effective Date.

                     1.115 Reorganized UC Lending Common Stock: In the event that an Alternative Residual Sale Transaction occurs through consummation of a stock purchase agreement, at the discretion of the highest or best offeror, the share of Reorganized UC Lending Common Stock authorized and to be issued pursuant the Plan, which shares shall (i) be the number of shares of common stock of UC Lending which were issued and outstanding as of the day before the Effective Date, (ii) have the terms specified in the Reorganized UC Lending Organizational Documents, and (iii) have a par value equal to the par value of the common stock of UC Lending the day before the Effective Date.

                     1.116 Reorganized UC Lending Organizational Documents: In the event that an Alternative Residual Sale Transaction occurs through consummation of a stock purchase agreement, at the discretion of the highest or best offeror, the articles or certificates of incorporation and the bylaws of the Reorganized UC Lending in form and substance acceptable to the relevant purchaser.

                     1.117 Reorganized UC Subsidiaries: Each subsidiary, along with United Companies, comprising Reorganized UC; provided, however, that, in the event that an Alternative Residual Sale Transaction occurs through consummation of a stock purchase agreement, at the discretion of the highest or best offeror, then expressly excluding Reorganized UC Lending and the Reorganized Designated Subsidiaries.

                     1.118 Residual Agreement: That certain Asset Purchase Agreement, dated as of May 26, 2000, by and among The Bear Stearns Companies, Inc., EMC Mortgage Corporation, EMC Mortgage Acquisition Corp., United Companies, United Lending Corp., UCFC Acceptance Corporation, United Funding, Pelican, Adobe, Adobe Financial, Gopher Equity, and Gopher Funding, Inc.

                     1.119 Sale Transaction: The sale of (i) certain of the Debtors' residual, excess interest and reserve account interests and other property rights pursuant to the Residual Agreement, or such higher or better offer as may be submitted, accepted by the Debtors and approved by the Bankruptcy Court, and (ii) certain of the Debtors' portfolio of mortgage loans and real properties acquired in connection with the ownership of mortgage loans pursuant to the Whole Loan Agreement, or such higher or better offer as may be submitted, accepted by the Debtors and approved by the Bankruptcy Court, which sales shall be consummated on or prior to the Effective Date.

                     1.120 Schedules: The respective schedules of assets and liabilities, the list of Equity Interests, and the statements of financial affairs filed by the Debtors in accordance with section 521 of the Bankruptcy Code and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be supplemented or amended.

                     1.121 Secured Claim: A Claim against the Debtors that is secured by a Lien on Collateral or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Collateral or to the extent of the amount subject to setoff, as applicable, as determined in accordance with section 506(a) of the Bankruptcy Code.

                     1.122 Senior Creditor Cash: At any time of determination thereof, the amount of Cash equal to (a) Creditor Cash minus (b) the amount of Cash necessary to satisfy distributions to holders of Allowed General Unsecured Claims in accordance with the provisions of Article IX of the Plan.

                     1.123 Senior Creditor Interest Amount: The number of Litigation Trust Interests equal to the product of (i) seven million (7,000,000) times (ii) the Senior Creditor Interest Fraction.

                     1.124 Senior Creditor Interest Fraction: The fraction (a) the numerator of which shall be the aggregate amount of Allowed Bank Claims and Allowed Senior Note Claims and (b) the denominator of which shall be the aggregate amount of Allowed Bank Claims, Allowed Senior Note Claims and Allowed General Unsecured Claims.

                     1.125 Senior Indenture: That certain Senior Indenture, dated as of October 1, 1994, between United Companies Financial Corporation, as Issuer, and the Senior Indenture Trustee, as supplemented.

                     1.126 Senior Indenture Trustee: Norwest Bank Minnesota,
N.A.

                     1.127 Senior Note Cash Amount: The amount of Cash equal to the sum of (a) the product of (1) to the extent that Total Creditor Cash is equal to or less than Eight Hundred Fifty Million Dollars ($850,000,000.00), Net Senior Creditor Cash attributable to Total Creditor Cash, as if such Total Creditor Cash is equal to or less than Eight Hundred Fifty Million Dollars ($850,000,000.00), times (2) fourteen and one-half percent (14.5%), plus (b) to the extent that Total Creditor Cash exceeds Eight Hundred Fifty Million Dollars ($850,000,000.00), (1) such amount of Net Senior Creditor Cash attributable to such excess, if any, times (2) five percent (5%).

                     1.128 Senior Note Claim: Any Claim arising under or relating to (i) the Senior Indenture and (2) such other document, instrument or agreement which would constitute Senior Indebtedness, as defined in the Subordinated Indenture, including, without limitation, the guaranty of certain indebtedness relating to the employee stock ownership plan of United Companies.

                     1.129 Senior Notes: Collectively, the 9.35% Notes and the 7.7% Notes.

                     1.130 Senior Note Interest Amount: The number of Litigation Trust Interests equal to the product of (i) fourteen and one-half percent (14.5%) times (ii) the Senior Creditor Interest Amount.

                     1.131 7.7% Notes: Those certain debentures issued in the original aggregate principal amount of One Hundred Million Dollars ($100,000,000.00) in accordance with the terms and provisions of the Senior Indenture as supplemented by that certain Third Supplemental Indenture, dated as of December 17, 1996.

                     1.132 Southern Mortgage: Southern Mortgage Acquisition, Inc., a Louisiana corporation.

                     1.133 Southern Mortgage Common Equity Interest: A Common Equity Interest in Southern Mortgage.

                     1.134 Statutorily Subordinated Claim: Any Claim that is subject to subordination under section 510(b) of the Bankruptcy Code, including, without limitation, any and all Claims of a holder or former holder of an Equity Interest for rescission of or damages from the purchase or sale of an Equity Interest arising from or relating to the Debtors' financial statements and the accounting practices associated therewith.

                     1.135 Statutorily Subordinated Percentage: Three percent (3%), the percentage that the assumed value of Allowed Statutorily Subordinated Claims bears to the assumed value Allowed Statutorily Subordinated Claims plus the assumed value of Allowed United Companies Common Equity Interests in Class 10B, including, without limitation, those Equity Interests deemed to be distributed to holders of Allowed Pride Equity Interests in accordance with
Section 13.2 of the Plan, or such other percentage as may be established by the Bankruptcy Court or the Confirmation Hearing.

                     1.136 Subordinated Debenture Claim: Any Claim arising from or relating to (i) the Subordinated Debentures and (ii) the Lending Subordinated Debentures.

                     1.137 Subordinated Debentures: The 8.375% Notes.

                     1.138 Subordinated Indenture: That certain Subordinated Indenture, dated as of February 19, 1997, between United Companies Financial Corporation, as issuer, and the Subordinated Indenture Trustee, as supplemented.

                     1.139 Subordinated Indenture Trustee: HSBC Bank USA, in its capacity as successor indenture trustee under the Subordinated Indenture and any successor indenture trustee under the Subordinated Indenture.

                     1.140 Subordinated Penalty Claim: Any Claim for fines, penalties, forfeitures, or for multiple, exemplary, or punitive damages, or other non-pecuniary, direct or non-proximate damages, including, without limitation, those arising from or related to the Debtors' loan origination and servicing operations.

                     1.141 Total Creditor Cash: At any time of determination thereof, all Cash and Cash Equivalents in the Disbursement Account(s), plus the sum of Fifteen Million Dollars ($15,000,000.00) or such other amount reasonably determined by the Debtors on or prior to the Confirmation Date as necessary to fund the ongoing operations of Reorganized UC during the period up to and excluding the Transfer Date in accordance with the provisions of Section 31.1 hereof.

                     1.142 Transfer Date: The later to occur of (a) the date on which United Lending Corp. transfers the servicing of mortgage loans in accordance with the provisions of the Residual Agreement, or such higher or better offer as may be submitted, accepted by the Debtors and approved by the Bankruptcy Court, and (b) the date on which United Lending Corp. transfers the servicing of mortgage loans in accordance with the provisions of the Whole Loan Agreement, or such higher or better offer as may be submitted, accepted by the Debtors and approved by the Bankruptcy Court, or such other date as may be determined by the Bankruptcy Court at the Confirmation Hearing.

                     1.143 Unicor: Unicor Mortgage, Inc., a Louisiana corporation.

                     1.144 Unicor Common Equity Interest: A Common Equity Interest in Unicor.

                     1.145 United Companies: United Companies Financial Corporation, a Louisiana corporation.

                     1.146 United Companies Common Equity Interest: An Equity Interest represented by one of the 28,808,211 issued and outstanding shares of common stock of United Companies as of the Petition Date or any interest or right to convert into such an equity interest or acquire any equity interest of the Debtors which was in existence immediately prior to the Petition Date.

                     1.147 United Funding: United Companies Funding, Inc., a Louisiana corporation.

                     1.148 United Funding Common Equity Interest: A Common Equity Interest in United Funding.

                     1.149 United Lending Corp.: United Companies Lending Corporation, a Louisiana corporation.

                     1.150 United Lending Corp. Common Equity Interest: A Common Equity Interest in United Lending Corp.

                     1.151 United Lending Group: United Companies Lending Group, Inc., a Louisiana corporation.

                     1.152 United Lending Group Common Equity Interest: A Common Equity Interest in United Lending Group.

                     1.153 United Credit Card: United Credit Card, Inc., a Louisiana corporation.

                     1.154 United Credit Card Common Equity Interest: A Common Equity Interest in United Credit Card.

                     1.155 Unsecured Claim: Any Claim against the Debtors, other than an Administrative Expense Claim, a Priority Non-Tax Claim, a Priority Tax Claim, a Bank Claim, a Senior Note Claim, a Subordinated Debenture Claim, or a Convenience Claim.

                     1.156 Whole Loan Agreement: That certain Mortgage Loan and REO Property Purchase Agreement, dated as of May 26, 2000, by and among The Bear Stearns Companies, Inc., EMC Mortgage Corporation, United Companies, United Lending Corp., United Funding, Southern Mortgage, United Companies Mortgage of Tennessee, Unicor and United Companies Second Mortgage of Minnesota.

                     1.157 Other Definitions: Unless the context otherwise requires, any capitalized term used and not defined herein or elsewhere in the Plan but that is defined in the Bankruptcy Code shall have the meaning assigned to that term in the Bankruptcy Code. Unless otherwise specified, all section, schedule or exhibit references in the Plan are to the respective section in, article of, or schedule or exhibit to, the Plan, as the same may be amended, waived, or modified from time to time. The words "herein," "hereof," "hereto," "hereunder," and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan.

                                   ARTICLE II

                     COMPROMISE AND SETTLEMENT OF DISPUTES;
                      SUBSTANTIVE CONSOLIDATION OF DEBTORS;
                    ASSUMPTION OF OBLIGATIONS UNDER THE PLAN

                     2.1 Compromise and Settlement: The Plan incorporates a proposed compromise and settlement of certain issues which were disputed by the Proponents, the Creditors' Committee, the holders of Allowed Bank Claims, the holders of Senior Note Claims and certain other parties in interest. These issues related primarily to whether the estates of each of the Debtors should be treated separately for purposes of making payments to Creditors, whether and to what extent proceeds from the Sale Transaction should be allocated among the Debtors based upon their respective claims of ownership to certain assets sold thereunder, and the amount and priority of certain Intercompany Claims. The provisions of the Plan relating to substantive consolidation of the Debtors, the cancellation of Intercompany Claims, and the treatment of each class of Claims under the Plan reflect this compromise and settlement, which, upon the Effective Date, shall be binding upon the Debtors, all Creditors, and all Persons receiving any payments or other distributions under the Plan.

                     2.2 Substantive Consolidation: On the Effective Date, the Chapter 11 Cases shall be deemed to be substantively consolidated for purposes of the Plan. The assets and liabilities of the Debtors shall be pooled and all Claims shall be satisfied from the assets of a single consolidated estate. Any Claims against one or more of the Debtors based upon a guaranty, indemnity, co-signature, surety or otherwise, of Claims against another Debtor, including, without limitation, the Guaranty, shall be treated as a single Claim against the consolidated estate of the Debtors and shall be entitled to distributions under the Plan only with respect to such single Claim.

                     2.3 Cancellation of Intercompany Claims: On the Effective Date, all Intercompany Claims shall be extinguished.


                                  ARTICLE III

 PROVISIONS FOR PAYMENT OF ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

                     3.1 Administrative Expense Claims: On the later to occur of
(a) the Effective Date and (b) the date on which such a Claim shall become an Allowed Claim, Reorganized UC shall (i) pay to each holder of an Allowed Administrative Expense Claim, in Cash, the full amount of such Allowed Administrative Expense Claim, or (ii) satisfy and discharge such Allowed Administrative Expense Claim in accordance with such other terms as may be agreed upon by and between the holder thereof and the Debtors or Reorganized UC, as the case may be; provided, however, that Allowed Administrative Expense Claims representing liabilities or obligations incurred or assumed by the Debtors in Possession in the ordinary course of business or liabilities arising under loans made or advances extended to the Debtors in Possession, whether or not incurred in the ordinary course of business, shall be assumed and paid by Reorganized UC in accordance with the terms and conditions of the particular transaction and any agreements relating thereto.

                     3.2 Professional Compensation and Reimbursement Claims: All Entities that are awarded compensation or reimbursement of expenses by the Bankruptcy Court in accordance with section 330 or 331 of the Bankruptcy Code or entitled to the priorities established pursuant to section 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code, shall be paid in full, in Cash, the amounts allowed by the Bankruptcy Court (a) on or as soon as reasonably practicable following the later to occur of (i) the Effective Date and (ii) the date upon which the Bankruptcy Court order allowing such Claim becomes a Final Order or (b) upon such other terms as may be mutually agreed upon between such holder of an Allowed Administrative Expense Claim and the Debtors.

                     3.3 Payment of Priority Tax Claims: On the Effective Date, each holder of an Allowed Priority Tax Claim shall be entitled to receive distributions in an amount equal to the full amount of such Allowed Priority Tax Claim. At the sole option and discretion of Reorganized UC, which option shall be exercised on or prior to the Effective Date, such payment shall be made (a) in full, in Cash, on the Effective Date, (b) in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, in full, in Cash, in up to twenty-four
(24) equal quarterly installments, commencing on the first (1st) Business Day following the date of assessment of such Allowed Priority Tax Claim, together with interest accrued thereon at a rate to be determined by the Bankruptcy Court, or (c) by mutual agreement of the holder of such Allowed Priority Tax Claim and Reorganized UC.


                                   ARTICLE IV

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

         Claims and Equity Interests are classified as follows:

         4.1       Class 1 - Priority Non-Tax Claims

         4.2       Class 2 - Secured Claims

         4.3       Class 3 - Bank Claims

         4.4       Class 4 - Senior Note Claims

         4.5       Class 5 - General Unsecured Claims

         4.6       Class 6 - Convenience Claims

         4.7       Class 7 - Subordinated Debenture Claims

         4.8       Class 8 - Subordinated Penalty Claims

         4.9       Class 9 - Pride Equity Interests

         4.10      Class 10A - Statutorily Subordinated Claims
                   Class 10B - United Companies Common Equity Interests

         4.11      Class 11 - Adobe Common Equity Interests

         4.12      Class 12 - Adobe Financial Common Equity Interests

         4.13      Class 13 - Ginger Mae Common Equity Interests

         4.14      Class 14 - Gopher Equity Common Equity Interests

         4.15      Class 15 - Pelican Common Equity Interests

         4.16      Class 16 - Southern Mortgage Common Equity Interests

         4.17      Class 17 - Unicor Common Equity Interests

         4.18      Class 18 - United Funding Common Equity Interests

         4.19      Class 19 - United Lending Corp. Common Equity Interests

         4.20      Class 20 - United Lending Group Common Equity Interests

         4.21      Class 21 - United Credit Card Common Equity Interests


                                   ARTICLE V

          PROVISION FOR TREATMENT OF PRIORITY NON-TAX CLAIMS (CLASS 1)

                     5.1 Payment of Allowed Priority Non-Tax Claims: Unless otherwise mutually agreed upon by the holder of an Allowed Priority Non-Tax Claim and Reorganized UC, each holder of an Allowed Priority Non-Tax Claim shall receive Cash in an amount equal to such Allowed Priority Non-Tax Claim on the later of the Effective Date and the date such Allowed Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, or as soon thereafter as is practicable.

                     5.2 Continuation of Employee Medical Benefits: From the Effective Date up to and including the first (1st) Business Day eighteen (18) months following the earlier to occur of (a) the Effective Date and (b) the transfer of the Debtors' servicing operations pursuant to a Sale Transaction or otherwise, Reorganized UC shall provide, or cause to be provided through the deposit of funds reasonably determined by Reorganized UC to be appropriate under the circumstances, employee medical benefits in a manner and amount consistent with the Debtors' medical benefits program prior to the Effective Date.

                                   ARTICLE VI

               PROVISION FOR TREATMENT OF SECURED CLAIMS (CLASS 2)

                     6.1 Treatment of Secured Claims: On the Effective Date, each holder of an Allowed Secured Claim shall receive one of the following distributions: (a) the payment of such holder's Allowed Secured Claim in full, in Cash; (b) the sale or disposition proceeds of the property securing any Allowed Secured Claim to the extent of the value of their respective interests in such property; (c) the surrender to the holder or holders of any Allowed Secured Claim of the property securing such Claim; or (d) such other distributions as shall be necessary to satisfy the requirements of chapter 11 of the Bankruptcy Code. The manner and treatment of each Allowed Secured Claim shall be determined by the Debtors, in their sole and absolute discretion, on or before the Confirmation Date, and upon notice to each Creditor holding a Secured Claim.

                                  ARTICLE VII

                PROVISION FOR TREATMENT OF BANK CLAIMS (CLASS 3)

                     7.1 Allowance of Bank Claims: On the Effective Date, the Bank Claims shall be deemed allowed in the aggregate amount of Eight Hundred Forty Nine Million Nine Hundred Five Thousand One Hundred Sixty One Dollars and Sixty-Three Cents ($849,905,161.63) plus accrued and unpaid interest relating to the period up to but not including the Petition Date in the amount of Seven Million Nine Hundred Ninety One Thousand Forty Four Dollars and Five Cents ($7,991,044.05).

                     7.2 Treatment of Allowed Bank Claims: Commencing on the Effective Date, each holder of an Allowed Bank Claim shall be entitled to receive distributions in an amount equal to (a) such holder's Pro Rata Share of the Bank Cash Amount, and (b) the aggregate number of Litigation Trust Interests equal to such holder's Pro Rata Share of the Bank Interest Amount.

                     7.3 Payment of Senior Creditor Cash: On the Effective Date, the Debtors shall pay to the Agent and such holders of Allowed Bank Claims which have incurred fees and expenses in connection with the negotiation and preparation of the Plan, an amount equal to the fees and expenses incurred by the Agent by and on behalf of the holders of Allowed Bank Claims and such holders of Allowed Bank Claims, as the case may be, during the period from Petition Date up to and including the Effective Date.

                     7.4 Limitation on Recovery: Notwithstanding anything contained herein to the contrary, including, without limitation, the distributions to be made to a holder of an Allowed Bank Claim in accordance with
Section 7.2 hereof, in the event that the sum of (a) the distributions of Net Bank Cash Amount and (b) the distributions from the Litigation Trust to such holder are equal to one hundred percent (100%) of such holder's Allowed Bank Claim, then, the Litigation Trust Interests attributable to such holder shall be deemed redistributed to holders of Allowed Claims and Allowed Equity Interests in accordance with the provisions of Section 32.12 of the Plan and the documents, instruments and agreements governing such Claims and Equity Interests, including, without limitation, the contractual subordination provisions set forth therein, and the Bankruptcy Code.


                                  ARTICLE VIII

                     PROVISION FOR TREATMENT OF SENIOR NOTE
                                CLAIMS (CLASS 4)

                     8.1 Allowance of Certain Senior Note Claims: On the Effective Date, the Senior Note Claims arising under or relating to the 9.35% Notes and the 7.7% Notes shall be deemed allowed in the aggregate amounts of One Hundred Twenty-Five Million Dollars ($125,000,000.00) and One Hundred Million Dollars ($100,000,000.00), respectively, plus accrued and unpaid interest relating to the period up to but not including the Petition Date.

                     8.2 Treatment of Allowed Senior Note Claims: Commencing on the Effective Date, each holder of an Allowed Senior Note Claim shall be entitled to receive distributions in an amount equal to (a) such holder's Pro Rata Share of the Senior Note Cash Amount, and (b) the aggregate number of Litigation Trust Interests equal to such holder's Pro Rata Share of the Senior
Note Interest Amount.

                     8.3 Payment of Senior Creditor Cash: On the Effective Date, the Debtors shall pay to the Senior Indenture Trustee and such holders of Allowed Senior Note Claims arising under the Senior Notes which have incurred fees and expenses in connection with the negotiation and preparation of the Plan, an amount equal to the fees and expenses incurred by the Senior Indenture Trustee by and on behalf of holders of Allowed Senior Note Claims and such holders of Allowed Senior Note Claims, as the case may be, during the period from the Petition Date up to and including the Effective Date.

                     8.4 Payments to be Made to Senior Indenture Trustee: The payments and distributions to be made under the Plan to holders of Allowed Senior Note Claims arising under the Senior Note Indenture shall be made to the Senior Indenture Trustee, which, subject to any rights or claims of the Senior Indenture Trustee (such as claims for fees and reimbursement of expenses, including the fees and expenses of its advisors and counsel) under the Senior
Note Indenture, shall transmit such payments and distributions to holders of such Allowed Senior Note Claims. All payments to holders of Allowed Senior Note Claims arising under the Senior Note Indenture shall only be made to such Creditors after the surrender by such Creditors of the certificates representing such Senior Note Claim, or in the event that such certificate is lost, stolen, mutilated or destroyed, delivery of evidence satisfactory to the Senior Indenture Trustee and Reorganized UC of the loss, theft, mutilation or destruction of such certificate or, in Reorganized UC's sole discretion, an affidavit of such Creditor in accordance with Article 8 of the Uniform Commercial Code, or a surety bond, the amount and form of which shall be satisfactory to the Senior Indenture Trustee and Reorganized UC, from a surety company satisfactory to the Senior Indenture Trustee and Reorganized UC. Upon surrender of such certificates, the Senior Indenture Trustee shall cancel such Senior Notes and deliver such cancelled Senior Notes to Reorganized UC, or otherwise dispose of same as Reorganized UC may reasonably request. As soon as practicable after (a) surrender of certificates evidencing Allowed Senior Note Claims or (b) delivery of the affidavit or bond, the Senior Indenture Trustee shall distribute to the holders thereof such holder's Pro Rata Share in accordance with the respective rights of the Senior Indenture Trustee and such holder under the terms of the Senior Notes Indenture. If such Creditor has not complied with the provisions hereof within one (1) year following the Effective Date, such Creditor shall be deemed to have no further Claim against the Debtors, the Debtors' estates or Reorganized UC. As soon as practicable after the date which is one (1) year following the Effective Date of the Plan, the Senior Indenture Trustee shall deliver to Reorganized UC the distributions which a Creditor holding an Allowed Senior Note Claim arising under the Senior Note Indenture would have received had such Creditor surrendered such certificate evidencing such Senior Note Claim to Reorganized UC, and, upon such delivery, the Senior Indenture Trustee shall have no further responsibility with respect to the Senior Indenture or the provisions of the Plan.

                     8.5 Closing of Transfer Ledgers for Senior Notes: At the close of business on the Record Date, the transfer ledgers for the Senior Notes shall be closed, and thereafter there shall be no further registrations or other changes in the holders of any of the Senior Notes on the books of United Companies (or of any indenture trustee, transfer agents or registrars it may have employed in connection therewith), and the Debtors shall have no obligation to recognize any transfer of the Senior Notes occurring thereafter (but shall be entitled instead to recognize and deal with, for all purposes under the Plan, except as otherwise provided herein, only those holders reflected on its books as of the Effective Date).

                     8.6 Limitation on Recovery: Notwithstanding anything contained herein to the contrary, including, without limitation, the distributions to be made to a holder of an Allowed Senior Note Claim in accordance with Section 8.2 hereof, in the event that the sum of (a) the distributions of Net Senior Note Cash Amount and (b) the distributions from the Litigation Trust to such holder are equal to one hundred percent (100%) of such holder's Allowed Senior Note Claim, then, the Litigation Trust Interests attributable to such holder shall be deemed redistributed to holders of Allowed Claims and Allowed Equity Interests in accordance with the provisions of Section
32.12 of the Plan and the documents, instruments and agreements governing such Claims and Equity Interests, including, without limitation, the contractual subordination provisions set forth therein, and the Bankruptcy Code.


                                   ARTICLE IX

                           PROVISION FOR TREATMENT OF
                       GENERAL UNSECURED CLAIMS (CLASS 5)

                     9.1 Treatment of General Unsecured Claims: Commencing on the Effective Date, each holder of an Allowed General Unsecured Claim shall be entitled to receive distributions (a) in an aggregate amount equal to thirty-two percent (32%) of such holder's Allowed General Unsecured Claim and (b) equal to such holder's Pro Rata Share of the General Unsecured Interest Amount. The receipt and acceptance of distributions under the Plan by a holder of a Borrower Litigation Claim or its successors or assigns shall constitute a full release and waiver of any and all claims which have been or may have been asserted for actions arising from or related to the origination or servicing of loans, moneys advanced or mortgages issued by the Debtors, including, without limitation, claims against the Debtors' successors and assigns for actions arising from or related to the period prior to the Effective Date.

                     9.2 Optional Arbitration of Borrower Litigation Claims: In the event that a Borrower Litigation Claim is not resolved prior to the Effective Date and the holder thereof does not receive distributions in accordance with the provisions of Section 9.1 of the Plan, such holder's Borrower Litigation Claim, wherever located, shall, at the election of such holder, be either (a) determined by the Bankruptcy Court in accordance with the provisions of Article XXVI hereof or (b) transferred to an arbitration panel located in or associated with the United States District Court for the Middle District of Louisiana for binding arbitration to determine the validity and amount of such Borrower Litigation Claim and such arbitration panel shall have sole and exclusive jurisdiction to determine the validity and amount of such Borrower Litigation Claim; provided, however, nothing contained herein limits, or in any way is intended to limit, Reorganized UC's ability to compromise and settle any Borrower Litigation Claim in accordance with the provisions of
Section 26.1 of the Plan.

                     9.3 Foreclosure Actions. To the extent that the holder of a Borrower Litigation Claim (i) has asserted such Borrower Litigation Claim in the context of, and as a counterclaim to, a foreclosure action commenced by the Debtors or their successors and assigns and (ii) receives a distribution under the Plan pursuant to Sections 9.1 or 9.4 thereof, such holder of a Borrower Litigation Claim shall be deemed to have received such distribution in full and complete satisfaction of any Borrower Litigation Claim that such holder may have against any of the Debtors and their successors and assigns and in consideration for the entry of a judgment in favor of the Debtors or their successors and assigns in connection with such foreclosure action.

                     9.4 Allowed Claims of One Thousand Dollars or More:
Notwithstanding the provisions of Section 9.1 of the Plan, any holder of an Allowed General Unsecured Claim whose Allowed General Unsecured Claim is more than One Thousand Dollars ($1,000.00), and who elects to reduce the amount of such Allowed Claim to One Thousand Dollars ($1,000.00), shall, at such holder's option, be entitled to receive, based on such Allowed Claim as so reduced, distributions pursuant to Article X hereof, in full settlement, satisfaction, release and discharge of such Allowed Claim. Such election must be made on the Ballot and be received by the Debtors on or prior to the Ballot Date. Any election made after the Ballot Date shall not be binding upon the Debtors unless the Ballot Date is expressly waived, in writing, by the Debtors.

                     9.5 Limitation on Recovery: Notwithstanding anything contained herein to the contrary, including, without limitation, the distributions to be made to a holder of an Allowed General Unsecured Claim in accordance with Section 9.1 hereof, in the event that the sum of (a) the distributions of Cash in accordance with Section 9.1 hereof and (b) the distributions from the Litigation Trust to such holder are equal to one hundred percent (100%) of such holder's Allowed General Unsecured Claim, then, the Litigation Trust Interests distributed to such holder shall be deemed redistributed to holders of Allowed Claims and Allowed Equity Interests in accordance with the provisions of Section 32.12 of the Plan and the documents, instruments and agreements governing such Claims and Equity Interests, including, without limitation, the contractual subordination provisions set forth therein, and the Bankruptcy Code.


                                   ARTICLE X

                     PROVISIONS FOR TREATMENT OF CONVENIENCE
                                CLAIMS (CLASS 6)

                     10.1 Treatment of Convenience Claims: On the Effective Date, each holder of an Allowed Convenience Claim shall receive Cash in an amount equal to one hundred percent (100%) of such Allowed Convenience Claim.


                                   ARTICLE XI

                PROVISION FOR TREATMENT OF SUBORDINATED DEBENTURE
                                CLAIMS (CLASS 7)

                     11.1 Allowance of Certain Subordinated Debenture Claims: On the Effective Date, the Subordinated Debenture Claims arising under or relating to the Subordinated Debentures shall be deemed allowed in the aggregate amount of One Hundred Fifty Million Dollars ($150,000,000.00) plus accrued and unpaid interest relating to the period up to but not including the Petition Date.

                     11.2 Treatment of Allowed Subordinated Debenture Claims: On the Effective Date, and provided acceptance of the Plan by Classes 3, 4 and 7 of the Plan in accordance with the provisions of section 1126 of the Bankruptcy Code, each holder of an Allowed Subordinated Debenture Claim shall be entitled to receive such holder's Pro Rata Share of two million (2,000,000) Litigation Trust Interests.

                     11.3 No Distribution: Except as provided in Sections 7.4 and 8.6 of the Plan, in the event that any of Classes 3, 4 and 7 does not accept the Plan in accordance with the provisions of section 1126 of the Bankruptcy Code, no distribution of any kind shall be made to holders of Allowed Subordinated Debenture Claims and the distribution of Litigation Trust Interests that otherwise would have been distributed to such holders shall be distributed to holders of Allowed Bank Claims, Allowed Senior Note Claims and Allowed General Unsecured Claims in accordance with the provisions of Articles VII, VIII and IX of the Plan.

                     11.4 Contingent Distribution/Limitation on Recovery:
Notwithstanding anything contained herein to the contrary, in the event that (a) Litigation Trust Interests are deemed redistributed to a holder of an Allowed Subordinated Debenture Claim in accordance with the provisions of Sections 7.4,
8.6 and 9.5 hereof and (b) the sum of the distributions from the Litigation Trust to such holder are equal to one hundred percent (100%) of such holder's Allowed Subordinated Debenture Claim, then, the Litigation Trust Interests distributable to such holder shall be deemed redistributed to holders of Allowed Claims and Allowed Equity Interests in accordance with the provisions of Section
32.12 of the Plan and the documents, instruments and agreements governing such Claims and Equity Interests, including, without limitation, the contractual subordination provisions set forth therein, and the Bankruptcy Code.

                     11.5 Payments to be Made to Subordinated Indenture Trustee:
The payments and distributions to be made under the Plan to holders of Allowed Subordinated Debenture Claims arising under the Subordinated Indenture shall be made to the Subordinated Indenture Trustee, which, subject to any rights or claims of Subordinated Indenture Trustee (such as claims for fees and reimbursement of expenses, including the fees and expenses of its advisors and counsel) under the Subordinated Indenture, shall transmit such payments and distribution to holders of such Allowed Subordinated Debenture Claims. All payment to holders of Allowed Subordinated Debenture Claims arising under the Subordinated Indenture shall only be made to such Creditors after the surrender by such Creditor of the certificates representing such Subordinated Debenture Claim, or in the event that such certificate is lost, stolen, mutilated or destroyed, delivery of evidence satisfactory to the Subordinated Indenture Trustee and Reorganized UC of the loss, theft, mutilation or destruction of such certificate or, in Reorganized UC's sole discretion, an affidavit of such Creditor in accordance with Article 8 of the Uniform Commercial Code, or a surety bond, the amount and form of which shall be satisfactory to the Subordinated Indenture Trustee and Reorganized UC, from a surety company satisfactory to the Subordinated Indenture Trustee and Reorganized UC. Upon surrender of such certificates, the Subordinated Indenture Trustee shall cancel such Subordinated Debentures and deliver such cancelled Subordinated Debentures to Reorganized UC or otherwise dispose of same as Reorganized UC may reasonably request. As soon as practicable after (a) surrender of certificates evidencing Subordinated Debenture Claims or (b) delivery of the affidavit or bond, the Subordinated Indenture Trustee shall distribute to the holders thereof such holder's Pro Rata Share in accordance with the respective rights of the Subordinated Indenture Trustee and such holder under the terms of the Subordinated Indenture. If such Creditor has not complied with the provisions hereof within one (1) year following the Effective Date, such Creditor shall be deemed to have no further Claim against the Debtors, the Debtors' estates or Reorganized UC. As soon as practicable after the date which is one (1) year following the Effective Date of the Plan, the Subordinated Indenture Trustee shall deliver to Reorganized UC the distributions which a Creditor holding an Allowed Subordinated Debenture Claim arising under the Subordinated Indenture would have received had such Creditor surrendered such certificate evidencing such Subordinated Debenture Claim to Reorganized UC, and, upon such delivery, the Subordinated Indenture Trustee shall have no further responsibility with respect to the Subordinated Indenture or the provisions of the Plan.

                     11.6 Closing of Transfer Ledgers for Subordinated
Debentures: At the close of business on the Record Date, the transfer ledgers for the Subordinated Debentures shall be closed, and thereafter there shall be no further registrations or other changes in the holders of any of the Subordinated Debentures on the books of United Companies (or of any indenture trustee, transfer agents or registrars it may have employed in connection therewith), and the Debtors shall have no obligation to recognize any transfer of the Subordinated Debentures occurring thereafter (but be entitled instead to recognize and deal with, for all purposes under the Plan, except as otherwise provided herein, only those holders reflected on its books as of the Effective
Date).

                                  ARTICLE XII

        PROVISION FOR TREATMENT OF SUBORDINATED PENALTY CLAIMS (CLASS 8)

                     12.1 Treatment of Subordinated Penalty Claims: Commencing on the Effective Date, each holder of an Allowed Subordinated Penalty Claim shall be entitled to receive such holder's Pro Rata Share of Litigation Trust Interests to be deemed redistributed in accordance with the provisions of Sections 7.4, 8.6, 9.5 and 11.4 of the Plan.

                     12.2 Contingent Distribution/Limitation on Recovery: In the event that (a) Litigation Trust Interests are deemed redistributed to a holder of an Allowed Subordinated Penalty Claim in accordance with the provisions of Sections 7.4, 8.6, 9.5, 11.4 and 12.1 hereof and (b) the sum of the distributions from the Litigation Trust to such holder are equal to one hundred percent (100%) of such holder's Allowed Subordinated Penalty Claim, then the Litigation Trust Interests distributable to such holder shall be deemed redistributed to holders of Allowed Claims and Allowed Equity Interests in accordance with the provisions of Section 32.12 of the Plan and the documents, instruments and agreements governing such Claims and Equity Interests, including, without limitation, the contractual subordination provisions set forth therein, and the Bankruptcy Code.


                                  ARTICLE XIII

           PROVISION FOR TREATMENT OF PRIDE EQUITY INTERESTS (CLASS 9)

                     13.1 Conversion of Pride Equity Interests: On the Effective Date, each Pride Equity Interest shall be deemed to be converted to two (2) shares of common stock of United Companies for each Pride Equity Interest.

                     13.2 Treatment of Pride Equity Interests: On the Effective Date, and provided acceptance of the Plan by Classes 3, 4, 5, 6, 7, 8, 9 and 10 of the Plan in accordance with the provisions of section 1126 of the Bankruptcy Code, each holder of an Allowed Pride Equity Interest shall receive such holder's Pro Rata Share of distributions in accordance with provisions of
Section 14.3 of the Plan.

                     13.3 No Distribution: Except as provided in Sections 7.4, 8.6, 9.5, 11.4 and 12.2 of the Plan, in the event that any of Classes 3, 4, 5, 6, 7, 8, 9 and 10 does not accept the Plan in accordance with the provisions of section 1126 of the Bankruptcy Code, no distribution of any kind shall be made to holders of Allowed Pride Equity Interests and the distribution of Litigation Trust Interests that otherwise would have been distributed to such holders shall be distributed to holders of Allowed Bank Claims, Allowed Senior Note Claims and Allowed General Unsecured Claims in accordance with the provisions of Articles VII, VIII and IX hereof.


                                  ARTICLE XIV

     PROVISION FOR TREATMENT OF STATUTORILY SUBORDINATED CLAIMS (CLASS 10A)
            AND UNITED COMPANIES COMMON EQUITY INTERESTS (CLASS 10B)

                     14.1 Cancellation of Existing Equity Interests: On the Effective Date, all United Companies Equity Interests shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect.

                     14.2 Treatment of Statutorily Subordinated Claims: On the Effective Date, and provided acceptance of the Plan by Classes 3, 4, 5, 6, 7, 8, 9 and 10 of the Plan in accordance with the provisions of section 1126 of the Bankruptcy Code, each holder of an Allowed Statutorily Subordinated Claim shall receive such holder's Pro Rate Share of the Statutorily Subordinated Claim Percentage of one million (1,000,000) Litigation Trust Interests.

                     14.3 Treatment of United Companies Common Equity Interests:
On the Effective Date, and subject to acceptance of the Plan by Classes 3, 4, 5, 6, 7, 8, 9 and 10 of the Plan in accordance with the provisions of section 1126 of the Bankruptcy Code, each holder of an Allowed United Companies Common Equity Interests shall receive such holder's Pro Rata Share of the Equity Interest Percentage of one million (1,000,000) Litigation Trust Interests.

                     14.4 No Distribution: Except as provided in Sections 7.4, 8.6, 9.5, 11.4 and 12.2 of the Plan, in the event that any of Classes 3, 4, 5, 6, 7, 8, 9 and 10 does not accept the Plan in accordance with the provisions of section 1126 of the Bankruptcy Code, no distribution of any kind shall be made to holders of Allowed Statutorily Subordinated Claims or Allowed United Companies Common Equity Interests and the distribution of Litigation Trust Interests that otherwise would have been distributed to such holders shall be distributed to holders of Allowed Bank Claims, Allowed Senior Note Claims and Allowed General Unsecured Claims in accordance with the provisions of Articles VII, VIII and IX hereof.

                     14.5 Contingent Distribution/Limitation on Recovery:
Notwithstanding anything contained herein to the contrary, in the event that (a) Litigation Trust Interests are deemed redistributed to a holder of an Allowed Statutorily Subordinated Claim in accordance with the provisions of Sections 7.4, 8.6, 9.5 and 11.4 hereof and (b) the sum of the distributions from the Litigation Trust to such holder are equal to one hundred percent (100%) of such holder's Allowed Statutorily Subordinated Claim then, the Litigation Trust Interests distributable to such holder shall be deemed redistributed to holders of Allowed United Companies Equity Interests in accordance with the provisions of the documents, instruments and agreements governing such Equity Interests, including, without limitation, the contractual subordination provisions set forth therein, and the Bankruptcy Code.


                                   ARTICLE XV

                        PROVISION FOR TREATMENT OF ADOBE
                       COMMON EQUITY INTERESTS (CLASS 11)

                     15.1 Cancellation of Adobe Common Equity Interest: On the Effective Date, (a) all Adobe Common Equity Interests shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect and (b) the Plan Administrator shall administer the assets of such Entity in accordance with the provisions of Article XXXVI hereof; provided, however, that, in the event that the Alternative Residual Sale Transaction is consummated through a stock purchase agreement, the provisions of Section 37.3 of the Plan shall apply and the Adobe Common Equity Interests shall be transferred to the relevant purchaser in accordance with the Alternative Residual Sale Transaction.


                                  ARTICLE XVI

                   PROVISION FOR TREATMENT OF ADOBE FINANCIAL
                       COMMON EQUITY INTERESTS (CLASS 12)

                     16.1 Cancellation of Adobe Financial Common Equity
Interest: On the Effective Date, (a) all Adobe Financial Common Equity Interests shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect and (b) the Plan Administrator shall administer the assets of such Entity in accordance with the provisions of Article XXXVI hereof; provided, however, that, in the event that the Alternative Residual Sale Transaction is consummated through a stock purchase agreement, the provisions of Section 37.3 of the Plan shall apply and the Adobe Financial Common Equity Interests shall be transferred to the relevant purchaser in accordance with the Alternative Residual Sale Transaction.

                                  ARTICLE XVII

                      PROVISION FOR TREATMENT OF GINGER MAE
                       COMMON EQUITY INTERESTS (CLASS 13)

                     17.1 Cancellation of Ginger Mae Common Equity Interests: On the Effective Date, (a) all Ginger Mae Common Equity Interests shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect and (b) the Plan Administrator shall administer the assets of such Entity in accordance with the provisions of Article XXXVI hereof.


                                 ARTICLE XVIII

                    PROVISION FOR TREATMENT OF GOPHER EQUITY
                       COMMON EQUITY INTERESTS (CLASS 14)

                     18.1 Cancellation of Gopher Equity Common Equity Interests:
On the Effective Date, (a) all Gopher Equity Common Equity Interests shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect and
(b) the Plan Administrator shall administer the assets of such Entity in accordance with the provisions of Article XXXVI hereof; provided, however, that, in the event that the Alternative Residual Sale Transaction is consummated through a stock purchase agreement, the provisions of Section 37.3 of the Plan shall apply and the Gopher Equity Common Equity Interests shall be transferred to the relevant purchaser in accordance with the Alternative Residual Sale Transaction.

                                  ARTICLE XIX

                       PROVISION FOR TREATMENT OF PELICAN
                       COMMON EQUITY INTERESTS (CLASS 15)

                     19.1 Cancellation of Pelican Common Equity Interests: On the Effective Date, (a) all Pelican Common Equity Interests shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect and (b) the Plan Administrator shall administer the assets of such Entity in accordance with the provisions of Article XXXVI hereof; provided, however, that, in the event that the Alternative Residual Sale Transaction is consummated through a stock purchase agreement, the provisions of Section 37.3 of the Plan shall apply and the Pelican Common Equity Interests shall be transferred to the relevant purchaser in accordance with the Alternative Residual Sale Transaction.


                                   ARTICLE XX

                  PROVISION FOR TREATMENT OF SOUTHERN MORTGAGE
                       COMMON EQUITY INTERESTS (CLASS 16)

                     20.1 Cancellation of Southern Mortgage Common Equity
Interests: On the Effective Date, (a) all Southern Mortgage Common Equity Interests shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect and (b) the Plan Administrator shall administer the assets of such Entity in accordance with the provisions of Article XXXVI hereof.

                                  ARTICLE XXI

                        PROVISION FOR TREATMENT OF UNICOR
                       COMMON EQUITY INTERESTS (CLASS 17)

                     21.1 Cancellation of Unicor Common Equity Interests: On the Effective Date, (a) all Unicor Common Equity Interests shall be deemed extinguished and the certificates and all other documents representing such

Equity Interests shall be deemed cancelled and of no force and effect and (b) the Plan Administrator shall administer the assets of such Entity in accordance with the provisions of Article XXXVI hereof.

                                  ARTICLE XXII

                    PROVISION FOR TREATMENT OF UNITED FUNDING
                       COMMON EQUITY INTERESTS (CLASS 18)

                     22.1 Cancellation of United Funding Common Equity
Interests: On the Effective Date, (a) all United Funding Common Equity Interests shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect and (b) the Plan Administrator shall administer the assets of such Entity in accordance with the provisions of Article XXXVI hereof.


                                 ARTICLE XXIII

                 PROVISION FOR TREATMENT OF UNITED LENDING CORP.
                       COMMON EQUITY INTERESTS (CLASS 19)

                     23.1 Cancellation of United Lending Corp. Common Equity
Interests: On the Effective Date, (a) All United Lending Corp. Common Equity Interests shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect and (b) the Plan Administrator shall administer the assets of such Entity in accordance with the provisions of Article XXXVI hereof; provided, however, that, in the event that an Alternative Residual Sale Transaction occurs through consummation of a stock purchase agreement, at the discretion of the highest or best offeror, (1) the Equity Interests represented by United Lending Corp. Common Equity Interests shall be extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect and (2) the certificates representing Reorganized UC Lending Common Stock shall be issued to such higher or better offeror in accordance with the terms and conditions of the Alternative Residual Sale Agreement.


                                  ARTICLE XXIV

                 PROVISION FOR TREATMENT OF UNITED LENDING GROUP
                       COMMON EQUITY INTERESTS (CLASS 20)

                     24.1 Cancellation of United Lending Group Common Equity
Interests: On the Effective Date, (a) all United Lending Group Common Equity Interests shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect and (b) the Plan Administrator shall administer the assets of such Entity in accordance with the provisions of Article XXXVI hereof.


                                  ARTICLE XXV

                  PROVISION FOR TREATMENT OF UNITED CREDIT CARD
                       COMMON EQUITY INTERESTS (CLASS 21)

                     25.1 Cancellation of United Credit Card Common Equity
Interests: On the Effective Date, (a) all United Credit Card Common Equity Interests shall be deemed extinguished and the certificates and all other documents representing such Equity Interests shall be deemed cancelled and of no force and effect and (b) the Plan Administrator shall administer the assets of such Entity in accordance with the provisions of Article XXXVI hereof.

                                  ARTICLE XXVI

           PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS UNDER THE PLAN

                     26.1 Objections to Claims; Prosecution of Disputed Claims:
The Debtors' Reorganized UC or the Plan Administrator shall object to the allowance of Claims or Equity Interests filed with the Bankruptcy Court with respect to which they dispute liability or allowance in whole or in part. All objections shall be litigated to Final Order; provided, however, that Reorganized UC (within such parameters as may be established by the Board of Directors of Reorganized UC) shall have the authority to file, settle, compromise or withdraw any objections to Claims or Equity Interests, without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Debtors' Reorganized UC or the Plan Administrator shall file and serve all objections to Claims or Equity Interests as soon as practicable, but in no event later than the Effective Date or such later date as may be approved by the Bankruptcy Court.

                     26.2 Estimation of Claims: The Debtors, Reorganized UC or the Plan Administrator may at any time request that the Bankruptcy Court estimate any contingent or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors' Reorganized UC or the Plan Administrator previously have objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. Subject to the provisions of section 502(j) of the Bankruptcy Code, in the event that the Bankruptcy Court estimates any contingent or Disputed Claim, the amount so estimated shall constitute the allowed amount of such Claim. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors' Reorganized UC or the Plan Administrator may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

                     26.3 Payments and Distributions on Disputed Claims: At such time as a Disputed Claim becomes, in whole or in part, an Allowed Claim, the Plan Administrator shall distribute to the holder thereof the distributions, if any, to which such holder is then entitled under the Plan. Such distribution, if any, shall be made as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Disputed Claim becomes a Final Order but in no event more than thirty (30) days thereafter. No interest shall be paid on Disputed Claims that later become Allowed or with respect to any distribution to such holder. No distribution shall be made with respect to all or any portion of any Disputed Claim pending the entire resolution thereof in the manner prescribed in Section 26.1 hereof.


                                 ARTICLE XXVII

                              THE LITIGATION TRUST

                     27.1 Establishment of the Trust: On the Effective Date, the Debtors, on their own behalf and on behalf of holders of Allowed Claims and Allowed Equity Interests in Classes 3, 4, 5, 7, 8, 9 and 10 shall execute the Litigation Trust Agreement and shall take all other steps necessary to establish the Litigation Trust. On the Effective Date, and in accordance with and pursuant to the terms of Section 27.4 of the Plan, the Debtors shall transfer to the Litigation Trust all of their right, title, and interest in the Litigation Trust Claims. In connection with the above-described rights and causes of action, any attorney-client privilege, work-product privilege, or other privilege or immunity attaching to any documents or communications (whether written or oral) transferred to the Litigation Trust shall vest in the Litigation Trustee and its representatives, and the Debtors and the Litigation Trustee are authorized to take all necessary actions to effectuate the transfer of such privileges.

                     27.2 Purpose of the Litigation Trust: The Litigation Trust shall be established for the sole purpose of liquidating its assets, in accordance with Treasury Regulation Section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business.

27.3 Funding Expenses of the Litigation Trust: In accordance with the Litigation Trust Agreement and any agreements entered into in connection therewith, on the Effective Date, the Debtors shall transfer One Hundred Thousand Dollars ($100,000.00) to the Litigation Trust. The Debtors and Reorganized UC shall have no further obligation to provide any funding with respect to the Litigation Trust.

                     27.4 Transfer of Assets:

                     (a) The transfer of the Litigation Trust Claims to the Litigation Trust shall be made, as provided herein, for the benefit of the holders of Allowed Claims and Allowed Equity Interests in Classes 3, 4, 5, 7, 8, 9 and 10 in each case, only to the extent such holders in such Classes are entitled to distributions under the Plan. In this regard, in partial satisfaction of Allowed Claims and Allowed Equity Interests in Classes 3, 4, 5, 7, 8, 9 and 10 the Litigation Trust Claims will be transferred to such holders of Allowed Claims and Allowed Equity Interests, to be held by the Debtors on their behalf. Immediately thereafter, on behalf of the holders of Allowed Claims and Allowed Equity Interests in Classes 3, 4, 5, 7, 8, 9 and 10, respectively, the Debtors shall transfer such Litigation Trust Claims to the Litigation Trust in exchange for Litigation Trust Interests for the benefit of holders of Allowed Claims and Allowed Equity Interests in Classes 3, 4, 5, 7, 8, 9 and 10, respectively, in accordance with the Plan. Upon the transfer of the Litigation Trust Claims, the Debtors shall have no interest in or with respect to the Litigation Trust Claims or the Litigation Trust.

                     (b) For all federal income tax purposes, all parties (including, without limitation, the Debtors, the Litigation Trustee and the beneficiaries of the Litigation Trust) shall treat the transfer of assets to the Litigation Trust in accordance with the terms of the Plan, as a transfer to the holders of Allowed Claims and Allowed Equity Interests in Classes 3, 4, 5, 7, 8, 9 and 10, respectively, followed by a transfer by such holders to the Litigation Trust and the beneficiaries of the Litigation Trust shall be treated as the grantors and owners thereof.

                     27.5 Valuation of Assets: As soon as possible after the Effective Date, but in no event later than thirty (30) days thereafter, the Litigation Trust Board shall inform, in writing, the Litigation Trustee of the value of the assets transferred to the Litigation Trust, based on the good faith determination of the Litigation Trust Board, and the Litigation Trustee shall apprise, in writing, the beneficiaries of the Litigation Trust of such valuation. The valuation shall be used consistently by all parties (including the Debtors, Reorganized UC, the Litigation Trustee and the beneficiaries of the Litigation Trust) for all federal income tax purposes.

                     27.6 Litigation of Assets; Responsibilities of Litigation
Trustee:

                     (a) The Litigation Trustee, upon direction by the Litigation Trust Board and the exercise of their collective reasonable business judgment, shall, in an expeditious but orderly manner, liquidate and convert to Cash the assets of the Litigation Trust, make timely distributions and not unduly prolong the duration of the Litigation Trust. The liquidation of the Litigation Trust Claims may be accomplished either through the prosecution, compromise and settlement, abandonment or dismissal of any or all claims, rights or causes of action, or otherwise. The Litigation Trustee, upon direction by the Litigation Trust Board, shall have the absolute right to pursue or not to pursue any and all claims, rights, or causes of action, as it determines is in the best interests of the beneficiaries of the Litigation Trust, including, without limitation, taking into account the indemnification and contribution obligations of Reorganized UC and the diminution in value of Reorganized UC, and consistent with the purposes of the Litigation Trust, and shall have no liability for the outcome of its decision. The Litigation Trustee may incur any reasonable and necessary expenses in liquidating and converting the assets to Cash.

                     (b) The Litigation Trustee shall be named in the Confirmation Order or in the Litigation Trust Agreement and shall have the power
(i) to prosecute for the benefit of the Litigation Trust all claims, rights and causes of action transferred to the Litigation Trust (whether such suits are brought in the name of the Litigation Trust or otherwise), and (ii) to otherwise perform the functions and take the actions provided for or permitted herein or in any other agreement executed by the Litigation Trustee pursuant to the Plan. Any and all proceeds generated from such claims, rights, and causes of action shall be the property of the Litigation Trust.

                     27.7 Investment Powers: The right and power of the Litigation Trustee to invest assets transferred to the Litigation Trust, the proceeds thereof, or any income earned by the Litigation Trust, shall be limited to the right and power to invest such assets (pending periodic distributions in accordance with Section 26.8 of the Plan) in Cash Equivalents; provided, however, that (a) the scope of any such permissible investments shall be limited to include only those investments, or shall be expanded to include any additional investments, as the case may be, that a liquidating trust, within the meaning of Treasury Regulation Section 301.7701-4(d) may be permitted to hold, pursuant to the Treasury Regulations, or any modification in the IRS guidelines, whether set forth in IRS rulings, other IRS pronouncements or otherwise, and (b) the Litigation Trustee may expend the assets of the Litigation Trust (i) as reasonably necessary to meet contingent liabilities and to maintain the value of the assets of the Litigation Trust during liquidation, (ii) to pay reasonable administrative expenses (including, but not limited to, any taxes imposed on the Litigation Trust or fees and expenses in connection with litigation), and (iii) to satisfy other liabilities incurred or assumed by the Litigation Trust (or to which the assets are otherwise subject) in accordance with the Plan or the Litigation Trust Agreement; and, provided, further, that, under no circumstances, shall the Litigation Trust segregate the assets of the Litigation Trust on the basis of classification of the holders of Litigation Trust Interests, other than with respect to distributions to be made on account of Disputed Claims and Disputed Equity Interests in accordance with the provisions hereof.

                     27.8 Annual Distribution; Withholding: The Litigation Trustee shall distribute at least annually to the holders of Litigation Trust Interests all net cash income plus all net cash proceeds from the liquidation of assets (including as Cash for this purpose, all Cash Equivalents); provided, however, that the Litigation Trust may retain such amounts (i) as are reasonably necessary to meet contingent liabilities and to maintain the value of the assets of the Litigation Trust during liquidation, (ii) to pay reasonable administrative expenses (including any taxes imposed on the Litigation Trust or in respect of the assets of the Litigation Trust or the escrow created in accordance with Section 27.14 hereof), and (iii) to satisfy other liabilities incurred or assumed by the Litigation Trust (or to which the assets are otherwise subject) in accordance with the Plan or the Litigation Trust Agreement. All such distributions shall be pro rata based on the number of Litigation Trust Interests held by a holder compared with the aggregate number of Litigation Trust Interests outstanding, subject to the terms of the Plan and the Litigation Trust Agreement; provided, further, that of the net amount distributable, the Litigation Trustee shall transfer to an escrow, in accordance with Section 27.14 hereof, such amounts as would be distributable in respect of Disputed Claims and Disputed Equity Interests (treating such Claims and Equity Interests, for this purpose, as if they were Allowed Claims or Allowed Equity Interests, respectively). The Litigation Trustee may withhold from amounts distributable to any Person any and all amounts, determined in the Litigation Trustee's reasonable sole discretion, to be required by any law, regulation, rule, ruling, directive or other governmental requirement.

                     27.9 Reporting Duties:

                     (a) Federal Income Tax: Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Litigation Trustee of a private letter ruling if the Litigation Trustee so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Litigation Trustee), the Litigation Trustee shall file returns for the Litigation Trust as a grantor trust pursuant to Treasury Regulation Section 1.671-4(a). The Litigation Trustee shall also annually send to each holder of a Litigation Trust Interest a separate statement setting forth the holder's share of items of income, gain, loss, deduction or credit and will instruct all such holders to report such items on their federal income tax returns.

                     (b) Allocations of Litigation Trust Taxable Income:
Allocations of Litigation Trust taxable income shall be determined by reference to the manner in which an amount of cash equal to such taxable income would be distributed (without regard to any restrictions on distributions described herein) if, immediately prior to such deemed distribution, the Litigation Trust had distributed all of its other assets (valued for this purpose at their tax book value) to the holders of the Litigation Trust Interests (treating any holder of a Disputed Claim or a Disputed Equity Interest, for this purpose, as a current holder of a Litigation Trust Interest entitled to distributions), taking into account all prior and concurrent distributions from the Litigation Trust (including all distributions held in escrow pending the resolution of Disputed Claims and Disputed Equity Interests). Similarly, taxable loss of the Litigation Trust will be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining

Litigation Trust Claims. The tax book value of the Litigation Trust Claims for this purpose shall equal their fair market value on the Effective Date or, if later, the date such assets were acquired by the Litigation Trust, adjusted in either case in accordance with tax accounting principles prescribed by the IRC, the regulations and other applicable administrative and judicial authorities and pronouncements.

                     (c) Other: The Litigation Trustee shall file (or cause to be filed) any other statements, returns or disclosures relating to the Litigation Trust, including, without limitation, all statements, returns and disclosures relating to the escrow to be established pursuant to Section 27.14 hereof, that are required by any governmental unit.

                     27.10 Trust Implementation: On the Effective Date, the Litigation Trust will be established and become effective for the benefit of Allowed Claims and Allowed Equity Interests in Classes 3, 4, 5, 7, 8, 9 and 10. The Litigation Trust Agreement shall be filed in the Plan Supplement and shall contain provisions customary to trust agreements utilized in comparable circumstances, including, but not limited to, any and all provisions necessary to ensure the continued treatment of the Litigation Trust as a grantor trust for federal income tax purposes. All parties (including the Debtors, the Litigation Trustee and holders of Allowed Claims and Allowed Equity Interests in Classes 3, 4, 5, 7, 8, 9 and 10 shall execute any documents or other instruments as necessary to cause title to the applicable assets to be transferred to the Litigation Trust.

                     27.11 Registry of Beneficial Interests: The Litigation Trustee shall maintain a registry of the holders of Litigation Trust Interests.

                     27.12 Termination: The Litigation Trust will terminate no later than the third (3rd) anniversary of the Effective Date; provided, however, that, on or prior to the date six (6) months prior to such termination, the Bankruptcy Court, upon motion by a party in interest, may extend the term of the Litigation Trust if it is necessary to the liquidation of the Litigation Trust Claims. Notwithstanding the foregoing, multiple extensions can be obtained so long as Bankruptcy Court approval is obtained at least six (6) months prior to the expiration of each extended term; provided, however, that the aggregate of all such extensions shall not exceed three (3) years, unless the Litigation Trustee receives a favorable ruling from the IRS that any further extension would not adversely affect the status of the Litigation Trust as a grantor trust for federal income tax purposes.

                     27.13 Net Litigation Trust Recovery/Affirmative
Obligations:

                     (a) Net Judgment: Notwithstanding anything contained herein to the contrary, in the event that a defendant in a litigation brought by the Litigation Trustee for and on behalf of the Litigation Trust (i) is required by a Final Order to make payment to the Litigation Trust (the "Judgment Amount"), and (ii) has a right of setoff under section 553 of the Bankruptcy Code or applicable non-bankruptcy law, has a claim for contribution, indemnification or reimbursement or has incurred costs and expenses which would give rise to an enforceable claim against the Debtors or Reorganized UC, as the case may be (the aggregate amount of all such rights, claims, costs and expenses being referred to herein as the "Indemnified/Contribution Amount"), (x) such defendant shall be obligated to pay only the excess, if any, of the amount of the Judgment Amount over the Indemnified/Contribution Amount, (y) none of the Litigation Trust, the holders or beneficiaries of the Litigation Trust Interests shall be entitled to assert a claim against the Debtors or Reorganized UC with respect to the Indemnified/Contribution Amount, and (z) the Debtors and Reorganized UC shall have no liability with respect to such Indemnified/Contribution Amount.

                     (b) Affirmative Obligations: Notwithstanding anything contained herein to the contrary, in the event that a defendant in a litigation brought by the Litigation Trustee for and on behalf of the Litigation Trust (1) has an Indemnified/Contribution Amount and (2) the Indemnified/Contribution Amount is in excess of the Judgment Amount, if any, (i) the Judgment Amount shall be offset against the Indemnified/Contribution Amount and shall not be paid to the Litigation Trust by such defendant, (ii) the Litigation Trust shall reimburse Reorganized UC immediately for the payment of the difference between the Indemnified/Contribution Amount and any Judgment Amount, (iii), none of the Litigation Trust, the holders or beneficiaries of the Litigation Trust Interests shall be entitled to assert a claim against the Debtors or Reorganized UC with respect to the Indemnified/Contribution Amount, and (iv) the Debtors and Reorganized UC shall have no liability with respect to such Indemnified/Contribution Amount.

                     27.14 Escrow on Account of Disputed Claims and Disputed Equity Interests:

                     (a) General: The Litigation Trustee shall maintain, in accordance with the Litigation Trustee's powers and responsibilities under this
Article XXVII and the Litigation Trust Agreement, an escrow of any distributable amounts required to be set aside on account of Disputed Claims and Disputed Equity Interests pursuant to Section 27.8. Such amounts (net of any expenses, including any taxes, of the escrow relating thereto) shall be distributed, as provided herein, as such Disputed Claims and Disputed Equity Interests are resolved by Final Order, and shall be distributable in respect of such Litigation Trust Interests as such amounts would have been distributable had the Disputed Claims and Disputed Equity Interests been Allowed Claims and Allowed Equity Interests, respectively, as of the Effective Date. There shall be distributed together with such amounts any net earnings of the escrow related thereto. Distributions from the escrow shall be made at least annually concurrent with other distributions from the Litigation Trust.

                     (b) Taxable Income of Litigation Trust Allocable to Disputed Claims and Disputed Equity Interests: As more fully set forth in
Section 27.14(c), the escrow shall be responsible for payment of certain taxes attributable to the taxable income of the Litigation Trust allocable to Litigation Trust Interests relating to such Disputed Claims and Disputed Equity Interests. In the event, and to the extent the escrow has insufficient funds to pay such taxes (or no escrow has been established at such time due to the absence of any distributable proceeds pursuant to Section 27.8), such taxes shall be borne by the Litigation Trust and either (i) reimbursed by the escrow from any subsequent amounts transferred by the Litigation Trustee to the escrow pursuant to Section 27.8 hereof in respect of such Disputed Claims and Disputed Equity Interests or (ii) to the extent such Claims and Equity Interests have subsequently been resolved, may be deducted from any increased amounts distributable by the Litigation Trust as a result of the resolutions of such Claims on a fair and equitable basis.

                     (c) Tax Treatment of Escrow: Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Litigation Trustee of a private letter ruling if the Litigation Trustee so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Litigation Trustee), and except as otherwise provided in Section 27.9(d) hereof, the Litigation Trustee shall (i) treat the escrow as a discrete trust for federal income tax purposes, consisting of separate and independent shares to be established in respect of each Disputed Claim and Disputed Equity Interest, in accordance with the trust provisions of the IRC (Sections 641 et seq.), (ii) treat as taxable income or loss of the escrow with respect to any given taxable year the portion of the taxable income or loss of the Litigation Trust that would have been allocated to the holders of Disputed Claims and Disputed Equity Interests had such Claims and Equity Interests been Allowed on the Effective Date (but only for the portion of the taxable year with respect to which such Claims and Equity Interests are unresolved), (iii) treat as a distribution from the escrow any increased amounts distributed by the Litigation Trust as a result of any Disputed Claims and Disputed Equity Interests resolved earlier in the taxable year, to the extent such distributions relate to taxable income or loss of the escrow determined in accordance with the provisions hereof, and (iv) to the extent permitted by applicable law, shall report consistent with the foregoing for state and local income tax purposes. All holders of Allowed Claims and Allowed Equity Interests in Classes 3, 4, 5, 7, 8, 9 and 10 shall report, for tax purposes, consistent with the foregoing.

                     27.15 Non-Transferability: Upon issuance thereof, the Litigation Trust Interests shall be non-transferable except through descent or distribution.

                                 ARTICLE XXVIII

                    PROSECUTION OF CLAIMS HELD BY THE DEBTORS

                     28.1 Prosecution of Claims: Except with respect to Litigation Trust Claims, from and after the Confirmation Date, Reorganized UC shall, as a representative of the estates of the Debtors, litigate any avoidance or recovery actions under sections 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code and any other causes of action, rights to payments of claims that belong to the Debtors or Debtors in Possession, that may be pending on the Confirmation Date or instituted by Debtors thereafter, to a Final Order, and Reorganized UC may compromise and settle such claims, without approval of the Bankruptcy Court (but with approval of, or within parameters established by, the Board of Directors of Reorganized UC). The net proceeds of any such litigation or settlement (after satisfaction of all costs and expenses incurred in connection therewith) shall be remitted to the Disbursing Agent for inclusion in Creditor Cash.

                     28.2 Net Payment by Defendants: Notwithstanding anything to the contrary herein, in the event that a defendant in a litigation of the kind described in Section 28.1 hereof is required by a Final Order to make payment (a "Disgorgement Payment") to Reorganized UC, and such Disgorgement Payment (if so made) would give rise to a Claim, (a) such defendant will be required to pay (a "Net Payment") in Cash (and will have no Claim in respect thereof) only the excess, if any, of (i) the amount of such Disgorgement Payment over (ii) the fair market value of the distributions ("Initial Distributions") on such Claim pursuant to this Plan that would have been received by such defendant if such defendant had made such Disgorgement Payment (which fair market value shall be determined as of the date of such Net Payment by agreement between Reorganized UC and such defendant, or by Final Order) and (b) if any distributions ("Subsequent Distributions") are made hereunder after such defendant makes such Net Payment, such defendant shall receive such defendant's Pro Rata Share of such Subsequent Distributions (or, at Reorganized UC's election, the fair market value thereof determined as of the date of such Subsequent Distributions by agreement between Reorganized UC and such defendant, or by Final Order), which Pro Rata Share shall be calculated as if such defendant had made such Disgorgement Payment and received Initial Distributions in respect thereof.


                                  ARTICLE XXIX

              ACCEPTANCE OR REJECTION OF PLAN; EFFECT OF REJECTION
               BY ONE OR MORE CLASSES OF CLAIMS OR EQUITY INTEREST

                     29.1 Impaired Classes to Vote: Each holder of a Claim or Equity Interest in an impaired Class shall be entitled to vote separately to accept or reject the Plan.

                     29.2 Acceptance by Class of Creditors and Holders of Equity
Interests: An impaired Class of holders of Claims shall have accepted the Plan if the Plan is accepted by at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have voted to accept or reject the Plan. An impaired Class of holders of Equity Interests shall have accepted the Plan if the Plan is accepted by at least two-thirds (2/3) in amount of the Allowed Equity Interests of such Class that have voted to accept or reject the Plan.

                     29.3 Cramdown: In the event that any impaired Class of Claims or Equity Interests shall fail to accept the Plan in accordance with section 1129(a) of the Bankruptcy Code, the Debtors reserves the right to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code or amend the Plan.


                                  ARTICLE XXX

                  IDENTIFICATION OF CLAIMS AND EQUITY INTERESTS
                      IMPAIRED AND NOT IMPAIRED BY THE PLAN

                     30.1 Impaired and Unimpaired Classes: Claims in Classes 1 and 2 of the Plan are not impaired under the Plan. Claims and Equity Interests in Classes 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20 and
21 are impaired under the Plan.

                     30.2 Impaired Classes to Vote on Plan: The Claims and Equity Interests included in Classes 3, 4, 5, 6, 7, 8, 9 and 10 of the Plan are impaired and are therefore entitled to vote to accept or reject the Plan. The Claims and Equity Interests included in Classes 11, 12, 13, 14, 15, 16, 17, 18, 19, 20 and 21 of the Plan are deemed to have rejected the Plan in accordance with the provisions of section 1126 (g) of the Bankruptcy Code.

                     30.3 Controversy Concerning Impairment: In the event of a controversy as to whether any Class of Claims or Equity Interests is impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy.


                                  ARTICLE XXXI

                        PROVISIONS FOR THE ESTABLISHMENT
                    AND MAINTENANCE OF DISBURSEMENT ACCOUNTS

                     31.1 Establishment of Disbursement Account: On or before the Effective Date, the Debtors shall establish one or more segregated bank accounts in the name of Reorganized UC as Disbursing Agent under the Plan, which accounts shall be trust accounts for the benefit of Creditors pursuant to the Plan and utilized solely for the investment and distribution of Cash consistent with the terms and conditions of the Plan. On or before the Effective Date, the Debtors shall deposit into such Disbursement Account(s) all Cash and Cash Equivalents of the Debtors (other than those amounts of Cash held (i) by the Debtors in accounts for and on account of escrow payments to be made on behalf of borrowers and (ii) in accounts for and on behalf of securitization trustees and relating to principal and interest payments made by borrowers), less the sum of Fifteen Million Dollars ($15,000,000.00) or such other amount reasonably determined by the Debtors on or prior to the Confirmation Date as necessary to fund the ongoing operations of Reorganized UC during the period up to and including the Transfer Date.

                     31.2 Maintenance of Disbursement Account(s): Disbursement Account(s) shall be maintained at one or more domestic banks or financial institutions of Reorganized UC's choice having a shareholder's equity or equivalent capital of not less than One Hundred Million ($100,000,000.00). Reorganized UC shall invest Cash in Disbursement Account(s) in Cash Equivalents; provided, however, that sufficient liquidity shall be maintained in such account or accounts to (a) make promptly when due all payments upon Disputed Claims if, as and when they become Allowed Claims and (b) make promptly when due the other payments provided for in the Plan.


                                 ARTICLE XXXII

                       PROVISIONS REGARDING DISTRIBUTIONS

                     32.1 Time and Manner of Payments: Payments under the Plan shall be made to each holder of an Allowed Unsecured Claim as follows:

                     (a) Initial Payments: On or as soon as practicable after the Effective Date, the Disbursing Agent shall distribute, or cause to be distributed, to the Plan Administrator on behalf of holders of Disputed Claims, and to each holder of (i) an Allowed Bank Claim, (ii) an Allowed Senior Note Claim, and (iii) an Allowed General Unsecured Claim, such Creditor's share, if any, of Creditor Cash as determined pursuant to Articles VII, VIII and IX hereof, respectively.

                     (b) Quarterly Payments: On the first (1st) Business Day that is after the close of one full calendar quarter following the date of the initial Effective Date distributions, and, thereafter, on each first (1st) Business Day following the close of calendar quarters, the Disbursing Agent shall distribute, or cause to be distributed, to the Plan Administrator on behalf of holders of Disputed Claims, and to each holder of (i) an Allowed Bank Claim, (ii) an Allowed Senior Note Claim, and (iii) an Allowed General Unsecured Claim, an amount equal to such Creditor's share, if any, of Creditor Cash as determined pursuant to Articles VII, VIII and IX hereof, until such time as there are not longer any potential Creditor Cash.

                     32.2 Timeliness of Payments: Any payments or distributions to be made by the Debtors pursuant to the Plan shall be deemed to be timely made if made within twenty (20) days after the dates specified in the Plan. Whenever any distribution to be made under this Plan shall be due on a day other than a Business Day, such distribution shall instead be made, without interest, on the immediately succeeding Business Day, but shall be deemed to have been made on the date due.

                     32.3 Distributions by the Disbursing Agent: All distributions under the Plan shall be made by the Disbursing Agent at the direction of the Plan Administrator. The Disbursing Agent shall be deemed to hold all property to be distributed hereunder in trust for the Persons entitled to receive the same. The Disbursing Agent shall not hold an economic or beneficial interest in such property.

                     32.4 Manner of Payment Under the Plan: Unless the Entity receiving a payment agrees otherwise, any payment in Cash to be made by Reorganized UC shall be made, at the election of Reorganized UC, by check drawn on a domestic bank or by wire transfer from a domestic bank.

                     32.5 Delivery of Distributions: Subject to the provisions of Rule 9010 of the Bankruptcy Rules, and except as provided in Sections 8.4 and
11.5 of the Plan, distributions and deliveries to holders of Allowed Claims shall be made at the address of each such holder as set forth on the Schedules filed with the Bankruptcy Court unless superseded by the address set forth on proofs of claim filed by such holders, or at the last known address of such a holder if no proof of claim is filed or if the Debtors has been notified in writing of a change of address.

                     32.6 Undeliverable Distributions:

                     (a) Holding of Undeliverable Distributions: If any distribution to any holder is returned to Reorganized UC as undeliverable, no further distributions shall be made to such holder unless and until Reorganized UC is notified, in writing, of such holder's then-current address. Undeliverable distributions shall remain in the possession of Reorganized UC until such time as a distribution becomes deliverable. All Entities ultimately receiving undeliverable Cash shall not be entitled to any interest or other accruals of any kind. Nothing contained in the Plan shall require Reorganized UC to attempt to locate any holder of an Allowed Claim or an Allowed Equity Interest.

                     (b) Failure to Claim Undeliverable Distributions: On or about the second (2nd) anniversary of the Effective Date, Reorganized UC shall file a list with the Bankruptcy Court setting forth the names of those Entities for which distributions have been made hereunder and have been returned as undeliverable as of the date thereof. Any holder of an Allowed Claim or an Allowed Equity Interest that does not assert its rights pursuant to the Plan to receive a distribution within three (3) years from and after the Effective Date shall have its Claim or Equity Interest for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim or Equity Interest against Reorganized UC or its property. In such case, any consideration held for distribution on account of such Claim or Equity Interest shall revert to Reorganized UC.

                     32.7 Compliance with Tax Requirements/Allocation: To the extent applicable, Reorganized UC shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. For tax purposes, distributions received in respect of Allowed Claims will be allocated first to the principal amount of such Claims, with any excess allocated to unpaid accrued interest.

                     32.8 Time Bar to Cash Payments: Checks issued by Reorganized UC on account of Allowed Claims shall be null and void if not negotiated within ninety (90) days from and after the date of issuance thereof. Requests for reissuance of any check shall be made directly to Reorganized UC by the holder of the Allowed Claim with respect to which such check originally was issued. Any claim in respect of such a voided check shall be made on or before the later of (a) the second (2nd) anniversary of the Effective Date or (b) ninety (90) days after the date of issuance of such check, if such check represents a final distribution hereunder on account of such Claim. After such date, all Claims in respect of voided checks shall be discharged and forever barred and Reorganized UC shall retain all moneys related thereto.

                     32.9 Distributions After Effective Date: Distributions made after the Effective Date to holders of Claims that are not Allowed Claims as of the Effective Date, but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

                     32.10 Set-Offs: Reorganized UC may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account thereof (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the Debtors or Reorganized UC may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a set-off nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or Reorganized UC of any such claims, rights and causes of action that the Debtors or Reorganized UC may possess against such holder; and, provided, further, that nothing contained herein is intended to limit the rights of any Creditor to effectuate a setoff prior to the Effective Date in accordance with the provisions of sections 362 and 553 of the Bankruptcy Code.

                     32.11 Termination of Certain Subordination Rights and Settlement of Related Claims and Controversies: The classification and manner of satisfying all Claims and Equity Interests under the Plan (i) take into consideration all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, sections 510(b) and
(c) of the Bankruptcy Code or otherwise, that a holder of a Claim or Equity Interest may have against other Claim or Equity Interest holders with respect to any distribution made pursuant to the Plan and (ii) are the result of discussions between the Debtors and other parties in interest and take into account their respective positions with respect to (a) the extent and validity of the Guaranty and (b) the objections of the Banks to the treatment of the Debtors' chapter 11 estates as substantively consolidated for purposes of the Plan, on the grounds that such treatment would result in severe prejudice to the Banks. Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of this
Section 32.11 shall constitute a good faith compromise and settlement of all claims or controversies relating to the contractual, legal and subordination rights that a holder of a Bank Claim or a Senior Note Claim may have with respect to any Allowed Claim with respect thereto, or any distribution to be made on account of such an Allowed Claim. The entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtors, Reorganized UC, and their respective property and holders of Claims and is fair, equitable and reasonable. With respect to all other Claims, including, without limitation, Lending Subordinated Debenture Claims and Subordinated Debenture Claims, the provisions of the Plan regarding distributions with respect thereto apply all applicable contractual, legal and subordination rights that holders of Bank Claims and Senior Note Claims maintain and, from and after the Effective Date, the holders of Allowed Bank Claims and Allowed Senior Note Claims shall be entitled to rely upon the validity and enforceability of any such provisions in accordance with the provisions of section 510(a) of the Bankruptcy Code.

                     32.12 Post Petition Date Interest: Upon payment in full of all Allowed Claims, and prior to the deemed redistribution of Litigation Trust Interests to holders of Allowed Pride Equity Interests, Allowed Statutorily Subordinated Claims and Allowed United Companies Common Equity Interests, Litigation Trust Interests shall be deemed redistributed for and on behalf of holders of Allowed Claims, subject to the applicable legal and contractual rights of the respective holders thereof, for and on account of the payment of interest, accrued at the applicable contract or legal rate, for the period from the Petition Date up to and including the date on which a particular Allowed Claim shall have been paid in full.


                                 ARTICLE XXXIII

                                   COMMITTEES

                     33.1 Creditors' Committee Composition and Term: From the Confirmation Date up to and including the Effective Date, the members of the Creditors' Committee, if any, appointed pursuant to section 1102 of the Bankruptcy Code, and their duly appointed successors, shall continue to serve. Upon the disallowance by Final Order of the Claim held by a Creditor that is a member of the Creditors' Committee, such membership shall terminate and no replacement shall be appointed. Upon the resignation, death or disability of a member of the Creditors' Committee, the Creditor having appointed such member shall have the right to designate a replacement. In the event such Creditor shall fail to designate a replacement, no other replacement may be appointed to the Creditors' Committee. Members of the Creditors' Committee shall serve without compensation but shall be entitled to reimbursement of their reasonable out-of-pocket expenses which are attributable to their attendance at Creditors' Committee meetings, Bankruptcy Court hearings or negotiation sessions. The Creditors' Committee shall be entitled to retain legal counsel and such other professionals as may be authorized by the Bankruptcy Court, the fees and expenses of which shall be entitled to payment as Administrative Expense Claims. On the Effective Date, the Creditors' Committee shall be dissolved and the members thereof and the professionals retained by the Creditors' Committee in accordance with section 1103 of the Bankruptcy Code shall be released and discharged from their respective fiduciary obligations.

                     33.2 Equity Committee Term and Fees: From the Confirmation Date up to and including the Effective Date, the members of the Equity Committee, if any, appointed pursuant to section 1102 of the Bankruptcy Code, and their duly appointed successors, shall continue to serve. Members of the Equity Committee shall serve without compensation but shall be entitled to reimbursement of their reasonable out-of-pocket expenses which are attributable to their attendance at Equity Committee meetings. The Equity Committee shall be entitled to retain legal counsel and such other professionals as may be authorized by the Bankruptcy Court, the fees and expenses of which shall be entitled to payment as Administrative Expense Claims. On the Effective Date, the Equity Committee shall be dissolved and the members thereof and the professionals retained by the Equity Committee in accordance with section 327 of the Bankruptcy Code shall be released and discharged from their respective fiduciary obligations, if the same has not occurred prior to the Effective Date.


                                 ARTICLE XXXIV

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                     34.1 Rejection of Executory Contracts and Unexpired Leases:
Any executory contracts or unexpired leases which have not expired by their own terms on or prior to the Effective Date, which have not been assumed and assigned or rejected with the approval of the Bankruptcy Court, or which are not the subject of a motion to assume the same pending as of the Effective Date shall be deemed rejected by the Debtors in Possession on the Effective Date and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

                     34.2 Cure of Defaults for Assumed Executory Contracts and Unexpired Leases: Any monetary amounts required as cure payments on each executory contract and unexpired lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the cure amount in Cash on the Effective Date or upon such other terms and dates as the parties to such executory contracts or unexpired leases otherwise may agree. In the event of a dispute regarding (a) the amount of any cure payment, (b) the ability of the Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be subject to the jurisdiction of the Bankruptcy Court and made following the entry of a Final Order resolving such dispute.

                     34.3 Rejection Damage Claims: Not later than ten (10) days prior to the Confirmation Date, the Debtors shall file with the Bankruptcy Court a list of executory contracts and unexpired leases to be assumed by the Debtors pursuant to the Plan as of the Effective Date, and such executory contracts and unexpired leases shall be deemed assumed as of the Effective Date. If the rejection of an executory contract or unexpired lease by the Debtors results in damages to the other party or parties to such contract or lease, any claim for such damages, if not heretofore evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors, or its properties or agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors on or before fifteen (15) days after the later to occur of (a) the Confirmation Date and (b) the date of entry of an order by the Bankruptcy Court authorizing rejection of a particular executory contract or unexpired lease.

                     34.4 Indemnification and Reimbursement Obligations: For purposes of the Plan, the obligations of the Debtors to indemnify and reimburse its directors or officers that were directors or officers, respectively, on or before the Petition Date or who became directors or officers after the Petition Date against and for any obligations pursuant to articles of incorporation, codes of regulations, bylaws, applicable state law, or specific agreement, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged in accordance with section 1141 of the Bankruptcy Code, irrespective of whether indemnification or reimbursement is owed in connection with an event occurring before, on, or after the Petition Date; provided, however, that, notwithstanding the foregoing, such obligations shall not be extended to any directors or officers whose term in all such capacities expired or was terminated prior to the Petition Date; and, provided, further, that, the foregoing is not intended, nor shall it be construed, to constitute the assumption of, or obligation to indemnify or reimburse any Person with respect to, any Statutorily Subordinated Claim.


                                  ARTICLE XXXV

                      RIGHTS AND POWERS OF DISBURSING AGENT

                     35.1 Exculpation: From and after the Effective Date, the Disbursing Agent shall be exculpated by all Persons and Entities, including, without limitation, holders of Claims and Equity Interests and other parties in interest, from any and all claims, causes of action and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Disbursing Agent by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence, willful misconduct or breach of fiduciary duty of such Disbursing Agent. No holder of a Claim or an Equity Interest or other party in interest shall have or pursue any claim or cause of action against the Disbursing Agent for making payments in accordance with the Plan or for implementing the provisions of the Plan.

                     35.2 Powers of the Disbursing Agent: Except to the extent that the responsibility for the same is vested in the Plan Administrator pursuant to the Plan Administration Agreement, the Disbursing Agent shall be empowered to (a) take all steps and execute all instruments and documents necessary to effectuate the Plan, (b) make distributions contemplated by the Plan, (c) comply with the Plan and the obligations thereunder, (d) employ professionals to represent it with respect to its responsibilities, and (e) exercise such other powers as may be vested in the Disbursing Agent pursuant to order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

                     35.3 Fees and Expenses Incurred From and After the Effective Date: Except as otherwise ordered by the Bankruptcy Court, the amount of any fees and expenses incurred by the Disbursing Agent from and after the Effective Date (including taxes) and any compensation and expense reimbursement claims, including, without limitation, reasonable fees and expenses of counsel, made by the Disbursing Agent, shall be paid in Cash by Reorganized UC.


                                 ARTICLE XXXVI

                             THE PLAN ADMINISTRATOR

                     36.1 Appointment of Plan Administrator: On the Effective Date, compliance with the provisions of the Plan shall become the general responsibility of the Plan Administrator (subject to the supervision of the Board of Directors of Reorganized UC) pursuant to and in accordance with the provisions of the Plan and the Plan Administration Agreement.

                     36.2 Responsibilities of the Plan Administrator: The responsibilities of the Plan Administrator shall include (a) facilitating Reorganized UC's prosecution or settlement of objections to and estimations of Claims, (b) calculating and assisting the Disbursing Agent in implementing all distributions in accordance with the Plan, (c) filing all required tax returns and paying taxes and all other obligations on behalf of Reorganized UC from funds held by Reorganized UC, (d) periodic reporting to the Bankruptcy Court, of the status of the Claims resolution process, distributions on Allowed Claims and prosecution of causes of action, (e) liquidating the Remaining Assets and providing for the distribution of the net proceeds thereof in accordance with the provisions of the Plan, (f) managing the Debtors servicing operations during the period from the Effective Date up to and including the Transfer Date, (g) owning the capital stock of Reorganized UC, and (h) such other responsibilities as may be vested in the Plan Administrator pursuant to the Plan, the Plan

Administration Agreement or Bankruptcy Court order or as may be necessary and proper to carry out the provisions of the Plan.

                     36.3 Powers of the Plan Administrator: The powers of the Plan Administrator shall, without any further Bankruptcy Court approval in each of the following cases, include (a) the power to invest funds in, and withdraw, make distributions and pay taxes and other obligations owed by Reorganized UC from funds held by the Plan Administrator and/or Reorganized UC in accordance with the Plan, (b) the power to engage employees and professional persons to assist the Plan Administrator with respect to its responsibilities, (c) the power to compromise and settle claims and causes of action on behalf of or against Reorganized UC, and (d) such other powers as may be vested in or assumed by the Plan Administrator pursuant to the Plan, the Plan Administration Agreement or as may be necessary and proper to carry out the provisions of the Plan.

                     36.4 Compensation of the Plan Administrator: In addition to reimbursement for actual out-of-pocket expenses incurred by the Plan Administrator, the Plan Administrator shall be entitled to receive reasonable compensation for services rendered on behalf of Reorganized UC in an amount and on such terms as may be agreed to by the Debtors for Reorganized UC as reflected in the Plan Administration Agreement. Any dispute with respect to such compensation shall be resolved by agreement among the parties or, if the parties are unable to agree, determined by the Bankruptcy Court.

                     36.5 Termination of Plan Administrator: The duties, responsibilities and powers of the Plan Administrator shall terminate on the date set forth in the Plan Administration Agreement.


                                 ARTICLE XXXVII

                    CONDITIONS PRECEDENT TO EFFECTIVE DATE OF
                 THE PLAN; ALTERNATIVE IMPLEMENATION PROVISIONS

                     37.1 Conditions Precedent to Effective Date of the Plan:
The occurrence of the Effective Date and the substantial consummation of the Plan are subject to satisfaction of the following conditions precedent:

                     (a) Entry of the Confirmation Order: The Clerk of the Bankruptcy Court shall have entered the Confirmation Order, in form and substance satisfactory to the Debtors and the Creditors' Committee and the Confirmation Order shall have become a Final Order and be in full force and effect.

                     (b) Execution of Documents; Other Actions: All other actions and documents necessary to implement the Plan shall have been effected or executed.

                     (c) Sale Transaction: Consummation of the Sale Transaction or, in the event that an Alternative Residual Sale Transaction is accepted by the Debtors and approved by the Bankruptcy Court, consummation of such Alternative Residual Sale Transaction.

                     (d) Class 4 Claims. The aggregate amount of Allowed Senior Note Claims shall not exceed the sum of (i) Allowed Claims arising under the Senior Note Indenture, plus (ii) Allowed Claims arising under or related to the guaranty of certain indebtedness relating to the employee stock ownership plan of United Companies, plus (iii) Two Million Dollars ($2,000,000.00).

                     37.2 Waiver of Conditions Precedent: To the extent practicable or legally permissible, each of the conditions precedent in Section
37.1 hereof, may be waived, in whole or in part, by the Debtors in their sole discretion; provided, however, that, with respect to the condition precedent set forth in Section 37.1(d) of the Plan, the Debtors' waiver thereof must be with the consent of the Senior Indenture Trustee, upon direction of the holders of Senior Notes in accordance with the provisions of the Senior Indenture. Any such waiver of a condition precedent may be effected at any time, without notice or leave or order of the Bankruptcy Court and without any formal action.

                     37.3 Alternative Implementation Provisions: In the event that a higher or better offer for the assets set forth in the Residual Agreement is accepted by the Debtors and approved by the Bankruptcy Court, at the discretion of such higher or better offeror, the following provisions may apply:

                     (a) Stock Purchase Agreement Permissible: The Alternative Residual Sale Transaction may be consummated through either an asset purchase agreement or a stock purchase agreement, as the case may be. To the extent that the Alternative Residual Sale Transaction, or part thereof, occurs by operation of a stock purchase agreement, then the provisions of this Section 37.3 shall be operative under the Plan.

                     (b) Issuance of Reorganized UC Lending Common Stock and Transfer of Reorganized Designated Subsidiaries Common Stock. On the Effective Date, (i) the Reorganized UC Lending Common Stock shall be issued to the relevant purchaser pursuant to the consummation of the Alternative Residual Sale Transaction, and (ii) the Reorganized Designated Subsidiaries Common Stock as direct or indirect assets of Reorganized UC Lending shall be transferred to the control of the relevant purchaser pursuant to the consummation of the Alternative Residual Sale Transaction. On the Effective Date, Reorganized UC Lending and the Reorganized Designated Subsidiaries shall only own the assets and retain the liabilities that are provided for in the relevant stock purchase agreement for the Alternative Residual Sale Transaction. The Debtors shall be authorized and shall make any divestiture of assets and transfer of assets as between the Debtors prior to the closing of the Alternative Residual Sale Transaction as are necessary and appropriate to achieve the result stated in the preceding sentence.

                     (c) Corporate Organization of Reorganized UC Lending and the Reorganized Designated Subsidiaries. On the Effective Date, the adoption of the New Organization Documents shall be authorized and approved in all respects, in each case without further action under applicable law, regulation, order or rule, including, without limitation, any action by United Funding, Reorganized UC, the stockholders of the Debtors, or Reorganized UC Lending and/or the Reorganized Designated Subsidiaries. On the Effective Date, the issuance of the Reorganized UC Lending Common Stock and the transfer of control of Reorganized Designated Subsidiaries Common Stock and the cancellation of the Equity Interests of United Lending Corp. set forth in Section 22.1 hereof and other matters involving the corporate structure of the Reorganized UC Lending and/or the Reorganized Designated Subsidiaries shall be deemed to have occurred, be authorized, and shall be in effect from and after the Effective Date without requiring further action under applicable law, regulation, order or rule, including, without limitation, any action by United Funding, Reorganized UC, the stockholders of the Debtors, Reorganized UC Lending and/or the Reorganized Designated Subsidiaries.

                     (d) Post Effective Date Subservicing or Rental Agreement. On the Effective Date, Reorganized UC, through one or more of the Reorganized UC Subsidiaries, shall be authorized to provide subservicing or to rent facilities, employees and other aspects of a servicing platform to Reorganized UC Lending or to an entity designated as subservicer by Reorganized UC Lending, as may be provided for in any stock purchase agreement or related agreement governing the Alternative Residual Sale Transaction.


                                ARTICLE XXXVIII

                            RETENTION OF JURISDICTION

                     38.1 Retention of Jurisdiction: The Bankruptcy Court shall retain and have exclusive jurisdiction over any matter arising under the Bankruptcy Code, arising in or related to the Chapter 11 Cases or the Plan, or that relates to the following:

                     (a) to resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which the Debtors is a party or with respect to which the Debtors may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date of the Plan, to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

                     (b) to enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan;

                     (c) to determine any and all motions, adversary proceedings, applications and contested or litigated matters that may be pending on the Effective Date or that, pursuant to the Plan, may be instituted by Reorganized UC after the Effective Date;

                     (d) to ensure that distributions to holders of Allowed Claims and Allowed Equity Interests are accomplished as provided herein;

                     (e) to hear and determine any timely objections to Administrative Expense Claims or to proofs of Claim and Equity Interests filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Equity Interest, and to allow, disallow, determine, liquidate, classify, estimate or establish the priority of or secured or unsecured status of any Claim, in whole or in part;

                     (f) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, reversed or vacated;

                     (g) to issue such orders in aide of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

                     (h) to consider any modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;

                     (i) to hear and determine all applications for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date;

                     (j) to hear and determine disputes arising in connection with or relating to the Plan or the interpretation, implementation, or enforcement of the Plan or the extent of any Entity's obligations incurred in connection with or released under the Plan;

                     (k) to issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation or enforcement of the Plan;

                     (l) to determine any other matters that may arise in connection with or are related to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan or the Disclosure Statement;

                     (m) to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

                     (n) to hear any other matter or for any purpose specified in the Confirmation Order that is not inconsistent with the Bankruptcy Code;

                     (o) to hear and determine any matters that may arise in connection with the Sale Transaction, the Residual Agreement, the Whole Loan Agreement, the Alternative Residual Sale Transaction and any order of the Bankruptcy Court with respect to any of the foregoing; and

                     (p) to enter a final decree closing the Chapter 11 Cases.

                                 ARTICLE XXXIX

               MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

                     39.1 Modification of Plan: The Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan at any time prior to the entry of the Confirmation Order. Upon entry of the Confirmation Order, the Debtors may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan. A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan as modified if the proposed modification does not materially and adversely change the treatment of the Claim of such holder.

                     39.2 Revocation or Withdrawal:

                     (a) The Plan may be revoked or withdrawn prior to the Confirmation Date by the Debtors.

                     (b) If the Plan is revoked or withdrawn prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by the Debtors or any other Entity or to prejudice in any manner the rights of the Debtors or any other Entity in any further proceedings involving the Debtors.


                                   ARTICLE XL

                            PROVISION FOR MANAGEMENT

                     40.1 Directors: On the Effective Date, the board of directors of Reorganized UC shall be comprised of the Plan Administrator and such other individuals designated by the Plan Administrator (with the consent of the Creditors' Committee, which consent shall not be unreasonably withheld), all of which shall be disclosed prior to a hearing to consider confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code. Thereafter, the terms and manner of selection of the directors of Reorganized UC shall be as provided in the Reorganized UC Certificate of Incorporation and the Reorganized UC By-laws, as the same may be amended.


                                  ARTICLE XLI

     ARTICLES OF INCORPORATION AND BY-LAWS OF THE DEBTORS; CORPORATE ACTION

                     41.1 Amendment of Articles of Incorporation and By-Laws:
The articles of incorporation and by-laws of the Debtors shall be amended as of the Effective Date to provide substantially as set forth in the Reorganized UC Certificate of Incorporation and the Reorganized UC By-laws.

                     41.2 Corporate Action: On the Effective Date, the adoption of the Reorganized UC Certificate of Incorporation and the Reorganized UC By-laws shall be authorized and approved in all respects, in each case without further action under applicable law, regulation, order, or rule, including, without limitation, any action by the stockholders of the Debtors or Reorganized UC. On the Effective Date, the cancellation of all Equity Interests, employment agreements, and other matters provided under the Plan involving the corporate structure of Reorganized UC or corporate action by Reorganized UC shall be deemed to have occurred, be authorized, and shall be in effect from and after the Effective Date without requiring further action under applicable law, regulation, order, or rule, including, without limitation, any action by the stockholders of the Debtors or Reorganized UC.

                                  ARTICLE XLII

                            MISCELLANEOUS PROVISIONS

                     42.1 Title to Assets; Discharge of Liabilities: Except as otherwise provided by the Plan, including, without limitation, in connection with a Sale Transaction or an Alternative Residual Sale Transaction, on the Effective Date, title to all assets and properties encompassed by the Plan shall vest in Reorganized UC, Reorganized UC Lending, or the Reorganized Designated Subsidiaries, as the case may be, in accordance with section 1141 of the Bankruptcy Code, and the Confirmation Order shall be a judicial determination of discharge of the Debtors' liabilities except as provided in the Plan.

                     42.2 Discharge of Debtors: In the event that an Alternative Residual Sale Transaction is consummated through implementation of a stock purchase agreement, the rights afforded in the Plan and the treatment of all holders of Claims or Equity Interests herein shall be in exchange for and in complete satisfaction, discharge and release of all Claims and Equity Interests of any nature whatsoever, known or unknown, including any interest accrued or expenses incurred thereon from and after the Petition Date against the Debtors and Debtors in Possession, or any of their estates, properties, assets or interests in property. Except as otherwise provided herein, upon the Effective Date, all Claims against and Equity Interests in the Debtors and Debtors in Possession, shall be satisfied, discharged and released in full. All Persons and Entities shall be precluded from asserting against the Debtors, Debtors-in Possession, their successors or assigns, including, without limitation, Reorganized UC, Reorganized UC Lending, the Reorganized Designated Subsidiaries, their agents and employees, or their respective assets properties or interests in property, any other or further Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date, whether or not the facts or legal bases therefor were known or existed prior to the Confirmation Date.

                     42.3 Injunction: Except as otherwise expressly provided in the Plan, all Persons or Entities who have held, hold or may hold Claims or Equity Interests are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Equity Interest against the Debtors or Reorganized UC (and in the event of (1) the Sale Transaction, the purchase thereunder, and (2) an Alternative Residual Sale Transaction consummated through a stock purchase agreement, Reorganized UC Lending and the Reorganized Designated Subsidiaries), (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors or Reorganized UC (and in the event of (1) the Sale Transaction, the purchase thereunder, and (2) an Alternative Residual Sale Transaction consummated through a stock purchase agreement, Reorganized UC Lending and the Reorganized Designated Subsidiaries), (c) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or Reorganized UC or against the property or interests in property of the Debtors or Reorganized UC (and in the event of (1) the Sale Transaction, the purchase thereunder, and (2) an Alternative Residual Sale Transaction consummated through a stock purchase agreement, Reorganized UC Lending and the Reorganized Designated Subsidiaries), and (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors or Reorganized UC (and in the event of (1) the Sale Transaction, the purchase thereunder, and (2) an Alternative Residual Sale Transaction consummated through a stock purchase agreement, Reorganized UC Lending and the Reorganized Designated Subsidiaries) or against the property or interests in property of the Debtors or Reorganized UC (and in the event of (1) the Sale Transaction, the purchase thereunder, and (2) an Alternative Residual Sale Transaction consummated through a stock purchase agreement, Reorganized UC Lending and the Reorganized Designated Subsidiaries), with respect to any such Claim or Equity Interest; provided, however, that such injunction shall not preclude the United States of America of any of its police or regulatory agencies from enforcing their police or regulatory powers; and, provided, further, that, except in connection with a properly filed proof of claim, the foregoing proviso does not permit the United States of America or any of its police or regulatory agencies from obtaining any monetary recovery from United Companies or Reorganized UC (and in the event of (1) the Sale Transaction, the purchase thereunder, and (2) an Alternative Residual Sale Transaction consummated through a stock purchase agreement, Reorganized UC Lending and the Reorganized Designated Subsidiaries) or their respective property or interests in property with respect to any such Claim or Equity Interest, including, without limitation, any monetary claim or penalty in furtherance of a police or regulatory power.

                     42.4 Term of Existing Injunctions or Stays: Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Cases pursuant to sections 105, 362 or 525 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

                     42.5 Limited Release of Directors, Officers and Employees:
As of the Effective Date, the Debtors shall be deemed to have waived and released its present and former directors, officers, employees, consultants and agents who were directors, officers, employees, consultants or agents, respectively, at any time during the Chapter 11 Cases and on or before the Petition Date, from any and all claims of the Debtors, including, without limitation, claims which the Debtors or Debtors in Possession otherwise has legal power to assert, compromise or settle in connection with the Chapter 11 Cases, arising on or prior to the Effective Date; provided, however, that this provision shall not operate as a waiver or release of any claim (i) with respect to any loan, advance or similar payment by the Debtors to any such person, (ii) with respect to any contractual obligation owed by such person to the Debtors,
(iii) relating to such person's knowing fraud, or (iv) to the extent based upon or attributable to such person gaining in fact a personal profit to which such person was not legally entitled, including, without limitation, profits made from the purchase or sale of equity securities of the Debtors which are recoverable by the Debtors pursuant to section 16(b) of the Securities Exchange Act of 1934, as amended; and, provided, further, that the foregoing is not intended, nor shall it be construed, to release any of the Debtors' claims that may exist against the Debtors' directors and officers liability insurance.

                     42.6 Exculpation: None of the Debtors, Reorganized UC, the Creditors' Committee, any indenture trustee responsible for making distributions under the Plan, and any of their respective directors, officers, employees, members, attorneys, consultants, advisors and agents (acting in such capacity), shall have or incur any liability to any Entity for any act taken or omitted to be taken in the formulation, preparation, dissemination, implementation, confirmation or approval of the Plan, the Disclosure Statement related thereto or any contract, instrument, release or other agreement or document provided for or contemplated in connection with the consummation of the transactions set forth in the Plan; provided, however, that the foregoing provisions of this
Section 42.6 shall not affect the liability of any Entity that otherwise would result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence, willful misconduct or breach of fiduciary duty. Any of the foregoing parties in all respects shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

                     42.7 Preservation of Rights of Action: Except as otherwise provided in the Plan, including, without limitation, Article XXVII of the Plan, or in any contract, instrument, release of other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, Reorganized UC shall retain sole and exclusive authority to enforce any claims, rights or causes of action that the Debtors or their chapter 11 estates may hold against any entity, including any claims, rights or causes of action arising under sections 544, 547, 548, 549 and 550 of the Bankruptcy Code. Reorganized UC may pursue such retained rights or causes of action, as appropriate, in accordance with the best interests of Reorganized UC.

                     42.8 Injunction: Except as provided in the Plan, as of the Effective Date, all non-Debtors entities are permanently enjoined from commencing or continuing in any manner, any action or proceeding, whether directly, derivatively, on account of or respecting any claim, debt, right or cause of action of the Debtors or Reorganized UC which the Debtors or Reorganized UC, as the case may be, retain sole and exclusive authority to pursue in accordance with Section 42.7 of the Plan or which has been released pursuant to the Plan.

                     42.9 Payment of Statutory Fees: All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

                     42.10 Retiree Benefits: From and after the Effective Date, other than with respect to individuals with whom the Debtors have agreed to lump sum claim amounts in respect of future retiree benefits, pursuant to section 1129(a)(13) of the Bankruptcy Code, Reorganized UC shall continue to pay all retiree benefits (within the meaning of section 1114 of the Bankruptcy Code), at the level established in accordance with subsection (e)(1)(B) or (g) of section

1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, and for the duration of the period during which the Debtors have obligated themselves to provide such benefits.

                     42.11 Post-Effective Date Fees and Expenses: From and after the Effective Date, Reorganized UC shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable professional fees and expenses incurred by Reorganized UC related to implementation and consummation of the Plan.

                     42.12 Severability: If, prior to the Confirmation Date, any term or provision of the Plan shall be held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall, with the consent of the Debtors, have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

                     42.13 Governing Law: Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent that an exhibit hereto or document contained in the Plan Supplement provides otherwise, the rights, duties and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the Bankruptcy Code and, to the extent not inconsistent therewith, the laws of the State of New York, without giving effect to principles of conflicts of laws.

                     42.14 Notices: All notices, requests, and demands to or upon the Debtors or Reorganized UC to be effective shall be in writing, including by facsimile transmission, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

                      United Companies Financial Corporation
                      P.O. Box 1591
                      4041 Essen Lane
                      Baton Rouge, LA  70809
                      Attention:  Lawrence J. Ramaekers
                      Telecopier:  (225) 987-4231
                      Telephonic Confirmation:  (225) 924-6007

                      With a copy to:

                      Weil, Gotshal & Manges LLP
                      767 Fifth Avenue
                      New York, New York  10153
                      Attention:     Marcia L. Goldstein, Esq.
                                     Brian S. Rosen, Esq.
                      Telecopier:  (212) 310-8007
                      Telephonic Confirmation:  (212) 310-8888

                                     -and-

                      Richards, Layton & Finger, P.A.
                      One Rodney Square
                      Wilmington, Delaware  19899
                      Attention:Mark D. Collins, Esq.
                      Telecopier:  (302) 658-6548
                      Telephonic Confirmation:  (302) 658-6541

                     42.15 Closing of Cases: Reorganized UC shall, promptly upon the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court.

                     42.16 Section Headings: The section headings contained in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan.

Dated:     Baton Rouge, Louisiana
           July 7, 2000


                             UNITED COMPANIES FINANCIAL CORPORATION

                             By:    /s/  Lawrence J. Ramaekers
                                  ---------------------------------------------
                                    Name:     Lawrence J. Ramaekers
                                    Title:    Chief Executive Officer

                             PELICAN MORTGAGE FINANCIAL CORPORATION

                             By:    /s/  Lawrence J. Ramaekers
                                  ---------------------------------------------
                                    Name:     Lawrence J. Ramaekers
                                    Title:    Chief Executive Officer




                             UNITED COMPANIES LENDING GROUP, INC.

                             By:    /s/  Lawrence J. Ramaekers
                                  ---------------------------------------------
                                    Name:     Lawrence J. Ramaekers
                                    Title:    Chief Executive Officer



                             By:    /s/  Lawrence J. Ramaekers
                                  ---------------------------------------------
                                    Name:     Lawrence J. Ramaekers
                                    Title:    Chief Executive Officer



                             UNITED COMPANIES LENDING CORPORATION

                             By:    /s/  Lawrence J. Ramaekers
                                  ---------------------------------------------
                                    Name:     Lawrence J. Ramaekers
                                    Title:    Chief Executive Officer



                             ADOBE, INC.

                             By:    /s/  Lawrence J. Ramaekers
                                  ---------------------------------------------
                                    Name:     Lawrence J. Ramaekers
                                    Title:    Chief Executive Officer



                             ADOBE FINANCIAL, INC. I

                             By:    /s/  Lawrence J. Ramaekers
                                  ---------------------------------------------
                                    Name:     Lawrence J. Ramaekers
                                    Title:    Chief Executive Officer

                             GINGER MAE, INC.

                             By:    /s/  Lawrence J. Ramaekers
                                  ---------------------------------------------
                                    Name:     Lawrence J. Ramaekers
                                    Title:    Chief Executive Officer



                             UNICOR MORTGAGE, INC.

                             By:    /s/  Lawrence J. Ramaekers
                                  ---------------------------------------------
                                    Name:     Lawrence J. Ramaekers
                                    Title:    Chief Executive Officer



                             SOUTHERN MORTGAGE ACQUISITION, INC.

                             By:    /s/  Lawrence J. Ramaekers
                                  ---------------------------------------------
                                    Name:     Lawrence J. Ramaekers
                                    Title:    Chief Executive Officer



                             UNITED COMPANIES FUNDING, INC.

                             By:    /s/  Lawrence J. Ramaekers
                                  ---------------------------------------------
                                    Name:     Lawrence J. Ramaekers
                                    Title:    Chief Executive Officer



                             GOPHER EQUITY, INC. I

                             By:    /s/  Lawrence J. Ramaekers
                                  ---------------------------------------------
                                    Name:     Lawrence J. Ramaekers
                                    Title:    Chief Executive Officer



                             UNITED CREDIT CARD, INC.

                             By:    /s/  Lawrence J. Ramaekers
                                  ---------------------------------------------
                                    Name:     Lawrence J. Ramaekers
                                    Title:    Chief Executive Officer

                                    EXHIBIT B

                                Disclosure Order

            UNITED COMPANIES FINANCIAL CORPORATION, ET AL. (DEBTORS)










                                    EXHIBIT C


                             (LIQUIDATION ANALYSIS)

UNITED COMPANIES FINANCIAL CORPORATION, ET AL. (DEBTORS)
Exhibit C - Liquidation Analysis
Notes and Assumptions

To estimate the liquidation proceeds that might be available for distribution in a Chapter 7 liquidation ("Liquidation Analysis"), the Debtors considered many factors and data, including actual and proposed bids for the majority of the assets of the estate. For the purposes of determining the Liquidation Analysis, the Debtors have assumed that a Chapter 7 liquidation of assets would be conducted in an orderly manner and, as such, the bids received for the Debtors' significant assets would be similar to the bids and inquiries received in recent months.

The Debtors assume that the bidding procedures and method of transaction of the sale of assets in a Chapter 7 would be similar to those of the sale of assets described in the Plan. Using recent actual and projected financial information, the Debtors estimated the value of the assets as of December 31, 2000, and applied the same purchase price methodology as described in the Plan. Rather than assuming adjustments for a cash trap as of December 31, 1999, and interest on the purchase price since January 31, 2000, as set forth in the sale agreements, the Debtors assumed that the liquidating estate would retain all operating cash flow until asset disposition and that the interest only and residual interests, whole loan portfolio and REO properties, and interest and servicing advances receivable would be sold as of December 31, 2000.

The cash proceeds available for distribution are shown on Exhibit C. Exhibits C-1 and C-2 reduce the cash to be distributed in a liquidation by the $60 million in 100% claims (investor liabilities, excess inclusion income taxes, and Credit Life rebates) which would have been assumed by EMC in the proposed sale.

Exhibit C-1 demonstrates how creditors of the six debtors who have cash or assets convertible to cash share in distributions of the estimated cash if the Debtors' interpretation of the Banks' claims against guarantors is used. The Debtors' interpretation is that the guarantees are limited to the greater of the net equity of the guarantor at the time of the loan or the value given to the guarantor from the loan proceeds. Under the Debtors' approach, the total value provided against all guarantors does not exceed the $850 million loan amount. Six debtors have no assets and, therefore, are presumed to provide no distributions to any of their creditors and are not listed on either schedule.

Exhibit C-2 uses the same assumptions as in Exhibit C-1 except Exhibit C-2 uses the Banks' position that they can assert a value claim of $850 million against each guarantor.

CASH AND CASH EQUIVALENTS. The Debtors have estimated monthly cash flows from operations for 2000 assuming the continuance of present market conditions and the recent trends related to the performance of the mortgage servicing operations.

SALE OF MORTGAGE LOAN ASSETS. The Debtors estimated the net proceeds from the interest only and residual interests, whole loan portfolio and REO properties, and interest and servicing advances receivable based on evaluations and analyses of proposed and actual bids received in the recent months and the projected value of such assets as of December 31, 2000.

MISCELLANEOUS ASSETS. Based on the current conditions of the Baton Rouge real estate market, the Debtors believe that they will be able to liquidate the building at 8549 United Plaza Boulevard and remaining miscellaneous assets in a Chapter 7 liquidation for $20 million.

WIND-DOWN COSTS. The Projections include estimated amounts for operating costs for personnel, occupancy, non-restructuring professional fees, tax and audit professional fees, and other expenditures necessary to wind-down the operations.

TRUSTEE, TRUSTEE PROFESSIONALS, INVESTMENT BANKING FEES. These costs represent the costs related to the assignment of a Chapter 7 trustee, the professionals supporting a Chapter 7 trustee, and various investment bankers and liquidation professionals engaged to sell and liquidate the assets of the Debtors.

UNITED COMPANIES FINANCIAL CORPORATION, ET AL. (DEBTORS)
Liquidation Analysis
($ in thousands)
--------------------------------------------------------------------------------


                                                                  12/31/00
                                                                  ESTIMATED
                                                                 LIQUIDATION
                                                                    VALUE
                                                              ----------------

    SOURCES OF CASH
    ---------------
       Cash and cash equivalents                                    $ 293,876
       Sale of mortgage loan assets                                   523,784
       Miscellaneous assets                                            16,000
                                                              ----------------
          Total                                                       833,660

    LIQUIDATION COSTS
    -----------------
       Wind-down costs                                                (15,000)
       Trustee, trustee professionals, investment banking fees        (20,000)
                                                              ----------------
          Total                                                       (35,000)

==============================================================================
 ESTIMATED CASH AVAILABLE FOR DISTRIBUTION                           $798,660
==============================================================================

EXHIBIT C-1
                 United Companies Financial Corporation, et al
                    LIQUIDATION ANALYSIS CREDITOR ALLOCATION
                         Debtors' Estimated Bank Claims

                                                                                                                         Estimated
                                      Net Cash After  Intercompany         Total to   Estimated Bank    Intercompany       Senior
                                         Sale (1)     Distributions       Distribute       Claim           Payable       Note Claim
                                         --------     -------------       ----------       -----           -------       ----------
Adobe Inc.                              181,579,991                0      181,579,991    271,035,000      133,265,527              0
Pelican Mortgage Company, Inc.           32,778,657                0       32,778,657     86,458,000       24,324,508              0
United Companies Lending Corporation    353,114,047       67,868,392      420,982,439    765,250,000      882,041,561              0
Gopher Equity Inc. I                     17,932,357                0       17,932,357     34,250,000       26,908,058              0
United Companies Funding Inc             19,764,287       15,700,002       35,464,289     50,500,000       76,019,603              0
United Companies Financial Corporation  124,854,281      231,068,239      355,922,521    858,000,000                0    238,900,000
Misc. &  Non-Debtors                      8,628,994                0        8,628,994              0                0              0
                                     -----------------------------------------------------------------------------------------------
Total                                   738,652,615      314,636,633    1,053,289,248      N/A          1,142,559,256    238,900,000
                                     ===============================================================================================

                                               Intercompany Redistribution                                      Final Distribution
                                               ---------------------------                                      ------------------

                                                    United Companies
                                         UC Lending   Funding Inc.           UCFC                            Banks   Sr. Noteholders
                                         ----------   ------------           ----                            -----   ---------------
Adobe Inc.                               59,852,391                0                0                     121,727,600              0
Pelican Mortgage Company, Inc.            7,197,208                0                0                      25,581,450              0
United Companies Lending Corporation              0                0      214,974,713                     186,509,804              0
Gopher Equity Inc. I                              0        7,889,801                0                      10,042,556              0
United Companies Funding Inc                      0                0       16,093,526                      10,690,967              0
United Companies Financial Corporation            0                0                0                     277,520,400     77,272,289
Misc. &  Non-Debtors                        818,793        7,810,201                0                               0              0
                                     -------------------------------------------------               -------------------------------
Total                                    67,868,392       15,700,002      231,068,239                     632,072,778     77,272,289
                                     =================================================               ===============================
Recovery %                                                                                                     73.67%         32.35%
                                                                                                     ===============================

Table continued...

                                          Estimated       Estimated        Estimated
                                           General         Sub Debt        Available
                                        Unsecured Claim     Claim         Distribution
                                        ---------------     -----         ------------
Adobe Inc.                                            0             0         44.91%
Pelican Mortgage Company, Inc.                        0             0         29.59%
United Companies Lending Corporation         80,000,000             0         24.37%
Gopher Equity Inc. I                                  0             0         29.32%
United Companies Funding Inc                 41,000,000             0         21.17%
United Companies Financial Corporation        4,000,000   159,190,000         28.25%
Misc. &  Non-Debtors                                  0             0
                                       ------------------------------
Total                                       125,000,000   159,190,000
                                       ==============================

                                                    Final Distribution
                                                    ------------------

                                            Unsecured   Subordinated
                                            Creditors       Debt            Total
                                            ---------       ----            -----
Adobe Inc.                                            0             0    121,727,600
Pelican Mortgage Company, Inc.                        0             0     25,581,450
United Companies Lending Corporation         19,497,921             0    206,007,726
Gopher Equity Inc. I                                  0             0     10,042,556
United Companies Funding Inc                  8,679,795             0     19,370,762
United Companies Financial Corporation        1,129,832             0    355,922,521
Misc. &  Non-Debtors                                  0             0              0
                                       ---------------------------------------------
Total                                        29,307,549             0    738,652,615
                                       =============================================
Recovery %                                       23.45%         0.00%
                                       ===============================


(1) Net Cash After Sale has been reduced by $60 million in 100% claims that will not be assumed by EMC.

EXHIBIT C-2

                 United Companies Financial Corporation, et al
                    LIQUIDATION ANALYSIS CREDITOR ALLOCATION
                             Banks' Asserted Claims

                                      Net Cash After  Intercompany         Total to   Estimated Bank    Intercompany
                                         Sale (1)     Distributions       Distribute       Claim           Payable
                                         --------     -------------       ----------       -----           -------
Adobe Inc.                             181,579,991                0         181,579,991   850,000,000        133,265,527
Pelican Mortgage Company, Inc.          32,778,657                0          32,778,657   850,000,000         24,324,508
United Companies Lending Corporation   353,114,047       26,340,917         379,454,964   850,000,000        882,041,561
Gopher Equity Inc. I                    17,932,357                0          17,932,357   850,000,000         26,908,058
United Companies Funding Inc            19,764,287        8,360,458          28,124,745   850,000,000         76,019,603
United Companies Financial Corporation 124,854,281      186,917,005         311,771,287   858,000,000                  0
Misc. &  Non-Debtors                     8,628,994                0           8,628,994             0                  0
                                     ---------------------------------------------------------------------------------------
Total                                  738,652,615      221,618,381         960,270,995      N/A           1,142,559,256
                                     =======================================================================================

                                               Intercompany Redistribution                             Final Distribution
                                               ---------------------------                             ------------------

                                                    United Companies
                                         UC Lending   Funding Inc.           UCFC                            Banks
                                         ----------   ------------           ----                            -----
Adobe Inc.                              24,610,192                0                   0                      156,969,800
Pelican Mortgage Company, Inc.             911,932                0                   0                       31,866,725
United Companies Lending Corporation             0                0         184,706,055                      177,996,314
Gopher Equity Inc. I                             0          550,257                   0                       17,382,100
United Companies Funding Inc                     0                0           2,210,950                       24,721,353
United Companies Financial Corporation           0                0                   0                      243,094,739
Misc. &  Non-Debtors                       818,793        7,810,201                   0                                0
                                     ---------------------------------------------------              ----------------------
Total                                   26,340,917        8,360,458         186,917,005                      652,031,031
                                     ===================================================              ======================
Recovery %                                                                                                        75.99%
                                                                                                      ======================

Table continued...

                                         Estimated      Estimated       Estimated        Estimated
                                           Senior        General         Sub Debt        Available
                                         Note Claim   Unsecured Claim     Claim         Distribution
                                         ----------   ---------------     -----         ------------
Adobe Inc.                                         0               0             0         18.47%
Pelican Mortgage Company, Inc.                     0               0             0          3.75%
United Companies Lending Corporation               0      80,000,000             0         20.94%
Gopher Equity Inc. I                               0               0             0          2.04%
United Companies Funding Inc                       0      41,000,000             0          2.91%
United Companies Financial Corporation   238,900,000       4,000,000   159,190,000         24.74%
Misc. &  Non-Debtors                               0               0             0
                                      ---------------------------------------------
Total                                    238,900,000     125,000,000   159,190,000
                                      =============================================

                                                             Final Distribution
                                                             ------------------

                                                           Unsecured   Subordinated
                                        Sr. Noteholders    Creditors       Debt            Total
                                        ---------------    ---------       ----            -----
Adobe Inc.                                         0               0             0    156,969,800
Pelican Mortgage Company, Inc.                     0               0             0     31,866,725
United Companies Lending Corporation               0      16,752,594             0    194,748,909
Gopher Equity Inc. I                               0               0             0     17,382,100
United Companies Funding Inc                       0       1,192,442             0     25,913,795
United Companies Financial Corporation    67,686,868         989,679             0    311,771,287
Misc. &  Non-Debtors                               0               0             0              0
                                      ------------------------------------------------------------
Total                                     67,686,868      18,934,715             0    738,652,615
                                      ============================================================
Recovery %                                    28.33%          15.15%         0.00%
                                      =============================================

(1) Net Cash After Sale has been reduced by $60 million in 100% claims that will not be assumed by EMC.

            UNITED COMPANIES FINANCIAL CORPORATION, ET AL. (DEBTORS)










                                    EXHIBIT D


                         (PROJECTED CONFIRMATION VALUES)

UNITED COMPANIES FINANCIAL CORPORATION, ET AL. (DEBTORS)
Exhibit D - Projected Confirmation Value
Notes and Assumptions

The Projected Confirmation Value is based upon the assumption that the Debtors will consummate a sale of substantially all of its assets related to its mortgage servicing operations and its interest only and residual interests as of December 31, 1999, and substantially all of its whole loan portfolio and whole loan REO properties as detailed in the Debtors' Second Amended Plan of Reorganization and Disclosure Statement. Upon completion of the sale and during and after transition of the purchased assets, the Debtors will commence sales of the remaining saleable assets and a wind-down of remaining operations. No provision has been estimated for an overbid which could increase distributions to senior creditors.

CASH AND CASH EQUIVALENTS. The Debtors have estimated monthly cash flows from operations for 2000 assuming the continuance of present market conditions and the recent trends related to the performance of the mortgage servicing operations. As a result of this analysis, the Projections assume that the Debtors will operate on an approximately "break-even" net cash flow basis for the 8 months ending August 31, 2000, excluding i) cash received as releases from the interest only and residual interests and ii) cash used and received from servicing and interest advances made and recovered. The cash received as releases from the interest only and residual interests and the net cash flow used related to servicing and interest advances after December 31, 1999, are subject to the requirements regarding the "Cash Trap" as defined in the sale agreements.

SALE OF INTEREST-ONLY AND RESIDUAL CERTIFICATES-NET. Based on the purchase price and an estimate of purchase price adjustments as of August 31, 2000, calculated as set forth in the sale agreements, the result of the Projections is that the cash price of the interest-only and residual certificates will be approximately $264 million.

SALE OF OWNED LOANS-NET. Based on the purchase price percentages defined in the sale agreements and the estimated balance of owned loans as of July 31, 2000, the result of the Projections is that the cash price of the owned loans will be approximately $302 million.

SALE OF SERVICING AND INTEREST ADVANCES RECEIVABLE. Based on the purchase price percentage of 95% and the actual balance of outstanding servicing and interest advances related to the purchased loan assets as of December 31, 1999, the Projections are based upon the assumption that the cash proceeds from the sale of servicing and interest advances receivable will be approximately $159 million.

INTEREST EARNED ON PURCHASE PRICE. Pursuant to the terms of the sale agreements, the Debtors estimate that the interest on the purchase price payable through August 31, 2000, will be approximately $10 million.

MISCELLANEOUS ASSETS. Based on the current conditions of the Baton Rouge real estate market, the Debtors believe that they will be able to liquidate the building at 8549 United Plaza Boulevard and remaining miscellaneous assets for $16 million.

DEBT ASSUMED BY PURCHASER. The Debtors have estimated the value of the liabilities to be assumed by the purchaser to be approximately $60 million.

WIND-DOWN COSTS. The Projections include estimated amounts for operating costs for personnel, occupancy, non-restructuring professional fees, tax and audit professional fees, and other expenditures necessary to wind-down the operations.

UNITED COMPANIES FINANCIAL CORPORATION, ET AL. (DEBTORS)
Projected Confirmation Value
($ in thousands)
-------------------------------------------------------------------------


                                                              ESTIMATED
                                                                VALUE
                                                                 AT
                                                            CONFIRMATION
                                                         ----------------
   SOURCES OF CASH
   ---------------
      Cash and cash equivalents                                $ 108,000
      Sale of interest-only and residual certificates-net        264,000
      Sale of owned loans-net                                    302,000
      Sale of servicing and interest advances receivable         159,000
      Interest earned on purchase price                           10,000
      Miscellaneous assets                                        16,000
                                                         ---------------
         Total                                                   859,000

      Debt assumed by purchaser                                   60,000
                                                         ---------------

   TOTAL CONFIRMATION VALUE                                    $ 919,000

   WIND-DOWN COSTS                                               (15,000)


=========================================================================
ESTIMATED CASH AVAILABLE FOR DISTRIBUTION                      $ 904,000
=========================================================================

 UNITED COMPANIES FINANCIAL CORPORATION, ET AL. (DEBTORS)
Projected Balance Sheets (Unaudited)
Proposed Plan of Reorganization
($ in millions)

                                                     Projected     Projected    Projected     Projected
                                                     Aug-00 (1)     Sep-00        Dec-00       Dec-01
                                                     ----------     ------        ------       ------
ASSETS
Cash and cash equivalents                               $ 108        $ 858         $  70         $--
Cash Trap                                                 101         --            --            --
Interest-only and residual certificates-net               274         --            --            --
Owned loans-net                                           302         --            --            --
Servicing and interest advances receivable                159         --            --            --
Property-net & other assets                                16         --            --            --
                                                        -----        -----         -----         -----
       Total assets                                     $ 960        $ 858         $  70         $--
                                                        =====        =====         =====         =====

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Payables (2)                                            $ 844        $ 844         $  58         $--
Liability to purchaser for Cash Trap                      101         --            --            --
                                                        -----        -----         -----         -----
       Total liabilities                                $ 945        $ 844         $  58         $--
                                                        =====        =====         =====         =====

STOCKHOLDERS' EQUITY (DEFICIT)
Paid in capital                                         $  15        $  15         $  15         $  15
Retained earnings (deficit)                              --             (1)           (3)          (15)
                                                        -----        -----         -----         -----
       Total stockholders equity                        $  15        $  14         $  12         $--
                                                        =====        =====         =====         =====

       Total liabilities and stockholders equity        $ 960        $ 858         $  70         $--
                                                        =====        =====         =====         =====

(1) The Debtors believe that under the guidelines of AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," fresh start reporting should be applied.

(2)      Stated at present value of amounts to be paid.

            UNITED COMPANIES FINANCIAL CORPORATION, ET AL. (DEBTORS)










                                    EXHIBIT E


                   (FIRST AND SECOND REORGANIZATION SCENARIOS)

UNITED COMPANIES FINANCIAL CORPORATION, ET AL. (DEBTORS)
Exhibit E - Reorganization Scenarios
Assumptions and Observations

In evaluating reorganization alternatives and formulating the Plan of Reorganization, the Debtors estimated post-confirmation financial and operating results under two scenarios, summarized as:
         o First Reorganization Scenario: keep whole loans, engage a sub-servicer, maintain debt and equity.
         o Second Reorganization Scenario: sell whole loans, engage a sub-servicer, reduce debt and convert cancelled debt into equity.

By projecting the post-confirmation income, cash flows and balance sheets of United Companies under the above scenarios, the Debtors were able to quantifiably assess a) the feasibility of each alternative and b) the present value of the projected distributions to stakeholders.

FIRST REORGANIZATION SCENARIO - KEEP WHOLE LOANS, ENGAGE A SUB-SERVICER,
------------------------------------------------------------------------
MAINTAIN DEBT AND EQUITY
------------------------

GENERAL ASSUMPTIONS
 (This scenario evaluates the value of holding and collecting the assets over time and includes the debt assumptions of the Equity Committee that interest is earned on prepetition debt from and after March 1, 1999.)
In the First Reorganization Scenario, the Debtors estimated financial and operating results based upon historical financial statements and assuming the following characteristics of United Companies:
         o All mortgage whole loan, residual and servicing assets would be retained.
         o Miscellaneous assets such as the building at 8549 United Plaza Boulevard would be sold or converted to cash before December 31, 2000.
         o Servicing operations cash receipts (servicing fees, late fees, NSF charges, prepayment penalty receipts, interest earned on invested cash, and other) were estimated using historical experience and projected loan delinquencies and prepayments.
         o Net cash inflows from interest and service advances were estimated by predicting the following factors: the migration of loans between various delinquency "buckets", the average monthly amount of interest and service advance for each loan, prepayment and chargeoff rates, and the speed and recovery with which REO properties will be sold.
         o The Debtors' major assumptions for the performance of the interest-only and residual certificates-net vary by securitization to reflect the diversity of loan pool characteristics and can be summarized as using a) lifetime prepayment speed range of 25.0% to 36.0%, b) cumulative lifetime losses ranging from 3.6% to 9.7%, and c) 90+ day delinquency ranging from 14.5% to 30.0%.

         o Net cash inflow from owned loans was estimated by predicting the portfolio transition over time, a weighted average interest rate, and historical experience regarding prepayments and chargeoffs.
         o The projections are based on the assumption that United Companies would enter into a sub-servicing agreement with a qualified sub-servicer. The Debtors assume this cost at 80 basis points, the fee bid for the top home equity sub-servicers. The best bids obtained by the Debtors in October 1999 to sub-service the approximately 16,000 manufactured housing loans are 35 basis points higher than this and the Debtors expect all servicing costs to be higher in the future as the portfolio shrinks and even modest inflation increases costs. Upon information and belief the Debtors understand that continued turmoil in the subprime lending and servicing industry has caused current bids to be 70 basis points higher than the October 1999 home equity bids.
         o The projections are based upon the assumption that United Companies would emerge from Ch. 11 protection effective August 31, 2000.
         o Upon emergence from Ch. 11, all outstanding debt and equity would be maintained. Principal debt and post-confirmation interest on debt would be paid using the proceeds of operational cash flow and new borrowings.
         o Upon the engagement of a sub-servicer, investment management oversight of the sub-servicer and other miscellaneous corporate functions would be performed at minimal expense levels. All other operating expenses would cease.
         o No federal income taxes would be incurred with the exception of excess inclusion income tax at the levels indicated.
         o The Debtors' obligation to refund credit life insurance premiums to borrowers who prepay loans would continue at the levels indicated.
         o The Debtors would retain the obligation to receive and make borrower escrow payments at the direction of the sub-servicer.
         o Interest on pre-petition debt accrued during the pendency of the Ch. 11 cases of approximately $161 million has been included in the attached financial statements even though the Debtors do not believe that the conditions precedent to allow the payment of this interest can be met. The Debtors have included this interest in order to incorporate the Equity Committee's debt assumptions. The projections clearly demonstrate the lack of feasibility of this scenario.
         o As a result of the continuance of all pre-petition equity and the lack of a change in ownership, the Debtors believe that under this scenario United Companies would not qualify for "Fresh Start" reporting as described by AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code."


OBSERVATIONS
For the First Reorganization Scenario, the projected balance sheet at confirmation and all future balance sheets for the years ending December, 2000 - 2004 demonstrate an initial net equity deficit with subsequent worsening of the insolvent position. The Debtor believes that an insolvent position would prevent

United Companies from operating as a servicer in most states in which United Companies operates, even with a sub-servicer partnership.

By mid-2002, post-confirmation interest payments required to be paid exceed the amount of available net cash flow. As a result of the projected negative cash flow, United Companies would be required to borrow additional funds that will likely need to be obtained on a secured basis. This further deteriorates the position of the unsecured creditors. Therefore, the Debtors believe that this scenario is not feasible.

The Debtors believe the Equity Committee's plan to be not feasible. However, the Debtors estimated the total present value of distributions and assets that could have been distributed to creditors under the Equity Committee's plan (if the plan could be accomplished) using a 20% discount rate to be $747 million. The Debtors have projected the confirmation value under the Debtors' Second Amended Plan of Reorganization to be $904 million. The Debtors' plan would provide a greater value to stakeholders than the Equity Committee's plan.

SECOND REORGANIZATION SCENARIO - SELL WHOLE LOANS, SUB-SERVICE, REDUCE DEBT &
-----------------------------------------------------------------------------
CONVERT CANCELLED DEBT INTO EQUITY
----------------------------------

GENERAL ASSUMPTIONS
(This scenario evaluates the value of holding and collecting the assets over time, with the prepetition creditors' debt reduced and the cancelled debt converted into equity.) In the Second Reorganization Scenario, the Debtors estimated financial and operating results are based upon historical financial statements assuming the following characteristics of United Companies:
         o United Companies would sell the whole loan portfolio as of July 31, 2000, for the same purchase price percentage currently being offered.
         o        The residual and servicing assets would be retained.
         o Miscellaneous assets such as the building at 8549 United Plaza Boulevard would be sold or converted to cash before December 31, 2000.
         o Proceeds from the sale of the whole loans portfolio would be used to pay down pre-petition debt at confirmation. o Servicing operations cash receipts (servicing fees, late fees, NSF charges, prepayment penalty receipts, interest earned on invested cash, and other) were estimated using historical experience and projected loan delinquencies and prepayments.
         o Net cash inflows from interest and service advances were estimated by predicting the following factors: the migration of loans between various delinquency "buckets", the average monthly amount of interest and service advance for each loan, prepayment and chargeoff rates, and the speed and recovery with which REO properties will be sold.
         o The Debtors' major assumptions for the performance of the interest-only and residual certificates-net vary by securitization to reflect the diversity of loan pool characteristics and can be summarized as using a) lifetime prepayment speed range of 25.0% to 36.0%, b) cumulative lifetime losses ranging from 3.6% to 9.7%, and c) 90+ day delinquency ranging from 14.5% to 30.0%.
         o The projections are based on the assumption that United Companies would enter into a sub-servicing agreement with a qualified sub-servicer. The Debtors assume this cost at 80 basis points, the fee bid for the top home equity sub-servicers. The best bids obtained by the Debtors in October 1999 to sub-service the approximately 16,000 manufactured housing loans are 35 basis points higher than this and the Debtors expect all servicing costs to be higher in the future as the portfolio shrinks and even modest inflation increases costs. Upon information and belief the Debtors understand that continued turmoil in the subprime lending and servicing industry has caused current bids to be 70 basis points higher than the October 1999 home equity bids.
         o United Companies would emerge from Ch. 11 protection effective August 31, 2000.
         o Upon the engagement of a sub-servicer, investment management oversight of the sub-servicer and other miscellaneous corporate functions would be performed at minimal expense levels. All other operating expenses would cease.
         o No federal income taxes would be incurred with the exception of excess inclusion income tax at the levels indicated.
         o The Debtors' obligation to refund credit life insurance premiums to borrowers who prepay loans would continue at the levels indicated.
         o The Debtors would retain the obligation to receive and make borrower escrow payments at the direction of the sub-servicer.
         o Upon confirmation and emergence from Ch. 11, the remaining pre-petition debt (net of the reduction of principal from the proceeds of the sale of the whole loan portfolio) would be converted into post-confirmation debt of $200 million ("Post-Confirmation Debt") and equity of the reorganized company. The interest on Post-Confirmation Debt would be paid using the proceeds of operational cash flow and new borrowings.
         o The Debtors believe that under this scenario United Companies would adopt "Fresh Start" reporting as described by AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code." The projected balance sheet at confirmation reflects fresh start reporting adjustments.

OBSERVATIONS
As a result of the conversion of the substantial portion of the pre-petition debt into equity and an overall reduction of debt to $200 million, the Debtors believe that this plan would meet general feasibility requirements.

The Debtors estimated the total present value of distributions and assets available to be distributed to creditors using a 20% discount rate to be $793 million, compared to $904 million confirmation value under the Debtors' Second Amended Plan of Reorganization. The Debtors, therefore, believe that the Debtors' Second Amended Plan of Reorganization provides the greatest value to its stakeholders and follows the absolute priority rule.

UNITED COMPANIES FINANCIAL CORPORATION, ET AL. (DEBTORS)
Projected Balance Sheets (Unaudited)
First Reorganization Scenario - Keep Whole Loans, Sub-Service, Maintain Debt & Equity
($ in millions)

                                                      Projected    Projected    Projected     Projected     Projected    Projected
                                                      Aug-00 (1)     Dec-00       Dec-01        Dec-02        Dec-03       Dec-04
                                                      ----------     ------       ------        ------        ------       ------
ASSETS
Cash and cash equivalents                             $   240       $    40       $    23       $    19       $    16       $    15
Restricted cash for T&I escrow                             18            13             9             6             4             3
Interest-only and residual certificates-net               324           322           269           234           230           231
Owned loans-net                                           291           266           200           149           110            81
Servicing and interest advances receivable                176           159           147           139           130           122
Property-net                                               31            15            14            13            12            11
Capitalized mortgage servicing rights                      21            21            21            21            21            21
Other assets                                                6             6             6             6             6             6
                                                      -------       -------       -------       -------       -------       -------
       Total assets                                   $ 1,108       $   841       $   689       $   588       $   530       $   490
                                                      =======       =======       =======       =======       =======       =======

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Payables (2)                                          $ 1,477       $ 1,243       $ 1,165       $ 1,160       $ 1,186       $ 1,238
Investor cash balances                                     44            39            28            19            13             9
Escrow for T&I (gross)                                     18            13             9             6             4             3
Other liabilities                                          24            23            20            18            17            16
                                                      -------       -------       -------       -------       -------       -------
       Total liabilities                              $ 1,563       $ 1,318       $ 1,222       $ 1,203       $ 1,221       $ 1,266
                                                      =======       =======       =======       =======       =======       =======

STOCKHOLDERS' EQUITY (DEFICIT)
Stock & additional paid-in capital                    $   234       $   234       $   234       $   234       $   234       $   234
Retained earnings (deficit)                              (689)         (711)         (767)         (849)         (926)       (1,010)
                                                      -------       -------       -------       -------       -------       -------
       Total stockholders equity                      $  (455)      $  (477)      $  (533)      $  (615)      $  (692)      $  (776)
                                                      =======       =======       =======       =======       =======       =======

       Total liabilities and stockholders equity      $ 1,108       $   841       $   689       $   588       $   530       $   490
                                                      =======       =======       =======       =======       =======       =======

(1) The Debtors believe that under the guidelines of AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," fresh start reporting should not be applied.

(2) Includes an estimated $161 million of interest accrued on pre-petition debt during the pendency of the bankruptcy.

-----------------------------------------------------------------------------------------------------------------------------------

       ASSETS TO LIABILITIES RATIO                      70.9%        63.8%        56.4%        48.9%        43.4%        38.7%

-----------------------------------------------------------------------------------------------------------------------------------


       BALANCE SHEET BALANCE                             0.00         0.00         0.00         0.00         0.00         0.00


UNITED COMPANIES FINANCIAL CORPORATION, ET AL. (DEBTORS)
Projected Discounted Cash Flows (Unaudited)
First Reorganization Scenario - Keep Whole Loans, Sub-Service, Maintain Debt & Equity ($ in millions)

                                                   Projected  Projected   Projected   Projected Projected      Projected
                                                     2000       2001        2002        2003      2004          Totals
                                                     ----       ----        ----        ----      ----          ------
Beginning cash                                       $ 103      $ 40        $ 23         $ 19      $ 16           $ 103
       Cash flow from operations                       194       168         106           76        57             600
       Proceeds from sale of whole loans                 -         -           -            -         -               -
       Proceeds from miscellaneous assets               16         -           -            -         -              16
                                                      ----      ----        ----         ----      ----          ------
Avaliable cash                                         313       208         129           95        73             719

       Interest paid                                    39       107         104          105       109             465
       Debt repaid at confirmation                                                                                   -
       Cash repayments of principal debt               233        78          10            -         -             321
       Additional borrowings required                   -          -          (4)         (27)      (51)            (83)
                                                      ----      ----        ----         ----      ----          ------
Total distributions                                    273       185         110           79        58             704

                                                                                                           ------------
PRESENT VALUE OF DISTRIBUTIONS (20% DISCOUNT RATE)   $ 263     $ 158        $ 77         $ 45      $ 27           $ 569
                                                                                                           ------------

                                                                                              Proj. Dec-04            Discounted
ASSETS REMAINING                                                                              Undiscounted              at 20%
                                                                                             --------------             ------
       Cash and cash equivalents                                                                       $ 15                 $ 6
       Interest-only and residual certificates-net                                                      231                  98
       Owned loans-net                                                                                   81                  34
       Servicing and interest advances receivable                                                       122                  52
                                                                                                       ----                ----
          Total assets                                                                                $ 449               $ 190

Non-bankruptcy debt liabilities                                                                         (29)                (12)
                                                                                                       ----                ----
       Net assets available for notes payable                                                         $ 420               $ 178
                                                                                                      ======              =====

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                    Cash Flows        Assets             TOTAL
                                                                                 Sep-00 - Dec-04      Dec-04         PRESENT VALUE
                                                                                ---------------------------------
PRESENT VALUE OF DISTRIBUTIONS AND ASSETS ON DEC. 31, 2004 (20% DISCOUNT RATE)             $ 569         $ 178          $ 747

-----------------------------------------------------------------------------------------------------------------------------------

UNITED COMPANIES FINANCIAL CORPORATION, ET AL. (DEBTORS)
Projected Cash Flows (Unaudited)
First Reorganization Scenario - Keep Whole Loans, Sub-Service, Maintain Debt & Equity ($ in millions)

                                                                 Projected  Projected   Projected  Projected  Projected  Projected
                                                                   2000       2001        2002       2003       2004       Totals
                                                                   ----       ----        ----       ----       ----      ------
SERVICING OPERATIONS CASH RECEIPTS
       Servicing fees                                             $  18      $  13      $   9      $   6      $   4      $  49
       Late fees, NSF charges                                         8          6          4          3          2         24
       Prepayment penalty receipts                                    8          5          2          0       --           15
       Interest earned on invested cash                               9          2          1          1          1         14
       Other receipts (Speedpay, commissions, etc.)                   2          1          0          0          0          4
                                                                  -----      -----      -----      -----      -----      -----
TOTAL SERVICING OPERATIONS CASH RECEIPTS                             46         26         17         11          7        106
NET CASH INFLOWS FROM INTEREST & SERVICING ADVANCES                  27          3          1          5          5         42
I/O CASH FLOWS (RELEASES)                                            84         85         45         27         20        261
NET CASH INFLOW FROM OWNED LOANS                                    109         94         72         54         41        369
                                                                  -----      -----      -----      -----      -----      -----

TOTAL CASH RECEIPTS                                               $ 266      $ 207      $ 135      $  97      $  72      $ 778

TOTAL OPERATING EXPENSES
       Sub-servicer fee (in 2000 also includes payroll)             (28)       (24)       (17)       (12)        (8)       (90)
       Investment management                                         (0)        (1)        (1)        (1)        (1)        (4)
       Occupancy expenditures                                        (2)      --         --         --         --           (2)
       Equipment expenditures                                        (2)      --         --         --         --           (2)
       Professional & legal                                          (1)      --         --         --         --           (1)
       Telephone, postage, & supplies                                (3)      --         --         --         --           (3)
       Loan expenses                                                 (0)      --         --         --         --           (0)
       Third party REO servicer fees (disposition managers)          (2)      --         --         --         --           (2)
       Other disbursements                                           (1)      --         --         --         --           (1)
                                                                  -----      -----      -----      -----      -----      -----
CASH DISBURSEMENTS FROM COMPANY OPERATIONS                          (39)       (25)       (18)       (13)        (9)      (104)

OTHER NON-OPERATING EXPENSES (CASH BASIS)
       Professional fees (bankruptcy)                               (16)      --         --         --         --          (16)
       Allowed claims & indemnities                                --         --         --         --         --         --
       Taxes (excess inclusion income tax)                           (9)        (8)        (7)        (5)        (4)       (33)
       Refunded credit life insurance premiums to customers, net     (3)        (3)        (2)        (1)        (1)       (10)
       Total escrow payments net                                     (5)        (4)        (3)        (2)        (1)       (14)
                                                                  -----      -----      -----      -----      -----      -----
TOTAL NON-OPERATING DISBURSEMENTS                                   (33)       (14)       (11)        (8)        (6)       (73)

TOTAL CASH DISBURSEMENTS                                          $ (72)     $ (40)     $ (29)     $ (21)     $ (16)     $(178)
                                                                  -----      -----      -----      -----      -----      -----
NET CASH FLOW BEFORE INTEREST AND DEBT REPAYMENTS                 $ 194      $ 168      $ 106      $  76      $  57      $ 600
                                                                  =====      =====      =====      =====      =====      =====

UNITED COMPANIES FINANCIAL CORPORATION, ET AL. (DEBTORS)
Projected Balance Sheets (Unaudited)
Second Reorganization Scenario - Sell Whole Loans, Sub-Service, Reduce Debt & Convert Cancelled Debt into Equity ($ in millions)

                                                               Projected    Projected   Projected   Projected   Projected Projected
                                                               Aug-00 (1)     Dec-00      Dec-01      Dec-02      Dec-03     Dec-04
                                                               ----------     ------      ------      ------      ------     ------
ASSETS
Cash and cash equivalents                                         $  20       $  39        $  24       $  22       $  21       $  21
Restricted cash for T&I escrow                                       18          11            8           6           4           3
Interest-only and residual certificates-net                         324         322          269         234         230         231
Owned loans-net                                                    --          --           --          --          --          --
Servicing and interest advances receivable                          166         149          137         129         120         112
Other assets and property-net                                        22           6            5           5           5           5
                                                                  -----       -----        -----       -----       -----       -----
       Total assets                                               $ 550       $ 527        $ 444       $ 397       $ 379       $ 372
                                                                  =====       =====        =====       =====       =====       =====

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Payables                                                          $ 200       $ 191        $ 115       $  86       $  70       $  59
Investor cash balances                                               44          39           28          19          13           9
Escrow for T&I (gross)                                               18          11            8           6           4           3
Other liabilities                                                    24          23           20          18          17          16
                                                                  -----       -----        -----       -----       -----       -----
       Total liabilities                                          $ 286       $ 264        $ 170       $ 129       $ 104       $  88
                                                                  =====       =====        =====       =====       =====       =====

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock                                                      $   5       $   5        $   5       $   5       $   5       $   5
Additional paid in capital                                          259         259          259         259         259         259
Retained earnings (deficit)                                        --            (2)          10           3          11          20
                                                                  -----       -----        -----       -----       -----       -----
       Total stockholders equity                                  $ 264       $ 263        $ 274       $ 267       $ 275       $ 284
                                                                  =====       =====        =====       =====       =====       =====

       Total liabilities and stockholders equity                  $ 550       $ 527        $ 444       $ 397       $ 379       $ 372
                                                                  =====       =====        =====       =====       =====       =====

(1) The Debtors believe that under the guidelines of AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," fresh start reporting should be applied.

UNITED COMPANIES FINANCIAL CORPORATION, ET AL. (DEBTORS)
Projected Discounted Cash Flows (Unaudited)
Second Reorganization Scenario - Sell Whole Loans, Sub-Service, Reduce Debt & Convert Cancelled Debt into Equity ($ in millions)

                                                  Projected  Projected   Projected  Projected      Projected      Projected
                                                    2000       2001        2002       2003           2004          Totals
                                                    ----       ----        ----       ----           ----          ------
Beginning cash                                      $ 103     $   39        $ 24       $ 22           $ 21          $  103
       Cash flow from operations                      145         74          35         22             17             292
       Proceeds from sale of whole loans              304          -           -          -              -             304
       Proceeds from miscellaneous assets              16          -           -          -              -              16
                                                     ----       ----        ----       ----           ----          ------
Avaliable cash                                        567        113          59         44             37             715

       Interest paid                                    6         13           9          7              6              40
       Debt repaid at confirmation                    513                                                              513
       Cash repayments of principal debt                9         76          28         16             11             141
       Additional borrowings required                  -           -           -          -              -               -
                                                     ----       ----        ----       ----           ----          ------
Total distributions                                   528         89          37         23             16             693

                                                                                                              ------------
PRESENT VALUE OF DISTRIBUTIONS (20% DISCOUNT RATE)  $ 527     $   76        $ 26       $ 13            $ 8           $ 650
                                                                                                              ------------

                                                                                           Proj. Dec-04                  Discounted
ASSETS REMAINING                                                                           Undiscounted                    at 20%
                                                                                          --------------                 ---------
       Cash and cash equivalents                                                                    $ 21                      $ 9
       Interest-only and residual certificates-net                                                   231                       98
       Owned loans-net                                                                                 -                        -
       Servicing and interest advances receivable                                                    112                       48
                                                                                                    ----                     ----
          Total assets                                                                             $ 364                    $ 155

Non-bankruptcy debt liabilities                                                                      (28)                     (12)
                                                                                                    ----                     ----
       Net assets available for notes payable                                                     $  336                    $ 143
                                                                                                  ======                    =====


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                  Cash Flows       Assets               TOTAL
                                                                                Sep-00 - Dec-04    Dec-04           PRESENT VALUE
                                                                                ------------------------------
PRESENT VALUE OF DISTRIBUTIONS AND ASSETS ON DEC. 31, 2004 (20% DISCOUNT RATE)           $ 650          $ 143            $ 793

-----------------------------------------------------------------------------------------------------------------------------------

UNITED COMPANIES FINANCIAL CORPORATION, ET AL. (DEBTORS)
Projected Cash Flows (Unaudited)
Second Reorganization Scenario - Sell Whole Loans, Sub-Service, Reduce Debt & Convert Cancelled Debt into Equity ($ in millions)

                                                                   Projected  Projected   Projected  Projected Projected  Projected
                                                                     2000       2001        2002       2003      2004       Totals
                                                                     ----       ----        ----       ----      ----       ------
SERVICING OPERATIONS CASH RECEIPTS
       Servicing fees                                               $  18      $  11      $   8      $   5      $   4      $  46
       Late fees, NSF charges                                           8          6          4          3          2         22
       Prepayment penalty receipts                                      8          4          2          0       --           15
       Interest earned on invested cash                                 8          2          1          1          1         14
       Other receipts (Speedpay, commissions, etc.)                     3          0          0          0          0          4
                                                                    -----      -----      -----      -----      -----      -----
TOTAL SERVICING OPERATIONS CASH RECEIPTS                               45         23         15         10          7        100
NET CASH INFLOWS FROM INTEREST & SERVICING ADVANCES                    27          3          1          5          5         42
I/O CASH FLOWS (RELEASES)                                              84         85         45         27         20        261
NET CASH INFLOW FROM OWNED LOANS                                       61       --         --         --         --           61
                                                                    -----      -----      -----      -----      -----      -----

TOTAL CASH RECEIPTS                                                 $ 217      $ 111      $  62      $  42      $  31      $ 463

TOTAL OPERATING EXPENSES
       Sub-servicer fee (in 2000 also includes payroll)               (27)       (22)       (15)       (11)        (7)       (83)
       Investment management                                           (0)        (1)        (1)        (1)        (1)        (4)
       Occupancy expenditures                                          (2)      --         --         --         --           (2)
       Equipment expenditures                                          (2)      --         --         --         --           (2)
       Professional & legal                                            (1)      --         --         --         --           (1)
       Telephone, postage, & supplies                                  (3)      --         --         --         --           (3)
       Loan expenses                                                   (0)      --         --         --         --           (0)
       Third party REO servicer fees (disposition managers)            (2)      --         --         --         --           (2)
       Other disbursements                                             (1)      --         --         --         --           (1)
                                                                    -----      -----      -----      -----      -----      -----
CASH DISBURSEMENTS FROM COMPANY OPERATIONS                            (38)       (23)       (16)       (12)        (8)       (97)

OTHER NON-OPERATING EXPENSES (CASH BASIS)
       Professional fees (bankruptcy)                                 (16)      --         --         --         --          (16)
       Allowed claims & indemnities                                  --         --         --         --         --         --
       Taxes (excess inclusion income tax)                             (9)        (8)        (7)        (5)        (4)       (33)
       Refunded credit life insurance premiums to customers, net       (3)        (3)        (2)        (1)        (1)       (10)
       Total escrow payments net                                       (6)        (3)        (2)        (2)        (1)       (15)
                                                                    -----      -----      -----      -----      -----      -----
TOTAL NON-OPERATING DISBURSEMENTS                                     (34)       (14)       (11)        (8)        (6)       (74)

TOTAL CASH DISBURSEMENTS                                            $ (72)     $ (37)     $ (27)     $ (20)     $ (15)     $(171)

NET CASH FLOW BEFORE INTEREST AND DEBT REPAYMENTS                   $ 145      $  74      $  35      $  22      $  17      $ 292
                                                                    =====      =====      =====      =====      =====      =====

            UNITED COMPANIES FINANCIAL CORPORATION, ET AL. (DEBTORS)










                                    EXHIBIT F


                          (COMPARISON OF ALTERNATIVES)



UNITED COMPANIES FINANCIAL CORPORATION, ET AL. (DEBTORS)
Comparison of Alternatives
($ in thousands)
----------------------------------------------------------------------------------------------------------
Estimated Confirmation Value under Proposed Plan of Reorganization        (Exhibit D)           $ 904,000
Estimated Value - First Reorganization Scenario                           (Exhibit E)           $ 747,113
Estimated Value - Second Reorganization Scenario                          (Exhibit E)           $ 793,430
Estimated Value - Liquidation Analysis                                    (Exhibit C)           $ 798,660


                                    EXHIBIT G

               Current Report on Form 8-K Dated September 3, 1999

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): September 3, 1999

                     UNITED COMPANIES FINANCIAL CORPORATION
                    ----------------------------------------
                    (Exact name as specified in its charter)

          Louisiana                         1-7067                71-0430414
------------------------------   ------------------------   -------------------
(State or other jurisdiction of   (Commission File Number)     (IRS Employer
        incorporation)                                       Identification No.)

Twelve United Plaza, 8549 United Plaza Boulevard
Baton Rouge, Louisiana                                                70809
--------------------------------------------------------------------------------
(Address of principal executive offices)                            (Zip Code)

Registrant's telephone number, including area code         (225) 987-0000

                                 Not Applicable
          ------------------------------------------------------------
          (Former name of former address if changed since last report)

Item 5.         Other Events.

         The Registrant files herewith the exhibit listed in Item 7(c) below.

Item 7(c).      Exhibits.

         The following exhibit is furnished in accordance with Item 601 of Regulation S-K:

         99 Audited consolidated financial statements as of December 31, 1998, and for the year then ended, together with the notes thereto and the independent auditor's report thereon, for United Companies Financial Corporation


                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       UNITED COMPANIES FINANCIAL CORPORATION
                                                      (Registrant)

Date:  September 3, 1999               By: /s/ MICHAEL W. TRICKEY
                                           -------------------------------------
                                           Michael W. Trickey
                                           Chief Financial Officer

                                INDEX TO EXHIBITS


EXHIBIT
NUMBER          DESCRIPTION
-------         -----------

         99 Audited consolidated financial statements as of December 31, 1998, and for the year then ended, together with the notes thereto and the independent auditor's report thereon, for United Companies Financial Corporation

INDEPENDENT AUDITORS' REPORT

The Board of Directors of
United Companies Financial Corporation:

We have audited the accompanying consolidated balance sheets of United Companies Financial Corporation (Debtors-in-Possession) and subsidiaries (the "Company") as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express (or disclaim) an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our report.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Companies Financial Corporation and subsidiaries at December 31, 1997 and the results of its operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

As discussed in Note 1.7 of the Notes to the Consolidated Financial Statements, in 1997, the Company changed its method of accounting for loan sale gains and related retained interests to conform with Statement of Financial Accounting Standards No. 125.

As discussed in Note 2, subsequent to December 31, 1998, the Company and certain of its subsidiaries have filed for reorganization under Chapter 11 of the Federal Bankruptcy Code. The accompanying consolidated financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such consolidated financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in its business.

The accompanying 1998 consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company suffered a significant net loss for the year ended December 31, 1998 and has a stockholders' capital deficiency as of that date. These circumstances and the matters discussed in the preceding paragraph raise substantial doubt about the entity's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 2. The 1998 financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Because of the possible material effects of the uncertainties discussed in the two preceding paragraphs, we are unable to express, and we do not express, an opinion on the accompanying 1998 consolidated financial statements.

DELOITTE & TOUCHE LLP

Baton Rouge, Louisiana
July 31, 1999

             UNITED COMPANIES FINANCIAL CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS



                                                                                         DECEMBER 31,
                                                                                   --------------------------
                                                                                      1998           1997
                                                                                   -----------    -----------
ASSETS                                                                                 (IN THOUSANDS)

Cash and cash equivalents ......................................................   $   230,013    $       582
Interest-only and residual certificates--net ...................................       462,504        882,116
Loans -- net ...................................................................       191,282        172,207
Investment securities -- available for sale .....................................        1,918         16,853
Accrued interest receivable and servicer advances ..............................       148,622         85,258
Property -- net ................................................................        45,883         62,050
Capitalized mortgage servicing rights ..........................................        40,148         48,760
Other assets ...................................................................        36,002         34,613
Net assets of discontinued operations ..........................................        85,403         36,163
                                                                                   -----------    -----------
          Total assets .........................................................   $ 1,241,775    $ 1,338,602
                                                                                   ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Notes payable ..................................................................   $ 1,219,025    $   691,826
Deferred income taxes payable ..................................................            --         95,385
Managed cash overdraft .........................................................            --         13,625
Other liabilities ..............................................................       136,909         57,137
                                                                                   -----------    -----------
          Total liabilities ....................................................     1,355,934        857,973
                                                                                   -----------    -----------

Stockholders' equity (deficit):
  Preferred stock, $2 par value;
     Authorized -- 20,000,000 shares; Issued -- 1,657,770 and 1,898,070
       shares of 6 3/4% PRIDES(sm) ($44 per share liquidation preference) ......         3,315          3,796
  Common stock, $2 par value;
     Authorized -- 100,000,000 shares; Issued -- 30,353,033 and
       29,971,356 shares .......................................................        60,706         59,943
  Additional paid-in capital ...................................................       186,614        187,418
  Accumulated other comprehensive income .......................................           113             98
  Retained earnings (deficit) ..................................................      (345,703)       250,429
  Treasury stock ...............................................................        (7,409)        (7,409)
  ESOP debt ....................................................................       (11,795)       (13,646)
                                                                                   -----------    -----------
          Total stockholders' equity (deficit) .................................      (114,159)       480,629
                                                                                   -----------    -----------
            Total liabilities and stockholders' equity (deficit) ...............   $ 1,241,775    $ 1,338,602
                                                                                   ===========    ===========



                See notes to consolidated financial statements.

            UNITED COMPANIES FINANCIAL CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                  YEAR ENDED DECEMBER 31,
                                                                         --------------------------------------------
                                                                             1998            1997             1996
                                                                         ------------    ------------    ------------
                                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)

Revenues:
  Loan sale gains ....................................................   $    191,383    $    247,022    $    186,653
  Finance income, fees earned and other loan income ..................        128,599         139,029         122,826
  Writedown of Interest-only and residual certificates - net .........       (605,562)             --              --
  Investment income ..................................................         39,509          24,230          13,156
  Other ..............................................................         15,336           8,312           6,070
                                                                         ------------    ------------    ------------
          Total ......................................................       (230,735)        418,593         328,705
                                                                         ------------    ------------    ------------

Expenses:
  Personnel ..........................................................        141,505         120,800          89,724
  Interest ...........................................................         72,710          54,865          36,131
  Advertising ........................................................         48,559          36,490          12,039
  Restructuring ......................................................          6,368              --              --
  Other operating ....................................................        128,823          79,590          55,834
                                                                         ------------    ------------    ------------
          Total ......................................................        397,965         291,745         193,728
                                                                         ------------    ------------    ------------

Income (loss) from continuing operations
   before income taxes ...............................................       (628,700)        126,848         134,977

Provision (benefit) for income taxes .................................        (84,769)         44,661          47,428
                                                                         ------------    ------------    ------------

Income (loss) from continuing operations .............................       (543,931)         82,187          87,549

Loss from discontinued operations:
  Loss from discontinued operations, net of
     income tax expense (benefit) of $(830), $(2,698) and
     $1,021, respectively ............................................         (1,541)         (7,587)         (5,889)
  Loss on disposal, net of income tax benefit of $5,550 ..............        (38,424)             --              --
                                                                         ------------    ------------    ------------
       Total .........................................................        (39,965)         (7,587)         (5,889)
                                                                         ------------    ------------    ------------
Net income (loss) ....................................................   $   (583,896)   $     74,600    $     81,660
                                                                         ------------    ------------    ------------

Comprehensive income, net of tax:
  Unrealized holding gains arising during period .....................             15              51              11
                                                                         ------------    ------------    ------------
  Comprehensive income (loss) ........................................   $   (583,881)   $     74,651    $     81,671
                                                                         ============    ============    ============

Basic earnings (loss) per share:
  (Loss) income from continuing operations ...........................   $     (19.32)   $       2.63    $       2.81
  Loss from discontinued operations ..................................          (1.42)           (.24)           (.19)
                                                                         ------------    ------------    ------------
  Net (loss) income ..................................................   $     (20.74)   $       2.39    $       2.62
                                                                         ============    ============    ============

Diluted earnings (loss) per share:
  (Loss) income from continuing operations ...........................   $     (19.32)   $       2.53    $       2.68
  Loss from discontinued operations ..................................          (1.42)           (.23)           (.18)
                                                                         ------------    ------------    ------------
  Net (loss) income ..................................................   $     (20.74)   $       2.30    $       2.50
                                                                         ============    ============    ============

                 See notes to consolidated financial statements

            UNITED COMPANIES FINANCIAL CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   YEAR ENDED DECEMBER 31,
                                                                        --------------------------------------------
                                                                            1998            1997          1996
                                                                        -------------  -------------  --------------
                                                                                       (IN THOUSANDS)
Cash flows from continuing operating activities:
  Income (loss) from continuing operations ............................   $ (543,931)   $    82,187    $    87,549
  Adjustments to reconcile income (loss) from continuing operations to net cash used by continuing operating activities:
      Increase in accrued interest receivable and servicer advances ...      (63,365)       (23,822)       (24,543)
      Decrease (increase) in other assets .............................       (1,389)       (12,961)         1,578
      Increase in other liabilities ...................................       79,772         33,826          4,183
      Decrease (increase) in interest-only and residual
        certificates--net .............................................      419,611       (277,642)      (213,205)
      Increase in capitalized mortgage servicing rights ...............      (25,513)       (34,226)       (20,872)
      Amortization of  capitalized mortgage servicing rights ..........       34,125          9,272          2,879
      Investment gains ................................................      (15,511)            --             --
      Loan loss provision on owned loans ..............................       26,924          3,462           (267)
      Amortization and depreciation ...................................        6,779          6,945          4,384
      Deferred income taxes ...........................................      (95,385)        43,796         11,234
      Proceeds from sales and principal collections of loans ..........    3,349,460      2,807,849      2,387,460
      Originations and purchases of loans held for sale ...............   (3,373,670)    (2,875,000)    (2,415,639)
      Decrease (increase) from trading securities .....................           --         17,418        (17,418)
                                                                         -----------    -----------    -----------
        Net cash used by continuing operating activities ..............     (202,093)      (218,896)      (192,677)
                                                                         -----------    -----------    -----------
  Cash flows from investing activities:
    Proceeds from sales of available-for-sale securities ..............       18,985          1,977            413
    Proceeds from maturities of held to maturity  securities ..........        4,236             --             --
    Purchase of available-for-sale securities .........................         (125)        (1,242)            --
    Purchase of held to maturity securities ...........................       (5,837)            --             --
    Proceeds from disposition of insurance subsidiaries ...............           --             --        106,870
    Proceeds from sale of real estate .................................       16,895             --             --
    Capital expenditures ..............................................      (16,633)       (22,573)        (9,129)
                                                                         -----------    -----------    -----------
         Net cash provided (used) by investing activities .............       17,521        (21,838)        98,154
                                                                         -----------    -----------    -----------
  Cash flows from financing activities:
    Proceeds from construction and mortgage loans .....................           --          3,846          3,293
    Payments on construction and mortgage loans .......................           --        (12,612)            --
    Proceeds from senior debt .........................................           --             --         99,300
    Payments on senior and subordinated debt ..........................     (103,000)            --             --
    Proceeds from issuance of subordinated notes ......................           --        146,855             --
    Increase in revolving credit facilities ...........................      633,332        192,550             --
    Increase (decrease) in debt with maturities of three months
      or less .........................................................           --        (47,100)        47,100
    Increase (decrease) in warehouse loan facility ....................       (1,703)       (19,007)         4,351
    Proceeds from ESOP debt ...........................................           --            850          6,350
    Payments on ESOP debt .............................................       (1,516)        (1,517)        (1,179)
    Cash dividends paid ...............................................      (12,235)       (14,750)       (13,897)
    Increase (decrease) in managed cash overdraft .....................      (13,625)        13,625        (27,178)
    Purchases of treasury stock .......................................           --           (629)            --
    Decrease (increase) in unearned ESOP compensation .................        1,851         (2,514)        (5,171)
    Proceeds from exercise of stock options and warrants ..............          113            222          1,551
                                                                         -----------    -----------    -----------
        Net cash provided by financing activities .....................      503,217        259,819        114,520
                                                                         -----------    -----------    -----------
  Net cash flows from discontinued operations .........................      (89,214)       (33,013)       (10,771)
                                                                         -----------    -----------    -----------
  Increase (decrease) in cash and cash equivalents ....................      229,431        (13,928)         9,226
  Cash and cash equivalents at beginning of period ....................          582         14,510          5,284
                                                                         -----------    -----------    -----------
  Cash and cash equivalents at end of period ..........................  $   230,013    $       582    $    14,510
                                                                         ===========    ===========    ===========


                See notes to consolidated financial statements.

           UNITED COMPANIES FINANCIAL CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                        ACCUMULATED
                                                                           OTHER                    TREASURY       TOTAL
                                                          ADDITIONAL   COMPREHENSIVE    RETAINED    STOCK AND   STOCKHOLDERS
                                  PREFERRED    COMMON      PAID-IN        INCOME        EARNINGS      ESOP         EQUITY
                                                                                       (DEFICIT)                 (DEFICIT)
                                  ----------  ----------  -----------  -------------- ------------ ----------- --------------
                                                                         (IN THOUSANDS)
BALANCE, DECEMBER 31, 1995 .....  $   3,910    $  58,604    $ 179,848    $      37    $ 122,816    $ (12,741)   $ 352,474
Net income .....................                                                         81,660                    81,660
Dividends declared .............                                                        (13,897)                  (13,897)
Increase in ESOP debt ..........                                                                      (5,171)      (5,171)
Common stock options
  exercised ....................                     651        4,002                                               4,653
Release of ESOP shares .........                                  547                                                 547
Mark-to-market adjustment on
  investments ..................                                                11                                     11
                                  ---------    ---------    ---------    ---------    ---------    ---------    ---------
BALANCE, DECEMBER 31, 1996 .....      3,910       59,255      184,397           48      190,579      (17,912)     420,277
Net income .....................                                                         74,600                    74,600
Dividends declared .............                                                        (14,750)                  (14,750)
Increase in ESOP debt ..........                                                                      (2,514)      (2,514)
Common stock options
  exercised ....................                     500        2,928                                               3,428
Treasury shares acquired .......                                                                        (629)        (629)
Release of ESOP shares .........                                  167                                                 167
Preferred stock converted ......       (114)         188          (74)                                                 --
Mark-to-market adjustment on
  investments ..................                                                50                                     50
                                  ---------    ---------    ---------    ---------    ---------    ---------    ---------
BALANCE, DECEMBER 31, 1997 .....      3,796       59,943      187,418           98      250,429      (21,055)     480,629
                                  ---------    ---------    ---------    ---------    ---------    ---------    ---------
Net loss .......................                                                       (583,896)                 (583,896)
Dividends declared .............                                                        (12,236)                  (12,236)
Decrease in ESOP debt ..........                                                                       1,851        1,851
Restricted stock transactions...                     (66)         150                                                  84
Common stock options
  exercised ....................                      35           78                                                 113
Preferred stock converted ......       (481)         794         (313)                                                 --
Release of ESOP shares .........                                 (719)                                               (719)
Mark-to-market adjustment on
  investments ..................                                                15                                     15
                                  ---------    ---------    ---------    ---------    ---------    ---------    ---------
BALANCE, DECEMBER 31, 1998 .....  $   3,315    $  60,706    $ 186,614    $     113    $(345,703)   $ (19,204)   $(114,159)
                                  =========    =========    =========    =========    =========    =========    =========


                See notes to consolidated financial statements.

             UNITED COMPANIES FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

1.      ACCOUNTING POLICIES

     1.1 Principles of Consolidation. The consolidated financial statements include the accounts and operations of United Companies Financial Corporation and subsidiaries (the "Company" or "United Companies"), all of which are wholly-owned. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

     1.2 Loan Accounting. Prior to its disposition or closing of its lending operations, the Company originated and purchased loans (which includes for purposes hereof manufactured housing installment loan and installment sale contracts) for its own portfolio and for sale and/or securitization in the secondary market. Loans held for sale are carried at lower of cost or market.

     1.2(a) Loan Sales. On and prior to December 31, 1998, the Company sold substantially all loans which it originated or purchased as asset-backed securities and, prior to the 1998 fourth quarter securitization transaction, generally retained the servicing rights on loans sold. The Company has closed or sold all of its loan origination operations. See Note 2. Under the sales/servicing agreements, the buyer receives the principal collected on the loan and an agreed upon rate of return on the outstanding principal balance, the Company retains the excess of the interest at the contractual rate over the sum of the rate paid to the buyer (the "pass-through" rate), a normal servicing fee, and, where applicable, the trustee fee and surety bond fee. At the time of sale, the Company allocated a portion of its basis in the loans to mortgage servicing rights which is recorded as an asset (Capitalized mortgage servicing rights), recorded as an asset the fair value of the excess interest retained by it (Interest-only and residual certificates), made a provision for an allowance for losses on the loans sold, and recognized the resulting loan sale gain as revenue. The fair value of the Company's Interest-only and residual certificates, which is net of the allowance for loan losses, was determined at the time of sale by the Company by computing the present value of the cash flows of the excess interest retained by the Company expected to be received by it (using the expected dates that such interest is to be released from the related reserve accounts), discounted at an interest rate that the Company believed an unaffiliated third-party purchaser would require as a rate of return on a financial instrument comprised of such cash flows. These amounts were calculated using prepayment, default and loss severity assumptions based on the actual experience of the Company's serviced portfolio for home equity loans and comparable industry prepayment statistics for manufactured housing contracts. On a quarterly basis, the Company reviews the fair value of the Interest-only and residual certificates by analyzing its prepayment and other assumptions in relation to its actual experience, and, if necessary, adjusts the carrying value of the Interest-only and residual certificates to such fair value through a charge or credit to earnings. See Note 3 for a discussion of the revised assumptions utilized by the Company as a result of such review and analysis, and the consequent writedown to the carrying value of the Interest-only and residual certificates, as of December 31, 1998. These assumptions, revised as of a quarter end, are utilized by the Company in calculating loan sale gain for home equity loans and manufactured housing contracts sold during the quarter then ended.

     1.2(b) Nonrefundable Loan Fees. Loan origination fees and incremental direct costs associated with loan originations are deferred and recognized over the lives of the loans as an adjustment to yield, using the interest method. Unamortized costs and fees are recognized upon sale of the loan or related asset-backed securities to third parties.

     1.2(c) Loan Servicing. On and prior to September 30, 1998, the Company generally retained the right to service loans it originated or purchased and subsequently sold or securitized in the secondary market. The Company did not retain the servicing on its 1998 fourth quarter securitization transaction. Fees for servicing loans are generally based on a stipulated percentage of the outstanding principal balance of such loans. The Company recognizes, as separate assets, rights to service loans for others that have been acquired through either the purchase or origination of such loans. The implementation by the Company of Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS No. 125") on January 1, 1997, did not have a material impact on the Company's calculation of mortgage servicing rights.

     1.2(d) Allowance for Loan Losses. The Company's loan sale agreements for home equity loans generally provide for the subordination to a limited extent of cash in reserve accounts and excess interest spread retained relating to the loans sold. The subordination relates to credit losses which may occur after the sale of the loans and continues until the earlier of the payment in full of the loans or the termination of the agreement pursuant to which the loans were sold. In connection with the securitization of home equity loans and sale of the asset-backed certificates backed by such loans, the excess interest retained by the Company is generally subordinated to a limited extent to the sold certificates and used to fund a reserve account, thereby providing additional credit enhancement to the holders of the certificates. In connection with the securitization of manufactured housing contracts and sale of asset-backed certificates backed by such contracts, a senior/subordinated structure was generally utilized in which credit enhancement is provided to the senior certificates by the subordinated certificates. A senior/subordinated structure was utilized by the Company in its 1998 fourth quarter home equity securitization transaction. The senior/subordinated structure does not utilize a reserve account. The 1998 fourth quarter securitization transaction, along with two earlier 1998 home equity loan securitization transactions which have no reserve accounts and one of the 1997 home equity loan securitization transactions which has a reserve account, provides for an "overcollateralization" feature whereby the excess interest spread retained by the Company, net of the portion thereof used to cover losses on the securitized loans, is applied against the principal balance of the asset-backed certificates backed by such loans. This application, in the absence of losses, accelerates the amortization of the principal balance of the asset-backed certificates relative to the amortization of the loans backing such certificates, so that the principal balance of the loans will exceed the principal balance of the certificates. This application, which is a part of the credit enhancement provided in these securitization transactions, continues until the level of overcollateralization equals the amount specified in the related loan sale agreement, at which time such application ceases unless necessary to maintain the level of overcollateralization at its required level. Regardless of the structure of the loan sale transaction, the Company estimates the amount of future losses under the loan sale agreements and provides a reserve for such losses in determining the amount of gain recorded at the time of the sale and the subsequent carrying value of the Interest-only and residual certificates.

             The Company provides for estimated loan losses on loans owned by the Company by establishing an allowance for loan losses through a charge to earnings. The Company conducts periodic reviews of the quality of the loan portfolio and estimates the risk of loss based upon historical loss experience, prevailing economic conditions, estimated collateral value and such other factors which, in management's judgment, are relevant in estimating the adequacy of the Company's allowance for loan losses. While management uses the best information available in conducting its evaluation, future adjustments to the allowance may be necessary if there are significant changes in historical loss experience, economic conditions, collateral value or other elements used in conducting the review.

     1.2(e) Other. Loans are placed on a nonaccrual status when they are past due 150 days.

     1.2(f) Property Acquired in Satisfaction of Debt. The Company records properties received in settlement of loans ("real estate owned") at the lower of their market value less estimated costs to sell ("market") or the outstanding loan amount plus accrued interest ("cost"). The Company accomplishes this by providing a specific reserve, on a property by property basis, for the difference between market and cost. Market value is generally determined by property valuations performed either by Company personnel or independent appraisers. The related adjustments are included in the Company's provision for loan losses.

     1.3 Investment securities. In accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", the Company classifies securities in one of three categories: "held-to-maturity", "available-for-sale" or "trading". Securities classified as held-to-maturity are carried at amortized cost, whereas securities classified as trading or available-for-sale are recorded at fair value. The adjustment, net of applicable income taxes, for securities classified as available-for-sale is recorded in "Accumulated other comprehensive income" and is included in Stockholders' equity on the consolidated balance sheets and the adjustment for securities classified as trading is recorded in "Investment income" in the consolidated statements of operations. At December 31, 1997, the Company's investment securities primarily consisted of an investment in a limited partnership which was sold in 1998.

     1.4 Property. Property is stated at cost less accumulated depreciation. Depreciation is computed on the straight-line and accelerated methods over the estimated useful lives of the assets.

     1.5 Income Taxes. The Company and its subsidiaries file a consolidated federal income tax return. The Company allocates to its subsidiaries their proportionate share of the consolidated tax liability under a tax allocation agreement whereby each affiliate's federal income tax provision is computed on a separate return basis. Deferred income taxes are provided for the effect of revenues and expenses which are reported in different periods for financial reporting purposes than for tax purposes. Such differences result primarily from providing for loan losses, loan income, loan sale gains and depreciation.

     1.6 Cash Equivalents. For purposes of the Statements of Cash Flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 1998, cash equivalents totaled $192 million primarily with an interest rate of 4.25% per annum.

     1.7 Accounting Standards. In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS No. 125"). SFAS No. 125 focuses on control of the financial asset and provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 provides certain conditions that must be met to determine that control of the financial asset has been surrendered. SFAS No. 125 requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold and the retained interests, if any, based on their relative fair values at the date of transfer. The Company implemented SFAS No. 125 on January 1, 1997. As a result of the implementation of SFAS No. 125, net income for 1997 was increased by $4.5 million or $.14 per share on a diluted basis.

             In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits -- an amendment of FASB Statements Nos. 87, 88 and 106" ("SFAS No. 132"), which is effective for fiscal years beginning after December 15, 1997. SFAS No. 132 establishes standards for disclosures about pension and other postretirement benefit plans and does not change the current methods of measurement or recognition of those plans. The adoption of this standard did not have a material impact on the Company's financial statement presentation and related disclosures.

             In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize, at fair value, all derivatives as either assets or liabilities. The accounting for changes in the fair value of a derivative is dependent upon the intended use of the derivative. SFAS No. 133 is effective for all periods beginning after June 15, 2000. Earlier application of the provisions of SFAS No. 133 is encouraged, but is permitted only as of the beginning of any quarter that begins after issuance of the Statement. Retroactive application is not allowed. The Company is reviewing the provisions of this pronouncement but has not yet determined the effect of its implementation on the Company's financial condition or results of operations.

             In October 1998, the FASB issued Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" ("SFAS No. 134"), which is effective for the first fiscal quarter beginning after December 15, 1998. Early application is encouraged and is permitted as of the issuance of the Statement. SFAS No. 134 requires that, after the securitization of mortgage loans held for sale, any retained investment in the related mortgage-backed securities be classified in accordance with the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", based on the entity's ability and intent to sell or hold the investment. Prior to SFAS No. 134, the Company was required to classify its retained interests as a trading security even though it had no intent to dispose of the security. Upon adoption, the Company intends to classify its Interest-only and residual certificates as "available-for-sale" and subsequent adjustments in carrying value will result in such adjustments being made in Stockholders' equity (deficit) on the Company's consolidated balance sheets and will be reflected as a component of Comprehensive income (loss) on the Company's consolidated statements of operations. However, other than temporary declines in values, the effects of changes in any assumptions would still have to be recognized in income immediately. Securities subject to substantial prepayment risk, such as the Interest-only and residual certificates, cannot be classified as held-to-maturity. The Company is reviewing the provisions of this pronouncement but has not yet determined the effect of its implementation on the Company's financial condition or results of operations.

     1.8 Financial Instruments. The Company from time to time entered into interest rate hedge mechanisms to manage its exposure to interest rate changes in connection with the securitization and sale of its loans. The Company closed out the hedge position to coincide with the related loan sale and securitization transactions and recognized the results of the hedge transaction in determining the amount of the related loan sale gain. The Company did not have any open hedge positions at December 31, 1998 or 1997 other than the interest rate caps discussed in the next paragraph.

             The hybrid loan product originated by the Company was securitized using floating rate certificates with rates based on the one-month London interbank offered rate ("LIBOR"). To hedge the interest rate exposure during the fixed rate period of these loans, the Company purchased in 1998 floating interest rate caps, also based on one-month LIBOR, in the aggregate notional amount of $2.6 billion which limited the exposure to rising interest rates. Each reporting period, the Company marks-to-market the value of these hedges. At December 31, 1998 the fair market value of the Company's interest rate caps was approximately $4.8 million. In February 1999, a $1.6 billion notional amount interest rate cap owned by the Company was sold for $3.2 million resulting in a loss of approximately $1.0 million, leaving at July 31, 1999, approximately $560 million of the Company's hybrid loan portfolio protected and the remaining $863 million unprotected.

     1.9 Basic and Diluted Earnings (Loss) Per Common Share. Basic earnings
(loss) per share ("EPS") excludes dilution and is computed by dividing earnings by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings (loss) of the entity.

     1.10 Reclassifications. Certain prior year amounts have been reclassified to conform with the current year presentation. Such reclassifications had no effect on net income.

     1.11 Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. SUBSEQUENT EVENTS-PROCEEDINGS UNDER CHAPTER 11.

     On March 1, 1999, the Company and 11 of its wholly-owned subsidiaries (collectively, the "Debtors") filed petitions for reorganization under Chapter 11 of Title 11 of the United States Code ("the Bankruptcy Code"). The petitions were filed in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") under case numbers 1119900451-461(the "Chapter 11 Cases"). The Chapter 11 Cases have been procedurally consolidated for administrative purposes. The Debtors continue to manage their affairs and operate their businesses as debtors-in-possession while the Chapter 11 Cases are pending. As debtors-in-possession, the Debtors may not engage in transactions outside of the ordinary course of business without approval, after notice and hearing, of the Bankruptcy Court. As part of the Chapter 11 Cases, the Debtors intend to develop a plan or plans of reorganization that will restructure their respective liabilities. Such plans will be subject to the approval of the Bankruptcy Court in accordance with Section 1129 of the Bankruptcy Code.

             Generally, actions to enforce or otherwise effect repayment of all prepetition liabilities as well as all pending litigation against the Debtors are stayed while the Debtors continue their business operations as debtors-in-possession. Schedules have been filed by the Debtors with the Bankruptcy Court setting forth the assets and liabilities of the Debtors as of the filing date as reflected in the Debtors' accounting records. Differences between amounts reflected in such schedules and claims filed by creditors will be investigated and amicably resolved or adjudicated before the Bankruptcy Court or such other court, tribunal or board of competent jurisdiction. The ultimate amount and settlement terms for such liabilities are subject to a plan or plans of reorganization, and accordingly, are not presently determinable.

             Under the Bankruptcy Code, the Debtors may elect to assume or reject real estate leases, employment contracts, personal property leases, service contracts and other executory pre-petition contracts, subject to Bankruptcy Court review. The Company cannot presently determine or reasonably estimate the ultimate liability that may result from rejecting leases or from the filing of claims for any rejected contracts, and no provisions have been made for these items in the accompanying consolidated financial statements of the Company.

             Subsequent to the filing of the Chapter 11 Cases, the Debtors entered into a Post Petition Loan and Security Agreement (the "Loan Agreement") with Greenwich Capital Financial Products, Inc. and The CIT Group/Business Credit, Inc. and a Post Petition Whole Loan Purchase Facility (the "Purchase Facility") with Greenwich Capital Financial Products, Inc. to provide secured debtor-in-possession financing. The Loan Agreement provides for borrowings, on a revolving basis, dependent upon the Debtors' level of inventory of mortgage loans and initially was established at $150 million with provisions to increase the maximum amount to $300 million, with Bankruptcy Court approval. The Purchase Facility provides for a commitment to purchase up to $500 million of qualifying loans. The Purchase Facility was initially approved up to $75 million with provisions to increase the maximum limit to $500 million at a later date. In May, 1999, the Bankruptcy Court issued a final order confirming the debtor-in-possession financing at the interim aggregate level of $225 million, of which $150 million was available under the Loan Agreement and $75 million was available under the Purchase Facility. At July 31, 1999, the Debtors had $10.5 million outstanding under the Loan Agreement.

             On March 22, 1999, the Company announced that it would close its GINGER MAE subsidiary after efforts to sell that business were unsuccessful. As of July 31, 1999, the closure of this unit, as well as the previously announced closure of its correspondent (Unicor) and manufactured housing (United Companies Funding) lending units, had been completed.

           The Company also announced on March 22, 1999 its decision to market for sale its home equity loan retail lending platform. On April 16, 1999, the Company announced that it had accepted a bid from Aegis Mortgage Corporation ("Aegis") to purchase 127 retail branches, subject to Bankruptcy Court approval. The Company also announced that it would close its remaining retail loan origination branches, thereby exiting all loan origination channels. On April 26, 1999, the Company and certain of its affiliates (the "Sellers") entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") with Aegis and Cerberus Partners, L.P., whereby the Sellers agreed to sell to Aegis certain assets of their loan origination business for a purchase price of (i) $3,000,000, plus (ii) certain agreed upon expenses incurred during the month of May, 1999 equal to $7,300,000. The assets sold under the Asset Purchase Agreement included (i) loans originated by the Sellers prior to the closing date which had not been funded and closed as of such date, (ii) all rights of the Sellers under certain of the various contracts and leases relating to the loan origination business, (iii) certain of the computer software relating to such business, and (iv) the UC Lending(R) tradename. By order dated May 11, 1999, the Bankruptcy Court approved the sale pursuant to the terms of the Asset Purchase Agreement. The Aegis transaction closed on June 1, 1999. The net assets and resulting loss relating to this sale were not material to the consolidated financial statements of the Company.

             The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles which contemplate a going concern basis of accounting and do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company's recent losses from operations and the related Chapter 11 Cases raise substantial doubt about the Company's ability to continue as a going concern. The appropriateness of using the going concern basis is dependent upon, among other things, (i) the Company's ability to comply with the debtor-in-possession financing agreements approved by the Bankruptcy Court, (ii) confirmation of a plan of reorganization under the Bankruptcy Code, (iii) the Company's ability to achieve profitable operations after such confirmation, (iv) the Company's ability to retain the servicing of its securitized home equity loans and manufactured housing contracts (see Note 14), and (v) the Company's ability to generate sufficient cash from operations to meet its obligations.

             A plan or plans of reorganization could materially change the amounts currently recorded in the financial statements. The financial statements do not give effect to any adjustment to the carrying value of assets or amounts and classifications of liabilities that might be necessary as a result of the Chapter 11 Cases.

3.   INTEREST-ONLY AND RESIDUAL CERTIFICATES -- NET

     On and prior to December 31, 1998, the Company sold substantially all of the loans it originated as asset-backed securities and generally retained the servicing rights on loans sold. In its securitization transactions, the Company received, in addition to cash proceeds, Interest-only and residual certificates created as a result of such securitizations. In addition, the Company also recognized as an asset the capitalized value of mortgage servicing rights. These assets constitute a substantial portion of the Company's total assets and loan sale gains resulting from securitizations represent the largest component of the Company's revenues.

     Realization of the value of these Interest-only and residual certificates and Capitalized mortgage servicing rights in cash is subject to the prepayment and loss characteristics of the underlying loans and to the timing and ultimate stream of cash flows associated with such loans. In its determination of the fair value of the Interest-only and residual certificates at the time of the sale of the loans, the Company used prepayment, default and loss severity assumptions based on the actual experience of the Company's serviced portfolio for home equity loans, expected future performance, and comparable industry prepayment statistics for manufactured housing contracts. On a quarterly basis, the Company reviews the fair value of the Interest-only and residual certificates by analyzing its prepayment and other assumptions in relation to its actual experience, and, if necessary, adjusts the carrying value of the Interest-only and residual certificates to such value through a charge or credit to earnings. The assumptions utilized by the Company as a result of such review and analysis, and the consequent writedown to the carrying value of the Interest-only and residual certificates, as of December 31, 1998, are described below in this Note 3.

     The Company was unable, during and subsequent to the fourth quarter of 1998, to reach a satisfactory restructuring of its $850 million unsecured credit facility, which was a factor in the Company's ability to accomplish its restructuring plan. In addition, in December 1998, the Company used a senior/subordinate structure for its home equity loan securitization transaction as it was unable to utilize, on acceptable terms, a structure in which the publicly sold asset-backed securities are insured by a third-party certificate insurer. In addition, the servicing for this securitization transaction was not retained by the Company because acceptable terms for such retention were unavailable. These factors, the repercussions affecting the "subprime" industry in general, the bankruptcy filing discussed in Note 2, and the other factors discussed herein were considered by the Company in its review and analysis, and in the revisions made by it to its assumptions as of December 31, 1998, as discussed in the following paragraphs.

     The following prepayment assumptions were used by the Company as of December 31, 1998, in the valuation of its Interest-only and residual certificates:

     o A life-to-date prepayment speed (i.e., an average lifetime prepayment speed) of 30.1%, based on a seasoning curve, for the Company's fixed rate loan products. The curve begins at 4% in month one, increases to 34% in month fifteen and stays constant until month 26, ramps down to 30% in month 44 and remains constant at this rate until maturity. At December 31, 1998, the Company had $3.7 billion in fixed rate home equity loans in its servicing portfolio.

     o A life-to-date prepayment speed of 33.3%, based on a seasoning curve, for the Company's adjustable rate loan products ("ARMs"). The curve begins at 14% in month one, peaks at 39% in month twelve, decreases to 38% in month 16 and remains at this rate until month 36, ramps down to 30% in month 44 and remains constant at this rate until maturity. At December 31, 1998, the Company had $0.9 billion in ARMs in its servicing portfolio.

     o Generally a life-to-date prepayment speed of 30.5%, based on a seasoning curve, for the Company's hybrid loan products, i.e., loan products that have coupon rates fixed for two or three years and that become adjustable thereafter. The curve begins at 4% in month one, ramps to 35% in month fifteen and stays constant until month 20, ramps down to 30% in month 44 and remains constant at this rate until maturity. At December 31, 1998, the Company had $1.8 billion in hybrid loans in its servicing portfolio, of which $1.5 billion originally had rates fixed for three years.

     The following prepayment assumptions were used by the Company as of December 31, 1997, in the valuation of its Interest-only and residual certificates:

     o A life-to-date prepayment speed of 24%, based on a seasoning curve , for the Company's fixed rate loan products. The curve begins at 9% in month one, increases to 27% in month twelve, increases to 30% in month 20 and stays constant until month 36, ramps down to 17% in month 53 and remains constant at this rate until maturity. At December 31, 1997, the Company had $3.2 billion in fixed rate home equity loans in its servicing portfolio.

     o A life-to-date prepayment speed of 28%, based on a seasoning curve, for the Company's ARMs. The curve begins at 14% in month one, reaches 32% by month 12, increases to 34% in month 18 and stays constant until month 28 when it declines to 33% and remains at this rate until month 48, then ramps down to 17% in month 56 and remains at 17% until maturity. At December 31, 1997, the Company had $1.1 billion in ARMs in its servicing portfolio.

     o Generally, a life-to-date prepayment speed of 24%, based on a seasoning curve, for the Company's hybrid loan products. The curve begins at 4% in month one, increases to 22% in month 12, continues to increase to 30% in month 30 and stays constant until month 40, ramps down to 20% by month 56 and remains constant at this rate until maturity. At December 31, 1997, the Company had $1.0 billion in hybrid loans in its servicing portfolio, of which $644 million had rates fixed for three years.


     The other assumptions used by the Company in its valuation of its home equity loan Interest-only and residual certificates as of December 31, 1998 were as follows: the Company used an effective discount rate assumption of approximately 22% on cash flows (net of the related allowance for loan losses) from its home equity loan securitization transactions expected to be received by the Company, including certain cash in the related reserve accounts. The Company used projected cumulative undiscounted losses of approximately 770 basis points for all its home equity loan products.

     The other assumptions used by the Company in its valuation of its home equity loan Interest-only and residual certificates as of December 31, 1997, were as follows: the Company used an effective discount rate assumption of approximately 9% on cash flows (net of the related allowance for loan losses) from its home equity loan securitization transactions expected to be received by the Company, including certain cash in the related reserve accounts. The Company used projected cumulative undiscounted losses of approximately 250 basis points for its fixed rate home equity loan products and 200 basis points for its ARMs and hybrid home equity loan products.

     The following information describes the assumptions used by the Company as of December 31, 1998, in the valuation of its manufactured housing product Interest-only and residual certificates:

     At December 31, 1998, the Company maintained its prepayment and loan loss assumptions while increasing the discount rate assumption. The prepayment assumption used by the Company assumed a life-to-date prepayment speed of 8.7%, based on a seasoning curve that begins at 5.55% in month one, ramps up to 9.0% by month 24 and remains constant at 9.0% until maturity. At December 31, 1998 the Company had $721 million of manufactured housing loans in its servicing portfolio. The effective discount rate assumption used by the Company was increased from approximately 12% at December 31, 1997, to 18% at December 31, 1998 based on cash flows (net of the related allowance for loan losses) expected to be received by the Company from its manufactured housing product securitization transactions. The Company used projected cumulative undiscounted losses of approximately 685 basis points for all its manufactured housing products.

     A summary analysis of the changes in the Company's Interest-only and residual certificates, net of the allowance for loan losses, for the indicated periods is as follows:


                                                                       YEAR ENDED DECEMBER 31,
                                                                    ----------------------------
                                                                        1998             1997
                                                                    ------------    ------------
                                                                            (in thousands)


Balance, beginning of year ......................................   $    882,116    $    604,474
Interest-only and residual certificates on loans sold ...........        345,530         355,743
Net increase in allowance for losses on loans sold(1) ...........       (100,270)        (33,462)
Net increase in required levels of reserve accounts and
     overcollateralization ......................................        173,570         138,070
Writedown on Interest-only and  residual certificates-net .......       (605,562)             --
Amortization of Interest-only and residual certificates .........       (232,880)       (182,709)
                                                                    ------------    ------------
Balance, December 31 ............................................   $    462,504    $    882,116
                                                                    ============    ============


(1)  Excludes amount of writedown set forth in this table

     The following schedule sets forth the components of the Interest-only and residual certificates owned by the Company at the indicated dates, which are recorded at fair value:


                                                                     DECEMBER 31,
                                                            ----------------------------
                                                                1998            1997
                                                            ------------    ------------
                                                                    (in thousands)

Certificated interests ..................................   $    405,385    $    599,426
Reserve accounts and overcollateralization levels (1) ...        562,823         389,253
Allowance for losses on loans serviced ..................       (505,704)       (106,563)
                                                            ------------    ------------
     Total ..............................................   $    462,504    $    882,116
                                                            ============    ============


     (1) At December 31, 1998 and 1997, includes $500.3 million and $383.0 million, respectively, in temporary investment-reserve accounts and $62.5 million and $6.3 million, respectively, in overcollateralization levels.

     During the fourth quarter of 1998, the Company recorded a $605.6 million writedown to the valuation of its Interest-only and residual certificates, net of the allowance for loan losses. The writedown resulted from a $306.7 million negative adjustment to the Interest-only and residual certificates and a $298.9 million increase to the allowance for loan losses. The writedown to the Interest-only and residual certificates, net of the allowance for loan losses, consisted of (1) $160.8 million from an increase in the effective discount rate assumptions applied by it to expected future cash releases from the securitization trusts; (2) $338.3 million from an increase in its estimated cumulative credit loss rate; (3) $69.5 million from increasing its prepayment speed assumptions; (4) $20.0 million from the estimated impact of delinquency triggers in the related securitization trusts which require increased levels of reserve accounts and overcollateralization under specified circumstances; and
(5) $17.0 million from marking certain subordinated certificates retained by the Company in securitization transactions to estimated market value.

     The Company raised its discount rate assumption at December 31, 1998 as described above to reflect, in addition to the other factors described herein, market expectations for a higher rate of return in this asset class and the effect of the distressed state of the Company. Additionally, the Company raised its estimate as of December 31, 1998, of the cumulative undiscounted credit loss assumption on all home equity loan products as described above to reflect, in addition to such other factors, anticipated increased loss severity, higher out of pocket costs of disposal of repossessed properties and deteriorating delinquency in the portfolio of loans serviced.

     A modest change in the prepayment speed, credit loss and discount rate assumptions used by the Company in the valuation of its Interest-only and residual certificates can have a relatively large impact on the fair value of this asset. The table below illustrates the impact of a positive or negative change in a single assumption used by the Company to determine the fair value of the related Interest-only and residual certificates while keeping the absolute value of the other two assumptions constant. The impact of changes in the assumptions is not linear. As of December 31, 1998, changes in the assumptions would have approximately the following impact on the fair value of this asset:



                ASSUMPTION                             CHANGE                 FAIR VALUE IMPACT
                ----------                             ------                 -----------------

Life-to-date prepayment speed                     +100 basis points             $(10 million)
Life-to-date prepayment speed                     -100 basis points             $ 10 million
Cumulative undiscounted losses                    + 10 basis points             $ (7 million)
Cumulative undiscounted losses                    - 10 basis points             $  7 million
Discount rate                                     +100 basis points             $ (6 million)
Discount rate                                     -100 basis points             $  6 million


     The following table reflects the composition of finance income, fees earned and other loan income for the periods indicated:


                                                                    YEAR ENDED DECEMBER 31,
                                                         --------------------------------------------
                                                             1998            1997            1996
                                                         ------------    ------------    ------------
                                                                       (IN THOUSANDS)



Servicing fees and excess interest collected .........   $    268,568    $    193,369    $    134,668
Loan origination fees ................................        145,191         110,348          83,932
Loan interest ........................................         40,504          23,579          19,868
Other loan income ....................................          5,171          13,229           9,621
Amortization of Interest-only and
   residual certificates .............................       (232,880)       (182,709)       (127,602)
Amortization of Capitalized mortgage
   servicing rights ..................................        (34,125)         (9,272)         (2,879)
Additional provision for losses on serviced loans ....        (63,830)         (9,515)          5,218
                                                         ------------    ------------    ------------
          Total ......................................   $    128,599    $    139,029    $    122,826
                                                         ============    ============    ============

4.   LOANS -- NET

     4.1 Loans Owned. The following schedule sets forth the components of Loans owned by the Company at December 31, 1998 and 1997:


                                                             DECEMBER 31,
                                                     ----------------------------
                                                         1998            1997
                                                     ------------    ------------
                                                             (IN THOUSANDS)

Loans held for sale ..............................   $    120,245    $    120,316
Other loans ......................................         97,030          50,200
                                                     ------------    ------------
           Total .................................        217,275         170,516

Real estate owned:
     Home equity .................................          4,482           6,365
     Commercial and other ........................          1,886           3,173
Nonrefundable loan fees ..........................         (4,896)         (2,760)
Other ............................................         (1,148)         (1,396)
                                                     ------------    ------------
           Total .................................        217,599         175,898
                                                     ------------    ------------

Less:
     Allowance for loan losses ...................        (26,317)         (3,691)
                                                     ------------    ------------
                                                     $    191,282    $    172,207
                                                     ============    ============


         Included in Other loans at December 31, 1998 and 1997 were nonaccrual loans totaling $17.0 million and $10.1 million, respectively.

     4.2 Loans Serviced. The following table sets forth the loans serviced by the Company for third parties at December 31, 1998 and 1997, by type of loan. The serviced portfolio at December 31, 1998 includes approximately $697.5 million of loans sold on a servicing released basis in the fourth quarter of 1998 on which the servicing was transferred in the first quarter of 1999. Substantially all of these loans were originated by the Company:


                                                   DECEMBER 31,
                                           ---------------------------
                                               1998            1997
                                           ------------   ------------
                                                  (IN THOUSANDS)

Home equity ............................   $  6,352,920   $  5,353,429
Manufactured housing contracts (1) .....        720,522        295,012
Other ..................................         22,657         33,319
                                           ------------   ------------
          Total ........................   $  7,096,099   $  5,681,760
                                           ============   ============


        (1) At December 31, 1997, approximately $135.9 million land-and-home contracts were included in home equity loans that are classified as manufactured housing contracts at December 31, 1998.

     4.3 Loan Loss Allowances. The Company provides an estimate for future credit losses in an Allowance for loan losses for loans owned by the Company and for loans serviced for others. These allowance accounts are deducted in the Company's balance sheet from the asset to which they apply.


                                                                     YEAR ENDED DECEMBER 31, 1998
                                                          --------------------------------------------
                                                              OWNED           SERVICED        TOTAL
                                                          ------------    ------------    ------------
                                                                           (IN THOUSANDS)


Allowance for loan losses, beginning of period ........   $      3,691    $    106,563    $    110,254
Provision for loan losses .............................          4,369         150,016         154,385
Additional provision for loan losses - valuation
       adjustment .....................................         22,555         298,871         321,426
Net loans charged off (1) .............................         (4,298)        (49,746)        (54,044)
                                                          ------------    ------------    ------------
Allowance for loan losses, end of period ..............   $     26,317    $    505,704    $    532,021
                                                          ============    ============    ============



                                                                  YEAR ENDED DECEMBER 31, 1997
                                                         ------------    ------------    ------------
                                                             OWNED          SERVICED         TOTAL
                                                         ------------    ------------    ------------
                                                                         (IN THOUSANDS)


Allowance for loan losses, beginning of period .......   $      4,141    $     73,102    $     77,243
Provision for loan losses ............................          3,955          62,804          66,759
Net loans charged off (1) ............................         (4,405)        (29,343)        (33,748)
                                                         ------------    ------------    ------------
Allowance for loan losses, end of period .............   $      3,691    $    106,563    $    110,254
                                                         ============    ============    ============

             (1) Excludes accrued interest

             As of December 31, 1998, approximately $6.3 billion of home equity loans sold were serviced under agreements substantially all of which provide for the subordination of cash and excess interest spread owned by the Company for credit losses. The maximum recourse associated with sales of home equity loans according to the terms of the loan sales agreements was approximately $1.6 billion at December 31, 1998, substantially all of which relates to the subordinated cash and excess interest spread. The Company's estimate of its losses on home equity loans, based on historical loan loss experience, was approximately $476.9 million at December 31, 1998 and is recorded in the Company's allowance for loan losses on serviced loans. In addition, at December 31, 1998, the maximum recourse associated with the sale of approximately $721 million of manufactured housing contracts in securitization transactions according to the related contract sale agreements was approximately $67 million. The Company's estimate of its losses on these contracts, based on industry loss statistics, was approximately $28.8 million and is also recorded in the Company's allowance for loan losses on serviced loans. The allowance for loan losses on serviced loans is reflected as a reduction in the Company's Interest-only and residual certificates (See Note 3). Should credit losses on loans sold with limited recourse, or subordination of cash and excess interest spread owned by the Company, materially exceed the Company's estimate for such losses, such consequence will have a material adverse impact on the Company's operations.

     4.4 Concentration of Credit Risk. The Company's serviced portfolio is geographically diversified. Although the Company serviced mortgage loans in 50 states and the District of Columbia, at December 31, 1998, a substantial portion of home equity loans serviced were originated or acquired in California (9.3%), Louisiana (7.8%), Florida (6.6%), Ohio (6.3%) and North Carolina (5.3%), respectively, and no other state accounted for more than 4.7% of the serviced portfolio. The portfolio of manufactured housing contracts serviced were originated primarily in South Carolina (15.6%), Texas (13.6%), and North Carolina (12.8%). The risk inherent in such concentrations is dependent not only upon regional and general economic stability which affects property values, but also the financial well-being and creditworthiness of the borrower.

     4.5 Commitments. The Company used a prefunding feature in connection with its loan securitization transactions. At December 31, 1998 approximately $52 million was held in a prefunding account for the purchase of the Company's loans during the first quarter of 1999. Such loans were delivered in February, 1999.

5.   PROPERTY -- NET

     Property is summarized as follows as of the indicated dates:


                                                  DECEMBER 31,
                                           ----------------------------
                                               1998            1997
                                           ------------    ------------
                                                  (IN THOUSANDS)

Land and buildings .....................   $     23,911    $     41,442
Furniture, fixtures and equipment ......         37,515          34,926
                                           ------------    ------------
          Total ........................         61,426          76,368
Less accumulated depreciation ..........        (15,543)        (14,318)
                                           ------------    ------------
          Total ........................   $     45,883    $     62,050
                                           ============    ============


     During 1998, the Company sold real estate investment property with a carrying value of $24.3 million and recognized a $8.3 million gain on the sale of these assets.

     Rental expense on operating leases, including real estate, computer equipment and automobiles, totaled $13.5 million, $11.8 million and $9.3 million during 1998, 1997 and 1996, respectively. Minimum annual commitments at December 31, 1998 under operating leases that are noncancellable, except those that may be rejected in the Chapter 11 Cases (see Note 2), are as follows (in thousands):


1999....................................................  $       11,397
2000....................................................           8,709
2001....................................................           5,470
2002....................................................           2,683
2003....................................................           1,138
                                                          --------------
          Total.........................................  $       29,397
                                                          ==============

6.   CAPITALIZED MORTGAGE SERVICING RIGHTS

     The following table summarizes the activity in Capitalized mortgage servicing rights for 1998 and 1997:



                                         YEAR ENDED DECEMBER 31,
                                      ----------------------------
                                          1998            1997
                                      ------------    ------------
                                             (IN THOUSANDS)


Balance, beginning of year ........   $     48,760    $     23,806
Capitalized amount ................         25,513          34,226
Amortization ......................        (34,125)         (9,272)
                                      ------------    ------------
Balance, end of year ..............   $     40,148    $     48,760
                                      ============    ============


     Amortization in the year ended December 31, 1998 includes the impact of the increase in the assumed prepayment speeds and the estimated costs of servicing loans in the future.

     See Note 14 for a discussion of the contingencies relating to the Company's servicing activities.

7.   NOTES PAYABLE

     Notes payable consisted of the following at the dates indicated:


                                                                      DECEMBER 31,
                                                               ---------------------------
                                                                   1998           1997
                                                               ------------   ------------
                                                                    (IN THOUSANDS)


Senior debt:
     7% Senior unsecured notes due July, 1998 ..............   $         --   $    100,000
     9.35% Senior unsecured notes due November, 1999 .......        125,000        125,000
     7.7% Senior unsecured  notes due January, 2004 ........        100,000        100,000
     Revolving credit facility .............................        825,882        192,550
     Warehouse facilities ..................................          2,962          4,665
     ESOP debt .............................................          8,950         10,466
                                                               ------------   ------------
             Total senior debt .............................      1,062,794        532,681
                                                               ------------   ------------
Subordinated debt:
     8.375% Subordinated unsecured notes due July, 2005 ....        149,231        149,145
     Subordinated debentures ...............................          7,000         10,000
                                                               ------------   ------------
          Total ............................................   $  1,219,025   $    691,826
                                                               ============   ============


     At December 31, 1998 (based on computations completed thereafter), the Company was not in compliance with certain of the financial covenants relating to its debt and, having not cured such non-compliance within the applicable cure periods, is in default thereunder.

     In April 1997, the Company entered into an $800 million senior unsecured revolving credit facility (the "Credit Facility") syndicated with a total of 22 participating lenders and, in July 1998, the Credit Facility was increased to $850 million. The Company used a portion of the proceeds from this three-year credit facility to refinance existing debt and used the remaining proceeds for general corporate purposes, including interim funding of loan originations. A portion of the amount available under the Credit Facility could be used to have letters of credit issued for the Company's account. The Company deposited letters of credit in lieu of depositing cash in the related reserve accounts in certain securitization transactions. As of December 31, 1998, the aggregate principal amount of loans outstanding under the Credit Facility was $826 million and letters of credit in the maximum amount of approximately $24 million, deposited in lieu of cash in the related reserve accounts, were issued under the Credit Facility for the Company's account. As a result, at December 31, 1998, the commitment under the Credit Facility was fully utilized. The amount of these letters of credit outstanding as of December 31, 1997 and 1998, respectively, are not included in Notes payable. However, to the extent there may be a draw in the future on the letters of credit, the amount of such draw will increase Notes payable under "Revolving credit facility".

     On February 3, 1999, the Company announced that it was experiencing difficulties in generating the liquidity necessary to maintain home equity loan production at levels contemplated by its previously announced restructuring plan. As a result of the financial condition of the Company at the time, there was also no availability under warehouse facilities that it had with First Union National Bank ("First Union") and other lenders. As an interim measure, on February 5, 1999, the Company obtained a short term repurchase facility from First Union in the amount of $40 million which was repaid on March 9, 1999, from proceeds under the Company's debtor-in-possession financing. See Note 2.

     The Company maintained at December 31, 1997, in addition to the Credit Facility, two other sources of financing for its home equity loan originations: a warehouse facility provided by the investment banker which acted as lead underwriter for the Company's 1997 fourth quarter home equity loan securitization (the "Investment Bank Warehouse"), and a warehouse facility provided by United Companies Life Insurance Company ("UCLIC"). The Investment Bank Warehouse was directly related to the 1997 fourth quarter home equity loan securitization, initially provided for funding up to $300 million of eligible home equity loans for such securitization and terminated upon the closing of the last delivery of loans under the prefunding accounts relative to this securitization. As of December 31, 1997, $150 million was available and no amounts were outstanding under the Investment Bank Warehouse. At December 31, 1998, there was no similar warehouse facility available to the Company. The warehouse facility provided by UCLIC, which was established upon the sale of UCLIC, initially provided for the purchase of up to $300 million in first mortgage residential loans and matured in July 1999. During 1997, the Company reduced the commitment under this facility to $150 million. At December 31, 1998, the Company had the right for a limited time to repurchase certain loans which were eligible for securitization and as of December 31, 1998, $3.0 million in loans eligible for securitization were funded under this facility. At December 31, 1998, UCLIC had informed the Company that it would not honor any additional funding under this facility.

     In June 1997, the Company publicly sold $150 million of its subordinated unsecured notes (the "Subordinated Notes"). The Subordinated Notes provide for interest payable semi-annually and are not redeemable prior to their maturity on July 1, 2005. The Subordinated Notes bear interest at 8.375% per annum and were issued at a discount from par. Such discount is being amortized using the effective interest method as an adjustment to yield over the life of the Subordinated Notes resulting in an effective interest rate on the Subordinated Notes of 8.48% per annum. The terms of the Subordinated Notes provide that they rank subordinate and junior in right of payment to the prior payment of all existing and future senior indebtedness of the Company.

     In December 1996, the Company publicly sold $100 million of its senior unsecured notes. The December 1996 notes matured and were paid in July of 1998. The Company previously publicly sold $125 million and $100 million of its senior unsecured notes which mature in November 1999 and January 2004, respectively. All of these notes provide for interest payable semi-annually and are not redeemable prior to maturity. The terms of these notes provide that they rank on a parity with other unsecured and unsubordinated indebtedness of the Company. The net proceeds from the sale of these notes were used for working capital purposes.

     At December 31, 1997, the Company also had arrangements with banks providing for short-term unsecured borrowings of up to $9.5 million, none of which was outstanding at December 31, 1997. Borrowings under these lines of credit bore interest at market or prime rates. No similar arrangements existed at December 31, 1998.

     In May 1993, United Companies Lending Corporation, a wholly-owned subsidiary of the Company, entered into a subordinated debenture agreement with UCLIC. In connection with this agreement, this subsidiary borrowed $10 million from UCLIC, $3 million of which matured and was paid in 1998, $3 million of which matures in 2000 and bears an interest rate of 6.64% per annum and $4 million of which matures in 2003 and bears an interest rate of 7.18% per annum.

     The Company made payments for interest of $77.3 million, $40.9 million and $34.4 million during the years ended December 31, 1998, 1997 and 1996, respectively.

     The Company takes no position with respect to the accrual of interest, if any, on its secured and unsecured claims in connection with the Chapter 11 Cases. See Note 2.

8.   INCOME TAXES (BENEFIT)

     The provision (benefit) for income taxes attributable to continuing operations is as follows:


                                                               YEAR ENDED DECEMBER 31,
                                                     -------------------------------------------
                                                         1998            1997           1996
                                                     ------------    ------------   ------------
                                                                   (IN THOUSANDS)


Current ..........................................   $     10,624    $      7,337   $     36,193
Deferred .........................................        (95,393)         37,324         11,235
                                                     ------------    ------------   ------------
          Total ..................................   $    (84,769)   $     44,661   $     47,428
                                                     ============    ============   ============

     Reported income tax expense attributable to continuing operations differs from the amount computed by applying the statutory federal income tax rate to consolidated income from continuing operations before income taxes for the following reasons:


                                                                                YEAR ENDED DECEMBER 31,
                                                                    --------------------------------------------
                                                                       1998            1997             1996
                                                                    ------------    ------------    ------------
                                                                                    (IN THOUSANDS)


Federal income tax (benefit) at statutory rate ..................   $   (220,405)   $     44,397    $     47,242
Differences resulting from:
     Increase in valuation reserve (continuing operations)  .....        134,892              --              --
     State income taxes .........................................            813           1,224             770
     Other ......................................................            (69)           (960)           (584)
                                                                    ------------    ------------    ------------
Reported income tax provision (benefit) .........................   $    (84,769)   $     44,661    $     47,428
                                                                    ============    ============    ============


     The significant components of the Company's net deferred income tax liability at December 31, 1998 and 1997 are as follows:


                                                         DECEMBER 31,
                                                ----------------------------
                                                    1998             1997
                                                ------------    ------------
                                                        (IN THOUSANDS)

Deferred income tax assets:
     Losses not currently deductible ........   $     63,245    $         --
     Allowance for loan losses ..............         86,927             (12)
     Nonrefundable loan fees ................          2,631             965
     Investments ............................            504             504
     Net operating loss carryforward ........         17,500
     Other ..................................            (31)          1,796
                                                ------------    ------------
Deferred income tax assets ..................        170,776           3,253
Valuation reserve ...........................       (142,222)             --
                                                ------------    ------------
Net deferred tax asset ......................         28,554           3,253
                                                ------------    ------------

Deferred income tax liabilities:
     Loan income ............................             --          75,404
     Mortgage servicing rights ..............         17,374          17,066
     Real estate ............................          3,780           4,311
     Other ..................................          7,400           1,857
                                                ------------    ------------
                                                      28,554          98,638
                                                ------------    ------------
Net deferred income tax liability ...........   $         --    $     95,385
                                                ============    ============


     Payments made for income taxes during the years ended December 31, 1998, 1997 and 1996 were $5.5 million, $1.6 million and $32.2 million, respectively.

     At December 31, 1998 and 1997, the Company had a current income tax receivable of $4.7 million and $6.7 million, respectively, included in "Other assets". At December 31, 1998, the Company had a net operating loss carryforward of approximately $50 million which, if not utilized, will expire in the year 2018.

9.   CAPITAL STOCK

     The Company has authorization to issue up to 100,000,000 shares of its $2.00 par value common stock. There were 29,172,916 and 28,791,239 shares outstanding at December 31, 1998 and 1997, respectively, excluding 1,180,117 and 1,180,117 treasury shares. The Company also has authorization to issue 20,000,000 shares of preferred stock of which 1,657,770 shares are currently issued (see discussion of "PRIDES(SM)" below). Included in the authorized preferred stock are 1,000,000 shares of Series A Junior Participating preferred stock and 800,000 shares of Cumulative Convertible preferred stock, none of which is outstanding. In October, 1998, the Company suspended indefinitely payment of future dividends on the Company's common and preferred stock.

     On June 16, 1995, the Company concluded the sale of 1,955,000 shares of its Preferred Redeemable Increased Dividend Equity Securities(SM), 6 3/4% PRIDES(SM), Convertible Preferred Stock, par value $2.00 per share ("PRIDES(SM)"), at a price per share of $44.00. The terms of the PRIDES(SM) provide that dividends on them are cumulative and are payable quarterly in arrears on each January 1, April 1, July 1 and October 1. Net proceeds to the Company were approximately $83.3 million. The net proceeds from the sale of shares of PRIDES(SM) were used for general corporate purposes. During 1998 and 1997, 240,300 and 56,930 shares of PRIDES(SM) were converted into 397,205 and 94,102 shares of the Company's common stock, respectively.

     The terms of the PRIDES(SM) provide that they rank prior to the Company's common stock as to payment of dividends and distribution of assets upon liquidation. Such terms also provide that the shares of PRIDES(SM) mandatorily convert into shares of common stock on July 1, 2000 (the "Mandatory Conversion Date") on a two share to one share basis (as adjusted for the 100% common stock dividend paid October 20, 1995), and that the shares of PRIDES(SM) are convertible into shares of common stock at the option of the holder at any time prior to the Mandatory Conversion Date on the basis of 1.652 of a share of common stock for each share of PRIDES(SM), in each case subject to adjustment in certain events. In addition, such terms provide that the Company has the option to convert the shares of PRIDES(SM), in whole or in part, on or after July 1, 1998 until the Mandatory Conversion Date, into shares of its common stock according to a formula. Upon such conversion, the Company will be required to pay, in cash, any dividends in arrears on the PRIDES(SM) from funds legally available therefor.

     The terms of the PRIDES(SM) are subject to the terms of a plan of reorganization for the Company which may be confirmed in the Chapter 11 Cases.

     During 1998 and 1997, the Company paid cash dividends on its common stock in the amount of $6.8 million and $9.0 million, or $.24 and $.32 per share, respectively. In addition, during 1998 and 1997, the Company paid cash dividends on its PRIDES(SM) in the amount of $4.2 million and $5.8 million or $2.2275 and $2.97 per share, respectively. At December 31, 1998, the Company has a dividend payable on its PRIDES(SM) of $1.2 million. As discussed above, payment of cash dividends on the Company's common and preferred stock have been suspended indefinitely.

     At December 31, 1998 and 1997, 1,180,117 shares of the Company's common stock, or 4% of the issued common stock, were held as treasury stock at a cost of $7.4 million.

10.      EARNINGS (LOSS) PER SHARE

         The following table sets forth the computation of basic and diluted earnings (loss) per share for the periods indicated:

                                                                                    YEAR ENDED DECEMBER 31,
                                                                           -----------------------------------------
                                                                              1998           1997           1996
                                                                           -----------    -----------    -----------
                                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Basic Earnings (Loss) Per Share
   Income (loss) from continuing operations..........................      $ (543,931)    $   82,187     $   87,549
   Less: Income (loss) from discontinued operations..................         (39,965)        (7,587)        (5,889)
                                                                           -----------    ----------     ----------
   Net (loss) income.................................................      $ (583,896)    $   74,600     $   81,660
                                                                           ===========    ==========     ==========
   Weighted average number of common and common equivalent shares:
     Average common shares outstanding...............................          28,148         28,013         27,929
     Add: Dilutive effect of preferred stock after
           application of "if converted" method......................           --             3,211          3,230
                                                                           -----------    ----------     ----------
                                                                               28,148         31,224         31,159
                                                                           ===========    ==========     ==========
   Earnings (loss) per share:
     Income (loss) from continuing operations........................      $   (19.32)    $     2.63     $     2.81
     Income (loss) from discontinued operations......................           (1.42)          (.24)          (.19)
                                                                           -----------    ----------     ----------
       Total.........................................................      $   (20.74)    $     2.39     $     2.62
                                                                           ===========    ==========     ==========

Diluted Earnings (Loss) Per Share
   Income (loss) from continuing operations..........................      $ (543,931)    $   82,187     $   87,549
   Less: Income (loss) from discontinued operations..................         (39,965)        (7,587)        (5,889)
                                                                           -----------    ----------     ----------
       Total.........................................................      $ (583,896)    $   74,600     $   81,660
                                                                           ===========    ==========     ==========

   Weighted average number of common and all dilutive shares:
     Average common shares outstanding...............................          28,148         28,013         27,929
     Add: Dilutive effect of stock options after
              application of treasury stock method...................           --               596            838
          Dilutive effect of preferred stock after
              application of "if converted" method...................           --             3,887          3,910
                                                                           -----------    ----------     ----------
                                                                               28,148         32,496         32,677
                                                                           ===========    ==========     ==========
   Earnings (loss) per share:
     Income (loss) from continuing operations........................      $   (19.32)    $     2.53     $     2.68
     Income (loss) from discontinued operations......................           (1.42)          (.23)          (.18)
                                                                           -----------    ----------     ----------
       Total.........................................................      $   (20.74)    $     2.30     $     2.50
                                                                           ===========    ==========     ==========

     The weighted average anti-dilutive shares that were excluded from the computation of diluted earnings per share were 1,777,448, 546,275 and 69,836 for 1998, 1997 and 1996, respectively.

11.  EMPLOYEE BENEFIT PLANS

     11.1 Employee Stock Ownership Plan. All employees who meet minimum age and service requirements participate in the Company's Employee Stock Ownership Plan ("ESOP").On and prior to December 31, 1998, the Company made annual tax deductible contributions to the ESOP to be used to purchase additional shares of the Company's common stock or to pay debt service on shares acquired with the proceeds of loans ("leveraged shares"). The ESOP's leveraged shares are initially pledged as collateral for the debt incurred in connection with the acquisition of such shares. As the debt was repaid, the shares were released from collateral and allocated to plan participants. Contributions were allocated among participants based on years of service and compensation. Upon retirement, death or disability, the employee or a beneficiary receives the designated common stock.

     The Company's cash contributions to the ESOP were $2.3 million, $3.1 million and $3.0 million for the years ended December 31, 1998, 1997 and 1996, respectively. Shares held by the ESOP at December 31, 1998, 1997 and 1996 were approximately 3.6 million, 3.7 million and 3.7 million, respectively. During 1995, the ESOP was granted a $10 million line of credit from a financial institution, which line of credit was increased to $12 million during 1996. At December 31, 1998 the ESOP had notes payable with a balance of $9.0 million under this line of credit. Because the source of the loan payments is primarily contributions received by the ESOP from the Company, such debt is included in the Company's Notes payable with a corresponding reduction of stockholders' equity. During 1997, the ESOP borrowed $3.4 million from the Company to purchase shares of the Company's common stock. The Company does not report the ESOP's notes payable or the Company's notes receivable in its balance sheet. Accordingly, no interest cost or interest income is recognized on the Company loans to the ESOP. At December 31, 1998, the balance of the Company's loans to the ESOP was $2.8 million. In accordance with Statement of Position 93-6 ("SOP 93-6"), leveraged shares purchased subsequent to December 31, 1992 are, upon release, reflected as compensation expense based on the then current market price of the shares. Shares which have not been committed to be released are not considered outstanding for purposes of the computation of earnings (loss) per share. At December 31, 1998, approximately 157,000 shares of common stock were committed to be released under the terms of the loan agreement. At December 31, 1998, approximately 75,000 shares of common stock accounted for under the provisions of SOP 93-6 were committed to be released resulting in additional compensation expense of approximately $0.8 million during 1998. At December 31, 1998, the ESOP had approximately 656,000 leveraged shares, of which approximately 503,000 were accounted for under the provisions of SOP 93-6. The fair value of the 503,000 leveraged shares accounted for under the provisions of SOP 93-6 was $1.7 million at December 31, 1998.

     The Company is evaluating a termination of the ESOP, but no decision has been made with respect thereto.

     11.2 Stock Option Plans. At December 31, 1998, the Company had four stock-based compensation plans for employees, which are described below. The Company applies Accounting Principles Board Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans as the exercise price of all stock options granted thereunder is equal to the fair market value at the date of grant. The compensation cost that has been charged against net income for restricted stock issued under the 1993 Stock Incentive Plan and the 1996 Long-Term Incentive Compensation Plan was $.1 million, $2.2 million and $1.4 million for 1998, 1997 and 1996, respectively. Had compensation costs for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of Financial Accounting Standards Board Statement No. 123, the Company's net income (loss) and earnings (loss) per share would have been reduced (increased) to the pro forma amounts indicated below:

                                                                              YEAR ENDED DECEMBER 31,
                                                                  -----------------------------------------------
                                                                      1998             1997             1996
                                                                  ------------      -----------    --------------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income(loss)                  As reported.................    $  (583,896)      $    74,600    $       81,660
                                  Pro forma...................       (587,534)           70,956            81,118

Basic earnings (loss) per share   As reported.................         (20.74)             2.39              2.62
                                  Pro forma...................         (20.87)             2.27              2.60

Diluted earnings (loss)           As reported.................         (20.74)             2.30              2.50
  per share                       Pro forma...................         (20.87)             2.18              2.48

         Fixed Stock Options. The Company has six fixed stock option plans. Under the 1986, 1989, 1993 and 1996 employee plans, the Company may grant options for up to 1.1 million, .8 million, 1.3 million and 1.5 million (subject to annual increases as described below) shares of common stock, respectively. Under the 1993 and 1996 plans for non-employee directors (the "Director Plans"), the Company may grant options for up to .9 million and .4 million shares of common stock, respectively. Under the 1996 Long-Term Incentive Compensation Plan, beginning in 1998, the number of shares of common stock available for grant increases annually on January 1 of each year pursuant to a formula based on the number of shares of common stock outstanding. On January 1, 1998, .4 million shares of common stock were added to the plan. The term of the 1986 plan has expired and no new options may be awarded thereunder. At December 31, 1998, 11,234, 209,422 and 142,483 shares of common stock were available for award under the 1989, 1993 and 1996 employee stock plans, respectively, and 599,200 and 307,000 shares of common stock were available for award under the 1993 and 1996 Director Plans. Under all plans, the exercise price of each option equals the fair market value of the Company's common stock on the date of grant and the maximum term of an option is 10 years. Under the 1986 and 1989 employee plans, the options become exercisable two years from the grant date, under the 1993 plan the options become exercisable three years from the grant date. At December 31, 1997, all options granted under the 1996 plan will become exercisable three years after the grant date. Options awarded under the 1993 Director Plan become exercisable three years from the date of grant and, under the 1996 Director Plan, six months from the date of grant.

         The fair value of each option grant is estimated on the date of grant using the Black Scholes option-pricing model with the following assumptions for grants in 1998: dividend yield of 0%; expected volatility of 96%; risk-free interest rate of 5.11%; and expected life of 4.2 years. The following assumptions were used for options granted in 1997: dividend yield of 2.0%; expected volatility of 452%; risk-free interest rate of 6.14%; and expected life of 4.1 years. The following assumptions were used for options granted in 1996: dividend yield of 1.2%; expected volatility of 45%; risk-free interest rate of 6.47%; and expected life of 5.4 years.

         A summary of the status of the Company's four stock option plans (excluding the restricted stock awards and as adjusted for stock dividends) as of December 31, 1998, 1997 and 1996 and changes during the periods ending on those dates is presented below:

                                                               YEAR ENDED DECEMBER 31,
                                    ------------------------------------------------------------------------------
                                               1998                      1997                       1996
                                    --------------------------  -----------------------   ------------------------
                                                    WEIGHTED-                WEIGHTED-                  WEIGHTED-
                                                     AVERAGE                  AVERAGE                    AVERAGE
                                                    EXERCISE                  EXERCISE                   EXERCISE
          FIXED OPTIONS               SHARES          PRICE       SHARES       PRICE        SHARES        PRICE
- ---------------------------------   ----------     -----------  -----------  ----------   ----------    ----------
Outstanding at beginning of year.   2,390,023      $     17.60   1,571,230   $    13.27   1,831,860     $    11.51
      Granted....................   1,184,625             6.70     892,650        25.31      58,700          33.19
      Exercised..................     (17,472)            6.49     (28,294)        7.77    (279,488)          5.55
      Canceled...................    (336,890)           22.59     (45,563)       25.43     (39,842)         15.83
                                    ---------                    ---------                ---------
 Outstanding at end of year......   3,220,286            13.11   2,390,023        17.60   1,571,230          13.27
                                    =========                    =========                =========

Weighted-average fair value of
  options granted during
  the year.......................   $    4.72                   $    23.35                $   15.63

             The following table summarizes information (as adjusted for stock dividends) about fixed stock options outstanding at December 31, 1998:

                                          OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
                       ----------------------------------------------------------   -----------------------------
     RANGE OF                             WEIGHTED-AVERAGE          WEIGHTED-                        WEIGHTED-
     EXERCISE             NUMBER             REMAINING               AVERAGE           NUMBER         AVERAGE
      PRICES            OUTSTANDING   CONTRACTUAL LIFE (YEARS)    EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
- -------------------    -------------  ------------------------   ----------------   ------------   --------------
$2.00 to $4.00             1,130,378            7.69                  $ 3.59             282,878     $  3.31
$4.01 to $17.50              830,185            5.63                    9.14             592,718        7.31
$18.00 to $24.00             826,448            7.30                   22.25             573,098       21.61
$25.00 to $34.00             433,275            8.05                   28.09              39,600       31.18
                           ---------                                                   ---------
Total                      3,220,286            7.11                   13.11           1,488,294       12.69
                           =========                                                   =========

         Restricted Stock Awards. As part of the Company's 1993 Stock Incentive Plan and the 1996 Long-Term Incentive Compensation Plan, the Company may award restricted stock to selected executives and other key employees. The 1993 and the 1996 plans require a vesting period of six months.

         The following table summarizes information about restricted stock awards during the periods indicated:

                                                       YEAR ENDED DECEMBER 31,
                                -------------------------------------------------------------------------
                                               1998                                   1997
                                -----------------------------------    ----------------------------------
                                                WEIGHTED-AVERAGE                     WEIGHTED-AVERAGE
   RESTRICTED STOCK AWARDS        SHARES          EXERCISE PRICE         SHARES         EXERCISE PRICE
- -----------------------------   -----------     -------------------    -----------   --------------------
Outstanding at beginning
  of year.......................    131,400           $  --                  37,000         $  --

Granted.........................     10,000              --                 181,286            --

Lapse of restriction............     (9,000)             --                 (86,886)           --
Cancelled.......................    (34,000)                                     --
                                   --------                                --------
Outstanding at end
 of year........................     98,400              --                 131,400            --
                                   ========                                ========

Weighted-average fair
  value of restricted stock
  granted during the year.......   $  18.63                                $   7.89

         As of December 31, 1998, the 98,400 shares of restricted stock outstanding had a purchase price of zero and a weighted-average remaining contractual life of one year.

     11.3 Employees' Savings Plan. The United Companies Financial Corporation Employees' Savings Plan is designed to be a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code. Under the plan, employees are allowed to defer income on a pre-tax basis through contributions to the plan and the Company matches a portion of such contributions. The Company's matching contributions totaled $3.3 million, $1.6 million and $1.5 million during 1998, 1997 and 1996, respectively. Employees have ten investment options; the one to invest in the Company's common stock is no longer available. The plan held 1,069,244 shares and 611,678 shares of the Company's common stock at December 31, 1998 and 1997, respectively.

     11.4 Deferred Compensation Plans. Postretirement benefits were provided to eligible executive and senior officers of the Company under a non-qualified, deferred compensation plan. The cost of this plan during 1998 and 1997 was $.3 million and $.2 million, respectively. The Company calculated its postretirement benefit obligation as of December 31, 1998 using a weighted average discount rate of 6.1%. A reconciliation of the funded status of the deferred compensation plan as of December 31, 1998 and 1997 is as follows:

                                                  DECEMBER 31,          NET           DECEMBER 31,
                                                      1998             CHANGE             1997
                                                  -------------    --------------    --------------
                                                                   (IN THOUSANDS)
Accumulated postretirement benefit cost...........     $ 1,849           $   (68)          $ 1,917
Plan assets.......................................          --                --                --
                                                       -------           -------           -------
Funded status.....................................       1,849               (68)            1,917
Unrecognized transition obligation................        (653)              350            (1,003)
                                                       -------           -------           -------
Accrued postretirement benefit cost...............     $ 1,196           $   282           $   914
                                                       =======           =======           =======

The Company's obligation to pay the postretirement benefits is unsecured and subject to rejection in the Chapter 11 Cases.

12.      DISCLOSURE ABOUT FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107 ("SFAS No. 107") requires that the Company disclose the estimated fair values of its financial instruments, both assets and liabilities recognized and not recognized in its financial statements.

     SFAS No. 107 defines financial instruments as cash and contractual rights and obligations that require settlement in cash or by exchange of financial instruments. Fair value is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale.

     The carrying value and fair value of the Company's financial assets and liabilities at December 31, 1998 and 1997 were as follows:

                                                                              DECEMBER 31,
                                                     --------------------------------------------------------------
                                                               1998                              1997
                                                     -------------------------      -------------------------------
                                                      CARRYING        FAIR            CARRYING            FAIR
                                                        VALUE         VALUE             VALUE             VALUE
                                                     -----------   -----------      -------------     -------------
                                                          (IN THOUSANDS)                    (IN THOUSANDS)
Financial assets:
  Cash and cash equivalents.......................... $  230,013     $ 230,013          $     582         $     582
  Loans..............................................    186,555       186,555            162,668           173,060
  Interest-only and residual certificates............    462,504       462,504            882,116           882,116
  Capitalized mortgage servicing rights..............     40,148        44,465             48,760            53,918
Financial liabilities:
  Notes payable......................................  1,219,025            -- (1)        691,826           705,425
  Managed cash overdraft.............................         --            --             13,625            13,625

     (1) See discussion under Notes payable below.

     The above fair values do not reflect any premium or discount from offering for sale at one time the Company's entire holdings of a particular financial instrument. Fair value estimates are made at a specific point in time based on relevant market information, if available. Because no market exists for certain of the Company's financial instruments, fair value estimates for these assets and liabilities were based on subjective estimates of market conditions and perceived risks of the financial instruments. Fair value estimates were also based on judgments regarding future loss and prepayment experience and were influenced by the Company's historical information.

     The following methods and assumptions were used to estimate the fair value of the Company's financial instruments:

     Cash and cash equivalents. The carrying amount of cash and cash equivalents approximates their fair values because these assets generally mature in 90 days or less and do not present any significant credit concerns.

     Loans. The fair value of the Company's loan portfolio was determined by segregating the portfolio by its performing and non-performing components. Performing loans were further segregated into loans which were sold subsequent to year end and all other remaining saleable loans at December 31, 1998. Performing loans which were sold subsequent to year end were valued at the actual sales price of the loans. All other remaining saleable loans were valued either based upon competitive bids received or based upon the estimated fair value of the loans given market conditions as of the applicable period end. Non-performing loans were valued based upon competitive bids received. Real estate owned property is excluded from this disclosure because it is not considered a financial instrument.

     Interest-only and residual certificates. In accordance with the requirements of SFAS No. 125, the Interest-only and residual certificates are carried at fair value. For a discussion of the assumptions used by the Company in determining the fair value of this asset, see Note 3.

     Capitalized mortgage servicing rights. The fair value of Capitalized mortgage servicing rights was based on the present value of estimated future cash flows related to servicing income. In estimating the fair value of these rights, the Company made assumptions which included the cost of servicing per loan, the discount rate, an inflation rate, ancillary income per loan and prepayment rates.

     Notes payable. Notes payable at December 31, 1997 consists primarily of amounts payable for the Company's senior and subordinated unsecured debt. The fair value of the senior and subordinated unsecured debt is based upon the estimated rate offered to the Company for debt of the same remaining maturity at that time. Because of the circumstances described in Note 2, a determination of the fair value of the Company's Notes payable cannot be made as of December 31, 1998.

     The fair values presented herein are based on pertinent information available to management as of December 31, 1998. Such amounts have not been comprehensively revalued for events discussed in Note 2 and current estimates of fair value may differ significantly from the amounts presented herein.

13.   DISCONTINUED OPERATIONS

     United Companies Funding, Inc. On October 27, 1998, the Company made a decision to discontinue the operations of United Companies Funding, Inc. ("UCFI"), a wholly owned subsidiary of the Company. UCFI was organized in 1995 to originate manufactured housing loan products made primarily to finance the purchase of new or used manufactured homes. In reaching the decision to discontinue the operations of UCFI, the Company considered the less than anticipated results of UCFI's operations and the funding required if UCFI were to continue operating, and the impact thereof on the Company's liquidity. The Company has estimated the loss that will occur from the discontinuance, and the operating losses that will occur during phase out, of UCFI and, accordingly, has accrued for such loss in its financial statements for the year ended December 31, 1998. The results of operations of UCFI have been classified as discontinued operations and the prior year financial statements have been restated accordingly.

     In connection with the decision to discontinue the operations of UCFI, the Company recorded a net loss of $40.0 million, $1.6 million and $1.4 million in its financial statements for the year ended December 31, 1998, 1997 and 1996, respectively. Based on the sale of a large portion of the manufactured housing loan inventory subsequent to December 31, 1998, management provided a $29 million valuation allowance against the carrying value of the manufactured housing loan inventory at December 31, 1998. Total revenues of UCFI for 1998 and 1997 were $31.3 million and $24.7 million, respectively. Total assets of UCFI at December 31, 1998 and 1997 were $91.1 million and $37.1 million, respectively. The Company's assets related to manufactured housing contracts previously sold in public asset-backed securitization transactions, consisting primarily of Interest-only and residual certificates totaling approximately $50.5 million, have been retained by the Company, and therefore, are excluded from "Net assets of discontinued operations" on the Company's consolidated balance sheet as of December 31, 1998.

     United Companies Life Insurance Company. On July 24, 1996, the Company concluded the sale of all of the outstanding capital stock of its wholly-owned life insurance subsidiary, United Companies Life Insurance Company ("UCLIC"), for a sales price of $167.6 million. The Company recorded, in 1996, a net loss of $6.8 million on the transaction. As a result of the sale, the assets (including $67 million of assets transferred to the Company by UCLIC immediately prior to closing) and the operations of UCLIC have been classified as discontinued operations. In the fourth quarter of 1997, the Company wrote off an additional $2.2 million related to an intercompany receivable.

     United General Title Insurance Company. On February 29, 1996, the Company closed the sale of 100% of the outstanding capital stock of its wholly-owned subsidiary, United General Title Insurance Company ("UGTIC"). The Company recorded a loss from discontinued operations (net of income tax benefit) of $1.1 million in 1996 and $1.6 million in 1997 in connection with the sale of UGTIC.

     Foster Mortgage Corporation. The remaining affairs of the Company's subsidiary, Foster Mortgage Corporation ("FMC"), a discontinued operation, which had been conducted under the supervision of a bankruptcy court were concluded in 1997. The claims of the institutional lenders under FMC's primary credit facility (the "FMC Institutional Lenders") relating to the Company's alleged failure to remit all sums due FMC regarding federal income taxes under a tax agreement among the Company and its subsidiaries, including FMC, was settled. The Company recorded a $5.6 million charge in the fourth quarter of 1997 resulting from the settlement. The claims of the FMC Institutional Lenders against the Company seeking avoidance of certain payments alleged to be preferences or fraudulent conveyances were dismissed after a trial before the bankruptcy court.

14.      CONTINGENCIES

     The nature of the Company's business is such that it is routinely involved in litigation and is a party to or subject to other items of pending or threatened litigation. As a result of the Chapter 11 Cases discussed in Note 2 above, litigation pending against the Company and certain of its subsidiaries has been stayed. Although the outcome of certain of these matters cannot be predicted, management of the Company believes, based upon information currently available, that the resolution of these various matters will not result in any material adverse effect on its consolidated financial condition. Additionally, due to the commencement of the Chapter 11 Cases, it is unclear what effect, if any, such litigation would have on the Company's financial condition or how such litigation will be treated pursuant to a plan or plans of reorganization.

     One financial institution serves as trustee of substantially all of the Company's home equity and manufactured housing contract securitization transactions and two monoline insurers insure the publicly issued asset-backed securities in substantially all of the Company's home equity loan securitization transactions (other than the 1998 fourth quarter transaction which was structured on a senior/subordinated basis without monoline insurance and for which the Company did not retain the servicing). Because of the distressed condition of the Company, the filing of the Chapter 11 Cases and the performance of the securitized loans, one or more of these entities may seek relief from the automatic stay in the Chapter 11 Cases in order to involuntarily terminate the servicing of these securitized loans and contracts by the Company's subsidiary and to transfer the servicing to another servicer. The Company intends to oppose vigorously any such efforts. An involuntary termination of the Company's servicing of the loans and contracts it has securitized will have a material adverse effect on the Company and its efforts to reorganize in the Chapter 11 Cases.

     In a class action lawsuit pending in Alabama state district court involving 910 home equity loans alleged to be subject to the Alabama Mini Code, Autrey v. United Companies Lending Corporation, the Alabama Supreme Court, acting on an interlocutory appeal by the Company, upheld the ruling of the trial court on a pre-trial motion that retroactive application of the 1996 amendments to the Alabama Mini Code would be unconstitutional as applied to the plaintiff's class. The 1996 amendments, which in general limited the remedy for finance charges in excess of the maximum permitted by the Alabama Mini Code, were expressly made retroactive by the Alabama legislature. The Company strenuously disagreed with this holding and sought a rehearing by the Alabama Supreme Court. The request for a rehearing was denied by the Alabama Supreme Court and the matter was returned to the trial court for a trial on the merits. The Company believes that the liability, if any, should be limited to $495,000, the amount of the aggregated finance charges allegedly exceeding the maximum permitted by the Alabama Mini Code, plus interest thereon. The Company intends to continue its vigorous defense of this matter. If unsuccessful in its defense at a trial on the merits and related appeals, the Company presently estimates that the liability of its subsidiary could be approximately $15 million. On June 6, 1999, counsel for the class plaintiffs filed a motion in the Bankruptcy Court, pursuant to Section 362 of the Bankruptcy Code, for relief from the automatic stay in order to continue with this litigation, as such litigation had been stayed due to the commencement of the Chapter 11 Cases. The Company has vigorously opposed such requested relief and the Court has continued the hearing to September 15, 1999, with respect thereto.

     In August of 1998, the U.S. Department of Justice ("DOJ") and the U.S. Department of Housing and Urban Development ("HUD") issued a letter to the Company and its subsidiary United Companies Lending Corporation indicating that they were initiating a joint investigation of their lending and pricing practices, initially in Philadelphia, PA-NJ PMSA. The investigation focuses on compliance by the Company and its subsidiary with the federal Fair Housing Act and Equal Credit Opportunity Act and the federal Real Estate Settlement Procedures Act ("RESPA"). Specifically, DOJ seeks to determine whether the lending and pricing practices of the Company and its subsidiary discriminate against applicants based on race, national origin, sex, or age. The Company believes this investigation by DOJ is part of an overall initiative by that agency to review the practices of several large subprime lenders and does not stem from any findings of wrongdoing by the Company. HUD will be investigating whether relationships of the Company and its subsidiary with mortgage brokers, home improvement dealers or other third parties may violate the anti-kickback and anti-referral fee prohibitions of RESPA.

     In October 1998, UC Lending reached a settlement in an enforcement action commenced by the Massachusetts Attorney General on behalf of the Commonwealth of Massachusetts in Massachusetts state court alleging violations by UC Lending of certain regulations promulgated by the Massachusetts Attorney General relating to, among other things, loan origination fees, also known as "points", with respect to loans originated in Massachusetts. The settlement, involving payments and other terms by UC Lending aggregating approximately $1.2 million, followed a decision by a federal district court in Massachusetts upholding the validity of the regulations and finding violations thereof by UC Lending. UC Lending had maintained that the Massachusetts regulations were void because they conflicted with the efforts of the Massachusetts legislature to supplant the strict regulation of points with disclosure requirements, and were inconsistent with the policies and interpretations of the Federal Trade Commission as to what constitutes unfair and deceptive trade practices. The federal district court found that the Attorney General's regulations did not contravene the intent of the Massachusetts legislature and are not inconsistent with applicable federal law.

     The Company, operating through its subsidiaries (collectively, the "Companies"), services loans in 50 states and the District of Columbia, subject to licensing or exemption from licensing requirements granted by the states. In some of these states, the Companies are exempt from the requirement to obtain a state license by result of their holding licenses or approvals from federal agencies, including the U.S. Office of Housing and Urban Development ("HUD"). The applicable licensing statutes in virtually all of these states and the applicable HUD regulations require that an authorized mortgage loan servicer submit annual audited financial statements to the regulatory authorities and maintain a minimum net worth requirement. The Companies failed to timely submit their audited financial statements for the year ending December 31, 1998 in those jurisdictions where required and will not meet the minimum net worth requirements as of December 31, 1998 in those jurisdictions where required. A number of state agencies and HUD have initiated action to terminate, revoke, suspend or deny renewal of the Companies' licenses or exemption from licensing because of the failure to meet these requirements. It is the Companies' position that section 525 and other sections of the Bankruptcy Code prohibit and stay a governmental unit (state or federal) from denying, revoking, suspending, or refusing to renew a license or other similar grant to a debtor in bankruptcy because, among other things, such debtor is a debtor under the Bankruptcy Code, or has been insolvent before the commencement of its bankruptcy case or during the case. On July 23, 1999, the United States Bankruptcy Court for the District of Delaware entered its Order granting a preliminary injunction against the Attorney General of the State of Arkansas and the Commissioner of the Arkansas Securities Department enjoining those parties and others working under their supervision from taking any action against United Companies Financial Corporation, United Companies Lending Corporation and/or Ginger Mae, Inc. "with respect to their servicing rights in Arkansas and their rights to do business in Arkansas as a servicer of loans, including revoking, refusing to renew, suspending, terminating the exemption from registration, conditioning, or otherwise interfering with or impairing Debtors' rights to service Arkansas loans." The Companies plan to attempt to obtain similar injunctive relief against other state or federal agencies as may be necessary to protect their right to continue to service loans in each of the jurisdictions where they currently service loans. However, the facts and applicable statutory language differs from jurisdiction to jurisdiction and no assurance can be given that the Companies will be successful in obtaining protective injunctive or other relief against any particular governmental agency.

     For a discussion of letters of credit issued under the Company's credit facility, see Note 7 above.

15.  SEGMENTS AND RELATED INFORMATION

     Prior to its decision to sell or close its loan origination divisions as discussed in Notes 1 and 13 above, the Company had three reportable segments that offered non-conventional home equity loans through different origination channels: UC Lending, Unicor and Ginger Mae. UC Lending originated loans through a network, as of December 31, 1998, of 191 retail offices in 38 states. In addition, UC Lending had historically sold substantially all of the loans the Company originated in securitization transactions and retained servicing on these loans. In 1999, UC Lending began selling whole loans without retaining the servicing. Unicor acquired loans from brokers and correspondents whereas Ginger Mae originated loans through relationships with financial institutions. The Other caption represents the Company's corporate and treasury functions as well as its other business activities that fall below the quantitative threshold tests under SFAS No. 131 for determining reportable segments. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies with the exception of the production fee allocated to the segments. UC Lending sold loans to third parties that were originated by Unicor and Ginger Mae. UC Lending recognized the gain on the sale of these loans and paid Unicor and Ginger Mae a production fee based on the volume of loans transferred to UC Lending that were included in the loan sales. The Company evaluated performance and allocated resources based on net income from operations before income taxes. The following table represents the Company's reportable segments as of and for the years ending December 31, 1998, 1997 and 1996 (dollars are in thousands):

1998

                                              UC                           GINGER
                                            LENDING         UNICOR           MAE            OTHER          TOTAL
                                          -----------     ----------     -----------     -----------    -----------
Revenue from external sources........     $ (208,851)   $   (14,316)   $    (3,778)   $    (3,790)   $  (230,735)
Intersegment production fees .........       (71,102)        36,826         18,461         15,815             --
Total revenues .......................      (279,953)        22,510         14,683         12,025       (230,735)
Interest expense .....................        70,142          1,575            893            100         72,710
Depreciation .........................         4,458            248            106          2,514          7,326
(Loss) income from continuing
  operations before income taxes .....      (623,386)        (4,200)         4,461         (5,575)      (628,700)
Income tax expense (benefit) .........       (81,828)        (1,347)         1,863         (3,457)       (84,769)
Income (loss) from continuing
operations ...........................      (541,558)        (2,853)         2,598         (2,118)      (543,931)
Loss on discontinued operations, net
  of taxes ...........................            --             --             --        (39,965)       (39,965)
Net (loss) income ....................      (541,558)        (2,853)         2,598        (42,083)      (583,896)
Segment assets .......................    $  842,266    $     2,804    $     7,711    $   388,994    $ 1,241,775

1997

                                             UC                           GINGER
                                           LENDING         UNICOR           MAE            OTHER          TOTAL
                                         -----------     ----------     -----------     -----------    -----------
Revenue from external sources ........   $   398,371    $     1,329    $       483    $    18,410    $   418,593
Intersegment production fees .........       (37,700)        25,908          9,876          1,916              0
Total revenues .......................       360,671         27,237         10,359         20,326        418,593
Interest expense .....................        51,195          2,587            539            544         54,865
Depreciation .........................         2,867            238             75          1,385          4,565
Income from continuing operations
  before income taxes ................       114,636          3,006          2,476          6,730        126,848
Income tax expense ...................        41,278          1,088            884          1,411         44,661
Income from continuing operations ....        73,358          1,918          1,592          5,319         82,187
Loss on discontinued operations, net
  of taxes ...........................            --             --             --         (7,587)        (7,587)
Net income (loss) ....................        73,358          1,918          1,592         (2,268)        74,600
Segment assets .......................   $ 1,178,998    $     7,278    $     3,254    $   149,072    $ 1,338,602

1996

                                          UC                           GINGER
                                        LENDING         UNICOR           MAE            OTHER          TOTAL
                                      -----------     ----------     -----------     -----------    -----------
Revenue from external sources........ $  314,766      $   1,559      $      301      $   12,079     $   328,705
Intersegment production fees.........    (21,565)        15,944           3,427           2,194               0
Total revenues.......................    293,201         17,503           3,728          14,273         328,705
Interest expense.....................     33,874          1,479             216             562          36,131
Depreciation ........................      1,315            165              35             924           2,439
Income (loss) from continuing
operations before income taxes.......    128,966         (1,270)           (989)          8,270         134,977
Income tax expense (benefit).........     43,241           (316)           (319)          4,822          47,428
Income (loss) from continuing
operations...........................     85,725           (954)           (670)          3,448          87,549
Loss on discontinued operations, net
of taxes.............................                                                    (5,889)         (5,889)
Net (loss) income....................     85,725           (954)           (670)         (2,441)         81,660
Segment assets....................... $  800,019      $   1,859      $    1,661      $  121,695     $   925,234

                                    EXHIBIT B
                                    ---------

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE


In re:                                  Chapter 11

UNITED COMPANIES FINANCIAL              Case Nos. 99-450 through 99-461
CORPORATION, et al.,
             ------
                                        (Jointly Administered)
         Debtors.

========================================






 DISCLOSURE STATEMENT TO ACCOMPANY THE SECOND AMENDED PLAN OF REORGANIZATION OF
      THE OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS OF UNITED COMPANIES
                    FINANCIAL CORPORATION DATED JULY 10, 2000






LONG ALDRIDGE & NORMAN LLP                   SAUL, EWING, REMICK & SAUL LLP
303 Peachtree Street, Suite 5300             222 Delaware Ave., Suite 1200
Atlanta, Georgia 30308                       Wilmington, Delaware 19801
(404) 527-4000                               (302) 421-6824


Attorneys for the Official Committee of Equity Security Holders

                                TABLE OF CONTENTS

ARTICLE  I.        INTRODUCTION...................................................................................3
                  A.       General................................................................................3
                  B.       The Purpose of the Disclosure Statement................................................3
                  C.       Manner of Voting on the Plan...........................................................3
                  D.       Confirmation Hearing...................................................................4
                  E.       Overview of Plan.......................................................................5
                           1.       Description of the Plan.......................................................5
                           2.       Summary of Classification and Treatment of Claims and Equity Interests........5

ARTICLE  II.      BACKGROUND INFORMATION.........................................................................10
                  A.       History of the Debtors................................................................10
                  B.       Description of Business.  ............................................................10
                           1.       Origination Network..........................................................10
                           2.       Loan Sales and Securitizations...............................................10
                  C.       Significant Prepetition Indebtedness..................................................11
                  D.       Capital Stock.........................................................................11
                  E.       Management and Employees..............................................................12
                  F.       Pre-Bankruptcy Financial History of the Debtors.......................................12
                  G.       The Chapter 11 Cases..................................................................14
                           1.       Administration of the Chapter 11 Cases.......................................14
                           2.       Creditors Committee/Equity Committee.........................................15
                           3.       Sale of Loan Origination Platform............................................16
                           4.       The RFP Process..............................................................17
                           5.       The EMC Proposal.............................................................17
                           6.       Termination of Debtors' Exclusivity Rights...................................18
                           7.       Equity Committee's Negotiations with Ocwen Financial Corporation.............18
                  H.       Assets and Liabilities of the Estates.................................................19
                           1.       Assets of the Estates........................................................19
                                    a.      On-balance sheet assets..............................................19
                                    b.      Off-balance sheet assets.............................................20
                           2.       Liabilities of the Estates...................................................20

ARTICLE  III.     THE PLAN.......................................................................................20
                  A.       General...............................................................................20
                  B.       Substantive Consolidation and Cancellation of Intercompany Claims.....................21
                  C.       Classification of Claims and Equity Interests.........................................21
                  D.       Provisions for Payment of Administrative Claims and Priority Tax Claims...............22
                           1.       Administrative Expense Claims................................................22
                           2.       Professional Fee Claims......................................................22
                           3.       Priority Tax Claims..........................................................23
                  E.       Provisions  for Treatment of Classes of Claims and Equity Interests...................23
                           1.       Class 1 - Priority Non-Tax Claims............................................23
                           2.       Class 2 - Secured Claims.....................................................23
                           3.       Class 3 - Unsecured Claims...................................................24
                                    (a)     Allowance of Bank Claims.............................................24
                                    (b)     Allowance of Senior Note Claims......................................24
                                    (c)     Allowance of General Unsecured Claims................................24
                                    (d)     Treatment of Unsecured Claims........................................24
                                    (e)     Payments to be Made to Senior Indenture Trustee......................24
                                    (f)     Closing of Transfer Ledgers for Senior Notes.........................24
                                    (g)     Allowed Convenience Claims...........................................24
                           4.       Class 4 - Borrower Litigation Claims.........................................25
                                    (a)     Treatment of Borrower Litigation Claims..............................25
                                    (b)     Mandatory Arbitration of Borrower Litigation Claims..................25
                                    (c)     Alternative Procedure................................................25
                                    (d)     Foreclosure Actions..................................................25


                                        i

                                    (e)     Funding of Borrower Settlement Trust.................................25
                           5.       Class 5 - Convenience Claims.................................................25
                           6.       Class 6 - Subordinated Debenture Claims......................................25
                                    (a)     Allowance of Subordinated Debenture Claims...........................25
                                    (b)     Allowance of Lending Subordinated Debenture Claims...................25
                                    (c)     Treatment of Allowed Subordinated Debenture Claims and Allowed
                                            Lending Subordinated Debenture Claims................................26
                                    (d)     Payments to be Made to Subordinated Indenture Trustee................26
                                    (e)     Closing of Transfer Ledgers for Subordinated Debentures and
                                            Lending Subordinated Debentures......................................26
                           7.       Class 7 - Subordinated Penalty Claims........................................26
                           8.       Class 8 - Pride Equity Interests.............................................26
                                    (a)     Conversion of Pride Equity Interests.................................26
                                    (b)     Treatment of Pride Equity Interests..................................27
                           9.       Class 9 - 9A Statutorily Subordinated Claims and 9B United Companies
                                    Common Equity Interests......................................................27
                                    (a)     Treatment of Statutorily Subordinated Claims.........................27
                                    (b)     Treatment of United Companies Common Equity Interests................27
                           10.      Class 10 - Adobe Common Equity Interests.....................................27
                           11.      Class 11 -- Adobe Financial Common Equity Interests..........................27
                           12.      Class 12 - Ginger Mae Common Equity Interests................................27
                           13.      Class 13 - Gopher Equity Common Equity Interests.............................27
                           14.      Class 14- Pelican Common Equity Interests....................................27
                           15.      Class 15 - Southern Mortgage Common Equity Interests.........................27
                           16.      Class 16 - Unicor Common Equity Interests....................................28
                           17.      Class 17 - United Funding Common Equity Interests............................28
                           18.      Class 18 - United Lending Corp. Common Equity Interests......................28
                           19.      Class 19 - United Lending Group Common Equity Interests......................28
                           20.      Class 20 - United Credit Card Common Equity Interests........................28
                  F.       Means of Implementation of the Plan...................................................28
                           1.       Third Party Servicing Agreement..............................................28
                           2.       Sources of Funding for the Plan..............................................28
                           3.       Revesting of Property in Reorganized UC......................................28
                           4.       Directors....................................................................29
                           5.       Amendment of Articles of Incorporation and Bylaws............................29
                           6.       Corporate Action.............................................................29
                  G.       The Plan Administrator................................................................29
                           1.       Appointment of Plan Administrator............................................29
                           2.       The Responsibilities of the Plan Administrator...............................29
                           3.       Powers of the Plan Administrator.............................................29
                           4.       Compensation of the Plan Administrator.......................................30
                           5.       Termination of Plan Administrator............................................30
                           6.       Exculpation..................................................................30
                  H.       Provisions for the Establishment and Maintenance of Disbursement Accounts.............30
                           1.       Establishment of Disbursement Account(s).....................................30
                           2.       Maintenance of Disbursement Account(s).......................................30
                  I.       Provisions Regarding Disbursements....................................................30
                           1.       Time and Manner of Payments..................................................30
                                    (a)     Initial Payments.....................................................30
                                    (b)     Quarterly Payments...................................................31
                           2.       Timeliness of Payments.......................................................31
                           3.       Distributions by the Plan Administrator......................................31
                           4.       Manner of Payment under the Plan.............................................31
                           5.       Delivery of Distributions....................................................31
                           6.       Undeliverable Distributions..................................................31
                                    (a)     Holding of Undeliverable Distributions...............................31
                                    (b)     Failure to Claim Undeliverable Distributions.........................31
                           7.       Compliance with Tax Requirements.............................................32

                                                                                                 ATLANTA:4208388.12
                                       ii


                           8.       Time Bar to Cash Payments....................................................32
                           9.       Distributions After Effective Date...........................................32
                           10.      Set-Offs.....................................................................32
                  J.       Provisions for Treatment of Disputed Claims and Disputed Equity Interests Under the
                           Plan..................................................................................32
                           1.       Objections to Claims and Equity Interests; Prosecution of Disputed Claims and
                                    Disputed Equity Interests....................................................32
                           2.       Estimation of Claims.........................................................32
                           3.       Disputed Claims Reserve......................................................33
                           4.       Payments and Distributions on Disputed Claims and Disputed Equity Interests..33
                  K.       Provisions for Prosecution of Claims Held by the Debtors..............................33
                  L.       Provisions Regarding Executory Contracts and Unexpired Leases.........................33
                           1.       Rejection of Executory Contracts and Unexpired Leases........................34
                           2.       Cure of Defaults for Assumed Executory Contracts and Unexpired Leases........34
                           3.       Rejection Damage Claims......................................................34
                  M.       Provisions Regarding Conditions Precedent to Effective Date of Plan...................34
                           1.       Entry of Confirmation Order..................................................34
                           2.       Execution of Servicing Agreement(s)..........................................34
                           3.       Entry of the Servicing Agreement Order.......................................34
                           4.       Execution of Documents; Other Actions........................................34
                  N.       Provisions Regarding Committees.......................................................34
                           1.       Creditors Committee Term and Fees............................................35
                           2.       Equity Committee Term and Fees...............................................35
                  O.       Miscellaneous Plan Provisions.........................................................35
                           1.       Discharge of Debtors.........................................................35
                           2.       Injunction...................................................................35
                           3.       Term of Existing Injunctions or Stays........................................35
                           4.       Payment of Statutory Fees....................................................35
                           5.       Retiree Benefits.............................................................35
                           6.       Post-Effective Date Fees and Expenses........................................36
                           7.       Exemption from Certain Transfer Taxes........................................36
                           8.       Severability.................................................................36
                           9.       Governing Law................................................................36

ARTICLE  IV.      CONFIRMATION OF THE PLAN.......................................................................36
                  A.       Introduction..........................................................................36
                  B.       Voting Procedures and Standards.......................................................36
                  C.       Acceptance............................................................................38
                  D.       Confirmation and Consummation.........................................................38
                           1.       Best Interest of Holders of Claims and Equity Interests......................39
                           2.       Financial feasibility........................................................39
                           3.       Acceptance by Impaired Classes...............................................41
                           4.       Cram Down....................................................................42

ARTICLE  V.       CERTAIN TAX CONSEQUENCES OF THE PLAN...........................................................43
                  A.       Consequences to Debtors...............................................................43
                  B.       Consequences to Holders of Claims and Equity Interests................................43

ARTICLE VI        RISK FACTORS TO BE CONSIDERED..................................................................44
                  A.       Servicing Agreement...................................................................44
                  B.       Industry Conditions and Financial Condition of Reorganized UC.........................44
                  C.       Assumptions Regarding Value of Debtors' Assets........................................44
                  D.       Risk Factors Associated with Litigation Claims Held by the Estates....................45

ARTICLE VII       RECOMMENDATION.................................................................................45


         THIS DISCLOSURE STATEMENT AND ITS RELATED DOCUMENTS ARE THE ONLY DOCUMENTS AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ACCEPTING THE SECOND AMENDED PLAN OF REORGANIZATION DATED JULY 10, 2000 (THE "PLAN") PROPOSED BY THE OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS (THE "EQUITY COMMITTEE") IN THIS CASE. NO REPRESENTATIONS HAVE BEEN AUTHORIZED BY THE BANKRUPTCY COURT CONCERNING THE DEBTORS, THE DEBTORS' BUSINESS OPERATIONS OR THE VALUE OF THE DEBTORS' ASSETS, EXCEPT AS EXPLICITLY SET FORTH IN THIS DISCLOSURE STATEMENT OR IN THE DISCLOSURE STATEMENT DISTRIBUTED IN CONNECTION WITH THE DEBTORS' PLAN, AS DEFINED BELOW. NO PARTIES HAVE BEEN AUTHORIZED BY THE EQUITY COMMITTEE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. NO REPRESENTATIONS OR INFORMATION CONCERNING THE DEBTORS, THE DEBTORS' FUTURE BUSINESS OPERATIONS OR THE VALUE OF THE DEBTORS' ASSETS HAVE BEEN AUTHORIZED BY THE EQUITY COMMITTEE OTHER THAN AS SET FORTH HEREIN.

         THIS DISCLOSURE STATEMENT CONTAINS ONLY A SUMMARY OF THE PLAN. THIS DISCLOSURE STATEMENT IS NOT INTENDED TO REPLACE CAREFUL AND DETAILED REVIEW AND ANALYSIS OF THE PLAN. IT IS INTENDED ONLY TO AID AND SUPPLEMENT SUCH REVIEW. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED PROVISIONS SET FORTH IN THE PLAN (WHICH IS ATTACHED AS EXHIBIT "A" TO THIS DISCLOSURE STATEMENT). IN THE EVENT OF A CONFLICT BETWEEN THE PLAN AND THE DISCLOSURE STATEMENT, THE PROVISIONS OF THE PLAN WILL GOVERN. ALL HOLDERS OF CLAIMS OR EQUITY INTERESTS ARE ENCOURAGED TO REVIEW THE FULL TEXT OF THE PLAN AND TO READ CAREFULLY THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING ALL EXHIBITS ANNEXED HERETO, BEFORE DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN.

         THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE BY THE EQUITY COMMITTEE AND ITS PROFESSIONALS (WITHOUT INPUT FROM THE DEBTORS) AS OF THE DATE HEREOF, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT WILL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.

         THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

         HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH SUCH HOLDER SHOULD, THEREFORE, CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS AS TO ANY SUCH MATTERS CONCERNING THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY. IN MAKING A DECISION TO ACCEPT OR REJECT THE PLAN, EACH HOLDER OF A CLAIM OR EQUITY INTEREST MUST RELY ON ITS OWN EVALUATION OF THE DEBTORS AS DESCRIBED IN THIS DISCLOSURE STATEMENT AND THE TERMS OF THE PLAN, INCLUDING THE MERITS AND RISKS INVOLVED. IN ADDITION, CONFIRMATION AND CONSUMMATION OF THE PLAN ARE SUBJECT TO CONDITIONS PRECEDENT THAT COULD LEAD TO DELAYS IN CONSUMMATION OF THE PLAN OR AN INABILITY TO CONSUMMATE THE PLAN. THERE CAN BE NO ASSURANCES THAT EACH OF THESE CONDITIONS WILL BE SATISFIED OR WAIVED (AS PROVIDED IN THE PLAN) OR THAT THE PLAN WILL BE CONSUMMATED. EVEN AFTER THE EFFECTIVE DATE, DISTRIBUTIONS UNDER THE PLAN MAY BE SUBJECT TO A SUBSTANTIAL DELAY FOR HOLDERS OF CLAIMS AND EQUITY INTERESTS THAT ARE DISPUTED.

         AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT BE CONSTRUED AS AN ADMISSION OR STIPULATION, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH
SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3000(C) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NON-BANKRUPTCY LAW. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL OR REGULATORY AUTHORITY, AND NEITHER SUCH COMMISSION NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

         THE EQUITY COMMITTEE SUPPORTS CONFIRMATION OF THE PLAN AND URGES ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS IN IMPAIRED CLASSES TO ACCEPT THE PLAN.

         PLEASE BE FURTHER ADVISED THAT THE DEBTORS HAVE FILED THAT CERTAIN SECOND AMENDED PLAN OF REORGANIZATION FOR DEBTORS PURSUANT TO CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE, DATED JULY 10, 2000 (THE "DEBTORS' PLAN") AND DISCLOSURE STATEMENT (THE "DEBTORS' DISCLOSURE STATEMENT") IN CONNECTION THEREWITH. BY ORDER, DATED JULY 10, 2000, THE BANKRUPTCY COURT APPROVED THE DEBTORS' DISCLOSURE STATEMENT AS CONTAINING ADEQUATE INFORMATION IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125. PURSUANT TO SUCH ORDER, THE DEBTORS ARE SOLICITING ACCEPTANCES AND REJECTIONS TO THE DEBTORS' PLAN. IN THE EVENT THE DEBTORS' PLAN IS CONFIRMED BY THE BANKRUPTCY COURT IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1129, THE EQUITY COMMITTEE'S PLAN WILL BE OF NO FORCE AND EFFECT.

                                   ARTICLE I.

                                  INTRODUCTION

         The following introduction and summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Disclosure Statement and the exhibits hereto. TERMS USED BUT NOT DEFINED IN THIS DISCLOSURE STATEMENT HAVE THE MEANINGS ASCRIBED TO SUCH TERMS IN THE PLAN A COPY OF WHICH IS ANNEXED HERETO AS EXHIBIT A.

         A.       GENERAL.

         The Official Committee of Equity Security Holders (the "Equity Committee") of the United Companies Financial Corporation, Pelican Mortgage Company, Inc., United Companies Lending Group, Inc., United Companies Lending Corporation, Adobe, Inc., Adobe Financial, Inc. I, GINGER MAE(R), Inc., UNICOR MORTGAGE(R), Inc., Southern Mortgage Acquisition, Inc., United Companies Funding, Inc., Gopher Equity, Inc., and United Credit Card, Inc. (collectively, the "Debtors"), has filed a Second Amended Plan of Reorganization ( the "Plan") dated July 10, 2000, for consideration by creditors and equity security holders of the Debtors. The Equity Committee has prepared and is disseminating this Disclosure Statement to holders of Claims against and Equity Interests in the Debtors for the purpose of soliciting acceptance of the Plan.

         B.       THE PURPOSE OF THE DISCLOSURE STATEMENT.

         The purpose of this Disclosure Statement is to provide the holders of Claims and Equity Interests with adequate information about the Plan to enable such holders to make an informed decision in exercising their right to vote on the Plan described below.

         The Court has conducted a hearing as required by Section 1125 of the Bankruptcy Code (11 U.S.C. ss.1125) on the question of whether this Disclosure Statement contains such adequate information. Based upon the proceedings at that hearing, the Court has entered an order approving this Disclosure Statement as containing adequate information and authorizing the Equity Committee to transmit this Disclosure Statement, the Plan, an approved Ballot, and a copy of said Order to the holders of Claims and Equity Interests and to the United States Trustee. The Court's approval of the adequacy of the information set forth in this Disclosure Statement does not constitute an endorsement or recommendation by the Court of the substantive provisions of the Plan.

         This Disclosure Statement is intended to assist the holders of Claims and Equity Interests in evaluating the Plan and determining whether to accept or reject the Plan. Acceptance or rejection of the Plan may not be solicited unless a copy of this Disclosure Statement is furnished prior to or concurrently with such solicitation. Each holder of a Claim or Equity Interest will receive either with this Disclosure Statement or, separately, the Bankruptcy Court's Notice of Hearing on Confirmation of the Plan.

         C.       MANNER OF VOTING ON THE PLAN.

         Pursuant to applicable provisions of the Bankruptcy Code, only classes of Claims against or Equity Interests in the Debtors that are impaired within the meaning of Section 1124 of the Bankruptcy Code ("Impaired") and that may receive distributions under the provisions of the Plan are entitled to vote to accept or reject such Plan.

         Under the Plan, holders of Allowed Claims and Allowed Equity Interests in Classes 3, 4, 6, 7, 8 and 9 (the "Voting Classes") are treated as Impaired and entitled to vote on the Plan. Claims and Equity Interests in Classes 1, 2, 5, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, and 20 and Administrative Claims,
Professional Fee Claims, and Priority Tax Claims are not impaired under the

Plan and thus holders of such Claims and Equity Interests are presumed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code and are not entitled to vote. For descriptions of the Classes of Claims and Equity Interests under the Plan, see Article III of the Plan ("Classification of Claims and Equity Interests") and the summary set forth in Article III below.

         The rules and procedures for soliciting and tabulating votes for and against the Plan are set forth in a Voting Procedures Order dated July 10, 2000 (the "Voting Procedures Order"). A copy of the Voting Procedures Order is annexed hereto as Exhibit B.

         Some holders of Claims and Equity Interests might hold Claims and/or Equity Interests in more than one Impaired Class. Such holders must vote each such Claim or Equity Interest separately in the appropriate Class. Such holders will receive a separate ballot (the "Ballot") for each Claim and/or Equity Interest in each Class (in accordance with the Debtors' Records) and should complete and sign each Ballot separately.

         THE BANKRUPTCY COURT HAS FIXED JUNE 30, 2000 AS THE "VOTING RECORD DATE." ONLY PERSONS WHO HOLD CLAIMS OR EQUITY INTERESTS ON THE VOTING RECORD DATE ARE ENTITLED TO RECEIVE A COPY OF THIS DISCLOSURE STATEMENT AND ALL OF THE RELATED MATERIALS. ONLY PERSONS WHO HOLD ALLOWED CLAIMS OR ALLOWED EQUITY INTERESTS THAT ARE IMPAIRED UNDER THE PLAN AND ARE NOT DEEMED TO HAVE REJECTED THE PLAN ARE ENTITLED TO VOTE WHETHER TO ACCEPT OR REJECT THE PLAN.

         The Ballots have been specifically designed for the purpose of soliciting votes on the Plan from each Class entitled to vote with respect thereto. Accordingly, in voting on the Plan, please use only the Ballot sent to you with this Disclosure Statement. Except as set forth below, please complete and sign your Ballot and return it in the enclosed pre-addressed envelope to the "Balloting Agent" at the following address: United Companies Balloting Agent, c/o Logan & Company, Inc., 546 Valley Road, Upper Montclair, New Jersey 07043.

         UNLESS OTHERWISE PROVIDED IN THE VOTING PROCEDURES ORDER, ALL PROPERLY COMPLETED BALLOTS RECEIVED BY THE BALLOTING AGENT PRIOR TO 4:00 P.M. (EASTERN
TIME) ON AUGUST 10, 2000 (THE "VOTING DEADLINE") WILL BE COUNTED FOR PURPOSES OF DETERMINING WHETHER EACH CLASS OF IMPAIRED CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE THEREON HAS ACCEPTED THE PLAN. ANY BALLOTS RECEIVED AFTER THE VOTING DEADLINE WILL NOT BE COUNTED, UNLESS OTHERWISE ORDERED BY THE BANKRUPTCY COURT. The Balloting Agent will prepare and File with the Bankruptcy Court a certificate of the results of the balloting with respect to the Plan on a Class-by-Class basis.

IF YOUR VOTE IS BEING PROCESSED BY AN INTERMEDIARY, PLEASE ALLOW TIME FOR TRANSMISSION OF YOUR BALLOT TO SUCH INTERMEDIARY AND FROM INTERMEDIARY TO THE BALLOTING AGENT. IF YOU HAVE A QUESTION CONCERNING THE VOTING PROCEDURE, CONTACT THE APPLICABLE INTERMEDIARY. DO NOT RETURN YOUR SECURITIES WITH YOUR BALLOTS.

         YOUR VOTE ON THE PLAN IS IMPORTANT. THE BANKRUPTCY CODE REQUIRES AS A CONDITION TO CONFIRMATION OF THE PLAN THAT EACH CLASS THAT IS IMPAIRED UNDER THE PLAN VOTE TO ACCEPT THE PLAN, UNLESS THE "CRAM DOWN" PROVISIONS OF THE BANKRUPTCY CODE ARE EMPLOYED. SEE ARTICLE IV BELOW.

         D.       CONFIRMATION HEARING.

         The Bankruptcy Court will hold a Confirmation Hearing commencing at 9:30 o'clock a.m. (Wilmington, Delaware time) on August 15, 2000, at the United States Bankruptcy Court, for the District of Delaware, 824 Market Street, 6th Floor, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time without further notice other than by announcement in the Bankruptcy Court on the scheduled date of such hearing. At the Confirmation Hearing, the Bankruptcy Court will (i) determine whether the requisite votes have been obtained for each Voting Class, (ii) hear and determine objections, if any, to confirmation of the Plan that have not been previously disposed of,
(iii) determine whether the Plan meets the confirmation requirements of the Bankruptcy Code, and (iv) determine whether to confirm the Equity Committee's Plan, the Debtors' Plan or neither.

         Any objection to confirmation of the Plan must be in writing and filed and served as required by the Bankruptcy Court pursuant to the order approving the Disclosure Statement, a copy of which accompanies this Disclosure Statement. Specifically, all objections to the confirmation of the Plan must be served in a manner so as to be received on or before August 9, 2000 at 4:00 o'clock p.m. (Wilmington, Delaware time) by: Long Aldridge & Norman LLP, 303 Peachtree Street, Suite 5300, Atlanta, Georgia 30308, Attention: Charles E. Campbell, Esq.; (b) Saul, Ewing, Remick & Saul LLP, 222 Delaware Avenue, Suite 1200, Wilmington, Delaware 19801, Attention: Norman L. Pernick, Esq.; (c) Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, Attention:
Brian S. Rosen, Esq.; (d) Richards, Layton & Finger, One Rodney Square, Wilmington, Delaware 19899, Attention: Mark D. Collins, Esq.; (e) Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, Attention:
Chaim J.

Fortgang, Esq.; (f) Morris, Nichols, Arsht & Tunnell, 1201 North Market Street, P.O. Box 1347, Wilmington, Delaware 19899, Attention: William H. Sudell, Jr., Esq.; and (g) Office of the United States Trustee, Curtis Center, Suite 950W, 601 Walnut Street, Philadelphia, Pennsylvania 19106, Attention: Daniel K. Astin, Esq.

         E.       OVERVIEW OF PLAN

         The following is a brief overview of the material provisions of the Plan and is qualified in its entirety by reference to the full text of the Plan. For a more detailed description of the terms and provisions of the Plan, see
Article III below, entitled "The Plan." The Plan is a plan of reorganization for the Debtors. The Plan provides for the classification and treatment of Claims against and Equity Interests in the Debtors. The Plan designates seven (7) Classes of Claims and thirteen (13) Classes of Equity Interests, which classify all Claims against and Equity Interests in the Debtors. These classes take into account the differing nature and priority under the Bankruptcy Code of the various Claims and Equity Interests. Please note that pursuant to the provisions of section 510(b) of the Bankruptcy Code, Statutorily Subordinated Claims are treated in the same class as Equity Interests under the Plan.

                  1.       DESCRIPTION OF THE PLAN

         The Plan is being proposed by the Equity Committee, and the Equity Committee submits this Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code in connection with the solicitation of acceptances of the Plan. Under the Plan, the Debtors will be reorganized through the implementation of one or more third party servicing or sub-servicing agreement(s) pursuant to which the Debtors will contract with one or more independent third parties to service the Debtors' existing loan portfolio in order to maximize the return of those assets for the benefit of creditors and equity security holders. The Plan contemplates that the funds generated from the Debtors' loan portfolio, as well as cash generated from the liquidation of the Debtors' Remaining Assets, and any cash generated by the pursuit of any claims or causes of action of the estates, net of expenses of collection and administration, will be distributed to creditors and equity security holders in accordance with the terms of the Plan. The Plan further contemplates the appointment of a Plan Administrator to monitor the performance of any third party servicer(s), receive all loan proceeds collected by the third party servicer(s), liquidate the Remaining Assets of the Debtors' estates not necessary to the continued operations of Reorganized UC, and wind down the affairs of Reorganized UC after satisfaction of all terms, conditions and obligations of the Plan. The Plan is being proposed as an alternative to the confirmation of the Debtors' Plan, which is fully described in the Debtors' Disclosure Statement.

         2.       SUMMARY OF CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY
                  INTERESTS

                                                                                                          Estimated
                                                                                                          Percentage
                                                                                      Debtors'
                                                                                      Estimated          Recovery of
                                                                                  Aggregate Amount      Allowed Claims
             Claim or Equity                                                      of Allowed Claims       or Equity
Class            Interest             Treatment of Claim/Equity Interest         or Equity Interests      Interests
----------------------------------------------------------------------------------------------------------------------
            Admininistrative    Unimpaired. Each holder of an Allowed            $16,480,000.00       100%
            Expense             Administrative Expense Claim shall receive Cash
            Claims              equal to 100% of the unpaid amount of such
                                Allowed Administrative Expense Claim on or as
                                soon as reasonably practicable after the later
                                of: (a) the Effective Date; (b) the first
                                Business Day after the date that is thirty (30)
                                calendar days after the date such Administrative
                                Expense Claim becomes an Allowed Claim; or (c)
                                such other date established pursuant to the
                                terms of any Final Order of the Bankruptcy
                                Court, which may include the Confirmation Order.


                                        5


            Professional        Unimpaired. Each holder of an Allowed            $10,160,000.00       100%
            Fee Claims          Professional Fee Claim shall be paid in full, in
                                Cash, in the amounts allowed by the Bankruptcy
                                Court  on or as soon as reasonably practicable
                                following the later to occur of (i) the Effective
                                Date and (ii) a date which is no later than five
                                (5) Business Days after the date upon which the
                                Bankruptcy Court order allowing such Claim
                                becomes a Final Order.

            Priority Tax        Unimpaired. Each holder of an Allowed Priority   $6,000,000.00        100%
            Claims              Tax Claim shall receive, at the option of the
                                Equity Committee, or Reorganized UC, as
                                applicable, either (i) Cash equal to 100% of the
                                unpaid amount of such Allowed Claim on or as
                                soon as reasonably practicable after the later
                                of (A) the Effective Date, or (B) the first
                                Business Day after the date that is thirty (30)
                                calendar days after the date such Priority Tax
                                Claim becomes an Allowed Claim, or (ii) annual
                                Cash payments commencing on or as soon as
                                reasonably practicable after the later to occur
                                of the Effective Date and the date on which such
                                Priority Tax Claim becomes an Allowed Claim,
                                over a period not exceeding six (6) years after
                                the date of assessment of such Allowed Priority
                                Tax Claim, together with interest (payable
                                quarterly in arrears) on the unpaid balance of
                                such Allowed Priority Tax Claim at a per annum
                                rate equal to the Federal Judgment Rate as of
                                the Effective Date.

1           Priority Non-        Unimpaired.  Each holder of an Allowed Priority $0.00                100%
            Tax Claims          Non-Tax Claim shall be entitled to receive
                                payment, in Cash, in an amount equal to 100% of
                                the unpaid amount of its Allowed Priority Non-
                                Tax Claim on or as soon as reasonably practicable
                                after the later of (a) the Effective Date, and (b) the
                                first Business Day after the date that is thirty (30)
                                calendar days after the date such Priority Non-
                                Tax Claim becomes an Allowed Claim.



                                        6

2           Secured Claims      Unimpaired. On or as soon as reasonably          $0.00                100%
                                practicable after the later of (i) the Effective
                                Date, or (ii) the first Business Day after the
                                date that is thirty (30) calendar days after the
                                date such Secured Claim becomes an Allowed
                                Claim, each holder of an Allowed Secured Claim
                                shall receive, at the election of the Equity
                                Committee, or Reorganized UC, as applicable, one
                                of the following distributions: (1) Cash equal
                                to 100% of the unpaid amount of such Allowed
                                Secured Claim; (2) the proceeds of the sale or
                                disposition of the property securing such
                                Allowed Secured Claim to the extent of the value
                                of such holder's interest in such property; (3)
                                the surrender to the holder of such Allowed
                                Secured Claim of the property securing such
                                Claim; (4) such treatment that leaves unaltered
                                the legal, equitable or contractual rights of
                                the holder of such Allowed Secured Claim; or (5)
                                such other distribution as shall be necessary to
                                leave the holder of such Allowed Secured Claim
                                unimpaired and to satisfy the requirements of
                                Chapter 11 of the Bankruptcy Code.

3           Unsecured           Impaired. Commencing on the Effective Date, and  $1,095,000,000       100%
            Claims              continuing quarterly thereafter until such time  (plus interest)      (with interest)
                                as all Allowed Unsecured Claims have been paid
                                in full, each holder of an Allowed Bank Claim,
                                an Allowed Senior Note Claim and an Allowed
                                General Unsecured Claim shall be entitled to
                                receive its Pro Rata Share of all Disbursement
                                Cash available for distribution. If and to the
                                extent the Bank Claims establish a right of
                                priority over the Senior Note Claims and the
                                General Unsecured Claims, any payments to
                                holders of Allowed Unsecured Claims shall be
                                made in accordance with such priority as
                                determined by the Bankruptcy Court.

4           Borrower            Impaired.  As a compromise, payment of cash in   $14,000,000.00       100%
            Litigation Claims   an amount equal to the asserted amount of such
                                Claim up to $1,000 or, if such claim is in
                                excess of $1,000 and provided such holder agrees
                                to reduce such Claim to $1,000, the amount of
                                such Claim, as reduced; or alternatively, the
                                Allowed amount of the Claim, as determined by
                                binding arbitration or the Bankruptcy Court,
                                will share in the Borrower Settlement Trust

5           Convenience         Impaired. On the Effective Date, each holder of  $243,000.00          100%
            Claims              an Allowed Convenience Claim shall receive
                                Cash in an amount equal to one hundred percent
                                (100%) of such Allowed Convenience Claim.



                                        7


6A/         Subordinated        Impaired. Upon payment in full of all Allowed    $157,000,000         100%
6B          Debenture           Unsecured Claims in Class 3 of the Plan, each    (plus interest)      (with interest)
            Claims and          holder of an Allowed Subordinated Debenture
            Lending             and Allowed Lending Subordinated Debenture Claim
            Subordinated        shall be entitled to receive such holder's Pro
            Debenture           Rata Share of all Disbursement Cash available
            Claim               for distribution until such time as all
                                Allowed Subordinated Debenture Claims and
                                Allowed Lending Subordinated Debenture Claims
                                have been paid in full.

7           Subordinated        Impaired. Upon payment in full of all Allowed    Unknown              100%
            Penalty Claims      Priority Non-Tax Claims, Allowed Secured
                                Claims, Allowed Unsecured Claims, Allowed
                                Borrower Litigation Claims, Allowed
                                Convenience Claims, Allowed Subordinated
                                Debenture Claims and Allowed Lending
                                Subordinated Debenture Claims, each holder of
                                an Allowed Subordinated Penalty Claim shall be
                                entitled to receive quarterly distributions of such
                                holder's Pro Rata Share of all Disbursement Cash
                                available for distribution, together with interest
                                thereon at the Federal Judgment Rate, until such
                                time as all Allowed Subordinated Penalty Claims
                                have been paid in full.

8           Pride Equity        Impaired. On the Effective Date, each holder of  1,657,770 shares     $27.48 per share
            Interests           a Pride Equity Interest shall be deemed to have
                                received two (2) shares of common stock of
                                United Companies for each Pride Equity Interest
                                and shall receive such holder's Pro Rata Share
                                of distributions in accordance with provisions
                                relating to the treatment afforded to holders of
                                United Companies Common Equity Interests

9A          Statutorily         Impaired. Upon payment in full of all Allowed    Unknown but          $13,656,774
            Subordinated        Administrative Expense Claims, Allowed Priority  estimated to be 3%   distributed pro
            Claims              Non-Tax Claims, Allowed Priority Tax Claims,     of the total value   rata between
                                Allowed Secured Claims, Allowed Convenience of   of the equity of     holders of
                                the equity of the holders of Claims, Allowed     the Debtors or       Statutorily
                                Unsecured Claims, Allowed Debtors or Statutorily $13,656,774          Subordinated
                                Borrower Litigation Claims, Allowed $13,656,774                       Claims
                                Subordinated Subordinated Debenture Claims, and
                                Allowed Claims Lending Subordinated Debenture
                                Claims, holders of Allowed Statutorily
                                Subordinated Claims shall receive such holders'
                                Pro Rata Share of the Statutorily Subordinated
                                Claim Percentage of all Disbursement Cash.


                                        8

9B          United              Impaired. Upon payment in full of all Allowed    28,808,211 shares    $13.74 per share
            Companies           Administrative Expense Claims, Allowed Priority
            Common Equity       Non-Tax Claims, Allowed Priority Tax Claims,
            Interests           Allowed Secured Claims, Allowed Convenience
                                Claims, Allowed Unsecured Claims, Allowed
                                Borrower Litigation Claims, Allowed Subordinated
                                Debenture Claims, and Allowed Lending
                                Subordinated Debenture Claims, holders of
                                Allowed United Companies Common Equity Interests
                                shall receive such holders' Pro Rata Share of
                                the Equity Interest Percentage of all
                                Disbursement Cash.

10          Adobe Common        Unimpaired.  No alteration of legal and equitable                     $0.0
            Equity Interests    rights.

11          Adobe Financial     Unimpaired.  No alteration of legal and equitable                     $0.0
            Common Equity       rights.
            Interests

12          Ginger Mae          Unimpaired.  No alteration of legal and equitable                     $0.0
            Common Equity       rights.
            Interests

13          Gopher Equity       Unimpaired.  No alteration of legal and equitable                     $0.0
            Common Equity       rights.
            Interests

14          Pelican Common      Unimpaired.  No alteration of legal and equitable                     $0.0
            Equity Interests    rights.

15          Southern            Unimpaired.  No alteration of legal and equitable                     $0.0
            Mortgage            rights.
            Common Equity
            Interests

16          Unicor Common       Unimpaired.  No alteration of legal and equitable                     $0.0
            Equity Interests    rights.

17          United              Unimpaired.  No alteration of legal and equitable                     $0.0
            Companies           rights.
            Funding
            Common Equity
            Interests

18          United              Unimpaired.  No alteration of legal and equitable                     $0.0
            Companies           rights.
            Lending Corp.
            Common Equity
            Interests

19          United              Unimpaired.  No alteration of legal and equitable                     $0.0
            Companies           rights.
            Lending Group
            Common Equity
            Interests


                                        9


20          United Credit       Unimpaired.  No alteration of legal and equitable                     $0.0
            Card Common         rights.
            Equity Interests


                                   ARTICLE II.

                             BACKGROUND INFORMATION

         A.       HISTORY OF THE DEBTORS.

         United Companies Financial Corporation ("UCFC" or "United Companies"), is a financial services holding company previously engaged in consumer lending. The company was incorporated in the State of Louisiana in 1946 and its principal offices are located in Baton Rouge, Louisiana. Prior to the commencement of the instant Chapter 11 cases, the company's lending operations primarily focused on the origination, purchase, sale and servicing of non-conventional home equity loans. These home equity loans - typically not loans for the purchase of homes - are fixed and variable rate mortgage loans made primarily to individuals who may not otherwise qualify for conventional loans. Fundamental to the funding of the Company's operations was the sale of the loans through securitizations with servicing rights retained. The majority of the Company's revenue was derived from the gain recognized in the sale of loans and the recognition of net loan fees at the time of the sale of the loans.



         B.       DESCRIPTION OF BUSINESS.

                  1.       ORIGINATION NETWORK

         The Debtor's lending activities were primarily conducted through the following origination channels, all of which are now closed or sold.

         UC LENDING, as part of United Companies Lending Corporation, the Debtors' former retail lending operation, consisted of 191 offices in 38 states at year end 1998 compared to 221 offices in 42 states at year end 1997. During 1998, UC Lending originated $2.0 billion in home equity loans compared to $1.5 billion for 1997, representing a 33% increase. Loan originations in 1999 were $338.9 million. Subsequent to December 31, 1998, the Debtors closed 64 of UC Lending's branches, and the remaining branches were sold or closed during the pendency of the Chapter 11 Cases.

         UNICOR, formerly one of the Debtors' wholesale lending operations, which acquired loans primarily from brokers and correspondents, produced $678.0 million in home equity loans in 1998 compared to $566.8 million for 1997. UNICOR's operations were closed in the fourth quarter of 1998.

         GINGER MAE, another of the Debtors' former wholesale lending operations, which acquired loans primarily from financial institutions (banks, thrifts and credit unions), produced $332.4 million in home equity loans in 1998 compared to $211.4 million in 1997. Loan production during 1999 was $58.0 million. GINGER MAE's operations were closed in April, 1999.

         UC ACQUISITION, which purchased home equity loans in bulk, produced $261.3 million in home equity loans in 1998 compared to $540.2 million for 1997. As of December 31, 1998, UC Acquisition had ceased its purchasing activities.

         UC FUNDING, the Debtor's manufactured housing lender, originated $433.5 million in manufactured housing chattel contracts in 1998, compared to $251.8 million in 1997. The manufactured housing unit originated loan products through dealers and directly to the consumer. UC Funding's lending operations were discontinued in the third quarter of 1998, and its servicing functions were moved from Minnesota to the home office in the second quarter of 1999. Loans of $1.1 million were funded during 1999 to complete commitments made in 1998.

                  2.       LOAN SALES AND SECURITIZATIONS

         In the past, substantially all of the home equity loans and manufactured housing contracts originated or purchased by the Debtors were sold. From 1985 until December 31, 1998, the Debtors sold substantially all of the home equity loans and manufactured housing contracts they originated in the secondary market. Initially, the transactions were with government-sponsored mortgage agencies or conduits. Subsequently, the sales occurred through private placement transactions with financial institutions and, beginning in the second quarter of 1993, the Debtors engaged in public securitization transactions based on registered offerings. Approximately $10.9 billion of asset-backed securities, backed primarily by first mortgage home equity loans originated or purchased by the Debtors through their origination channels, were publicly sold from 1993 through December 31, 1998. The Debtors have been unable to sell loans in securitization transactions subsequent to December 1998.

         The Debtors' loan origination and purchasing activities were financed primarily through their financial resources with existing credit facilities pending the sale of the home equity loans. In connection with substantially all of the Debtors' quarterly securitization transactions, the Debtors retained the right to certain excess interest amounts, and UC Lending continued to service the loans for a servicing fee. Under the terms of the various pooling and servicing agreements underlying the securitizations, bond investors receive cash flows from collected mortgage payments, with UCFC retaining the excess of the interest at the contractual rate above the "pass-through" rate paid to the bond investors, a nominal servicing fee, and where applicable, a trustee fee and surety bond fee. The Debtors have also sold loans on a "whole loan sale" basis retaining no servicing rights with respect to such loans.

         C.       SIGNIFICANT PREPETITION INDEBTEDNESS.

         Prior to bankruptcy, the Debtors financed their operations through a number of different vehicles. In May 1993, United Companies Lending Corporation entered into a Subordinated Debenture Agreement with United Companies Life Insurance Corporation ("UCLIC"), an affiliated company. The Series B subordinated debentures with a principal amount of $3,000,000 bear interest at 6.64% and Series C subordinated debentures with a principal amount of $4,000,000 bear interest at 7.18%. The Debtors have represented that the debentures are subordinated to senior debt and guarantees of senior debt. The Claims existing against the Debtors with respect to these subordinated notes are referred to in the Plan as Lending Subordinated Debenture Claims.

         In November 1994, United Companies publicly sold $125 million of 9.35% Notes with a maturity date in November 1999. In December 1996, United Companies publicly sold $100 million of 7.7% Notes, which mature in January 2004 (collectively, the "Senior Notes"). The Senior Notes provide for interest payable semi-annually and are not redeemable prior to maturity. The Claims existing against the Debtors with respect to the Senior Notes are referred to in the Plan as Senior Note Claims.

         In April 1997, United Companies entered into an $800 million senior unsecured revolving credit facility (the "Credit Facility"). Each of the other Debtors is a guarantor of all obligations owed under the Credit Facility. The Credit Facility was syndicated to a total of 22 participating lenders. In July 1998, the Credit Facility was increased to $850 million. The Debtors used a portion of the proceeds from this three-year credit facility to refinance existing debt and used the remaining proceeds for general corporate purposes, including interim funding of loan originations. The Credit Facility permitted a portion of the amount available to be used for the issuance of letters of credit for the Debtors' account. In connection with some securitization transactions, the Debtors deposited letters of credit in lieu of depositing cash in the related reserve accounts. As of December 31, 1998, the aggregate principal amount of loans and letters of credit outstanding under the Credit Facility was $825 million and $25 million, respectively. As a result, at December 31, 1998, the commitment under the Credit Facility was fully utilized. The letters of credit were subsequently drawn, resulting in an aggregate principal amount outstanding as of the Petition Date of $850 million. The Claims existing against the Debtors with respect to the Credit Facility are referred to in the Plan as Bank Claims.

         In June 1997, United Companies publicly sold $150 million of 8.375% Notes (the "Subordinated Notes"). The Subordinated Notes provide for interest payable semi-annually and are not redeemable prior to their maturity on July 1, 2005. The Subordinated Notes bear interest at 8.375% per annum and were issued at a discount from par. According to the Debtors, such discount was being amortized using the effective method as an adjustment to the yield over the life of the Subordinated Notes, resulting in an effective interest rate on the Subordinated Notes of 8.48% per annum. The Claims existing against the Debtors with respect to the Subordinated Notes are referred to in the Plan as Subordinated Debenture Claims.

         On February 3, 1999, the Debtors announced that they were experiencing difficulties in generating the liquidity necessary to maintain home equity loan production at levels contemplated by a restructuring plan announced during the Fall of 1998. As a result of the financial condition of the Debtors at the time, there was no availability under warehouse facilities that it had with First Union National Bank ("First Union") and other lenders. As an interim measure, on February 5, 1999, the company entered into a short term repurchase facility with First Union in the amount of $40 million, which was repaid in full on March 9, 1999, from proceeds of the Debtors' postpetition debtor in possession financing facility.

         D.       CAPITAL STOCK

         United Companies has authorization to issue up to 100,000,000 shares of its $2.00 par value common stock. There were approximately 28,808,211 shares outstanding at December 31, 1999, excluding 1,180,117 treasury shares. 1,657,770 shares of 6 1/4

% Preferred Redeemable Increased Dividend Equity Securities ("PRIDES"), Convertible Preferred Stock, $2.00 par value (the "PRIDES"), are currently issued and outstanding. Included in the authorized preferred stock are 1,000,000 shares of Series A Junior Participating preferred stock and 800,000 shares of Cumulative Convertible preferred stock, none of which is outstanding.

         The terms of the PRIDES provide that they rank prior to United Companies' common stock as to payment of dividends and distribution of assets upon liquidation. Such terms also provide that the shares of PRIDES mandatorily converted into shares of common stock on July 1, 2000 (the "Mandatory Conversion Date") on a two share to one share basis (as adjusted for the 100% common stock dividend paid October 20, 1995).

         During 1998, United Companies paid cash dividends on its common stock in the amount of $6.8 million, or $.24 per share. In addition, during 1998, United Companies paid cash dividends on its PRIDES in the amount of $4.2 million, or $2.2275 per share. In October 1998, the company suspended indefinitely payment of future dividends on the company's common and preferred stock. As of the Petition Date, United Companies had a dividend payable on its PRIDES of $1,230,894.

         Prior to the Petition Date, United Companies' Common Stock and PRIDES had been listed for trading on the New York Stock Exchange ("NYSE") under the trading symbols "UC" and "UCPRI," respectively. On March 4, 1999, the NYSE suspended trading in such securities. Subsequently, upon application by the NYSE, the Securities and Exchange Commission delisted United Companies' securities. United Companies' common stock now trades under the symbol "UCFNQ", and the PRIDES trade under the symbol "UCFPQ", in the over-the-counter market.

         The common stock of United Companies is subject to the provisions of the Plan relating to United Companies Common Equity Interests, and the PRIDES are subject to the provisions of the Plan relating to Pride Equity Interests.

         E.       MANAGEMENT AND EMPLOYEES

         The members of the Board of Directors of United Companies are James J. Bailey, III Chairman, Gen. Robert. H. Barrow, J. Terrell Brown, Jon R. Burke, Richard A. Campbell, Roy G. Kadair, M. D., O. Miles Pollard, Jr., Dale E. Redman and William H. Wright.

         The senior management of United Companies includes Lawrence J. Ramaekers, Chief Executive Officer and Chief Operating Officer; Rebecca A. Roof, Chief Financial Officer1, Sherry E. Anderson, Senior Vice President and Secretary. Jesse O. Griffin, Senior Vice President, Paul E. Kirk, Senior Vice President; and Joel G. Swetnam, Senior Vice President. Members of middle management are Michael Barron, Vice President and General Counsel; Glenn Eberhart, Vice President and Assistant Controller; Frank W. Foote, Vice President; Donald R. Marshall, Vice President; Mills Murrey, Vice President and Controller; Sheila C. Pecot, Vice President; Jim Pickett Vice President; Keith Thibodeaux, Vice President; and Pamela H. Welch, Vice President.

         As of the Petition Date, the Debtors had approximately 1,965 employees at their corporate headquarters, outside offices and various facilities. The Debtors' currently employ approximately 450 employees. The reduction is due primarily to the sale of Debtors' loan origination business and the discontinuation of other non-servicing operations.

         F.       PRE-BANKRUPTCY FINANCIAL HISTORY OF THE DEBTORS.

         Up until the last six months immediately preceding the Debtors' Chapter 11 Cases, the financial history of the Debtors was one of apparent substantial growth and expansion. As set forth on Exhibit C attached hereto, up until the fiscal year end 1998 ending on December 31, 1998, the Debtors' loan origination and servicing operations witnessed substantial growth and the Debtors reported significant performance improvements in most areas, including loan production, portfolio servicing growth, stable return on equity and moderate balance sheet leverage. In the period beginning in fiscal year 1993 and running through fiscal year 1997, loan production escalated from $539 million to $3.1 billion, an annual compounded growth rate of 55%. Likewise, UC's serviced loan portfolio grew from 1993's $1.568 billion to 1997's $5.877 billion, an annual compounded growth rate of 39%.

         During this same time period, the Debtors also reported substantial growth in income up to 1997. In the five year period between 1993 and 1997, total revenues grew 363%, from $121 million in 1993 to $440 million in 1997. Net income, which had grown between 1993 and 1996, declined for the first time in 1997. The explanation noted in the company's 1997 10-K report cited expenses resulting from a rapid build-up in origination capacity including new branch offices and a concomitant increase in personnel as the cause for the decline. Despite this spike in operating expenses, the company still posted a reported return on equity of 20.3%

--------
1 Mr. Ramaekers is a principal and Ms. Roof is a Senior Associate of Jay Alix & Associates.

for 1997, although this was down from 1996's figure of 26.5%. Under gain on sale accounting, the rapid growth in loan production led to similar increases in total revenues, but the loans were increasingly funded under the company's revolving line of credit.

         Through the third quarter of 1998 (September 30, 1998), the company's balance sheet continued to grow with reported significant increases in the company's residual interests from its securitizations, sometimes referred to as the interest-only ("IO") strips. IO and residual carried balances from December 31, 1997 to September 30, 1998 increased from $882 million to $1.01 billion. More dramatically, the company's cash position jumped from $.6 million at year end 1997 to $233 million by the third quarter of 1998.2 Funding this growth was an increase in notes payable from $692 million to $1.025 billion reflecting a $439 million increase in the Company's usage of its revolving credit facility.

         Although the Company's loan production continued increasing during the nine month period ending September 30, 1998, market difficulties began to hamper the company's per loan profitability. At the same time, the imposition of new accounting standards began to limit the reported profits resulting from each securitization transaction. Loan production, substantially all of which was sold in securitizations, grew from $1.827 billion for the nine month period ending September 30, 1997, to $2.629 billion for the same period in 1998, an increase of 44%. At the same time, gains from loan sales only grew 16%, inadequate to cover escalating operating expenses which increased 27% for the same period. Exacerbating the Company's performance was an increase in provision for losses on loans serviced of $42.6 million and a write-down of $10 million in the carrying value of the Company's IO and residual position.

         In the fourth quarter of 1998, the Company's reported financial statements changed from previous quarters although neither the underlying operations of the Company nor its balance sheet experienced material change.3 This change, however, did not occasion a restatement of the company's previous financial statements. Generally speaking, the changes were brought about by changes in assumptions as to the projected performance and market risk of the Company's IOs and residual position. Since the derivation of many of these assumptions are driven by historical credit experience, it is important to consider how, if at all, this experience changed as of December 31, 1998. The most important credit experience described in the 8-K filing relates to the actual net losses the Company incurred for fiscal year 1998. This increased from fiscal year 1997's $33.7 million to 1998's $54 million. The resulting loan loss provision (actually, two separate provisions, one for $154.4 million and the other an "Additional provision ... valuation adjustment" of $321.4 million) increased the loan loss allowance as a percentage of gross value of IOs and residuals from 10.8% to 53.5%.

         In aggregate, the Debtors' retained interests in securitizations were written down by $605.6 million without a restatement of prior financials. This large write-down was the result primarily of the following changes in assumptions used by the Debtors in their financial reporting:

         -- an increase in the discount rate applied to all cash flows from approximately 10% in fiscal year 1997 to an effective discount rate of 22% contributing $160.8 million to the reduction in carrying value;

         -- increasing the estimated cumulative credit losses from approximately 2.2% to 7.7% contributing $338.3 million to the reduction in carrying value;

         -- increasing the projected prepayment rate from approximately 24% to greater than 30% on average contributing $69.5 million to the reduction in carrying value;

         -- increasing projected delinquency levels to 25% for all transactions and thus effectuating delinquency "triggers" in the deals that prevent the release of cash reserves contributing $20 million to the reduction in carrying value; and

         -- a $17 million markdown to the carrying value of certain subordinated certificates to estimated market value.

--------
         2 As described in Footnote 8 to the Company's consolidated financial statements, $150.9 of this cash position was temporarily restricted pending delivery of certain loan documents. Upon delivery of these loan documents subsequent to the September 30, 1998 financial statement, this cash was released and used to pay down the Company's revolving credit balance.
         3 It is important to note that, to date, no 10-K for year ending December 31, 1998 has been filed. This section is based on information disclosed in the Company's 8-K filing which was filed September 7th of the year following the Company's 1998 year end. This filing does not include the customary description of fourth quarter activity or comparison with the previous year's fourth quarter as would be the case in a 10-K filing. It also dispenses with the usual detailed description of delinquency and default experience.

         The obvious impact to the company's stockholders' equity position can be seen graphically in the following chart:

                               [GRAPHIC OMITTED]



As of September 30, 1998, the Debtors' balance sheet showed stockholders' equity of $504.8 million. Within one quarter and without incurring realized losses above $54 million, stockholders now had a deficit of $114.2 million, or a swing of $619 million based almost exclusively on changes in projected losses and market return estimates.

         G.       THE CHAPTER 11 CASES.

         On March 1, 1999 (the "Petition Date") the Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code, and on March 2, 1999, the Bankruptcy Court entered an order providing for the joint administration of the Debtors' Chapter 11 cases. Since the Petition Date, the Debtors have continued to manage their affairs and operate their businesses as debtors-in- possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

                  1.       ADMINISTRATION OF THE CHAPTER 11 CASES

         Upon commencement of the Chapter 11 cases, the Bankruptcy Court entered certain orders designed to minimize disruption of the Debtors' business operations during the pendency of the Chapter 11 cases. Certain of these orders are described below:

         -- POSTPETITION CREDIT FACILITY AND POSTPETITION PURCHASE FACILITY. Subsequent to the filing of the Chapter 11 cases, the Debtors entered into a Post Petition Loan and Security Agreement (the "Loan Agreement") with Greenwich Capital Financial Products, Inc. ("Greenwich") and The CIT Group/Business Credit, Inc. ("CIT") and a Post Petition Whole Loan Purchase Facility (the "Purchase Facility") with Greenwich to provide secured debtor-in-possession financing. The Loan Agreement provided for borrowing on a revolving basis dependent on the Debtors' level of inventory of mortgage loans and initially was established at $150 million with provisions to increase the maximum amount to $300 million, with Bankruptcy Court approval. The Purchase Facility provided for a commitment to purchase up to $500 million of qualifying loans. The Purchase Facility was initially approved up to $75 million with provisions to increase the maximum limit to $500 million at a later date. In May, 1999, the Bankruptcy Court issued a final order confirming the debtor-in-possession financing at the interim aggregate level of $225 million, of which $150 million was available under the Loan Agreement and $75 million was available under the Purchase Facility. At July 31, 1999, the Debtors had $10.5 million outstanding under the Loan Agreement, and as of March 31, 2000, the Debtors had no balance outstanding under the Loan Agreement.

         -- CONTINUATION OF PREPETITION FUNDING, SERVICING, AND SECURITIZATION COMMITMENTS. For the purpose of allowing the Debtors to maintain certain sources of revenue and preserve their business reputation, the Bankruptcy Court entered a first day order authorizing the Debtors, in their discretion, to honor prepetition commitments to fund customer Loans, honor existing obligations in connection with servicing existing Loans, honor existing obligations in connection with prepetition securitizations or sales of Loans, honor obligations under existing pooling and servicing agreements or other agreements for the sale of Loans, and enter into pooling and servicing agreements or other agreements for the sale of Loans in the ordinary course. The Debtors were also authorized to pay prepetition claims essential to their ability to honor the foregoing commitments and obligations; and certain banks were authorized and directed to honor checks and wire transfers from loan disbursement accounts.

         -- EMPLOYEES. The Bankruptcy Court entered a first day order authorizing the Debtors to pay, in their discretion, prepetition claims of employees for compensation, benefits and expense reimbursements, as well as prepetition amounts owed with respect to certain trust and administration obligations and workers compensation premiums. In addition, the Debtors were authorized to continue to honor their existing programs, policies and plans relating to employees.

         Subsequently, on January 12, 2000, in order to preserve the Debtors' remaining workforce, the Bankruptcy Court entered an order approving a postpetition employee retention and severance pay program generally providing for (a) retention and severance benefits to be made available to both regular full-time employees and regular part-time employees; (b) the elimination of minimum length of service requirements as preconditions to receiving retention and severance benefits; (c) payment of retention benefits equal to eight weeks of base pay to eligible employees who remain employed for the requisite period; and (d) payment to eligible employees who are involuntarily terminated without cause of severance benefits equal to the greater of (i) a minimum of four week's base pay, or (ii) one week's base pay for each full year of continuous service up to a maximum of 26 weeks' base pay for each employee, or (iii) the amount calculated by a formula that credits employees with severance pay for each day less than ninety days that they receive notice of their impending termination, with a minimum of 28 days' pay for each employee.

         -- MANAGEMENT CONSULTANTS. The Bankruptcy Court also entered a first day order authorizing the Debtors to employ the firm of Jay Alix & Associates ("JA&A") as crisis manager and management consultant in these Chapter 11 Cases. Pursuant to the engagement, Deborah Hicks Midanek, a principal of JA&A served as the Debtors' Chief Executive Officer initially, and Lawrence J. Ramaekers, also a principal of JA&A, currently serves in that position. He previously served as the Debtors' Chief Operating Officer but became Chief Executive Officer in October 1999 upon the resignation of Ms. Midanek. Rebecca A. Roof, a senior associate of JA&A, serves as Chief Financial Officer, a position she assumed in October 1999.

         -- OTHER PROFESSIONALS. To assist them in carrying out their duties as debtors in possession and to otherwise represent their interests in the Chapter 11 Cases, the Debtors employed, with authorization from the Bankruptcy Court, the following professionals: Weil, Gotshal & Manges LLP, Richards, Layton & Finger, P.A. and Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation) as co-counsel; Kirkpatrick & Lockhart LLP as special litigation counsel; Ernst & Young LLP and E&Y Restructuring LLC as financial advisors; Deloitte & Touche LLP as independent auditors and accountants; and KPMG LLP as tax consultants. During the Chapter 11 Cases, the services of KPMG LLP were no longer required and their engagement has ended.

         Nationwide, the Debtors employ hundreds of attorneys and other professionals to represent or assist them in a variety of situations, including foreclosure actions, borrower litigation, and borrower bankruptcy proceedings. Such professionals are referred to as "ordinary course professionals". They are not involved in the conduct of the Chapter 11 Cases. By order of the Bankruptcy Court, the Debtors were authorized to employ and pay ordinary course professionals for postpetition services without prior court order, in accordance with their usual practices to prevent loss of professional services and disruption to their operations.

                  2.       CREDITORS COMMITTEE/EQUITY COMMITTEE.

         Pursuant to Section 1102 of the Bankruptcy Code, the United States Trustee may appoint a committee of creditors holding unsecured claims and/or a committee of equity security holders as the United States Trustee deems appropriate. Accordingly, on March 11, 1999, the United States Trustee appointed a statutory committee of unsecured creditors (the "Creditors Committee") in these Chapter 11 Cases. In addition, on May 25, 1999, the United States Trustee appointed a statutory committee of equity security holders (the "Equity Committee").

         The Creditors Committee consisted of the following members at the time of its appointment: First Union National Bank, The Bank of New York, Guaranty Federal Bank, F.S.B., Marine Midland Bank, Norwest Bank Minnesota, N.A., Acacia Life Insurance Company, and Phyllis Golson - EL. Since then, as a result of the sale and purchase of claims, Guaranty Federal Bank, F.S.B., and Bank of New York have resigned and Farallon Capital has been added as a member of the Creditors Committee. The Creditors Committee has retained, by order of the Bankruptcy Court, the following professionals to represent its interests in the Chapter 11
Cases: Wachtell Lipton Rosen & Katz and Morris, Nichols, Arsht & Tunnell as co-counsel; PricewaterhouseCoopers LLP as accountants; and Pentalpha Group LLC as reorganization consultants.

         The Equity Committee consists of the following members: Kees van der Velden, Dr. Martin Stoller, Robert Privette, Nicola Biase, John C. Chanoski, and Frank Hinchen. The Equity Committee has retained, by order of the Bankruptcy Court, the following professionals to represent its interests in the Chapter 11
Cases: Long, Aldridge & Norman LLP and Saul, Ewing, Remick & Saul LLP as co-counsel, Richard A. Johnson, CTP as financial consultant, Arthur Andersen LLP as accountants and financial and business advisors, and Harley S. Tropin, as a valuation expert with respect to potential litigation claims held by the estates.

                  3.       SALE OF LOAN ORIGINATION PLATFORM.

         Shortly after the commencement of the Chapter 11 Cases, on March 22, 1999, the Debtors announced their decision to market for sale the loan origination platform of UC Lending (the "Origination Platform"), and the Debtors immediately began soliciting potential purchasers. On April 16, 1999, the Debtors announced that they had received a bid from Aegis Mortgage Corporation ("Aegis") to purchase 127 of its 151 retail branch offices relating to the Origination Platform, subject to Bankruptcy Court approval. The Debtors also announced that the remaining loan origination branches would be closed, thereby exiting all loan origination channels. On April 26, 1999, UCFC and certain of its affiliates entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") with Aegis and Cerberus Partners, L.P., whereby UCFC and its affiliates agreed to sell to Aegis certain assets of their loan origination business for a purchase price of $3 million plus the assumption by Aegis of approximately $7.3 million of operating expenses. The Debtors filed a motion seeking Bankruptcy Court approval of the Asset Purchase Agreement subject to any higher and better offers obtained through a court-approved auction procedure.

         In support of their efforts to sell the Origination Platform, the Debtors represented that the Origination Platform could not be restored to profitability within a time period and on terms that would have justified the continued incurrence of losses by the Debtors, and the Debtors represented to the Bankruptcy Court that the Origination Platform was severable from the Debtors' other businesses and assets, such that the Debtors could shut down the operations without negatively impacting their other businesses and assets. The Debtors testified at the May, 1999 hearing on the sale of the Origination Platform that the Debtors' loan servicing business presented an attractive option for building a third party servicing business from the remaining assets of the Debtors.

         No other party made a higher and better offer for the assets and on May 11, 1999, based on the evidence submitted, the Bankruptcy Court approved the sale over the objections of the Ad Hoc Committee of Equity Security Holders formed prior to appointment of the Official Equity Committee. The assets sold under the Asset Purchase Agreement included (i) loans originated by the Debtors prior to the closing date which had not been funded and closed as of such date,
(ii) all rights of the Debtors under certain contracts and leases relating to a loan origination business, (iii) computer software relating to such business, and (iv) the United Companies Lending(R) trademarks. The Aegis transaction closed on June 1, 1999.

         By Motion dated June 3, 1999 (the "First Extension Motion"), and pursuant to Section 1121(d) of the Bankruptcy Code, the Debtors requested six-month extensions of their exclusivity periods within which only a debtor may file and seek acceptance of a plan of reorganization. Pursuant to Section 1121 of the Bankruptcy Code, a debtor is granted the exclusive right to file a plan of reorganization within the first 120 days of a Chapter 11 bankruptcy case and is granted the exclusive right to seek acceptance of a plan for the first 180 days of the bankruptcy (the "Exclusive Periods"). The Debtors' Exclusive Periods were set to expire on June 29, 1999 and August 28, 1999, respectively, and the Debtors requested six-month extensions of those deadlines based on a number of factors, including: (1) the size and complexity of the Debtors' Chapter 11 cases; (2) the substantial efforts required to rehabilitate the Debtors' business, including the sale of the Debtors' Origination Platform; (3) the Debtors' need to undertake an extensive review and analysis of their real and personal property holdings; (4) the need to establish management stability and eliminate management turnover; and (5) the need to develop a long-range business plan to lay the foundation for a consensual plan of reorganization. After reviewing the First Extension Motion, the Creditors Committee and the newly formed Equity Committee requested the Debtors to limit the requested extension to a four-month period, and the Debtors agreed. Thus, on about June 16, 1999, the Bankruptcy Court entered an order extending the Exclusive Periods to October 29, 1999 and December 29, 1999, respectively.

         After the sale of the Debtors' Origination Platform, the Debtors assets consisted primarily of a loan servicing business (the "Servicing Business") with a portfolio of approximately $6.1 billion in loans. The largest portion of that portfolio consisted of the IO and residual interests from the Debtors' previous securitization transactions. The remaining assets included a portfolio of approximately 3,800 real estate owned properties ("REO Properties") from previous foreclosures of defaulted loans and approximately 7,150 whole loans originated by the Debtors but not sold to securitization trusts (the "Whole Loan Portfolio").

         The Equity Committee submits that the post sale history of the Debtors' operations shows that the sale of the Origination Platform had an adverse effect on the Debtors' collection efforts, communication with the Debtors' borrowers, and other loss mitigation efforts. In particular, the percent of the Debtors' portfolio showing delinquencies over 30 days rose dramatically during the pendency of the Debtors' cases, from 12.23% as recently as December 1998, to 16.03% in June of 1999, and to 17.14% in March of 2000. Likewise, the percentage of the Debtors' portfolio in foreclosure rose dramatically in the same time period. In December of 1998, the Debtors had 3.89% of their portfolio in foreclosure, whereas in June of 1999, the number had risen to 6.49%. By March of 2000, that number had risen even further to 9.0%. The Debtors disagree with such analysis.

                  4.       THE RFP PROCESS.

         Within months of the sale of the Origination Platform, and completely contrary to the Debtors' representations for building a third party servicing platform, the Debtors disclosed their intent to bring in an independent third party to service the Debtors' $6.1 billion loan portfolio. In that regard, the Debtors announced a business strategy to attempt to enter into a transaction with a third party that would result in the assumption by an experienced and qualified sub-servicer of all the servicing functions set forth in the Debtors' pooling and servicing agreements (the "Sub-servicing Transaction"). The Debtors announced that through such a transaction they could protect and enhance the value of the Debtors' financial assets due to servicing improvement in, among other things, management, collection processes, automation and loss mitigation methodology. In connection with the Sub-servicing Transaction, the Debtors announced their intention to retain their role as master servicer thereby retaining their ownership of the residual interests in the securitizations and mortgage servicing rights.

         As a step towards implementation of a Sub-servicing Transaction, the Debtors prepared a "Request for Proposal" ("RFP") for distribution to potential interested third parties. The Debtors distributed the RFP to twenty-eight (28) potentially interested third parties who signed confidentiality agreements. In support of the RFP process, the Debtors advised the Equity Committee and the Bankruptcy Court that bringing in a third party to service the Debtors' loan portfolio represented the best means of maximizing the remaining assets of the estates. The Debtors' then CEO, Deborah Midanek, told the Equity Committee that a sale of the Debtors' remaining assets during the pendency of the Chapter 11 cases was not a viable alternative and that such a sale would likely result in the least possible value to the estates.

         Based in large part on the Debtors' asserted need for additional time to complete the RFP Process, the Debtors requested and obtained a second extension of the Exclusive Periods to file and seek acceptance of a plan of reorganization through February 1, 2000 and March 28, 2000, respectively. The Debtors' new CEO, Larry Ramaekers, testified at the hearing on the Debtors' second exclusivity motion that it was his belief that the Debtors would be able to complete the RFP Process and file a plan of reorganization without a further extension of the Exclusive Periods.

         In response to the RFP Process, fourteen (14) entities submitted proposals, two (2) solely with respect to the Debtors' manufactured housing loans. The Debtors considered each of the submitted proposals and, based upon a multitude of factors including servicing capabilities and capacity, financial wherewithal, pricing and servicing experience, the Debtors reduced the number of potential servicers of their home equity loan portfolio and IO and residual interests to three (3).

                  5.       THE EMC PROPOSAL.

         During the RFP Process, the Debtors also received an offer from EMC Mortgage Corporation ("EMC"), a wholly-owned subsidiary of The Bear Stearns Companies, Inc., to purchase substantially all of the Debtors' remaining assets. Thereafter, the Debtors, together with the Creditors Committee, commenced discussions with EMC which resulted in the execution of a letter agreement among EMC, Bear Stearns, and UCFC dated December 21, 1999, as amended (the "Letter Agreement"), for the sale of substantially all of the Debtors' remaining assets related to its mortgage servicing business, including the Whole Loan Portfolio and residual interests for an aggregate purchase price of approximately $895 million dollars (based on the Debtors' August 31, 1999 financial statement), excluding, cash on hand and certain other assets, subject to certain adjustments (the "EMC Transaction"). The EMC Transaction was subject to the negotiation and execution of definitive documentation and the submission of higher and better offers. The Letter Agreement also provided that the Debtors could bifurcate the proposed transaction and sell their Whole Loan Portfolio to another bidder or accelerate the sale of the Whole Loan Portfolio to EMC. On May 26, 2000, the Debtors and EMC entered into an Asset Purchase Agreement and a Whole Loan Purchase Agreement. On June 2, 2000, the Debtors filed with the Bankruptcy Court separate motions to approve each of these agreements, and the Debtors have filed a Plan of Reorganization which contemplates the closing of such transactions.

         The proposed sale as announced by the Debtors would provide for the sale of all or substantially all of the Debtors' assets for a price substantially below the amount of outstanding creditor claims in the cases. In the opinion of the Equity Committee, with the announcement of the EMC Transaction, the Debtors began the pursuit of the very avenue which they previously indicated would yield the least recovery to the estates during the bankruptcy. Notwithstanding the fact that creditor claims would not be paid in full under the EMC Transaction, the Equity Committee is informed and believes that the Creditors Committee supported the EMC proposal and continues to support an auction of all or substantially all of the Debtors' remaining assets. The Equity Committee is also informed and believes that one or more members of the Creditors Committee hold unsecured claims that have been purchased at substantial discounts during the pendency of these cases. Larry Ramaekers, the Debtors' current CEO, testified before the Bankruptcy Court that it is his understanding that approximately 90% of the $850 million dollars in bank debt has traded at least once during the Chapter 11 Cases.

                  6.       TERMINATION OF DEBTORS' EXCLUSIVITY RIGHTS.

         In January of 2000, the Debtors moved to extend for a third time the Debtors' exclusive right to file and seek acceptance of a plan of reorganization in these cases, asserting as the primary justification the need to complete the definitive documentation with respect to the EMC Transaction. The Equity Committee opposed the motion on grounds that the Debtors had failed to make substantial progress towards confirmation of a plan or reorganization and had refused to meaningfully consult with the Equity Committee despite repeated admonitions from the Bankruptcy Court to do so. Having concluded on its own that the Equity Committee is an "Out-of-the-Money" constituency, the Equity Committee asserted that the Debtors had refused to meaningfully consult with the Equity Committee with respect to almost every major aspect of these cases, including the anticipated proposed sale of substantially all the Debtors' assets to EMC. The Bankruptcy Court has sanctioned lead counsel to the Debtors for failure to provide necessary information to the Equity Committee in connection with the sale of a note and denied the Debtors' counsel's fees in connection therewith.

         On February 23, 2000, the Bankruptcy Court entered an Order (the "Exclusivity Order") terminating, as to the Equity Committee only, the Debtors' exclusive right to file and seek acceptance of a plan of reorganization in these cases. The Exclusivity Order authorized the Equity Committee to file and seek acceptance of its own plan of reorganization in these cases but otherwise continued the Debtors' Exclusive Periods as to all other parties in interest, including the Creditors Committee.

         In an effort to pursue the possibility of a consensual resolution of these cases following the entry of the Exclusivity Order, counsel for the Equity Committee sought to meet with both the Debtors and counsel for the Creditors Committee in the hopes of commencing negotiations toward a consensual plan. The Equity Committee met with the Debtors in Baton Rouge, Louisiana, and Atlanta, Georgia, and counsel for the Equity Committee had a meeting with the Creditors Committee's counsel in New York. None of those meetings, however, resulted in any progress toward a consensual plan of reorganization. As a result, the Equity Committee elected to move forward with the formulation of its own plan of reorganization consistent with the Bankruptcy Court's Exclusivity Order.

         In the process of formulating a plan of reorganization to maximize recoveries for both creditors and holders of Equity Interests in the Debtors' estates, the Equity Committee and its professionals reached the same conclusion the Debtors' and their professionals reached early on in the case; that the best way to realize the maximum value of the assets of the Debtors' estates is to bring in a highly qualified servicer to collect the Debtors' loan portfolio over time.4 Consistent with that conclusion, the Equity Committee commenced formulating a plan of reorganization that would provide for the implementation of a third party servicing agreement with distributions under the plan to be made in accordance with the priority scheme of the Bankruptcy Code. In that regard, the Equity Committee interviewed and/or had meetings with five of the leading servicing companies in the sub-prime lending industry, including the three highest rated servicers from the Debtors' RFP Process. Based on such meetings and interviews, the Equity Committee selected Ocwen Financial Corporation ("Ocwen") as the best candidate to service the Debtors' loan portfolio. Ocwen is a $3.3 billion dollar financial institution headquartered in West Palm Beach, Florida and is an industry leader in the servicing of sub-prime, sub-performing and nonperforming residential and commercial loans. Thereafter, the Equity Committee spent substantial time negotiating the terms of a letter of intent to be executed between Ocwen and the Equity Committee.

                  7. EQUITY COMMITTEE'S NEGOTIATIONS WITH OCWEN FINANCIAL CORPORATION.

         Recognizing that Ocwen was also a possible participant in an auction group interested in bidding for the assets of the Debtors' estates in the event an auction is held, the Equity Committee sought and received assurances from Ocwen from the outset of the negotiations that their potential participation in an auction bidding group would not prevent them from entering into and supporting an alternative sub-servicing agreement with the Equity Committee. The Equity Committee raised this issue in its initial meeting with Ocwen's president, Christine Reich, and raised the issue again with Ocwen's in-house counsel. In response, the Equity Committee received assurances that other participants in the bidding group had no objection to Ocwen participating in an alternative servicing agreement with the Equity Committee.

         On March 30, 2000, Ocwen sent to the Equity Committee an initial draft of a Letter of Intent setting forth the terms and conditions under which it would service the Debtors' loan portfolio in an Equity Committee sponsored plan of reorganization. On April 6, 2000, counsel for the Equity Committee traveled to West Palm Beach, Florida, and met with Ocwen's Chairman and President and negotiated and resolved virtually all issues between the parties. Counsel for the Equity Committee thereafter redrafted a Letter of Intent incorporating the changes discussed at the April 6th meeting and forwarded to Ocwen the revised Letter of Intent on April 14,

--------
         4 The Debtors initially indicated that the best way to realize the maximum value of the assets of the Debtors' estates was to bring in a highly qualified servicer but subsequently changed their opinion with respect to such an approach.

2000. On April 19th, counsel for the Equity Committee called Ms. Reich wherein she indicated that the revised Letter of Intent had been circulated to all appropriate parties and that she would provide any additional comments regarding the revised Letter of Intent to the Equity Committee by Thursday, April 20th or Friday, April 21st.

         When the Equity Committee had not heard from Ocwen by Monday, April 24th, counsel for the Equity Committee called Ms. Reich and left a message for her. She returned the call that afternoon and advised the Equity Committee that Ocwen would be unable to continue to work with the Equity Committee toward a servicing agreement because of "pressure from the Creditors Committee." Ms. Reich elaborated by saying that based upon discussions that Ocwen had with its partners in the auction group, Ocwen had been assured that it was perfectly permissible for it to proceed with the Equity Committee on a servicing proposal in the event a plan was confirmed embodying a servicing proposal. However, according to Ms. Reich, the Creditors Committee had gotten involved in the process, and now Ocwen would have no choice but to withdraw from involvement with the Equity Committee.

         In the opinion of the Equity Committee, the statements made by Ms. Reich to the Equity Committee raised serious questions as to whether the plan process had been compromised and whether the Creditors Committee had intentionally thwarted the Bankruptcy Court's order granting the Equity Committee the right to file and seek acceptance of a plan of reorganization in these cases. As a result, the Equity Committee filed an emergency motion seeking to take 2004 examinations of Ocwen and the Creditors Committee to further investigate these issues. On May 12, 2000, the Bankruptcy Court entered an order authorizing the Equity Committee to depose Ocwen, and on May 30, 2000, the Equity Committee took a Rule 2004 examination of Ocwen, by and through its president Christine Reich. In the deposition, Ms. Reich testified that Ocwen's partners in a proposed bidding group, Goldman Sachs and Greenwich Capital, had, in fact, pressured Ocwen into withdrawing from consummating a deal with the Equity Committee by advising Ocwen that it had to make a choice either to remain in the bidding group with Goldman and Greenwich or withdraw from that bidding group and pursue an agreement with the Equity Committee. Ocwen's Partners, according to Ms. Reich, advised Ocwen that their bid would not be received in a favorable light by the Creditors Committee if Ocwen pursued a servicing deal with the Equity Committee. Ms. Reich also testified that she was concerned about Ocwen being called upon to testify in support of a 4% assumed loan loss rate in an Equity Committed Plan. She acknowledged that she never discussed this concern with the Equity Committee. She further testified that although she did not know what the aggregate was for all of the Debtors' securitization pools, each pool ranged generally north of 4 percent and individual pools in some cases exceeded 7 percent. On average, she said it was closer to the 6 to 7 percent range than the 4 or less range.

         In accordance with the Bankruptcy Court's directions, on June 6, 2000, the Equity Committee filed a report with the Bankruptcy Court outlining the information revealed in the 2004 examination and requesting authority to issue
(i) a Rule 2004 subpoena duces tecum to the Creditors Committee for documents;
(ii) a Rule 2004 subpoena duces tecum for documents and examination of Goldman Sachs and Bob Christie, employed by Goldman Sachs, and (iii) a Rule 2004 subpoena duces tecum for documents and examination of Greenwich Capital and Joe Walsh, employed by Greenwich Capital. At a hearing conducted before the Bankruptcy Court on June 20, 2000, the Bankruptcy Court, without making any finding, stated that it intended to refer the matter to the United States Attorney's Office for such action as the U.S. Attorney deems appropriate.

         Notwithstanding Ocwen's withdrawal from discussions with the Equity Committee, the Equity Committee has prepared and filed a Plan which proposes to implement one or more third party servicing or sub-servicing agreement(s) consistent with the terms and conditions negotiated with Ocwen. The Equity Committee seeks confirmation of its Plan conditioned upon execution of one or more definitive servicing or sub-servicing agreement(s) with a qualified servicer on terms no less favorable than those set forth on Exhibit A to the Plan within sixty (60) days of Confirmation of the Plan. Alternatively, the Equity Committee reserves the right to request the Bankruptcy Court to enter the Confirmation Order contemporaneously with the entry of an order approving the servicing agreement(s).

         H.       ASSETS AND LIABILITIES OF THE ESTATES.

                  1.       ASSETS OF THE ESTATES.

         Principally, there are two sets of assets available to satisfy claims of creditors and equity security holders in these Chapter 11 Cases. These assets can be classified as on-balance sheet and off-balance sheet assets. Both are discussed preliminarily herein with a more detailed analysis set forth in
Article IV below.

                           a.       On-balance sheet assets

         The assets of the Debtors' estates currently listed on the Debtors' balance sheet in descending order of value are as follows:

         -- IOs and residual interests - the certificated and uncertificated interests retained by the Debtors resulting from its origination and securitization activities which include reserve accounts distributed out under certain conditions pertaining to underlying loan performance;

         -- Whole loans - Approximately 7,250 Whole Loans with a face amount of approximately $379 million as of March, 2000, mostly comprised of fourth quarter 1998 and first quarter 1999 loan production not securitized by the Debtors;

         -- Cash and cash equivalents - this includes cash balances not otherwise held for bondholder interests and represents the accumulated cash flows generated by the Debtors' IO and residual interests and Whole Loan Portfolio;

         -- Servicer advances - the delinquent interest and protective property advances required to be paid out for the benefit of securitization trusts and which, generally, will be reimbursed as a priority repayment from specific mortgage collections or liquidation proceeds generated from foreclosure sales;

         -- Property - this account includes the owned real property of the company in addition to saleable furniture, fixtures and equipment; and

         -- Other assets - any other property of the estates not otherwise described above with a discernible value.

                           b.       Off-balance sheet assets

         Although not carried on the balance sheet of the Debtors, the Equity Committee believes that the following assets also have discernible value and can contribute significantly to distributions under the Plan:

         -- Causes of Action held by the Debtors' estates including potential claims against Deloitte & Touche, LLP, the independent auditors of the Debtors' financial statements, and potential claims against the Debtors' current and former officers and directors; and

         -- Net operating losses (NOLs) - under conditions involving no change in control of the Debtors, NOLs can be used to offset tax expenses arising from tax-generating activities.

                  2.       LIABILITIES OF THE ESTATES.

         According to the Debtors, a total of 5,158 proofs of claim against the Debtors' estates have been filed totaling $1,629,401,823,155. The Debtors have begun the process of reconciling claims and filing objections to claims, and that process is ongoing. While it is not possible to predict with certainty the ultimate amount of Allowed Claims in the case, the Debtors at various points in the case have estimated claims to be approximately $1.3 billion. Additionally, the Creditors Committee has filed pleadings indicating their estimation that total Allowed Claims will exceed $1.4 billion. The Equity Committee believes prepetition Allowed Claims will be approximately $1.3 billion.

                                  ARTICLE III.

                                    THE PLAN

         A.       GENERAL.

         THE FOLLOWING IS A SUMMARY OF THE MATTERS CONTEMPLATED TO OCCUR EITHER PURSUANT TO OR IN CONNECTION WITH CONFIRMATION OF THE PLAN. THIS SUMMARY HIGHLIGHTS THE SUBSTANTIVE PROVISIONS OF THE PLAN AND IS NOT, NOR IS IT INTENDED TO BE, A COMPLETE DESCRIPTION OR A SUBSTITUTE FOR A FULL AND COMPLETE REVIEW OF THE PLAN. STATEMENTS REGARDING PROJECTED AMOUNTS OF CLAIMS OR DISTRIBUTIONS (OR THE VALUE OF SUCH DISTRIBUTIONS) ARE ESTIMATES BY THE EQUITY COMMITTEE BASED ON CURRENT INFORMATION AND ARE NOT A REPRESENTATION AS TO THE ACCURACY OF THESE AMOUNTS. FOR AN EXPLANATION OF THE BASIS FOR, LIMITATIONS OF AND UNCERTAINTIES RELATING TO THESE CALCULATIONS, SEE ARTICLE IV AND V ("Certain Risk Factors to be Considered") BELOW.

         Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Formulation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. Consistent with Chapter 11 of the Bankruptcy Code, the Equity Committee's Plan divides Claims and Equity Interests into separate Classes, specifies the property that each Class is to receive under the Plan and contains other provisions necessary to the reorganization of the Debtor. Distributions to be made under the Plan will be made after Confirmation on the dates specified in the Plan.

         B.       SUBSTANTIVE CONSOLIDATION AND CANCELLATION OF INTERCOMPANY
                  CLAIMS.

         The Plan provides that on the Effective Date the Chapter 11 Cases shall be deemed to be substantively consolidated. For purposes of the Plan, the assets and liabilities of the Debtors shall be pooled and all Claims shall be satisfied from the assets of a single consolidated estate. Any Claims against one or more of the Debtors based upon a guaranty, indemnity, a co-signature, surety or otherwise, of Claims against another Debtor, including, without limitation, the Guaranty, shall be treated as a single Claim against the consolidated estate of the Debtors and shall be entitled to distributions under the Plan only with respect to such single Claim. The Plan further provides that on the Effective Date all Intercompany Claims shall be extinguished.

         C.       CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS.

         Section 1123(a)(1) of the Bankruptcy Code requires that a plan of reorganization classify the claims of a debtor's creditors (other than administrative expenses and priority tax claims) and the interests of its equity security holders. Section 1122 of the Bankruptcy Code also provides that, except for certain claims classified for administrative convenience, a plan of reorganization may place a claim or interest of a creditor or equity security holder in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class.

         For voting and distribution purposes under the Equity Committee's Plan, a Claim or Equity Interest is classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class, and is classified in a different Class or Classes to the extent the Claim or Equity Interest qualifies within the description of such different Class or Classes. Unless otherwise provided, to the extent a Claim qualifies for inclusion in a more specifically defined Class and a more generally defined Class, it shall be included in the more specifically defined Class. A Claim or Equity Interest is classified in a particular Class only to the extent the Claim or Equity Interest is an Allowed Claim or Allowed Equity Interest in that Class and has not been paid, released or otherwise satisfied before the Effective Date.

          The Plan places each of the following types of Claims or Equity Interests in separate Classes:

Class 1 -- Priority Non-Tax Claims

Class 2 -- Secured Claims

Class 3 -- Unsecured Claims

Class 4 -- Borrower Litigation Claims

Class 5 -- Convenience Claims

Class 6 --        6A - Subordinated Debenture Claims
                  6B - Lending Subordinated Debenture Claims

Class 7 -         Subordinated Penalty Claims

Class 8 -- Pride Equity Interests

Class 9 --        9A - Statutorily Subordinated Claims
                  9B - United Companies Common Equity Interests

Class 10 -- Adobe Common Equity Interests

Class 11 -- Adobe Financial Common Equity Interests

Class 12 -- Ginger Mae Common Equity Interests

Class 13 -- Gopher Equity Common Equity Interests

Class 14 -- Pelican Common Equity Interests

Class 15 -- Southern Mortgage Common Equity Interests

Class 16 -- Unicor Mortgage Common Equity Interests

Class 17 -- United Funding Common Equity Interests

Class 18 -- United Lending Corp. Common Equity Interests

Class 19 -- United Lending Group Common Equity Interests

Class 20 -- United Credit Card Common Equity Interests

         Administrative Claims, Professional Fee Claims and Priority Tax Claims are not classified and are excluded from the Classes set forth in Article IV of the Plan in accordance with Section 1123(a)(1) of the Bankruptcy Code.

         The Equity Committee believes that it has classified all Claims and Equity Interests in compliance with the provisions of Section 1122 of the Bankruptcy Code. If a creditor or Equity Interest holder challenges such classification and the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Equity Committee, to the extent permitted by the Bankruptcy Court, intends to make such modifications to the classification of Claims or Equity Interests under the Plan to provide for whatever classification might be required by the Bankruptcy Court for confirmation of the Plan.

         Except to the extent that such modification of classification materially adversely affects the treatment of a holder of a Claim or Equity Interest and requires resolicitation, acceptance of the Plan by any holder of a Claim or Equity Interest will be deemed to be a consent to the Plan's treatment of such holder of a Claim or Equity Interest regardless of the Class as to which such holder of a Claim or Equity Interest is ultimately deemed to be a member.

         The Bankruptcy Code requires that a plan of reorganization provide the same treatment of each Claim or Equity Interest of a particular Class unless the holder of a particular Claim or Equity Interest agrees to a less favorable treatment of its Claim or Equity Interest. The Equity Committee believes that it has complied with such requirement. If the Bankruptcy Court finds otherwise, it could deny confirmation of the Plan if the holders of Claims or Equity Interest affected do not consent to the treatment afforded them under the Plan.

         D. PROVISIONS FOR PAYMENT OF ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS.

                  1.       ADMINISTRATIVE EXPENSE CLAIMS.

         Unless otherwise provided for under the Plan, each holder of an Allowed Administrative Expense Claim shall receive Cash equal to 100% of the unpaid amount of such Allowed Administrative Expense Claim on or as soon as reasonably practicable after the later of: (a) the Effective Date; (b) the first Business Day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes an Allowed Claim; or (c) such other date established pursuant to the terms of any Final Order of the Bankruptcy Court, which may include the Confirmation Order; provided, however, that Allowed Administrative Expense Claims for goods sold or services rendered representing liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases shall be paid by Reorganized UC in the ordinary course of business in accordance with the terms and conditions of any agreements, understandings, or trade terms relating thereto, or pursuant to the terms of a Final Order of the Bankruptcy Court, which may include the Confirmation Order. Notwithstanding the foregoing, the holder of an Allowed Administrative Expense Claim may receive such other, less favorable treatment as may be agreed upon by such holder and the Equity Committee, or Reorganized UC, as applicable.

         The Debtors have estimated that the aggregate amount of Allowed Administrative Claims will be $16,840,000.

                  2.       PROFESSIONAL FEE CLAIMS.

         All Entities that are awarded compensation or reimbursement of expenses by the Bankruptcy Court in accordance with Section 327, 328, 330 or 331 of the Bankruptcy Code or entitled to the priorities established pursuant to Section 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code, shall be paid in full, in Cash, in the amounts allowed by the Bankruptcy Court (a) on or as soon as reasonably practicable following the later to occur of (i) the Effective Date and (ii) a date which is no later than five (5) Business Days after the date upon which the Bankruptcy Court order allowing such Claim becomes a Final Order or (b) upon such other terms as may be mutually agreed upon between such holder of an Allowed Professional Fee Claim and the Equity

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Committee, or Reorganized UC, as applicable.

         The Debtors have estimated that the aggregate amount of Allowed Professional Fee Claims will be $10,160,000.

                  3.       PRIORITY TAX CLAIMS.

         Each holder of an Allowed Priority Tax Claim shall receive, at the option of the Equity Committee, or Reorganized UC, as applicable, either (i) Cash equal to 100% of the unpaid amount of such Allowed Claim on or as soon as reasonably practicable after the later of (A) the Effective Date, or (B) the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Claim, or (ii) annual Cash payments commencing on or as soon as reasonably practicable after the later to occur of the Effective Date and the date on which such Priority Tax Claim becomes an Allowed Claim, over a period not exceeding six (6) years after the date of assessment of such Allowed Priority Tax Claim, together with interest (payable quarterly in arrears) on the unpaid balance of such Allowed Priority Tax Claim at a per annum rate equal to the Federal Judgment Rate as of the Effective Date. Allowed Priority Tax Claims may be prepaid, at any time, without penalty. Any Claim or demand for a penalty relating to an Allowed Priority Tax Claim shall be disallowed pursuant to the Plan, and the holder of an Allowed Priority Tax Claim shall not assess or attempt to collect such penalty from the Debtors, the estates, Reorganized UC or its property. Holders of Allowed Priority Tax Claims shall be limited to the consideration provided under the Plan and shall have no recourse to Reorganized UC for any pre-Confirmation Date Priority Tax Claims against the Debtors. Notwithstanding the foregoing, the holder of an Allowed Priority Tax Claim may receive such other, less favorable treatment as may be agreed upon by the claimant and the Equity Committee, or Reorganized UC, as applicable.

         The Debtors have estimated that the aggregate amount of Allowed Priority Tax Claims will be $6,000,000.

         E.       PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS AND EQUITY
                  INTERESTS.

                  1.       CLASS 1 - PRIORITY NON-TAX CLAIMS.

         On or as soon as reasonably practicable after the later of (a) the Effective Date, and (b) the first Business Day after the date that is thirty
(30) calendar days after the date such Priority Non-Tax Claim becomes an Allowed Claim, each holder of an Allowed Priority Non-Tax Claim shall be entitled to receive payment, in Cash, in an amount equal to 100% of the unpaid amount of its Allowed Priority Non-Tax Claim. Notwithstanding the foregoing, the holder of an Allowed Priority Non-Tax Claim may receive such other less favorable treatment as may agreed to by such holder and the Equity Committee, or Reorganized UC, as applicable.

         The Debtors have estimated that there will be no Allowed Priority Non-Tax Claims as of the Effective Date.

                  2.       CLASS 2 - SECURED CLAIMS.

         On or as soon as reasonably practicable after the later of (i) the Effective Date, or (ii) the first Business Day after the date that is thirty
(30) calendar days after the date such Secured Claim becomes an Allowed Claim, each holder of an Allowed Secured Claim shall receive, at the election of the Equity Committee, or Reorganized UC, as applicable, one of the following distributions: (1) Cash equal to 100% of the unpaid amount of such Allowed Secured Claim; (2) the proceeds of the sale or disposition of the property securing such Allowed Secured Claim to the extent of the value of such holder's interest in such property; (3) the surrender to the holder of such Allowed Secured Claim of the property securing such Claim; (4) such treatment that leaves unaltered the legal, equitable or contractual rights of the holder of such Allowed Secured Claim; or (5) such other distribution as shall be necessary to leave the holder of such Allowed Secured Claim unimpaired and to satisfy the requirements of Chapter 11 of the Bankruptcy Code.
 The manner and treatment of each Allowed Secured Claim shall be determined by the Equity Committee, on or before the Effective Date, or by Reorganized UC, after the Effective Date, and upon notice to the holder of such Secured Claim. To the extent a Claim is partially an Allowed Secured Claim based on an offset right and partially an Allowed Claim of another type, (x) the portion of such Claim that is a Secured Claim shall be equal to the amount of the allowed, liquidated, nondisputed, noncontingent Claim owing to the Debtors as to which a valid setoff right exists, and (y) the remainder of such Claim shall be classified in another relevant Class to the extent of the excess. If a Claim is a fully Secured Claim based on an offset right, the allowance of such Claim shall not affect any obligations or liabilities due and payable (at such time) to the Debtors that is in an amount in excess of the amount offset and the payment, in full and in Cash, of all amounts due and owing as of the Effective Date to the Debtors and the turnover of any property of the Debtors held by such claimant on account of any unliquidated, disputed or contingent right of setoff shall be a precondition to the allowance of such Secured Claim. Notwithstanding the foregoing, the holder of an Allowed Secured Claim may receive such other less favorable treatment as may be agreed to by such holder and the Equity Committee, or Reorganized UC, as applicable.

         Although a number of Creditors have filed proofs of claim asserting Secured Claims, the Debtors have indicated their belief that few if any of such Creditors will be found to have Allowed Secured Claims. In any event, the Equity Committee believes that the amount of any Allowed Secured Claims will be immaterial in the aggregate.

                  3.       CLASS 3 - UNSECURED CLAIMS.

                           (a) Allowance of Bank Claims: On the Effective Date,
the Bank Claims shall be deemed allowed in the aggregate amount of Eight Hundred Fifty Million Dollars ($850,000,000.00) plus all accrued and unpaid interest at the nondefault contractual rate.

                           (b) Allowance of Senior Note Claims: On the Effective
Date, the Senior Note Claims arising under or relating to the 9.35% Notes and the 7.7% Notes shall be deemed allowed in the aggregate amounts of One Hundred Twenty- Five Million Dollars ($125,000,000.00) and One Hundred Million Dollars ($100,000,000.00), respectively, plus all accrued and unpaid interest at the nondefault contractual rate.

                           (c) Allowance of General Unsecured Claims: All
holders of Allowed General Unsecured Claims shall be entitled to receive all accrued and unpaid interest on the Allowed Amount of such Claims at the nondefault contractual rate, where applicable, and to the extent no contractual rate of interest is specified, at the Federal Judgment Rate. The Debtors have estimated that the aggregate amount of Allowed General Unsecured Claims will be $20,000,000.

                           (d) Treatment of Unsecured Claims: Commencing on the
Effective Date, and continuing quarterly thereafter until such time as all Allowed Unsecured Claims have been paid in full, each holder of an Allowed Bank Claim, an Allowed Senior Note Claim and an Allowed General Unsecured Claim shall be entitled to receive its Pro Rata Share of all Disbursement Cash available for distribution. If and to the extent the Bank Claims establish a right of priority over the Senior Note Claims and the General Unsecured Claims, any payments to holders of Allowed Unsecured Claims shall be made in accordance with such priority as determined by the Bankruptcy Court. Based upon the projections set forth on Exhibit E hereto, the Equity Committee believes Allowed Unsecured Claims, together with all interest which shall accrue thereon, will be paid in full by December, 2004.

                           (e) Payments to be Made to Senior Indenture Trustee:
The payments and distributions to be made under the Plan to holders of Allowed Senior Note Claims shall be made to the Senior Indenture Trustee, which, subject to any rights or claims of the Senior Indenture Trustee (such as claims for fees and reimbursement of expenses) under the Senior Note Indenture, shall transmit such payments and distributions to holders of such Allowed Senior Note Claims. All payments to holders of Allowed Senior Note Claims shall only be made to such Creditors after the surrender by each of such Creditor of the certificates representing such Senior Note Claim, or in the event that such certificate is lost, stolen, mutilated or destroyed, delivery of evidence satisfactory to the Senior Indenture Trustee and Reorganized UC of the loss, theft, mutilation or destruction of such certificate or, in Reorganized UC's sole discretion, an affidavit of such Creditor in accordance with Article 8 of the Uniform Commercial Code, or a surety bond, the amount and form of which shall be satisfactory to the Senior Indenture Trustee and Reorganized UC, from a surety company satisfactory to the Senior Indenture Trustee and Reorganized UC. Upon surrender of such certificates, the Senior Indenture Trustee shall cancel such Senior Notes and deliver such cancelled Senior Notes to Reorganized UC, or otherwise dispose of same as Reorganized UC may request. As soon as practicable after (a) surrender of certificates evidencing Allowed Senior Note Claims, the Senior Indenture Trustee shall distribute to the holders thereof such holder's Pro Rata Share in accordance with the respective rights of the Senior Indenture Trustee and such holder under the terms of the Senior Notes Indenture. If such Creditor has not complied with the provisions hereof by the time final distributions are made to Class 3 Unsecured Claims, such Creditor shall be deemed to have no further Claim against the Debtors, the Debtors' estates or Reorganized UC, and the Senior Indenture Trustee shall deliver the distributions which a Creditor holding an Allowed Senior Note Claim would have received had such Creditor surrendered such certificate evidencing such Senior Note Claim to Reorganized UC, and the Senior Indenture Trustee shall have no further responsibility with respect thereto.

                           (f) Closing of Transfer Ledgers for Senior Notes: At
the close of business on the Record Date, the transfer ledgers for the Senior Notes shall be closed, and thereafter there shall be no further registrations or other changes in the holders of any of the Senior Notes on the books of United Companies (or of any indenture trustee, transfer agents or registrars it may have employed in connection therewith), and the Equity Committee or Reorganized UC, as applicable, shall have no obligation to recognize any transfer of the Senior Notes occurring thereafter (but shall be entitled instead to recognize and deal with, for all purposes under the Plan, except as otherwise provided herein, only those holders reflected on its books as of the Effective Date).

                           (g) Allowed Convenience Claims: Notwithstanding the
provisions of Section 7.2 of the Plan, any holder of an Allowed General Unsecured Claim whose Allowed General Unsecured Claim is more than One Thousand Dollars ($1,000.00), and who elects to reduce the amount of such Allowed Claim to One Thousand Dollars ($1,000.00), shall, at such holder's option, be entitled to receive, based on such Allowed Claim as so reduced, distributions pursuant to Article IX of the Plan, in full settlement, satisfaction, release and discharge of such Allowed Claim. Such election must be made on the Ballot and be received by the Balloting Agent on or prior to the Voting Deadline. Any election made after the Voting Deadline shall not be binding upon the Equity Committee or Reorganized UC, as applicable, unless the Voting Deadline is expressly waived, in writing, by the Equity Committee.

                  4.       CLASS 4 - BORROWER LITIGATION CLAIMS.

                           (a) Treatment of Borrower Litigation Claims: On the
Effective Date, each holder of an Allowed Borrower Litigation Claim shall be entitled to receive distributions of Cash (i) in an amount equal to the asserted amount of such holder's Claim up to One Thousand Dollars ($1,000.00) or if such Claim is in excess of One Thousand Dollars ($1,000.00), and provided such holder agrees to reduce such Claim to One Thousand Dollars ($1,000.00), the amount of such Claim as reduced or (ii) from the Borrower Settlement Trust as and when such Borrower Litigation Claim becomes an Allowed Borrower Litigation Claim. The receipt and acceptance of distributions under the Plan by a holder of a Borrower Litigation Claim or its successors or assigns shall constitute a full release and waiver of any and all claims which have been or may have been asserted for actions arising from or related to the origination or servicing of loans, moneys advanced or mortgages issued by the Debtors, including, without limitation, claims against the Debtors' successors and assigns for actions arising from or related to the period prior to the Confirmation Date.

                           (b) Mandatory Arbitration of Borrower Litigation
Claims: In the event that (a) a Borrower Litigation Claim is not resolved prior to the Effective Date and the holder thereof does not receive distributions in accordance with the provisions of Section 8.1 of the Plan or (b) a holder of a Borrower Litigation Claim in excess of One Thousand Dollars ($1,000.00) elects not to reduce such Borrower Litigation Claim to an amount equal to One Thousand Dollars ($1,000.00), such holder's Borrower Litigation Claim, wherever located, shall be transferred to an arbitration panel located in or associated with the United States District Court for the Middle District of Louisiana for binding arbitration to determine the validity and amount of such Borrower Litigation Claim and such arbitration panel shall have sole and exclusive jurisdiction to determine the validity and amount of such Borrower Litigation Claim; provided, however, nothing contained herein limits, or in any way is intended to limit, Reorganized UC's ability to compromise and settle any Borrower Litigation Claim in accordance with Section 30.1 of the Plan.

                           (c) Alternative Procedure: In the event the mandatory
arbitration provisions of Section 8.2 of the Plan are held by a court of competent jurisdiction to be unenforceable against any party not voting to accept the Plan, such Borrower Litigation Claims shall be resolved by the Bankruptcy Court through the claims objection process.

                           (d) Foreclosure Actions: To the extent that the
holder of a Borrower Litigation Claim (i) has asserted such Borrower Litigation Claim in the context of, and as a counterclaim to, a foreclosure action commenced by the Debtors and (ii) receives a distribution under the Plan pursuant to Sections 8.1 or 8.2 thereof, such holder of a Borrower Litigation Claim shall be deemed to have received such distribution in full and complete satisfaction of any Borrower Litigation Claim that such holder may have against any of the Debtors and their successors and assigns and in consideration for the entry of a judgment in favor of the Debtors in connection with such foreclosure action.

                           (e) Funding of Borrower Settlement Trust: On the
Effective Date, Reorganized UC will create and initially fund the Borrower Settlement Trust in the amount of One Million Dollars ($1,000,000). To the extent such amount proves insufficient to pay all Allowed Borrower Litigation Claims in full, Reorganized UC shall deposit such additional amounts reasonably determined by it as necessary to fully fund the Borrower Settlement Trust.

                  5.       CLASS 5 - CONVENIENCE CLAIMS.

                           Treatment of Convenience Claims: On the Effective
Date, each holder of an Allowed Convenience Claim shall receive Cash in an amount equal to one hundred percent (100%) of such Allowed Convenience Claim. The Debtors have estimated that the aggregate amount of Allowed Convenience Claims will be $243,000.

                  6.       CLASS 6 - SUBORDINATED DEBENTURE CLAIMS.

                           (a) Allowance of Subordinated Debenture Claims: On
the Effective Date, the Subordinated Debenture Claims in Class 6A shall be deemed allowed in the aggregate amount of One Hundred Fifty Million Dollars ($150,000,000.00) plus all accrued and unpaid interest at the non default contractual rate through and including the Effective Date.

                           (b) Allowance of Lending Subordinated Debenture
Claims: On the Effective Date, the Lending Subordinated Debenture Claims in Class 6B shall be deemed allowed in the aggregate amount of Seven Million Dollars ($7,000,000)
plus all accrued and unpaid interest at the nondefault contractual rate through and including the Effective Date.

                           (c) Treatment of Allowed Subordinated Debenture
Claims and Allowed Lending Subordinated Debenture Claims: Upon payment in full of all Allowed Unsecured Claims in Class 3 of the Plan, each holder of an Allowed Subordinated Debenture Claim and Allowed Lending Subordinated Debenture Claim shall be entitled to receive quarterly distributions of such holder's Pro Rata Share of all Disbursement Cash available for distribution, together with interest thereon at the nondefault contractual rate, until such time as all Allowed Subordinated Debenture Claims and Allowed Lending Subordinated Debenture Claims have been paid in full. If and to the extent Subordinated Debenture Claims and Lending Subordinated Debenture Claims establish a right to be treated on par with General Unsecured Claims, any payments to Allowed Subordinated Debenture Claims and Allowed Lending Subordinated Debenture Claims shall be made in accordance with such priority as determined by the Bankruptcy Court. Based on the projections set forth on Exhibit E hereto, the Equity Committee believes Allowed Subordinated Debenture Claims and Allowed Lending Subordinated Debenture Claims, together with all interest which shall accrue thereon, will be paid in full by September, 2008.

                           (d) Payments to be Made to Subordinated Indenture
Trustee: The payments and distributions to be made under the Plan to holders of Allowed Subordinated Debenture Claims shall be made to the Subordinated Indenture Trustee, which, subject to any rights or claims of the Subordinated Indenture Trustee (such as claims for fees and reimbursement of expenses) under the Subordinated Indenture, shall transmit such payments and distributions to holders of such Allowed Subordinated Debenture Claims. All payments to holders of Allowed Subordinated Debenture Claims shall only be made to such Creditors after the surrender by such Creditor of the certificate representing such Subordinated Debenture Claim, or in the event that such certificate is lost, stolen, mutilated or destroyed, delivery of evidence satisfactory to the Subordinated Indenture Trustee and Reorganized UC of the loss, theft, mutilation or destruction of such certificate or, in Reorganized UC's sole discretion, an affidavit of such Creditor in accordance with Article 8 of the Uniform Commercial Code, or a surety bond, the amount and form of which shall be satisfactory to the Subordinated Indenture Trustee and Reorganized UC, from a surety company satisfactory to the Subordinated Indenture Trustee and Reorganized UC. Upon surrender of such certificates, the Subordinated Indenture Trustee shall cancel such Subordinated Debentures and deliver such cancelled Subordinated Debentures to Reorganized UC or otherwise dispose of same as Reorganized UC may request. As soon as practicable after surrender of certificates evidencing Subordinated Debenture Claims the Subordinated Indenture Trustee shall distribute to the holders thereof such holder's Pro Rata Share in accordance with the respective rights of the Subordinated Indenture Trustee and such holder under the terms of the Subordinated Indenture. If such Creditor has not complied with the provisions hereof by the time final distributions are made to Class 6 Subordinated Debenture Claims, such Creditor shall be deemed to have no further Claim against the Debtors, the Debtors' estates or Reorganized UC, and the Subordinated Indenture Trustee shall deliver the distributions which a Creditor holding an Allowed Subordinated Debenture Claim would have received had such Creditor surrendered such certificate evidencing such Subordinated Debenture Claim to Reorganized UC, and the Subordinated Debenture Trustee shall have no further responsibility with respect thereto.

                           (e) Closing of Transfer Ledgers for Subordinated
Debentures and Lending Subordinated Debentures: At the close of business on the Record Date, the transfer ledgers for the Subordinated Debentures and Lending Subordinated Debentures shall be closed, and thereafter there shall be no further registrations or other changes in the holders of any of the Subordinated Debentures on the books of United Companies (or of any indenture trustee, transfer agents or registrars it may have employed in connection therewith), and the Equity Committee or Reorganized UC, as applicable, shall have no obligation to recognize any transfer of the Subordinated Debentures or Lending Subordinated Debentures occurring thereafter (but be entitled instead to recognize and deal with, for all purposes under the Plan, except as otherwise provided herein, only those holders reflected on its books as of the Record Date).

                  7.       CLASS 7 - SUBORDINATED PENALTY CLAIMS.

                           Treatment of Subordinated Penalty Claims. Upon
payment in full of all Allowed Priority Non-Tax Claims, Allowed Secured Claims, Allowed Unsecured Claims, Allowed Borrower Litigation Claims, Allowed Convenience Claims, Allowed Subordinated Debenture Claims and Allowed Lending Subordinated Debenture Claims, each holder of an Allowed Subordinated Penalty Claim shall be entitled to receive quarterly distributions of such holder's Pro Rata Share of all Disbursement Cash available for distribution, together with interest thereon at the Federal Judgment Rate, until such time as all Allowed Subordinated Penalty Claims have been paid in full.

                  8.       CLASS 8 - PRIDE EQUITY INTERESTS.

                           (a) Conversion of Pride Equity Interests: On the
Effective Date, each holder of a Pride Equity Interest shall be deemed to have received two (2) shares of common stock of United Companies for each Pride Equity Interest.

                           (b) Treatment of Pride Equity Interests: On or after
the Effective Date, each holder of an Allowed Pride Equity Interest shall receive such holder's Pro Rata Share of distributions in accordance with provisions of Section 13.2 of the Plan relating to the treatment afforded to holders of United Companies Common Equity Interests.

                  9. CLASS 9 - 9A STATUTORILY SUBORDINATED CLAIMS AND 9B UNITED COMPANIES COMMON EQUITY INTERESTS.

                           (a) Treatment of Statutorily Subordinated Claims:
Upon payment in full of all Allowed Administrative Expense Claims, Allowed Priority Non-Tax Claims, Allowed Priority Tax Claims, Allowed Secured Claims, Allowed Convenience Claims, Allowed Unsecured Claims, Allowed Borrower Litigation Claims, Allowed Subordinated Debenture Claims, Allowed Lending Subordinated Debenture Claims, and Allowed Subordinated Penalty Claims, holders of Allowed Statutorily Subordinated Claims shall receive such holders' Pro Rata Share of the Statutorily Subordinated Claim Percentage of all Disbursement Cash.

                           (b) Treatment of United Companies Common Equity
Interests: Upon payment in full of all Allowed Administrative Expense Claims, Allowed Priority Non-Tax Claims, Allowed Priority Tax Claims, Allowed Secured Claims, Allowed Convenience Claims, Allowed Unsecured Claims, Allowed Borrower Litigation Claims, Allowed Subordinated Debenture Claims, Allowed Lending Subordinated Debenture Claims, and Allowed Subordinated Penalty Claims, holders of Allowed United Companies Common Equity Interests shall receive such holders' Pro Rata Share of the Equity Interest Percentage of all Disbursement Cash.

                  10.      CLASS 10 - ADOBE COMMON EQUITY INTERESTS.

                           Treatment of Adobe Common Equity Interests. Except as
provided in Article II of the Plan, the Equity Interests represented by Adobe Common Equity Interests shall be unimpaired pursuant to Section 1124 of the Bankruptcy Code by leaving unaltered the legal and equitable rights to which such Equity Interests entitle the holder thereof.

                  11.      CLASS 11 -- ADOBE FINANCIAL COMMON EQUITY INTERESTS.

                           Treatment of Adobe Financial Common Equity Interests.
Except as provided in Article II of the Plan, the Equity Interests represented by Adobe Financial Common Equity Interests shall be unimpaired pursuant to
Section 1124 of the Bankruptcy Code by leaving unaltered the legal and equitable rights to which such Equity Interests entitle the holder thereof.

                  12.      CLASS 12 - GINGER MAE COMMON EQUITY INTERESTS.

                           Treatment of Ginger Mae Common Equity Interests.
Except as provided in Article II of the Plan, the Equity Interests represented by Ginger Mae Common Equity Interests shall be unimpaired pursuant to Section 1124 of the Bankruptcy Code by leaving unaltered the legal and equitable rights to which such Equity Interests entitle the holder thereof.

                  13.      CLASS 13 - GOPHER EQUITY COMMON EQUITY INTERESTS.

                           Treatment of Gopher Equity Common Equity Interests.
Except as provided in Article II of the Plan, the Equity interests represented by Gopher Equity Common Equity Interests shall be unimpaired pursuant to Section 1124 of the Bankruptcy Code by leaving unaltered the legal and equitable rights to which such Equity Interests entitle the holder thereof.

                  14.      CLASS 14- PELICAN COMMON EQUITY INTERESTS.

                           Treatment of Pelican Common Equity Interests. Except
as provided in Article II of the Plan, the Equity Interests represented by Pelican Common Equity Interests shall be unimpaired pursuant to Section 1124 of the Bankruptcy Code by leaving unaltered the legal and equitable rights to which such Equity Interests entitle the holder thereof.

                  15.      CLASS 15 - SOUTHERN MORTGAGE COMMON EQUITY INTERESTS.

                           Treatment of Southern Mortgage Common Equity
Interests. Except as provided in Article II of the Plan, the Equity Interests represented by Southern Mortgage Common Equity Interests shall be unimpaired pursuant to Section 1124 of the Bankruptcy Code by leaving unaltered the legal and equitable rights to which such Equity Interests entitle the holder thereof.

                  16.      CLASS 16 - UNICOR COMMON EQUITY INTERESTS.

                           Treatment of Unicor Common Equity Interests. Except
as provided in Article II of the Plan, Equity Interests represented by Unicor Common Equity Interests shall be unimpaired pursuant to Section 1121 of the Bankruptcy Code by leaving unaltered the legal and equitable rights to which such Equity Interests entitle the holder thereof.

                  17.      CLASS 17 - UNITED FUNDING COMMON EQUITY INTERESTS.

                           Treatment of United Funding Common Equity Interests.
Except as provided in Article II of the Plan, the Equity Interests represented by United Funding Common Equity Interests shall be unimpaired pursuant to
Section 1124 of the Bankruptcy Code by leaving unaltered the legal and equitable rights to which such Equity Interests entitle the holder thereof.

                  18.      CLASS 18 - UNITED LENDING CORP. COMMON EQUITY
                           INTERESTS.

                           Treatment of United Lending Corp. Common Equity
Interests. Except as provided in Article II of the Plan, the Equity Interests represented by United Lending Corp. Common Equity Interests shall be unimpaired pursuant to Section 1124 of the Bankruptcy Code by leaving unaltered the legal and equitable rights to which such Equity Interests entitle the holder thereof.

                  19.      CLASS 19 - UNITED LENDING GROUP COMMON EQUITY
                           INTERESTS.

                           Treatment of United Lending Group Common Equity
Interests. Except as provided in Article II of the Plan, the Equity Interests represented by United Leading Group Common Equity Interests shall be unimpaired pursuant to Section 1124 of the Bankruptcy Code by leaving unaltered the legal and equitable rights to which such Equity Interests entitle the holder thereof.

                  20.      CLASS 20 - UNITED CREDIT CARD COMMON EQUITY
                           INTERESTS.

                           Treatment of United Credit Card Common Equity
Interests. Except as provided in Article II of the Plan, the Equity Interests represented by United Credit Card Common Equity Interests shall be unimpaired pursuant to Section 1124 of the Bankruptcy Code by leaving unaltered the legal and equitable rights to which Equity Interests entitle the holder thereof.

         F.       MEANS OF IMPLEMENTATION OF THE PLAN.

                  1.       THIRD PARTY SERVICING AGREEMENT.

         On or before the Effective Date, the Equity Committee shall execute servicing or sub-servicing agreement(s) with one or more independent third parties which will transition the Debtors' current servicing operations to one or more qualified servicer(s) who will principally assume the servicing functions of the Debtors under the various pooling and servicing agreements for the Debtors' loan portfolio. Pursuant to the terms of the servicing or sub-servicing agreement(s), Reorganized UC will remain responsible for financing future interest and service advances and other obligations. Following the Confirmation Hearing, the Equity Committee will finalize the terms of one or more definitive servicing or sub-servicing agreement(s) on terms no less favorable to the Debtors' estates than as set forth on Exhibit A attached to the Plan. The Equity Committee will seek Bankruptcy Court approval of such definitive agreement(s) within sixty (60) days of the Confirmation Date, and the Effective Date of the Plan will be conditioned upon the entry by the Bankruptcy Court of the Servicing Agreement Order approving the terms and conditions of the definitive servicing or sub-servicing agreement(s). Alternatively, the Equity Committee may request the Bankruptcy Court to enter the Confirmation Order contemporaneously with the entry of the Servicing Agreement Order.

                  2.       SOURCES OF FUNDING FOR THE PLAN.

         The Plan will be funded from (1) Cash on hand and derived from payments on the Debtors' loan portfolio, (2) net Cash proceeds generated from the liquidation of the Debtors' Remaining Assets, (3) net proceeds from any recovery on claims or causes of action after payment of all expenses of litigation and attorneys' fees, and (4) any other income derived from assets of the estates.

                  3.       REVESTING OF PROPERTY IN REORGANIZED UC.

         Except as otherwise provided by the Plan, on the Effective Date, title to all property and assets of the estates shall revest in Reorganized UC free and clear of all Claims, liens, encumbrances and/or other interests of any Person, and Reorganized UC may

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

thereafter operate its business and use, acquire and dispose of property and compromise or settle any Claims arising on or after the Effective Date without supervision or approval of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, or the Local Bankruptcy Rules of the Bankruptcy Court, other than those restrictions expressly imposed by the Plan, the Confirmation Order or any documents executed and delivered by Reorganized UC pursuant to the Plan.

                  4.       DIRECTORS.

         On the Effective Date the board of directors of Reorganized UC shall be comprised of seven (7) individuals, four (4) selected by the Equity Committee, and (3) selected by the Creditors Committee, all of whom shall be disclosed prior to a hearing to consider confirmation of the Plan. In the event the Creditors Committee fails to designate selected board members prior to the Confirmation Hearing, the Equity Committee shall be entitled to appoint the remaining three (3) board members. Thereafter, the terms and manner of selection of the directors of Reorganized UC shall be as provided in the Reorganized UC Certificate of Incorporation and the Reorganized UC Bylaws, as the same may be amended.

                  5.       AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS.

         The articles of incorporation and Bylaws of the Debtors shall be amended as of the Effective Date to provide substantially as set forth in the Reorganized UC Certificate of Incorporation and the Reorganized UC Bylaws.

                  6.       CORPORATE ACTION.

         On the Effective Date, the adoption of the Reorganized UC Certificate of Incorporation and the Reorganized UC Bylaws shall be authorized and approved in all respects, in each case without further action under applicable law, regulation, order, or rule, including, without limitation, any action by the stockholders of the Debtors or Reorganized UC. On the Effective Date, all matters provided under the Plan involving the corporate structure of Reorganized UC or corporate action by Reorganized UC shall be deemed to have occurred, be authorized, and shall be in effect from and after the Effective Date without requiring further action under applicable law, regulation, order, or rule, including, without limitation, any action by the stockholders of the Debtors or Reorganized UC.

         G.       THE PLAN ADMINISTRATOR.

                  1.       APPOINTMENT OF PLAN ADMINISTRATOR.

         On the Effective Date, compliance with the provisions of the Plan shall become the general responsibility of the Plan Administrator (subject to the supervision of the Board of Directors of Reorganized UC) pursuant to and in accordance with the provisions of the Plan and the Plan Administration Agreement.

                  2.       THE RESPONSIBILITIES OF THE PLAN ADMINISTRATOR.

                  The responsibilities of the Plan Administrator shall include
(a) performing all acts and actions and executing all instruments and documents necessary to effectuate the Plan and to comply with the duties of the Plan Administrator thereunder, (b) managing and protecting the assets of Reorganized UC and making distributions contemplated by the Plan, (c) complying with the Plan and the obligations thereunder, (d) performing all responsibilities of Reorganized UC as master servicer of its loan portfolio, if applicable, (e) monitoring performance and compliance of any and all sub-servicing agreements,
(f) prosecuting any and all causes of action held by the estates where a net recovery to the estates is probable, (g) liquidating the Remaining Assets of Reorganized UC; (h) facilitating Reorganized UC's prosecution or settlement of objections to and estimations of Claims, (i) filing all required tax returns and paying taxes and all other obligations on behalf of Reorganized UC from funds held by Reorganized UC, (j) periodic reporting to the Bankruptcy Court, of the status of the Claims resolution process, distributions on Allowed Claims and Allowed Equity Interests and prosecution of causes of action, and (k) such other responsibilities as may be vested in the Plan Administrator pursuant to the Plan, the Plan Administration Agreement or Bankruptcy Court order or as may be necessary and proper to carry out the provisions of the Plan.

                  3.       POWERS OF THE PLAN ADMINISTRATOR.

         The powers of the Plan Administrator shall, without any further Bankruptcy Court approval in each of the following cases, include (a) the power to invest Cash of Reorganized UC in certificates of deposit, treasury bills or treasury bill repurchase agreements, or money-market accounts, at the discretion of the Plan Administrator; (b) to release, convey or assign any right, title or interest in or about Reorganized UC; (c) to sell or convert all or any part of Reorganized UC for such purchase price and for cash or on such

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

terms as the Plan Administrator and the Board of Directors of Reorganized UC deem appropriate; (d) to open such bank or other depository accounts as may be necessary or appropriate to carry out provisions of this Plan; (e) to take any action required or permitted under the Plan; (g) to sue and be sued; (h) to settle, compromise or adjust by arbitration or otherwise any disputes or controversies in favor of or against Reorganized UC; (i) to waive or release rights of any kind; (j) to appoint, remove and act through agents, managers, employees and confer upon them such power and authority as may be necessary or advisable; (k) to abandon any property, records or documents of Reorganized UC deemed by the Plan Administrator to be burdensome or of inconsequential value and benefit; (l) to engage professional persons to assist the Plan Administrator with respect to its responsibilities, and (m) such other powers as may be vested in or assumed by the Plan Administrator pursuant to the Plan, the Plan Administration Agreement or as may be necessary and proper to carry out the provisions of the Plan.

                  4.       COMPENSATION OF THE PLAN ADMINISTRATOR.

         In addition to reimbursement for actual out-of-pocket expenses incurred by the Plan Administrator, the Plan Administrator shall be entitled to receive reasonable compensation for services rendered on behalf of Reorganized UC in an amount and on such terms as may be agreed to by the Equity Committee as reflected in the Plan Administration Agreement.

                  5.       TERMINATION OF PLAN ADMINISTRATOR.

         The duties, responsibilities and powers of the Plan Administrator shall terminate as set forth in the Plan Administration Agreement.

                  6.       EXCULPATION.

         From and after the Effective Date, the Plan Administrator shall be exculpated by all Persons and Entities, including, without limitation, holders of Claims and Equity Interests and other parties in interest, from any and all claims, causes of action and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Plan Administrator by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence, willful misconduct or breach of fiduciary duty of such Plan Administrator. No holder of a Claim or an Equity Interest or other party in interest shall have or pursue any claim or cause of action against the Plan Administrator for making payments in accordance with the Plan or for implementing the provisions of the Plan.

         H. PROVISIONS FOR THE ESTABLISHMENT AND MAINTENANCE OF DISBURSEMENT ACCOUNTS.

                  1.       ESTABLISHMENT OF DISBURSEMENT ACCOUNT(S).

         On or before the Effective Date, the Debtors shall establish one or more segregated bank accounts in the name of Reorganized UC, which accounts shall be trust accounts for the benefit of Creditors and Equity Interests pursuant to the Plan and utilized solely for the investment and distribution of Cash consistent with the terms and conditions of the Plan. On or before the Effective Date, the Debtors shall deposit into such Disbursement Account(s) all Cash and Cash Equivalents of the Debtors, less such amount reasonably determined by the Equity Committee, on or prior to the Effective Date as necessary to fund the ongoing operations of Reorganized UC. Notwithstanding anything contained herein, Reorganized UC shall have the right to retain such funds as are necessary to meet the obligations of the Debtors to fund interest and servicer advances or purchase loans to avoid loss triggers.

                  2.       MAINTENANCE OF DISBURSEMENT ACCOUNT(S).

         Disbursement Account(s) shall be maintained at one or more domestic banks or financial institutions of Reorganized UC's choice that are included on the list of approved depository institutions by the Office of the United States Trustee. Reorganized UC shall invest Cash in Disbursement Account(s) in Cash Equivalents; provided, however, that sufficient liquidity shall be maintained in such account or accounts to (a) make promptly when due all payments upon Disputed Claims if, as and when they become Allowed Claims and (b) make promptly when due the other payments provided for in the Plan.

         I.       PROVISIONS REGARDING DISBURSEMENTS.

                  1.       TIME AND MANNER OF PAYMENTS.

         Payments under the Plan shall be made to each holder of an Allowed Claim or Allowed Equity Interest as follows:

                           (a) Initial Payments: On or as soon as practicable
after the Effective Date, the Plan Administrator

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

shall distribute, or cause to be distributed, after making reserves for Disputed Claims or Disputed Equity Interests as appropriate, to each holder of (i) an Allowed Unsecured Claim, (ii) an Allowed Borrower Litigation Claim, (iii) an Allowed Subordinated Debenture Claim, (iv) an Allowed Lending Subordinated Debenture Claim, (v) an Allowed Subordinated Penalty Claim, (vi) an Allowed Pride Equity Interest, (vii) an Allowed Statutorily Subordinated Claim, and
(viii) an Allowed United Companies Common Equity Interest, each Creditor's or Equity Interest's share, if any, of Disbursement Cash available for distribution as determined pursuant to Articles VII, X, XI and XII of the Plan, respectively.

                           (b) Quarterly Payments: On the first (1st) Business
Day that is after the close of one full calendar quarter following the date of the initial Effective Date distributions, and, thereafter, on each thirtieth
(30th) Business Day following the close of calendar quarters, the Plan Administrator shall distribute, or cause to be distributed, after making reserves for Disputed Claims or Disputed Equity Interests as appropriate, to each holder of (i) an Allowed Unsecured Claim, (ii) an Allowed Borrower Litigation Claim, (iii) an Allowed Subordinated Debenture Claim, (iv) an Allowed Lending Subordinated Debenture Claim, (v) an Allowed Subordinated Penalty Claim,
(vi) an Allowed Pride Equity Interest, (vii) an Allowed Statutorily Subordinated Claim, and (viii) an Allowed United Companies Common Equity Interest, an amount equal to such Creditor's or Equity Interest's share, if any, of Disbursement Cash available for distribution as determined pursuant to Articles VII, X, XI, XII and XIII of the Plan, until such time as there is no longer any potential Disbursement Cash available for distribution.

                  2.       TIMELINESS OF PAYMENTS.

         Any payments or distributions to be made by Reorganized UC pursuant to the Plan shall be deemed to be timely made if made within twenty (20) days after the dates specified in the Plan. Whenever any distribution to be made under this Plan shall be due on a day other than a Business Day, such distribution shall instead be made, without interest, on the immediately succeeding Business Day, but shall be deemed to have been made on the date due.

                  3.       DISTRIBUTIONS BY THE PLAN ADMINISTRATOR.

         All distributions under the Plan shall be made by the Plan Administrator. The Plan Administrator shall be deemed to hold all property to be distributed hereunder in trust for the Persons entitled to receive the same. The Plan Administrator shall not hold an economic or beneficial interest in such property.

                  4.       MANNER OF PAYMENT UNDER THE PLAN.

         Unless the Entity receiving a payment agrees otherwise, any payment in Cash to be made by Reorganized UC shall be made, at the election of Reorganized UC, by check drawn on a domestic bank or by wire transfer from a domestic bank.

                  5.       DELIVERY OF DISTRIBUTIONS.

         Subject to the provisions of Rule 9010 of the Bankruptcy Rules, and except as provided in Sections 7.3,7.4, 10.3 and 10.4 of the Plan, distributions and deliveries to holders of Allowed Claims shall be made at the address of each such holder as set forth on the Schedules filed with the Bankruptcy Court unless superseded by the address set forth on proofs of claim filed by such holders, or at the last known address of such a holder if no proof of claim is filed or if the Debtors have been notified in writing of a change of address. Distributions to holders of Allowed Equity Interests shall be made at the addresses set forth on the transfer ledger for United Companies common stock as of the Record Date.

                  6.       UNDELIVERABLE DISTRIBUTIONS.

                           (a) Holding of Undeliverable Distributions: If any
distribution to any holder is returned to Reorganized UC as undeliverable, no further distributions shall be made to such holder unless and until Reorganized UC is notified, in writing, of such holder's then-current address. Undeliverable distributions shall remain in the possession of Reorganized UC until such time as a distribution becomes deliverable. All Persons ultimately receiving undeliverable Cash shall not be entitled to any interest or other accruals of any kind accruing after the date of the initial disbursement. Nothing contained in the Plan shall require Reorganized UC to attempt to locate any holder of an Allowed Claim or an Allowed Equity Interest.

                           (b) Failure to Claim Undeliverable Distributions: On
or about the second (2nd) anniversary of the Effective Date, Reorganized UC shall file a list with the Bankruptcy Court setting forth the names of those Entities for which distributions have been made hereunder and have been returned as undeliverable as of the date thereof. Any holder of an Allowed Claim or an Allowed Equity Interest that does not assert its rights pursuant to the Plan to receive a distribution within three (3) years from and after the Effective Date shall have its Claim or Equity Interest for such undeliverable distribution discharged and shall be

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

forever barred from asserting any such Claim or Equity Interest against Reorganized UC or its property. In such case, any consideration held for distribution on account of such Claim or Equity Interest shall revert to Reorganized UC.

                  7.       COMPLIANCE WITH TAX REQUIREMENTS.

         To the extent applicable, Reorganized UC shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.

                  8.       TIME BAR TO CASH PAYMENTS.

         Checks issued by Reorganized UC on account of Allowed Claims shall be null and void if not negotiated within ninety (90) days from and after the date of issuance thereof. Requests for reissuance of any check shall be made directly to the Plan Administrator by the holder of the Allowed Claim with respect to which such check originally was issued. Any claim in respect of such a voided check shall be made on or before the later of (a) the second (2nd) anniversary of the Effective Date or (b) ninety (90) days after the date of issuance of such check, if such check represents a final distribution hereunder on account of such Claim. After such date all Claims in respect of voided checks shall be discharged and forever barred.

                  9.       DISTRIBUTIONS AFTER EFFECTIVE DATE.

         Distributions made after the Effective Date to holders of Claims and Equity Interests that are not Allowed Claims or Allowed Equity Interests as of the Effective Date but which later become Allowed Claims or Allowed Equity Interests shall be deemed to have been made on the Effective Date.

                  10.      SET-OFFS.

         Reorganized UC may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim or Allowed Equity Interest and the distributions to be made pursuant to the Plan on account thereof (before any distribution is made on account of such Claim or Equity Interest), the claims, rights and causes of action of any nature that the Debtors or Reorganized UC may hold against the holder of such Allowed Claim or Allowed Equity Interest; provided, however, that neither the failure to effect such a set-off nor the allowance of any Claim or Equity Interest hereunder shall constitute a waiver or release by the Debtors or Reorganized UC of any such claims, rights and causes of action that the Debtors or Reorganized UC may possess against such holder; and, provided, further, that nothing contained herein is intended to limit the rights of any Creditor or holder of an Equity Interest to effectuate a set-off prior to the Effective Date in accordance with the provisions of Sections 362 and 553 of the Bankruptcy Code.

         J. PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS AND DISPUTED EQUITY INTERESTS UNDER THE PLAN.

                  1. OBJECTIONS TO CLAIMS AND EQUITY INTERESTS; PROSECUTION OF DISPUTED CLAIMS AND DISPUTED EQUITY INTERESTS.

         The Equity Committee, or Reorganized UC, as applicable, shall object to the allowance of Claims or Equity Interests filed with the Bankruptcy Court with respect to which it disputes liability or allowance in whole or in part. All objections shall be litigated to Final Order; provided, however, that Reorganized UC (within such parameters as may be established by the Board of Directors of Reorganized UC), shall have the authority to file, settle, compromise or withdraw any objections to Claims or Equity Interests, without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Equity Committee, or Reorganized UC, as applicable, shall file and serve all objections to Claims or Equity Interests as soon as practicable, but in no event later than the Effective Date or such later date as may be approved by the Bankruptcy Court. The Equity Committee reserves the right to file objections to any Claims or Equity Interests, and Reorganized UC and the Equity Committee reserve the right to seek the subordination of any Claims or Equity Interests.

                  2.       ESTIMATION OF CLAIMS.

         The Equity Committee, or Reorganized UC, as applicable, may at any time request that the Bankruptcy Court estimate any contingent or Disputed Claim pursuant to Section 502(c) of the Bankruptcy Code regardless of whether the Debtors or Reorganized UC previously have objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. Subject to the provisions of Section 502(j) of the Bankruptcy Code, in the event that the Bankruptcy Court estimates any contingent or Disputed Claim, the amount so estimated shall constitute the allowed amount of such Claim. All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

                  3.       DISPUTED CLAIMS RESERVE.

         In accordance with this Section 30.3 of the Plan and any Estimation Order entered by the Bankruptcy Court before such date, on the Effective Date, Reorganized UC shall establish a separate Disputed Claims Reserve for each Class of Claims and Equity Interests. Property reserved under this Section shall be set aside, segregated and, in the case of Cash, held in an interest bearing account to be established and maintained by Reorganized UC pending resolution of such Disputed Claims and Disputed Equity Interests. As and to the extent that the amount of any Disputed Claim or Disputed Equity Interest exceeds the amount of such Claim or such Equity Interest which ultimately is allowed, any excess Cash in the applicable Disputed Claims Reserve previously reserved for or on account of such Disputed Claim or Disputed Equity Interest shall be released to Reorganized UC for distribution to Allowed Claims and Allowed Equity Interests in accordance with the terms of the Plan. Each Disputed Claim Reserve shall be terminated once all Distributions and other dispositions of Cash required under the Plan relevant to such Disputed Claims Reserve have been made in accordance with the terms of the Plan. If a Disputed Equity Interest Reserve is established under the Plan, all references to Disputed Claims Reserve shall apply to the Disputed Equity Interest Reserve and all references to Claims, Allowed Claims and Disputed Claims shall apply to Equity Interests, Allowed Equity Interests, and Disputed Equity Interests as the context requires.

                  4. PAYMENTS AND DISTRIBUTIONS ON DISPUTED CLAIMS AND DISPUTED EQUITY INTERESTS.

         At such time as a Disputed Claim or Disputed Equity Interest becomes, in whole or in part an Allowed Claim or an Allowed Equity Interest, Reorganized UC shall distribute to the holder thereof the distributions, if any, to which such holder is then entitled under the Plan. Such distribution, if any, shall be made as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Disputed Claim or Disputed Equity Interest becomes a Final Order but in no event more than thirty (30) days thereafter. No additional interest shall be paid on Disputed Claims or Disputed Equity Interests that later become Allowed or with respect to any distribution to such holder for the period during the pendency of the objection. No distribution shall be made with respect to all or any portion of any Disputed Claim or Disputed Equity Interest pending the entire resolution thereof in the manner prescribed in Section 30.1 of the Plan.

         K.       PROVISIONS FOR PROSECUTION OF CLAIMS HELD BY THE DEBTORS.

         Prosecution of Claims: Article XXXI of the Plan provides that unless otherwise expressly provided in the Plan, all claims and causes of action of the Debtors existing as of the Confirmation Date, including any avoidance or recovery actions under Sections 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code and any other causes of action, rights to payments or claims that belong to the Debtors or Debtors in Possession, shall be retained by and vested for purposes of enforcement and collection in Reorganized UC, who shall have the rights and powers of a trustee appointed pursuant to 11 U.S.C. ss. 1104 with regard to the initiation and prosecution of any claims which the Debtors may have as Debtors in Possession (exercising the rights and powers of a trustee pursuant to 11 U.S.C. ss. 1107(a)) under 11 U.S.C. ss.ss. 541 through 553 (inclusive) and 11 U.S.C. ss. 510 or otherwise. Any and all claims and causes of action which may subsequently come to the attention of the Debtors, the Plan Administrator or Reorganized UC shall survive Confirmation. It is the express purpose and intent of the Plan that Reorganized UC have the same rights and powers with regard to any causes of action which a trustee appointed pursuant to 11 U.S.C. ss. 1104 would have if such trustee were appointed on the Confirmation Date and that any adverse parties against whom such causes of action are asserted similarly have the same rights, liabilities and defenses to such causes of action which any such adverse party would have in the event the causes of action were brought by a trustee, including the right to have an Allowed Claim to the extent provided in 11 U.S.C. ss. 502(h). Reorganized UC shall not be required to set off against any claim, or against any distributions to be made pursuant to the Plan in respect of such Allowed Claim any claims of any nature whatsoever which the Debtors or Debtors in Possession may have against the holder of such Allowed Claim but neither the failure to do so nor the allowance of any Allowed Claim hereunder shall constitute a waiver or release of any such claims the Debtors or Debtors in Possession may have against such holder. Reorganized UC may compromise and settle such claims or causes of action, without approval of the Bankruptcy Court (but with approval of, or within parameters established by, the Board of Directors of Reorganized UC). The net proceeds of any such litigation or settlement (after satisfaction of all costs and expenses incurred in connection therewith) shall be remitted to the Plan Administrator for inclusion in Disbursement Cash.

         L.       PROVISIONS REGARDING EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

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

                  1.       REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED
                           LEASES.

         Any executory contracts or unexpired leases which have not expired by their own terms on or prior to the Effective Date, which have not been assumed and assigned or rejected with the approval of the Bankruptcy Court, or which are not the subject of a motion to assume the same pending as of the Effective Date shall be deemed rejected by the Debtors in Possession on the Effective Date and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such rejections pursuant to Sections 365(a) and 1123 of the Bankruptcy Code.

                  2. CURE OF DEFAULTS FOR ASSUMED EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

         Any monetary amounts required as cure payments on each executory contract and unexpired lease to be assumed pursuant to the Plan shall be satisfied, pursuant to Section 365(b)(1) of the Bankruptcy Code, by payment of the cure amount in Cash on the Effective Date or upon such other terms and dates as the parties to such executory contracts or unexpired leases otherwise may agree. In the event of a dispute regarding (a) the amount of any cure payment,
(b) the ability of the Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption, the cure payments required by Section 365(b)(1) of the Bankruptcy Code shall be subject to the jurisdiction of the Bankruptcy Court and made following the entry of a Final Order resolving such dispute.

                  3.       REJECTION DAMAGE CLAIMS.

         Not later than the Effective Date, or such later date as the Bankruptcy Court may by order permit, the Equity Committee shall file with the Bankruptcy Court a list of executory contracts and unexpired leases to be assumed by the Debtors pursuant to the Plan as of the Effective Date, and such executory contracts and unexpired leases shall be deemed assumed as of the Effective Date. If the rejection of an executory contract or unexpired lease results in damages to the other party or parties to such contract or lease, any claim for such damages, if not heretofore evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors, or its properties or agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Equity Committee on or before fifteen (15) days after the later to occur of (a) the Effective Date and (b) the date of entry of an order by the Bankruptcy Court authorizing rejection of a particular executory contract or unexpired lease.

         M.       PROVISIONS REGARDING CONDITIONS PRECEDENT TO EFFECTIVE DATE OF
                  PLAN.

         Article XXXIV of the Plan provides that the occurrence of the Effective Date and the substantial consummation of the Plan are subject to satisfaction of the following conditions precedent:

                  1.       ENTRY OF CONFIRMATION ORDER.

         The Clerk of the Bankruptcy Court shall have entered the Confirmation Order, in form and substance satisfactory to the Equity Committee, and the Confirmation Order shall have become a Final Order and be in full force and effect or the Equity Committee waives the requirement for a Final Order.

                  2.       EXECUTION OF SERVICING AGREEMENT(S).

         The Equity Committee shall have executed definitive servicing or sub-servicing agreement(s) with one or more qualified servicers under terms and conditions no less favorable to the Debtors' estates than those set forth in Exhibit A to the Plan to service the Debtors' loan portfolio. In the event the Equity Committee fails to retain a servicer or subservicer within sixty (60) days of confirmation of the Equity Committee's Plan, the Confirmation Order shall be deemed void and of no force and effect.

                  3.       ENTRY OF THE SERVICING AGREEMENT ORDER.

         The Bankruptcy Court shall have entered the Servicing Agreement Order.

                  4.       EXECUTION OF DOCUMENTS; OTHER ACTIONS.

         All other actions and documents necessary to implement the Plan shall have been executed.

         N.       PROVISIONS REGARDING COMMITTEES.

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

                  1.       CREDITORS COMMITTEE TERM AND FEES.

         On the Effective Date, the Creditors Committee shall be dissolved and the members thereof and the professionals retained by the Creditors Committee in accordance with Section 1103 of the Bankruptcy Code shall be released and discharged from their respective fiduciary obligations.

                  2.       EQUITY COMMITTEE TERM AND FEES.

         On the Effective Date, the Equity Committee shall be dissolved and the members thereof and the professionals retained by the Equity Committee in accordance with Section 1103 of the Bankruptcy Code shall be released and discharged from their respective fiduciary obligations.

         O.       MISCELLANEOUS PLAN PROVISIONS.

                  1.       DISCHARGE OF DEBTORS.

         Except as otherwise specifically provided in the Plan or the Confirmation Order, confirmation of the Plan (subject to the occurrence of the Effective Date) shall operate as a discharge, pursuant to section 1141(d)(1) of the Bankruptcy Code, of the Debtors and Reorganized UC from any debt, Claim or Equity Interest that arose before the Confirmation Date, including, but not limited to, all principal and interest, whether accrued before, on or after the Petition Date, and any debt, Claim or Equity Interest of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not a proof of Claim or Equity Interest is filed or is deemed filed, and whether or not the holder of such Claim or Equity Interest has voted on the Plan. On the Effective Date, as to every discharged debt, Claim and Equity Interest, the holder of such debt, Claim or Equity Interest shall be precluded from asserting against the Debtors, the Debtors' assets or properties, against Reorganized UC, and the Plan Administrator any other or further Claim or Equity Interest based upon any document, instrument or act, omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

                  2.       INJUNCTION.

         Except as otherwise expressly provided in the Plan, all Persons or Entities who have held, hold or may hold Claims or Equity Interests are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Equity Interest against the Debtors or Reorganized UC, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors or Reorganized UC, (c) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or Reorganized UC or against the property or interests in property of the Debtors or Reorganized UC, and (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors or Reorganized UC or against the property or interests in property of the Debtors or Reorganized UC, with respect to any such Claim or Equity Interest; provided, however, that such injunction shall not preclude the United States of America or any of its police or regulatory agencies from enforcing their police or regulatory powers; and, provided, further, that, except in connection with a properly filed proof of claim, the foregoing proviso does not prohibit the United States of America or any of its police or regulatory agencies from obtaining any monetary recovery from United Companies or Reorganized UC or their respective property or interests in property with respect to any such Claim or Equity Interest, including, without limitation, any monetary claim or penalty in furtherance of a police or regulatory power.

                  3.       TERM OF EXISTING INJUNCTIONS OR STAYS.

         Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Case pursuant to Sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

                  4.       PAYMENT OF STATUTORY FEES.

         All fees payable pursuant to Section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

                  5.       RETIREE BENEFITS.

         From and after the Effective Date, pursuant to Section 1129(a)(13) of the Bankruptcy Code, Reorganized UC shall continue to pay all retiree benefits (within the meaning of Section 1114 of the Bankruptcy Code), at the level established in accordance with subsection (e)(1)(B) or (g) of Section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, and for the duration of the period during which the Debtors have obligated themselves to provide such benefits.

                  6.       POST-EFFECTIVE DATE FEES AND EXPENSES.

         From and after the Effective Date, Reorganized UC shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable professional fees and expenses incurred by Reorganized UC related to implementation and consummation of the Plan.

                  7.       EXEMPTION FROM CERTAIN TRANSFER TAXES.

         Pursuant to Section 1146(c) of the Bankruptcy Code (a) issuance, transfer or exchange of any securities, instruments or documents and (b) the creation of any other lien, mortgage, deed of trust or other security interest under the Plan shall not be subject to any stamp tax, transfer tax, intangible tax, recording fee, or similar tax, charge or expense to the fullest extent provided for under Section 1146(c) of the Bankruptcy Code.

                  8.       SEVERABILITY.

         If, prior to the Confirmation Date, any term or provision of the Plan shall be held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall, with the consent of the Equity Committee, have the power to alter and interpret such term or provision to make it valid or enforceable, to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

                  9.       GOVERNING LAW.

         Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent that an exhibit hereto, any exhibit to the Plan or any document contained in the Plan Supplement provides otherwise, the rights, duties and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the Bankruptcy Code and, to the extent not inconsistent therewith, the laws of the State of Louisiana, without giving effect to principles of conflicts of laws.

                                   ARTICLE IV.

                            CONFIRMATION OF THE PLAN

         A.       INTRODUCTION.

         The Bankruptcy Code requires the Bankruptcy Court to determine whether the Equity Committee's Plan complies with the technical requirements of Chapter 11 and other applicable provisions of the Bankruptcy Code. It requires further that the Equity Committee's disclosure concerning its Plan must be adequate and include information concerning all payments made or promised in connection with the Plan.

         To confirm the Plan, the Bankruptcy Court must find that all of these and other requirements have been met. Thus, even if the requisite vote is achieved for each Class of Impaired Claims and Equity Interests, the Bankruptcy Court must make independent findings respecting the Plan's conformity with the requirements of the Bankruptcy Code before it may confirm the Plan. Some of those statutory requirements are discussed below.

         B.       VOTING PROCEDURES AND STANDARDS.

         Only Claims and Equity Interests in Classes that are Impaired under the Plan (but not deemed to reject the Plan by virtue of receiving no Distributions thereunder) are entitled to receive this Disclosure Statement and Ballot for the acceptance or the rejection of the Plan. Any Claim or Equity Interest holder whose legal, contractual, or equitable rights with regard to such Claim or Equity Interest are altered, modified or changed by the proposed treatment under the Plan or whose treatment under the Plan is not provided for in Section 1124 of the Bankruptcy Code is considered Impaired.

         On July 10, 2000, the Bankruptcy Court issued the Voting Procedures Order. The procedures for establishing the number, amount and classification of Claims and Equity Interests that will be used to tabulate acceptances and rejections of the Plan are set forth in the Voting Procedures Order, which is annexed hereto as Exhibit B.

         IT IS IMPORTANT THAT HOLDERS OF CLAIMS AND EQUITY INTERESTS EXERCISE THEIR RIGHT TO VOTE TO ACCEPT OR REJECT THE PLAN. All known holders of Claims and Equity Interests entitled to vote on the Plan have been sent a Ballot together with this Disclosure Statement. Such holders should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot (or Ballots) that accompanies this Disclosure Statement.

         FOR YOUR VOTE TO COUNT, YOUR BALLOT MUST BE RECEIVED BY THE BALLOTING AGENT (AS DEFINED BELOW), NO LATER THAN 4:00 P.M., EASTERN TIME, ON AUGUST 10, 2000. IF YOU MUST RETURN YOUR BALLOT TO A BANK, BROKER, OR OTHER INTERMEDIARY, YOU MUST RETURN YOUR BALLOT TO THEM IN SUFFICIENT TIME FOR THEM TO PROCESS IT AND RETURN IT TO THE BALLOTING AGENT, BY THE VOTING DEADLINE.

         ANY BALLOT WHICH IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN WILL NOT BE COUNTED. IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES OR IF A BALLOT IS DAMAGED OR LOST, YOU MAY CONTACT THE BALLOTING AGENT AT THE ADDRESS SPECIFIED BELOW OR BY
TELEPHONING:

                    UNITED COMPANIES BALLOTING AGENT
                    C/O LOGAN & COMPANY, INC.
                    546 VALLEY ROAD
                    UPPER MONTCLAIR, NEW JERSEY 07043
                    ATTENTION: KATE LOGAN
                    PHONE: (973) 509-3190


         Additional copies of this Disclosure Statement are available upon written request to:

                    LONG, ALDRIDGE & NORMAN LLP
                    303 PEACHTREE STREET, N.E.
                    SUITE 5300
                    ATLANTA, GEORGIA 30308
                    ATTENTION: CHARLES E. CAMPBELL


         Subject to the provisions of the Voting Procedures Order, any holder of a Claim against the Debtors as of June 30, 2000, which Claim has not been disallowed by order of the Bankruptcy Court and is not disputed, is entitled to vote to accept or reject the Plan if (a) such Claim is impaired under the Plan and is not a class that is deemed to have accepted or rejected the Plan pursuant to Section 1126(f) and 1126(g) of the Bankruptcy Code and (b) either (i) such holder's Claim has been scheduled by the Debtors (and such Claim is not scheduled as disputed, contingent or unliquidated), or (ii) such holder has filed a proof of claim on or before the Bar Date of September 30, 1999, or any supplemental bar date applicable to specified creditors. In addition, any holder of an Equity Interest in the Debtors as of June 30, 2000, which Equity Interest has not been disallowed by order of the Bankruptcy Court and is not disputed, is entitled to vote to accept or reject the Plan if such Equity Interest is impaired under the Plan and is not of a class that is deemed to have accepted or rejected the Plan pursuant to Section 1126(f) and 1126(g) of the Bankruptcy Code. UNLESS OTHERWISE PERMITTED IN THE PLAN, THE HOLDER OF ANY DISPUTED CLAIM OR DISPUTED EQUITY INTEREST IS NOT ENTITLED TO VOTE WITH RESPECT TO SUCH DISPUTED CLAIM OR DISPUTED EQUITY INTEREST, UNLESS THE BANKRUPTCY COURT, UPON APPLICATION BY SUCH HOLDER, TEMPORARILY ALLOWS SUCH DISPUTED CLAIM OR DISPUTED EQUITY INTEREST FOR THE LIMITED PURPOSE OF VOTING TO ACCEPT OR REJECT THE PLAN. Any such application must be heard and determined by the Bankruptcy Court on or before fifteen (15) days prior to the Confirmation Hearing. A vote on the Plan may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such vote was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

         A VOTE MAY BE DISREGARDED IF THE COURT DETERMINES, AFTER NOTICE AND A HEARING, THAT SUCH ACCEPTANCE OR REJECTION WAS NOT MADE OR SOLICITED IN GOOD FAITH OR IN ACCORDANCE WITH APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE.

         C.       ACCEPTANCE.

         Acceptance of the Plan need only be solicited from holders of Impaired Claims or Equity Interests not deemed to reject the Plan by virtue of receiving no Distributions thereunder. Except in the context of a "cram down," as a condition to confirmation of the Plan, the Bankruptcy Code requires that, with certain exceptions, each Class of Impaired Claims and Impaired Equity Interests accepts the Plan. Pursuant to the Bankruptcy Code, in order for the Plan to be "accepted," the requisite vote is required for each Class of Impaired Claims or Impaired Equity Interests. Any Class of Impaired Claims or Impaired Equity Interests that fails to achieved the requisite vote will be deemed to have rejected the Plan.

         Under the Plan, holders of Allowed Claims and Allowed Equity Interests in Classes 3,4,6,7, 8 and 9 (the "Voting Classes") are treated as Impaired and entitled to vote on the Plan. Claims and Equity Interests in Classes 1,2,5,10,11,12,13,14,15,16,17,18, 19, and 20 and Administrative Claims,
Professional Fee Claims, and Priority Tax Claims are not impaired under the Plan and thus holders of such Claims and Equity Interests are presumed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code and are not entitled to vote.

         The Bankruptcy Code defines acceptance of a Plan by an Impaired Class of Claims as acceptance by holders of at least two-thirds (2/3) in dollar amount, and more than one-half (1/2) in number, of Allowed Claims of that Class that actually vote. The Bankruptcy Code further defines acceptance by an Impaired Class of Equity Interests as acceptance by holders of at least two-thirds (2/3) of the amount of allowed Equity Interests of that Class that actually vote. Pursuant to the Bankruptcy Code, in order for the Plan to be "accepted," the requisite vote is required for each Class of Impaired Claims and Impaired Equity Interests entitled to vote on the Plan. Any voting Class that fails to achieve the requisite vote will be deemed to have rejected the Plan.

         In the event the requisite vote is not obtained, the Equity Committee has the right, assuming that at least one Class of Impaired Claims has accepted the Plan, to request confirmation of the Plan pursuant to Section 1129(b) of the Bankruptcy Code. Section 1129(b) permits confirmation of the Plan notwithstanding rejection by one or more classes of Impaired Claims or Impaired Equity Interests provided the Bankruptcy Court finds that the Plan does not discriminate unfairly and is "fair and equitable" with respect to the rejecting Class or Classes. This procedure is commonly referred to as "cram down." The Plan is predicated on holders of Claims and Equity Interests in all voting Classes voting to accept the Plan. However, if holders of Claims or Equity Interests within any voting Classes vote to reject the Plan, the Equity Committee intends to request a cram down of such Classes at the Confirmation Hearing.

         D.       CONFIRMATION AND CONSUMMATION.

         At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements of Section 1129(a) of the Bankruptcy Code have been satisfied with respect to the Plan. Section 1129(a) of the Bankruptcy Code requires that, among other things, for a Plan to be confirmed:

         o The Plan must satisfy the applicable provisions of the Bankruptcy Code.

         o The Proponent of the Plan must comply with the applicable provisions of the Bankruptcy Code.

         o The Plan must be proposed in good faith and not by any means forbidden by law. Any payment made or to be made by the Proponent, by the Debtors, or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the bankruptcy case, or in connection with the Plan and incident to the bankruptcy case, must be approved by, or be subject to the approval of, the Bankruptcy Court as reasonable.

         o The Proponent must disclose the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer, or voting trustee of the Debtors, an affiliate of the Debtors participating in the Plan with the Debtors, or successor to the Debtors under the Plan. The appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity security holders and with public policy and the Proponent has disclosed the identity of any insider that the reorganized Debtors will employ or retain and the nature of any compensation for such insider.

         o With respect to each Class of Impaired Claims or Equity Interests, either each holder of a Claim or Equity Interest in such Class has accepted the Plan, or will receive or retain under the Plan on account of such Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated on such date under Chapter 7 of the Bankruptcy Code.

         o Each Class of Claims or Equity Interests has either accepted the Plan or is not impaired under the Plan.

         o Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan must provide that Allowed Administrative Expense Claims and Allowed Priority Non-Tax Claims will be paid in full on the Effective Date and that holders of Priority Tax Claims will be paid in full in Cash on the Effective Date or receive on account of such Claims deferred Cash payments, over a period not exceeding six (6) years after the date of assessment of such Claims, of a value as of the Effective Date, equal to the allowed amount of such Claims. If a Class of Claims is Impaired, at least one (1) Impaired Class of Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class.

         o Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan.

         o        Subject to receiving the requisite votes in accordance with
                  Section 1129(a) of the Bankruptcy Code, the Equity Committee believes that (i) the Plan satisfies all of the statutory requirements of Chapter 11 of the Bankruptcy Code, (ii) the Equity Committee has complied with or will have complied with all of the requirements of Chapter 11 of the Bankruptcy Code, and (iii) the Plan has been proposed in good faith.

         o Set forth below is a more detailed summary of the relevant statutory confirmation requirements.

                  1.       BEST INTEREST OF HOLDERS OF CLAIMS AND EQUITY
                           INTERESTS.

         The "Best Interests" test requires that the Bankruptcy Court find either that all members of each Impaired Class have accepted the Plan or that each holder of an Allowed Claim or Allowed Equity Interest of each Impaired Class of Claims or Equity Interests will receive or retain under the Plan on account of such Claim or Equity Interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on such date. As set forth in detail below, the Equity Committee believes that its Plan satisfies the "Best Interest" test and that holders of Impaired Claims and Impaired Equity Interests will receive or retain under the Plan at least as much as they would receive in a Chapter 7 liquidation of the Debtors. To determine what holders of Claims and Equity Interests would receive if the Debtors were hypothetically liquidated under Chapter 7 of the Bankruptcy Code, the Bankruptcy Court must determine the dollar amount that would be realized from a Chapter 7 Trustee's liquidation of the Debtors. Under the Bankruptcy Code a Chapter 7 Trustee, with court approval, may continue to operate a debtor's business for a limited period of time, and a Trustee's duties include the obligation to "collect and reduce to money the property of the estate... and close such estate as expeditiously as is compatible with the best interests of parties in interest."

         The Equity Committee believes that a Chapter 7 liquidation of the Debtors' remaining assets would result in the same or similar distributions provided for under its Plan in that its Plan essentially calls for a liquidation of the Debtors' remaining assets in a manner that is as expeditious as is compatible with the best interests of all parties in the case with distributions being paid to creditors and equity security holders in accordance with the priority scheme of the Bankruptcy Code. The Equity Committee believes that a reasonable trustee, armed with the projections which show that Unsecured Claims will be paid in full with interest by December, 2004 from collections on the Debtors' loan portfolio and that the holders of Subordinated Debenture Claims will be paid in full with interest by September, 2008 (see Exhibit D, E and F attached hereto), would choose to liquidate the portfolio in a manner consistent with the Equity Committee's Plan through the use of a qualified servicer or sub-servicer rather than through the sale of the Debtors' assets as the Debtors propose pursuant to the EMC Transaction. Attached hereto as Exhibit G is a liquidation analysis prepared by Arthur Andersen LLP which estimates the value of the Debtors' estates assuming they were liquidated in accordance with Chapter 7 of the Bankruptcy Code.

                  2.       FINANCIAL FEASIBILITY.

         Section 1129(a) (11) of the Bankruptcy Code requires that confirmation should not be likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors unless such liquidation and reorganization is proposed in the Plan. The Equity Committee Plan proposes an orderly liquidation of the Debtors' estates over time through which all creditors will be paid in full with interest, with any amounts remaining being distributed to holders of Equity Interests. As such, the Equity Committee believes its Plan satisfies the feasibility requirement of the Bankruptcy Code.

         For purposes of determining whether the Plan meets this requirement, the Equity Committee's financial consultant, Arthur Andersen, LLP, has prepared a valuation analysis and financial forecast of Reorganized UC's cash flow for the fiscal years commencing from the Effective Date of the Plan. The valuation analysis is predicated on the assumption that a transfer of servicing to a qualified servicer or sub-servicer commences by the beginning of October, 2000. The valuation is also based on estimated claims of approximately $1.3 billion along with the accrual of interest thereon with payments commencing on or about January 1, 2001. Arthur Andersen has not conducted an independent claims analysis and used the liability figure set forth above based on previous estimates provided by the Debtors to the Equity Committee and to the Debtors' Board of Directors. Such analysis also does not take into account any tax expenses or tax benefits resulting to the estates from net operating loss carryforwards. Arthur Andersen is currently analyzing the Debtors' ability to utilize net operating loss carryforwards, and the Equity Committee reserves the right to supplement its analysis. Based on these and other assumptions relating to improvements in loan collections resulting from a transfer of servicing duties to a highly qualified servicer or sub-servicer, the Equity Committee believes that the Debtors' have a positive equity value of approximately in excess of $455 million for its on-balance sheet and its off-balance sheet assets. See Exhibit D attached hereto.

         Attached hereto as Exhibit E are financial models which forecast a complete satisfaction of all Creditor Claims with contractual interest obligations by September, 2008. This model follows the priority payment scheme set forth in the Plan in which holders of Subordinated Debenture Claims and Lending Subordinated Debenture Claims receive no distributions until all other Claims are paid in full. During this period, the Subordinated Debenture Claims accrue interest at their nondefault note rate of 8.375%, and they begin receiving distributions in December, 2004, with satisfaction of said Claims projected to occur by September, 2008. All other distributions would be available for holders of Equity Interests and holders of Statutorily Subordinated Claims, and the Equity Committee believes the estates will have significant assets to distribute to holders of such interests. The cash flow model set forth on Exhibit E does not provide for any litigation proceeds from any causes of action of the estates, which as set forth below, the Equity Committee believes will be substantial. As such, the projected payoff date for all creditor claims may very well be earlier than projected if substantial litigation recoveries are obtained before the projected payoff dates. The projected payoff dates also do not take into account the payment of tax liabilities during the projection period which would tend to lengthen the payment period. On balance, the Equity Committee believes the payout period assumptions are reasonable.

         These financial projections have been prepared on behalf of the Equity Committee by Arthur Anderson, LLP, based upon certain assumptions that they believe to be reasonable under the circumstances and financial information provided by the Debtors through May 31, 2000. Any change in the financial condition of the Debtors subsequent thereto may adversely affect such projections. Since all obligations are restructured as cash flow obligations of Reorganized UC under the Plan, the above payouts are based on the ability of the company to achieve performance commensurate with these assumptions.

         Additionally, on May 12, 2000, the Bankruptcy Court authorized the Equity Committee to retain Harley S. Tropin, a senior member of the Miami, Florida law firm of Kozyak, Tropin & Throckmorton, P.A., to evaluate certain causes of action possibly held by the bankruptcy estates. Mr. Tropin specializes in complex commercial litigation including litigation relating to fiduciary duties and accountant malpractice. At the date of the filing of this disclosure statement, Mr. Tropin's analysis is ongoing and subject to modification but he has reached some conclusions with respect to causes of action owned by the bankruptcy estates. His conclusions at the date of the filing of this Disclosure Statement are set forth herein.

         In conducting his analysis, Mr. Tropin has reviewed the following: (1) the financial statements and SEC filings of the Debtors for the years 1997 and 1998, (2) the Bankruptcy Rule 2004 transcript of the deposition of James Bailey, Chairman of the Board of Directors of the Debtors, and the exhibits thereto, (3) the Bankruptcy Rule 2004 transcript of the deposition of Lawrence Ramaekers, CEO of the Debtors, and the exhibits thereto, (4) the Bankruptcy Rule 2004 transcript of the deposition of Deloitte & Touche, LLP and the exhibits thereto,
(5) certain of the work papers and other documents produced by Deloitte & Touche and (6) other related documents. In addition, Mr. Tropin has met with the Equity Committee's attorneys from Long Aldridge & Norman and with Richard Johnson, a financial consultant to the Equity Committee. He has also consulted with Wanda Lorenz of the accounting firm of Lane Gorman Trubitt LLP.

         Mr. Tropin has concluded that the bankruptcy estates have viable causes of action against Deloitte & Touche, LLP arising out of Deloitte & Touche's review of the quarterly financial statements and SEC filings of the Debtors and the year end audits and annual SEC reports for the years 1997 and 1998 and its advice to the company in regard thereto. Specifically, Mr. Tropin has concluded that the assumed loan loss rate for United loans was materially understated in the 1997 and 1998 quarterly reviews and the 1997 annual audit. During each of the quarters of 1997, the 1997 year end audit and the first three quarters of 1998, the Debtors used an assumed loan loss rate of 2% on its adjustable rate products and 2.5% on its fixed rate products or an average of 2.2%. These assumed loss rates did not change from the beginning of 1997 through September 30, 1998. In the year end financial statement for the period ending December 31, 1998, the Debtors changed the loan loss assumption rate to 7.7%. The Debtors have subsequently changed the assumed loan loss rate from 7.7% to a range of 7.7 to 9.7% depending upon the particular loans and securitizations. The December 31, 1997 loan loss rate should have been at least 3.5% or an increase of 1.3% above the average 2.2% from the previously assumed rates. Also included in this misstatement is that the Debtors did not properly take into account all of the expenses of disposing of repossessed properties (known as "REO's") in the loan loss rate. This difference represents a material overstatement of assets on the balance sheet of the Debtors at December 31, 1997 and renders the financial statement materially misleading and not in conformity with general accepted accounting principles ("GAAP").

         In addition to the above, the reporting in the financial statements of servicer and interest advances at full, face value with no impairment was not in conformity with generally accepted accounting principles to the extent they were not collectible within one year. Further mistakes in the financial statements include failing to charge a discount rate at the highest earning rate of the senior tranche with respect to certain securitizations, the failure to include the effect of cash loss triggers in the timing of cash releases from the reserve accounts and the failure to provide a credit life insurance reserve for rebates on credit life insurance premiums when loans were prepaid.

         When all of the aforesaid adjustments are made, this is a material difference in the financial statements for the periods indicated. Deloitte & Touche's quarterly reviews and 1997 year end audit and unqualified opinion without these adjustments, along with its advice to the company relating thereto, renders Deloitte & Touche liable for malpractice. There are other matters which Mr. Tropin is continuing to study which relate to the audit and which will be included in his final report.

         Mr. Tropin has also reviewed the present value of this cause of action against Deloitte & Touche. He has concluded that the present value of the cause of action is at least $ 450 million. He reached this conclusion by reviewing the evidence with respect to alternative operating scenarios the Debtors would likely have pursued if the financial statements had been correct. Mr. Bailey testified in his deposition that in early 1998 the Debtors brought in an outside consultant for the purpose of reviewing the company's operations and making recommendations as to how those operations could be improved. Mr. Bailey further testified that the consultant came to the conclusion and recommended to the Board of Directors of the Debtors that the company should be sold. In mid 1998, the Debtors embarked upon a campaign to sell the companies. Mr. Bailey testified that he was convinced that an acceptable transaction would have been concluded except for the fact that by the time the sales process had progressed certain significant adverse developments in the sub-prime market in the second half of 1998 rendered the transaction impractical. Mr. Bailey specifically cited the adverse market developments on bank stocks in late 1998 as well as certain other events taking place in the sub-prime industry. Mr. Bailey testified that he knows of no reason why an acceptable sale transaction could not have been effectuated had the process been completed earlier. In the first half of 1998, two significant transactions occurred in the sub-prime market in which sub-prime companies were sold at significant premiums. These were First Union Corp.'s purchase of the Money Store and Conseco's purchase of Green Tree Financial.

         Had the 1997 financial statements been audited in accordance with general accepted auditing standards ("GAAS"), the Debtors' Board would most likely have sold the company during the same time period when the Money Store and Green Tree transactions were concluded. Alternatively, the company would likely have been liquidated. Using multiples of earnings and assets considered reasonable by the investment bankers employed by the Debtors in their sales process and taking into account the risks of litigation, the expenses of litigation and the time value of money, Mr. Tropin has concluded that the present value of the cause of action against Deloitte & Touche is not less than $450 million (this figure does not include interest or attorneys fees). As indicated above, his study is continuing.

         Mr. Tropin has not yet reached a conclusion with respect to possible causes of action against present or past officers and directors of the Debtors. Mr. Tropin reserves the right to include his findings and conclusions on those matters in his final report.

         THE EQUITY COMMITTEE MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE ACCURACY OF THE PROJECTIONS OR THE ABILITY TO ACHIEVE THE PROJECTED RESULTS. MANY OF THE ASSUMPTIONS ON WHICH THE PROJECTIONS ARE BASED ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES. INEVITABLY, SOME ASSUMPTIONS WILL NOT MATERIALIZE AND UNANTICIPATED EVENTS AND CIRCUMSTANCES MAY AFFECT THE ACTUAL FINANCIAL RESULTS. THEREFORE, THE ACTUAL RESULTS ACHIEVED THROUGHOUT THE PROJECTION PERIOD MAY VARY FROM THE PROJECTED RESULTS AND THE VARIATIONS MAY BE MATERIAL. ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS WHO ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN ARE URGED TO EXAMINE CAREFULLY ALL OF THE ASSUMPTIONS ON WHICH THE FINANCIAL PROJECTIONS ARE BASED IN EVALUATING THE PLAN.

         Based on such forecasts, the Equity Committee believes the Plan satisfies Section 1129(a) (11) of the Bankruptcy Code.

                  3.       ACCEPTANCE BY IMPAIRED CLASSES.

         A Class "is Impaired" under the Plan unless, with respect to each Claim or Equity Interest of such Class, the Plan: (i) leaves unaltered the legal, equitable and contractual rights to which the Claim or Equity Interest entitles the holder of such Claim or

Equity Interest; (ii) notwithstanding any contractual provision or applicable law which entitles the holder of such Claim or Equity Interest to demand or receive accelerated payment on account of a default, cures any default, reinstates the original maturity of the obligation, compensates the holder for any damages incurred as a result and reasonable reliance on such provision or law and does not otherwise alter the legal, equitable or contractual rights of such holder based upon such Claim or Equity Interest. A Class that is not Impaired under the Plan is deemed to have accepted the Plan and, therefore, solicitation of acceptances with respect to such Class is not required.

                  4.       CRAM DOWN.

         The Bankruptcy Code contains provisions for confirmation of the Plan even if the Plan is not accepted by all Impaired Classes, as long as at least one Impaired Class of Claims has accepted the Plan. The "cram down" provisions of the Bankruptcy Code are set forth in Section 1129(b) of the Bankruptcy Code. Under the "cram down" provisions, upon the request of a plan proponent, the Bankruptcy Court will confirm a plan despite the lack of acceptance by an impaired class or classes if the Bankruptcy Court finds that (i) the Plan does not discriminate unfairly with respect to each nonaccepting Impaired Class, (ii) the plan is fair and equitable with respect to each nonaccepting Impaired Class, and (iii) at least one Impaired Class of Claims has accepted the Plan. These standards ensure that holders of junior interests, such as common stockholders, cannot retain any interest in the debtor under a plan of reorganization that has been rejected by a senior class of the impaired claims or Equity Interests unless such impaired Claims or Equity Interests are paid in full.

         As used in the Bankruptcy Code, the phrases "discriminate unfairly" and "fair and equitable" have narrow and specific meanings unique to bankruptcy law. A plan does not discriminate unfairly if Claims or Equity Interests in different Classes, but with similar priorities and characteristics, receive or retain property of similar value under a Plan. By establishing separate Classes for the holders of each type of Claim and Equity Interest and by treating each holder of a Claim or Equity Interest in each Class identically, the Plan has been structured so as to meet the "unfair discrimination" test of Section 1129(b) of the Bankruptcy Code.

         The Bankruptcy Code sets forth different standards for establishing that a plan is "fair and equitable" with respect to a dissenting Class, depending on whether the Class is comprised of Secured Claims, Unsecured Claims or Equity Interests. In general, Section 1129(b) of the Bankruptcy Code permits confirmation notwithstanding non-acceptance by an Impaired Class if that Class and all junior Classes are treated in accordance with the "absolute priority" rule, which requires that the dissenting Class be paid in full before a junior Class may receive anything under the plan. In addition, the case law surrounding
Section 1129(b) requires that no Class senior to a nonaccepting Impaired Class receives more than payment in full of its Claim.

         With respect to a Class of Unsecured Claims that does not accept the Plan, the Equity Committee must demonstrate to the Bankruptcy Court that either
(i) each holder of an Unsecured Claim of the dissenting Class receives or retains under the Plan property of a value equal to the allowed amount of its Unsecured Claim, or (ii) the holders of Claims or holders of Equity Interests that are junior to the Claims of the holders of such Unsecured Claims will not receive or retain any property under the Plan. Additionally, the Equity Committee must demonstrate that the holders of Claims that are senior to the Claims of the dissenting Class of Unsecured Claims receive no more than payment in full on their Claims under the Plan.

         With respect to any holder of a Secured Claim that does not accept the Plan, the Equity Committee must demonstrate to the Bankruptcy Court that one of the following conditions is satisfied: (i) such holder retains the lien securing such Secured Claim to the extent of the allowed amount of such Secured Claim, and that such holder receives on account of such Secured Claim Cash having a present value as of the Effective Date of the Plan, equal to the value of such holder's interest in the estates' interest in the property subject to such liens; (ii) the Plan provides for the sale, subject to Section 363(k) of the Bankruptcy Code, of the assets subject to a lien securing such holder's Claim, free and clear of such liens, with such liens to attach to the proceeds of such sale; or (iii) the Plan provides for the realization by such holder of the indubitable equivalent of such Secured Claim.

         If all of the applicable requirements for confirmation of the Plan are met as set forth in Sections 1129(a) (1) through (13) of the Bankruptcy Code, except that one or more Classes of Impaired Claims or Impaired Equity Interests have failed to accept the Plan pursuant to Section 1129(a) of the Bankruptcy Code, the Equity Committee reserves the right to request that the Bankruptcy Court confirm the Plan in accordance with Section 1129(b) of the Bankruptcy Code. The Equity Committee believes that the Plan satisfies the "cram down" requirements of the Bankruptcy Code. The Equity Committee may seek confirmation of the Plan over the objection of dissenting Classes, as well as over the objection of individual holders of Claims who are members of an accepting Class. In addition, the Equity Committee intends to seek "cram down" on classes deemed to reject the Plan pursuant to Section 1126(g) of the Bankruptcy Code by virtue of receiving no distribution under the Plan.

                                   ARTICLE V.

                      CERTAIN TAX CONSEQUENCES OF THE PLAN

         THE FOLLOWING DISCUSSION IS A SUMMARY OF CERTAIN OF THE SIGNIFICANT FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO THE DEBTORS AND TO HOLDERS OF CLAIMS AND EQUITY INTERESTS AND IS BASED ON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED TO THE DATE HEREOF (THE "TAX CODE"), TREASURY REGULATIONS PROMULGATED AND PROPOSED THEREUNDER, JUDICIAL DECISIONS AND PUBLISHED ADMINISTRATIVE RULES AND PRONOUNCEMENTS OF THE INTERNAL REVENUE SERVICE ("IRS") AS IN EFFECT ON THE DATE HEREOF. CHANGES IN SUCH RULES OR NEW INTERPRETATIONS THEREOF COULD SIGNIFICANTLY AFFECT THE TAX CONSEQUENCES DESCRIBED BELOW. NO RULINGS HAVE BEEN REQUESTED FROM THE IRS. MOREOVER, NO LEGAL OPINIONS HAVE BEEN REQUESTED FROM COUNSEL WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN.

         THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE PLAN TO HOLDERS OF CLAIMS AND EQUITY INTERESTS MAY VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER. IN ADDITION, THIS DISCUSSION DOES NOT COVER ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO THE DEBTORS OR THE HOLDERS OF ALLOWED CLAIMS OR EQUITY INTERESTS, NOR DOES THE DISCUSSION DEAL WITH TAX ISSUES PECULIAR TO CERTAIN TYPES OF TAX PAYERS (SUCH AS DEALERS IN SECURITIES, S CORPORATIONS, LIFE INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, TAX-EXEMPT ORGANIZATIONS AND FOREIGN TAXPAYERS). NO ASPECT OF FOREIGN, STATE, LOCAL OR ESTATE AND GIFT TAXATION IS ADDRESSED.

         THE FOLLOWING SUMMARY IS, THEREFORE, NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR EQUITY INTEREST. HOLDERS OF CLAIMS OR EQUITY INTERESTS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISERS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES PECULIAR TO THEM UNDER THE PLAN.

         A.       CONSEQUENCES TO DEBTORS.

         The Debtors have estimated that they had as of December 31, 1999 consolidated net operating loss carryforwards ("NOLs") of between 75 and 100 million dollars which the Equity Committee anticipates the Debtors will be able to use to shield certain taxable income on a going forward basis. The Equity Committee and its professionals have been unable to determine at this time when such NOLs will be used by the Debtors under the terms of the Plan and therefore have assigned no value to such NOLs in connection therewith. Additionally, to the extent the Debtors receive excess inclusion income during the year or ordinary income from the Debtors' assets above the basis the Debtors have in such assets and except as tax liability may be reduced by the NOLs, the Debtors' estates will incur tax liability with respect to such. The Equity Committee does not have sufficient information at this time to determine the extent of such tax consequences and therefore has not included any tax consequences in the cash flow projections with respect to the Plan set forth on Exhibit E hereto.

         B.       CONSEQUENCES TO HOLDERS OF CLAIMS AND EQUITY INTERESTS.

         The federal income tax consequences of the implementation of the Plan to a holder of a Claim will depend, among other things, upon the origin of the holder's Claim, when the holder's Claim becomes an Allowed Claim, when the holder receives payment in respect of such Claim, whether the holder reports income using the accrual or cash method of accounting, whether the holder is taking a bad debt deduction or worthless security deduction with respect to such Claim and whether the holder's Claim constitutes a "security" for federal income tax purposes. Holders of Administrative Expense Claims (unclassified), Professional Fee Claims (unclassified) and Allowed Priority Non-tax Claims (Class 1) will be paid in full in Cash on, or subsequent to, the Effective Date. Such holders that are subject to federal income taxation must include such amounts in their gross income in the taxable year in which such amounts are actually or constructively received by them. Holders of Allowed Secured Claims (Class 2), Allowed Unsecured Claims (Class 3), Allowed Borrower Litigation Claims (Class 4), Convenience Claims (Class 5), Subordinated Debenture Claims (Class 6A), Allowed Lending Subordinated Debenture Claims (Class 6B) and Allowed Statutorily Subordinated Claims (Class 8A) will realize gain or loss in an amount equal to the difference between (a) the holder's basis in such Claim and
(b) the amount of Cash such holders receive by virtue of distributions made under the Plan. Holders of Pride Equity Interests (Class 7) and United Companies Common Equity Interests (Class 8B) will realize gain or loss in an amount equal to the difference between (a) the holder's basis in such stock and (b) the amount of Cash such holder receives by virtue of distributions made under the Plan.

                                   ARTICLE VI

                          RISK FACTORS TO BE CONSIDERED

         A.       SERVICING AGREEMENT.

         Although the Equity Committee entered into discussions with several qualified sub-servicers (including each of the top three ranked sub-servicers from the RFP Process conducted by the Debtors). At present, there is no binding servicing or sub-servicing agreement in place. During discussions with several and subsequent negotiations with one selected sub-servicer, it was frequently noted that pursuing an exclusive sub-servicing agreement with the Equity Committee involved considerable uncertainty that such talks would lead to an eventual award of the servicing contracts. It is the expectation of the Equity Committee that once a servicer plan is accepted and an auction plan is not accepted, considerable uncertainty will be removed from the negotiation process which should permit a binding agreement consistent with the terms set forth on Exhibit A to the Plan. However, there can be no assurance that this will occur.

         In connection with any servicing agreement to be entered into under the terms of the Equity Committee's Plan, the Debtors' estates will be responsible for obtaining the necessary approvals and estoppels for the transaction from all required parties, including without limitation, the rating agencies, monoline insurers, REMIC trustees, underwriters, letter of credit account parties and regulatory authorities, or, alternatively obtaining a judicial order to the same legal effect. The Debtors are parties to approximately 38 pooling and servicing agreements ("PSAs"), which govern the various related servicing and distribution obligations of the Debtors and set forth the rights and obligations of the Debtors to service the loans owed to the third-party owners under the PSAs and to earn fees for such servicing. There can be no assurances that estoppels or waivers can be obtained with respect to any servicing agreements or judicial relief obtained granting such relief. There are also no assurances that the Equity Committee can obtain the consent of all necessary parties for the implementation of a third-party servicing agreement as contemplated in the Equity Committee's Plan. However, the Equity Committee believes that it will be able to obtain all necessary approvals or consents or a court order to that effect.

         B.       INDUSTRY CONDITIONS AND FINANCIAL CONDITION OF REORGANIZED UC.

         Beginning with the capital markets liquidity crisis in August 1998, several organizations that rely on securitization of financial assets to continue operating as lenders in the marketplace have been damaged. Some particular lending specialties, including subprime residential lending, have been particularly hard hit. The Debtors, along with several of its competitors, filed for bankruptcy protection or have otherwise suffered severe financial distress including an inability to raise adequate liquidity through either traditional providers of revolving credit facilities or through the use of securitizations as an economic funding source. As a consequence of the liquidation of the Debtors' retail Origination Platform early in the bankruptcy process, these market conditions no longer have a direct detrimental impact on the feasibility of the Equity Committee's Plan which contemplates only collection of the Debtors' retained interests in the ordinary course of business. The Debtors' weakened financial condition does bear indirectly on the feasibility of the Plan as a result of issues arising under various state codes in which the Debtors currently operate which require certain minimum financial solvency tests to be met. It is the belief of the Equity Committee that the valuation of Reorganized UC complies with such requirements. If the accounting of Reorganized UC does not satisfy various state authorities, the Equity Committee has also engaged in discussions concerning naming various sub-servicers as servicers of record. In preliminary discussions with these sub-servicer proponents, none expressed additional concerns with respect to the pursuit of a complete servicing transfer in parallel with discussions concerning a sub-servicing agreement. These discussions led the Equity Committee to conclude that transferring servicing rights of record, which would obviate any issues of statutory "infeasibility" raised by management of the Debtors, would not materially impact the economics of the servicing transfer.

         C.       ASSUMPTIONS REGARDING VALUE OF DEBTORS' ASSETS.

         Beyond the selection and consummation of definitive servicing or sub-servicing agreement(s) with a qualified servicer, the value presented by Arthur Andersen, LLP relies on various assumptions set forth on Exhibit F hereto, including cumulative loss rate assumptions, delinquency rate assumptions, prepayment rate assumptions, and discount rate assumptions, all of which can have a material impact on the equity value of the Debtors. These assumptions have been based on a careful analysis of the Debtors' historical performance, the nature and characteristics of its whole loan and securitized loan portfolio and a comparison of these characteristics with the performance of a number of the Debtors' peers. Any inability of Reorganized UC to achieve these assumptions may cause Reorganized UC's actual performance, including the timetable for payoff of all claims, to deviate from that projected. Chiefly among these assumptions is the cumulative lifetime losses projected to be borne by the Debtors' owned and securitized mortgage loans. Additionally, the rise and fall of interest rates may have a significant impact on the assumptions used in the Equity Committee's valuation of the Debtors' assets. As such, any significant change in interest rates could result in a material change (upward or downward) in the valuation conclusions reached by Arthur Andersen with respect to the Debtors' assets.

         D.       RISK FACTORS ASSOCIATED WITH LITIGATION CLAIMS HELD BY THE
                  ESTATES.

         The estimation of complex litigation outcomes is necessarily somewhat speculative and must be based on developments that may not occur for a number of years. The estimates set forth herein with respect to potential recoveries on any causes of action held by the Debtors' estates are merely estimates and there can be no assurances that such amounts will ultimately be obtained.

                                   ARTICLE VII

                                 RECOMMENDATION

         The Equity Committee recommends a vote in favor of the Plan and that the Plan be confirmed.

Dated:  July 10, 2000

OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS OF UNITED
COMPANIES FINANCIAL CORPORATION

By:           /s/ Nicola Biase
         ----------------------------
         Name:    Nicola Biase
         Title:   Vice Chairman

                                                                       EXHIBIT A
                                                                       ---------


                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


In re:                               )        Chapter 11
                                     )        Case Nos. 99-450 (MFW) through
UNITED COMPANIES FINANCIAL           )        99-461 (MFW)
CORPORATION, ET AL.                  )        JOINTLY ADMINISTERED
                                     )
Debtors.                             )
                                     )






                      SECOND AMENDED PLAN OF REORGANIZATION
              OF THE OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS
                               DATED JULY 10, 2000








LONG ALDRIDGE & NORMAN LLP                   SAUL, EWING, REMICK & SAUL LLP
Suite 5300, 303 Peachtree Street             222 Delaware Avenue
Atlanta, Georgia 30308                       Wilmington, Delaware 19899
(404) 527-4000                               (302) 421-6824

Attorneys for the Official Committee of Equity Security Holders

                                TABLE OF CONTENTS

ARTICLE I                  DEFINITIONS............................................................................1
                           1.1      Administrative Expense Claim..................................................1
                           1.2      Adobe Financial...............................................................1
                           1.3      Adobe Financial Common Equity Interest........................................1
                           1.4      Adobe.........................................................................1
                           1.5      Adobe Common Equity Interest..................................................1
                           1.6      Affiliate.....................................................................1
                           1.7      Agent.........................................................................1
                           1.8      Allowed Administrative Expense Claim..........................................1
                           1.9      Allowed Claim/Allowed Equity Interest.........................................1
                           1.10     Allowed Bank Claim............................................................2
                           1.11     Allowed Borrower Litigation Claim.............................................2
                           1.12     Allowed Convenience Claim.....................................................2
                           1.13     Allowed General Unsecured Claim...............................................2
                           1.14     Allowed Lending Subordinated Debenture Claim..................................2
                           1.15     Allowed Pride Equity Interest.................................................2
                           1.16     Allowed Priority Non-Tax Claim................................................2
                           1.17     Allowed Priority Tax Claim....................................................2
                           1.18     Allowed Professional Fee Claim................................................2
                           1.19     Allowed Secured Claim.........................................................2
                           1.20     Allowed Senior Note Claim.....................................................2
                           1.21     Allowed Statutorily Subordinated Claim........................................2
                           1.22     Allowed Subordinated Debenture Claim..........................................2
                           1.23     Allowed Unsecured Claim.......................................................2
                           1.24     Allowed Subordinated Penalty Claim............................................2
                           1.25     Ballot........................................................................2
                           1.26     Balloting Agent...............................................................2
                           1.27     Bank Claims...................................................................3
                           1.28     Bankruptcy Code...............................................................3
                           1.29     Bankruptcy Court..............................................................3
                           1.30     Bankruptcy Rules..............................................................3
                           1.31     Banks.........................................................................3
                           1.32     Biase Litigation..............................................................3
                           1.33     Borrower Litigation Claim.....................................................3
                           1.34     Borrower Settlement Trust.....................................................3
                           1.35     Business Day..................................................................3
                           1.36     Cash..........................................................................3
                           1.37     Cash Equivalents..............................................................3
                           1.38     Chapter 11 Cases..............................................................3
                           1.39     Claim.........................................................................3
                           1.40     Class.........................................................................3
                           1.41     Class Actions.................................................................3
                           1.42     Collateral....................................................................4
                           1.43     Common Equity Interest........................................................4
                           1.44     Confirmation Date.............................................................4
                           1.45     Confirmation Hearing..........................................................4
                           1.46     Confirmation Order............................................................4
                           1.47     Convenience Claim.............................................................4
                           1.48     Credit Agreement..............................................................4
                           1.49     Creditor......................................................................4
                           1.50     Creditors' Committee..........................................................4
                           1.51     Debtors.......................................................................4
                           1.52     Debtors in Possession.........................................................4
                           1.53     Disbursement Account(s).......................................................4
                           1.54     Disbursement Cash.............................................................4
                           1.55     Disclosure Statement..........................................................4

                                        i


                           1.56     Disputed Claim; Disputed Equity Interest......................................4
                           1.57     Disputed Claim Amount.........................................................5
                           1.58     Disputed Claim Reserve........................................................5
                           1.59     Documentation Agent...........................................................5
                           1.60     Effective Date................................................................5
                           1.61     8.375% Notes..................................................................5
                           1.62     Entity........................................................................5
                           1.63     Equity Committee..............................................................5
                           1.64     Equity Interest...............................................................5
                           1.65     Equity Interest Percentage....................................................5
                           1.66     ESOP Action...................................................................5
                           1.67     Federal Judgment Rate.........................................................5
                           1.68     Final Order...................................................................5
                           1.69     General Unsecured Claim.......................................................5
                           1.70     Ginger Mae....................................................................5
                           1.71     Ginger Mae Common Equity Interest.............................................6
                           1.72     Gopher Equity.................................................................6
                           1.73     Gopher Equity Common Equity Interest..........................................6
                           1.74     Guaranty......................................................................6
                           1.75     Impaired......................................................................6
                           1.76     Intercompany Affiliate........................................................6
                           1.77     Intercompany Claims...........................................................6
                           1.78     IRC...........................................................................6
                           1.79     IRS...........................................................................6
                           1.80     Lending Subordinated Debentures...............................................6
                           1.81     Lending Subordinated Debenture Claim..........................................6
                           1.82     Lending Subordinated Indenture................................................6
                           1.83     Lien..........................................................................6
                           1.84     9.35% Notes...................................................................6
                           1.85     Pelican.......................................................................6
                           1.86     Pelican Common Equity Interest................................................6
                           1.87     Person........................................................................6
                           1.88     Petition Date.................................................................6
                           1.89     Plan..........................................................................6
                           1.90     Plan Administration Agreement.................................................6
                           1.91     Plan Administrator............................................................7
                           1.92     Plan Supplement...............................................................7
                           1.93     Pride Equity Interest.........................................................7
                           1.94     Pride Prospectus..............................................................7
                           1.95     Priority Non-Tax Claim........................................................7
                           1.96     Priority Tax Claim............................................................7
                           1.97     Professional Fee Claim........................................................7
                           1.98     Proponent.....................................................................7
                           1.99     Pro Rata Share................................................................7
                           1.100    Record Date...................................................................7
                           1.101    Remaining Assets..............................................................7
                           1.102    Reorganized UC................................................................7
                           1.103    Reorganized UC By-laws........................................................7
                           1.104    Reorganized UC Certificate of Incorporation...................................7
                           1.105    Reorganized UC Subsidiaries...................................................7
                           1.106    Schedules.....................................................................7
                           1.107    Secured Claim.................................................................8
                           1.108    Senior Indenture..............................................................8
                           1.109    Senior Indenture Trustee......................................................8
                           1.110    Senior Note Claims............................................................8
                           1.111    Senior Notes..................................................................8
                           1.112    Servicing Agreement Order.....................................................8
                           1.113    7.7% Notes....................................................................8


                                       ii

                           1.114    Southern Mortgage.............................................................8
                           1.115    Southern Mortgage Common Equity Interest......................................8
                           1.116    Statutorily Subordinated Claim................................................8
                           1.117    Statutorily Subordinated Claim Percentage.....................................8
                           1.118    Subordinated Debentures.......................................................8
                           1.119    Subordinated Debenture Claim..................................................8
                           1.120    Subordinated Indenture........................................................8
                           1.121    Subordinated Indenture Trustee................................................8
                           1.122    Subordinated Penalty Claim....................................................8
                           1.123    Unicor........................................................................8
                           1.124    Unicor Common Equity Interest.................................................8
                           1.125    United Companies..............................................................8
                           1.126    United Companies Common Equity Interest.......................................9
                           1.127    United Funding................................................................9
                           1.128    United Funding Common Equity Interest.........................................9
                           1.129    United Lending Corp...........................................................9
                           1.130    United Lending Corp.  Common Equity Interest..................................9
                           1.131    United Lending Group..........................................................9
                           1.132    United Lending Group Common Equity Interest...................................9
                           1.133    United Credit Card............................................................9
                           1.134    United Credit Card Common Equity Interest.....................................9
                           1.135    Unsecured Claim...............................................................9
                           1.136    Voting Deadline...............................................................9
                           1.137    Voting Procedures.............................................................9
                           1.138    Voting Procedures Order.......................................................9
                           1.139    Other Definitions.............................................................9

ARTICLE II                 SUBSTANTIVE CONSOLIDATION OF DEBTORS; ASSUMPTION OF OBLIGATIONS
                           UNDER THE PLAN.........................................................................9
                           2.1      Substantive Consolidation.....................................................9
                           2.2      Cancellation of Intercompany Claims...........................................9

 ARTICLE III               CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS.........................................10
                           3.1      General Rules of Classification..............................................10
                           3.2      Administrative Claims, Professional Fee Claims, Priority Tax Claims..........10
                           3.3      Classification...............................................................10

ARTICLE IV                 PROVISIONS FOR PAYMENT OF ADMINISTRATIVE EXPENSE
                           CLAIMS AND PRIORITY TAX CLAIMS........................................................11
                           4.1      Administrative Expense Claims................................................11
                           4.2      Professional Fee Claims......................................................11
                           4.3      Treatment of Allowed Priority Tax Claims.  ..................................11

ARTICLE V                  PROVISION FOR TREATMENT OF PRIORITY NON-TAX CLAIMS (CLASS 1)..........................11
                           5.1      Payment of Allowed Priority Non-Tax Claims...................................11

ARTICLE VI                 PROVISION FOR TREATMENT OF SECURED CLAIMS (CLASS 2)...................................12
                           6.1      Treatment of Allowed Secured Claims..........................................12

ARTICLE VII                PROVISION FOR TREATMENT OF UNSECURED CLAIMS (CLASS 3).................................12
                           7.1      Allowance of Unsecured Claims:...............................................12
                           7.2      Treatment of Unsecured Claims................................................12
                           7.3      Payments to be Made to Senior Indenture Trustee..............................13
                           7.4      Closing of Transfer Ledgers for Senior Notes.................................13
                           7.5      Allowed Convenience Claims...................................................13

ARTICLE VIII               PROVISIONS FOR ALLOWANCE AND TREATMENT OF BORROWER LITIGATION
                           CLAIMS (CLASS 4)......................................................................13

                                       iii

                           8.1      Treatment of Borrower Litigation Claims......................................13
                           8.2      Optional Arbitration of Borrower Litigation Claims...........................13
                           8.3      Alternative Procedure........................................................14
                           8.4      Foreclosure Actions..........................................................14
                           8.5      Funding of Borrower Settlement Trust.........................................14

ARTICLE IX                 PROVISIONS FOR TREATMENT OF CONVENIENCE CLAIMS (CLASS 5)..............................14
                           9.1      Treatment of Convenience Claims..............................................14

ARTICLE X                  PROVISION FOR TREATMENT OF SUBORDINATED DEBENTURE CLAIMS
                           (CLASS 6).............................................................................14
                           10.1     Allowance of Subordinated Debenture Claims...................................14
                           10.2     Allowance of Lending Subordinated Debenture Claims...........................14
                           10.3     Treatment of Allowed Subordinated Debenture Claims and Allowed Lending
                                    Subordinated Debenture Claims................................................14
                           10.4     Payments to be Made to Subordinated Indenture Trustee........................14
                           10.5     Closing of Transfer Ledgers for Subordinated Debentures and Lending Subordinated
                                    Debentures...................................................................15

ARTICLE XI                 PROVISION FOR TREATMENT OF SUBORDINATED PENALTY CLAIMS (CLASS 7)......................15
                           11.1     Treatment of Subordinated Penalty Claims.....................................15

ARTICLE XII                PROVISION FOR TREATMENT OF PRIDE EQUITY INTERESTS (CLASS 8)...........................15
                           12.1     Conversion of Pride Equity Interests.........................................15
                           12.2     Treatment of Pride Equity Interests..........................................15

ARTICLE XIII               PROVISION FOR TREATMENT OF STATUTORILY SUBORDINATED CLAIMS
                           (CLASS 9A) AND UNITED COMPANIES COMMON EQUITY INTERESTS (CLASS
                           9B)...................................................................................16
                           13.1     Treatment of Statutorily Subordinated Claims.................................16
                           13.2     Treatment of United Companies Common Equity Interests........................16

ARTICLE XIV                PROVISION FOR TREATMENT OF ADOBE COMMON EQUITY INTERESTS
                           (CLASS 10)............................................................................16
                           14.1     Treatment of Adobe Common Equity Interests...................................16

ARTICLE XV                 PROVISION FOR TREATMENT OF ADOBE FINANCIAL COMMON EQUITY
                           INTERESTS (CLASS 11)..................................................................16
                           15.1     Treatment of Adobe Financial Common Equity Interests.........................16

ARTICLE XVI                PROVISION FOR TREATMENT OF GINGER MAE COMMON EQUITY
                           INTERESTS (CLASS 12)..................................................................16
                           16.1     Treatment of Ginger Mae Common Equity Interests..............................16

ARTICLE XVII               PROVISION FOR TREATMENT OF GOPHER EQUITY COMMON EQUITY
                           INTERESTS (CLASS 13)..................................................................16
                           17.1     Treatment of Gopher Equity Common Equity Interests...........................16

ARTICLE XVIII              PROVISION FOR TREATMENT OF PELICAN COMMON EQUITY INTERESTS
                           (CLASS 14)............................................................................17
                           18.1     Treatment of Pelican Common Equity Interests.................................17

ARTICLE XIX                PROVISION FOR TREATMENT OF SOUTHERN MORTGAGE COMMON EQUITY
                           INTERESTS (CLASS 15)..................................................................17
                           19.1     Treatment of Southern Mortgage Common Equity Interests.......................17

ARTICLE XX                 PROVISION FOR TREATMENT OF UNICOR COMMON EQUITY INTERESTS
                           (CLASS 16)............................................................................17

                                       iv

                           20.1     Treatment of Unicor Common Equity Interests..................................17

ARTICLE XXI                PROVISION FOR TREATMENT OF UNITED FUNDING COMMON EQUITY
                           INTERESTS (CLASS 17)..................................................................17
                           21.1     Treatment of United Funding Common Equity Interests..........................17

ARTICLE XXII               PROVISION FOR TREATMENT OF UNITED LENDING CORP. COMMON EQUITY
                           INTERESTS (CLASS 18)..................................................................17
                           22.1     Treatment of United Lending Corp. Common Equity Interests....................17

ARTICLE XXIII              PROVISION FOR TREATMENT OF UNITED LENDING GROUP COMMON
                           EQUITY INTERESTS (CLASS 19)...........................................................17
                           23.1     Treatment of United Lending Group Common Equity Interests....................17

ARTICLE XXIV               PROVISION FOR TREATMENT OF UNITED CREDIT CARD COMMON EQUITY
                           INTERESTS (CLASS 20)..................................................................18
                           24.1     Treatment of United Credit Card Common Equity Interests......................18

ARTICLE XXV                IDENTIFICATION OF CLAIMS AND EQUITY INTERESTS IMPAIRED AND NOT
                           IMPAIRED BY THE PLAN..................................................................18
                           25.1     Impaired and Unimpaired Classes..............................................18
                           25.2     Impaired Classes to Vote on Plan.............................................18
                           25.3     Controversy Concerning Impairment............................................18

ARTICLE XXVI               ACCEPTANCE OR REJECTION OF PLAN; EFFECT OF REJECTION BY ONE OR
                           MORE CLASSES OF CLAIMS OR EQUITY INTERESTS............................................18
                           26.1     Impaired Classes to Vote.....................................................18
                           26.2     Acceptance by Class of Creditors and Holders of Equity Interests.............18
                           26.3     Cramdown.....................................................................18

ARTICLE XXVII              MEANS OF IMPLEMENTATION OF PLAN.......................................................18
                           27.1     Third Party Servicing Agreement..............................................18
                           27.2     Sources of Funding for the Plan..............................................19
                           27.3     Revesting of Property in Reorganized UC......................................19
                           27.4     Directors....................................................................19
                           27.5     Amendment of Articles of Incorporation and Bylaws............................19
                           27.6     Corporate Action.............................................................19

ARTICLE XXVIII             THE PLAN ADMINISTRATOR................................................................19
                           28.1     Appointment of Plan Administrator............................................19
                           28.2     The Responsibilities of the Plan Administrator...............................19
                           28.3     Powers of the Plan Administrator.............................................20
                           28.4     Compensation of the Plan Administrator.......................................20
                           28.5     Termination of Plan Administrator............................................20
                           28.6     Exculpation..................................................................20

ARTICLE XXIX               PROVISIONS FOR THE ESTABLISHMENT AND MAINTENANCE OF
                           DISBURSEMENT ACCOUNTS.................................................................20
                           29.1     Establishment of Disbursement Account(s).....................................20
                           29.2     Maintenance of Disbursement Account(s).......................................20

ARTICLE XXX                PROVISIONS REGARDING DISTRIBUTIONS....................................................21
                           30.1     Time and Manner of Payments..................................................21
                           30.2     Timeliness of Payments.......................................................21
                           30.3     Distributions by the Plan Administrator......................................21
                           30.4     Manner of Payment under the Plan.............................................21
                           30.5     Delivery of Distributions....................................................21
                           30.6     Undeliverable Distributions..................................................21

                                        v

                                    (a)     Holding of Undeliverable Distributions...............................21
                                    (b)     Failure to Claim Undeliverable Distributions.........................21
                           30.7     Compliance with Tax Requirements.............................................22
                           30.8     Time Bar to Cash Payments....................................................22
                           30.9     Distributions After Effective Date...........................................22
                           30.10    Set-Offs.....................................................................22

ARTICLE XXXI               PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS AND DISPUTED
                           EQUITY INTERESTS UNDER THE PLAN.......................................................22
                           31.1     Objections to Claims and Equity Interests; Prosecution of Disputed
                                    Claims and Disputed Equity Interests.........................................22
                           31.2     Estimation of Claims.........................................................22
                           31.3     Disputed Claims Reserve......................................................23
                           31.4     Payments and Distributions on Disputed Claims and Disputed Equity Interests..23


ARTICLE XXXII              PROSECUTION OF CLAIMS HELD BY THE DEBTORS.............................................23
                           32.1     Prosecution of Claims........................................................23

ARTICLE XXXIII             EXECUTORY CONTRACTS AND UNEXPIRED LEASES..............................................24
                           33.1     Rejection of Executory Contracts and Unexpired Leases........................24
                           33.2     Cure of Defaults for Assumed Executory Contracts and Unexpired Leases........24
                           33.3     Rejection Damage Claims......................................................24

ARTICLE XXXIV                       CONDITIONS PRECEDENT TO EFFECTIVE DATE OF THE PLAN...........................24
                           34.1     Conditions Precedent to Effective Date of the Plan...........................24
                                    (a)     Entry of Confirmation Order..........................................24
                                    (b)     Execution of Servicing Agreement(s)..................................24
                                    (c)     Entry of Servicing Agreement Order...................................24
                                    (d)     Execution of Documents; Other Actions................................24
                           34.2     Failure to Execute Servicing Agreement.......................................24

ARTICLE XXXV               COMMITTEES............................................................................25
                           35.1     Creditors' Committee Term and Fees...........................................25
                           35.2     Equity Committee Term and Fees...............................................25

ARTICLE XXXVI                       RETENTION OF JURISDICTION....................................................25
                           36.1     Retention of Jurisdiction....................................................25

ARTICLE XXXVII             MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN...................................26
                           37.1     Modification of Plan.........................................................26
                           37.2     Revocation or Withdrawal.....................................................26

ARTICLE XXXVIII            MISCELLANEOUS PROVISIONS..............................................................26
                           38.1     Discharge of Debtors.........................................................26
                           38.2     Injunction...................................................................26
                           38.3     Term of Existing Injunctions or Stays........................................27
                           38.4     Payment of Statutory Fees....................................................27
                           38.5     Retiree Benefits.............................................................27
                           38.6     Post-Effective Date Fees and Expenses........................................27
                           38.7     Exemption from Certain Transfer Taxes........................................27
                           38.8     Severability.................................................................27
                           38.9     Governing Law................................................................27
                           38.10    Notices......................................................................27
                           38.11    Closing of Cases.............................................................28
                           38.12    Section Headings.............................................................28

         The Official Committee of Equity Security Holders of United Companies Financial Corporation, Pelican Mortgage Company, Inc., United Companies Lending Group, Inc., United Companies Lending Corporation, Adobe, Inc., Adobe Financial, Inc. I, Ginger Mae, Inc., Unicor Mortgage, Inc., Southern Mortgage Acquisition, Inc., United Companies Funding, Inc., Gopher Equity, Inc., and United Credit Card, Inc., (the "Equity Committee") hereby proposes the following Second Amended Plan of Reorganization dated July 10, 2000 (the "Plan") pursuant to Sections 1121(a) and (c) and 1123 of the Bankruptcy Code. Reference is made to the Disclosure Statement (as defined below), including exhibits thereto, for a discussion of the Debtors' history, business, results of operations, historical financial information, and for a summary and analysis of this Plan. No solicitation materials, other than the Disclosure Statement and related materials transmitted herewith and approved by the Bankruptcy Court, have been authorized by the Bankruptcy Court for use in soliciting acceptances or rejections of this Plan.

         Under the Plan, the Debtors will be reorganized through the implementation of third party servicing agreement(s) pursuant to which the Debtors will contract with one or more independent third parties to service the Debtors' existing loan portfolio to maximize the return on those assets for the benefit of Creditors and Equity Interests. The Plan contemplates that the funds generated from the Debtors' loan portfolio as well as cash generated from the liquidation of the Debtors' Remaining Assets, and any cash generated by the pursuit of any claims or causes of action of the estates, net of expenses of collection and administration, will be distributed to Creditors and Equity Interests in accordance with the terms of the Plan. The Plan further contemplates the appointment of a Plan Administrator to monitor the performance of any third party servicers, receive all loan proceeds collected by the third party servicers, liquidate the Remaining Assets of the estates not necessary to the continued operations of Reorganized UC, and wind down the affairs of Reorganized UC after satisfaction of all terms, conditions and obligations of the Plan.


                                    ARTICLE I

                                   DEFINITIONS

         As used in the Plan, the following terms shall have the respective meanings specified below and be equally applicable to the singular and plural of terms defined:

                  1.1 Administrative Expense Claim: Any Claim constituting a cost or expense of administration of the Chapter 11 Cases asserted under Section 503(b) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the estates of the Debtors, any actual and necessary costs and expenses of operating the businesses of the Debtors in Possession in connection with the conduct of their businesses or for the acquisition or lease of property or the procurement or rendition of services, any costs and expenses of the Debtors in Possession for the management, maintenance, preservation, sale or other disposition of any assets, the administration and implementation of the Plan, the administration, prosecution or defense of Claims by or against the Debtors and for distributions under the Plan, any Claims for compensation and reimbursement of expenses arising during the period from and after the Petition Date and prior to the Effective Date or otherwise in accordance with the provisions of the Plan and any fees or charges assessed against the Debtors' estates pursuant to Section 1930, Chapter 123, Title 28, United States Code.

                  1.2 Adobe Financial: Adobe Financial, Inc. I, a Nevada corporation.

                  1.3 Adobe Financial Common Equity Interest: A Common Equity Interest in Adobe Financial.

                  1.4 Adobe: Adobe, Inc., a Nevada corporation.

                  1.5 Adobe Common Equity Interest: A Common Equity Interest in Adobe.

                  1.6 Affiliate: Any entity that is an "affiliate" of the Debtors within the meaning of Section 101(2) of the Bankruptcy Code.

                  1.7 Agent: First Union National Bank, as administrative agent for the Banks.

                  1.8 Allowed Administrative Expense Claim: An Administrative Expense Claim, to the extent it is or has become an Allowed Claim.

                  1.9 Allowed Claim/Allowed Equity Interest: Any Claim against or Equity Interest in the Debtors, (i) proof of which was filed on or before the date designated by the Bankruptcy Court as the last date for filing proofs of Claim against or Equity Interests in the Debtors, (ii) if no proof of Claim or Equity Interest has been timely filed, which has been or hereafter is listed by the Debtors in their Schedules as liquidated in amount and not disputed or contingent or (iii) any Equity Interest registered in the stock register maintained by or on behalf of the Debtors as of the Record Date and, in each such case in clauses (i), (ii), and (iii) above, a Claim or Equity Interest as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order, or as to which an objection has been interposed and such Claim or Equity Interest has been allowed in whole or in part by a Final Order. For purposes of determining the amount of an "Allowed Claim", there shall be deducted therefrom an amount equal to the amount of any claim which the Debtors may hold against the holder thereof, to the extent such claim may be set off pursuant to Section 553 of the Bankruptcy Code.

                  1.10 Allowed Bank Claim: A Bank Claim, to the extent it is or has become an Allowed Claim.

                  1.11 Allowed Borrower Litigation Claim: A Borrower Litigation Claim, to the extent it is or has become an Allowed Claim.

                  1.12 Allowed Convenience Claim: A Convenience Claim, to the extent it is or has become an Allowed Claim.

                  1.13 Allowed General Unsecured Claim: A General Unsecured Claim, to the extent it is or has become an Allowed Claim.

                  1.14 Allowed Lending Subordinated Debenture Claim: A Lending Subordinated Debenture Claim, to the extent it is or has become an Allowed Claim.

                  1.15 Allowed Pride Equity Interest: A Pride Equity Interest, to the extent it is or has become an Allowed Equity Interest.

                  1.16 Allowed Priority Non-Tax Claim: A Priority Non-Tax Claim, to the extent it is or has become an Allowed Claim.

                  1.17 Allowed Priority Tax Claim: A Priority Tax Claim, to the extent it is or has become an Allowed Claim.

                  1.18 Allowed Professional Fee Claim: A Professional Fee Claim, to the extent it is or has become an Allowed Claim.

                  1.19 Allowed Secured Claim: A Secured Claim, to the extent it is or has become an Allowed Claim.

                  1.20 Allowed Senior Note Claim: A Senior Note Claim, to the extent it is or has become an Allowed Claim.

                  1.21 Allowed Statutorily Subordinated Claim: A Statutorily Subordinated Claim to the extent it is or has become an Allowed Claim.

                  1.22 Allowed Subordinated Debenture Claim: A Subordinated Debenture Claim, to the extent it is or has become an Allowed Claim.

                  1.23 Allowed Unsecured Claim: An Unsecured Claim, to the extent it is or has become an Allowed Claim.

                  1.24 Allowed Subordinated Penalty Claim: A Subordinated Penalty Claim, to the extent it is or has become an Allowed Claim.

                  1.25 Ballot: The form distributed to each holder of an impaired Claim or Interest on which it is to be indicated acceptance or rejection of the Plan.

                  1.26 Balloting Agent: The person responsible for sending out receiving, tabulating, and reporting the results of the Balloting with respect to the Plan.

                  1.27 Bank Claims: Any Claims of the Banks arising from or related to the Credit Agreement, including, without limitation, fees and expenses associated with rights and remedies thereunder, or the Guaranty.

                  1.28 Bankruptcy Code: The Bankruptcy Reform Act of 1978, as amended, and as codified in Title 11, United States Code, as applicable to the Chapter 11 Cases.

                  1.29 Bankruptcy Court: The United States Bankruptcy Court for the District of Delaware or such other court having jurisdiction over the Chapter 11 Cases.

                  1.30 Bankruptcy Rules: The Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court under Section 2075 of Title 28 of the United States Code, and any Local Rules of the Bankruptcy Court, as amended.

                  1.31 Banks: The banks or financial institutions that are parties to the Credit Agreement and their successors and assigns.

                  1.32 Biase Litigation: The litigation styled Findim Investments, S.A., Nicole Biase, Joyce Biase and Nicolas Biase v. J. Terrell Brown and Dale E. Redman, No. 464-161, currently pending in Division "M", 19th Judicial District Court, Parish of East Baton Rouge, State of Louisiana.

                  1.33 Borrower Litigation Claim: Any Claim asserted in litigation pending on or as of the Petition Date or that could have been asserted by any Entity prior to the Petition Date, including, without limitation, any servicing or origination claims with respect to any moneys advanced or mortgages issued by the Debtors prior to the Petition Date.

                  1.34 Borrower Settlement Trust: The trust to be created and funded in the amount of One Million Dollars ($1,000,000.00) on the Effective Date to arbitrate or compromise and settle Borrower Litigation Claims.

                  1.35 Business Day: A day other than a Saturday, a Sunday or any other day on which commercial banks in Baton Rouge, Louisiana are required or authorized to close by law or executive order.

                  1.36 Cash: Lawful currency of the United States of America.

                  1.37 Cash Equivalents: Equivalents of Cash in the form of readily marketable securities or instruments issued by a person other than the Debtors, including, without limitation, readily marketable direct obligations of, obligations guaranteed by, the United States of America, commercial paper of domestic corporations carrying a Moody's Rating of "A" or better, or equivalent rating of any other nationally recognized rating service, or interest-bearing certificates of deposit or other similar obligations of domestic banks or other financial institutions having a shareholders' equity or equivalent capital of not less than One Hundred Million Dollars ($100,000,000.00), having maturities of not more than one (1) year, at the then best generally available rates of interest for the amounts and like periods.

                  1.38 Chapter 11 Cases: The cases commenced under Chapter 11 of the Bankruptcy Code by the Debtors on the Petition Date, styled in re United Companies Financial Corporation, et al., Chapter 11 Case Nos. 99-450 (MFW), through 99-461 (MFW), Jointly Administered, currently pending before the Bankruptcy Court.

                  1.39 Claim: Any right to payment from the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, known or unknown; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

                  1.40 Class: A category of holders of Claims or Equity Interests as set forth in Article III of the Plan.

                  1.41 Class Actions: The litigations styled (1) Norman P. Lasky, on behalf of himself and all others similarly situated v. J. Terrell and Dale E. Redman, No. 99-1035-B-2, (2) Gary W. Poff, on behalf of himself and all others similarly situated v. J. Terrell Brown and Dale E. Redman, No. 00-CV-6-B-M1, (3) Linda Wheeler, on behalf of herself and all others similarly situated v. J. Terrell Brown and Dale E. Redman, No. 99-1049-B-3, and (4) Frank Lipiccolo, on behalf of himself and all others similarly situated v. J. Terrell Brown, Dale E. Redman, Cert in Underwriters at Lloyds Underwriters of London and AIG Europe (UK) Ltd., No. 00-99-B-M3, all pending before the United States District Court for the Middle District of Louisiana, and (5) Amy Bergeron, et. al. v. U.S. Trust Company of California, et al., No. C 469196, currently pending in Division "14", 19th Judicial District Court, Parish of East Baton Rouge, Louisiana.

                  1.42 Collateral: Any property or interest in property of the estates of the Debtors that is subject to an unavoidable Lien to secure the payment or performance of a Claim.

                  1.43 Common Equity Interest: A common Equity Interest.

                  1.44 Confirmation Date: The date upon which the Clerk of the Bankruptcy Court enters the Confirmation Order.

                  1.45 Confirmation Hearing: The hearing to consider confirmation of the Plan in accordance with Section 1129 of the Bankruptcy Code, as the same may be adjourned from time to time.

                  1.46 Confirmation Order: The order of the Bankruptcy Court confirming the Plan in accordance with the provisions of Chapter 11 of the Bankruptcy Code.

                  1.47 Convenience Claim: Any Claim, other than a Borrower Litigation Claim, equal to or less than One Thousand Dollars ($1,000.00) or greater than One Thousand Dollars ($1,000.00) but with respect to which the holder thereof voluntarily reduces the Claim to One Thousand Dollars ($1,000.00).

                  1.48 Credit Agreement: That certain Credit Agreement, dated as of April 10, 1997, by and among the Debtors, the Agent, the Documentation Agent and the Banks, as amended and modified from time to time, and any of the documents and instruments related thereto.

                  1.49 Creditor: Any Person or Entity that has a Claim against the Debtors that arose or is deemed to have arisen on or prior to the Petition Date, including, without limitation, a Claim against the Debtors' Chapter 11 estates of a kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code.

                  1.50 Creditors' Committee: The statutory committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to Section 1102 of the Bankruptcy Code.

                  1.51 Debtors: United Companies Financial Corporation, Pelican Mortgage Company, Inc., United Companies Lending Group, Inc., United Companies Lending Corporation, Adobe, Inc., Adobe Financial, Inc., Ginger Mae, Inc., Unicor Mortgage, Inc., Southern Mortgage Acquisition, Inc., United Companies Funding, Inc., Gopher Equity, Inc., and United Credit Card, Inc.

                  1.52 Debtors in Possession: The Debtors as debtors in possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.

                  1.53 Disbursement Account(s): The account(s) to be established by Reorganized UC on the Effective date in accordance with Section 28.1 of the Plan, together with any interest earned thereon.

                  1.54 Disbursement Cash: At any time of determination thereof, the excess, if any, of (a) all Cash and Cash Equivalents in the Disbursement Account(s) over (b) such amounts of Cash (i) reasonably determined by the Plan Administrator as necessary to satisfy, in accordance with the terms and conditions of the Plan, Administrative Expense Claims, Priority Non-Tax Claims, Priority Tax Claims, and Secured Claims, and Convenience Claims, (ii) necessary to make pro rata distributions to holders of Disputed Claims as if such Disputed Claims were, at such time, Allowed Claims, (iii) reasonably determined by Reorganized UC as necessary to fund the ongoing operations of Reorganized UC, and (iv) reasonably determined by Reorganized UC as necessary to fund the Borrower Settlement Trust.

                  1.55 Disclosure Statement: The disclosure statement related to the Plan and approved by the Bankruptcy Court in accordance with Section 1125 of the Bankruptcy Code.

                  1.56 Disputed Claim; Disputed Equity Interest: Any Claim against or Equity Interest in the Debtors, to the extent the allowance of which is the subject of a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules or the confirmation Order, or is otherwise disputed by the Equity Committee or

Reorganized UC, as applicable, in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn or determined by a Final Order.

                  1.57 Disputed Claim Amount: The lesser of (a) the amount of a Disputed Claim as filed with the Bankruptcy Court and (b) if the Bankruptcy Court has estimated such Disputed Claim pursuant to Section 502(c) of the Bankruptcy Code, the amount of a Disputed Claim as estimated by the Bankruptcy Court; provided, however, that nothing contained in the Plan is intended to or shall affect any Person's rights under Section 502(j) of the Bankruptcy Code.

                  1.58 Disputed Claim Reserve: In respect of any Class of Claims or Equity Interests, the amount of Cash or other property reserved in accordance with Section 30.3 hereof on account of a Disputed Claim or Disputed Equity Interest.

                  1.59 Documentation Agent: Morgan Stanley Trust Company of New York.

                  1.60 Effective Date: The first (1st) Business Day ten (10) days following the entry of the Servicing Agreement Order.

                  1.61 8.375% Notes: Those certain debentures issued in the original aggregate principal amount of One Hundred Fifty Million Dollars ($150,000,000.00) in accordance with the terms and conditions of the Subordinated Indenture, as supplemented by that certain First Supplemental Indenture, dated as of June 20, 1997.

                  1.62 Entity: A person, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a joint stock company, a joint venture, an Estate, a trust, an unincorporated organization, a government or any subdivision thereof or any other entity.

                  1.63 Equity Committee: The committee of equity security holders appointed in the Chapter 11 Cases pursuant to Section 1102 of the Bankruptcy Code, as reconstituted from time to time.

                  1.64 Equity Interest: Any equity interest in the Debtors represented by duly authorized, validly issued and outstanding shares of preferred stock or common stock or any interest or right to convert into such an equity interest or acquire any equity interest of the Debtors which was in existence immediately prior to the Petition Date.

                  1.65 Equity Interest Percentage: Ninety-seven percent (97%), the percentage that the assumed value of Allowed United Companies Common Equity Interests, bears to the sum of the assumed value of Allowed United Companies Common Equity Interests plus the assumed value of Allowed Statutorily Subordinated Claims, or such other percentage as may be established by the Bankruptcy Court at the Confirmation Hearing.

                  1.66 ESOP Action: The litigation styled Amy Bergeron, et al.
v. U.S. Trust Company of California, et al., No. C 469196, currently pending in Division "H", 19th Judicial District Court, Parish of East Baton Rouge, State of Louisiana.

                  1.67 Federal Judgment Rate: The rate of interest established pursuant to 28 U.S.C.ss.1961.

                  1.68 Final Order: An order of the Bankruptcy Court as to which the time to appeal, petition for certiorari or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for reargument or rehearing shall then be pending; and if an appeal, writ of certiorari, reargument or rehearing thereof has been sought, such order shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure or any analogous rule under the Bankruptcy Rules, may be but has not then been filed with respect to such order, shall not cause such order not to be a Final Order.

                  1.69 General Unsecured Claim: An Unsecured Claim, other than an Intercompany Claim, an Administrative Expense Claim, a Priority Non-Tax Claim, a Priority Tax Claim, a Bank Claim, a Senior Note Claim, a Borrower Litigation Claim, a Subordinated Debenture Claim, or a Convenience Claim.

                  1.70 Ginger Mae: Ginger Mae, Inc., a Louisiana corporation.

                  1.71 Ginger Mae Common Equity Interest: A Common Equity Interest in Ginger Mae.

                  1.72 Gopher Equity: Gopher Equity, Inc., a Nevada corporation.

                  1.73 Gopher Equity Common Equity Interest: A Common Equity Interest in Gopher Equity.

                  1.74 Guaranty: That certain Unconditional Guaranty Agreement, dated as of April 10, 1997, by and among the Debtors, the Agent and the Banks.

                  1.75 Impaired: Any Claim or Equity Interest that is impaired within the meaning of Section 1124 of the Bankruptcy Code.

                  1.76 Intercompany Affiliate: Any of the Debtors and any other direct or indirect subsidiary of United Companies.

                  1.77 Intercompany Claims: Any Unsecured Claim held by any Intercompany Affiliate against any Debtor.

                  1.78 IRC: The Internal Revenue Code of 1986, as amended from time to time.

                  1.79 IRS: The Internal Revenue Service, an agency of the United States Department of Treasury.

                  1.80 Lending Subordinated Debentures: The promissory notes issued and delivered by United Lending Corp. in accordance with the terms and provisions of the Lending Subordinated Indenture.

                  1.81 Lending Subordinated Debenture Claim: Any Claim arising from or relating to the Lending Subordinated Debentures.

                  1.82 Lending Subordinated Indenture: That certain agreement, dated May 14, 1993, between United Lending Corp. and United Companies Life Insurance Company.

                  1.83 Lien: Any charge against or interest in property to secure payments of a debt or performance of an obligation.

                  1.84 9.35% Notes: Those certain debentures issued in the original aggregate principal amount of One Hundred Twenty-Five Million Dollars ($125,000,000.00) in accordance with the terms and provisions of the Senior Indenture, as supplemented, by that certain First Supplemental Indenture, dated as of November 2, 1994.

                  1.85 Pelican: Pelican Mortgage Company, Inc., a Delaware corporation.

                  1.86 Pelican Common Equity Interest: A Common Equity Interest in Pelican.

                  1.87 Person: An individual.

                  1.88 Petition Date: March 1, 1999, the date on which the Debtors filed their voluntary petitions for relief commencing the Chapter 11 Cases.

                  1.89 Plan: This Amended Plan of Reorganization filed by the Equity Committee pursuant to Chapter 11 of the United States Bankruptcy Code, including, without limitation, the exhibits and schedules hereto and the Plan Supplement, either in its present form or as the same may be amended, modified or supplemented from time in accordance with the terms and provisions hereof.

                  1.90 Plan Administration Agreement: The agreement prescribing the powers, duties and rights of the Plan Administrator in administering the Plan, which agreement shall be in substantially the form included in the Plan Supplement.

                  1.91 Plan Administrator: The Person to be designated by the Equity Committee and retained, as of the Effective Date, by Reorganized UC, with the approval of the Bankruptcy Court, as the employee or fiduciary responsible for, among other things, the matters described in Article XXVII hereof.

                  1.92 Plan Supplement: A separate volume, to be filed with the Clerk of the Bankruptcy Court, containing, among other things, forms of the Plan Administration Agreement, Reorganized UC By-laws and Reorganized UC Certificate of Incorporation. The Plan Supplement (containing drafts of final versions of the foregoing documents) shall be filed with the Clerk of the Bankruptcy Court as early as practicable (but in no event later than five (5) days) prior to the commencement of the hearing to consider confirmation of the Plan, or on such other date as the Bankruptcy Court may establish.

                  1.93 Pride Equity Interest: An Equity Interest represented by one of the 1,667,770 issued and outstanding shares of Preferred Redeemable Increased Dividend Equity SecuritiesSM, 6 3/4% PRIDESSM, Convertible Preferred Stock, par value $2.00 per share, of United Companies as of the Petition Date.

                  1.94 Pride Prospectus: The prospectus, dated June 12, 1995, as supplemented, released in connection with the offering of Pride Equity Interests.

                  1.95 Priority Non-Tax Claim: Any Claim against the Debtors, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment under Section 507(a) of the Bankruptcy Code, but only to the extent entitled to such priority.

                  1.96 Priority Tax Claim: Any Claim against the Debtors entitled to priority in payment under Section 507(a)(8) of the Bankruptcy Code.

                  1.97 Professional Fee Claim: A Claim for compensation or reimbursement of expenses pursuant to Section 327, 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code in connection with an application made to the Bankruptcy Court.

                  1.98 Proponent: The Equity Committee.

                  1.99 Pro Rata Share: With respect to Allowed Claims or Allowed Equity Interests within the same Class or sub-Class, the proportion that an Allowed Claim or Allowed Equity Interest bears to the sum of (a) all Allowed Claims and/or Allowed Equity Interests, as the case may be, within such Class or sub-Class, and (b) all Disputed Claim Amounts and/or Disputed Equity Interest Amounts, as the case may be, within such Class or sub-Class.

                  1.100 Record Date: The date to be established by the Bankruptcy Court in the Confirmation Order for the purpose of determining the holders of Allowed Claims and Allowed Equity Interests to receive distributions pursuant to the Plan.

                  1.101 Remaining Assets: Those assets of Reorganized UC that will not be necessary to the continuing operations of Reorganized UC.

                  1.102 Reorganized UC: United Companies, a Louisiana corporation, and each of the Reorganized UC Subsidiaries, from and after the Effective Date.

                  1.103 Reorganized UC By-laws: The By-laws of Reorganized UC, which by-laws shall be in substantially the form contained in the Plan Supplement.

                  1.104 Reorganized UC Certificate of Incorporation: The Certificate of Incorporation of Reorganized UC, which certificate of incorporation shall be in substantially the form included in the Plan Supplement.

                  1.105 Reorganized UC Subsidiaries: Each subsidiary, along with United Companies, comprising Reorganized UC.

                  1.106 Schedules: The respective schedules of assets and liabilities, the list of Equity Interests, and the statements of financial affairs filed by the Debtors in accordance with Section 521 of the Bankruptcy Code and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be supplemented or amended.

                  1.107 Secured Claim: A Claim against the Debtors that is secured by a Lien on Collateral or that is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the value of the Collateral or to the extent of the amount subject to setoff, as applicable, as determined in accordance with Section 506(a) of the Bankruptcy Code.

                  1.108 Senior Indenture: That certain Senior Indenture, dated as of October 1, 1994, between United Companies Financial Corporation, as Issuer, and the Senior Indenture Trustee, as supplemented.

                  1.109 Senior Indenture Trustee: The First National Bank of Chicago.

                  1.110 Senior Note Claims: Any claim arising under or relating to the Senior Indenture.

                  1.111 Senior Notes: Collectively, the 9.35% Notes and the 7.7% Notes.

                  1.112 Servicing Agreement Order: Order entered by the Bankruptcy Court approving the servicing or sub-servicing agreements entered into between the Equity Committee and a qualified third party servicing company consistent with terms of the Equity Committee's Plan.

                  1.113 7.7% Notes: Those certain debentures issued in the original aggregate principal amount of One Hundred Million Dollars ($100,000,00.00) in accordance with the terms and provisions of the Senior Indenture as supplemented by that certain Third Supplemental Indenture, dated as of December 17, 1996.

                  1.114 Southern Mortgage: Southern Mortgage Acquisition, Inc., a Louisiana corporation.

                  1.115 Southern Mortgage Common Equity Interest: A Common Equity Interest in Southern Mortgage.

                  1.116 Statutorily Subordinated Claim: Any Claim that is subject to subordination under Section 510(b) of the Bankruptcy Code, including, without limitation, any and all Claims of a holder or former holder of an Equity Interest for rescission of or damages from the purchase or sale of an Equity Interest arising from or relating to the Debtors' financial statements and the accounting practices associated therewith and any and all indemnification claims resulting therefrom.

                  1.117 Statutorily Subordinated Claim Percentage: Three percent (3%), the percent that the assumed value of Allowed Statutorily Subordinated Claims bears to the assumed value of Allowed Statutorily Subordinated Claims plus the assumed value of Allowed United Companies Common Equity Interests, including, without limitation, those Equity Interests deemed to be distributed to holders of Allowed Pride Equity Interests in accordance with Section 11.2 of the Plan, or such other percentage as may be established by the Bankruptcy Court at the Confirmation Hearing.

                  1.118 Subordinated Debentures: The 8.375% Notes.

                  1.119 Subordinated Debenture Claim: Any Claim arising from or relating to the Subordinated Debentures.

                  1.120 Subordinated Indenture: That certain Subordinated Indenture, dated as of February 19, 1997, between United Companies Financial Corporation, as issuer, and the Subordinated Indenture Trustee, as supplemented.

                  1.121 Subordinated Indenture Trustee: HSBC Bank USA, in its capacity as successor indenture trustee under the Subordinated Indenture and any successor indenture trustee under the Subordinated Indenture.

                  1.122 Subordinated Penalty Claim: Any claim for fines, penalties, forfeitures, or for multiple exemplary, or punitive damages, or other non-pecuniary, direct or non-proximate damages, including, without limitation, those arising from or related to the Debtors' loan origination and servicing operations.

                  1.123 Unicor: Unicor Mortgage, Inc., a Louisiana corporation.

                  1.124 Unicor Common Equity Interest: A Common Equity Interest in Unicor.

                  1.125 United Companies: United Companies Financial Corporation, a Louisiana corporation.

                  1.126 United Companies Common Equity Interest: An Equity Interest represented by one of the 28,808,211 issued and outstanding shares of common stock of United Companies as of the Petition Date or any interest or right to convert into such an equity interest or acquire any equity interest of the Debtors which was in existence immediately prior to the Petition Date.

                  1.127 United Funding: United Companies Funding, Inc., a Louisiana corporation.

                  1.128 United Funding Common Equity Interest: A Common Equity Interest in United Funding.

                  1.129 United Lending Corp.: United Companies Lending Corporation, a Louisiana corporation.

                  1.130 United Lending Corp. Common Equity Interest: A Common Equity Interest in United Lending Corp.

                  1.131 United Lending Group: United Companies Lending Group, Inc., a Louisiana corporation.

                  1.132 United Lending Group Common Equity Interest: A Common Equity Interest in United Lending Group.

                  1.133 United Credit Card: United Credit Card, Inc., a Louisiana corporation.

                  1.134 United Credit Card Common Equity Interest: A Common Equity Interest in United Credit Card.

                  1.135 Unsecured Claim: Any Claim against the Debtors, other than an Administrative Expense Claim, a Professional Fee Claim, a Priority Non-Tax Claim, a Priority Tax Claim, a Subordinated Debenture Claim, a Lending Subordinated Debenture Claim, a Borrower Litigation Claim, a Convenience Claim, or a Subordinated Penalty Claim.

                  1.136 Voting Deadline: The deadline fixed by the Bankruptcy Court in the Voting Procedures Order for the last day by which Ballots must be received by the Balloting Agent.

                  1.137 Voting Procedures: the voting and balloting rules and procedures approved by the Bankruptcy Court in connection with the acceptance or rejection of the Plan.

                  1.138 Voting Procedures Order: Order entered by the Bankruptcy Court approving the voting and balloting rules and procedures in connection with the acceptance or rejection of the Plan.

                  1.139 Other Definitions: Unless the context otherwise requires, any capitalized term used and not defined herein or elsewhere in the Plan but that is defined in the Bankruptcy Code shall have the meaning assigned to that term in the Bankruptcy Code. Unless otherwise specified, all section, schedule or exhibit references in the Plan are to the respective section in, article of, or schedule or exhibit to, the Plan, as the same may be amended, waived, or modified from time to time. The words "herein," "hereof," "hereto," "hereunder," and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan.


                                   ARTICLE II

SUBSTANTIVE CONSOLIDATION OF DEBTORS; ASSUMPTION OF OBLIGATIONS UNDER THE PLAN

                  2.1 Substantive Consolidation: On the Effective Date, the Chapter 11 Cases shall be deemed to be substantively consolidated. For purposes of the Plan, the assets and liabilities of the Debtors shall be pooled and all Claims shall be satisfied from the assets of a single consolidated estate. Any Claims against one or more of the Debtors based upon a guaranty, indemnity, a co-signature, surety or otherwise, of Claims against another Debtor, including, without limitation, the Guaranty, shall be treated as a single Claim against the consolidated estate of the Debtors and shall be entitled to distributions under the Plan only with respect to such single Claim.

                  2.2 Cancellation of Intercompany Claims: On the Effective Date, all Intercompany Claims shall be extinguished.

                                   ARTICLE III

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

                  3.1 General Rules of Classification. Generally, for voting and Distribution purposes, a Claim or Equity Interest is classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class, and is classified in a different Class or Classes to the extent the Claim or Equity Interest qualifies within the description of such different Class or Classes. Unless otherwise provided, to the extent a Claim qualifies for inclusion in a more specifically defined Class and a more generally defined Class, it shall be included in the more specifically defined Class. A Claim or Equity Interest is classified in a particular Class only to the extent the Claim or Equity Interest is an Allowed Claim or Allowed Equity Interest in that Class and has not been paid, released or otherwise satisfied before the Effective Date.

                  3.2 Administrative Claims, Professional Fee Claims, Priority Tax Claims. Administrative Claims, Professional Fee Claims and Priority Tax Claims have bot been classified and are excluded from the Classes set forth in
Section 3.3 below, in accordance with Section 1123(a)(1) of the Bankruptcy Code.

                  3.3 Classification. Pursuant to Section 1122 of the Bankruptcy Code, the following is a designation of the Classes of Claims and Equity Interests under the Plan:

                           Class 1 shall consist of all Priority Non-Tax Claims.

                           Class 2 shall consist of all Secured Claims. Unless otherwise Ordered by the Bankruptcy Court, each Allowed Secured Claim in Class 2 shall be considered to be a separate subclass within Class 2, and each such subclass shall be deemed to be a separate Class for purposes of the Plan

                           Class 3 shall consist of all Unsecured Claims.

                           Class 4 shall consist of all Borrower Litigation
                                   Claims.

                           Class 5 shall consist of all Convenience Claims.

                           Class 6 shall be divided into two subclasses as
                                   follows: Class 6A shall consist of all
                                   Subordinated Debenture Claims. Class 6B
                                   shall consist of all Lender Subordinated
                                   Debenture Claims.

                           Class 7 shall consist of all Subordinated Penalty
                                   Claims.

                           Class 8 shall consist of all Pride Equity Interests.

                           Class 9 shall be divided into two subclasses as
                                   follows: Class 9A shall consist of all
                                   Statutorily Subordinated Claims Class 9B shall consist of all United Companies Common Equity Interests

                           Class 10 shall consist of all Adobe Common Equity
                                    Interests.

                           Class 11 shall consist of all Adobe Financial Common
                                    Equity Interests.

                           Class 12 shall consist of all Ginger Mae Common
                                    Equity Interests.

                           Class 13 shall consist of all Gopher Equity Common
                                    Equity Interests.

                           Class 14 shall consist of all Pelican Common Equity
                                    Interests.

                           Class 15 shall consist of all Southern Mortgage
                                    Common Equity Interests.

                           Class 16 shall consist of all Unicor Common Equity
                                    Interests.

                           Class 17 shall consist of all United Funding Common
                                    Equity Interests.

                           Class 18 shall consist of all United Lending Corp.
                                    Common Equity Interests.

                           Class 19 shall consist of all United Lending Group
                                    Common Equity Interests.

                           Class 20 shall consist of all United Credit Card
                                    Common Equity Interests.


                                   ARTICLE IV

                    PROVISIONS FOR PAYMENT OF ADMINISTRATIVE
                     EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

                  4.1 Administrative Expense Claims: Unless otherwise provided for herein, each holder of an Allowed Administrative Expense Claim shall receive Cash equal to 100% of the unpaid amount of such Allowed Administrative Expense Claim on or as soon as reasonably practicable after the later of: (a) the Effective Date; (b) the first Business Day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes an Allowed Claim; or (c) such other date established pursuant to the terms of any Final Order of the Bankruptcy Court, which may include the Confirmation Order; provided, however, that Allowed Administrative Expense Claims for goods sold or services rendered representing liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases shall be paid by Reorganized UC in the ordinary course of business in accordance with the terms and conditions of any agreements, understandings, or trade terms relating thereto, or pursuant to the terms of a Final Order of the Bankruptcy Court, which may include the Confirmation Order. Notwithstanding the foregoing, the holder of an Allowed Administrative Expense Claim may receive such other, less favorable treatment as may be agreed upon by such holder and the Equity Committee, or Reorganized UC, as applicable.

                  4.2 Professional Fee Claims: All Entities that are awarded compensation or reimbursement of expenses by the Bankruptcy Court in accordance with Section 330 or 331 of the Bankruptcy Code or entitled to the priorities established pursuant to Section 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code, shall be paid in full, in Cash, in the amounts allowed by the Bankruptcy Court (a) on or as soon as reasonably practicable following the later to occur of (i) the Effective Date and (ii) a date which is no later than five (5) Business Days after the date upon which the Bankruptcy Court order allowing such Claim becomes a Final Order or (b) upon such other terms as may be mutually agreed upon between such holder of an Allowed Professional Fee Claim and the Equity Committee, or Reorganized UC, as applicable.

                  4.3 Treatment of Allowed Priority Tax Claims. Each holder of an Allowed Priority Tax Claim shall receive, at the option of the Equity Committee, or Reorganized UC, as applicable, either (i) Cash equal to 100% of the unpaid amount of such Allowed Claim on or as soon as reasonably practicable after the later of (A) the Effective Date, or (B) the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Claim, or (ii) annual Cash payments commencing on or as soon as reasonably practicable after the later to occur of the Effective Date and the date on which such Priority Tax Claim becomes an Allowed Claim, over a period not exceeding six (6) years after the date of assessment of such Allowed Priority Tax Claim, together with interest (payable quarterly in arrears) on the unpaid balance of such Allowed Priority Tax Claim at a per annum rate equal to the Federal Judgment Rate as of the Effective Date. Allowed Priority Tax Claims may be prepaid, at any time, without penalty. Any Claim or demand for a penalty relating to an Allowed Priority Tax Claim shall be disallowed pursuant to the Plan, and the holder of an Allowed Priority Tax Claim shall not assess or attempt to collect such penalty from the Debtors, the Estates, Reorganized UC or its property. Holders of Allowed Priority Tax Claims shall be limited to the consideration provided under the Plan and shall have no recourse to Reorganized UC for any pre- Confirmation Date Priority Tax Claims against the Debtors. Notwithstanding the foregoing, the holder of an Allowed Priority Tax Claim may receive such other, less favorable treatment as may be agreed upon by the claimant and the Equity Committee, or Reorganized UC, as applicable.


                                    ARTICLE V

          PROVISION FOR TREATMENT OF PRIORITY NON-TAX CLAIMS (CLASS 1)

                  5.1 Payment of Allowed Priority Non-Tax Claims: On or as soon as reasonably practicable after the later of (a) the Effective Date, and (b) the first Business Day after the date that is thirty (30) calendar days after the date such Priority Non-Tax Claim becomes an Allowed Claim, each holder of an Allowed Priority Non-Tax Claim shall be entitled to receive payment, in Cash, in an amount equal to 100% of the unpaid amount of its Allowed Priority Non-Tax Claim.

Notwithstanding the foregoing, the holder of an Allowed Priority Non-Tax Claim may receive such other less favorable treatment as may agreed to by such holder and the Equity Committee, or Reorganized UC, as applicable.


                                   ARTICLE VI

               PROVISION FOR TREATMENT OF SECURED CLAIMS (CLASS 2)

                  6.1 Treatment of Allowed Secured Claims: On or as soon as reasonably practicable after the later of (i) the Effective Date, or (ii) the first Business Day after the date that is thirty (30) calendar days after the date such Secured Claim becomes an Allowed Claim, each holder of an Allowed Secured Claim shall receive, at the election of the Equity Committee, or Reorganized UC, as applicable, one of the following distributions: (1) Cash equal to 100% of the unpaid amount of such Allowed Secured Claim; (2) the proceeds of the sale or disposition of the property securing such Allowed Secured Claim to the extent of the value of such holder's interest in such property; (3) the surrender to the holder of such Allowed Secured Claim of the property securing such Claim; (4) such treatment that leaves unaltered the legal, equitable or contractual rights of the holder of such Allowed Secured Claim; or (5) such other distribution as shall be necessary to leave the holder of such Allowed Secured Claim unimpaired and to satisfy the requirements of Chapter 11 of the Bankruptcy Code. The manner and treatment of each Allowed Secured Claim shall be determined by the Equity Committee, on or before the Effective Date, or by Reorganized UC, after the Effective Date, and upon notice to the holder of such Secured Claim. To the extent a Claim is partially an Allowed Secured Claim based on an offset right and partially an Allowed Claim of another type, (x) the portion of such Claim that is a Secured Claim shall be equal to the amount of the allowed, liquidated, undisputed, noncontingent Claim owing to the Debtors as to which a valid setoff right exists, and (y) the remainder of such Claim shall be classified in another relevant Class to the extent of the excess. If a Claim is a fully Secured Claim based on an offset right, the allowance of such Claim shall not affect any obligations or liabilities due and payable (at such time) to the Debtors that is in an amount in excess of the amount offset and the payment, in full and in Cash, of all amounts due and owing as of the Effective Date to the Debtors and the turnover of any property of the Debtors held by such claimant on account of any unliquidated, disputed or contingent right of setoff shall be a precondition to the allowance of such Secured Claim. Notwithstanding the foregoing, the holder of an Allowed Secured Claim may receive such other less favorable treatment as may be agreed to by such holder and the Equity Committee, or Reorganized UC, as applicable.


                                   ARTICLE VII

              PROVISION FOR TREATMENT OF UNSECURED CLAIMS (CLASS 3)

                  7.1      Allowance of Unsecured Claims:

                           (a) Allowance of Bank Claims: On the Effective Date,
the Bank Claims shall be deemed allowed in the aggregate amount of Eight Hundred Fifty Million Dollars ($850,000,000.00) plus all accrued and unpaid interest at the nondefault contractual rate;

                           (b) Allowance of Senior Note Claims: On the Effective
Date, the Senior Note Claims arising under or relating to the 9.35% Notes and the 7.7% Notes shall be deemed allowed in the aggregate amounts of One Hundred Twenty-Five Million Dollars ($125,000,000.00) and One Hundred Million Dollars ($100,000,000.00), respectively, plus all accrued and unpaid interest at the nondefault contractual rate; and

                           (c) Allowance of General Unsecured Claims: All
holders of Allowed General Unsecured Claims shall be entitled to receive all accrued and unpaid interest on the allowed amount of such claims at the nondefault contractual rate, where applicable, and to the extent no contractual rate of interest is specified, at the Federal Judgment Rate.

                  7.2 Treatment of Unsecured Claims: Commencing on the Effective Date, and continuing quarterly thereafter until such time as all Allowed Unsecured Claims have been paid in full, each holder of an Allowed Bank Claim, an Allowed Senior Note Claim and an Allowed General Unsecured Claim shall be entitled to receive its Pro Rata Share of all Disbursement Cash available for distribution. If and to the extent the Bank Claims establish a right of priority over the Senior Note Claims and the General Unsecured Claims, any payments to holders of Allowed Unsecured Claims shall be made in accordance with such priority as determined by the Bankruptcy Court.

                  7.3 Payments to be Made to Senior Indenture Trustee: The payments and distributions to be made under the Plan to holders of Allowed Senior Note Claims shall be made to the Senior Indenture Trustee, which, subject to any rights or claims of the Senior Indenture Trustee (such as claims for fees and reimbursement of expenses) under the Senior Note Indenture, shall transmit such payments and distributions to holders of such Allowed Senior Note Claims. All payments to holders of Allowed Senior Note Claims shall only be made to such Creditors after the surrender by each such Creditor of the certificates representing such Senior Note Claim, or in the event that such certificate is lost, stolen, mutilated or destroyed, delivery of evidence satisfactory to the Senior Indenture Trustee and Reorganized UC of the loss, theft, mutilation or destruction of such certificate or, in Reorganized UC's sole discretion, an affidavit of such Creditor in accordance with Article 8 of the Uniform Commercial Code, or a surety bond, the amount and form of which shall be satisfactory to the Senior Indenture Trustee and Reorganized UC, from a surety company satisfactory to the Senior Indenture Trustee and Reorganized UC. Upon surrender of such certificates, the Senior Indenture Trustee shall cancel such Senior Notes and deliver such cancelled Senior Notes to Reorganized UC, or otherwise dispose of same as Reorganized UC may request. As soon as practicable after (a) surrender of certificates evidencing Allowed Senior Note Claims, the Senior Indenture Trustee shall distribute to the holders thereof such holder's Pro Rata Share in accordance with the respective rights of the Senior Indenture Trustee and such holder under the terms of the Senior Notes Indenture. If such Creditor has not complied with the provisions hereof by the time final distributions are made to Class 3 Unsecured Claims, such Creditor shall be deemed to have no further Claim against the Debtors, the Debtors' Estates or Reorganized UC, and the Senior Indenture Trustee shall deliver the distributions which a Creditor holding an Allowed Senior Note Claim would have received had such Creditor surrendered such certificate evidencing such Senior Note Claim to Reorganized UC, and the Senior Indenture Trustee shall have no further responsibility with respect thereto.

                  7.4 Closing of Transfer Ledgers for Senior Notes: At the close of business on the Record Date, the transfer ledgers for the Senior Notes shall be closed, and thereafter there shall be no further registrations or other changes in the holders of any of the Senior Notes on the books of United Companies (or of any indenture trustee, transfer agents or registrars it may have employed in connection therewith), and the Equity Committee or Reorganized UC, as applicable, shall have no obligation to recognize any transfer of the Senior Notes occurring thereafter (but shall be entitled instead to recognize and deal with, for all purposes under the Plan, except as otherwise provided herein, only those holders reflected on its books as of the Effective Date).

                  7.5 Allowed Convenience Claims: Notwithstanding the provisions of Section 7.2 of the Plan, any holder of an Allowed General Unsecured Claim whose Allowed General Unsecured Claim is more than One Thousand Dollars ($1,000.00), and who elects to reduce the amount of such Allowed Claim to One Thousand Dollars ($1,000.00), shall, at such holder's option, be entitled to receive, based on such Allowed Claim as so reduced, distributions pursuant to
Article IX hereof, in full settlement, satisfaction, release and discharge of such Allowed Claim. Such election must be made on the Ballot and be received by the Equity Committee on or prior to the Voting Deadline. Any election made after the Voting Deadline shall not be binding upon the Equity Committee or Reorganized UC, as applicable, unless the Voting Deadline is expressly waived, in writing, by the Equity Committee.


                                  ARTICLE VIII

                    PROVISIONS FOR ALLOWANCE AND TREATMENT OF
                      BORROWER LITIGATION CLAIMS (CLASS 4)

                  8.1 Treatment of Borrower Litigation Claims: On the Effective Date, each holder of an Allowed Borrower Litigation Claim shall be entitled to receive distributions of Cash (i) in an amount equal to the asserted amount of such holder's Claim up to One Thousand Dollars ($1,000.00) or if such Claim is in excess of One Thousand Dollars ($1,000.00), and provided such holder agrees to reduce such Claim to One Thousand Dollars ($1,000.00), the amount of such Claim as reduced or (ii) from the Borrower Settlement Trust as and when such Borrower Litigation Claim becomes an Allowed Borrower Litigation Claim. The receipt and acceptance of distributions under the Plan by a holder of a Borrower Litigation Claim or its successors or assigns shall constitute a full release and waiver of any and all claims which have been or may have been asserted for actions arising from or related to the origination or servicing of loans, moneys advanced or mortgages issued by the Debtors, including, without limitation, claims against the Debtors' successors and assigns for actions arising from or related to the period prior to the Confirmation Date.

                  8.2 Optional Arbitration of Borrower Litigation Claims: In the event that (a) a Borrower Litigation Claim is not resolved prior to the Effective Date and the holder thereof does not receive distributions in accordance with the provisions of Section 8.1 of the Plan or (b) a holder of a Borrower Litigation Claim in excess of One Thousand Dollars ($1,000.00) elects not to reduce such Borrower Litigation Claim to an amount equal to One Thousand Dollars ($1,000.00), such holder's Borrower Litigation Claim, wherever located, shall be transferred to an arbitration panel located in or associated with the United States District Court for the Middle District of Louisiana for binding arbitration to determine the validity and amount of such Borrower Litigation Claim and such arbitration panel shall have sole and exclusive jurisdiction to determine the validity and amount of such Borrower Litigation Claim; provided, however, nothing contained herein limits, or in any way is intended to limit, Reorganized UC's ability to compromise and settle any Borrower Litigation Claim in accordance with Section 30.1of the Plan.

                  8.3 Alternative Procedure: In the event the mandatory arbitration provisions of Section 8.2 are held by a court of competent jurisdiction to be unenforceable against any party not voting to accept the Plan, such Borrower Litigation Claims shall be resolved by the Bankruptcy Court through the claims objections process.

                  8.4 Foreclosure Actions: To the extent that the holder of a Borrower Litigation Claim (i) has asserted such Borrower Litigation Claim in the context of, and as a counterclaim to, a foreclosure action commenced by the Debtors and (ii) receives a distribution under the Plan pursuant to Sections 8.1 or 8.2 thereof, such holder of a Borrower Litigation Claim shall be deemed to have received such distribution in full and complete satisfaction of any Borrower Litigation Claim that such holder may have against any of the Debtors and their successors and assigns and in consideration for the entry of a judgment in favor of the Debtors in connection with such foreclosure action.

                  8.5 Funding of Borrower Settlement Trust: On the Effective Date, Reorganized UC will create and initially fund the Borrower Settlement Trust in the amount of One Million Dollars ($1,000,000.00). To the extent such amount proves insufficient to pay all Allowed Borrower Litigation Claims in full, Reorganized UC shall deposit such additional amounts reasonably determined by it as necessary to fully fund the Borrower Settlement Trust.


                                   ARTICLE IX

            PROVISIONS FOR TREATMENT OF CONVENIENCE CLAIMS (CLASS 5)

                  9.1 Treatment of Convenience Claims. On the Effective Date, each holder of an Allowed Convenience Claim shall receive Cash in an amount equal to one hundred percent (100%) of such Allowed Convenience Claim.

                                    ARTICLE X

       PROVISION FOR TREATMENT OF SUBORDINATED DEBENTURE CLAIMS (CLASS 6)

                  10.1 Allowance of Subordinated Debenture Claims: On the Effective Date, the Subordinated Debenture Claims in Class 6A shall be deemed allowed in the aggregate amount of One Hundred Fifty Million Dollars ($150,000,000.00) plus all accrued and unpaid interest at the nondefault contractual rate through and including the Effective Date.

                  10.2 Allowance of Lending Subordinated Debenture Claims: On the Effective Date, the Lending Subordinated Debenture Claims in Class 6B shall be deemed allowed in the aggregate amount of Seven Million Dollars ($7,000,000.00) plus all accrued and unpaid interest at the nondefault contractual rate through and including the Effective Date.

                  10.3 Treatment of Allowed Subordinated Debenture Claims and Allowed Lending Subordinated Debenture Claims: Upon payment in full of all Allowed Unsecured Claims in Class 3 of the Plan, each holder of an Allowed Subordinated Debenture Claim in Class 6A and each holder of an Allowed Lending Subordinated Debenture Claim in Class 6B shall be entitled to receive quarterly distributions of such holder's Pro Rata Share of all Disbursement Cash available for distribution, together with interest thereon at the nondefault contractual rate, until such time as all Allowed Subordinated Debenture Claims and Allowed Lending Subordinated Debenture Claims have been paid in full. If and to the extent Subordinated Debenture Claims and Lending Subordinated Debenture Claims establish a right to be treated on par with General Unsecured Claims, any payments to Allowed Subordinated Debenture Claims and Allowed Lending Subordinated Debenture Claims shall be made in accordance with such priority as determined by the Bankruptcy Court.

                  10.4 Payments to be Made to Subordinated Indenture Trustee:
The payments and distributions to be made under the Plan to holders of Allowed Subordinated Debenture Claims shall be made to the Subordinated Indenture Trustee, which, subject to any rights or claims of the Subordinated Indenture Trustee (such as claims for fees and reimbursement of expenses) under the Subordinated Indenture, shall transmit such payments and distributions to holders of such Allowed Subordinated Debenture Claims. All payments to holders of Allowed Subordinated Debenture Claims shall only be made to such

Creditors after the surrender by such Creditor of the certificate representing such Subordinated Debenture Claim, or in the event that such certificate is lost, stolen, mutilated or destroyed, delivery of evidence satisfactory to the Subordinated Indenture Trustee and Reorganized UC of the loss, theft, mutilation or destruction of such certificate or, in Reorganized UC's sole discretion, an affidavit of such Creditor in accordance with Article 8 of the Uniform Commercial Code, or a surety bond, the amount and form of which shall be satisfactory to the Subordinated Indenture Trustee and Reorganized UC, from a surety company satisfactory to the Subordinated Indenture Trustee and Reorganized UC. Upon surrender of such certificates, the Subordinated Indenture Trustee shall cancel such Subordinated Debentures and deliver such cancelled Subordinated Debentures to Reorganized UC or otherwise dispose of same as Reorganized UC may request. As soon as practicable after surrender of certificates evidencing Subordinated Debenture Claims the Subordinated Indenture Trustee shall distribute to the holders thereof such holder's Pro Rata Share in accordance with the respective rights of the Subordinated Indenture Trustee and such holder under the terms of the Subordinated Indenture. If such Creditor has not complied with the provisions hereof by the time final distributions are made to Class 6 Subordinated Debenture Claims, such Creditor shall be deemed to have no further Claim against the Debtors, the Debtors' Estates or Reorganized UC, and the Subordinated Indenture Trustee shall deliver the distributions which a Creditor holding an Allowed Subordinated Debenture Claim would have received had such Creditor surrendered such certificate evidencing such Subordinated Debenture Claim to Reorganized UC, and the Subordinated Debenture Trustee shall have no further responsibility with respect thereto.

                  10.5 Closing of Transfer Ledgers for Subordinated Debentures and Lending Subordinated Debentures: At the close of business on the Record Date, the transfer ledgers for the Subordinated Debentures and the Lending Subordinated Debentures shall be closed, and thereafter there shall be no further registrations or other changes in the holders of any of the Subordinated Debentures on the books of United Companies (or of any indenture trustee, transfer agents or registrars it may have employed in connection therewith), and the Equity Committee or Reorganized UC, as applicable, shall have no obligation to recognize any transfer of the Subordinated Debentures or Lending Subordinated Debentures occurring thereafter (but be entitled instead to recognize and deal with, for all purposes under the Plan, except as otherwise provided herein, only those holders reflected on its books as of the Record Date).


                                   ARTICLE XI

        PROVISION FOR TREATMENT OF SUBORDINATED PENALTY CLAIMS (CLASS 7)

                  11.1 Treatment of Subordinated Penalty Claims. Upon payment in full of all Allowed Priority Non-Tax Claims, Allowed Secured Claims, Allowed Unsecured Claims, Allowed Borrower Litigation Claims, Allowed Convenience Claims, Allowed Subordinated Debenture Claims and Allowed Lending Subordinated Debenture Claims, each holder of an Allowed Subordinated Penalty Claim shall be entitled to receive quarterly distributions of such holder's Pro Rata Share of all Disbursement Cash available for distribution, together with interest thereon at the Federal Judgment Rate, until such time as all Allowed Subordinated Penalty Claims have been paid in full.


                                   ARTICLE XII

           PROVISION FOR TREATMENT OF PRIDE EQUITY INTERESTS (CLASS 8)

                  12.1 Conversion of Pride Equity Interests: On the Effective Date, each holder of a Pride Equity Interest shall be deemed to have received two (2) shares of common stock of United Companies for each Pride Equity Interest.

                  12.2 Treatment of Pride Equity Interests: On or after the Effective Date, each holder of an Allowed Pride Equity Interest shall receive such holder's Pro Rata Share of distributions in accordance with provisions of
Section 13.2 of the Plan.

                                  ARTICLE XIII

      PROVISION FOR TREATMENT OF STATUTORILY SUBORDINATED CLAIMS (CLASS 9A)
             AND UNITED COMPANIES COMMON EQUITY INTERESTS (CLASS 9B)

                  13.1 Treatment of Statutorily Subordinated Claims: Upon payment in full of all Allowed Administrative Expense Claims, Allowed Priority Non-Tax Claims, Allowed Priority Tax Claims, Allowed Secured Claims, Allowed Convenience Claims, Allowed Unsecured Claims, Allowed Borrower Litigation Claims, Allowed Subordinated Debenture Claims, Allowed Lending Subordinated Debenture Claims, and Allowed Subordinated Penalty Claims, holders of Allowed Statutorily Subordinated Claims shall receive such holders' Pro Rata Share of the Statutorily Subordinated Claim Percentage of all Disbursement Cash.

                  13.2 Treatment of United Companies Common Equity Interests:
Upon payment in full of all Allowed Administrative Expense Claims, Allowed Priority Non-Tax Claims, Allowed Priority Tax Claims, Allowed Secured Claims, Allowed Convenience Claims, Allowed Unsecured Claims, Allowed Borrower Litigation Claims, Allowed Subordinated Debenture Claims, Allowed Lending Subordinated Debenture Claims, and Allowed Subordinated Penalty Claims, holders of Allowed United Companies Common Equity Interests shall receive such holders' Pro Rata Share of the Equity Interest Percentage of all Disbursement Cash.


                                   ARTICLE XIV

       PROVISION FOR TREATMENT OF ADOBE COMMON EQUITY INTERESTS (CLASS 10)

                  14.1 Treatment of Adobe Common Equity Interests. Except as provided in Article II of the Plan, the Equity Interests represented by Adobe Common Equity Interests shall be unimpaired pursuant to Section 1124 of the Bankruptcy Code by leaving unaltered the legal and equitable rights to which such Equity Interests entitle the holder thereof.


                                   ARTICLE XV

  PROVISION FOR TREATMENT OF ADOBE FINANCIAL COMMON EQUITY INTERESTS (CLASS 11)

                  15.1 Treatment of Adobe Financial Common Equity Interests. Except as provided in Article II of the Plan, the Equity Interests represented by Adobe Financial Common Equity Interests shall be unimpaired pursuant to
Section 1124 of the Bankruptcy Code by leaving unaltered the legal and equitable rights to which such Equity Interests entitle the holder thereof.


                                   ARTICLE XVI

    PROVISION FOR TREATMENT OF GINGER MAE COMMON EQUITY INTERESTS (CLASS 12)

                  16.1 Treatment of Ginger Mae Common Equity Interests. Except as provided in Article II of the Plan, the Equity Interests represented by Ginger Mae Common Equity Interests shall be unimpaired pursuant to Section 1124 of the Bankruptcy Code by leaving unaltered the legal and equitable rights to which such Equity Interests entitle the holder thereof.


                                  ARTICLE XVII

   PROVISION FOR TREATMENT OF GOPHER EQUITY COMMON EQUITY INTERESTS (CLASS 13)

                  17.1 Treatment of Gopher Equity Common Equity Interests. Except as provided in Article II of the Plan, the Equity interests represented by Gopher Equity Common Equity Interests shall be unimpaired pursuant to Section 1124 of the Bankruptcy Code by leaving unaltered the legal and equitable rights to which such Equity Interests entitle the holder thereof.

                                  ARTICLE XVIII

      PROVISION FOR TREATMENT OF PELICAN COMMON EQUITY INTERESTS (CLASS 14)

                  18.1 Treatment of Pelican Common Equity Interests. Except as provided in Article II of the Plan, the Equity Interests represented by Pelican Common Equity Interests shall be unimpaired pursuant to Section 1124 of the Bankruptcy Code by leaving unaltered the legal and equitable rights to which such Equity Interests entitle the holder thereof.


                                   ARTICLE XIX

PROVISION FOR TREATMENT OF SOUTHERN MORTGAGE COMMON EQUITY INTERESTS (CLASS 15)

                  19.1 Treatment of Southern Mortgage Common Equity Interests. Except as provided in Article II of the Plan, the Equity Interests represented by Southern Mortgage Common Equity Interests shall be unimpaired pursuant to
Section 1124 of the Bankruptcy Code by leaving unaltered the legal and equitable rights to which such Equity Interests entitle the holder thereof.


                                   ARTICLE XX

      PROVISION FOR TREATMENT OF UNICOR COMMON EQUITY INTERESTS (CLASS 16)

                  20.1 Treatment of Unicor Common Equity Interests. Except as provided in Article II of the Plan, Equity Interests represented by Unicor Common Equity Interests shall be unimpaired pursuant to Section 1121 of the Bankruptcy Code by leaving unaltered the legal and equitable rights to which such Equity Interests entitle the holder thereof.


                                   ARTICLE XXI

  PROVISION FOR TREATMENT OF UNITED FUNDING COMMON EQUITY INTERESTS (CLASS 17)

                  21.1 Treatment of United Funding Common Equity Interests. Except as provided in Article II of the Plan, the Equity Interests represented by United Funding Common Equity Interests shall be unimpaired pursuant to
Section 1124 of the Bankruptcy Code by leaving unaltered the legal and equitable rights to which such Equity Interests entitle the holder thereof.


                                  ARTICLE XXII

     PROVISION FOR TREATMENT OF UNITED LENDING CORP. COMMON EQUITY INTERESTS
                                   (CLASS 18)

                  22.1 Treatment of United Lending Corp. Common Equity Interests. Except as provided in Article II of the Plan, the Equity Interests represented by United Lending Corp. Common Equity Interests shall be unimpaired pursuant to Section 1124 of the Bankruptcy Code by leaving unaltered the legal and equitable rights to which such Equity Interests entitle the holder thereof.


                                  ARTICLE XXIII

     PROVISION FOR TREATMENT OF UNITED LENDING GROUP COMMON EQUITY INTERESTS
                                   (CLASS 19)

                  23.1 Treatment of United Lending Group Common Equity Interests. Except as provided in Article II of the Plan, the Equity Interests represented by United Leading Group Common Equity Interests shall be unimpaired pursuant to Section 1124 of the Bankruptcy Code by leaving unaltered the legal and equitable rights to which such Equity Interests entitle the holder thereof.

                                  ARTICLE XXIV

      PROVISION FOR TREATMENT OF UNITED CREDIT CARD COMMON EQUITY INTERESTS
                                   (CLASS 20)

                  24.1 Treatment of United Credit Card Common Equity Interests. Except as provided in Article II of the Plan, the Equity Interests represented by United Credit Card Common Equity Interests shall be unimpaired pursuant to
Section 1124 of the Bankruptcy Code by leaving unaltered the legal and equitable rights to which Equity Interests entitle the holder thereof.


                                   ARTICLE XXV

     IDENTIFICATION OF CLAIMS AND EQUITY INTERESTS IMPAIRED AND NOT IMPAIRED
                                   BY THE PLAN

                  25.1 Impaired and Unimpaired Classes: Claims and Equity Interests in Classes 1, 2, 5, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, and 20 of
the Plan are not Impaired under the Plan. Claims and Equity Interests in Classes 3, 4, 6, 7, 8 and 9 are Impaired under the Plan.

                  25.2 Impaired Classes to Vote on Plan: The Claims and Equity Interests included in Classes 3, 4, 6, 7, 8 and 9 of the Plan are Impaired and are therefore entitled to vote to accept or reject the Plan.

                  25.3 Controversy Concerning Impairment: In the event of a controversy as to whether any Class of Claims or Equity Interests is Impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy.


                                  ARTICLE XXVI

 ACCEPTANCE OR REJECTION OF PLAN; EFFECT OF REJECTION BY ONE OR MORE CLASSES OF
                           CLAIMS OR EQUITY INTERESTS

                  26.1 Impaired Classes to Vote: Each holder of a Claim or Equity Interest in an Impaired Class shall be entitled to vote separately to accept or reject the Plan.

                  26.2 Acceptance by Class of Creditors and Holders of Equity
Interests: An Impaired Class of holders of Claims shall have accepted the Plan if the Plan is accepted by at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have voted to accept or reject the Plan. An Impaired Class of holders of Equity Interests shall have accepted the Plan if the Plan is accepted by at least two-thirds (2/3) in amount of the Allowed Equity Interests of such Class that have voted to accept or reject the Plan.

                  26.3 Cramdown: In the event that any Impaired Class of Claims or Equity Interests shall fail to accept the Plan in accordance with Section 1129(a) of the Bankruptcy Code, the Equity Committee reserves the right to request that the Bankruptcy Court confirm the Plan in accordance with Section 1129(b) of the Bankruptcy Code or amend the Plan.


                                  ARTICLE XXVII

                         MEANS OF IMPLEMENTATION OF PLAN

                  27.1 Third Party Servicing Agreement: On or before the Effective Date, the Equity Committee shall execute servicing or sub-servicing agreement(s) with one or more independent third parties which will transition the Debtors' current servicing operations to one or more qualified servicer(s) who will principally assume the servicing functions of the Debtors under the various pooling and servicing agreements for the Debtors' loan portfolio. Pursuant to the terms of the servicing or sub-servicing agreement(s), Reorganized UC will remain responsible for financing future interest and service advances and other obligations. Following the Confirmation Hearing, the Equity Committee will finalize the terms of one or more definitive servicing or sub-servicing agreements on terms no less favorable to the Debtors' Estates than as set forth on Exhibit A attached hereto. The Equity Committee will seek Bankruptcy Court approval of such definitive agreement(s) within sixty (60) days of the Confirmation Date, and the Effective Date of the Plan will be conditioned upon the entry of the Servicing

Agreement Order approving the terms and conditions of the definitive servicing or sub-servicing agreement(s). Alternatively, the Equity Committee may request the Bankruptcy Court to enter the confirmation order contemporaneously with the entry of the Servicing Agreement Order.

                  27.2 Sources of Funding for the Plan: The Plan will be funded from (1) Cash on hand and derived from payments on the Debtors' loan portfolio,
(2) net Cash proceeds generated from the liquidation of the Debtors' Remaining Assets, (3) net proceeds from any recovery on claims or causes of action after payment of all expenses of litigation and attorneys' fees, and (4) any other income derived from assets of the estates.

                  27.3 Revesting of Property in Reorganized UC: Except as otherwise provided by the Plan, on the Effective Date, title to all property and assets of the Estates shall revest in Reorganized UC free and clear of all Claims, liens, encumbrances and/or other interests of any Person, and Reorganized UC may thereafter operate its business and use, acquire and dispose of property and compromise or settle any Claims arising on or after the Effective Date without supervision or approval of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, or the Local Bankruptcy Rules of the Bankruptcy Court, other than those restrictions expressly imposed by the Plan, the Confirmation Order or any documents executed and delivered by Reorganized UC pursuant to the Plan.

                  27.4 Directors: On the Effective Date the board of directors of Reorganized UC shall be comprised of seven (7) individuals, four (4) selected by the Equity Committee, and (3) selected by the Creditors' Committee, all of whom shall be disclosed prior to a hearing to consider Confirmation of this Plan. In the event the Creditors' Committee fails to designate selected board members prior to the Confirmation Hearing, the Equity Committee shall be entitled to appoint the remaining three (3) board members. Thereafter, the terms and manner of selection of the directors of Reorganized UC shall be as provided in the Reorganized UC Certificate of Incorporation and the Reorganized UC Bylaws, as the same may be amended.

                  27.5 Amendment of Articles of Incorporation and Bylaws: The articles of incorporation and Bylaws of the Debtors shall be amended as of the Effective Date to provide substantially as set forth in the Reorganized UC Certificate of Incorporation and the Reorganized UC Bylaws.

                  27.6 Corporate Action: On the Effective Date, the adoption of the Reorganized UC Certificate of Incorporation and the Reorganized UC Bylaws shall be authorized and approved in all respects, in each case without further action under applicable law, regulation, order, or rule, including, without limitation, any action by the stockholders of the Debtors or Reorganized UC. On the Effective Date, all matters provided under the Plan involving the corporate structure of Reorganized UC or corporate action by Reorganized UC shall be deemed to have occurred, be authorized, and shall be in effect from and after the Effective Date without requiring further action under applicable law, regulation, order, or rule, including, without limitation, any action by the stockholders of the Debtors or Reorganized UC.


                                 ARTICLE XXVIII

                             THE PLAN ADMINISTRATOR

                  28.1 Appointment of Plan Administrator: On the Effective Date, compliance with the provisions of the Plan shall become the general responsibility of the Plan Administrator (subject to the supervision of the Board of Directors of Reorganized UC) pursuant to and in accordance with the provisions of the Plan and the Plan Administration Agreement.

                  28.2 The Responsibilities of the Plan Administrator: The responsibilities of the Plan Administrator shall include (a) performing all acts and actions and executing all instruments and documents necessary to effectuate the Plan and to comply with the duties of the Plan Administrator hereunder, (b) managing and protecting the assets of Reorganized UC and making distributions contemplated by the Plan, (c) complying with the Plan and the obligations thereunder, (d) performing all responsibilities of Reorganized UC as master servicer of its loan portfolio, if applicable (e) monitoring performance and compliance of any and all sub-servicing agreements, (f) prosecuting any and all causes of action held by the estates where a net recovery to the Estates is probable, (g) liquidating the Remaining Assets of Reorganized UC; (h) facilitating Reorganized UC's prosecution or settlement of objections to and estimations of Claims, (i) filing all required tax returns and paying taxes and all other obligations on behalf of Reorganized UC from funds held by Reorganized UC, (j) periodic reporting to the Bankruptcy Court, of the status of the Claims resolution process, distributions on Allowed Claims and Allowed Equity Interests and prosecution of causes of action, and (k) such other responsibilities as may be vested in the Plan Administrator pursuant to the Plan, the Plan Administration Agreement or Bankruptcy Court order or as may be necessary and proper to carry out the provisions of the Plan.

                  28.3 Powers of the Plan Administrator: The powers of the Plan Administrator shall, without any further Bankruptcy Court approval in each of the following cases, include (a) the power to invest Cash of Reorganized UC in certificates of deposit, treasury bills or treasury bill repurchase agreements, or money-market accounts, at the discretion of the Plan Administrator; (b) to release, convey or assign any right, title or interest in or about Reorganized UC; (c) to sell or convert all or any part of Reorganized UC for such purchase price and for cash or on such terms as the Plan Administrator and the Board of Directors of Reorganized UC deem appropriate; (d) to open such bank or other depository accounts as may be necessary or appropriate to carry out provisions of this Plan; (e) to take any action required or permitted under the Plan; (g) to sue and be sued; (h) to settle, compromise or adjust by arbitration or otherwise any disputes or controversies in favor of or against Reorganized UC;
(i) to waive or release rights of any kind; (j) to appoint, remove and act through agents, managers, employees and confer upon them such power and authority as may be necessary or advisable; (k) to abandon any property, records or documents of Reorganized UC deemed by the Plan Administrator to be burdensome or of inconsequential value and benefit; (l) to engage professional persons to assist the Plan Administrator with respect to its responsibilities, and (m) such other powers as may be vested in or assumed by the Plan Administrator pursuant to the Plan, the Plan Administration Agreement or as may be necessary and proper to carry out the provisions of the Plan.

                  28.4 Compensation of the Plan Administrator: In addition to reimbursement for actual out-of-pocket expenses incurred by the Plan Administrator, the Plan Administrator shall be entitled to receive reasonable compensation for services rendered on behalf of Reorganized UC in an amount and on such terms as may be agreed to by the Equity Committee as reflected in the Plan Administration Agreement. Any dispute with respect to such compensation shall be resolved by agreement among the parties or, if the parties are unable to agree, as determined by the Bankruptcy Court.

                  28.5 Termination of Plan Administrator: The duties, responsibilities and powers of the Plan Administrator shall terminate as set forth in the Plan Administration Agreement.

                  28.6 Exculpation: From and after the Effective Date, the Plan Administrator shall be exculpated by all Persons and Entities, including, without limitation, holders of Claims and Equity Interests and other parties in interest, from any and all claims, causes of action and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Plan Administrator by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence, willful misconduct or breach of fiduciary duty of such Plan Administrator. No holder of a Claim or an Equity Interest or other party in interest shall have or pursue any claim or cause of action against the Plan Administrator for making payments in accordance with the Plan or for implementing the provisions of the Plan.


                                  ARTICLE XXIX

    PROVISIONS FOR THE ESTABLISHMENT AND MAINTENANCE OF DISBURSEMENT ACCOUNTS

                  29.1 Establishment of Disbursement Account(s): On or before the Effective Date, the Debtors shall establish one or more segregated bank accounts in the name of Reorganized UC, which accounts shall be trust accounts for the benefit of Creditors and Equity Interests pursuant to the Plan and utilized solely for the investment and distribution of Cash consistent with the terms and conditions of the Plan. On or before the Effective Date, the Debtors shall deposit into such Disbursement Account(s) all Cash and Cash Equivalents of the Debtors, less such amount reasonably determined by the Equity Committee, on or prior to the Effective Date as necessary to fund the ongoing operations of Reorganized UC. Notwithstanding anything contained herein, Reorganized UC shall have the right to retain such funds as are necessary to meet the obligations of the Debtors to fund interest and servicer advances or purchase loans to avoid loss triggers.

                  29.2 Maintenance of Disbursement Account(s): Disbursement Account(s) shall be maintained at one or more domestic banks or financial institutions of Reorganized UC's choice that are included on the list of approved depository institutions by the Office of the United States Trustee. Reorganized UC shall invest Cash in Disbursement Account(s) in Cash Equivalents; provided, however, that sufficient liquidity shall be maintained in such account or accounts to (a) make promptly when due all payments upon Disputed Claims if, as and when they become Allowed Claims and (b) make promptly when due the other payments provided for in the Plan.

                                   ARTICLE XXX

                       PROVISIONS REGARDING DISTRIBUTIONS

                  30.1 Time and Manner of Payments: Payments under the Plan shall be made to each holder of an Allowed Claim or Allowed Equity Interest as follows:

                           (a) Initial Payments: On or as soon as practicable
after the Effective Date, the Plan Administrator shall distribute, or cause to be distributed, after making reserves for Disputed Claims or Disputed Equity Interests as appropriate, to each holder of (i) an Allowed Unsecured Claim, (ii) an Allowed Borrower Litigation Claim, (iii) an Allowed Subordinated Debenture Claim, (iv) an Allowed Lending Subordinated Debenture Claim, (v) an Allowed Pride Equity Interest, (vi) an Allowed Statutorily Subordinated Claim, and (vii) an Allowed United Companies Common Equity Interest, each Creditor's or Equity Interest's share, if any, of Disbursement Cash available for distribution as determined pursuant to Articles VII, X, XI and XII hereof, respectively; and

                           (b) Quarterly Payments: On the first (1st) Business
Day that is after the close of one full calendar quarter following the date of the initial Effective Date distributions, and, thereafter, on each thirtieth
(30th) day following the close of calendar quarters, the Plan Administrator shall distribute, or cause to be distributed, after making reserves for Disputed Claims or Disputed Equity Interests as appropriate, to each holder of (i) an Allowed Unsecured Claim, (ii) an Allowed Borrower Litigation Claim, (iii) an Allowed Subordinated Debenture Claim, (iv) an Allowed Lending Subordinated Debenture Claim, (v) an Allowed Pride Equity Interest, (vi) an Allowed Statutorily Subordinated Claim, and (vii) an Allowed United Companies Common Equity Interest, an amount equal to such Creditor's or Equity Interest's share, if any, of Disbursement Cash available for distribution as determined pursuant to Articles VII, X, XI and XII hereof, until such time as there is no longer any potential Disbursement Cash available for distribution.

                  30.2 Timeliness of Payments: Any payments or distributions to be made by Reorganized UC pursuant to the Plan shall be deemed to be timely made if made within twenty (20) days after the dates specified in the Plan. Whenever any distribution to be made under this Plan shall be due on a day other than a Business Day, such distribution shall instead be made, without interest, on the immediately succeeding Business Day, but shall be deemed to have been made on the date due.

                  30.3 Distributions by the Plan Administrator: All distributions under the Plan shall be made by the Plan Administrator. The Plan Administrator shall be deemed to hold all property to be distributed hereunder in trust for the Persons entitled to receive the same. The Plan Administrator shall not hold an economic or beneficial interest in such property.

                  30.4 Manner of Payment under the Plan: Unless the Entity receiving a payment agrees otherwise, any payment in Cash to be made by Reorganized UC shall be made, at the election of Reorganized UC, by check drawn on a domestic bank or by wire transfer from a domestic bank.

                  30.5 Delivery of Distributions: Subject to the provisions of Rule 9010 of the Bankruptcy Rules, and except as provided in Sections 7.3,7.4,
10.3 and 10.4 of the Plan, distributions and deliveries to holders of Allowed Claims shall be made at the address of each such holder as set forth on the Schedules filed with the Bankruptcy Court unless superseded by the address set forth on proofs of claim filed by such holders, or at the last known address of such a holder if no proof of claim is filed or if the Debtors have been notified in writing of a change of address. Distributions to holders of Allowed Equity Interests shall be made at the addresses set forth on the transfer ledger for United Companies common stock as of the Record Date.

                  30.6     Undeliverable Distributions:

                           (a) Holding of Undeliverable Distributions: If any
distribution to any holder is returned to Reorganized UC as undeliverable, no further distributions shall be made to such holder unless and until Reorganized UC is notified, in writing, of such holder's then-current address. Undeliverable distributions shall remain in the possession of Reorganized UC until such time as a distribution becomes deliverable. All Persons ultimately receiving undeliverable Cash shall not be entitled to any interest or other accruals of any kind accruing after the date of the initial disbursement. Nothing contained in the Plan shall require Reorganized UC to attempt to locate any holder of an Allowed Claim or an Allowed Equity Interest; and

                           (b) Failure to Claim Undeliverable Distributions: On
or about the second (2nd) anniversary of the Effective Date, Reorganized UC shall file a list with the Bankruptcy Court setting forth the names of those Entities for which distributions have been made hereunder and have been returned as undeliverable as of the date thereof. Any holder of an Allowed Claim or an Allowed Equity Interest that does not assert its rights pursuant to the Plan to receive a distribution within three (3) years from and after the Effective Date shall have its Claim or Equity Interest for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim or Equity Interest against Reorganized UC or its property accruing after the date of the initial disbursement. In such case, any consideration held for distribution on account of such Claim or Equity Interest shall revert to Reorganized UC.

                  30.7 Compliance with Tax Requirements: To the extent applicable, Reorganized UC shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.

                  30.8 Time Bar to Cash Payments: Checks issued by Reorganized UC on account of Allowed Claims shall be null and void if not negotiated within ninety (90) days from and after the date of issuance thereof. Requests for reissuance of any check shall be made directly to the Plan Administrator by the holder of the Allowed Claim with respect to which such check originally was issued. Any claim in respect of such a voided check shall be made on or before the later of (a) the second (2nd) anniversary of the Effective Date or (b) ninety (90) days after the date of issuance of such check, if such check represents a final distribution hereunder on account of such Claim. After such date all Claims in respect of voided checks shall be discharged and forever barred.

                  30.9 Distributions After Effective Date: Distributions made after the Effective Date to holders of Claims and Equity Interests that are not Allowed Claims or Allowed Equity Interests as of the Effective Date but which later become Allowed Claims or Allowed Equity Interests shall be deemed to have been made on the Effective Date.

                  30.10 Set-Offs: Reorganized UC may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim or Allowed Equity Interest and the distributions to be made pursuant to the Plan on account thereof (before any distribution is made on account of such Claim or Equity Interest), the claims, rights and causes of action of any nature that the Debtors or Reorganized UC may hold against the holder of such Allowed Claim or Allowed Equity Interest; provided, however, that neither the failure to effect such a set-off nor the allowance of any Claim or Equity Interest hereunder shall constitute a waiver or release by the Debtors or Reorganized UC of any such claims, rights and causes of action that the Debtors or Reorganized UC may possess against such holder; and, provided, further, that nothing contained herein is intended to limit the rights of any Creditor or holder of an Equity Interest to effectuate a set-off prior to the Effective Date in accordance with the provisions of Sections 362 and 553 of the Bankruptcy Code.


                                  ARTICLE XXXI

PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS AND DISPUTED EQUITY INTERESTS UNDER
                                    THE PLAN

                  31.1 Objections to Claims and Equity Interests; Prosecution of Disputed Claims and Disputed Equity Interests: The Equity Committee, or Reorganized UC, as applicable, shall object to the allowance of Claims or Equity Interests filed with the Bankruptcy Court with respect to which it disputes liability or allowance in whole or in part. All objections shall be litigated to Final Order; provided, however, that Reorganized UC (within such parameters as may be established by the Board of Directors of Reorganized UC), shall have the authority to file, settle, compromise or withdraw any objections to Claims or Equity Interests, without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Equity Committee, or Reorganized UC, as applicable, shall file and serve all objections to Claims or Equity Interests as soon as practicable, but in no event later than the Effective Date or such later date as may be approved by the Bankruptcy Court. The Equity Committee reserves the right to file objections to any Claims or Equity Interests, and Reorganized UC and the Equity Committee reserve the right to seek the subordination of any Claims or Equity Interests.

                  31.2 Estimation of Claims: The Equity Committee, or Reorganized UC, as applicable, may at any time request that the Bankruptcy Court estimate any contingent or Disputed Claim pursuant to Section 502(c) of the Bankruptcy Code regardless of whether the Debtors or Reorganized UC previously have objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. Subject to the provisions of Section 502(j) of the Bankruptcy Code, in the event that the Bankruptcy Court estimates any contingent or Disputed Claim, the amount so estimated shall constitute the allowed amount of such Claim. All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

                  31.3 Disputed Claims Reserve: In accordance with this Section
30.3 and any Estimation Order entered by the Bankruptcy Court before such date, on the Effective Date, Reorganized UC shall establish a separate Disputed Claims Reserve for each Class of Claims and Equity Interests. Property reserved under this Section shall be set aside, segregated and, in the case of Cash, held in an interest bearing account to be established and maintained by Reorganized UC pending resolution of such Disputed Claims and Disputed Equity Interests. As and to the extent that the amount of any Disputed Claim or Disputed Equity Interest exceeds the amount of such Claim or such Equity Interest which ultimately is allowed, any excess Cash in the applicable Disputed Claims Reserve previously reserved for or on account of such Disputed Claim or Disputed Equity Interest shall be released to Reorganized UC for distribution to Allowed Claims and Allowed Equity Interests in accordance with the terms of the Plan. Each Disputed Claim Reserve shall be terminated once all Distributions and other dispositions of Cash required hereunder relevant to such Disputed Claims Reserve have been made in accordance with the terms of the Plan. If a Disputed Equity Interest Reserve is established hereunder, all references to Disputed Claims Reserve shall apply to the Disputed Equity Interest Reserve and all references to Claims, Allowed Claims and Disputed Claims shall apply to Equity Interests, Allowed Equity Interests, and Disputed Equity Interests as the context requires.

                  31.4 Payments and Distributions on Disputed Claims and Disputed Equity Interests: At such time as a Disputed Claim or Disputed Equity Interest becomes, in whole or in part an Allowed Claim or an Allowed Equity Interest, Reorganized UC shall distribute to the holder thereof the distributions, if any, to which such holder is then entitled under the Plan. Such distribution, if any, shall be made as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Disputed Claim or Disputed Equity Interest becomes a Final Order but in no event more than thirty (30) days thereafter. No additional interest shall be paid on Disputed Claims or Disputed Equity Interests that later become Allowed or with respect to any distribution to such holder for the period during the pendency of the objection. No distribution shall be made with respect to all or any portion of any Disputed Claim or Disputed Equity Interest pending the entire resolution thereof in the manner prescribed in Section 30.1 hereof.


                                  ARTICLE XXXII

                    PROSECUTION OF CLAIMS HELD BY THE DEBTORS

                  32.1 Prosecution of Claims: Unless otherwise expressly provided herein, all claims and causes of action of the Debtors existing as of the Confirmation Date, including any avoidance or recovery actions under Sections 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code and any other causes of action, rights to payments of claims that belong to the Debtors or Debtors in Possession, shall be retained by and vested for purposes of enforcement and collection in Reorganized UC, who shall have the rights and powers of a trustee appointed pursuant to 11 U.S.C. ss. 1104 with regard to the initiation and prosecution of any claims which the Debtors may have as Debtors in Possession (exercising the rights and powers of a trustee pursuant to 11 U.S.C. ss. 1107(a)) under 11 U.S.C. ss.ss. 541 through 553 (inclusive) and 11 U.S.C. ss. 510 or otherwise. Any and all claims and causes of action which may subsequently come to the attention of the Debtors, the Plan Administrator or Reorganized UC shall survive Confirmation. It is the express purpose and intent of these provisions of the Plan that Reorganized UC have the same rights and powers with regard to any causes of action which a trustee appointed pursuant to 11 U.S.C. ss. 1104 would have if such trustee were appointed on the Confirmation Date and that any adverse parties against whom such causes of action are asserted similarly have the same rights, liabilities and defenses to such causes of action which any such adverse party would have in the event the causes of action were brought by a trustee, including the right to have an Allowed Claim to the extent provided in 11 U.S.C. ss. 502(h). Reorganized UC shall not be required to set off against any claim, or against any distributions to be made pursuant to the Plan in respect of such Allowed Claim any claims of any nature whatsoever which the Debtors or Debtors in Possession may have against the holder of such Allowed Claim but neither the failure to do so nor the allowance of any Allowed Claim hereunder shall constitute a waiver or release of any such claims the Debtors or Debtors in Possession may have against such holder. Reorganized UC may compromise and settle such claims or causes of action, without approval of the Bankruptcy Court (but with approval of, or within parameters established by, the Board of Directors of Reorganized UC). The net proceeds of any such litigation or settlement (after satisfaction of all costs and expenses incurred in connection therewith) shall be remitted to the Plan Administrator for inclusion in Disbursement Cash.

                                 ARTICLE XXXIII

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                  33.1 Rejection of Executory Contracts and Unexpired Leases:
Any executory contracts or unexpired leases which have not expired by their own terms on or prior to the Effective Date, which have not been assumed and assigned or rejected with the approval of the Bankruptcy Court, or which are not the subject of a motion to assume the same pending as of the Effective Date shall be deemed rejected by the Debtors in Possession on the Effective Date and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such rejections pursuant to Sections 365(a) and 1123 of the Bankruptcy Code.

                  33.2 Cure of Defaults for Assumed Executory Contracts and Unexpired Leases: Any monetary amounts required as cure payments on each executory contract and unexpired lease to be assumed pursuant to the Plan shall be satisfied, pursuant to Section 365(b)(1) of the Bankruptcy Code, by payment of the cure amount in Cash on the Effective Date or upon such other terms and dates as the parties to such executory contracts or unexpired leases otherwise may agree. In the event of a dispute regarding (a) the amount of any cure payment, (b) the ability of the Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption, the cure payments required by Section 365(b)(1) of the Bankruptcy Code shall be subject to the jurisdiction of the Bankruptcy Court and made following the entry of a Final Order resolving such dispute.

                  33.3 Rejection Damage Claims: Not later than the Effective Date, or such later date as the Bankruptcy Court may by order permit, the Equity Committee shall file with the Bankruptcy Court a list of executory contracts and unexpired leases to be assumed by the Debtors pursuant to the Plan as of the Effective Date, and such executory contracts and unexpired leases shall be deemed assumed as of the Effective Date. If the rejection of an executory contract or unexpired lease by the Debtors results in damages to the other party or parties to such contract or lease, any claim for such damages, if not heretofore evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors, or its properties or agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Equity Committee on or before fifteen (15) days after the later to occur of (a) the Effective Date and (b) the date of entry of an order by the Bankruptcy Court authorizing rejection of a particular executory contract or unexpired lease.


                                  ARTICLE XXXIV

               CONDITIONS PRECEDENT TO EFFECTIVE DATE OF THE PLAN

                  34.1 Conditions Precedent to Effective Date of the Plan: The occurrence of the Effective Date and the substantial consummation of the Plan are subject to satisfaction of the following conditions precedent:

                           (a) Entry of Confirmation Order: The Clerk of the
Bankruptcy Court shall have entered the Confirmation Order, in form and substance satisfactory to the Equity Committee, and the Confirmation Order shall have become a Final Order and be in full force and effect or the Equity Committee has waived the requirement for a Final Order;

                           (b) Execution of Servicing Agreement(s). The Equity
Committee shall have executed definitive servicing or sub-servicing agreement(s) with one or more qualified servicers under terms and conditions no less favorable to the Debtors' estates than those set forth in Exhibit A attached hereto to service the Debtors' loan portfolio;

                           (c) Entry of Servicing Agreement Order. The
Bankruptcy Court shall have entered the Servicing Agreement Order; and

                           (d) Execution of Documents; Other Actions: All other
actions and documents necessary to implement the Plan shall have been executed.

                  34.2 Failure to Execute Servicing Agreement: In the event the Equity Committee fails to retain a servicer or subservicer within sixty (60) days of confirmation of the Equity Committee's Plan, the Confirmation Order shall be deemed void and of no force and effect.

                                  ARTICLE XXXV

                                   COMMITTEES

                  35.1 Creditors' Committee Term and Fees: On the Effective Date, the Creditors' Committee shall be dissolved and the members thereof and the professionals retained by the Creditors' Committee in accordance with
Section 1103 of the Bankruptcy Code shall be released and discharged from their respective fiduciary obligations.

                  35.2 Equity Committee Term and Fees: On the Effective Date, the Equity Committee shall be dissolved and the members thereof and the professionals retained by the Equity Committee in accordance with Section 1103 of the Bankruptcy Code shall be released and discharged from their respective fiduciary obligations.


                                  ARTICLE XXXVI

                            RETENTION OF JURISDICTION

                  36.1 Retention of Jurisdiction: The Bankruptcy Court shall retain and have exclusive jurisdiction over any matter arising under the Bankruptcy Code, arising in or related to the Chapter 11 Cases or the Plan, or that relates to the following:

                           (a) to resolve any matters related to the assumption,
assumption and assignment or rejection of any executory contract or unexpired lease to which the Debtors are a party or with respect to which the Debtors may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date of the Plan, to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

                           (b) to enter such orders as may be necessary or
appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan;

                           (c) to determine any and all motions, adversary
proceedings, applications and contested or litigated matters that may be pending on the Effective Date or that, pursuant to the Plan, may be instituted by Reorganized UC after the Effective Date;

                           (d) to ensure that distributions to holders of
Allowed Claims and Allowed Equity Interests are accomplished as provided herein;

                           (e) to hear and determine any timely objections to
Administrative Expense Claims or to proofs of Claim and Equity Interests filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Equity Interest, and to allow, disallow, determine, liquidate, classify, estimate or establish the priority of or secured or unsecured status of any Claim, in whole or in part;

                           (f) to enter and implement such orders as may be
appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, reversed or vacated;

                           (g) to issue such orders in aide of execution of the
Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

                           (h) to consider any modifications of the Plan, to
cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order,

                           (i) to hear and determine all applications for awards
of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date;

                           (j) to hear and determine disputes arising in
connection with or relating to the Plan or the interpretation, implementation, or enforcement of the Plan or the extent of any Entity's obligations incurred in connection with or released under the Plan;

                           (k) to issue injunctions, enter and implement other
orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation or enforcement of the Plan;

                           (l) to determine any other matters that may arise in
connection with or are related to the Plan, the Disclosure Statement, the Confirmation Order or any contract instrument, release or other agreement or document created in connection with the Plan or the Disclosure Statement;

                           (m) to hear and determine matters concerning state,
local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

                           (n) to hear any other matter or for any purpose
specified in the Confirmation Order that is not inconsistent with the Bankruptcy Code; and

                           (o) to enter a final decree closing the Chapter 11
Cases.


                                 ARTICLE XXXVII

               MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

                  37.1 Modification of Plan: The Equity Committee reserves the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan at any time prior to the entry of the Confirmation Order. Upon entry of the Confirmation Order, the Equity Committee may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with Section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan. A holder of a Claim or Equity Interest that has accepted the Plan shall be deemed to have accepted the Plan as modified if the proposed modification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder.

                  37.2 Revocation or Withdrawal:

                           (a) The Plan may be revoked or withdrawn prior to the
Confirmation Date by the Equity Committee; and

                           (b) If the Plan is revoked or withdrawn prior to the
Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by the Debtors or any other Entity or to prejudice in any manner the rights of the Debtors or any other Entity in any further proceedings involving the Debtors.


                                 ARTICLE XXXVIII

                            MISCELLANEOUS PROVISIONS

                  38.1 Discharge of Debtors: Except as otherwise specifically provided in the Plan or the Confirmation Order, confirmation of the Plan (subject to the occurrence of the Effective Date) shall operate as a discharge, pursuant to section 1141(d)(1) of the Bankruptcy Code, of the Debtors and Reorganized UC from any debt, Claim or Equity Interest that arose before the Confirmation Date, including, but not limited to, all principal and interest, whether accrued before, on or after the Petition Date, and any debt, Claim or Equity Interest of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not a proof of Claim or Equity Interest is filed or is deemed filed, and whether or not the holder of such Claim or Equity Interest has voted on the Plan. On the Effective Date, as to every discharged debt, Claim and Equity Interest, the holder of such debt, Claim or Equity Interest shall be precluded from asserting against the Debtors, the Debtors' assets or properties, and against Reorganized UC and the Plan Administrator, any other or further Claim or Equity Interest based upon any document, instrument or act, omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

                  38.2 Injunction: Except as otherwise expressly provided in the Plan, all Persons or Entities who have held, hold or may hold Claims or Equity Interests are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Equity Interest against the Debtors or Reorganized UC,
(b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors or Reorganized UC,
(c) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or Reorganized UC or against the property or interests in property of the Debtors or Reorganized UC, and (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors or Reorganized UC or against the property or interests in property of the Debtors or Reorganized UC, with respect to any such Claim or Equity Interest; provided, however, that such injunction shall not preclude the United States of America or any of its police or regulatory agencies from enforcing their police or regulatory powers; and, provided, further, that, except in connection with a properly filed proof of claim, the foregoing proviso does not permit the United States of America or any of its police or regulatory agencies from obtaining any monetary recovery from United Companies or Reorganized UC or their respective property or interests in property with respect to any such Claim or Equity Interest, including, without limitation, any monetary claim or penalty in furtherance of a police or regulatory power.

                  38.3 Term of Existing Injunctions or Stays: Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Case pursuant to Sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

                  38.4 Payment of Statutory Fees: All fees payable pursuant to
Section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

                  38.5 Retiree Benefits: From and after the Effective Date, pursuant to Section 1129(a)(13) of the Bankruptcy Code, Reorganized UC shall continue to pay all retiree benefits (within the meaning of Section 1114 of the Bankruptcy Code), at the level established in accordance with subsection
(e)(1)(B) or (g) of Section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, and for the duration of the period during which the Debtors have obligated themselves to provide such benefits.

                  38.6 Post-Effective Date Fees and Expenses: From and after the Effective Date, Reorganized UC shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable professional fees and expenses incurred by Reorganized UC related to implementation and consummation of the Plan.

                  38.7 Exemption from Certain Transfer Taxes. Pursuant to
Section 1146(c) of the Bankruptcy Code (a) issuance, transfer or exchange of any securities, instruments or documents and (b) the creation of any other lien, mortgage, deed of trust or other security interest under the Plan shall not be subject to any stamp tax, transfer tax, intangible tax, recording fee, or similar tax, charge or expense to the fullest extent provided for under Section 1146(c) of the Bankruptcy Code.

                  38.8 Severability: If, prior to the Confirmation Date, any term or provision of the Plan shall be held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall, with the consent of the Equity Committee, have the power to alter and interpret such term or provision to make it valid or enforceable, to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

                  38.9 Governing Law: Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent that an exhibit hereto or document contained in the Plan Supplement provides otherwise, the rights, duties and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the Bankruptcy Code and, to the extent not inconsistent therewith, the laws of the State of Louisiana, without giving effect to principles of conflicts of laws.

                  38.10 Notices: All notices, requests, and demands to or upon the Debtors or Reorganized UC to be effective shall be in writing, including by facsimile transmission and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors:

United Companies Financial Corporation
P.O.  Box 1591
4041 Essen Lane
Baton Rouge, LA 70809
Attention: Larry Ramaekers

with a copy to:

Marcia Goldstein
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

If to the Equity Committee:

Nicola Biase
14 East 60th Street
New York, New York 10022

with a copy to

Charles E. Campbell
Long Aldridge & Norman LLP
Suite 5300, 303 Peachtree Street
Atlanta, Georgia 30308
Telecopier: (404) 527-4198

If to the Creditors' Committee:

John McGowan
First Union National Bank
301 South College Street
Charlotte, NC 28288

with a copy to:

Chaim J. Fortgang
Wachtell, Lipton Rosen & Katz
51 West 52nd Street
New York, NY 10019

                  38.11 Closing of Cases: Reorganized UC shall, promptly upon the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court.

                  38.12 Section Headings: The section headings contained in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan.

Dated: June 10, 2000
OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS OF UNITED
COMPANIES FINANCIAL CORPORATION

By:  /s/ Nicola Biase
   -----------------------------
   Name: Nicola Biase
   Title: Vice Chairman

                                    EXHIBIT A

                         SERVICING AGREEMENT TERM SHEET

         The Equity Committee will contract with one or more servicing companies (the "Servicing Company") to take over the servicing obligations of the entire portfolio of mortgage loans and manufactured home loans owned or serviced by United Companies Financial Corporation and its subsidiaries and affiliates (collectively, "UCFC" or "Debtors"), including all home equity securitizations outlined in Attachment 1 hereto along with all other securitizations for which the Debtors are currently servicers of record (the "Securitized Loans"), all mortgage loans and manufactured home loans owned by UCFC (the "UCFC Loans"), and mortgage loans serviced for others (the "Third Party Loans") (all such assets being referred to as the "Servicing Portfolio"1 and such servicing rights collectively shall be referred to as the "Servicing Rights"). The following terms and conditions will be a part of any definitive servicing agreement entered into between the Equity Committee and the Servicing Company:


OVERVIEW:     UCFC currently is acting as the servicer for the Securitized
              Loans, the UCFC Loans and the Third Party Loans. The Equity
              Committee will contract with one or more qualified servicing companies (the "Servicing Company") to either (a) act as a sub-servicer ("Sub-servicer") pursuant to a sub- servicing agreement mutually acceptable to the parties (the "Sub-servicing
              Agreement" or "Proposal A"), and/or (b) become the successor servicer ("Successor Servicer", "Proposal B") to these transactions thereby assuming all obligations currently borne by UCFC under the terms of the pooling and servicing agreements with respect to the Securitized Loans (the "PSAs") other than those obligations remaining with UCFC as expressly provided for herein.
              If the Equity Committee elects Proposal A above, the Servicing
              Company would act as Subservicer to UCFC for the life of the mortgage loans. If the Equity Committee elects Proposal B above, pursuant to a servicing agreement mutually acceptable to the parties, the Servicing Company would act as servicer ("Servicer") for the life of the Securitized Loans, the UCFC Loans and the Third Party Loans.

Termination   Except for cause or other limited circumstances, the Servicing
              Company would not be permitted to resign as Servicer or Subservicer, and except for cause and subject to the terms of the PSAs with respect to the Securitized Loans and the servicing agreements with respect to the Third Party Loans (the "Third Party
              Servicing Agreements"), the Servicing Company could not be terminated as Servicer or Sub-servicer. The PSAs, the Sub-servicing Agreements and UCFC Servicing Agreement shall be referred to herein collectively as the "Servicing Agreements."

Servicing     Fees The Servicing Company would be paid a "Base Servicing Fee" of
              0.50 % per annum on a monthly basis. In the case of the UCFC
              Loans, this fee would be paid from cash collections. In the case of the Securitized Loans and the Third Party Loans, this fee would be netted by the Servicing Company from the monthly servicing proceeds, which would include prepayment penalties and all other cash flow to which UCFC would otherwise be entitled.

              In the case of UCFC REO properties, the Servicing Company would be paid a "Base Servicing Fee" of 0.50% per annum on a monthly basis. Third party REO vendors would be paid according to REO Management Agreements in place with UCFC which call for payment of servicers rendered out of the gross sales proceeds when the REO property is sold. To the extent that the Servicing Company manages the disposition of REO properties rather than third party vendors, the Servicing Company would be paid a liquidation management fee (the "Liquidation Management Fee") in the amount to be negotiated by the parties and set forth in definitive documentation, with such fee to be paid from the closing proceeds when the REO property is sold.

--------
         1 Specifically excluded is the 1998 Securitization in which UCFC is only the residual interest holder and is neither the owner of the loans nor the servicer of those loans.

Ancillary     Income Under Proposal A, the Servicing Company would retain 100%
              of the late fees and other ancillary income (excluding investment earnings on collection and escrow account balances) as additional servicing compensation. Such ancillary income would include, without limitation, assumption fees, charges for bad checks and release fees.

              Under Proposal B, the Servicing Company would retain 100% of the late fees and other ancillary income (including investment earnings on collection and escrow account balances) as additional servicing compensation. Such ancillary income would include, without limitation, assumption fees, charges for bad checks and release fees.

Prepayment    Prepayment penalties would be passed through to UCFC under both
Penalties     proposals.

Advances:     Under Proposal A.
              - the Servicing Company would not be responsible for funding prospective interest, corporate or escrow advances for delinquent mortgage loans, but it would be responsible for the administration of these advancing obligations and related functions;
              - the Servicing Company would not make customary prepayment interest shortfall payments from its own funds;
              -the Servicing Company would not reimburse UCFC for outstanding recoverable interest, corporate or escrow advances for delinquent mortgage loans; and
              - UCFC would retain all past and future delinquent interest and corporate and escrow advances collected by the Servicing Company.

              Under Proposal B,

              - the Servicing Company would not be responsible for funding the advancement of interest on delinquent mortgage loans. This funding obligation would remain with UCFC and, at the Equity Committee's option, may be met through either internal funding, through utilization of a cash management arrangement within the mortgage pools consistent with the PSAs, or the establishment of a financing facility. The Servicing Company would, as part of its overall servicing responsibilities, administer all advancing obligations and related functions. The Servicing Company would reimburse UCFC for any interest expense due on borrowing from the financing facility related to such advances or, if funded through internal funding, at an interest rate to be agreed upon between the Servicing Company and the Equity Committee;

              -the Servicing Company would be responsible for making corporate and/or escrow advances and customary prepayment interest shortfall payments;
              - the Servicing Company would reimburse UCFC in cash for all outstanding recoverable corporate and escrow advances less an amount to be set forth in the definitive documentation to be negotiated between the parties as soon as reasonably possible and in no event to exceed 15 business days following transfer to the Servicing Company;
              - the Servicing Company would be entitled to collect and retain all past and future corporate and escrow advances collected in accordance with the PSAs. UCFC would be entitled to retain all past and future interest advances; and
              - All corporate and interest advances would be deemed recoverable and paid out of cash flows that would otherwise be due to the residual holder to the extent they are not otherwise collected through the securitization waterfall.

Clean-Up UCFC would retain the right to exercise and, if exercised, the obligations to fund any "Clean-up" calls for the Securitized Loans. The Servicing Company will assist and make recommendations to UCFC in the analysis and administration of the exercise of any such Clean-Up calls. If such calls are exercised, all resulting mortgage loans will be serviced under identical terms as the UCFC Loans.

Loan          UCFC would retain the right to repurchase loans ("Loan
Repurchase    Repurchases") from the Securitized Loans as permitted under the
              PSAs. Any funding requirements would remain with UCFC. The
              Servicing Company will assist and make recommendations to UCFC in the analysis and administration of any such Loan Repurchases. All mortgage loans that are the subject of Loan Repurchases will be serviced under identical terms as the UCFC Loans. The definitive agreement shall contain provisions requiring the Servicing Company to perform its servicing functions so as to make available to UCFC the opportunity, through prior notice and other arrangements, to implement Loan Purchases utilizing its own funds as needed to forestall the occurrence of any "Trigger."

Servicing     The Servicing Company will be responsible for all aspects of
Company       servicing the Servicing Portfolio. Such responsibilities would
Respon-       include:
sibilities    - Customer Service
              - Customer relations
              - Billing Statements
              - Collections
              - Timeline Management
              - REO management
              - Lock-Box
              - Investor Reporting
              - Year-end tax reporting to IRS
              - File storage
              - Document Recording and management

              As part of the servicing transfer, the Servicing Company shall provide the Equity Committee a list of all third-party contracts of UCFC relating to the Servicing Rights that the Servicing Company desires to assume.

Termination   If the Servicing Company is terminated without cause as
Fee           Servicer or Subservicer with respect to a particular Servicing
              Agreement or Sub-servicing Agreement, UCFC would pay to the Servicing Company the following termination fee on all loans to be serviced pursuant to such Servicing Agreement, based on the amount of time elapsed from the execution date of the applicable
              Servicing Agreement to the date of termination:

              0-24 months - $100 per loan
              25-36 months - $50 per loan
              37+ months - $0 per loan

              The parties shall otherwise have such remedies for breach by the other party of the Definitive Agreement as shall be mutually agreed upon in the Definitive Agreement.

Required      UCFC will be responsible for obtaining the necessary approvals and
Approvals     estoppels from the transaction from all required parties,
              including without limitation the rating agencies, monoline insurers, REMIC trustees, underwriters, letter of credit account parties and regulatory authorities, or, alternatively, obtaining a judicial order to the same legal effect. Such approvals and estoppels would certify (or such order would provide), among other things, that:
              - The Servicing Company would not assume any obligations of UCFC arising or accruing prior to the servicing transfer to (a) cure breaches of any representations and warranties made by UCFC or to repurchase loans from or substitute loans to the related securitization trusts or mortgage loan owners or (b) indemnify the UCFC counterparties from any securities law liabilities;
              -the Servicing Company meets the eligibility requirements for a sub-servicer or such requirements have been waived;
              -Such parties confirm the absence of or waive any defaults by UCFC or its subsidiaries under the PSAs or Third Party Servicing
              Agreements, as applicable, arising or accruing prior to the servicing transfer and agree to be estopped from enforcing any rights and remedies, including any rights of indemnity, rights to remove the Servicer or Sub-servicer and any claims relating to the making and reimbursement of Advances arising or accruing prior to the servicing transfer;
              - Under Proposal B, such parties agree that the Servicing Company, as Sub-servicer is entitled to reimbursement of all outstanding and unreimbursed corporate and escrow advances in accordance with the terms of the relevant Servicing Agreements; and
              - Such parties waive any servicer removal triggers based on UCFC's failure to meet certain standards and covenants arising or accruing prior to the Servicing transfer.

              The Servicing Company will cooperate in this process and would provide all reasonable assistance to the Equity Committee in obtaining these approvals. All legal expenses and other reasonable out-of- pocket expenses incurred in the approval process will be borne by UCFC.

Servicing     The Servicing Portfolio would be serviced with the same level of
Standard      care, skill, prudence and diligence that the Servicing Company employs in servicing like loans in its own portfolio and otherwise as required by the PSAs, as applicable. To the extent possible, the loans in the Servicing Portfolio would be combined with the Servicing Company's loans on the same platform and, after transfer to that platform, would be serviced by the same personnel operating under the same policies and procedures. The loans in the Servicing Portfolio would not be specifically identified thereby ensuring treatment similar to the Servicing Company's owned portfolio. The Servicing Company will attempt to maximize the net present value of UCFC's economic interests in the Securitized
              Loans in all cases in a manner consistent with the servicing standards and servicer requirements under the PSAs. In the case of the UCFC Loans, the Servicing Company's objective will be to maximize the net present value of the these loans for the exclusive benefit of UCFC.

Document      The Servicing Company will cure all document deficiencies
Deficiencies  necessary to fulfill its obligations to the related securitization trustee or loan owner or necessary to properly service the loans
              (e.g. proceeding with foreclosure or releasing a satisfied lien) for which UCFC shall reimburse the Servicing Company its expenses in an amount not to exceed $1.5 million). These permitted expenses would be limited to reasonable third-party costs and other direct out-of-pocket expenses of the Servicing Company and would not include any portion of the salaries of the Servicing Company's employees or other overhead.

Custodial     All custodial, collection and other accounts must be fully funded
Accounts      prior to closing.

Custody       UCFC would be responsible for paying all document custody and
Fees          rating agency maintenance fees to the extent required of the
              Servicer under the PSAs.

Performing    All performing and nonperforming loans would immediately be
Loan          transferred (within 60 days of notice) to the Servicing Company's
Non-          servicing platform.
performing
Loan          All REO managed internally by UCFC would be immediately
and REO       transferred (within 60 days notice) to the Servicing Company's
Transition    servicing platform.

              Regarding all REO managed by third party vendors, the Servicing Company would immediately assume oversight.

Tax Service   At the Servicing Company's election, the Servicing Rights would be
Contracts     transferred to the Servicing Company with transferable
              life-of-loan tax service contracts, to the extent in existence and assignable by UCFC, either by their terms or pursuant to court order.

Transfer      Each party would be responsible for its own transfer expenses.
Expenses      UCFC would be responsible for sending RESPA Transfer Notices to borrowers, providing data to the Servicing Company in a format reasonably requested by the Servicing Company. The Servicing
              Company would be responsible for shipping the loan files and boarding the loans onto its system including any data conversion expenses.

Remittance    The Servicing Company would make remittances and reports to the
and           Trustee in accordance with the  terms of the Servicing Agreements.
Reporting

Compliance    The Servicing Company will furnish annually to UCFC a statement by
Statement     an officer of the Servicing Company stating that it has complied with all requirements of the definitive agreement.

Repre-        The Servicing Company would make customary servicer
sentations    representations and warranties but would not be subject to any
and           obligations of the prior servicer nor any obligations,
Warranties    representations or warranties customarily made by the seller of the mortgage loans. The Servicing Company would not assume any repurchase or other obligations of the seller of the mortgage loans or prior servicer, if any.

Costs Each party shall bear its own fees and expenses, including, without limitation, fees, expenses and commission of financial, legal and accounting advisers and other outside consultants, incurred in connection herewith

                                                                       EXHIBIT B
                                                                       ---------

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


In re:                                 :  Chapter 11
                                       :
UNITED COMPANIES FINANCIAL             :  Case Nos. 99-450 (MFW) through 99-461
CORPORATION, ET. AL.,                  :  (MFW)
                          DEBTORS.     :
                                       :  JOINTLY ADMINISTERED
---------------------------------------:

    ORDER (I) APPROVING DEBTORS' DISCLOSURE STATEMENT AND EQUITY COMMITTEE'S DISCLOSURE STATEMENT, (II) ESTABLISHING VOTING RECORD HOLDER DATE, (III)
 APPROVING SOLICITATION PROCEDURES, FORM OF BALLOTS, AND MANNER OF NOTICE, AND
   (IV) FIXING THE DATE, TIME AND PLACE FOR THE CONFIRMATION HEARING AND THE
                     DEADLINE FOR FILING OBJECTIONS THERETO
                     --------------------------------------

         A hearing having been held on July 6, 2000 and July 7, 2000 (the "Hearing") to consider (a) the motion (the "Debtors' Motion") filed by United Companies Financial Corporation and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"), dated June 6, 2000, seeking, inter alia, approval pursuant to section 1125 of title 11 of the United States Code (the "Bankruptcy Code") of the proposed disclosure statement heretofore filed with the Court by the Debtors and approval of the proposed solicitation procedures in connection with confirmation of the Debtors' Second Amended Plan of Reorganization for Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code (the "Debtors' Plan") and (b) the motion (the "Equity Committee's Motion") filed by the statutory committee of equity security holders (the "Equity Committee"), dated June 8, 2000, seeking, inter alia, approval pursuant to section 1125 of the Bankruptcy Code of the proposed disclosure statement heretofore filed with the Court by the Equity Committee in connection with the Equity Committee's Second Amended Plan of Reorganization (the "Equity Committee's Plan") and; it appearing from the affidavits of service on file with this Court that proper and timely notice of the Hearing has been given; and it appearing that such notice was adequate and sufficient; and the appearances of all interested parties having been duly noted on the record of the Hearing; and each of the objections, if any, filed to the proposed disclosure statements, the Debtors' Motion and/or the Equity Committee's Motion having been either (i) withdrawn or rendered moot by modifications to the applicable disclosure statement or (ii) overruled by the Court; and the Debtor or the Equity Committee, as applicable, having made the conforming additions, changes, corrections and deletions to the disclosure statements necessary to comport with the record of the Hearing and the agreements, if any, reached with the parties that filed objections; and a copy of the revised disclosure statement submitted by the Debtors is attached hereto as Exhibit A (the "Debtors' Disclosure Statement") and the revised disclosure statement submitted by the Equity Committee is attached hereto as Exhibit B (the "Equity Committee's Disclosure Statement"); and, upon the Debtors' Motion, the Debtors' Disclosure Statement, the Equity Committee's Motion, the Equity Committee's Disclosure Statement, and the record of the Hearing and upon all of the proceedings heretofore had before the Court and after due deliberation and sufficient cause appearing, therefore it is

                  ORDERED, FOUND AND DETERMINED THAT:

         1. The Debtors' Disclosure Statement contains adequate information within the meaning of section 1125 of the Bankruptcy Code and, thus, the Debtors' Disclosure Statement is hereby approved. The relief requested in the Debtors' Motion is hereby granted to the extent provided herein.

         2. The Equity Committee's Disclosure Statement ") contains adequate information within the meaning of section 1125 of the Bankruptcy Code and, thus, the Equity Committee' Disclosure Statement is hereby approved. The relief requested in the Equity Committee's Motion is hereby granted to the extent provided herein.

         3. The Debtors are authorized to continue the retention of Logan & Company, Inc. (the "Balloting Agent") to, among other things, assist the Debtors as their claims agent and as their solicitation and balloting agent, as well as to maintain the official claims register. Further, the Debtors are authorized to retain an information agent to respond to inquiries regarding the Debtors' Plan, the Debtors' Disclosure Statement, the Equity Committee's Plan, the Equity Committee's Disclosure Statement and the submission of ballots, provided, however, that such information agent shall not endorse or solicit acceptances or rejections of either of the Plans.

         4. For voting purposes and mailing of notices pursuant to this Order, June 30, 2000 shall be the "Record Holder Date" for the holders of claims and interests.

         5. Pursuant to the Debtors' Plan, holders of claims and interests in Class 3 (Bank Claims), Class 4 (Senior Note Claims), Class 5 (General Unsecured Claims), Class 6 (Convenience Claims), Class 7 (Subordinated Debenture Claims), Class 8 (Subordinated Penalty Claims), Class 9 (Pride Equity Interests), Class 10A (Statutorily Subordinated Claims) and Class 10B (United Companies Common Equity Interests) are impaired and are entitled to vote (collectively, the "Debtors' Voting Classes"). Pursuant to the Equity Committee's Plan, holders of claims and interests in Class 3 (Unsecured Claims), Class 4 (Borrower Litigation Claims), Class 6A (Subordinated Debenture Claims), Class 6B (Lending Subordinated Debenture Claims), Class 7 (Subordinated Penalty Claims), Class 8 (Pride Equity Interests), Class 9A (Statutorily Subordinated Claims) and Class 9B (United Companies Common Equity Interests) are impaired and are entitled to vote (collectively, the "Equity Committee's Voting Classes"). Only the following holders of claims and interests in the Debtors' Voting Classes and the Equity Committee's Voting Classes shall be entitled to vote with regards to such claims and interests (a) the holders of scheduled claims, as of the Record Holder Date, that are listed in the Debtors' schedules of liabilities filed with the Court (as amended, the "Schedules") as not contingent, unliquidated, or disputed (excluding scheduled claims that have been superseded by filed claims), provided, however, that the assignee of a transferred and assigned scheduled claim shall be permitted to vote such claim only if the transfer and assignment has been approved by the Court and such approval has been noted on the Court's docket as of the close of business on the Record Holder Date, (b) holders of filed claims, as of the Record Holder Date, that are the subject of a filed proof of claim which has not been disallowed, disqualified or suspended prior to the Record Holder Date and which is not the subject of a pending objection on the Record Holder Date, provided, however, that the assignee of a transferred and assigned filed claim shall be permitted to vote such claim only if the transfer and assignment has been approved by the Court and such approval has been noted on the Court's docket as of the close of business on the Record Holder Date, and (c) holders of Pride Equity Interests and United Companies Common Equity Interests (as such terms are defined in the Debtors' Plan) as reflected on the records of the Transfer Agent.

         6. With respect to the claims arising from the Debtors' prepetition $850 million unsecured revolving credit facility, First Union National Bank ("First Union"), as agent for the participating lenders ("Participating Lenders") under the Credit Agreement (as such term is defined in the Debtors'
Plan), has filed proofs of claim on behalf of the Participating Lenders. Only First Union shall be entitled to submit Master Ballots (as defined below).

         7. In connection with soliciting votes from the Participating Lenders, the Court hereby directs as follows:

         a. First Union shall forward the Solicitation Package (as defined below) or copies thereof (including a return envelope provided by and addressed to First Union and including the Individual Ballots as defined below) to the Participating Lenders within three (3) business days of the receipt by First Union of the Solicitation Package;

         b. the Participating Lenders shall return the Individual Ballots to First Union;

         c. First Union shall summarize the votes of the Participating Lenders on the Master Ballots, in accordance with the instructions for the Master Ballots;

         d. First Union shall return the Master Ballots to the Balloting Agent; and

         e. the Debtors shall provide First Union with sufficient copies of the Solicitation Package to forward to the Participating Lenders.

         8. With respect to claims based on the 9.35% Notes and 7.7% Notes (as such terms are defined in the Debtors' Plan and referred to herein collectively as the "Senior Notes"), Norwest Bank is the indenture trustee for the Senior Notes (the "Senior Notes Indenture Trustee"). Only the brokers, dealers, commercial banks, trust companies or other nominees (collectively, the "Nominee Senior Noteholders") through which the beneficial owners ("collectively, the "Beneficial Senior Noteholders") hold the Senior Notes as reflected in the records maintained by the Senior Notes Indenture Trustee as of the close of business on the Record Holder Date shall be entitled to submit Master Ballots.

         9. In connection with soliciting votes from the Nominee Senior Noteholders and Beneficial Senior Noteholders, the Court hereby directs as follows:

         a. the Nominee Senior Noteholders shall forward the Solicitation Package or copies thereof (including a return envelope provided by and addressed to the Nominee Senior Noteholders and including the Individual Ballots described below) to the

                  Beneficial Senior Noteholders within three (3) business days of the receipt by such Nominee Senior Noteholders of the Solicitation Package;

         b. the Beneficial Senior Noteholders shall return the Individual Ballots to the respective Nominee Senior Noteholders;

         c. the Nominee Senior Noteholders shall summarize the votes of their respective Beneficial Senior Noteholders on the Master Ballots, in accordance with the instructions for the Master Ballots;

         d. the Nominee Senior Noteholders shall return the Master Ballots to the Balloting Agent; and

         e. the Debtors shall provide the Nominee Senior Noteholders with sufficient copies of the Solicitation Package to forward to the Beneficial Senior Noteholders.

         10. With respect to the claims based on the 8.375% Notes (as such term is defined in the Debtors' Plan), HSBC Bank USA is the indenture trustee for the 8.375% Notes ("Subordinated Notes Indenture Trustee"). Only the brokers, dealers, commercial banks, trust companies or other nominees (collectively, ,the "Nominee Subordinated Noteholders") through which the beneficial owners (collectively, the "Beneficial Subordinated Noteholders") hold the 8.375% Notes as reflected in the records maintained by the Subordinated Notes Indenture Trustee as of the close of business on the Record Holder Date shall be entitled to submit Master Ballots.

         11. In connection with soliciting votes from the Nominee Subordinated Noteholders and Beneficial Subordinated Noteholders, the Court hereby directs as follows:

         a. the Nominee Subordinated Noteholders shall forward the Solicitation Package or copies thereof to the Beneficial Subordinated Noteholders within three (3) business days of the receipt by such Nominee Subordinated Noteholders of the Solicitation Package;

         b. the Beneficial Subordinated Noteholders shall return the Individual Ballots to the respective Nominee Subordinated Noteholders;

         c. the Nominee Subordinated Noteholders shall summarize the votes of their respective Beneficial Subordinated Noteholders on the Master Ballots in accordance with the instructions for the Master Ballots;

         d. the Nominee Subordinated Noteholders shall return the Master Ballots to the Balloting Agent; and

         e. the Debtors shall provide the Nominee Subordinated Noteholders with sufficient copies of the Solicitation Package to forward to the Beneficial Subordinated Noteholders.

         12. With respect to the holders of Pride Equity Interests and United Companies Common Equity Interests, Chase Mellon is the transfer agent for such securities ("Transfer Agent"). Only the brokers, dealers, commercial banks, trust companies or other nominees (collectively, the "Nominee Stockholders") through which the beneficial owners (collectively, the "Beneficial Stockholders") hold the Pride Equity Interests and/or United Companies Common Equity Interests as reflected in the records maintained by the Transfer Agent as of close of business on the Record Holder Date shall be entitled to submit Master Ballots (as defined below).

         13. In connection with soliciting votes from the holders of Pride Equity Interests and United Companies Common Equity Interests, the Court hereby directs as follows:

         a. the Nominee Stockholders shall forward the Solicitation Package or copies thereof to the Beneficial Stockholders within three (3) business days of the receipt by such Nominee Stockholders of the Solicitation Package;

         b. the Beneficial Stockholders shall return the Individual Ballots (as defined below) to the respective Nominee Stockholders;

         c. the Nominee Stockholders shall summarize the votes of their respective Beneficial Stockholders on the Master Ballots in accordance with the instructions for the Master Ballots;

         d. the Nominee Stockholders shall return the Master Ballots to the Balloting Agent; and

         e. the Debtors shall provide the Nominee Stockholders with sufficient copies of the Solicitation Package to forward to the Beneficial Stockholders.

         14. The Debtors are authorized to reimburse First Union, the Nominee Senior Noteholders, the Nominee Subordinated Noteholders and the Nominee Stockholders for their reasonable, actual and necessary out-of-pocket expenses incurred in connection with distribution of the Solicitation Packages and preparation of the Master Ballots.

         15. The Debtors shall (a) except as provided in sections (b) and (c) below, mail a ballot (with instructions), substantially in the form of the ballots (with instructions) annexed hereto as Exhibit C and such other ballots as may be necessary (the "Individual Ballots"), to each holder of a claim in either the Debtors' Voting Classes or the Equity Committee's Voting Classes; (b) mail a ballot (with instructions), substantially in the form of the ballot (with instructions) annexed hereto as Exhibit D (the "Master Ballot"), to First Union for the purpose of summarizing the votes of the Participating Lenders and to each of the Nominee Senior Noteholders, Nominee Subordinated Noteholders and Nominee Stockholders for the purpose of summarizing the votes of their respective Beneficial Senior Noteholders, Beneficial Subordinated Noteholders and Beneficial Stockholders; and (c) mail Individual Ballots to First Union and each of the Nominee Senior Noteholders, Nominee Subordinated Noteholders and Nominee Stockholders for the purpose of soliciting the votes of the Participating Lenders, Beneficial Senior Noteholders, Beneficial Subordinated Noteholders and Beneficial Stockholders, respectively.

         16. On or before July 14, 2000, the Debtors shall deposit or cause to be deposited in the United States mail, postage prepaid, a sealed solicitation package (the "Solicitation Package") which shall include:

         a. notice of the confirmation hearing and related matters, substantially in the form of Exhibit E annexed hereto (the "Confirmation Hearing Notice"), setting forth the time fixed for filing acceptances and rejections to the Debtors' Plan and the Equity Committee's Plan, the time fixed for filing objections to confirmation of either Plan, and the date and time of the hearing on confirmation;

         b. a copy of the Debtors' Disclosure Statement, as approved by the Court (with exhibits including the Debtors' Plan), and the Equity Committee's Disclosure Statement, as approved by the Court (with exhibits including the Equity Committee's Plan); and

         c. a ballot (with instructions), in substantially the form approved by the Court.

         17. The Debtors shall mail the Solicitation Packages to the following holders of claims or interests in the Debtors' Voting Classes and/or the Equity Committee's Voting Classes:

         a. subject to subsections (c), (d) and (e) below, to holders of scheduled claims, as of the Record Holder Date, that are listed in the Debtors' Schedules as not contingent, unliquidated, or disputed (excluding scheduled claims that have been superseded by filed claims), provided, however, that the assignee of a transferred and assigned scheduled claim shall be permitted to vote such claim only if the transfer and assignment has been approved by the Court and such approval has been noted on the Court's docket as of the close of business on the Record Holder Date;

         b. subject to subsections (c), (d) and (e) below, to holders of filed claims, as of the Record Holder Date, that are the subject of a filed proof of claim which has not been disallowed, disqualified or suspended prior to the Record Holder Date and which is not the subject of a pending objection on the Record Holder Date, provided, however, that the assignee of a transferred and assigned filed claim shall be permitted to vote such claim only if the transfer and assignment has been approved by the Court and such approval has been noted on the Court's docket as of the close of business on the Record Holder Date;

         c. with respect to claims arising from the Credit Agreement, to First Union;

         d. with respect to the Senior Notes, to the record holders and Nominee Senior Noteholders reflected in the Senior Notes Indenture Trustee's records as of the Record Holder Date;

         e. with respect to the 8.375% Notes, to the record holders and Nominee Subordinated Noteholders reflected in the Subordinated Notes Indenture Trustee's records as of the Record Holder Date; and

         f. with respect to the Pride Equity Interests and the United Companies Common Equity Interests, to the record holders and Nominee Stockholders reflected in the Transfer Agent's records as of the Record Holder Date.

         18. In lieu of mailing the Solicitation Package, on or before July 14, 2000, the Debtors shall deposit or cause to be deposited in the United States mail, postage prepaid, (a) the Notice of Non-Voting Status, substantially in the form attached hereto as Exhibit F, to each holder of a claim in an unimpaired class and to all known parties to executory contracts and unexpired leases who do not hold filed or scheduled claims (excluding claims scheduled as contingent, unliquidated or disputed), and (b) the Notice of Non-Voting Status, substantially in the form attached hereto as Exhibit G, to each holder of a claim that is the subject of an objection pending as of the Record Holder Date. Under both the Debtors' Plan and the Equity Committee's Plan, the following classes of claims are unimpaired: Priority Tax Claims, Priority Non-Tax Claims and Secured Claims.

         19. The Debtors shall cause the Confirmation Hearing Notice to be published once in The Wall Street Journal (National Edition) on a date not less than twenty-five (25) or more than thirty-five (35) calendar days prior to the hearing to consider confirmation of the Debtors' Plan and the Equity Committee's Plan.

20. All persons and entities entitled to vote on the Debtors' Plan and/or the Equity Committee's Plan shall deliver their ballots by mail, hand delivery or overnight courier no later than 4:00 o'clock p.m. Eastern Time on August 10, 2000 (the "Voting Deadline") to the Balloting Agent at:

                              LOGAN & COMPANY, INC.
                                 546 Valley Road
                        Upper Montclair, New Jersey 07043
                                Attn: Kate Logan

Any ballot received after such time shall not be counted other than as provided for herein. Ballots submitted by facsimile shall not be counted; provided, however, that Master Ballots submitted by facsimile by First Union, the Nominee Senior Noteholders, the Nominee Subordinated Noteholders and/or the Nominee Stockholders shall be counted so long as an original of the Master Ballots is provided to the Balloting Agent within forty-eight (48) hours.

         21. The Debtors and the Equity Committee shall have the ability to extend the voting deadline at their sole discretion. If the Debtors and the Equity Committee jointly choose to extend the voting deadline, the Debtors shall provide notice of such extension through the Dow Jones News Service.

         22. For purposes of voting, the amount of a claim used to tabulate acceptance or rejection of either of the Plans shall be the amount set forth on the ballots for that particular creditor which shall be one of the following:

         a. the amount set forth as a claim in the Debtors' Schedules as not contingent, unliquidated, or disputed (excluding scheduled claims that have been superseded by filed claims);

         b. the amount set forth on a filed proof of claim which has not been disallowed, disqualified, suspended, reduced or estimated and temporarily allowed for voting purposes prior to the Record Holder Date; or

         c. the amount estimated and temporarily allowed pursuant to an order of this Court.

         23. With respect to an Individual Ballot submitted by a holder of a claim or interest:

         a. Any ballot which is properly completed, executed and timely returned to the Balloting Agent that does not indicate an acceptance or rejection of one of the Plans shall be deemed to be a vote to accept such Plan;

         b. any ballot which is returned to the Balloting Agent indicating acceptance or rejection of the Plans, but which is unsigned shall not be counted;

         c. whenever a creditor or interest holder casts more than one ballot voting the same claim or interest prior to the Voting Deadline, only the last timely ballot received by the Balloting Agent shall be counted,

         d. if a creditor or interest holder casts simultaneous duplicative ballots voted inconsistently, then such ballots shall count as one vote accepting each of the Plans;

         e. each creditor or interest holder shall be deemed to have voted the full amount of its claim or interest;

         f. creditors and interest holders shall not split their vote within a class, thus each creditor or interest holder shall vote all of its claim or interest within a particular class either to accept or reject the Plans;

         g. any Individual Ballots that partially reject and partially accept one or both of the Plans shall not be counted; and

         h. with the exception of Master Ballots, any ballot received by the Balloting Agent by telecopier, facsimile or other electronic communication shall not be counted.

         24. With respect to the tabulation of ballots cast by Participating
Lenders:

         a. First Union shall summarize on the Master Ballot all Individual Ballots cast by the Participating Lenders and return the Master Ballot to the Balloting Agent, provided, however, that First Union shall be required to retain the Individual Ballots cast by the respective Participating Lenders for inspection for one year following submission of a Master Ballot;

         b. to the extent that there are over-votes submitted by First Union on a Master Ballot, votes to accept and to reject a particular Plan shall be applied by the Balloting Agent in the same proportion as the votes to accept or reject such Plan submitted on the Master Ballot that contains the over-vote;

         c. multiple Master Ballots may be completed by First Union and delivered to the Balloting Agent and such votes will be counted, except to the extent that such votes are inconsistent with or are duplicative of other Master Ballots, in which case the latest dated Master Ballot received before the Voting Deadline will supersede and revoke any prior Master Ballot; and

         d. each Participating Lender shall be deemed to have voted the full amount of its claim.

         25. With respect to the tabulation of ballots cast by Beneficial Senior
Noteholders:

         a. all Nominee Senior Noteholders to which Beneficial Senior Noteholders return their Individual Ballots shall summarize on the Master Ballot all Individual Ballots cast by the Beneficial Senior Noteholders and return the Master Ballot to the Balloting Agent, provided, however, that each Nominee Senior Noteholder shall be required to retain the Individual Ballots cast by the respective Beneficial Senior Noteholders for inspection for one year following submission of a Master Ballot;

         b. votes cast by the Beneficial Senior Noteholders through a Nominee Senior Noteholder by means of a Master Ballot shall be applied against the positions held by such Nominee Senior Noteholder as evidenced by the list of record holders compiled as of the Record Holder Date, provided, however, that votes submitted by a Nominee Senior Noteholder on a Master Ballot shall not be counted in excess of the position maintained by such Nominee Senior Noteholder as of the Record Holder Date;

         c. to the extent that there are over-votes submitted by a Nominee Senior Noteholder on a Master Ballot, votes to accept and to reject a particular Plan shall be applied by the Balloting Agent in the same proportion as the votes to accept or reject such Plan submitted on the Master Ballot that contains the over-vote, but only to the extent of the position maintained by such Nominee Senior Noteholder as of the Record Holder Date;

         d. multiple Master Ballots may be completed by a single Nominee Senior Noteholder and delivered to the Balloting Agent and such votes will be counted, except to the extent that such votes are inconsistent with or are duplicative of other Master

                  Ballots, in which case the latest dated Master Ballot received before the Voting Deadline will supersede and revoke any prior Master Ballot; and

         e. each Beneficial Senior Noteholder shall be deemed to have voted the full amount of its claim.

         26. With respect to the tabulation of ballots cast by Beneficial Subordinated Noteholders:

         a. all Nominee Subordinated Noteholders to which Beneficial Subordinated Noteholders return their Individual Ballots shall summarize on the Master Ballot all Individual Ballots cast by the Beneficial Subordinated Noteholders and return the Master Ballot to the Balloting Agent, provided, however, that each Nominee Subordinated Noteholder shall be required to retain the Individual Ballots cast by the respective Beneficial Subordinated Noteholders for inspection for one year following submission of a Master Ballot;

         b. votes cast by the Beneficial Subordinated Noteholders through a Nominee Subordinated Noteholder by means of a Master Ballot shall be applied against the positions held by such Nominee Subordinated Noteholder as evidenced by the list of record holders compiled as of the Record Holder Date, provided, however, that votes submitted by a Nominee Subordinated Noteholder on a Master Ballot shall not be counted in excess of the position maintained by such Nominee Subordinated Noteholder as of the Record Holder Date;

         c. to the extent that there are over-votes submitted by a Nominee Subordinated Noteholder on a Master Ballot, votes to accept and to reject a particular Plan shall be applied by the Balloting Agent in the same proportion as the votes to accept or reject such Plan submitted on the Master Ballot that contains the over-vote, but only to the extent of the position maintained by such Nominee Subordinated Noteholder as of the Record Holder Date;

         d. multiple Master Ballots may be completed by a single Nominee Subordinated Noteholder and delivered to the Balloting Agent and such votes will be counted, except to the extent that such votes are inconsistent with or are duplicative of other Master Ballots, in which case the latest dated Master Ballot received before the Voting Deadline will supersede and revoke any prior Master Ballot; and

         e. each Beneficial Subordinated Noteholder shall be deemed to have voted the full amount of its claim.

         27. With respect to the tabulation of ballots cast by Beneficial
Stockholders:

         a. all Nominee Stockholders to which Beneficial Stockholders return their Individual Ballots shall summarize on the Master Ballot all Individual Ballots cast by the Beneficial Stockholders and return the Master Ballot to the Balloting Agent, provided, however, that each Nominee Stockholder shall be required to retain the Individual Ballots cast by the respective Beneficial Stockholders for inspection for one year following submission of a Master Ballot;

         b. votes cast by the Beneficial Stockholders through a Nominee Stockholder by means of a Master Ballot shall be applied against the positions held by such Nominee Stockholder as evidenced by the list of record holders compiled as of the Record Holder Date, provided, however, that votes submitted by a Nominee Stockholder on a Master Ballot shall not be counted in excess of the position maintained by such Nominee Stockholder as of the Record Holder Date;

         c. to the extent that there are over-votes submitted by a Nominee Stockholder on a Master Ballot, votes to accept and to reject a particular Plan shall be applied by the Balloting Agent in the same proportion as the votes to accept or reject such Plan submitted on the Master Ballot that contains the over-vote, but only to the extent of the position maintained by such Nominee Stockholder as of the Record Holder Date;

         d. multiple Master Ballots may be completed by a single Nominee Stockholder and delivered to the Balloting Agent and such votes will be counted, except to the extent that such votes are inconsistent with or are duplicative of other Master Ballots, in which case the latest dated Master Ballot received before the Voting Deadline will supersede and revoke any prior Master Ballot; and

         e. each Beneficial Stockholder shall be deemed to have voted the full amount of its interests.

         28. The hearing on confirmation of the Debtors' Plan and the Equity Committee's Plan is scheduled for August 15, 2000 at 9:30 a.m. Eastern Time, at the Bankruptcy Court, Marine Midland Plaza, 824 North Market Street, Sixth Floor, Wilmington, Delaware. This hearing may be adjourned from time to time without further notice other than an announcement of the adjourned date(s) at said hearing and at any adjourned hearing(s).

         29. Any objection to confirmation of either of the Plans must be filed with the Clerk of the Bankruptcy Court, together with proof of service, no later than 4:00 o'clock p.m., Eastern Time, on August 9, 2000, and must be served on each of the persons listed on Exhibit H attached hereto so as to be received by them no later than 4:00 p.m., Eastern Time, on August 9, 2000. Any objection to confirmation of the either of the Plans must be in writing and (a) must state the name and address of the objecting party and the amount of its claims or the nature of its interest and (b) must state, with particularity, the nature of its objection. Any confirmation objection not filed and served as set forth herein shall be deemed waived and shall not be considered by the Bankruptcy Court.

                  Dated:  Wilmington, Delaware
                          July 10, 2000

                                              ------------------------------
                                              UNITED STATES BANKRUPTCY JUDGE

                                   EXHIBIT C

              SUMMARY OF DEBTOR'S HISTORICAL FINANCIAL STATEMENTS
                                     ($000)
                                                                       EXHIBIT C
                                                                       ---------

                                                   1993             1994            1995            1996            1997
                                                   ----             ----            ----            ----            ----
     Loan production                                                              1,542,424       2,361,378       3,097,852
     Loans owned and serviced                                                     3,012,164       4,202,121       5,877,339


INCOME STATEMENT
     Total revenues                                121,312          179,162         252,650         342,558         440,811

     Net income                                     11,575           49,534          69,468          81,660          74,600

     Fully diluted/share                              0.49             1.74            2.25            2.50            2.30

     Return on common equity (continuing ops)        21.1%            27.4%           26.2%           26.5%           20.3%

BALANCE SHEET

     Loans -net                                     55,165           43,942          68,393         118,750         206,598
Interest-only and residual certificates
     Certificated interests                        105,917          174,031         280,985         426,393         599,426
     Temporary investments -reserve accounts        27,672           81,980         155,254         251,183         389,253
     Allowance for losses on loans serviced        (12,937)         (26,822)        (44,970)        (73,102)       (106,563)
Total                                              120,652          229,189         391,269         604,474         882,116
     ALLL as % of Gross IOs and residuals             9.7%            10.5%           10.3%           10.8%           10.8%

     Total assets                                  365,310          479,719         708,730         925,273       1,337,208
     Notes payable                                 165,500          223,668         265,756         425,671         691,826
     Total liabilities                             211,942          277,634         356,256         504,996         856,579
     Stockholders' equity                          153,368          202,085         352,474         420,277         480,629
     Debt/Equity                                      1.38             1.37            1.01            1.20            1.78

     Total loan production                         539,868          908,821       1,542,424       2,361,378       3,097,852
     Total loans serviced                        1,568,781        2,032,405       3,012,164       4,202,121       5,877,339
     Total HELs serviced                         1,125,139        1,683,698       2,701,481       4,040,138       5,528,923
     Delinquency 30 days + ($s)                                                      97,756         218,763         281,730
     Delinquency 30 days + (%)                                                        3.62%           5.41%           5.10%
     Defaults ($s)                                                                  122,389         209,666         305,657
     Defaults (%)                                                                     4.53%           5.19%           5.53%
     Loan origination fees as % of
     retail production                               7.70%            7.50%           7.30%           7.30%           7.30%
     Wtd avg interest spread retained
     on HELs sold                                    6.06%            4.49%           4.98%           4.80%           4.73%

     Average dollar amount of home
     equity loans outstanding during
     period                                                                       2,192,590       3,370,810       4,784,531
     Net losses                                                                      12,221          17,113          31,047
     Net losses as a percentage of
     average amount outstanding                                                       0.56%           0.51%           0.65%
     ALLL as percentage of net
     losses                                                                          368.0%          427.2%          343.2%

     Provision for loan losses                                                                       46,081          66,759
     Net loans charged off                                                                          (20,292)        (33,748)


              SUMMARY OF DEBTOR'S HISTORICAL FINANCIAL STATEMENTS
                                     ($000)

Quarter ended:                                          31-Mar-97       30-Jun-97       30-Sep-97       31-Dec-97       31-Mar-98
Date filed:                                             15-May-97       13-Aug-97       31-Oct-97       26-Mar-98       11-May-98

Balance Sheet

     Assets
     ------

Cash and cash equivalents                                     619             591             583             582             561
Investment securities
     Held to maturity                                                                                                       2,070
     Trading
     Available for sale                                    17,100          16,939          17,434          16,853          15,525
Loans - net                                               119,811         166,369         174,713         206,598         245,055
Interest only and residual certificates                   666,657         771,072         834,034         882,116         906,153
Accrued interest receivable                                62,885          69,347          76,664          85,373          85,559
Property - net                                             51,066          56,784          60,627          64,754          69,918
Capitalized mortgage servicing rights                      27,742          34,347          40,274          48,760          52,635
Net assets of dicontinued operations
Other assets                                               45,446          34,086          30,485          32,172          33,052
                                                   --------------------------------------------------------------------------------

     Total assets                                         991,326       1,149,535       1,234,814       1,337,208       1,410,528
                                                   ================================================================================

     Liabilities and Stockholders' Equity
     ------------------------------------

Notes payable                                             446,996         552,403         595,886         691,826         756,197
Deferred income taxes payable                              60,547          73,815          81,375          97,093          97,947
Managed cash overdraft                                     16,075          17,760          17,897          11,363          16,867
Other liabilities                                          31,709          48,536          57,955          56,297          56,088
                                                   --------------------------------------------------------------------------------

     Total liabilities                                    555,327         692,514         753,113         856,579         927,099
                                                   --------------------------------------------------------------------------------

Stockholders' equity:
     Preferred stock                                        3,910           3,910           3,910           3,796           3,796
     Common stock                                          59,309          59,714          59,725          59,943          59,966
     Additional paid-in capital                           185,202         185,327         186,211         187,418         187,382
     Accumulated other comprehensive income
     Net unrealized gain on securities                         38              52              85              98             114
     Retained earnings                                    207,044         227,114         250,459         250,429         252,764
     Treasury stock and ESOP debt                         (19,504)        (19,096)        (18,689)        (21,055)        (20,593)
                                                   --------------------------------------------------------------------------------

     Total stockholders' equity                           435,999         457,021         481,701         480,629         483,429
                                                   --------------------------------------------------------------------------------

     Total liabilities and stockholders' equity           991,326       1,149,535       1,234,814       1,337,208       1,410,528
                                                   ================================================================================
Table continued...

Quarter ended:                                          30-Jun-98       30-Sep-98       31-Dec-98
Date filed:                                             13-Aug-98       16-Nov-98        7-Sep-99

Balance Sheet

     Assets

Cash and cash equivalents                                 159,566         233,020         230,013
Investment securities
     Held to maturity                                       1,781           1,836
     Trading
     Available for sale                                    11,929           9,793           1,918
Loans - net                                               254,039         161,490         191,282
Interest only and residual certificates                   941,173       1,010,023         462,504
Accrued interest receivable                                94,385         100,439         148,622
Property - net                                             74,113          60,829          45,883
Capitalized mortgage servicing rights                      57,564          64,571          40,148
Net assets of dicontinued operations                                        2,441          85,403
Other assets                                               25,712         106,192          36,002
                                                   -----------------------------------------------

     Total assets                                       1,620,262       1,750,634       1,241,775
                                                   ===============================================

     Liabilities and Stockholders' Equity

Notes payable                                             924,485       1,025,715       1,219,025
Deferred income taxes payable                              98,360         100,002               -
Managed cash overdraft                                     15,847               -               -
Other liabilities                                          97,151         120,097         136,909
                                                   -----------------------------------------------

     Total liabilities                                  1,135,843       1,245,814       1,355,934
                                                   -----------------------------------------------

Stockholders' equity:
     Preferred stock                                        3,796           3,796           3,315
     Common stock                                          59,983          59,977          60,706
     Additional paid-in capital                           187,289         187,082         186,614
     Accumulated other comprehensive income                                                   113
     Net unrealized gain on securities                        111              46               -
     Retained earnings                                    253,369         273,586        (345,703)
     Treasury stock and ESOP debt                         (20,129)        (19,667)        (19,204)
                                                   -----------------------------------------------

     Total stockholders' equity                           484,419         504,820        (114,159)
                                                   -----------------------------------------------

     Total liabilities and stockholders' equity         1,620,262       1,750,634       1,241,775
                                                   ===============================================

              SUMMARY OF DEBTOR'S HISTORICAL FINANCIAL STATEMENTS
                                     ($000)

Period covered:                                      3 months      3 months      3 months      3 months      12 months
Quarter ended:                                           31-Mar-97     30-Jun-97     30-Sep-97     31-Dec-97       31-Dec-97
Date filed:                                              15-May-97     13-Aug-97     31-Oct-97     26-Mar-98       26-Mar-98

Income Statement

Revenues

     Loan sale gains                                        47,196        63,723        79,636        74,567         265,122
     Finance income, fees earned and other                  38,997        43,802        43,814        19,026         145,639
     loan income
     Writedown of Interest-only and residual
     certificates - net
     Investment income                                       4,748         6,133         5,628         7,721          24,230
     Other                                                   1,481         1,571         1,388         1,380           5,820
                                                     ------------------------------------------------------------------------

     Total                                                  92,422       115,229       130,466       102,694         440,811
                                                     ------------------------------------------------------------------------

Expenses

     Personnel                                              26,749        32,261        35,790        37,364         132,164
     Interest                                               12,230        14,237        16,906        17,439          60,812
     Advertising
     Restructuring
     Other operating                                        21,946        31,608        35,506        32,868         121,928
                                                     ------------------------------------------------------------------------

     Total                                                  60,925        78,106        88,202        87,671         314,904
                                                     ------------------------------------------------------------------------

Income from continuing operations                           31,497        37,123        42,264        15,023         125,907
     before income taxes

Provision for income taxes                                  11,339        13,364        15,215         5,408          45,326
                                                     ------------------------------------------------------------------------

Income from continuing operations                           20,158        23,759        27,049         9,615          80,581

Loss on disposal
Income from discontinued operations                              -             -             -        (5,981)         (5,981)
                                                     ------------------------------------------------------------------------

Net income                                                  20,158        23,759        27,049         3,634          74,600
                                                     ========================================================================

     Unrealized holding gains arising
     during period

Comprehensive income

Table coninued...

Period covered:                                      3 months      3 months      3 months      3 months        12 months
Quarter ended:                                           31-Mar-98     30-Jun-98     30-Sep-98       31-Dec-98       31-Dec-98
Date filed:                                              11-May-98     13-Aug-98     16-Nov-98        7-Sep-99        7-Sep-99

Income Statement

Revenues

     Loan sale gains                                        55,093        68,520        82,329         (14,559)        191,383
     Finance income, fees earned and other                  36,453        30,074        30,709          31,363         128,599
     loan income
     Writedown of Interest-only and residual                                                          (605,562)       (605,562)
     certificates - net
     Investment income                                       8,846         8,976        19,557           2,130          39,509
     Other                                                   1,295         1,228         1,822          10,991          15,336
                                                     --------------------------------------------------------------------------

     Total                                                 101,687       108,798       134,417        (575,637)       (230,735)
                                                     --------------------------------------------------------------------------

Expenses

     Personnel                                              38,102        39,278        37,466          26,659         141,505
     Interest                                               18,599        20,718        18,978          14,415          72,710
     Advertising                                                                                        48,559          48,559
     Restructuring                                                                                       6,368           6,368
     Other operating                                        35,459        42,014        36,063          15,287         128,823
                                                     --------------------------------------------------------------------------

     Total                                                  92,160       102,010        92,507         111,288         397,965
                                                     --------------------------------------------------------------------------

Income from continuing operations                            9,527         6,788        41,910        (686,925)       (628,700)
     before income taxes

Provision for income taxes                                   3,525         2,514        16,109        (106,917)        (84,769)
                                                     --------------------------------------------------------------------------

Income from continuing operations                            6,002         4,274        25,801        (580,008)       (543,931)

Loss on disposal                                                                        (1,300)        (37,124)        (38,424)
Income from discontinued operations                                                       (614)           (927)         (1,541)
                                                     --------------------------------------------------------------------------

Net income                                                   6,002         4,274        23,887        (580,935)       (583,896)
                                                     ==========================================================================

     Unrealized holding gains arising                                                                       15              15
     during period

Comprehensive income                                                                                  (580,920)       (583,881)
                                                                                                    ===========================

                                   EXHIBIT D

                                                                       EXHIBIT D
                                                                       ---------

UCFC Projected Balance Sheet


BALANCE SHEET (1)
                                                               Oct-2000
                                                           ---------------
ASSETS
      2)Cash and Cash Equivalents                             413,257,788
      3)IO's                                                  578,902,216
      4)Whole Loans - Net                                     287,484,720
      5)Accrued Interest Receivable and Servicer Advances     180,570,000
      6)Capitalized Mortgage Servicing Rights                           -
      7)Property Net                                           19,000,000
      8)Other Assets                                            3,220,000
      9)Net Assets of Discontinued Operations                           -
     10)Present Value of NOLs
     11)Present Value of Causes of Action                     450,000,000
--------------------------------------------------------------------------
Total Assets                                                1,932,434,724
--------------------------------------------------------------------------

LIABILITIES
     12)Estimated Liabilities                               1,307,000,000
     13)Accrued Professional Fees                               5,000,000
     14)Accounts Payable                                        3,000,000
     15)Post Petition Interest                                162,208,917
--------------------------------------------------------------------------
Total Liabilities                                           1,477,208,917
--------------------------------------------------------------------------

EQUITY (DEFICIT)                                              455,225,807
==========================================================================

Balance Sheet Assumptions:

1) Arthur Andersen's valuation analysis is based in part on the Debtors' financial operating reports through March, the latest complete information available to Arthur Andersen. Some actual April results were available and were used. However, a full and complete operating report for April was not available. This valuation analysis in no way reflects the Debtors' valuations or projections. The Debtors' projections differ from this analysis, and the Debtors' reported results subsequent to March differ from these projections.

2)       Cash and Cash Equivalents

         The cash balance is calculated based on the beginning cash balance and the net cash generated during the month ("Monthly Change in Cash"). Detail on the calculation of Monthly Change in Cash comes from Exhibit
         E. Cash balance is depleted to $5 million after October 2000.

                               Apr-2000        May-2000       Jun-2000      Jul-2000      Aug-2000       Sep-2000       Oct-2000
                               ----------------------------------------------------------------------------------------------------
      Beginning Cash                          165,868,600    235,519,922   265,928,271   294,488,363    322,879,378    356,095,868
      Monthly Change in Cash                   69,651,322     30,408,349    28,560,092    28,391,015     33,216,490     57,161,920
                               ----------------------------------------------------------------------------------------------------
      Ending Cash               165,868,600   235,519,922    265,928,271   294,488,363   322,879,378    356,095,868    413,257,788

3)       IO's

         The value of the IOs is calculated as the present value of all future cash flow from the Debtors model. The future cash flow and the discount rate used are based on the assumptions contained in Exhibit F.

4)       Whole Loans

         The value of the Whole Loans is calculated at 93% of the ending period principal balance. The ending period principal balance is projected in the Debtors model using the same assumptions in the calculation of the IO values. These assumptions are outlined in Exhibit F. The value was based on a third-party offer to purchase the Whole Loans and corroborated by discussions with knowledgeable market sources.

                                            Apr-2000     May-2000     Jun-2000    Jul-2000     Aug-2000     Sep-2000    Oct-2000
                                          -----------------------------------------------------------------------------------------
Whole Loan Ending Period Principal Balance 371,069,789  360,367,152  349,536,019 339,027,245  328,793,117  318,818,985 309,123,355
Price Per Dollar of Balance                        93%          93%          93%         93%          93%          93%         93%
                                          -----------------------------------------------------------------------------------------
Value of Whole Loans                       345,094,904  335,141,451  325,068,498 315,295,338  305,777,599  296,501,656 287,484,720

5)       Accrued Interest Receivable and Servicer Advances

         The Accrued Interest Receivable and Servicer Advance is projected based on its historical percentage relationship to Total Collateral Balance. In October 2000, we are assuming that the general reserve will be added back.

6)       Capitalized Mortgage Servicing Rights

         Removed the asset because we anticipate transferring the rights in October 2000 (the date of servicing transfer) with no cash inflow.

Balance Sheet Assumptions:

7)       Property Net

         The net fixed assets as of April 30, 2000, consist of approximately $18 million for a building and $12 million in computer equipment and misc. equipment which we assumed will be used through October 2000. A local broker indicated the book value of the building was in the range of values for similar properties. Thus, we assumed the building would sell at book value in January 2001. Net book value is equal to net proceeds on sale of the building. The computer and misc. equipment would sell for 10% of book value in January 2001.

8)       Other Assets

         For Other Assets, we removed all capitalized costs and prepaid expenses because there would be neither a future cash inflow nor a reduction in future cash outflows. For all other assets, we assumed they would be collected.

9)       Net Assets of Discontinued Operations

         Per management fax dated March 20, 2000, this asset consists of whole loans and was therefore reclassified into Whole Loans.

10)      Present Value of NOLs

         Arthur Andersen is in the midst of determining the realizable value of net operating loss carryforwards. This calculation is highly complicated and fact-specific. Mr. Ramaekers has testified that he believes the NOL balance as of December 31, 1999, is between $75 million and $100 million. The Equity Committee reserves the right to supplement this exhibit as results are generated.

11)      Present Value of Causes of Action

         The conclusion of the claims damages expert retained by the Equity Committee as of the date of the filing of this disclosure statement is that the present value of certain causes of action held by the Debtor is at least $450 million.

12)      Estimated Liabilities

         This is based on figures reported to the Debtor's Board of Directors in its April 15, 2000, presentation.

13)      Accrued Professional Fees

         Assumed accrued professional fees as of October 2000.

14)      Accounts Payable

         Assumed misc. accounts payable due as of October 2000.

15)      Post Petition Interest

         The Post Petition interest is calculated from the date of bankruptcy of March 1, 1999 through December 31, 2000. The interest is calculated based on $1,307 million in liabilities. A weighted average annual interest rate of 7.44% was used to calculate the monthly interest expense. The weighted average interest rate was derived by applying the actual interest rates to the appropriate class of debt.

                                   EXHIBIT E

                                                                       EXHIBIT E
                                                                       ---------

UCFC Projected Cash Flow Statement

                                                                          Monthly Projections
                                                 May-2000    Jun-2000    Jul-2000     Aug-2000    Sep-2000    Oct-2000
                                                -------------------------------------------------------------------------
CASH FLOW STATEMENT

Cash Inflow:
   1)Net Residual Cash Income                    43,473,475  12,290,456  10,987,090   11,308,851  16,601,846  42,858,183
   2)Whole Loan Cash Principal and Interest      13,809,382  13,840,600  13,416,174   13,041,493  12,677,426  12,296,686
   3)Servicing Fees                               1,993,395   1,938,270   1,884,859    1,833,215   1,783,234           -
   4)Ancillary Income                             1,495,046   1,453,702   1,413,644    1,374,911   1,337,426           -
   5)Net Cash Inflow from Servicer Advances      13,734,732   5,391,772   5,212,733    5,044,153   4,886,210   4,730,241
   6)Cash Inflow for Changes in Other Assets              -           -           -            -           -           -
   7)Sale of Net PP&E                                     -           -           -            -           -           -
   8)Reinvestment Income                            829,343   1,177,600   1,329,641    1,472,442   1,614,397   1,780,479
                                                -------------------------------------------------------------------------
Total Cash Inflow                                75,335,372  36,092,399  34,244,142   34,075,065  38,900,540  61,665,589

Cash Outflow:
   9)Operating Expenses                           5,684,050   5,684,050   5,684,050    5,684,050   5,684,050   4,503,669
  10)Post Petition Interest Payment                       -           -           -            -           -           -
  11)Interest Payments (Class 3)                          -           -           -            -           -           -
  12)Interest Payments(Class 6)                           -           -           -            -           -           -
  13)Principal Payments (Class 3)                         -           -           -            -           -           -
                                                -------------------------------------------------------------------------
  14)Principal Payments(Class 6)                          -           -           -            -           -           -
Total Cash Outflow                                5,684,050   5,684,050   5,684,050    5,684,050   5,684,050   4,503,669
                                                -------------------------------------------------------------------------

                                                =========================================================================
Net Cash Flow                                    69,651,322  30,408,349  28,560,092   28,391,015  33,216,490  57,161,920

Table continued...

UCFC Projected Cash Flow Statement

                                                                                          Quarterly Projections
                                           Nov-2000     Dec-2000      Mar-2001       Jun-2001     Sep-2001    Dec-2001
                                         -------------------------------------------------------------------------------
CASH FLOW STATEMENT

Cash Inflow:
   1)Net Residual Cash Income               54,066,494  40,896,868     66,176,587     54,525,984  43,557,267 40,990,423
   2)Whole Loan Cash Principal and Interest 11,947,433  11,529,958     32,410,815     29,264,739  26,239,267 23,341,783
   3)Servicing Fees                                  -           -              -              -           -          -
   4)Ancillary Income                                -           -              -              -           -          -
   5)Net Cash Inflow from Servicer Advances  4,788,960   4,635,433     13,025,030     11,823,971  10,768,620  9,824,615
   6)Cash Inflow for Changes in Other Assets 3,220,000           -              -              -           -          -
   7)Sale of Net PP&E                                -           -     19,000,000              -           -          -
   8)Reinvestment Income                     2,066,289   2,425,736      2,753,698         75,000      75,000     75,000
                                         -------------------------------------------------------------------------------
Total Cash Inflow                           76,089,176  59,487,994    133,366,130     95,689,694  80,640,154 74,231,821

Cash Outflow:
   9)Operating Expenses                      4,199,705   3,895,740      7,234,186        300,000     300,000    300,000
  10)Post Petition Interest Payment                  -           -    178,429,808              -           -          -
  11)Interest Payments (Class 3)                     -           -     15,965,123     12,000,457  10,528,116  9,283,586
  12)Interest Payments(Class 6)                      -           -              -              -           -          -
  13)Principal Payments (Class 3)                    -           -    467,476,526     83,389,237  69,812,038 64,648,235
                                         -------------------------------------------------------------------------------
  14)Principal Payments(Class 6)                     -           -              -              -           -          -
Total Cash Outflow                           4,199,705   3,895,740    669,105,643     95,689,694  80,640,154 74,231,821
                                         -------------------------------------------------------------------------------

                                         ===============================================================================
Net Cash Flow                               71,889,472  55,592,254   (535,739,513)             -           -          -


Table continued...


UCFC Projected Cash Flow Statement

                                                  Mar-2002      Jun-2002      Sep-2002     Dec-2002      Mar-2003      Jun-2003
                                                -----------------------------------------------------------------------------------
CASH FLOW STATEMENT

Cash Inflow:
   1)Net Residual Cash Income                      36,351,353    33,039,316   29,983,121    28,636,962    26,766,319    24,502,886
   2)Whole Loan Cash Principal and Interest        21,030,722    18,888,061   17,076,894    15,423,023    14,161,239    12,935,370
   3)Servicing Fees                                         -             -            -             -             -             -
   4)Ancillary Income                                       -             -            -             -             -             -
   5)Net Cash Inflow from Servicer Advances         8,987,518     8,244,885    7,604,391     7,026,765     6,496,197     6,006,745
   6)Cash Inflow for Changes in Other Assets                -             -            -             -             -             -
   7)Sale of Net PP&E                                       -             -            -             -             -             -
   8)Reinvestment Income                               75,000        75,000       75,000        75,000        75,000        75,000
                                                -----------------------------------------------------------------------------------
Total Cash Inflow                                  66,444,594    60,247,262   54,739,406    51,161,751    47,498,755    43,520,001

Cash Outflow:
   9)Operating Expenses                               300,000       300,000      300,000       300,000       300,000       300,000
  10)Post Petition Interest Payment                         -             -            -             -             -             -
  11)Interest Payments (Class 3)                    8,140,218     7,114,955    6,177,399     5,311,658     4,493,426     3,732,303
  12)Interest Payments(Class 6)                             -             -            -             -             -             -
  13)Principal Payments (Class 3)                  58,004,376    52,832,307   48,262,007    45,550,093    42,705,329    39,487,698
                                                -----------------------------------------------------------------------------------
  14)Principal Payments(Class 6)                            -             -            -             -             -             -
Total Cash Outflow                                 66,444,594    60,247,262   54,739,406    51,161,751    47,498,755    43,520,001
                                                -----------------------------------------------------------------------------------

                                                ===================================================================================
Net Cash Flow                                               -             -            -             -             -             -


Table continued...

UCFC Projected Cash Flow Statement

                                                Sep-2003      Dec-2003      Mar-2004     Jun-2004      Sep-2004      Dec-2004
                                              -----------------------------------------------------------------------------------
CASH FLOW STATEMENT

Cash Inflow:
   1)Net Residual Cash Income                    22,661,449    21,049,505   19,620,982    16,709,701    15,569,013    15,328,606
   2)Whole Loan Cash Principal and Interest      11,885,571    10,887,185   10,253,185     9,156,095     8,390,457     7,621,849
   3)Servicing Fees                                       -             -            -             -             -             -
   4)Ancillary Income                                     -             -            -             -             -             -
   5)Net Cash Inflow from Servicer Advances       5,552,590     5,134,998    4,739,667     4,384,490     4,058,295     3,757,236
   6)Cash Inflow for Changes in Other Assets              -             -            -             -             -             -
   7)Sale of Net PP&E                                     -             -            -             -             -             -
   8)Reinvestment Income                             75,000        75,000       75,000        75,000        75,000        75,000
                                              -----------------------------------------------------------------------------------
Total Cash Inflow                                40,174,610    37,146,688   34,688,834    30,325,285    28,092,765    26,782,691

Cash Outflow:
   9)Operating Expenses                             300,000       300,000      300,000       300,000       300,000       300,000
  10)Post Petition Interest Payment                       -             -            -             -             -             -
  11)Interest Payments (Class 3)                  3,026,531     2,366,894    1,747,653     1,170,581       657,793       166,289
  12)Interest Payments(Class 6)                           -             -            -             -             -             -
  13)Principal Payments (Class 3)                36,848,079    34,479,794   32,641,180    28,854,704    27,134,972    17,873,425
                                              -----------------------------------------------------------------------------------
  14)Principal Payments(Class 6)                          -             -            -             -             -     8,442,976
Total Cash Outflow                               40,174,610    37,146,688   34,688,834    30,325,285    28,092,765    26,782,691
                                              -----------------------------------------------------------------------------------

                                              ===================================================================================
Net Cash Flow                                             -             -            -             -             -             -


Table continued...

UCFC Projected Cash Flow Statement

                                              Mar-2005      Jun-2005      Sep-2005     Dec-2005      Mar-2006      Jun-2006
                                              ---------------------------------------------------------------------------------
CASH FLOW STATEMENT

Cash Inflow:
   1)Net Residual Cash Income                  15,077,105    15,194,828   14,988,237    14,717,415    13,590,606    12,566,149
   2)Whole Loan Cash Principal and Interest     6,895,179     6,300,431    5,772,522     5,063,457     4,395,054     2,132,074
   3)Servicing Fees                                     -             -            -             -             -             -
   4)Ancillary Income                                   -             -            -             -             -             -
   5)Net Cash Inflow from Servicer Advances     3,476,917     3,217,459    2,981,203     2,745,909     2,528,408     2,329,388
   6)Cash Inflow for Changes in Other Assets            -             -            -             -             -             -
   7)Sale of Net PP&E                                   -             -            -             -             -             -
   8)Reinvestment Income                           75,000        75,000       75,000        75,000        75,000        75,000
                                              ---------------------------------------------------------------------------------
Total Cash Inflow                              25,524,201    24,787,718   23,816,962    22,601,782    20,589,068    17,102,611

Cash Outflow:
   9)Operating Expenses                           300,000       300,000      300,000       300,000       300,000       300,000
  10)Post Petition Interest Payment                     -             -            -             -             -             -
  11)Interest Payments (Class 3)                        -             -            -             -             -             -
  12)Interest Payments(Class 6)                 4,238,135     3,801,388    3,371,998     2,951,572     2,558,127     2,209,453
  13)Principal Payments (Class 3)                       -             -            -             -             -             -
                                              ---------------------------------------------------------------------------------
  14)Principal Payments(Class 6)               20,986,066    20,686,330   20,144,963    19,350,210    17,730,940    14,593,158
Total Cash Outflow                             25,524,201    24,787,718   23,816,962    22,601,782    20,589,068    17,102,611
                                              ---------------------------------------------------------------------------------

                                              =================================================================================
Net Cash Flow                                           -             -            -             -             -             -


Table continued...

UCFC Projected Cash Flow Statement

                                              Sep-2006       Dec-2006      Mar-2007       Jun-2007       Sep-2007       Dec-2007
                                              -------------------------------------------------------------------------------------
CASH FLOW STATEMENT

Cash Inflow:
    1)Net Residual Cash Income                 11,235,839     10,471,053     9,862,942      9,002,734      8,122,080      7,504,765
    2)Whole Loan Cash Principal and Interest    2,058,880      1,897,552     1,882,128      1,825,856      1,826,070      1,813,693
    3)Servicing Fees                                    -              -             -              -              -              -
    4)Ancillary Income                                  -              -             -              -              -              -
    5)Net Cash Inflow from Servicer Advances    2,161,829      2,006,007     1,861,213      1,729,885      1,608,674      1,496,789
    6)Cash Inflow for Changes in Other Assets           -              -             -              -              -              -
    7)Sale of Net PP&E                                  -              -             -              -              -              -
    8)Reinvestment Income                          75,000         75,000        75,000         75,000         75,000         75,000
                                              -------------------------------------------------------------------------------------
Total Cash Inflow                              15,531,548     14,449,612    13,681,283     12,633,476     11,631,823     10,890,247

Cash Outflow:
    9)Operating Expenses                          300,000        300,000       300,000        300,000        300,000        300,000
   10)Post Petition Interest Payment                    -              -             -              -              -              -
   11)Interest Payments (Class 3)                       -              -             -              -              -              -
   12)Interest Payments(Class 6)                1,911,530      1,640,662     1,381,343      1,135,194        906,095        691,845
   13)Principal Payments (Class 3)                      -              -             -              -              -              -
                                              -------------------------------------------------------------------------------------
   14)Principal Payments(Class 6)              13,320,019     12,508,950    11,999,940     11,198,282     10,425,728      9,898,403
Total Cash Outflow                             15,531,548     14,449,612    13,681,283     12,633,476     11,631,823     10,890,247
                                              -------------------------------------------------------------------------------------

                                              =====================================================================================
Net Cash Flow                                           -              -             -              -              -              -


Table continued...

UCFC Projected Cash Flow Statement

                                                            Mar-2008       Jun-2008      Sep-2008       Dec-2008       Mar-2009
                                                         --------------------------------------------------------------------------
CASH FLOW STATEMENT

Cash Inflow:
    1)Net Residual Cash Income                                7,228,021      6,795,605     6,349,179      6,038,845      5,760,159
    2)Whole Loan Cash Principal and Interest                  1,807,612      1,803,302     1,801,263      1,795,013      1,836,888
    3)Servicing Fees                                                  -              -             -              -              -
    4)Ancillary Income                                                -              -             -              -              -
    5)Net Cash Inflow from Servicer Advances                  1,393,467      1,295,993     1,207,904      1,127,009      1,049,858
    6)Cash Inflow for Changes in Other Assets                         -              -             -              -              -
    7)Sale of Net PP&E                                                -              -             -              -              -
    8)Reinvestment Income                                        75,000         75,000        75,000        144,386        276,116
                                                         --------------------------------------------------------------------------
Total Cash Inflow                                            10,504,100      9,969,900     9,433,346      9,105,253      8,923,022

Cash Outflow:
    9)Operating Expenses                                        300,000        300,000       300,000        300,000        300,000
   10)Post Petition Interest Payment                                  -              -             -              -              -
   11)Interest Payments (Class 3)                                     -              -             -              -              -
   12)Interest Payments(Class 6)                                486,202        284,590        90,444              -              -
   13)Principal Payments (Class 3)                                    -              -             -              -              -
                                                         --------------------------------------------------------------------------
   14)Principal Payments(Class 6)                             9,717,897      9,385,310     7,355,197              -              -
Total Cash Outflow                                           10,504,100      9,969,900     7,745,641        300,000        300,000
                                                         --------------------------------------------------------------------------

                                                         ==========================================================================
Net Cash Flow                                                         -              -     1,687,705      8,805,253      8,623,022


Table continued...

UCFC Projected Cash Flow Statement

                                                            Jun-2009       Sep-2009      Dec-2009       Mar-2010       Jun-2010
                                                         --------------------------------------------------------------------------
CASH FLOW STATEMENT

Cash Inflow:
    1)Net Residual Cash Income                                5,394,519      5,062,239     4,752,044      4,466,722      4,201,434
    2)Whole Loan Cash Principal and Interest                  1,736,822      1,737,058     1,709,889      1,710,091      1,689,473
    3)Servicing Fees                                                  -              -             -              -              -
    4)Ancillary Income                                                -              -             -              -              -
    5)Net Cash Inflow from Servicer Advances                    980,062        916,212       856,471        802,801        752,035
    6)Cash Inflow for Changes in Other Assets                         -              -             -              -              -
    7)Sale of Net PP&E                                                -              -             -              -              -
    8)Reinvestment Income                                       403,129        524,951       642,638        756,396        866,795
                                                         --------------------------------------------------------------------------
Total Cash Inflow                                             8,514,533      8,240,460     7,961,042      7,736,011      7,509,737

Cash Outflow:
    9)Operating Expenses                                        300,000        300,000       300,000        300,000        300,000
   10)Post Petition Interest Payment                                  -              -             -              -              -
   11)Interest Payments (Class 3)                                     -              -             -              -              -
   12)Interest Payments(Class 6)                                      -              -             -              -              -
   13)Principal Payments (Class 3)                                    -              -             -              -              -
                                                         --------------------------------------------------------------------------
   14)Principal Payments(Class 6)                                     -              -             -              -              -
Total Cash Outflow                                              300,000        300,000       300,000        300,000        300,000
                                                         --------------------------------------------------------------------------

                                                         ==========================================================================
Net Cash Flow                                                 8,214,533      7,940,460     7,661,042      7,436,011      7,209,737


Table continued...


UCFC Projected Cash Flow Statement

                                                            Sep-2010       Dec-2010      Mar-2011       Jun-2011       Sep-2011
                                                         --------------------------------------------------------------------------
CASH FLOW STATEMENT

Cash Inflow:
    1)Net Residual Cash Income                                3,949,861      3,717,528     3,508,385      3,311,231      3,282,703
    2)Whole Loan Cash Principal and Interest                  1,689,706      1,662,146     1,662,376      1,629,842      1,629,847
    3)Servicing Fees                                                  -              -             -              -              -
    4)Ancillary Income                                                -              -             -              -              -
    5)Net Cash Inflow from Servicer Advances                    703,379        660,450       622,000        584,828        550,149
    6)Cash Inflow for Changes in Other Assets                         -              -             -              -              -
    7)Sale of Net PP&E                                                -              -             -              -              -
    8)Reinvestment Income                                       973,967      1,078,183     1,179,710      1,278,960      1,376,674
                                                         --------------------------------------------------------------------------
Total Cash Inflow                                             7,316,912      7,118,307     6,972,471      6,804,860      6,839,373

Cash Outflow:
    9)Operating Expenses                                        300,000        300,000       300,000        300,000        300,000
   10)Post Petition Interest Payment                                  -              -             -              -              -
   11)Interest Payments (Class 3)                                     -              -             -              -              -
   12)Interest Payments(Class 6)                                      -              -             -              -              -
   13)Principal Payments (Class 3)                                    -              -             -              -              -
                                                         --------------------------------------------------------------------------
   14)Principal Payments(Class 6)                                     -              -             -              -              -
Total Cash Outflow                                              300,000        300,000       300,000        300,000        300,000
                                                         --------------------------------------------------------------------------

                                                         ==========================================================================
Net Cash Flow                                                 7,016,912      6,818,307     6,672,471      6,504,860      6,539,373


Table continued...

UCFC Projected Cash Flow Statement

                                                            Dec-2011       Mar-2012      Jun-2012       Sep-2012        Dec-2012
                                                         --------------------------------------------------------------------------
CASH FLOW STATEMENT

Cash Inflow:
    1)Net Residual Cash Income                                3,107,896      3,240,127     3,277,855       3,187,352      2,979,117
    2)Whole Loan Cash Principal and Interest                  1,618,657      1,618,894     1,611,811       1,608,291      1,599,778
    3)Servicing Fees                                                  -              -             -               -              -
    4)Ancillary Income                                                -              -             -               -              -
    5)Net Cash Inflow from Servicer Advances                    518,432        490,162       464,688         439,303        417,037
    6)Cash Inflow for Changes in Other Assets                         -              -             -               -              -
    7)Sale of Net PP&E                                                -              -             -               -              -
    8)Reinvestment Income                                     1,474,133      1,571,475     1,670,719       1,772,112      1,872,025
                                                         --------------------------------------------------------------------------
Total Cash Inflow                                             6,719,118      6,920,659     7,025,073       7,007,057      6,867,958

Cash Outflow:
    9)Operating Expenses                                        300,000        300,000       300,000         300,000        300,000
   10)Post Petition Interest Payment                                  -              -             -               -              -
   11)Interest Payments (Class 3)                                     -              -             -               -              -
   12)Interest Payments(Class 6)                                      -              -             -               -              -
   13)Principal Payments (Class 3)                                    -              -             -               -              -
                                                         --------------------------------------------------------------------------
   14)Principal Payments(Class 6)                                     -              -             -               -              -
Total Cash Outflow                                              300,000        300,000       300,000         300,000        300,000
                                                         --------------------------------------------------------------------------

                                                         ==========================================================================
Net Cash Flow                                                 6,419,118      6,620,659     6,725,073       6,707,057      6,567,958


Table continued...

UCFC Projected Cash Flow Statement

                                                Mar-2013        Jun-2013       Sep-2013        Dec-2013       Mar-2014
                                                ---------------------------------------------------------------------------
CASH FLOW STATEMENT

Cash Inflow:
    1)Net Residual Cash Income                     2,786,273      2,609,566       2,440,061      2,286,094       2,140,448
    2)Whole Loan Cash Principal and Interest       1,595,752      1,588,073       1,584,179      1,688,103       1,611,920
    3)Servicing Fees                                       -              -               -              -               -
    4)Ancillary Income                                     -              -               -              -               -
    5)Net Cash Inflow from Servicer Advances         397,105        379,042         360,065        344,754         324,125
    6)Cash Inflow for Changes in Other Assets              -              -               -              -               -
    7)Sale of Net PP&E                                     -              -               -              -               -
    8)Reinvestment Income                          1,969,905      2,066,115       2,160,748      2,254,579       2,347,909
                                                ---------------------------------------------------------------------------
Total Cash Inflow                                  6,749,035      6,642,796       6,545,053      6,573,531       6,424,401

Cash Outflow:
    9)Operating Expenses                             300,000        300,000         300,000        300,000         300,000
   10)Post Petition Interest Payment                       -              -               -              -               -
   11)Interest Payments (Class 3)                          -              -               -              -               -
   12)Interest Payments(Class 6)                           -              -               -              -               -
   13)Principal Payments (Class 3)                         -              -               -              -               -
                                                ---------------------------------------------------------------------------
   14)Principal Payments(Class 6)                          -              -               -              -               -
Total Cash Outflow                                   300,000        300,000         300,000        300,000         300,000
                                                ---------------------------------------------------------------------------

                                                ===========================================================================
Net Cash Flow                                      6,449,035      6,342,796       6,245,053      6,273,531       6,124,401


Table continued...

UCFC Projected Cash Flow Statement

                                                 Jun-2014        Sep-2014       Dec-2014        Mar-2015       Jun-2015
                                                 ---------------------------------------------------------------------------
CASH FLOW STATEMENT

Cash Inflow:
    1)Net Residual Cash Income                      2,009,978      1,887,683       1,771,751      1,632,368       1,458,198
    2)Whole Loan Cash Principal and Interest        1,331,917      1,328,629       1,321,104      1,321,346       1,316,843
    3)Servicing Fees                                        -              -               -              -               -
    4)Ancillary Income                                      -              -               -              -               -
    5)Net Cash Inflow from Servicer Advances          309,427        635,988         263,764        250,605         238,894
    6)Cash Inflow for Changes in Other Assets               -              -               -              -               -
    7)Sale of Net PP&E                                      -              -               -              -               -
    8)Reinvestment Income                           2,438,064      2,528,173       2,615,529      2,700,391       2,783,753
                                                 ---------------------------------------------------------------------------
Total Cash Inflow                                   6,089,386      6,380,473       5,972,148      5,904,710       5,797,688

Cash Outflow:
    9)Operating Expenses                              300,000        300,000         300,000        300,000         300,000
   10)Post Petition Interest Payment                        -              -               -              -               -
   11)Interest Payments (Class 3)                           -              -               -              -               -
   12)Interest Payments(Class 6)                            -              -               -              -               -
   13)Principal Payments (Class 3)                          -              -               -              -               -
                                                 ---------------------------------------------------------------------------
   14)Principal Payments(Class 6)                           -              -               -              -               -
Total Cash Outflow                                    300,000        300,000         300,000        300,000         300,000
                                                 ---------------------------------------------------------------------------

                                                 ===========================================================================
Net Cash Flow                                       5,789,386      6,080,473       5,672,148      5,604,710       5,497,688


Table continued...

UCFC Projected Cash Flow Statement

                                                    Sep-2015        Dec-2015       Mar-2016        Jun-2016       Sep-2016
                                                    ---------------------------------------------------------------------------
CASH FLOW STATEMENT

Cash Inflow:
    1)Net Residual Cash Income                         3,801,343      1,059,872       1,252,851      1,217,155       1,176,745
    2)Whole Loan Cash Principal and Interest           1,317,098      1,313,418       1,300,216      1,277,478       1,273,810
    3)Servicing Fees                                           -              -               -              -               -
    4)Ancillary Income                                         -              -               -              -               -
    5)Net Cash Inflow from Servicer Advances             230,447        218,176         205,361        197,470         186,900
    6)Cash Inflow for Changes in Other Assets                  -              -               -              -               -
    7)Sale of Net PP&E                                         -              -               -              -               -
    8)Reinvestment Income                              2,866,217      2,983,834       3,064,183      3,147,098       3,230,328
                                                    ---------------------------------------------------------------------------
Total Cash Inflow                                      8,215,104      5,575,301       5,822,611      5,839,201       5,867,783

Cash Outflow:
    9)Operating Expenses                                 300,000        300,000         300,000        300,000         300,000
   10)Post Petition Interest Payment                           -              -               -              -               -
   11)Interest Payments (Class 3)                              -              -               -              -               -
   12)Interest Payments(Class 6)                               -              -               -              -               -
   13)Principal Payments (Class 3)                             -              -               -              -               -
                                                    ---------------------------------------------------------------------------
   14)Principal Payments(Class 6)                              -              -               -              -               -
Total Cash Outflow                                       300,000        300,000         300,000        300,000         300,000
                                                    ---------------------------------------------------------------------------

                                                    ===========================================================================
Net Cash Flow                                          7,915,104      5,275,301       5,522,611      5,539,201       5,567,783

Table continued...

UCFC Projected Cash Flow Statement

                                                 Dec-2016        Mar-2017       Jun-2017        Sep-2017       Dec-2017
                                                 ---------------------------------------------------------------------------
CASH FLOW STATEMENT

Cash Inflow:
    1)Net Residual Cash Income                      1,138,678      1,103,371       1,070,605      1,038,993       1,008,895
    2)Whole Loan Cash Principal and Interest        1,229,663      1,229,898       1,195,194      1,195,425       1,181,809
    3)Servicing Fees                                        -              -               -              -               -
    4)Ancillary Income                                      -              -               -              -               -
    5)Net Cash Inflow from Servicer Advances          165,616        146,381         143,919        141,244         138,453
    6)Cash Inflow for Changes in Other Assets               -              -               -              -               -
    7)Sale of Net PP&E                                      -              -               -              -               -
    8)Reinvestment Income                           3,313,721      3,397,077       3,480,796      3,564,903       3,649,735
                                                 ---------------------------------------------------------------------------
Total Cash Inflow                                   5,847,679      5,876,727       5,890,513      5,940,566       5,978,892

Cash Outflow:
    9)Operating Expenses                              300,000        300,000         300,000        300,000         300,000
   10)Post Petition Interest Payment                        -              -               -              -               -
   11)Interest Payments (Class 3)                           -              -               -              -               -
   12)Interest Payments(Class 6)                            -              -               -              -               -
   13)Principal Payments (Class 3)                          -              -               -              -               -
                                                 ---------------------------------------------------------------------------
   14)Principal Payments(Class 6)                           -              -               -              -               -
Total Cash Outflow                                    300,000        300,000         300,000        300,000         300,000
                                                 ---------------------------------------------------------------------------

                                                 ===========================================================================
Net Cash Flow                                       5,547,679      5,576,727       5,590,513      5,640,566       5,678,892


Table continued...

UCFC Projected Cash Flow Statement

                                                 Mar-2018        Jun-2018       Sep-2018        Dec-2018       Mar-2019
                                                 ---------------------------------------------------------------------------
CASH FLOW STATEMENT

Cash Inflow:
    1)Net Residual Cash Income                        979,872        951,698         924,309        897,646         874,455
    2)Whole Loan Cash Principal and Interest        1,173,438      1,136,807       1,116,956      1,077,133       1,057,718
    3)Servicing Fees                                        -              -               -              -               -
    4)Ancillary Income                                      -              -               -              -               -
    5)Net Cash Inflow from Servicer Advances          136,986        135,721         134,645        133,750         133,024
    6)Cash Inflow for Changes in Other Assets               -              -               -              -               -
    7)Sale of Net PP&E                                      -              -               -              -               -
    8)Reinvestment Income                           3,735,112      3,821,184       3,907,465      3,994,406       4,081,556
                                                 ---------------------------------------------------------------------------
Total Cash Inflow                                   6,025,408      6,045,409       6,083,375      6,102,935       6,146,753

Cash Outflow:
    9)Operating Expenses                              300,000        300,000         300,000        300,000         300,000
   10)Post Petition Interest Payment                        -              -               -              -               -
   11)Interest Payments (Class 3)                           -              -               -              -               -
   12)Interest Payments(Class 6)                            -              -               -              -               -
   13)Principal Payments (Class 3)                          -              -               -              -               -
                                                 ---------------------------------------------------------------------------
   14)Principal Payments(Class 6)                           -              -               -              -               -
Total Cash Outflow                                    300,000        300,000         300,000        300,000         300,000
                                                 ---------------------------------------------------------------------------

                                                 ===========================================================================
Net Cash Flow                                       5,725,408      5,745,409       5,783,375      5,802,935       5,846,753


Table continued...

UCFC Projected Cash Flow Statement

                                                   Jun-2019        Sep-2019       Dec-2019        Mar-2020       Jun-2020
                                                   ---------------------------------------------------------------------------
CASH FLOW STATEMENT

Cash Inflow:
    1)Net Residual Cash Income                          858,479        834,754         787,503        719,341         701,259
    2)Whole Loan Cash Principal and Interest            958,948        959,010         939,004        939,180         914,106
    3)Servicing Fees                                          -              -               -              -               -
    4)Ancillary Income                                        -              -               -              -               -
    5)Net Cash Inflow from Servicer Advances            132,461        132,052         131,758        131,576         131,600
    6)Cash Inflow for Changes in Other Assets                 -              -               -              -               -
    7)Sale of Net PP&E                                        -              -               -              -               -
    8)Reinvestment Income                             4,169,131      4,256,732       4,345,194      4,433,722       4,522,807
                                                   ---------------------------------------------------------------------------
Total Cash Inflow                                     6,119,019      6,182,549       6,203,459      6,223,819       6,269,773

Cash Outflow:
    9)Operating Expenses                                300,000        300,000         300,000        300,000         300,000
   10)Post Petition Interest Payment                          -              -               -              -               -
   11)Interest Payments (Class 3)                             -              -               -              -               -
   12)Interest Payments(Class 6)                              -              -               -              -               -
   13)Principal Payments (Class 3)                            -              -               -              -               -
                                                   ---------------------------------------------------------------------------
   14)Principal Payments(Class 6)                             -              -               -              -               -
Total Cash Outflow                                      300,000        300,000         300,000        300,000         300,000
                                                   ---------------------------------------------------------------------------

                                                   ===========================================================================
Net Cash Flow                                         5,819,019      5,882,549       5,903,459      5,923,819       5,969,773


Table continued...

UCFC Projected Cash Flow Statement

                                                   Sep-2020        Dec-2020       Mar-2021        Jun-2021       Sep-2021
                                                   ---------------------------------------------------------------------------
CASH FLOW STATEMENT

Cash Inflow:
    1)Net Residual Cash Income                          683,560        666,151         649,022        629,237         606,774
    2)Whole Loan Cash Principal and Interest            914,272        897,306         897,464        836,213         836,322
    3)Servicing Fees                                          -              -               -              -               -
    4)Ancillary Income                                        -              -               -              -               -
    5)Net Cash Inflow from Servicer Advances            131,752        132,022         132,403        132,717         133,323
    6)Cash Inflow for Changes in Other Assets                 -              -               -              -               -
    7)Sale of Net PP&E                                        -              -               -              -               -
    8)Reinvestment Income                             4,612,715      4,703,632       4,795,493      4,888,176       4,981,325
                                                   ---------------------------------------------------------------------------
Total Cash Inflow                                     6,342,299      6,399,111       6,474,383      6,486,342       6,557,744

Cash Outflow:
    9)Operating Expenses                                300,000        300,000         300,000        300,000         300,000
   10)Post Petition Interest Payment                          -              -               -              -               -
   11)Interest Payments (Class 3)                             -              -               -              -               -
   12)Interest Payments(Class 6)                              -              -               -              -               -
   13)Principal Payments (Class 3)                            -              -               -              -               -
                                                   ---------------------------------------------------------------------------
   14)Principal Payments(Class 6)                             -              -               -              -               -
Total Cash Outflow                                      300,000        300,000         300,000        300,000         300,000
                                                   ---------------------------------------------------------------------------

                                                   ===========================================================================
Net Cash Flow                                         6,042,299      6,099,111       6,174,383      6,186,342       6,257,744


Table continued...

UCFC Projected Cash Flow Statement

                                                   Dec-2021        Mar-2022       Jun-2022        Sep-2022       Dec-2022
                                                   ---------------------------------------------------------------------------
CASH FLOW STATEMENT

Cash Inflow:
    1)Net Residual Cash Income                          283,196        143,539         136,991        130,684         124,575
    2)Whole Loan Cash Principal and Interest            826,035        820,940         793,127        793,045         792,795
    3)Servicing Fees                                          -              -               -              -               -
    4)Ancillary Income                                        -              -               -              -               -
    5)Net Cash Inflow from Servicer Advances             91,965         22,192          21,328         20,509          19,754
    6)Cash Inflow for Changes in Other Assets                 -              -               -              -               -
    7)Sale of Net PP&E                                        -              -               -              -               -
    8)Reinvestment Income                             5,074,618      5,162,778       5,250,783      5,339,724       5,429,896
                                                   ---------------------------------------------------------------------------
Total Cash Inflow                                     6,275,814      6,149,450       6,202,228      6,283,963       6,367,020

Cash Outflow:
    9)Operating Expenses                                300,000        300,000         300,000        300,000         300,000
   10)Post Petition Interest Payment                          -              -               -              -               -
   11)Interest Payments (Class 3)                             -              -               -              -               -
   12)Interest Payments(Class 6)                              -              -               -              -               -
   13)Principal Payments (Class 3)                            -              -               -              -               -
                                                   ---------------------------------------------------------------------------
   14)Principal Payments(Class 6)                             -              -               -              -               -
Total Cash Outflow                                      300,000        300,000         300,000        300,000         300,000
                                                   ---------------------------------------------------------------------------

                                                   ===========================================================================
Net Cash Flow                                         5,975,814      5,849,450       5,902,228      5,983,963       6,067,020


Table continued...

UCFC Projected Cash Flow Statement

                                                   Mar-2023        Jun-2023       Sep-2023        Dec-2023         Mar-2024
                                                   -------------------------------------------------------------------------------
CASH FLOW STATEMENT

Cash Inflow:
    1)Net Residual Cash Income                          118,849        113,304          36,317         18,154              11,089
    2)Whole Loan Cash Principal and Interest            792,889        791,158         789,045        782,133             778,728
    3)Servicing Fees                                          -              -               -              -                   -
    4)Ancillary Income                                        -              -               -              -                   -
    5)Net Cash Inflow from Servicer Advances             19,033         18,274          17,288         16,686              16,151
    6)Cash Inflow for Changes in Other Assets                 -              -               -              -                   -
    7)Sale of Net PP&E                                        -              -               -              -                   -
    8)Reinvestment Income                             5,521,325      5,614,029       5,707,704      5,801,763           5,896,946
                                                   -------------------------------------------------------------------------------
Total Cash Inflow                                     6,452,097      6,536,764       6,550,354      6,618,735           6,702,913

Cash Outflow:
    9)Operating Expenses                                300,000        300,000         300,000        300,000             300,000
   10)Post Petition Interest Payment                          -              -               -              -                   -
   11)Interest Payments (Class 3)                             -              -               -              -                   -
   12)Interest Payments(Class 6)                              -              -               -              -                   -
   13)Principal Payments (Class 3)                            -              -               -              -                   -
                                                   -------------------------------------------------------------------------------
   14)Principal Payments(Class 6)                             -              -               -              -                   -
Total Cash Outflow                                      300,000        300,000         300,000        300,000             300,000
                                                   -------------------------------------------------------------------------------

                                                   ===============================================================================
Net Cash Flow                                         6,152,097      6,236,764       6,250,354      6,318,735           6,402,913


Table continued...

UCFC Projected Cash Flow Statement

                                                   Jun-2024         Sep-2024        Dec-2024       Mar-2025        Jun-2025
                                                   ----------------------------------------------------------------------------
CASH FLOW STATEMENT

Cash Inflow:
    1)Net Residual Cash Income                             4,030           1,558          1,141             695            583
    2)Whole Loan Cash Principal and Interest             765,385         765,490        764,326         763,800        762,120
    3)Servicing Fees                                           -               -              -               -              -
    4)Ancillary Income                                         -               -              -               -              -
    5)Net Cash Inflow from Servicer Advances               5,686             575            421             279            120
    6)Cash Inflow for Changes in Other Assets                  -               -              -               -              -
    7)Sale of Net PP&E                                         -               -              -               -              -
    8)Reinvestment Income                              5,993,340       6,090,783      6,189,647       6,289,971      6,391,797
                                                   ----------------------------------------------------------------------------
Total Cash Inflow                                      6,768,440       6,858,405      6,955,536       7,054,745      7,154,619

Cash Outflow:
    9)Operating Expenses                                 300,000         300,000        300,000         300,000        300,000
   10)Post Petition Interest Payment                           -               -              -               -              -
   11)Interest Payments (Class 3)                              -               -              -               -              -
   12)Interest Payments(Class 6)                               -               -              -               -              -
   13)Principal Payments (Class 3)                             -               -              -               -              -
                                                   ----------------------------------------------------------------------------
   14)Principal Payments(Class 6)                              -               -              -               -              -
Total Cash Outflow                                       300,000         300,000        300,000         300,000        300,000
                                                   ----------------------------------------------------------------------------

                                                   ============================================================================
Net Cash Flow                                          6,468,440       6,558,405      6,655,536       6,754,745      6,854,619


Table continued...

UCFC Projected Cash Flow Statement

                                                  Sep-2025        Dec-2025       Mar-2026        Jun-2026       Sep-2026
                                                  ---------------------------------------------------------------------------
CASH FLOW STATEMENT

Cash Inflow:
    1)Net Residual Cash Income                             503            424             362            306             242
    2)Whole Loan Cash Principal and Interest           759,373        754,922         752,294        746,108         742,704
    3)Servicing Fees                                         -              -               -              -               -
    4)Ancillary Income                                       -              -               -              -               -
    5)Net Cash Inflow from Servicer Advances               106             93              83             73              51
    6)Cash Inflow for Changes in Other Assets                -              -               -              -               -
    7)Sale of Net PP&E                                       -              -               -              -               -
    8)Reinvestment Income                            6,495,109      6,599,946       6,706,285      6,814,188       6,923,616
                                                  ---------------------------------------------------------------------------
Total Cash Inflow                                    7,255,091      7,355,385       7,459,024      7,560,675       7,666,613

Cash Outflow:
    9)Operating Expenses                               300,000        300,000         300,000        300,000         300,000
   10)Post Petition Interest Payment                         -              -               -              -               -
   11)Interest Payments (Class 3)                            -              -               -              -               -
   12)Interest Payments(Class 6)                             -              -               -              -               -
   13)Principal Payments (Class 3)                           -              -               -              -               -
                                                  ---------------------------------------------------------------------------
   14)Principal Payments(Class 6)                            -              -               -              -               -
Total Cash Outflow                                     300,000        300,000         300,000        300,000         300,000
                                                  ---------------------------------------------------------------------------

                                                  ===========================================================================
Net Cash Flow                                        6,955,091      7,055,385       7,159,024      7,260,675       7,366,613


Table continued...

UCFC Projected Cash Flow Statement

                                                    Dec-2026        Mar-2027       Jun-2027        Sep-2027       Dec-2027
                                                    ---------------------------------------------------------------------------
CASH FLOW STATEMENT

Cash Inflow:
    1)Net Residual Cash Income                               123            100              67             50               0
    2)Whole Loan Cash Principal and Interest             734,836        734,682         729,353        725,888         715,239
    3)Servicing Fees                                           -              -               -              -               -
    4)Ancillary Income                                         -              -               -              -               -
    5)Net Cash Inflow from Servicer Advances                  30             26              17             10               0
    6)Cash Inflow for Changes in Other Assets                  -              -               -              -               -
    7)Sale of Net PP&E                                         -              -               -              -               -
    8)Reinvestment Income                              7,034,625      7,147,231       7,261,515      7,377,427       7,495,537
                                                    ---------------------------------------------------------------------------
Total Cash Inflow                                      7,769,615      7,882,038       7,990,952      8,103,375       8,210,776

Cash Outflow:
    9)Operating Expenses                                 300,000        300,000         300,000        300,000         100,000
   10)Post Petition Interest Payment                           -              -               -              -               -
   11)Interest Payments (Class 3)                              -              -               -              -               -
   12)Interest Payments(Class 6)                               -              -               -              -               -
   13)Principal Payments (Class 3)                             -              -               -              -               -
                                                    ---------------------------------------------------------------------------
   14)Principal Payments(Class 6)                              -              -               -              -               -
Total Cash Outflow                                       300,000        300,000         300,000        300,000         100,000
                                                    ---------------------------------------------------------------------------

                                                    ===========================================================================
Net Cash Flow                                          7,469,615      7,582,038       7,690,952      7,803,375       8,110,776


Table continued...

UCFC Projected Cash Flow Statement

                                                    Mar-2028        Jun-2028       Sep-2028        Dec-2028       Mar-2029
                                                    ---------------------------------------------------------------------------
CASH FLOW STATEMENT

Cash Inflow:
    1)Net Residual Cash Income                                 0              0               0              0               0
    2)Whole Loan Cash Principal and Interest             709,662        692,623         684,165        617,598         584,367
    3)Servicing Fees                                           -              -               -              -               -
    4)Ancillary Income                                         -              -               -              -               -
    5)Net Cash Inflow from Servicer Advances                   0              0               0              0               0
    6)Cash Inflow for Changes in Other Assets                  -              -               -              -               -
    7)Sale of Net PP&E                                         -              -               -              -               -
    8)Reinvestment Income                              7,618,756      7,744,265       7,871,367      8,000,177       8,129,757
                                                    ---------------------------------------------------------------------------
Total Cash Inflow                                      8,328,418      8,436,888       8,555,532      8,617,775       8,714,125

Cash Outflow:
    9)Operating Expenses                                       -              -               -              -               -
   10)Post Petition Interest Payment                           -              -               -              -               -
   11)Interest Payments (Class 3)                              -              -               -              -               -
   12)Interest Payments(Class 6)                               -              -               -              -               -
   13)Principal Payments (Class 3)                             -              -               -              -               -
                                                    ---------------------------------------------------------------------------
   14)Principal Payments(Class 6)                              -              -               -              -               -
Total Cash Outflow                                             -              -               -              -               -
                                                    ---------------------------------------------------------------------------

                                                    ===========================================================================
Net Cash Flow                                          8,328,418      8,436,888       8,555,532      8,617,775       8,714,125

Table continued...

UCFC Projected Cash Flow Statement

                                                            Jun-2029        Sep-2029       Dec-2029       Mar-2030
                                                         -------------------------------------------------------------
CASH FLOW STATEMENT

Cash Inflow:
    1)Net Residual Cash Income                                         0              0              (0)            -
    2)Whole Loan Cash Principal and Interest                      45,444         45,451           5,693             -
    3)Servicing Fees                                                   -              -               -             -
    4)Ancillary Income                                                 -              -               -             -
    5)Net Cash Inflow from Servicer Advances                           0              0              (0)            -
    6)Cash Inflow for Changes in Other Assets                          -              -               -             -
    7)Sale of Net PP&E                                                 -              -               -             -
    8)Reinvestment Income                                      8,258,425      8,383,607       2,822,679             -
                                                         -------------------------------------------------------------
Total Cash Inflow                                              8,303,869      8,429,058       2,828,373             -

Cash Outflow:
    9)Operating Expenses                                               -              -               -             -
   10)Post Petition Interest Payment                                   -              -               -             -
   11)Interest Payments (Class 3)                                      -              -               -             -
   12)Interest Payments(Class 6)                                       -              -               -             -
   13)Principal Payments (Class 3)                                     -              -               -             -
                                                         -------------------------------------------------------------
   14)Principal Payments(Class 6)                                      -              -               -             -
Total Cash Outflow                                                     -              -               -             -
                                                         -------------------------------------------------------------

                                                         =============================================================
Net Cash Flow                                                  8,303,869      8,429,058       2,828,373             -


Cash Flow Statement Assumptions:



1)       Net Residual Cash Income

         The cash flow is calculated utilizing the Debtor's model under assumptions outlined in Exhibit F.

2)       Whole Loan Cash Principal and Interest

         The cash flow is calculated utilizing the Debtor's model under assumptions outlined in Exhibit F.

3)       Servicing Fees

         The servicing fee is projected based on 50bp multiplied by the outstanding principal balance on a monthly basis (per the servicing agreements). The servicing is expected to be transferred at October 1, 2000 and therefore the Company would not realize servicing income after September 2000.

4)       Ancillary Income

         Consists of float income and late penalties realized by UCFC in its role as servicer. We are projecting the value based on its historical average relationship to servicing fees. The servicing is expected to be transferred on October 1, 2000, therefore we have not projected any ancillary income after September 2000.

5)       Net Cash Inflow from Servicer Advances

         Servicer Advances is calculated as a percentage of Total Collateral Balance, as explained in Exhibit D. The net cash flow is calculated based on the change in the projected balance. Based on discussions with other loan servicers, the model implicitly assumes that monthly out flows will equal reimbursements from previous outstanding advances while the overall level of advances retires as the Total Collateral Balance pays down.

6)       Cash Inflow for Changes in Other Assets

         Other Assets are calculated as explained in Exhibit D. The net cash flow is calculated based on the change in the projected balance.

7)       Sale of Net PP&E

         We assumed the building would be sold for book value at $18 million in January 2001. The equipment consists of computers and other misc. items. We assumed the computer and misc. equipment would be sold for 10% of its book value in January 2001.

8)       Reinvestment Income

         Reinvestment income is calculated based on the beginning cash balance and a reinvestment rate of 6.00% per annum.

9)       Operating Expenses

         Monthly operating expenses through September 2000 based on historical performance. After the servicer transfer in October 2000, monthly expenses are assumed to decline as the Debtor winds down its operations. For all periods beginning in April 2001, monthly operating expenses were assumed to be $100,000, which sum is inclusive of the Plan Administrator's fees and expenses.

10)      Post Petition Interest Payment

         Post Petition Interest is paid beginning in January 2001. Effective date is assumed to be October 1, 2000.

11)      Interest Payments (Class 3)

         Payment of simple interest on the outstanding balances of Class 3, calculated at their respective interest rates. Payments begin January 2001.

12)      Interest Payments(Class 6)

         Payment of simple interest on the outstanding balance of Class 6 which includes accrued interest at the contract note rate. Interest payments on Class 6 do not occur until Class 3 is paid off.

13)      Principal Payments (Class 3)

         Principal payments begin January 2001 and end in December 2004.

14)      Principal Payments (Class 6)

         Principal payments on Class 6 do not occur until Class 3 is paid off. Principal payments begin in December 2004 and end in September 2008.


**       Taxes

         No taxes or tax benefits have been modeled into this analysis. We did not have sufficient information required to compute taxes or any tax benefits. Based on information available, a prospective cash calculation to include tax expenses and the ability of the Company to utilize net operating loss carryforwards in order to offset these tax expenses is underway. Tax payments would lengthen the pay out period for all classes of debt.

**       Causes of Action

         The conclusion of the claims damages expert retained by the Equity Committee as of the date of the filing of this disclosure statement is that the present value of certain causes of action held by the Debtor is at least $450 million. This value is not reflected in the cash flows because it is not known when the cash proceeds would be received.

                                    EXHIBIT F

                                                                       EXHIBIT F
                                                                      ---------

Summary of UCFC Residual Assumptions

               ------------------------------------------------------------------------------------------------------------------
                            Projections With UCFC as Servicer                     New Servicer In Place
               ------------------------------------------------------------------------------------------------------------------
                  May-2000   Jun-2000   Jul-2000   Aug-2000   Sep-2000   Oct-2000    Nov-2000     Dec-2000     Jan-2001 & Beyond
               ------------------------------------------------------------------------------------------------------------------
Cumulative Loss    11.0%       10.1%      9.1%        8.2%       7.3%        6.3%        5.4%         4.4%            3.5%
Delinquency        23.0%       23.0%     23.0%       23.0%      23.0%       21.0%       19.0%        17.0%           15.0%
Prepayment         27.0%       27.0%     27.0%       27.0%      27.0%       27.0%       27.0%        27.0%           27.0%
Discount Rate      16.0%       16.0%     16.0%       16.0%      16.0%       14.5%       14.5%        14.5%           14.5%


                                   EXHIBIT G

                                                                       EXHIBIT G
                                                                       ---------

UCFC Liquidation Analysis


                                                                 Estimated
                                                             Liquidation Value

                                                                 Oct-2000

   Sources of Cash
 1)Cash and Cash Equivalents                                    413,257,788
 2)IO's                                                         578,902,216
 3)Whole Loans - Net                                            287,484,720
 4)Accrued Interest Receivable and Servicer Advances            180,570,000
 5)Property Net                                                  19,000,000
 6)Other Assets                                                   3,220,000
 7)Present Value of Causes of Action                            450,000,000
                                                              -------------

   Total Sources                                              1,932,434,724

   Liquidation Costs
 8)Professional Fees (Chapter 11)                                 7,599,000
 9)Origination Fee Refunds                                        3,000,000
10)Severance and Retention                                        5,500,000
11)Employee Benefits                                              2,000,000
12)Accrued Payroll                                                      700
13)Accounts Payable                                               3,000,000
14)Taxes                                                          9,000,000
15)6-month Wind-down Costs                                        7,500,000
16)Misc. and Contingency                                          1,164,000
                                                              -------------
   Subtotal                                                      38,763,700

   Additional Costs
17)Trustee, trustee professionals,
   auditor litigation expense                                     5,000,000

   Estimated Other Payments
18)Tax Returns                                                    1,000,000

   Estimated Liquidation Value                                1,887,671,024
                                                              =============




   * Assumed 6-month wind-down period from October 2000

Footnotes on Liquidation Analysis:



1)       Cash and Cash Equivalents

         The cash balance is calculated based on the beginning cash balance and the net cash generated during the month ("Monthly Change in Cash"). The calculation of Monthly Change in Cash is detailed in Exhibit E. Cash balance is depleted to $5 million after October 2000.

                               Apr-2000      May-2000     Jun-2000     Jul-2000       Aug-2000      Sep-2000      Oct-2000
                             -----------------------------------------------------------------------------------------------
       Beginning Cash                      165,868,600  235,519,922  265,928,271    294,488,363   322,879,378   356,095,868
       Monthly Change in Cash               69,651,322   30,408,349   28,560,092     28,391,015    33,216,490    57,161,920
                             -----------------------------------------------------------------------------------------------
       Ending Cash            165,868,600  235,519,922  265,928,271  294,488,363    322,879,378   356,095,868   413,257,788

2)       IO's

         The value of the IOs is calculated as the present value of all future cash flow from the Debtors model. The future cash flow and the discount rate used are based on the assumptions contained in Exhibit F.

3)       Whole Loans

         The value of the Whole Loans is calculated at 93% of the ending period principal balance. The ending period principal balance is projected in the Debtors model using the same assumptions in the calculation of the IO values. These assumptions are outlined in Exhibit F. The value was based on a third-party offer to purchase the Whole Loans and corroborated by discussions with knowledgeable market sources.

                                     Apr-2000     May-2000     Jun-2000     Jul-2000      Aug-2000     Sep-2000     Oct-2000
                                    -------------------------------------------------------------------------------------------
Whole Loan Ending Period Principal
Balance                             371,069,789  360,367,152  349,536,019  339,027,245   328,793,117  318,818,985  309,123,355
Price Per Dollar of Balance                 93%          93%          93%          93%           93%          93%          93%
                                    -------------------------------------------------------------------------------------------
Value of Whole Loans                345,094,904  335,141,451  325,068,498  315,295,338   305,777,599  296,501,656  287,484,720


4)       Accrued Interest Receivable and Servicer Advances

         The Accrued Interest Receivable and Servicer Advance is projected based on its historical percentage relationship to Total Collateral Balance. In October 2000, we are assuming that the general reserve will be added back.

5)       Property Net

         The net fixed assets as of April 30, 2000, consist of approximately $18 million for a building and $12 million in computer equipment and misc. equipment which we assumed will be used through October 2000. A local broker indicated the book value of the building was in the range of values for similar properties. Thus, we assumed the building would sell at book value in January 2001. Net book value is equal to net proceeds on sale of the building. The computer and misc. equipment would sell for 10% of book value in January 2001.

6)       Other Assets

         For Other Assets, we removed all capitalized costs and prepaid expenses because there would be neither a future cash inflow nor a reduction in future cash outflows. For all other assets, we assumed they would be collected.

7)       Present Value of Causes of Action

         The conclusion of the claims damages expert retained by the Equity Committee as of the date of the filing of this disclosure statement is that the present value of certain causes of action held by the Debtor is at least $450 million.

8)       Professional Fees (Chapter 11)

         This figure is based on the balance of the accrued professional fees contained in the Debtor's monthly operating report.

9)       Origination Fee Refunds

         Based upon the Debtors' analysis of the remaining liability and recent months' historical prepayment rate, the Debtors have estimated that refunds of origination fees as a result of loan prepayments will total approximately $3 million.

10)      Severance and Retention

         The Debtors entered into a Court-approved retention and severance agreement with their employees in January, 2000. The Debtors have estimated the amounts for severance and retention bonuses payable through the contractual period ending September 30, 2000, to be approxiamtely $5 million. Additional Severance and retention amounts for employees through the wind-down period have been estimated to be approximately $1.5 million based upon an assumed 6 month wind down period.

11)      Employee Benefits

         The Debtors have assumed $700,000 for employee benefits, primarily related to UCFC's self funded Voluntary Employee Benefit Account (VEBA) plan, the company's self insured employee health plan. The winding-up of self-insured medical plans usually requires payment of many bills when the liability is incurred prior to wind-up but the bills are not received until later.

12)      Accrued Payroll

         The Debtors estimated accrued payroll based upon estimated future accrued amounts for employee wages requiring final payment.

13)      Accounts Payable

         The Debtors estimated post-petition accounts payable owed based upon the Debtors' esimates regarding future amounts for accounts requiring final payment.

14)      Taxes

         The Debtors' estimated year 2000 federal tax liability.

15)      6-month Wind-down Costs

         The Equity Committee's estimated cash flow necessary to fund 6 months of operating costs for personnel, occupancy, non-restructuring professional fees, and other necessary expenditures to wind-down the operations.

16)      Misc. and Contingency

         The Equity Committee's estimates of miscellaneous expenses and contingencies not provided for in any other category.

17)      Additional Costs

         The total cost is comprised of $2 million in trustee fees, $1 million for trustee professionals, and $2 million for auditor litigation expenses. Trustee fees and professional fees include expenses incurred to investigate and settle all remaining claims, sell land and other misc. assets, and transition to a new servicer.

18)      Estimated Other Payments

         This cost is comprised of the expenses associated with filing tax returns.

                                    EXHIBIT C

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


In re:                                         |  Chapter 11
                                               |
UNITED COMPANIES FINANCIAL CORPORATION, ET AL.,|  Case Nos. 99-450 (MFW) through
                                               |  99-461(MFW)
Debtors.                                       |
                                               |  JOINTLY ADMINISTERED
---------------------------------------------- |


     CONSOLIDATED BALLOT FOR ACCEPTING OR REJECTING PLANS OF REORGANIZATION
                  INDIVIDUAL BALLOT FOR HOLDERS OF BANK CLAIMS
                     TO BE EXECUTED BY PARTICIPATING LENDERS


     United Companies Financial Corporation and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"), filed their Second Amended Plan of Reorganization (the "Debtors' Plan") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The Official Committee of Equity Security Holders of United Companies Financial Corporation (the "Equity Committee") also filed its Second Amended Plan of Reorganization (the "Equity Committee's Plan").

     This Ballot has been sent to you to solicit your vote regarding the acceptance or rejection of the Debtors' Plan and the Equity Committee's Plan. The Debtors' Plan and the Equity Committee's Plan incorporate different classification schemes and provide different treatment for different classes of claims or interests. Claims arising from the Debtors' $850 million prepetition unsecured revolving credit facility are included in Class 3 (Bank Claims) under the Debtors' Plan and Class 3 (Unsecured Claims) under the Equity Committee's Plan. HOLDERS OF BANK CLAIMS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER PLAN. If you have any questions on how to properly complete this Ballot, please call the Information Agent at 1-888-559-9367.

     THIS BALLOT IS TO BE USED FOR VOTING BY HOLDERS OF BANK CLAIMS ONLY. IF ON JUNE 30, 2000, YOU WERE A PARTICIPATING LENDER IN THE DEBTORS' $850 MILLION PREPETITION UNSECURED REVOLVING CREDIT FACILITY, THEN YOU MUST PROMPTLY COMPLETE AND EXECUTE THIS BALLOT AND RETURN IT TO FIRST UNION NATIONAL BANK FOR PROCESSING AND INCLUSION OF YOUR VOTING INFORMATION ON THEIR MASTER BALLOT. FIRST UNION NATIONAL BANK MUST, IN TURN, RETURN A COMPLETED MASTER BALLOT TO THE BALLOTING AGENT, LOGAN & COMPANY, INC., 546 VALLEY ROAD, UPPER MONTCLAIR, NJ 07043, BY 4:00 P.M. EASTERN TIME ON AUGUST 10, 2000, UNLESS SUCH TIME IS EXTENDED BY AGREEMENT BETWEEN THE DEBTORS AND THE EQUITY COMMITTEE (THE "VOTING DEADLINE").

     PLEASE COMPLETE THE FOLLOWING:

     ITEM 1.  Amount of Claim.  For  purposes  of voting to accept or reject the
Plans,    the   undersigned    holds   a   Bank   Claim   in   the   amount   of
$_______________________.

     ITEM 2. Vote on the Debtors' Plan. The undersigned holder of the Bank Claim set forth in Item 1 above hereby votes to:

     Check one box: |_| Accept the Debtors' Plan

                    |_| Reject the Debtors' Plan

     ITEM 3. Vote on the Equity Committee's Plan. The undersigned holder of the Bank Claim set forth in Item 1 above hereby votes to:

     Check one box: |_| Accept the Equity Committee's Plan

                    |_| Reject the Equity Committee's Plan

     ITEM 4. Convenience Claim Election Under Equity Committee's Plan. Under the Equity Committee Plan only, the holder of a Bank Claim may elect to reduce its claim to $1,000 and have such claim receive treatment under Class 5 (Convenience Claims) under the Equity Committee's Plan. Please check the box below labeled "Elects Convenience Claims Treatment Under the Equity Committee's Plan" if the undersigned holder of a Bank Claim elects to reduce its claim set forth in Item 1 above to $1,000 in order to receive treatment for its claim under Class 5 (Convenience Claims) under the Equity Committee's Plan, rather than receive treatment for such claim as a Class 3 (General Unsecured Claim) under the Equity Committee's Plan:

                    |_| Elects  Convenience  Claims  Treatment  Under the Equity
                        Committee's Plan

     ITEM 5. Preference of Plans. If you voted in favor of both the Debtors' Plan and the Equity Committee's Plan, then you may express your preference for one Plan over the other (or no preference) by checking one of the boxes below. The beneficial owner of the Bank Claim set forth in Item 1 above prefers:

     Check one box: |_| Debtors' Plan

                    |_| Equity Committee's Plan

                    |_| No Preference

     ITEM 6. Acknowledgements and Certification. By signing this Ballot, the undersigned acknowledges that the undersigned has been provided with a copy of the Disclosure Statement accompanying the Debtors' Plan, including all exhibits thereto, and the Disclosure Statement accompanying the Equity Committee's Plan, including all exhibits thereto. The undersigned certifies that (i) it is the holder of a claim arising from the Debtors' $850 million prepetition unsecured revolving credit facility, and (ii) the undersigned has full power and authority to vote to accept or reject the Debtors' Plan and/or the Equity Committee's Plan. The undersigned understands that if the Ballot is validly executed but does not indicate either acceptance or rejection of either of the Plans, then this Ballot will be counted as an acceptance of such Plan. The undersigned further acknowledges that the solicitation of votes is subject to all terms and conditions set forth in the respective Disclosure Statements and Plans.

     Print or Type Name of Claimant:
                                     -------------------------------------------

     Federal Tax I.D. No. of Claimant:
                                      ------------------------------------------

     Signature:
               -----------------------------------------------------------------

     If by Authorized Agent, Name and Title of Agent:
                                                     ---------------------------

     Name of Institution:
                         -------------------------------------------------------

     Street Address:
                    ------------------------------------------------------------

     City, State, and Zip Code:
                               -------------------------------------------------

     Telephone Number:
                      ----------------------------------------------------------

     Date Completed:
                     -----------------------------------------------------------

                               VOTING INSTRUCTIONS
           FOR COMPLETING INDIVIDUAL BALLOT FOR HOLDERS OF BANK CLAIMS
                     TO BE EXECUTED BY PARTICIPATING LENDERS

1.   This Ballot is  submitted  to you to solicit  your vote to accept or reject
     (a) the Debtors' Plan, which is described in the Disclosure Statement in support of the Debtors' Plan, and (b) the Equity Committee's Plan, which is described in the Disclosure Statement in support of the Equity Committee's Plan. HOLDERS OF BANK CLAIMS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER PLAN. However, only one Plan may be confirmed by the Bankruptcy Court. PLEASE READ THE PLANS AND THE DISCLOSURE STATEMENTS CAREFULLY BEFORE COMPLETING THE BALLOT. Unless otherwise defined, all capitalized terms used herein shall have the meaning ascribed to such terms in the Debtors' Plan.

2. This Ballot is not a letter of transmittal and may not be used for any purpose other than to vote to accept or reject the Plans.

3. A Plan is accepted by a class of claims if it is accepted by the holders of two-thirds in amount and more than one-half in number of claims in such class voting on such Plan. In the event that a class rejects either the Debtors' Plan or the Equity Committee's Plan, the Bankruptcy Court may nevertheless confirm such Plan and thereby make it binding on you if the Bankruptcy Court finds that the applicable Plan accords fair and equitable treatment to the class or classes rejecting it and otherwise satisfies the requirements of Section 1129(b) of the Bankruptcy Code. If either of the Plans are confirmed by the Bankruptcy Court, all holders of interests in, and any and all other holders of claims against, the Debtors (including those who abstain or reject such Plan and those who are not entitled to vote thereon) will be bound by the confirmed Plan and the transactions contemplated thereby.

4. To have your vote counted, you must complete, sign and return this Ballot to First Union National Bank for processing and inclusion of your voting information on their Master Ballot. First Union National Bank must, in turn, return a completed Master Ballot to the Balloting Agent not later than 4:00 p.m. Eastern Time, on August 10, 2000, unless such time is extended by agreement between the Debtors and the Equity Committee (the "Voting Deadline").

5. To properly complete the Ballot, you must follow the procedures described below:

     a.   make sure that the information required in Item 1 is correct;

     b. cast one vote to accept or reject the Debtors' Plan by checking the appropriate box in Item 2 and one vote to accept or reject the Equity Committee's Plan by checking the appropriate box in Item 3 (please note that if the Ballot is validly executed but does not indicate either acceptance or rejection of either of the Plans, then this Ballot will be counted as an acceptance of such Plan);

     c. if you voted to accept both the Debtors' Plan and the Equity Committee's Plan, then you may express your preference for one Plan over the other (or no preference) by checking one of the boxes in Item 5;

     d. if you are completing this Ballot on behalf of another entity, indicate your relationship with such entity and the capacity in which you are signing and submit satisfactory evidence of your authority to so act (e.g., a power of attorney or a certified copy of board resolutions authorizing you to so act);

     e. please use additional sheets of paper if additional space is required to respond to any item on the Ballot (clearly marked to indicate the applicable item of the Ballot);

     f. if you also hold claims in a different class under either the Debtors' Plan or the Equity Committee's Plan, then, you may receive more than one Ballot, labeled for a different class of claims. Your vote will be counted in determining acceptance or rejection of the Plan by a particular class only if you complete, sign and return the Ballot labeled for that class in accordance with the instructions on that Ballot;

     g.   sign and date your Ballot;

     h. if you submit more than one ballot voting the same claim prior to the Voting Deadline, then the last timely filed Ballot shall be counted;

     i. check the box labeled "Elects Convenience Claims Treatment Under Equity Committee's Plan" in Item 4 if you seek to have your claim reduced to $1,000 in order to receive treatment for your claim under Class 5 (Convenience Claims) under the Equity Committee's Plan, and to have your vote cast in Item 3 counted as the vote of a holder of a Convenience Claim under the Equity Committee's Plan, rather than receive treatment for such claim as a Class 3 (Unsecured Claim) under the Equity Committee's Plan;

     j. if you believe that you have received the wrong Ballot, please contact the Balloting Agent immediately; and

     k.   provide your name and mailing address.

IF YOU HAVE ANY QUESTIONS REGARDING THE BALLOT, OR IF YOU DID NOT RECEIVE A RETURN ENVELOPE WITH YOUR BALLOT, OR IF YOU DID NOT RECEIVE A COPY OF ONE OF THE DISCLOSURE STATEMENTS OR PLANS, OR IF YOU NEED ADDITIONAL COPIES OF THE BALLOT OR OTHER ENCLOSED MATERIALS, PLEASE CONTACT LOGAN & COMPANY, INC. at (973) 509-3190.

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


In re:                                         |  Chapter 11
                                               |
UNITED COMPANIES FINANCIAL CORPORATION, ET AL.,|  Case Nos. 99-450 (MFW) through
                                               |  99-461(MFW)
Debtors.                                       |
                                               |  JOINTLY ADMINISTERED
---------------------------------------------- |

     CONSOLIDATED BALLOT FOR ACCEPTING OR REJECTING PLANS OF REORGANIZATION
             INDIVIDUAL BALLOT FOR RECORD AND BENEFICIAL HOLDERS OF
                               SENIOR NOTE CLAIMS

     United Companies Financial Corporation and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"), filed their Second Amended Plan of Reorganization (the "Debtors' Plan") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The Official Committee of Equity Security Holders of United Companies Financial Corporation (the "Equity Committee") also filed its Second Amended Plan of Reorganization (the "Equity Committee's Plan").

     This Ballot has been sent to you to solicit your vote regarding the acceptance or rejection of the Debtors' Plan and the Equity Committee's Plan. The Debtors' Plan and the Equity Committee's Plan incorporate different classification schemes and provide different treatment for different classes of claims or interests. Claims arising from the 7.7% Notes issued in the aggregate principal amount of $100,000,000 (Cusip #909870-AD-9) or the 9.375% Notes issued in the aggregate principal amount of $125,000,000 (Cusip #909870-AA-5) are included in Class 4 (Senior Note Claims) under the Debtors' Plan and Class 3 (Unsecured Claims) under the Equity Committee's Plan. HOLDERS OF SENIOR NOTE CLAIMS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER PLAN. If you have any questions on how to properly complete this Ballot, please call Logan & Company, Inc. (the "Balloting Agent") at (973) 509-3190.

     THIS BALLOT IS TO BE USED FOR VOTING BY HOLDERS OF SENIOR NOTE CLAIMS ONLY. IF ON JUNE 30, 2000, YOU WERE THE BENEFICIAL OWNER OF EITHER THE 7.7% NOTES ISSUED IN THE AGGREGATE PRINCIPAL AMOUNT OF $100,000,000 (CUSIP #909870-AD-9) OR THE 9.35% NOTES ISSUED IN THE AGGREGATE PRINCIPAL AMOUNT OF $125,000,000 (CUSIP #909870-AA-5), THEN IN ORDER FOR YOUR VOTE TO BE COUNTED YOU MUST RETURN A COMPLETED BALLOT TO THE BALLOTING AGENT, LOGAN & COMPANY, INC., 546 VALLEY ROAD, UPPER MONTCLAIR, NJ 07043, BY 4:00 P.M. EASTERN TIME ON AUGUST 10, 2000, UNLESS SUCH TIME IS EXTENDED BY AGREEMENT BETWEEN THE DEBTORS AND THE EQUITY COMMITTEE (THE "VOTING DEADLINE").


================================================================================

[            Each Ballot will be individually generated setting                ]
[            forth the name and address of the claimholder                     ]
[            and the claim amount such holder is entitled to vote.             ]

     PLEASE COMPLETE THE FOLLOWING:

     ITEM 1. Amount of Claim. For purposes of voting to accept or reject either of the Plans, the undersigned holds a Senior Note Claim as set forth below:

             Certificate # of Notes          Principal Amount of Notes

             ----------------------          ------------------------------

             ----------------------          ------------------------------

             ----------------------          ------------------------------

             ----------------------          ------------------------------

             Aggregate Principal Amount of Senior Notes Held:
                                                             -------------------

     ITEM 2. Vote on the Debtors' Plan. The beneficial owner of the Senior Notes set forth in Item 1 above hereby votes to:

         Check one box:   |_| Accept the Debtors' Plan

                          |_| Reject the Debtors' Plan

     ITEM 3. Vote on the Equity Committee's Plan. The beneficial owner of the Senior Notes set forth in Item 1 above hereby votes to:

         Check one box:   |_| Accept the Equity Committee's Plan

                          |_| Reject the Equity Committee's Plan

     ITEM 4. Identify All Other Senior Notes Voted. By returning this executed Ballot, the beneficial owner of the Senior Notes identified in Item 1 certifies that (a) this Ballot is the only Ballot submitted for the Senior Notes owned by such beneficial owner, except for the Senior Notes identified in the following table and (b) all Ballots for Senior Notes submitted by the beneficial owner indicate the same vote to accept or reject the Debtors' Plan and the Equity Committee's Plan that the beneficial owner has indicated in Item 2 and Item 3 of this Ballot (please use additional sheets of paper if necessary):

Customer Account No.        Name of Registered or Nominee Holder        Amount of Other Senior Notes Voted
--------------------        ------------------------------------        ----------------------------------
--------------------        --------------------------                  ------------------------------

--------------------        --------------------------                  ------------------------------

--------------------        --------------------------                  ------------------------------

--------------------        --------------------------                  ------------------------------

     ITEM 5. Convenience Claim Election Under Equity Committee's Plan. Under the Equity Committee Plan only, the holder of a Senior Note Claim may elect to reduce its claim to $1,000 and have such claim receive treatment under Class 5 (Convenience Claims) under the Equity Committee's Plan. Please check the box below labeled "Elects Convenience Claims Treatment Under the Equity Committee's Plan" if the undersigned holder of a Senior Note Claim elects to reduce its claim set forth in Item 1 above to $1,000 in order to receive treatment for its claim under Class 5 (Convenience Claims) under the Equity Committee's Plan, rather than receive treatment for such claim as a Class 3 (Unsecured Claims) under the Equity Committee's Plan:

                    |_| Elects Convenience Claims Treatment Under the Equity Committee's Plan

     ITEM 6. Preference of Plans. If you voted in favor of both the Debtors' Plan and the Equity Committee's Plan, then you may express your preference for one Plan over the other (or no preference) by checking one of the boxes below. The beneficial owner of the Senior Notes set forth in Item 1 above prefers:

     Check one box: |_|  Debtors' Plan

                    |_|  Equity Committee's Plan

                    |_|  No Preference

     ITEM 7.  Acknowledgements  and  Certification.  By returning  this executed
Ballot, the beneficial owner of the Senior Notes identified in Item 1 acknowledges having been provided with a copy of the Disclosure Statement accompanying the Debtors' Plan, including all exhibits thereto, and the Disclosure Statement accompanying the Equity Committee's Plan, including all exhibits thereto. The undersigned certifies that (i) it is the holder of a claim arising from the 7.7% Notes issued in the aggregate principal amount of $100,000,000 (Cusip #909870-AD-9) and/or the 9.375% Notes issued in the aggregate principal amount of $125,000,000 (Cusip #909870-AA-5), and (ii) the undersigned has full power and authority to vote to accept or reject the Debtors' Plan and/or the Equity Committee's Plan. The beneficial owner understands that if the Ballot is validly executed but does not indicate either acceptance or rejection of either of the Plans, then this Ballot will be counted as an acceptance of such Plan. The undersigned further acknowledges that the solicitation of votes is subject to all terms and conditions set forth in the respective Disclosure Statements and Plans.

     Print or Type Name of Beneficial Owner:
                                             -----------------------------------

     Social Security or Federal Tax I.D. No. of Beneficial Owner:
                                                                 ---------------

     Signature:
               -----------------------------------------------------------------

     If by Authorized Agent, Name and Title of Agent:
                                                     ---------------------------

     Name of Institution:
                         -------------------------------------------------------

     Street Address:
                    ------------------------------------------------------------

     City, State, and Zip Code:
                               -------------------------------------------------

     Telephone Number:
                      ----------------------------------------------------------

     Date Completed:
                    ------------------------------------------------------------

                               VOTING INSTRUCTIONS
       FOR COMPLETING INDIVIDUAL BALLOT FOR RECORD AND BENEFICIAL HOLDERS
                              OF SENIOR NOTE CLAIMS

1.   This Ballot is  submitted  to you to solicit  your vote to accept or reject
     (a) the Debtors' Plan, which is described in the Disclosure Statement in support of the Debtors' Plan, and (b) the Equity Committee's Plan, which is described in the Disclosure Statement in support of the Equity Committee's Plan. HOLDERS OF SENIOR NOTE CLAIMS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER PLAN. However, only one Plan may be confirmed by the Bankruptcy Court. PLEASE READ THE PLANS AND THE DISCLOSURE STATEMENTS CAREFULLY BEFORE COMPLETING THE BALLOT. Unless otherwise defined, all capitalized terms used herein shall have the meaning ascribed to such terms in the Debtors' Plan.

2. This Ballot is not a letter of transmittal and may not be used for any purpose other than to vote to accept or reject the Debtors' Plan and/or the Equity Committee's Plan. Accordingly, Beneficial Owners should not surrender their Notes at this time and the Balloting Agent will not accept delivery of any such Notes surrendered together with the Ballot.

3. A Plan is accepted by a class of claims if it is accepted by the holders of two-thirds in amount and more than one-half in number of claims in such class voting on such Plan. In the event that a class rejects either the Debtors' Plan or the Equity Committee's Plan, the Bankruptcy Court may nevertheless confirm such Plan and thereby make it binding on you if the Bankruptcy Court finds that the applicable Plan accords fair and equitable treatment to the class or classes rejecting it and otherwise satisfies the requirements of Section 1129(b) of the Bankruptcy Code. If either of the Plans are confirmed by the Bankruptcy Court, all holders of interests in, and any and all other holders of claims against, the Debtors (including those who abstain or reject such Plan and those who are not entitled to vote thereon) will be bound by the confirmed Plan and the transactions contemplated thereby.

4. To have your vote counted, you must complete and return this signed Ballot so that it is received by the Balloting Agent not later than 4:00 p.m. Eastern Time, on August 10, 2000, unless such time is extended by agreement between the Debtors and the Equity Committee (the "Voting Deadline"). Deliveries of Ballots by mail, hand delivery or overnight courier to the Balloting Agent should be sent to:

                  UNITED COMPANIES FINANCIAL CORPORATION ET AL.
                              Logan & Company, Inc.
                                 546 Valley Road
                            Upper Montclair, NJ 07043

     Ballots will not be accepted by telecopy or facsimile transmission.

5. To properly complete the Ballot, you must follow the procedures described below:

     a.   make sure that the information required in Item 1 is correct;

     b. cast one vote to accept or reject the Debtors' Plan by checking the appropriate box in Item 2 and one vote to accept or reject the Equity Committee's Plan by checking the appropriate box in Item 3;

     c. if you voted to accept both the Debtors' Plan and the Equity Committee's Plan, then you may express your preference for one Plan over the other (or no preference) by checking one of the boxes in Item 6;

     d. if you are completing this Ballot on behalf of another entity, indicate your relationship with such entity and the capacity in which you are signing and submit satisfactory evidence of your authority to so act (e.g., a power of attorney or a certified copy of board resolutions authorizing you to so act);

     e. please use additional sheets of paper if additional space is required to respond to any item on the Ballot (clearly marked to indicate the applicable item of the Ballot);

     f. sign and date your Ballot and return your Ballot using the enclosed pre-addressed return envelope;

     g. if you also hold claims in a different class under either the Debtors' Plan or the Equity Committee's Plan, then, you may receive more than one Ballot, labeled for a different class of claims. Your vote will be counted in determining acceptance or rejection of the Plan by a particular class only if you complete, sign and return the Ballot labeled for that class in accordance with the instructions on that Ballot;

     h. if you submit more than one ballot voting the same claim prior to the Voting Deadline, then the last timely filed Ballot shall be counted;

     i. check the box labeled "Elects Convenience Claims Treatment Under Equity Committee's Plan" in Item 4 if you seek to have your claim reduced to $1,000 in order to receive treatment for your claim under Class 5 (Convenience Claims) under the Equity Committee's Plan, and to have your vote cast in Item 3 counted as the vote of a holder of a Convenience Claim under the Equity Committee's Plan, rather than receive treatment for such claim as a Class 3 (Unsecured Claims) under the Equity Committee's Plan;

     j. if you believe that you have received the wrong Ballot, please contact the Balloting Agent immediately; and

     k.   provide your name and mailing address.

IF YOU HAVE ANY QUESTIONS REGARDING THE BALLOT, OR IF YOU DID NOT RECEIVE A RETURN ENVELOPE WITH YOUR BALLOT, OR IF YOU DID NOT RECEIVE A COPY OF ONE OF THE DISCLOSURE STATEMENTS OR PLANS, OR IF YOU NEED ADDITIONAL COPIES OF THE BALLOT OR OTHER ENCLOSED MATERIALS, PLEASE CONTACT LOGAN & COMPANY, INC. AT (973) 509-3190.

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


In re:                                         |  Chapter 11
                                               |
UNITED COMPANIES FINANCIAL CORPORATION, ET AL.,|  Case Nos. 99-450 (MFW) through
                                               |  99-461(MFW)
Debtors.                                       |
                                               |  JOINTLY ADMINISTERED
-----------------------------------------------|

     CONSOLIDATED BALLOT FOR ACCEPTING OR REJECTING PLANS OF REORGANIZATION
               INDIVIDUAL BALLOT FOR HOLDERS OF SENIOR NOTE CLAIMS
                      TO BE EXECUTED BY BENEFICIAL OWNERS


     United Companies Financial Corporation and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"), filed their Second Amended Plan of Reorganization (the "Debtors' Plan") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The Official Committee of Equity Security Holders of United Companies Financial Corporation (the "Equity Committee") also filed its Second Amended Plan of Reorganization (the "Equity Committee's Plan").

     This Ballot has been sent to you to solicit your vote regarding the acceptance or rejection of the Debtors' Plan and the Equity Committee's Plan. The Debtors' Plan and the Equity Committee's Plan incorporate different classification schemes and provide different treatment for different classes of claims or interests. Claims arising from the 7.7% Notes issued in the aggregate principal amount of $100,000,000 (Cusip #909870-AD-9) or the 9.375% Notes issued in the aggregate principal amount of $125,000,000 (Cusip #909870-AA-5) are included in Class 4 (Senior Note Claims) under the Debtors' Plan and Class 3 (Unsecured Claims) under the Equity Committee's Plan. HOLDERS OF SENIOR NOTE CLAIMS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER PLAN. If you have any questions on how to properly complete this Ballot, please call Logan & Company, Inc. (the "Balloting Agent") at (973) 509-3190.

     THIS BALLOT IS TO BE USED FOR VOTING BY HOLDERS OF SENIOR NOTE CLAIMS ONLY. IF ON JUNE 30, 2000, YOU WERE THE BENEFICIAL OWNER OF EITHER THE 7.7% NOTES ISSUED IN THE AGGREGATE PRINCIPAL AMOUNT OF $100,000,000 (CUSIP #909870-AD-9) OR THE 9.35% NOTES ISSUED IN THE AGGREGATE PRINCIPAL AMOUNT OF $125,000,000 (CUSIP #909870-AA-5), THEN YOU MUST PROMPTLY COMPLETE AND EXECUTE THIS BALLOT AND RETURN IT TO THE RECORD (OR NOMINEE) HOLDER OF YOUR NOTE FOR PROCESSING AND INCLUSION OF YOUR VOTING INFORMATION ON THE MASTER BALLOT OF THE RECORD (OR NOMINEE) HOLDER. THE RECORD (OR NOMINEE) HOLDER MUST, IN TURN, RETURN A COMPLETED MASTER BALLOT TO THE BALLOTING AGENT, LOGAN & COMPANY, INC., 546 VALLEY ROAD, UPPER MONTCLAIR, NJ 07043, BY 4:00 P.M. EASTERN TIME ON AUGUST 10, 2000, UNLESS SUCH TIME IS EXTENDED BY AGREEMENT BETWEEN THE DEBTORS AND THE EQUITY COMMITTEE (THE "VOTING DEADLINE").

     PLEASE COMPLETE THE FOLLOWING:

     ITEM 1. Amount of Claim. For purposes of voting to accept or reject either Plan, the undersigned holds a Senior Note Claim as set forth below:

        Certificate # of Notes                    Principal Amount of Notes
        ----------------------                    -------------------------

        ----------------------                    ----------------------------

        ----------------------                    ----------------------------

        ----------------------                    ----------------------------

        ----------------------                    ----------------------------

        Aggregate Principal Amount of Senior Notes Held:
                                                         ----------------------

     ITEM 2. Vote on the Debtors' Plan. The beneficial owner of the Senior Notes set forth in Item 1 above hereby votes to:

         Check one box:  |_| Accept the Debtors' Plan

                         |_| Reject the Debtors' Plan

     ITEM 3. Vote on the Equity Committee's Plan. The beneficial owner of the Senior Notes set forth in Item 1 above hereby votes to:

         Check one box:  |_| Accept the Equity Committee's Plan

                         |_| Reject the Equity Committee's Plan

     ITEM 4. Identify All Other Senior Notes Voted. By returning this executed Ballot, the beneficial owner of the Senior Notes identified in Item 1 certifies that (a) this Ballot is the only Ballot submitted for the Senior Notes owned by such beneficial owner, except for the Senior Notes identified in the following table and (b) all Ballots for Senior Notes submitted by the beneficial owner indicate the same vote to accept or reject the Debtors' Plan and the Equity Committee's Plan that the beneficial owner has indicated in Item 2 and Item 3 of this Ballot (please use additional sheets of paper if necessary):

Customer Account No.        Name of Registered or Nominee Holder        Amount of Other Senior Notes Voted
--------------------        ------------------------------------        ----------------------------------
--------------------        --------------------------                  ------------------------------

--------------------        --------------------------                  ------------------------------

--------------------        --------------------------                  ------------------------------

--------------------        --------------------------                  ------------------------------

     ITEM 5. Convenience Claim Election Under Equity Committee's Plan. Under the Equity Committee Plan only, the holder of a Senior Note Claim may elect to reduce its claim to $1,000 and have such claim receive treatment under Class 5 (Convenience Claims) under the Equity Committee's Plan. Please check the box below labeled "Elects Convenience Claims Treatment Under the Equity Committee's Plan" if the undersigned holder of a Senior Note Claim elects to reduce its claim set forth in Item 1 above to $1,000 in order to receive treatment for its claim under Class 5 (Convenience Claims) under the Equity Committee's Plan, rather than receive treatment for such claim as a Class 3 (Unsecured Claim) under the Equity Committee's Plan:

                         |_|  Elects   Convenience   Claims  Treatment Under the
                              Equity Committee's Plan

     ITEM 6. Preference of Plans. If you voted in favor of both the Debtors' Plan and the Equity Committee's Plan, then you may express your preference for one Plan over the other (or no preference) by checking one of the boxes below. The beneficial owner of the Senior Notes set forth in Item 1 above prefers:

         Check one box:  |_| Debtors' Plan

                         |_| Equity Committee's Plan

                         |_| No Preference

     ITEM 7.  Acknowledgements  and  Certification.  By returning  this executed
Ballot, the beneficial owner of the Senior Notes identified in Item 1 acknowledges having been provided with a copy of the Disclosure Statement accompanying the Debtors' Plan, including all exhibits thereto, and the Disclosure Statement accompanying the Equity Committee's Plan, including all exhibits thereto. The undersigned certifies that (i) it is the holder of claim arising from the 7.7% Notes issued in the aggregate principal amount of $100,000,000 (Cusip #909870-AD-9) and/or the 9.375% Notes issued in the aggregate principal amount of $125,000,000 (Cusip #909870-AA-5), and (ii) the undersigned has full power and authority to vote to accept or reject the Debtors' Plan and/or the Equity Committee's Plan. The beneficial owner understands that if the Ballot is validly executed but does not indicate either acceptance or rejection of either of the Plans, then this Ballot will be counted as an acceptance of such Plan. The undersigned further acknowledges that the solicitation of votes is subject to all terms and conditions set forth in the respective Disclosure Statements and Plans.

     Print or Type Name of Beneficial Owner:
                                            ------------------------------------

     Social Security or Federal Tax I.D. No. of Beneficial Owner:
                                                                 ---------------

     Signature:
               -----------------------------------------------------------------

     If by Authorized Agent, Name and Title of Agent:
                                                     ---------------------------

     Name of Institution:
                         -------------------------------------------------------

     Street Address:
                    ------------------------------------------------------------

     City, State, and Zip Code:
                               -------------------------------------------------

     Telephone Number:
                      ----------------------------------------------------------

     Date Completed:
                    ------------------------------------------------------------

                               VOTING INSTRUCTIONS
           FOR COMPLETING INDIVIDUAL BALLOT FOR HOLDERS OF SENIOR NOTE
                   CLAIMS TO BE EXECUTED BY BENEFICIAL OWNERS

1.   This Ballot is  submitted  to you to solicit  your vote to accept or reject
     (a) the Debtors' Plan, which is described in the Disclosure Statement in support of the Debtors' Plan, and (b) the Equity Committee's Plan, which is described in the Disclosure Statement in support of the Equity Committee's Plan. HOLDERS OF SENIOR NOTE CLAIMS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER PLAN. However, only one Plan may be confirmed by the Bankruptcy Court. PLEASE READ THE PLANS AND THE DISCLOSURE STATEMENTS CAREFULLY BEFORE COMPLETING THE BALLOT. Unless otherwise defined, all capitalized terms used herein shall have the meaning ascribed to such terms in the Debtors' Plan.

2. This Ballot is not a letter of transmittal and may not be used for any purpose other than to vote to accept or reject the Debtors' Plan and/or the Equity Committee's Plan. Accordingly, Beneficial Owners should not surrender their Notes at this time and the Balloting Agent will not accept delivery of any such Notes surrendered together with the Ballot.

3. A Plan is accepted by a class of claims if it is accepted by the holders of two-thirds in amount and more than one-half in number of claims in such class voting on such Plan. In the event that a class rejects either the Debtors' Plan or the Equity Committee's Plan, the Bankruptcy Court may nevertheless confirm such Plan and thereby make it binding on you if the Bankruptcy Court finds that the applicable Plan accords fair and equitable treatment to the class or classes rejecting it and otherwise satisfies the requirements of Section 1129(b) of the Bankruptcy Code. If either of the Plans are confirmed by the Bankruptcy Court, all holders of interests in, and any and all other holders of claims against, the Debtors (including those who abstain or reject such Plan and those who are not entitled to vote thereon) will be bound by the confirmed Plan and the transactions contemplated thereby.

4. To have your vote counted, you must complete and return this signed Ballot to the Record (or Nominee) Holder of your Notes for processing and inclusion of your voting information on the Master Ballot of the Record (or Nominee) Holder. The Record (or Nominee) Holder must, in turn, return a completed Master Ballot to the Balloting Agent not later than 4:00 p.m. Eastern Time, on August 10, 2000, unless such time is extended by agreement between the Debtors and the Equity Committee (the "Voting Deadline").

5. To properly complete the Ballot, you must follow the procedures described below:

     a.   make sure that the information required in Item 1 is correct;

     b. cast one vote to accept or reject the Debtors' Plan by checking the appropriate box in Item 2 and one vote to accept or reject the Equity Committee's Plan by checking the appropriate box in Item 3 (please note that if the Ballot is validly executed but does not indicate either acceptance or rejection of either of the Plans, then this Ballot will be counted as an acceptance of such Plan);

     c. if you voted to accept both the Debtors' Plan and the Equity Committee's Plan, then you may express your preference for one Plan over the other (or no preference) by checking one of the boxes in Item 6;

     d. if you are completing this Ballot on behalf of another entity, indicate your relationship with such entity and the capacity in which you are signing and submit satisfactory evidence of your authority to so act (e.g., a power of attorney or a certified copy of board resolutions authorizing you to so act);

     e. please use additional sheets of paper if additional space is required to respond to any item on the Ballot (clearly marked to indicate the applicable item of the Ballot);

     f. if you also hold claims in a different class under either the Debtors' Plan or the Equity Committee's Plan, then, you may receive more than one Ballot, labeled for a different class of claims. Your vote will be counted in determining acceptance or rejection of the Plan by a particular class only if you complete, sign and return the Ballot labeled for that class in accordance with the instructions on that Ballot;

     g. sign and date your Ballot if it has not already been "prevalidated" by your Nominee;

     h. if you submit more than one ballot voting the same claim prior to the Voting Deadline, then the last timely filed Ballot shall be counted;

     i. check the box labeled "Elects Convenience Claims Treatment Under Equity Committee's Plan" in Item 4 if you seek to have your claim reduced to $1,000 in order to receive treatment for your claim under Class 5 (Convenience Claims) under the Equity Committee's Plan, and to have your vote cast in Item 3 counted as the vote of a holder of a Convenience Claim under the Equity Committee's Plan, rather than receive treatment for such claim as a Class 3 (Unsecured Claim) under the Equity Committee's Plan;

     j. if you believe that you have received the wrong Ballot, please contact the Balloting Agent immediately; and

     k.   provide your name and mailing address.

IF YOU HAVE ANY QUESTIONS REGARDING THE BALLOT, OR IF YOU DID NOT RECEIVE A RETURN ENVELOPE WITH YOUR BALLOT, OR IF YOU DID NOT RECEIVE A COPY OF ONE OF THE DISCLOSURE STATEMENTS OR PLANS, OR IF YOU NEED ADDITIONAL COPIES OF THE BALLOT OR OTHER ENCLOSED MATERIALS, PLEASE CONTACT THE INFORMATION AGENT AT 1-888-559-9367.

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


In re:                                         |  Chapter 11
                                               |
UNITED COMPANIES FINANCIAL CORPORATION, ET AL.,|  Case Nos. 99-450 (MFW) through
                                               |  99-461(MFW)
Debtors.                                       |
                                               |  JOINTLY ADMINISTERED
---------------------------------------------- |


     CONSOLIDATED BALLOT FOR ACCEPTING OR REJECTING PLANS OF REORGANIZATION
            INDIVIDUAL BALLOT FOR HOLDERS OF GENERAL UNSECURED CLAIMS

     United Companies Financial Corporation and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"), filed their Second Amended Plan of Reorganization (the "Debtors' Plan") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The Official Committee of Equity Security Holders of United Companies Financial Corporation (the "Equity Committee") also filed its Second Amended Plan of Reorganization (the "Equity Committee's Plan").

     This Ballot has been sent to you to solicit your vote regarding the acceptance or rejection of the Debtors' Plan and the Equity Committee's Plan. The Debtors' Plan and the Equity Committee's Plan incorporate different classification schemes and provide different treatment for different classes of claims or interests. Any general unsecured claims are included in Class 5 (General Unsecured Claims) under the Debtors' Plan and Class 3 (Unsecured Claims) under the Equity Committee's Plan. HOLDERS OF GENERAL UNSECURED CLAIMS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER PLAN. If you have any questions on how to properly complete this Ballot, please call Logan & Company, Inc. (the "Balloting Agent") at (973) 509-3190.

     THIS BALLOT IS TO BE USED FOR VOTING BY HOLDERS OF GENERAL UNSECURED CLAIMS ONLY. IN ORDER FOR YOUR VOTE TO BE COUNTED, THE BALLOT MUST BE PROPERLY COMPLETED, SIGNED AND RETURNED SO THAT IT IS RECEIVED BY THE BALLOTING AGENT, LOGAN & COMPANY, 546 VALLEY ROAD, UPPER MONTCLAIR, NJ 07043, BY 4:00 P.M. EASTERN TIME ON AUGUST 10, 2000, UNLESS SUCH TIME IS EXTENDED BY AGREEMENT BETWEEN THE DEBTORS AND THE EQUITY COMMITTEE (THE "VOTING DEADLINE").

     CREDITORS HOLDING GENERAL UNSECURED CLAIMS THAT ARE LISTED AS "CONTINGENT, DISPUTED OR UNLIQUIDATED" IN THE SCHEDULES FILED BY THE DEBTORS WITH THE BANKRUPTCY COURT PURSUANT TO SECTION 521 OF THE BANKRUPTCY CODE (AS AMENDED, THE "SCHEDULES") ARE NOT ENTITLED TO VOTE ON THE PLAN UNLESS A PROOF OF CLAIM HAS BEEN TIMELY FILED BY SUCH CREDITOR WHICH PROOF OF CLAIM IS NOT DISPUTED AND HAS NOT BEEN DISALLOWED, DISQUALIFIED OR SUSPENDED PRIOR TO JUNE 30, 2000 AND WHICH IS NOT THE SUBJECT OF A PENDING OBJECTION ON JUNE 30, 2000.

================================================================================

[           Each Ballot will be individually generated setting                 ]
[           forth the name and address of the claimholder                      ]
[           and the claim amount such holder is entitled to vote.              ]

     PLEASE COMPLETE THE FOLLOWING:

     ITEM 1. Amount of Claim. For purposes of voting to accept or reject either of the Plans, the undersigned holds a General Unsecured Claim against the Debtors in the amount set forth above.

     ITEM 2. Vote on the Debtors' Plan. The undersigned holder of a General Unsecured Claim set forth in Item 1 above hereby votes to:

         Check one box:  |_|  Accept the Debtors' Plan

                         |_|  Reject the Debtors' Plan

     ITEM 3. Vote on the Equity Committee's Plan. The undersigned holder of a General Unsecured Claim set forth in Item 1 above hereby votes to:

         Check one box:  |_|  Accept the Equity Committee's Plan

                         |_|  Reject the Equity Committee's Plan

     ITEM 4. Convenience Claim Election. Please check the box below labeled "Elects Convenience Claims Treatment" if the undersigned holder of a General Unsecured Claim elects to reduce its claim set forth in Item 1 above to $1,000 in order to receive treatment for its claim under Class 6 (Convenience Claims) under the Debtors' Plan and Class 5 (Convenience Claims) under the Equity Committee's Plan, rather than receive treatment for such claim as a General Unsecured Claim:

                         |_| Elects Convenience Claims Treatment

     ITEM 5. Preference of Plans. If you voted in favor of both the Debtors' Plan and the Equity Committee's Plan, then you may express your preference for one Plan over the other (or no preference) by checking one of the boxes below. The undersigned holder of a General Unsecured Claim set forth in Item 1 above prefers:

         Check one box:  |_| Debtors' Plan

                         |_| Equity Committee's Plan

                         |_| No Preference

     ITEM 6. Acknowledgements and Certification. By signing this Ballot, the undersigned acknowledges that the undersigned has been provided with a copy of the Disclosure Statement accompanying the Debtors' Plan, including all exhibits thereto, and the Disclosure Statement accompanying the Equity Committee's Plan, including all exhibits thereto. The undersigned certifies that (i) it is the holder of a General Unsecured Claim and (ii) the undersigned has full power and authority to vote to accept or reject the Debtors' Plan and/or the Equity Committee's Plan. The undersigned understands that if the Ballot is validly executed, but does not indicate either acceptance or rejection of either of the Plans, then this Ballot will be counted as an acceptance of such Plan. The undersigned further acknowledges that the Debtors' solicitation of votes is subject to all terms and conditions set forth in the respective Disclosure Statements and Plans.

     Print or Type Name of Claimant:
                                    --------------------------------------------

     Social Security or Federal Tax I.D. No. of Claimant:
                                                         -----------------------

     Signature:
               -----------------------------------------------------------------

     If by Authorized Agent, Name and Title of Agent:
                                                     ---------------------------

     Name of Institution:
                         -------------------------------------------------------

     Street Address:
                    ------------------------------------------------------------

     City, State, and Zip Code:
                               -------------------------------------------------

     Telephone Number:
                      ----------------------------------------------------------

     Date Completed:
                      ----------------------------------------------------------

                               VOTING INSTRUCTIONS
                            FOR COMPLETING THE BALLOT
                     FOR HOLDERS OF GENERAL UNSECURED CLAIMS

1.   This Ballot is  submitted  to you to solicit  your vote to accept or reject
     (a) the Debtors' Plan, which is described in the Disclosure Statement in support of the Debtors' Plan, and (b) the Equity Committee's Plan, which is described in the Disclosure Statement in support of the Equity Committee's Plan. HOLDERS OF GENERAL UNSECURED CLAIMS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER PLAN. However, only one Plan may be confirmed by the Bankruptcy Court. PLEASE READ THE PLANS AND THE DISCLOSURE STATEMENTS CAREFULLY BEFORE COMPLETING THE BALLOT. Unless otherwise defined, all capitalized terms used herein shall have the meaning ascribed to such terms in the Debtors' Plan.

2. A Plan is accepted by a class of claims if it is accepted by the holders of two-thirds in amount and more than one-half in number of claims in such class voting on such Plan. In the event that a class rejects either the Debtors' Plan or the Equity Committee's Plan, the Bankruptcy Court may nevertheless confirm such Plan and thereby make it binding on you if the Bankruptcy Court finds that the applicable Plan accords fair and equitable treatment to the class or classes rejecting it and otherwise satisfies the requirements of Section 1129(b) of the Bankruptcy Code. If either of the Plans are confirmed by the Bankruptcy Court, all holders of interests in, and any and all other holders of claims against, the Debtors (including those who abstain or reject such Plan and those who are not entitled to vote thereon) will be bound by the confirmed Plan and the transactions contemplated thereby.

3. To have your vote counted, you must complete, sign and return this Ballot so that it is received by the Balloting Agent not later than 4:00 p.m., Eastern Time, on August 10, 2000, unless such time is extended by agreement between the Debtors and the Equity Committee (the "Voting Deadline"). Deliveries of Ballots by mail, hand delivery or overnight courier to the Balloting Agent should be sent to:

                  UNITED COMPANIES FINANCIAL CORPORATION ET AL.
                              Logan & Company, Inc.
                                 546 Valley Road
                            Upper Montclair, NJ 07043

     Ballots will not be accepted by telecopy or facsimile transmission.

4. To properly complete the Ballot, you must follow the procedures described below:

     a.   make sure that the information required in Item 1 is correct;

     b. cast one vote to accept or reject the Debtors' Plan by checking the appropriate box in Item 2; and one vote to accept or reject the Equity Committee's Plan by checking the appropriate box in Item 3 (please note that if the Ballot is validly executed but does not indicate either acceptance or rejection of either of the Plans, then this Ballot will be counted as an acceptance of such Plan);

     c. if you voted to accept both the Debtors' Plan and the Equity Committee's Plan, then you may express your preference for one Plan over the other (or no preference) by checking one of the boxes in Item 5;

     d. if you are completing this Ballot on behalf of another entity, indicate your relationship with such entity and the capacity in which you are signing and submit satisfactory evidence of your authority to so act (e.g., a power of attorney or a certified copy of board resolutions authorizing you to so act);

     e. please use additional sheets of paper if additional space is required to respond to any item on the Ballot (clearly marked to indicate the applicable item of the Ballot);

     f.   return your Ballot using the enclosed pre-addressed return envelope;

     g. if you also hold claims in a different class under either the Debtors' Plan or the Equity Committee's Plan, then, you may receive more than one Ballot, labeled for a different class of claims. Your vote will be counted in determining acceptance or rejection of the Plan by a particular class only if you complete, sign and return the Ballot labeled for that class in accordance with the instructions on that Ballot;

     h.   sign and date your Ballot;

     i. if you submit more than one ballot voting the same claim prior to the Voting Deadline, then the last timely filed Ballot shall be counted;

     j. if you believe that you have received the wrong Ballot, please contact the Balloting Agent immediately;

     k.   provide your name and mailing address; and

     l. check the box labeled "Elects Convenience Claims Treatment" in Item 4 if you seek to have your claim reduced to $1,000 in order to receive treatment for your claim under Class 6 (Convenience Claims) under the Debtors' Plan and Class 5 (Convenience Claims) under the Equity Committee's Plan, and to have your vote cast in Item 2 and Item 3 counted as the vote of a holder of a Convenience Claim, rather than receive treatment for such claim as a General Unsecured Claim.

IF YOU HAVE ANY QUESTIONS REGARDING THE BALLOT, OR IF YOU DID NOT RECEIVE A RETURN ENVELOPE WITH YOUR BALLOT, OR IF YOU DID NOT RECEIVE A COPY OF ONE OF THE DISCLOSURE STATEMENTS OR PLANS, OR IF YOU NEED ADDITIONAL COPIES OF THE BALLOT OR OTHER ENCLOSED MATERIALS, PLEASE CONTACT LOGAN & COMPANY, INC. AT (973) 509-3190.

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


In re:                                         |  Chapter 11
                                               |
UNITED COMPANIES FINANCIAL CORPORATION, ET AL.,|  Case Nos. 99-450 (MFW) through
                                               |  99-461(MFW)
Debtors.                                       |
                                               |  JOINTLY ADMINISTERED
---------------------------------------------- |


     CONSOLIDATED BALLOT FOR ACCEPTING OR REJECTING PLANS OF REORGANIZATION INDIVIDUAL BALLOT FOR HOLDERS OF BORROWER LITIGATION CLAIMS

     United Companies Financial Corporation and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"), filed their Second Amended Plan of Reorganization (the "Debtors' Plan") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The Official Committee of Equity Security Holders of United Companies Financial Corporation (the "Equity Committee") also filed its Second Amended Plan of Reorganization (the "Equity Committee's Plan").

     This Ballot has been sent to you to solicit your vote regarding the acceptance or rejection of the Debtors' Plan and the Equity Committee's Plan. The Debtors' Plan and the Equity Committee's Plan incorporate different classification schemes and provide different treatment for different classes of claims or interests. Any Claim asserted in litigation pending prior to the commencement of these chapter 11 cases or which could have been asserted prior to such time with respect to the servicing of mortgage loans by the Debtors, origination moneys advanced by the Debtors, or mortgages issued by the Debtors are included in Class 5 (General Unsecured Claims) under the Debtors' Plan and Class 4 (Borrower Litigation Claims) under the Equity Committee's Plan. HOLDERS OF BORROWER LITIGATION CLAIMS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER PLAN. If you have any questions on how to properly complete this Ballot, please call Logan & Company, Inc. (the "Balloting Agent") at (973) 509-3190.

     THIS BALLOT IS TO BE USED FOR VOTING BY HOLDERS OF BORROWER LITIGATION CLAIMS ONLY. IN ORDER FOR YOUR VOTE TO BE COUNTED, THE BALLOT MUST BE PROPERLY COMPLETED, SIGNED AND RETURNED SO THAT IT IS RECEIVED BY THE BALLOTING AGENT, LOGAN & COMPANY, 546 VALLEY ROAD, UPPER MONTCLAIR, NJ 07043, BY 4:00 P.M. EASTERN TIME ON AUGUST 10, 2000, UNLESS SUCH TIME IS EXTENDED BY AGREEMENT BETWEEN THE DEBTORS AND THE EQUITY COMMITTEE (THE "VOTING DEADLINE").

     CREDITORS HOLDING BORROWER LITIGATION CLAIMS THAT ARE LISTED AS "CONTINGENT, DISPUTED OR UNLIQUIDATED" IN THE SCHEDULES FILED BY THE DEBTORS WITH THE BANKRUPTCY COURT PURSUANT TO SECTION 521 OF THE BANKRUPTCY CODE (AS AMENDED, THE "SCHEDULES") ARE NOT ENTITLED TO VOTE ON THE PLAN UNLESS A PROOF OF CLAIM HAS BEEN TIMELY FILED BY SUCH CREDITOR WHICH PROOF OF CLAIM IS NOT DISPUTED AND HAS NOT BEEN DISALLOWED, DISQUALIFIED OR SUSPENDED PRIOR TO JUNE 30, 2000 AND WHICH IS NOT THE SUBJECT OF A PENDING OBJECTION ON JUNE 30, 2000.


================================================================================

[          Each Ballot will be individually generated setting                  ]
[          forth the name and address of the claimholder                       ]
[          and the claim amount such holder is entitled to vote.               ]

     PLEASE COMPLETE THE FOLLOWING:

     ITEM 1. Amount of Claim. For purposes of voting to accept or reject either of the Plans, the undersigned holds a Borrower Litigation Claim against the Debtors in the amount set forth above.

     ITEM 2. Vote on the Debtors' Plan. The undersigned holder of a Borrower Litigation Claim set forth in Item 1 above hereby votes to:

         Check one box:  |_|  Accept the Debtors' Plan

                         |_|  Reject the Debtors' Plan

     ITEM 3. Vote on the Equity Committee's Plan. The undersigned holder of a Borrower Litigation Claim set forth in Item 1 above hereby votes to:

         Check one box:  |_|  Accept the Equity Committee's Plan

                         |_|  Reject the Equity Committee's Plan

     ITEM 4. Convenience Claim Election Under Debtors' Plan. Under the Debtors' Plan only, the holder of a General Unsecured Claim may elect to reduce its claim to $1,000 and have such claim receive treatment under Class 6 (Convenience Claims) under the Debtors' Plan. Please check the box below labeled "Elects Convenience Claims Treatment Under the Debtors' Plan" if the undersigned holder of a General Unsecured Claim elects to reduce its claim set forth in Item 1 above to $1,000 in order to receive treatment for its claim under Class 6 (Convenience Claims) under the Debtors' Plan, rather than receive treatment for such claim as a Class 5 (General Unsecured Claim) under the Debtors' Plan:

                         |_| Elects Convenience Claims Treatment Under the Debtors' Plan

     ITEM 5. Preference of Plans. If you voted in favor of both the Debtors' Plan and the Equity Committee's Plan, then you may express your preference for one Plan over the other (or no preference) by checking one of the boxes below. The undersigned holder of a Borrower Litigation Claim set forth in Item 1 above prefers:

         Check one box:  |_|  Debtors' Plan

                         |_|  Equity Committee's Plan

                         |_|  No Preference

     ITEM 6. Acknowledgements and Certification. By signing this Ballot, the undersigned acknowledges that the undersigned has been provided with a copy of the Disclosure Statement accompanying the Debtors' Plan, including all exhibits thereto, and the Disclosure Statement accompanying the Equity Committee's Plan, including all exhibits thereto. The undersigned certifies that (i) it is the holder of a Claim asserted in litigation pending prior to the commencement of these chapter 11 cases or which could have been asserted prior to such time with respect to the servicing of mortgage loans by the Debtors, origination moneys advanced by the Debtors, or mortgages issued by the Debtors, and (ii) the undersigned has full power and authority to vote to accept or reject the Debtors' Plan and/or the Equity Committee's Plan. The undersigned understands that if the Ballot is validly executed, but does not indicate either acceptance or rejection of either of the Plans, then this Ballot will be counted as an acceptance of such Plan. The undersigned further acknowledges that the solicitation of votes is subject to all terms and conditions set forth in the respective Disclosure Statements and Plans.

     Print or Type Name of Claimant:
                                    --------------------------------------------

     Social Security or Federal Tax I.D. No. of Claimant:
                                                         -----------------------

     Signature:
               -----------------------------------------------------------------

     If by Authorized Agent, Name and Title of Agent:
                                                     ---------------------------

     Name of Institution:
                         -------------------------------------------------------

     Street Address:
                    ------------------------------------------------------------

     City, State, and Zip Code:
                               -------------------------------------------------

     Telephone Number:
                      ----------------------------------------------------------

     Date Completed:
                    ------------------------------------------------------------

                               VOTING INSTRUCTIONS
                            FOR COMPLETING THE BALLOT
                    FOR HOLDERS OF BORROWER LITIGATION CLAIMS

1.   This Ballot is  submitted  to you to solicit  your vote to accept or reject
     (a) the Debtors' Plan, which is described in the Disclosure Statement in support of the Debtors' Plan, and (b) the Equity Committee's Plan, which is described in the Disclosure Statement in support of the Equity Committee's Plan. HOLDERS OF BORROWER LITIGATION CLAIMS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER PLAN. However, only one Plan may be confirmed by the Bankruptcy Court. PLEASE READ THE PLANS AND THE DISCLOSURE STATEMENTS CAREFULLY BEFORE COMPLETING THE BALLOT. Unless otherwise defined, all capitalized terms used herein shall have the meaning ascribed to such terms in the Debtors' Plan.

2. A Plan is accepted by a class of claims if it is accepted by the holders of two-thirds in amount and more than one-half in number of claims in such class voting on such Plan. In the event that a class rejects either the Debtors' Plan or the Equity Committee's Plan, the Bankruptcy Court may nevertheless confirm such Plan and thereby make it binding on you if the Bankruptcy Court finds that the applicable Plan accords fair and equitable treatment to the class or classes rejecting it and otherwise satisfies the requirements of Section 1129(b) of the Bankruptcy Code. If either of the Plans are confirmed by the Bankruptcy Court, all holders of interests in, and any and all other holders of claims against, the Debtors (including those who abstain or reject such Plan and those who are not entitled to vote thereon) will be bound by the confirmed Plan and the transactions contemplated thereby.

3. To have your vote counted, you must complete, sign and return this Ballot so that it is received by the Balloting Agent not later than 4:00 p.m., Eastern Time, on August 10, 2000, unless such time is extended by agreement between the Debtors and the Equity Committee (the "Voting Deadline"). Deliveries of Ballots by mail, hand delivery or overnight courier to the Balloting Agent should be sent to:

                  UNITED COMPANIES FINANCIAL CORPORATION ET AL.
                              Logan & Company, Inc.
                                 546 Valley Road
                            Upper Montclair, NJ 07043

     Ballots will not be accepted by telecopy or facsimile transmission.

4. To properly complete the Ballot, you must follow the procedures described below:

     a.   make sure that the information required in Item 1 is correct;

     b. cast one vote to accept or reject the Debtors' Plan by checking the appropriate box in Item 2; and one vote to accept or reject the Equity Committee's Plan by checking the appropriate box in Item 3 (please note that if the Ballot is validly executed but does not indicate either acceptance or rejection of either of the Plans, then this Ballot will be counted as an acceptance of such Plan);

     c. if you voted to accept both the Debtors' Plan and the Equity Committee's Plan, then you may express your preference for one Plan over the other (or no preference) by checking one of the boxes in Item 5;

     d. if you are completing this Ballot on behalf of another entity, indicate your relationship with such entity and the capacity in which you are signing and submit satisfactory evidence of your authority to so act (e.g., a power of attorney or a certified copy of board resolutions authorizing you to so act);

     e. please use additional sheets of paper if additional space is required to respond to any item on the Ballot (clearly marked to indicate the applicable item of the Ballot);

     f.   return your Ballot using the enclosed pre-addressed return envelope;

     g. if you also hold claims in a different class under either the Debtors' Plan or the Equity Committee's Plan, then, you may receive more than one Ballot, labeled for a different class of claims. Your vote will be counted in determining acceptance or rejection of the Plan by a particular class only if you complete, sign and return the Ballot labeled for that class in accordance with the instructions on that Ballot;

     h.   sign and date your Ballot;

     i. if you submit more than one ballot voting the same claim prior to the Voting Deadline, then the last timely filed Ballot shall be counted;

     j. if you believe that you have received the wrong Ballot, please contact the Balloting Agent immediately;

     k.   provide your name and mailing address; and

     l. check the box labeled "Elects Convenience Claims Treatment Under the Debtors' Plan" in Item 4 if you seek to have your claim reduced to $1,000 in order to receive treatment for your claim under Class 6 (Convenience Claims) under the Debtors' Plan and to have your vote cast in Item 2 counted as the vote of a holder of a Convenience Claim, rather than receive treatment for such claim as a General Unsecured Claim.

IF YOU HAVE ANY QUESTIONS REGARDING THE BALLOT, OR IF YOU DID NOT RECEIVE A RETURN ENVELOPE WITH YOUR BALLOT, OR IF YOU DID NOT RECEIVE A COPY OF ONE OF THE DISCLOSURE STATEMENTS OR PLANS, OR IF YOU NEED ADDITIONAL COPIES OF THE BALLOT OR OTHER ENCLOSED MATERIALS, PLEASE CONTACT LOGAN & COMPANY, INC. AT (973) 509-3190.

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


In re:                                         | Chapter 11
                                               |
UNITED COMPANIES FINANCIAL CORPORATION, ET AL.,| Case Nos. 99-450 (MFW) through
                                               | 99-461(MFW)
Debtors.                                       |
                                               | JOINTLY ADMINISTERED
---------------------------------------------- |


     CONSOLIDATED BALLOT FOR ACCEPTING OR REJECTING PLANS OF REORGANIZATION
              INDIVIDUAL BALLOT FOR HOLDERS OF CONVENIENCE CLAIMS

     United Companies Financial Corporation and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"), filed their Second Amended Plan of Reorganization (the "Debtors' Plan") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The Official Committee of Equity Security Holders of United Companies Financial Corporation (the "Equity Committee") also filed its Second Amended Plan of Reorganization (the "Equity Committee's Plan").

     This Ballot has been sent to you to solicit your vote regarding the acceptance or rejection of the Debtors' Plan. The Debtors' Plan and the Equity Committee's Plan incorporate different classification schemes and provide different treatment for different classes of claims or interests. Any claim asserted as a general unsecured claim in an amount equal to or less than $1,000 (excluding claims asserted by borrowers arising from prepetition servicing or origination of loans) are included in Class 6 (Convenience Claims) under the Debtors' Plan and Class 5 (Convenience Claims) under the Equity Committee's Plan. HOLDERS OF CONVENIENCE CLAIMS ARE ENTITLED TO VOTE TO ACCEPT THE DEBTOR'S PLAN. HOLDERS OF CONVENIENCE CLAIMS ARE DEEMED TO HAVE ACCEPTED THE EQUITY COMMITTEE'S PLAN. If you have any questions on how to properly complete this Ballot, please call Logan & Company, Inc. (the "Balloting Agent") at (973) 509-3190.

     THIS BALLOT IS TO BE USED FOR VOTING BY HOLDERS OF CONVENIENCE CLAIMS ONLY. IN ORDER FOR YOUR VOTE TO BE COUNTED, THE BALLOT MUST BE PROPERLY COMPLETED, SIGNED AND RETURNED SO THAT IT IS RECEIVED BY THE BALLOTING AGENT, LOGAN & COMPANY, 546 VALLEY ROAD, UPPER MONTCLAIR, NJ 07043, BY 4:00 P.M. EASTERN TIME ON AUGUST 10, 2000, UNLESS SUCH TIME IS EXTENDED BY AGREEMENT BETWEEN THE DEBTORS AND THE EQUITY COMMITTEE (THE "VOTING DEADLINE").

     CREDITORS HOLDING CONVENIENCE CLAIMS THAT ARE LISTED AS "CONTINGENT, DISPUTED OR UNLIQUIDATED" IN THE SCHEDULES FILED BY THE DEBTORS WITH THE BANKRUPTCY COURT PURSUANT TO SECTION 521 OF THE BANKRUPTCY CODE (AS AMENDED, THE "SCHEDULES") ARE NOT ENTITLED TO VOTE ON THE PLAN UNLESS A PROOF OF CLAIM HAS BEEN TIMELY FILED BY SUCH CREDITOR WHICH PROOF OF CLAIM IS NOT DISPUTED AND HAS NOT BEEN DISALLOWED, DISQUALIFIED OR SUSPENDED PRIOR TO JUNE 30, 2000 AND WHICH IS NOT THE SUBJECT OF A PENDING OBJECTION ON JUNE 30, 2000.

================================================================================

[        Each Ballot will be individually generated setting                    ]
[        forth the name and address of the claimholder                         ]
[        and the claim amount such holder is entitled to vote.                 ]

     PLEASE COMPLETE THE FOLLOWING:

     ITEM 1. Amount of Claim. For purposes of voting to accept or reject the Debtors' Plan, the undersigned holds a Convenience Claim against the Debtors in the amount set forth above.

     ITEM 2. Vote on the Debtors' Plan. The undersigned holder of a Convenience Claim set forth in Item 1 above hereby votes to:

         Check one box: |_|  Accept the Debtors' Plan

                        |_|  Reject the Debtors' Plan

     ITEM 3. Acknowledgements and Certification. By signing this Ballot, the undersigned acknowledges that the undersigned has been provided with a copy of the Disclosure Statement accompanying the Debtors' Plan, including all exhibits thereto, and the Disclosure Statement accompanying the Equity Committee's Plan, including all exhibits thereto. The undersigned certifies that (i) it is the holder of a Convenience Claim and (ii) the undersigned has full power and authority to vote to accept or reject the Debtors' Plan. The undersigned understands that if the Ballot is validly executed, but does not indicate either acceptance or rejection of the Debtors' Plan, then this Ballot will be counted as an acceptance of the Debtors' Plan. The undersigned further acknowledges that the solicitation of votes is subject to all terms and conditions set forth in the respective Disclosure Statements and Plans.

================================================================================

     Print or Type Name of Claimant:
                                    --------------------------------------------

     Social Security or Federal Tax I.D. No. of Claimant:
                                                         -----------------------

     Signature:
               -----------------------------------------------------------------

     If by Authorized Agent, Name and Title of Agent:
                                                     ---------------------------

     Name of Institution:
                         -------------------------------------------------------

     Street Address:
                    ------------------------------------------------------------

     City, State, and Zip Code:
                               -------------------------------------------------

     Telephone Number:
                      ----------------------------------------------------------

     Date Completed:
                    ------------------------------------------------------------

                               VOTING INSTRUCTIONS
                            FOR COMPLETING THE BALLOT
                        FOR HOLDERS OF CONVENIENCE CLAIMS

1. This Ballot is submitted to you to solicit your vote to accept or reject the Debtors' Plan, which is described in the Disclosure Statement in support of the Debtors' Plan. HOLDERS OF CONVENIENCE CLAIMS ARE ENTITLED TO VOTE TO ACCEPT THE DEBTOR'S PLAN. HOLDERS OF CONVENIENCE CLAIMS ARE DEEMED TO HAVE ACCEPTED THE EQUITY COMMITTEE'S PLAN. However, only one Plan may be confirmed by the Bankruptcy Court. PLEASE READ THE PLANS AND THE DISCLOSURE STATEMENTS CAREFULLY BEFORE COMPLETING THE BALLOT. Unless otherwise defined, all capitalized terms used herein shall have the meaning ascribed to such terms in the Debtors' Plan.

2. A Plan is accepted by a class of claims if it is accepted by the holders of two-thirds in amount and more than one-half in number of claims in such class voting on such Plan. In the event that a class rejects either the Debtors' Plan or the Equity Committee's Plan, the Bankruptcy Court may nevertheless confirm such Plan and thereby make it binding on you if the Bankruptcy Court finds that the applicable Plan accords fair and equitable treatment to the class or classes rejecting it and otherwise satisfies the requirements of Section 1129(b) of the Bankruptcy Code. If either of the Plans are confirmed by the Bankruptcy Court, all holders of interests in, and any and all other holders of claims against, the Debtors (including those who abstain or reject such Plan and those who are not entitled to vote thereon) will be bound by the confirmed Plan and the transactions contemplated thereby.

3. To have your vote counted, you must complete, sign and return this Ballot so that it is received by the Balloting Agent not later than 4:00 p.m., Eastern Time, on August 10, 2000, unless such time is extended by agreement between the Debtors and the Equity Committee (the "Voting Deadline"). Deliveries of Ballots by mail, hand delivery or overnight courier to the Balloting Agent should be sent to:

                  UNITED COMPANIES FINANCIAL CORPORATION ET AL.
                              Logan & Company, Inc.
                                 546 Valley Road
                            Upper Montclair, NJ 07043

     Ballots will not be accepted by telecopy or facsimile transmission.

4. To properly complete the Ballot, you must follow the procedures described below:

     a.   make sure that the information required in Item 1 is correct;

     b. cast one vote to accept or reject the Debtors' Plan by checking the appropriate box in Item 2 (please note that if the Ballot is validly executed but does not indicate acceptance or rejection of the Debtors' Plan, then this Ballot will be counted as an acceptance of such Plan);

     c. if you are completing this Ballot on behalf of another entity, indicate your relationship with such entity and the capacity in which you are signing and submit satisfactory evidence of your authority to so act (e.g., a power of attorney or a certified copy of board resolutions authorizing you to so act);

     d. please use additional sheets of paper if additional space is required to respond to any item on the Ballot (clearly marked to indicate the applicable item of the Ballot);

     e.   return your Ballot using the enclosed pre-addressed return envelope;

     f. if you also hold claims in a different class under either the Debtors' Plan or the Equity Committee's Plan, then, you may receive more than one Ballot, labeled for a different class of claims. Your vote will be counted in determining acceptance or rejection of the Plan by a particular class only if you complete, sign and return the Ballot labeled for that class in accordance with the instructions on that Ballot;

     g.   sign and date your Ballot;

     h. if you submit more than one ballot voting the same claim prior to the Voting Deadline, then the last timely filed Ballot shall be counted;

     i. if you believe that you have received the wrong Ballot, please contact the Balloting Agent immediately; and

     j.   provide your name and mailing address.

IF YOU HAVE ANY QUESTIONS REGARDING THE BALLOT, OR IF YOU DID NOT RECEIVE A RETURN ENVELOPE WITH YOUR BALLOT, OR IF YOU DID NOT RECEIVE A COPY OF ONE OF THE DISCLOSURE STATEMENTS OR PLANS, OR IF YOU NEED ADDITIONAL COPIES OF THE BALLOT OR OTHER ENCLOSED MATERIALS, PLEASE CONTACT LOGAN & COMPANY, INC. AT (973) 509-3190.

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


In re:                                         |  Chapter 11
                                               |
UNITED COMPANIES FINANCIAL CORPORATION, ET AL.,|  Case Nos. 99-450 (MFW) through
                                               |  99-461(MFW)
Debtors.                                       |
                                               |  JOINTLY ADMINISTERED
---------------------------------------------- |

     CONSOLIDATED BALLOT FOR ACCEPTING OR REJECTING PLANS OF REORGANIZATION
             INDIVIDUAL BALLOT FOR RECORD AND BENEFICIAL HOLDERS OF
                          SUBORDINATED DEBENTURE CLAIMS

     United Companies Financial Corporation and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"), filed their Second Amended Plan of Reorganization (the "Debtors' Plan") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The Official Committee of Equity Security Holders of United Companies Financial Corporation (the "Equity Committee") also filed its Second Amended Plan of Reorganization (the "Equity Committee's Plan").

     This Ballot has been sent to you to solicit your vote regarding the acceptance or rejection of the Debtors' Plan and the Equity Committee's Plan. The Debtors' Plan and the Equity Committee's Plan incorporate different classification schemes and provide different treatment for different classes of claims or interests. Claims arising from the 8.375% Notes issued in the aggregate principal amount of $150,000,000 (Cusip #909870-AC-1) are included in Class 7 (Subordinated Debenture Claims) under the Debtors' Plan and Class 6A (Subordinated Debenture Claims) under the Equity Committee's Plan. HOLDERS OF SUBORDINATED DEBENTURE CLAIMS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER. If you have any questions on how to properly complete this Ballot, please call Logan & Company, Inc. (the "Balloting Agent") at (973) 509-3190.

     THIS BALLOT IS TO BE USED FOR VOTING BY HOLDERS OF SUBORDINATED DEBENTURE CLAIMS ONLY. IF ON JUNE 30, 2000, YOU WERE THE BENEFICIAL OWNER OF THE 8.375% NOTES ISSUED IN THE AGGREGATE PRINCIPAL AMOUNT OF $150,000,000 (CUSIP #909870-AC-1), THEN IN ORDER FOR YOUR VOTE TO BE COUNTED YOU MUST RETURN A COMPLETED BALLOT TO THE BALLOTING AGENT, LOGAN & COMPANY, INC., 546 VALLEY ROAD, UPPER MONTCLAIR, NJ 07043, BY 4:00 P.M. EASTERN TIME ON AUGUST 10, 2000, UNLESS SUCH TIME IS EXTENDED BY AGREEMENT BETWEEN THE DEBTORS AND THE EQUITY COMMITTEE (THE "VOTING DEADLINE").

     PLEASE COMPLETE THE FOLLOWING:

     ITEM 1. Amount of Claim. For purposes of voting to accept or reject the Debtors' Plan and the Equity Committee's Plan, the undersigned holds a Subordinated Debenture Claim as set forth below:

              Certificate # of Notes             Principal Amount of Notes
              ----------------------             -------------------------

              ----------------------             ----------------------------

              ----------------------             ----------------------------

              ----------------------             ----------------------------

              ----------------------             ----------------------------

              Aggregate Principal Amount of Subordinated Debentures Held:_________________

     ITEM 2. Vote on the Debtors' Plan. The beneficial owner of the Subordinated Debentures set forth in Item 1 above hereby votes to:

         Check one box: |_|  Accept the Debtors' Plan

                        |_|  Reject the Debtors' Plan

WITH RESPECT TO THE DEBTORS' PLAN, IN THE EVENT CLASS 7 DOES NOT ACCEPT THE PLAN, NO DISTRIBUTIONS OF ANY KIND SHALL BE MADE TO HOLDERS OF ALLOWED SUBORDINATED DEBENTURE CLAIMS.

     ITEM 3. Vote on the Equity Committee's Plan. The beneficial owner of the Subordinated Debentures set forth in Item 1 above hereby votes to:

         Check one box: |_|  Accept the Equity Committee's Plan

                        |_|  Reject the Equity Committee's Plan

     ITEM 4. Identify All Other Subordinated Debentures Voted. By returning this executed Ballot, the beneficial owner of the Subordinated Debentures identified in Item 1 certifies that (a) this Ballot is the only Ballot submitted for the Subordinated Debentures owned by such beneficial owner, except for the Subordinated Debentures identified in the following table and (b) all Ballots for Subordinated Debentures submitted by the beneficial owner indicate the same vote to accept or reject the Debtors' Plan and the Equity Committee's Plan that the beneficial owner has indicated in Item 2 and Item 3 of this Ballot (please use additional sheets of paper if necessary):

Customer Account No.        Name of Registered or Nominee Holder        Amount of Other Subordinated
--------------------        ------------------------------------        Debentures Voted
                                                                        ----------------
--------------------        --------------------------------            ----------------------------

--------------------        --------------------------------            ----------------------------

--------------------        --------------------------------            ----------------------------

--------------------        --------------------------------            ----------------------------

     ITEM 5.Preference of Plans. If you voted in favor of both the Debtors' Plan and the Equity Committee's Plan, then you may express your preference for one Plan over the other (or no preference) by checking one of the boxes below. The beneficial owner of the Subordinated Debentures set forth in Item 1 above prefers:

         Check one box: |_|  Debtors' Plan

                        |_|  Equity Committee's Plan

                        |_|  No Preference

     ITEM 6. Acknowledgements and Certification. By returning this executed Ballot, the beneficial owner of the Subordinated Debentures identified in Item 1 acknowledges having been provided with a copy of the Disclosure Statements accompanying the Debtors' Plan and the Equity Committee's Plan, including all exhibits thereto. The undersigned certifies that (i) it is the holder of a claim arising from the 8.375% Notes issued in the aggregate principal amount of $150,000,000 (Cusip #909870-AC-1), and (ii) the undersigned has full power and authority to vote to accept or reject the Debtors' Plan and the Equity Committee's Plan. The beneficial owner understands that if the Ballot is validly executed but does not indicate either acceptance or rejection of one of the Plans, then this Ballot will be counted as an acceptance of such Plan. The undersigned further acknowledges that the solicitation of votes is subject to all terms and conditions set forth in the respective Disclosure Statements and Plans.

     Print or Type Name of Beneficial Owner:
                                            ------------------------------------

     Social Security or Federal Tax I.D. No. of Beneficial Owner:
                                                                 ---------------

     Signature:
               -----------------------------------------------------------------

     If by Authorized Agent, Name and Title of Agent:
                                                     ---------------------------

     Name of Institution:
                         -------------------------------------------------------

     Street Address:
                    ------------------------------------------------------------

     City, State, and Zip Code:
                               -------------------------------------------------

     Telephone Number:
                      ----------------------------------------------------------

     Date Completed:
                    ------------------------------------------------------------

                               VOTING INSTRUCTIONS
      FOR COMPLETING INDIVIDUAL BALLOT FOR RECORD AND BENEFICIAL HOLDERS OF
                          SUBORDINATED DEBENTURE CLAIMS

1. This Ballot is submitted to you to solicit your vote to accept or reject the Debtors' Plan, which is described in the Disclosure Statement in support of the Debtors' Plan, and the Equity Committee's Plan, which is described in the Disclosure Statement in support of the Equity Committee's Plan. HOLDERS OF SUBORDINATED DEBENTURE CLAIMS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER. However, only one Plan may be confirmed by the Bankruptcy Court. PLEASE READ THE PLANS AND DISCLOSURE STATEMENTS CAREFULLY BEFORE COMPLETING THE BALLOT. Unless otherwise defined, all capitalized terms used herein shall have the meaning ascribed to such terms in the Debtors' Plan.

     WITH RESPECT TO THE DEBTORS' PLAN, IN THE EVENT CLASS 7 DOES NOT ACCEPT THE PLAN, NO DISTRIBUTIONS OF ANY KIND SHALL BE MADE TO HOLDERS OF ALLOWED SUBORDINATED DEBENTURE CLAIMS.

2. This Ballot is not a letter of transmittal and may not be used for any purpose other than to vote to accept or reject the Debtors' Plan and the Equity Committee's Plan. Accordingly, Beneficial Owners should not surrender their Notes at this time and the Balloting Agent will not accept delivery of any such Notes surrendered together with the Ballot.

3. A Plan is accepted by a class of claims if it is accepted by the holders of two-thirds in amount and more than one-half in number of claims in such class voting on such Plan. In the event that a class rejects either the Debtors' Plan or the Equity Committee's Plan, the Bankruptcy Court may nevertheless confirm such Plan and thereby make it binding on you if the Bankruptcy Court finds that the applicable Plan accords fair and equitable treatment to the class or classes rejecting it and otherwise satisfies the requirements of Section 1129(b) of the Bankruptcy Code. If either of the Plans are confirmed by the Bankruptcy Court, all holders of interests in, and any and all other holders of claims against, the Debtors (including those who abstain or reject such Plan and those who are not entitled to vote thereon) will be bound by the confirmed Plan and the transactions contemplated thereby.

4. To have your vote counted, you must complete and return this signed Ballot so that it is received by the Balloting Agent not later than 4:00 p.m. Eastern Time, on August 10, 2000, unless such time is extended by agreement between the Debtors and the Equity Committee (the "Voting Deadline"). Deliveries of Ballots by mail, hand delivery or overnight courier to the Balloting Agent should be sent to:

                  UNITED COMPANIES FINANCIAL CORPORATION ET AL.
                              Logan & Company, Inc.
                                 546 Valley Road
                            Upper Montclair, NJ 07043

     Ballots will not be accepted by telecopy or facsimile transmission.

5. To properly complete the Ballot, you must follow the procedures described below:

     a.   make sure that the information required in Item 1 is correct;

     b. cast one vote to accept or reject the Debtors' Plan by checking the appropriate box in Item 2 and one vote to accept or reject the Equity Committee's Plan by checking the appropriate box in Item 3;

     c. if you voted to accept both the Debtors' Plan and the Equity Committee's Plan, then you may express your preference for one Plan over the other (or no preference) by checking one of the boxes in Item 5;

     d. if you are completing this Ballot on behalf of another entity, indicate your relationship with such entity and the capacity in which you are signing and submit satisfactory evidence of your authority to so act (e.g., a power of attorney or a certified copy of board resolutions authorizing you to so act);

     e. please use additional sheets of paper if additional space is required to respond to any item on the Ballot (clearly marked to indicate the applicable item of the Ballot);

     f.   return your Ballot using the enclosed pre-addressed return envelope;

     g. if you also hold claims in a different class under either the Debtors' Plan or the Equity Committee's Plan, then, you may receive more than one Ballot, labeled for a different class of claims. Your vote will be counted in determining acceptance or rejection of the Plan by a particular class only if you complete, sign and return the Ballot labeled for that class in accordance with the instructions on that Ballot;

     h. if you submit more than one ballot voting the same claim prior to the Voting Deadline, then the last timely filed Ballot shall be counted;

     i. if you believe that you have received the wrong Ballot, please contact the Balloting Agent immediately; and

     j.   provide your name and mailing address.

IF YOU HAVE ANY QUESTIONS REGARDING THE BALLOT, OR IF YOU DID NOT RECEIVE A RETURN ENVELOPE WITH YOUR BALLOT, OR IF YOU DID NOT RECEIVE A COPY OF ONE OF THE DISCLOSURE STATEMENTS OR PLANS, OR IF YOU NEED ADDITIONAL COPIES OF THE BALLOT OR OTHER ENCLOSED MATERIALS, PLEASE CONTACT LOGAN & COMPANY, INC. AT (973) 509-3190.

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


In re:                                         | Chapter 11
                                               |
UNITED COMPANIES FINANCIAL CORPORATION, ET AL.,| Case Nos. 99-450 (MFW) through
                                               | 99-461(MFW)
Debtors.                                       |
                                               | JOINTLY ADMINISTERED
---------------------------------------------- |


     CONSOLIDATED BALLOT FOR ACCEPTING OR REJECTING PLANS OF REORGANIZATION
                  INDIVIDUAL BALLOT FOR HOLDERS OF SUBORDINATED
              DEBENTURE CLAIMS TO BE EXECUTED BY BENEFICIAL OWNERS


     United Companies Financial Corporation and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"), filed their Second Amended Plan of Reorganization (the "Debtors' Plan") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The Official Committee of Equity Security Holders of United Companies Financial Corporation (the "Equity Committee") also filed its Second Amended Plan of Reorganization (the "Equity Committee's Plan").

     This Ballot has been sent to you to solicit your vote regarding the acceptance or rejection of the Debtors' Plan and the Equity Committee's Plan. The Debtors' Plan and the Equity Committee's Plan incorporate different classification schemes and provide different treatment for different classes of claims or interests. Claims arising from the 8.375% Notes issued in the aggregate principal amount of $150,000,000 (Cusip #909870-AC-1) are included in Class 7 (Subordinated Debenture Claims) under the Debtors' Plan and Class 6A (Subordinated Debenture Claims) under the Equity Committee's Plan. HOLDERS OF SUBORDINATED DEBENTURE CLAIMS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER. If you have any questions on how to properly complete this Ballot, please call Logan & Company, Inc. (the "Balloting Agent") at (973) 509-3190.

     THIS BALLOT IS TO BE USED FOR VOTING BY HOLDERS OF SUBORDINATED DEBENTURE CLAIMS ONLY. IF ON JUNE 30, 2000, YOU WERE THE BENEFICIAL OWNER OF THE 8.375% NOTES ISSUED IN THE AGGREGATE PRINCIPAL AMOUNT OF $150,000,000 (CUSIP #909870-AC-1), THEN YOU MUST PROMPTLY COMPLETE AND EXECUTE THIS BALLOT AND RETURN IT TO THE RECORD (OR NOMINEE) HOLDER OF YOUR NOTE FOR PROCESSING AND INCLUSION OF YOUR VOTING INFORMATION ON THE MASTER BALLOT OF THE RECORD (OR NOMINEE) HOLDER. THE RECORD (OR NOMINEE) HOLDER MUST, IN TURN, RETURN A COMPLETED MASTER BALLOT TO THE BALLOTING AGENT, LOGAN & COMPANY, INC., 546 VALLEY ROAD, UPPER MONTCLAIR, NJ 07043, BY 4:00 P.M. EASTERN TIME ON AUGUST 10, 2000, UNLESS SUCH TIME IS EXTENDED BY AGREEMENT BETWEEN THE DEBTORS AND THE EQUITY COMMITTEE (THE "VOTING DEADLINE").

     PLEASE COMPLETE THE FOLLOWING:

     ITEM 1. Amount of Claim. For purposes of voting to accept or reject the Debtors' Plan and the Equity Committee's Plan, the undersigned holds a Subordinated Debenture Claim as set forth below:

              Certificate # of Notes             Principal Amount of Notes
              ----------------------             -------------------------

              ----------------------             ----------------------------

              ----------------------             ----------------------------

              ----------------------             ----------------------------

              ----------------------             ----------------------------

              Aggregate Principal Amount of Subordinated Debentures Held:_________________


     ITEM 2. Vote on the Debtors' Plan. The beneficial owner of the Subordinated Debentures set forth in Item 1 above hereby votes to:

         Check one box:  |_|  Accept the Debtors' Plan

                         |_|  Reject the Debtors' Plan

WITH RESPECT TO THE DEBTORS' PLAN, IN THE EVENT THAT ANY OF CLASSES 3, 4 AND 7 DO NOT ACCEPT THE PLAN, NO DISTRIBUTIONS OF ANY KIND SHALL BE MADE TO HOLDERS OF ALLOWED SUBORDINATED DEBENTURE CLAIMS.

     ITEM 3. Vote on the Equity Committee's Plan. The beneficial owner of the Subordinated Debentures set forth in Item 1 above hereby votes to:

         Check one box:  |_|  Accept the Equity Committee's Plan

                         |_|  Reject the Equity Committee's Plan

     ITEM 4. Identify All Other Subordinated Debentures Voted. By returning this executed Ballot, the beneficial owner of the Subordinated Debentures identified in Item 1 certifies that (a) this Ballot is the only Ballot submitted for the Subordinated Debentures owned by such beneficial owner, except for the Subordinated Debentures identified in the following table and (b) all Ballots for Subordinated Debentures submitted by the beneficial owner indicate the same vote to accept or reject the Debtors' Plan and the Equity Committee's Plan that the beneficial owner has indicated in Item 2 and Item 3 of this Ballot (please use additional sheets of paper if necessary):

Customer Account No.        Name of Registered or Nominee Holder        Amount of Other Subordinated
--------------------        ------------------------------------        Debentures Voted
                                                                        ----------------
--------------------        --------------------------------            ----------------------------

--------------------        --------------------------------            ----------------------------

--------------------        --------------------------------            ----------------------------

--------------------        --------------------------------            ----------------------------

     ITEM 5. Preference of Plans. If you voted in favor of both the Debtors' Plan and the Equity Committee's Plan, then you may express your preference for one Plan over the other (or no preference) by checking one of the boxes below. The beneficial owner of the Subordinated Debentures set forth in Item 1 above prefers:

         Check one box:  |_|  Debtors' Plan

                         |_|  Equity Committee's Plan

                         |_|  No Preference

     ITEM 6. Acknowledgements and Certification. By returning this executed Ballot, the beneficial owner of the Subordinated Debentures identified in Item 1 acknowledges having been provided with a copy of the Disclosure Statements accompanying the Debtors' Plan and the Equity Committee's Plan, including all exhibits thereto. The undersigned certifies that (i) it is the holder of a claim arising from the 8.375% Notes issued in the aggregate principal amount of $150,000,000 (Cusip #909870-AC-1), and (ii) the undersigned has full power and authority to vote to accept or reject the Debtors' Plan and the Equity Committee's Plan. The beneficial owner understands that if the Ballot is validly executed but does not indicate either acceptance or rejection of one of the Plans, then this Ballot will be counted as an acceptance of such Plan. The undersigned further acknowledges that the solicitation of votes is subject to all terms and conditions set forth in the respective Disclosure Statements and Plans.

     Print or Type Name of Beneficial Owner:
                                            ------------------------------------

     Social Security or Federal Tax I.D. No. of Beneficial Owner:
                                                                 ---------------

     Signature:
               -----------------------------------------------------------------

     If by Authorized Agent, Name and Title of Agent:
                                                     ---------------------------

     Name of Institution:
                         -------------------------------------------------------

     Street Address:
                    ------------------------------------------------------------

     City, State, and Zip Code:
                               -------------------------------------------------

     Telephone Number:
                      ----------------------------------------------------------

     Date Completed:
                    ------------------------------------------------------------

                               VOTING INSTRUCTIONS
     FOR COMPLETING INDIVIDUAL BALLOT FOR HOLDERS OF SUBORDINATED DEBENTURES
                   CLAIMS TO BE EXECUTED BY BENEFICIAL OWNERS

1. This Ballot is submitted to you to solicit your vote to accept or reject the Debtors' Plan, which is described in the Disclosure Statement in support of the Debtors' Plan, and the Equity Committee's Plan, which is described in the Disclosure Statement in support of the Equity Committee's Plan. HOLDERS OF SUBORDINATED DEBENTURE CLAIMS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER. However, only one Plan may be confirmed by the Bankruptcy Court. PLEASE READ THE PLANS AND DISCLOSURE STATEMENTS CAREFULLY BEFORE COMPLETING THE BALLOT. Unless otherwise defined, all capitalized terms used herein shall have the meaning ascribed to such terms in the Debtors' Plan.

     WITH RESPECT TO THE DEBTORS' PLAN, IN THE EVENT THAT ANY OF CLASSES 3, 4 AND 7 DO NOT ACCEPT THE PLAN, NO DISTRIBUTIONS OF ANY KIND SHALL BE MADE TO HOLDERS OF ALLOWED SUBORDINATED DEBENTURE CLAIMS.


2. This Ballot is not a letter of transmittal and may not be used for any purpose other than to vote to accept or reject the Debtors' Plan and the Equity Committee's Plan. Accordingly, Beneficial Owners should not surrender their Notes at this time and the Balloting Agent will not accept delivery of any such Notes surrendered together with the Ballot.

3. A Plan is accepted by a class of claims if it is accepted by the holders of two-thirds in amount and more than one-half in number of claims in such class voting on such Plan. In the event that a class rejects either the Debtors' Plan or the Equity Committee's Plan, the Bankruptcy Court may nevertheless confirm such Plan and thereby make it binding on you if the Bankruptcy Court finds that the applicable Plan accords fair and equitable treatment to the class or classes rejecting it and otherwise satisfies the requirements of Section 1129(b) of the Bankruptcy Code. If either of the Plans are confirmed by the Bankruptcy Court, all holders of interests in, and any and all other holders of claims against, the Debtors (including those who abstain or reject such Plan and those who are not entitled to vote thereon) will be bound by the confirmed Plan and the transactions contemplated thereby.

4. To have your vote counted, you must complete and return this signed Ballot to the Record (or Nominee) Holder of your Notes for processing and inclusion of your voting information on the Master Ballot of the Record (or Nominee) Holder. The Record (or Nominee) Holder must, in turn, return a completed Master Ballot to the Balloting Agent not later than 4:00 p.m. Eastern Time, on August 10, 2000, unless such time is extended by agreement between the Debtors and the Equity Committee (the "Voting Deadline").

5. To properly complete the Ballot, you must follow the procedures described below:

     a.   make sure that the information required in Item 1 is correct;

     b. cast one vote to accept or reject the Debtors' Plan by checking the appropriate box in Item 2 and one vote to accept or reject the Equity Committee's Plan by checking the appropriate box in Item 3 (please note that if the Ballot is validly executed but does not indicate either acceptance or rejection of either of the Plans, then this Ballot will be counted as an acceptance of such Plan);

     c. if you voted to accept both the Debtors' Plan and the Equity Committee's Plan, then you may express your preference for one Plan over the other (or no preference) by checking one of the boxes in Item 5;

     d. if you are completing this Ballot on behalf of another entity, indicate your relationship with such entity and the capacity in which you are signing and submit satisfactory evidence of your authority to so act (e.g., a power of attorney or a certified copy of board resolutions authorizing you to so act);

     e. please use additional sheets of paper if additional space is required to respond to any item on the Ballot (clearly marked to indicate the applicable item of the Ballot);

     f. if you also hold claims in a different class under either the Debtors' Plan or the Equity Committee's Plan, then, you may receive more than one Ballot, labeled for a different class of claims. Your vote will be counted in determining acceptance or rejection of the Plan by a particular class only if you complete, sign and return the Ballot labeled for that class in accordance with the instructions on that Ballot;

     g. sign and date your Ballot if it has not already been "prevalidated" by your Nominee;

     h. if you submit more than one ballot voting the same claim prior to the Voting Deadline, then the last timely filed Ballot shall be counted;

     i. if you believe that you have received the wrong Ballot, please contact the Balloting Agent immediately; and

     j.   provide your name and mailing address.

IF YOU HAVE ANY QUESTIONS REGARDING THE BALLOT, OR IF YOU DID NOT RECEIVE A RETURN ENVELOPE WITH YOUR BALLOT, OR IF YOU DID NOT RECEIVE A COPY OF ONE OF THE DISCLOSURE STATEMENTS OR PLANS, OR IF YOU NEED ADDITIONAL COPIES OF THE BALLOT OR OTHER ENCLOSED MATERIALS, PLEASE CONTACT LOGAN & COMPANY, INC. AT (973) 509-3190.

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


In re:                                         | Chapter 11
                                               |
UNITED COMPANIES FINANCIAL CORPORATION, ET AL.,| Case Nos. 99-450 (MFW) through
                                               | 99-461(MFW)
Debtors.                                       |
                                               | JOINTLY ADMINISTERED
---------------------------------------------- |

     CONSOLIDATED BALLOT FOR ACCEPTING OR REJECTING PLANS OF REORGANIZATION
             INDIVIDUAL BALLOT FOR RECORD AND BENEFICIAL HOLDERS OF
                      LENDING SUBORDINATED DEBENTURE CLAIMS

     United Companies Financial Corporation and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"), filed their Second Amended Plan of Reorganization (the "Debtors' Plan") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The Official Committee of Equity Security Holders of United Companies Financial Corporation (the "Equity Committee") also filed its Second Amended Plan of Reorganization (the "Equity Committee's Plan").

     This Ballot has been sent to you to solicit your vote regarding the acceptance or rejection of Debtors' Plan and the Equity Committee's Plan. The Debtors' Plan and the Equity Committee's Plan incorporate different classification schemes and provide different treatment for different classes of claims or interests. Claims arising from the notes issued and delivered by United Companies Lending Corporation pursuant to the terms and provisions of the Indenture Agreement dated May 14, 1993 between United Companies Lending Corporation and United Companies Life Insurance Company are included in Class 7 (Subordinated Debenture Claims) under the Debtors' Plan and Class 6B (Lending Subordinated Debenture Claims) under the Equity Committee's Plan. HOLDERS OF LENDING SUBORDINATED DEBENTURE CLAIMS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER. If you have any questions on how to properly complete this Ballot, please Logan & Company, Inc. (the "Balloting Agent") at (973) 509-3190.

     THIS BALLOT IS TO BE USED FOR VOTING BY HOLDERS OF LENDING SUBORDINATED DEBENTURE CLAIMS ONLY. IF ON JUNE 30, 2000, YOU WERE THE BENEFICIAL OWNER OF THE LENDING SUBORDINATED DEBENTURES, THEN IN ORDER FOR YOUR VOTE TO BE COUNTED YOU MUST RETURN A COMPLETED BALLOT TO THE BALLOTING AGENT, LOGAN & COMPANY, INC., 546 VALLEY ROAD, UPPER MONTCLAIR, NJ 07043, BY 4:00 P.M. EASTERN TIME ON AUGUST 10, 2000, UNLESS SUCH TIME IS EXTENDED BY AGREEMENT BETWEEN THE DEBTORS AND THE EQUITY COMMITTEE (THE "VOTING DEADLINE").

================================================================================

[           Each Ballot will be individually generated setting                 ]
[           forth the name and address of the claimholder                      ]
[           and the claim amount such holder is entitled to vote.              ]

     PLEASE COMPLETE THE FOLLOWING:

     ITEM 1. Amount of Claim. For purposes of voting to accept or reject the Debtors' Plan and the Equity Committee's Plan, the undersigned holds a Lending Subordinated Debenture Claim as set forth below:

              Certificate # of Notes             Principal Amount of Notes
              ----------------------             -------------------------

              ----------------------             ----------------------------

              ----------------------             ----------------------------

              ----------------------             ----------------------------

              ----------------------             ----------------------------

              Aggregate Principal Amount of Lending Sub. Debentures Held:
                                                                         -------

     ITEM 2. Vote on the Debtors' Plan. The beneficial owner of the Lending Subordinated Debentures set forth in Item 1 above hereby votes to:

         Check one box:  |_|  Accept the Debtors' Plan

                         |_|  Reject the Debtors' Plan

WITH RESPECT TO THE DEBTORS' PLAN, IN THE EVENT THAT ANY OF CLASSES 3, 4 AND 7 DO NOT ACCEPT THE PLAN, NO DISTRIBUTIONS OF ANY KIND SHALL BE MADE TO HOLDERS OF ALLOWED SUBORDINATED DEBENTURE CLAIMS.

     ITEM 3. Vote on the Equity Committee's Plan. The beneficial owner of the Lending Subordinated Debentures set forth in Item 1 above hereby votes to:

         Check one box:  |_|  Accept the Equity Committee's Plan

                         |_|  Reject the Equity Committee's Plan

     ITEM 4. Identify All Other Lending Subordinated Debentures Voted. By returning this executed Ballot, the beneficial owner of the Lending Subordinated Debentures identified in Item 1 certifies that (a) this Ballot is the only Ballot submitted for the Lending Subordinated Debentures owned by such beneficial owner, except for the Lending Subordinated Debentures identified in the following table and (b) all Ballots for Lending Subordinated Debentures submitted by the beneficial owner indicate the same vote to accept or reject the Debtors' Plan and the Equity Committee's Plan that the beneficial owner has indicated in Item 3 of this Ballot (please use additional sheets of paper if necessary):

Customer Account No.       Name of Registered or Nominee Holder        Amount of Other Lending Sub.
--------------------       ------------------------------------        Debentures Voted
                                                                       ----------------
--------------------        --------------------------------            ----------------------------

--------------------        --------------------------------            ----------------------------

--------------------        --------------------------------            ----------------------------

--------------------        --------------------------------            ----------------------------

     ITEM 5. Preference of Plans. If you voted in favor of both the Debtors' Plan and the Equity Committee's Plan, then you may express your preference for one Plan over the other (or no preference) by checking one of the boxes below. The beneficial owner of the Lending Subordinated Debentures set forth in Item 1 above prefers:

         Check one box:  |_|  Debtors' Plan

                         |_|  Equity Committee's Plan

                         |_|  No Preference

     ITEM 6. Acknowledgements and Certification. By returning this executed Ballot, the beneficial owner of the Lending Subordinated Debentures identified in Item 1 acknowledges having been provided with a copy of the Disclosure Statements accompanying the Debtors' Plan and the Equity Committee's Plan, including all exhibits thereto. The undersigned certifies that (i) it is the holder of a claim arising from the notes issued and delivered by United
Companies  Lending  Corporation  pursuant  to the  terms and  provisions  of the
Indenture Agreement dated May 14, 1993 between United Companies Lending Corporation and United Companies Life Insurance Company , and (ii) the
undersigned has full power and authority to vote to accept or reject the Debtors' Plan and the Equity Committee's Plan. The beneficial owner understands that if the Ballot is validly executed but does not indicate either acceptance or rejection of one of the Plans, then this Ballot will be counted as an acceptance of such Plan. The undersigned further acknowledges that the solicitation of votes is subject to all terms and conditions set forth in the respective Disclosure Statements and Plans.

     Print or Type Name of Beneficial Owner:
                                            ------------------------------------

     Social Security or Federal Tax I.D. No. of Beneficial Owner:
                                                                 ---------------

     Signature:
               -----------------------------------------------------------------

     If by Authorized Agent, Name and Title of Agent:
                                                     ---------------------------

     Name of Institution:
                         -------------------------------------------------------

     Street Address:
                    ------------------------------------------------------------

     City, State, and Zip Code:
                               -------------------------------------------------

     Telephone Number:
                      ----------------------------------------------------------

     Date Completed:
                    ------------------------------------------------------------

                               VOTING INSTRUCTIONS
       FOR COMPLETING INDIVIDUAL BALLOT FOR RECORD AND BENEFICIAL HOLDERS
                    OF LENDING SUBORDINATED DEBENTURE CLAIMS

1. This Ballot is submitted to you to solicit your vote to accept or reject the Debtors' Plan, which is described in the Disclosure Statement in support of the Debtors' Plan, and the Equity Committee's Plan, which is described in the Disclosure Statement in support of the Equity Committee's Plan. HOLDERS OF LENDING SUBORDINATED DEBENTURE CLAIMS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER. However, only one Plan may be confirmed by the Bankruptcy Court. PLEASE READ THE PLANS AND DISCLOSURE STATEMENTS CAREFULLY BEFORE COMPLETING THE BALLOT. Unless otherwise defined, all capitalized terms used herein shall have the meaning ascribed to such terms in the Debtors' Plan.

     WITH RESPECT TO THE DEBTORS' PLAN, IN THE EVENT THAT ANY OF CLASSES 3, 4 AND 7 DO NOT ACCEPT THE PLAN, NO DISTRIBUTIONS OF ANY KIND SHALL BE MADE TO HOLDERS OF ALLOWED SUBORDINATED DEBENTURE CLAIMS.


2. This Ballot is not a letter of transmittal and may not be used for any purpose other than to vote to accept or reject the Debtors' Plan and the Equity Committee's Plan. Accordingly, Beneficial Owners should not surrender their Notes at this time and the Balloting Agent will not accept delivery of any such Notes surrendered together with the Ballot.

3. A Plan is accepted by a class of claims if it is accepted by the holders of two-thirds in amount and more than one-half in number of claims in such class voting on such Plan. In the event that a class rejects either the Debtors' Plan or the Equity Committee's Plan, the Bankruptcy Court may nevertheless confirm such Plan and thereby make it binding on you if the Bankruptcy Court finds that the applicable Plan accords fair and equitable treatment to the class or classes rejecting it and otherwise satisfies the requirements of Section 1129(b) of the Bankruptcy Code. If either of the Plans are confirmed by the Bankruptcy Court, all holders of interests in, and any and all other holders of claims against, the Debtors (including those who abstain or reject such Plan and those who are not entitled to vote thereon) will be bound by the confirmed Plan and the transactions contemplated thereby.

4. To have your vote counted, you must complete and return this signed Ballot so that it is received by the Balloting Agent not later than 4:00 p.m. Eastern Time, on August 10, 2000, unless such time is extended by agreement between the Debtors and the Equity Committee (the "Voting Deadline"). Deliveries of Ballots by mail, hand delivery or overnight courier to the Balloting Agent should be sent to:

                  UNITED COMPANIES FINANCIAL CORPORATION ET AL.
                              Logan & Company, Inc.
                                 546 Valley Road
                            Upper Montclair, NJ 07043

     Ballots will not be accepted by telecopy or facsimile transmission.

5. To properly complete the Ballot, you must follow the procedures described below:

     a.   make sure that the information required in Item 1 is correct;

     b. cast one vote to accept or reject the Debtors' Plan by checking the appropriate box in Item 2 and one vote to accept or reject the Equity Committee's Plan by checking the appropriate box in Item 3 (please note that if the Ballot is validly executed but does not indicate either acceptance or rejection of either of the Plans, then this Ballot will be counted as an acceptance of such Plan);

     c. if you voted to accept both the Debtors' Plan and the Equity Committee's Plan, then you may express your preference for one Plan over the other (or no preference) by checking one of the boxes in Item 5;

     d. if you are completing this Ballot on behalf of another entity, indicate your relationship with such entity and the capacity in which you are signing and submit satisfactory evidence of your authority to so act (e.g., a power of attorney or a certified copy of board resolutions authorizing you to so act);

     e. please use additional sheets of paper if additional space is required to respond to any item on the Ballot (clearly marked to indicate the applicable item of the Ballot);

     f.   return your Ballot using the enclosed pre-addressed return envelope;

     g. if you also hold claims in a different class under either the Debtors' Plan or the Equity Committee's Plan, then, you may receive more than one Ballot, labeled for a different class of claims. Your vote will be counted in determining acceptance or rejection of the Plan by a particular class only if you complete, sign and return the Ballot labeled for that class in accordance with the instructions on that Ballot;

     h. if you submit more than one ballot voting the same claim prior to the Voting Deadline, then the last timely filed Ballot shall be counted;

     i. if you believe that you have received the wrong Ballot, please contact the Balloting Agent immediately; and

     j.   provide your name and mailing address.

IF YOU HAVE ANY QUESTIONS REGARDING THE BALLOT, OR IF YOU DID NOT RECEIVE A RETURN ENVELOPE WITH YOUR BALLOT, OR IF YOU DID NOT RECEIVE A COPY OF ONE OF THE DISCLOSURE STATEMENTS OR PLANS, OR IF YOU NEED ADDITIONAL COPIES OF THE BALLOT OR OTHER ENCLOSED MATERIALS, PLEASE CONTACT LOGAN & COMPANY, INC. AT (973) 509-3190.

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


In re:                                         |  Chapter 11
                                               |
UNITED COMPANIES FINANCIAL CORPORATION, ET AL.,|  Case Nos. 99-450 (MFW) through
                                               |  99-461(MFW)
Debtors.                                       |
                                               |  JOINTLY ADMINISTERED
---------------------------------------------  |


     CONSOLIDATED BALLOT FOR ACCEPTING OR REJECTING PLANS OF REORGANIZATION
          INDIVIDUAL BALLOT FOR HOLDERS OF SUBORDINATED PENALTY CLAIMS

     United Companies Financial Corporation and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"), filed their Second Amended Plan of Reorganization (the "Debtors' Plan") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The Official Committee of Equity Security Holders of United Companies Financial Corporation (the "Equity Committee") also filed its Second Amended Plan of Reorganization (the "Equity Committee's Plan").

     This Ballot has been sent to you to solicit your vote regarding the acceptance or rejection of the Debtors' Plan and the Equity Committee's Plan. The Debtors' Plan and the Equity Committee's Plan incorporate different classification schemes and provide different treatment for different classes of claims or interests. Any Claim for fines, penalties, forfeitures, or for multiple, exemplary, or punitive damages, or other non-pecuniary, direct or non-proximate damages, including, without limitation, those arising from or related to the Debtors' loan origination and servicing operations are included in Class 8 (Subordinated Penalty Claims) under the Debtors' Plan and Class 7 (Subordinated Penalty Claims) under the Equity Committee's Plan. HOLDERS OF SUBORDINATED PENALTY CLAIMS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER PLAN. If you have any questions on how to properly complete this Ballot, please call Logan & Company, Inc. (the "Balloting Agent") at (973) 509-3190.

     THIS BALLOT IS TO BE USED FOR VOTING BY HOLDERS OF SUBORDINATED PENALTY CLAIMS ONLY. IN ORDER FOR YOUR VOTE TO BE COUNTED, THE BALLOT MUST BE PROPERLY COMPLETED, SIGNED AND RETURNED SO THAT IT IS RECEIVED BY THE BALLOTING AGENT, LOGAN & COMPANY, 546 VALLEY ROAD, UPPER MONTCLAIR, NJ 07043, BY 4:00 P.M. EASTERN TIME ON AUGUST 10, 2000, UNLESS SUCH TIME IS EXTENDED BY AGREEMENT BETWEEN THE DEBTORS AND THE EQUITY COMMITTEE (THE "VOTING DEADLINE").

     CREDITORS   HOLDING   SUBORDINATED   PENALTY  CLAIMS  THAT  ARE  LISTED  AS
"CONTINGENT, DISPUTED OR UNLIQUIDATED" IN THE SCHEDULES FILED BY THE DEBTORS WITH THE BANKRUPTCY COURT PURSUANT TO SECTION 521 OF THE BANKRUPTCY CODE (AS AMENDED, THE "SCHEDULES") ARE NOT ENTITLED TO VOTE ON THE PLAN UNLESS A PROOF OF CLAIM HAS BEEN TIMELY FILED BY SUCH CREDITOR WHICH PROOF OF CLAIM IS NOT DISPUTED AND HAS NOT BEEN DISALLOWED, DISQUALIFIED OR SUSPENDED PRIOR TO JUNE 30, 2000 AND WHICH IS NOT THE SUBJECT OF A PENDING OBJECTION ON JUNE 30, 2000.

================================================================================

[          Each Ballot will be individually generated setting                  ]
[          forth the name and address of the claimholder                       ]
[          and the claim amount such holder is entitled to vote.               ]

     PLEASE COMPLETE THE FOLLOWING:

     ITEM 1. Amount of Claim. For purposes of voting to accept or reject either of the Plans, the undersigned holds a Subordinated Penalty Claim against the Debtors in the amount set forth above.

     ITEM 2. Vote on the Debtors' Plan. The undersigned holder of a Subordinated Penalty Claim set forth in Item 1 above hereby votes to:

         Check one box:   |_|  Accept the Debtors' Plan

                          |_|  Reject the Debtors' Plan

     ITEM 3. Vote on the Equity Committee's Plan. The undersigned holder of a Subordinated Penalty Claim set forth in Item 1 above hereby votes to:

         Check one box:   |_|  Accept the Equity Committee's Plan

                          |_|  Reject the Equity Committee's Plan

     ITEM 4. Preference of Plans. If you voted in favor of both the Debtors' Plan and the Equity Committee's Plan, then you may express your preference for one Plan over the other (or no preference) by checking one of the boxes below. The undersigned holder of a Subordinated Penalty Claim set forth in Item 1 above prefers:

         Check one box:   |_|  Debtors' Plan

                          |_|  Equity Committee's Plan

                          |_|  No Preference

     ITEM 5. Acknowledgements and Certification. By signing this Ballot, the undersigned acknowledges that the undersigned has been provided with a copy of the Disclosure Statement accompanying the Debtors' Plan, including all exhibits thereto, and the Disclosure Statement accompanying the Equity Committee's Plan, including all exhibits thereto. The undersigned certifies that (i) it is the holder of a Claim unrelated to an equity security that is subject to subordination under Section 510(b) of the Bankruptcy Code, including, without limitation, any and all Claims for fines, penalties, forfeitures, or for multiple, exemplary, or punitive damages, to the extent that such fine, penalty, forfeiture, or damages are not compensation for actual pecuniary loss suffered by the holder of such Claim, and (ii) the undersigned has full power and authority to vote to accept or reject the Debtors' Plan and/or the Equity Committee's Plan. The undersigned understands that if the Ballot is validly executed, but does not indicate either acceptance or rejection of either of the Plans, then this Ballot will be counted as an acceptance of such Plan. The undersigned further acknowledges that the solicitation of votes is subject to all terms and conditions set forth in the respective Disclosure Statements and Plans.

     Print or Type Name of Claimant:
                                    --------------------------------------------

     Social Security or Federal Tax I.D. No. of Claimant:
                                                         -----------------------

     Signature:
               -----------------------------------------------------------------

     If by Authorized Agent, Name and Title of Agent:
                                                     ---------------------------

     Name of Institution:
                         -------------------------------------------------------

     Street Address:
                    ------------------------------------------------------------

     City, State, and Zip Code:
                               -------------------------------------------------

     Telephone Number:
                      ----------------------------------------------------------

     Date Completed:
                    ------------------------------------------------------------

                               VOTING INSTRUCTIONS
                            FOR COMPLETING THE BALLOT
                   FOR HOLDERS OF SUBORDINATED PENALTY CLAIMS

1.   This Ballot is  submitted  to you to solicit  your vote to accept or reject
     (a) the Debtors' Plan, which is described in the Disclosure Statement in support of the Debtors' Plan, and (b) the Equity Committee's Plan, which is described in the Disclosure Statement in support of the Equity Committee's Plan. HOLDERS OF SUBORDINATED PENALTY CLAIMS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER PLAN. However, only one Plan may be confirmed by the Bankruptcy Court. PLEASE READ THE PLANS AND THE DISCLOSURE STATEMENTS CAREFULLY BEFORE COMPLETING THE BALLOT. Unless otherwise defined, all capitalized terms used herein shall have the meaning ascribed to such terms in the Debtors' Plan.

2. A Plan is accepted by a class of claims if it is accepted by the holders of two-thirds in amount and more than one-half in number of claims in such class voting on such Plan. In the event that a class rejects either the Debtors' Plan or the Equity Committee's Plan, the Bankruptcy Court may nevertheless confirm such Plan and thereby make it binding on you if the Bankruptcy Court finds that the applicable Plan accords fair and equitable treatment to the class or classes rejecting it and otherwise satisfies the requirements of Section 1129(b) of the Bankruptcy Code. If either of the Plans are confirmed by the Bankruptcy Court, all holders of interests in, and any and all other holders of claims against, the Debtors (including those who abstain or reject such Plan and those who are not entitled to vote thereon) will be bound by the confirmed Plan and the transactions contemplated thereby.

3. To have your vote counted, you must complete, sign and return this Ballot so that it is received by the Balloting Agent not later than 4:00 p.m., Eastern Time, on August 10, 2000, unless such time is extended by agreement between the Debtors and the Equity Committee (the "Voting Deadline"). Deliveries of Ballots by mail, hand delivery or overnight courier to the Balloting Agent should be sent to:

                  UNITED COMPANIES FINANCIAL CORPORATION ET AL.
                              Logan & Company, Inc.
                                 546 Valley Road
                            Upper Montclair, NJ 07043

     Ballots will not be accepted by telecopy or facsimile transmission.

4. To properly complete the Ballot, you must follow the procedures described below:

     a.   make sure that the information required in Item 1 is correct;

     b. cast one vote to accept or reject the Debtors' Plan by checking the appropriate box in Item 2 and one vote to accept or reject the Equity Committee's Plan by checking the appropriate box in Item 3 (please note that if the Ballot is validly executed but does not indicate either acceptance or rejection of either of the Plans, then this Ballot will be counted as an acceptance of such Plan);

     c. if you voted to accept both the Debtors' Plan and the Equity Committee's Plan, then you may express your preference for one Plan over the other (or no preference) by checking one of the boxes in Item 4;

     d. if you are completing this Ballot on behalf of another entity, indicate your relationship with such entity and the capacity in which you are signing and submit satisfactory evidence of your authority to so act (e.g., a power of attorney or a certified copy of board resolutions authorizing you to so act);

     e. please use additional sheets of paper if additional space is required to respond to any item on the Ballot (clearly marked to indicate the applicable item of the Ballot);

     f.   return your Ballot using the enclosed pre-addressed return envelope;

     g. if you also hold claims in a different class under either the Debtors' Plan or the Equity Committee's Plan, then, you may receive more than one Ballot, labeled for a different class of claims. Your vote will be counted in determining acceptance or rejection of the Plan by a particular class only if you complete, sign and return the Ballot labeled for that class in accordance with the instructions on that Ballot;

     h.   sign and date your Ballot;

     i. if you submit more than one ballot voting the same claim prior to the Voting Deadline, then the last timely filed Ballot shall be counted;

     j. if you believe that you have received the wrong Ballot, please contact the Balloting Agent immediately; and

     k.   provide your name and mailing address.

IF YOU HAVE ANY QUESTIONS REGARDING THE BALLOT, OR IF YOU DID NOT RECEIVE A RETURN ENVELOPE WITH YOUR BALLOT, OR IF YOU DID NOT RECEIVE A COPY OF ONE OF THE DISCLOSURE STATEMENTS OR PLANS, OR IF YOU NEED ADDITIONAL COPIES OF THE BALLOT OR OTHER ENCLOSED MATERIALS, PLEASE CONTACT LOGAN & COMPANY, INC. AT (973) 509-3190.

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


In re:                                         |  Chapter 11
                                               |
UNITED COMPANIES FINANCIAL CORPORATION, ET AL.,|  Case Nos. 99-450 (MFW) through
                                               |  99-461(MFW)
Debtors.                                       |
                                               |  JOINTLY ADMINISTERED
---------------------------------------------- |

     CONSOLIDATED BALLOT FOR ACCEPTING OR REJECTING PLANS OF REORGANIZATION
             INDIVIDUAL BALLOT FOR RECORD AND BENEFICIAL HOLDERS OF
                             PRIDE EQUITY INTERESTS

     United Companies Financial Corporation and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"), filed their Second Amended Plan of Reorganization (the "Debtors' Plan") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The Official Committee of Equity Security Holders of United Companies Financial Corporation (the "Equity Committee") also filed its Second Amended Plan of Reorganization (the "Equity Committee's Plan").

     This Ballot has been sent to you to solicit your vote regarding the acceptance or rejection of the Debtors' Plan and the Equity Committee's Plan. The Debtors' Plan and the Equity Committee's Plan incorporate different classification schemes and provide different treatment for different classes of claims or interests. Equity Interests represented by issued and outstanding shares of Preferred Redeemable Increased Dividend Equity Securities are included in Class 9 (Pride Equity Interests) under the Debtors' Plan and Class 8 (Pride Equity Interests) under the Equity Committee's Plan. HOLDERS OF PRIDE EQUITY INTERESTS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER. If you have any questions on how to properly complete this Ballot, please call Logan & Company, Inc. (the "Balloting Agent") at (973) 509-3190.

     THIS BALLOT IS TO BE USED FOR VOTING BY HOLDERS OF PRIDE EQUITY INTERESTS ONLY. IF ON JUNE 30, 2000, YOU WERE THE BENEFICIAL OWNER OF PRIDE EQUITY INTERESTS, THEN IN ORDER FOR YOUR VOTE TO BE COUNTED YOU MUST RETURN A COMPLETED BALLOT TO THE BALLOTING AGENT, LOGAN & COMPANY, INC., 546 VALLEY ROAD, UPPER MONTCLAIR, NJ 07043, BY 4:00 P.M. EASTERN TIME ON AUGUST 10, 2000, UNLESS SUCH TIME IS EXTENDED BY AGREEMENT BETWEEN THE DEBTORS AND THE EQUITY COMMITTEE (THE "VOTING DEADLINE").

     PLEASE COMPLETE THE FOLLOWING:

     ITEM 1. Amount of Interests. For purposes of voting to accept or reject the Debtors' Plan and the Equity Committee's Plan, the undersigned holds Pride Equity Interests as set forth below:

          _________________ Number of Shares of Preferred Redeemable Increased Dividend Equity Securities

================================================================================

[             Each Ballot will be individually generated setting              ]
[             forth the name and address of the interest holder.              ]

     ITEM 2. Vote on the Debtors' Plan. The beneficial owner of the Pride Equity Interests set forth in Item 1 above hereby votes to:

         Check one box:  |_|  Accept the Debtors' Plan

                         |_|  Reject the Debtors' Plan

WITH RESPECT TO THE DEBTORS' PLAN, IN THE EVENT THAT ANY OF CLASSES 3, 4, 5, 6, 7, 8, 9, 10A OR 10B DO NOT ACCEPT THE PLAN, NO DISTRIBUTIONS OF ANY KIND SHALL BE MADE TO HOLDERS OF PRIDE EQUITY INTERESTS.

     ITEM 3. Vote on the Equity Committee's Plan. The beneficial owner of the Pride Equity Interests set forth in Item 1 above hereby votes to:

         Check one box:  |_|  Accept the Equity Committee's Plan

                         |_|  Reject the Equity Committee's Plan

     ITEM 4. Identify All Other Pride Equity Interests Voted. By returning this executed Ballot, the beneficial owner of the Pride Equity Interests identified in Item 1 certifies that (a) this Ballot is the only Ballot submitted for the Pride Equity Interests owned by such beneficial owner, except for the Pride Equity Interests identified in the following table and (b) all Ballots for Pride Equity Interests submitted by the beneficial owner indicate the same vote to accept or reject the Debtors' Plan and the Equity Committee's Plan that the beneficial owner has indicated in Item 2 and Item 3 of this Ballot (please use additional sheets of paper if necessary):

Customer Account No.        Name of Registered or Nominee Holder        Number of Other Pride Equity
--------------------        ------------------------------------        Interests Voted
                                                                        ----------------------------
--------------------        --------------------------------            ----------------------------

--------------------        --------------------------------            ----------------------------

--------------------        --------------------------------            ----------------------------

--------------------        --------------------------------            ----------------------------

     ITEM 5. Preference of Plans. If you voted in favor of both the Debtors' Plan and the Equity Committee's Plan, then you may express your preference for one Plan over the other (or no preference) by checking one of the boxes below. The beneficial owner of the Pride Equity Interests set forth in Item 1 above prefers:

         Check one box:             |_|  Debtors' Plan

                                    |_|  Equity Committee's Plan

                                    |_|  No Preference

     ITEM 6. Acknowledgements and Certification. By returning this executed Ballot, the beneficial owner of the Pride Equity Interests identified in Item 1 acknowledges having been provided with a copy of the Disclosure Statements accompanying the Debtors' Plan and the Equity Committee's Plan, including all exhibits thereto. The undersigned certifies that (i) it is the holder of shares of Preferred Redeemable Increased Dividend Equity Securities, and (ii) the undersigned has full power and authority to vote to accept or reject the Debtors' Plan and the Equity Committee's Plan. The beneficial owner understands that if the Ballot is validly executed but does not indicate either acceptance or rejection of one of the Plans, then this Ballot will be counted as an acceptance of such Plan. The undersigned further acknowledges that the solicitation of votes is subject to all terms and conditions set forth in the respective Disclosure Statements and Plans.

     Print or Type Name of Beneficial Owner:
                                            ------------------------------------

     Social Security or Federal Tax I.D. No. of Beneficial Owner:
                                                                 ---------------

     Signature:
               -----------------------------------------------------------------

     If by Authorized Agent, Name and Title of Agent:
                                                     ---------------------------

     Name of Institution:
                         -------------------------------------------------------

     Street Address:
                    ------------------------------------------------------------

     City, State, and Zip Code:
                               -------------------------------------------------

     Telephone Number:
                      ----------------------------------------------------------

     Date Completed:
                    ------------------------------------------------------------

                               VOTING INSTRUCTIONS
      FOR COMPLETING INDIVIDUAL BALLOT FOR RECORD AND BENEFICIAL HOLDERS OF
                             PRIDE EQUITY INTERESTS

1. This Ballot is submitted to you to solicit your vote to accept or reject the Debtors' Plan, which is described in the Disclosure Statement in support of the Debtors' Plan, and the Equity Committee's Plan, which is described in the Disclosure Statement in support of the Equity Committee's Plan. HOLDERS OF PRIDE EQUITY INTERESTS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER. However, only one Plan may be confirmed by the Bankruptcy Court. PLEASE READ THE PLANS AND DISCLOSURE STATEMENTS CAREFULLY BEFORE COMPLETING THE BALLOT. Unless otherwise defined, all capitalized terms used herein shall have the meaning ascribed to such terms in the Debtors' Plan.

     WITH RESPECT TO THE DEBTORS' PLAN, IN THE EVENT THAT ANY OF CLASSES 3, 4, 5, 6, 7, 8, 9, 10A OR 10B DO NOT ACCEPT THE PLAN, NO DISTRIBUTIONS OF ANY KIND SHALL BE MADE TO HOLDERS OF PRIDE EQUITY INTERESTS.

2. This Ballot is not a letter of transmittal and may not be used for any purpose other than to vote to accept or reject the Debtors' Plan and the Equity Committee's Plan. Accordingly, Beneficial Owners should not surrender their securities at this time and the Balloting Agent will not accept delivery of any such securities surrendered together with the Ballot.

3. A Plan is accepted by a class of interests if it is accepted by the holders of two-thirds in amount in such class voting on such Plan. In the event that a class rejects either the Debtors' Plan or the Equity Committee's Plan, the Bankruptcy Court may nevertheless confirm such Plan and thereby make it binding on you if the Bankruptcy Court finds that the applicable Plan accords fair and equitable treatment to the class or classes rejecting it and otherwise satisfies the requirements of Section 1129(b) of the Bankruptcy Code. If either of the Plans are confirmed by the Bankruptcy Court, all holders of interests in, and any and all other holders of claims against, the Debtors (including those who abstain or reject such Plan and those who are not entitled to vote thereon) will be bound by the confirmed Plan and the transactions contemplated thereby.

4. To have your vote counted, you must complete and return this signed Ballot so that it is received by the Balloting Agent not later than 4:00 p.m. Eastern Time, on August 10, 2000, unless such time is extended by agreement between the Debtors and the Equity Committee (the "Voting Deadline"). Deliveries of Ballots by mail, hand delivery or overnight courier to the Balloting Agent should be sent to:

                  UNITED COMPANIES FINANCIAL CORPORATION ET AL.
                              Logan & Company, Inc.
                                 546 Valley Road
                            Upper Montclair, NJ 07043

     Ballots will not be accepted by telecopy or facsimile transmission.

5. To properly complete the Ballot, you must follow the procedures described below:

     a.   make sure that the information required in Item 1 is correct;

     b. cast one vote to accept or reject the Debtors' Plan by checking the appropriate box in Item 2 and one vote to accept or reject the Equity Committee's Plan by checking the appropriate box in Item 3 (please note that if the Ballot is validly executed but does not indicate either acceptance or rejection of either of the Plans, then this Ballot will be counted as an acceptance of such Plan);

     c. if you voted to accept both the Debtors' Plan and the Equity Committee's Plan, then you may express your preference for one Plan over the other (or no preference) by checking one of the boxes in Item 5;

     d. if you are completing this Ballot on behalf of another entity, indicate your relationship with such entity and the capacity in which you are signing and submit satisfactory evidence of your authority to so act (e.g., a power of attorney or a certified copy of board resolutions authorizing you to so act);

     e. please use additional sheets of paper if additional space is required to respond to any item on the Ballot (clearly marked to indicate the applicable item of the Ballot);

     f.   return your Ballot using the enclosed pre-addressed return envelope;

     g. if you also hold claims or interests in a different class under either the Debtors' Plan or the Equity Committee's Plan, then, you may receive more than one Ballot, labeled for a different class of claims or interests. Your vote will be counted in determining acceptance or rejection of the Plan by a particular class only if you complete, sign and return the Ballot labeled for that class in accordance with the instructions on that Ballot;

     h. if you submit more than one ballot voting the same interest prior to the Voting Deadline, then the last timely filed Ballot shall be counted;

     i. if you believe that you have received the wrong Ballot, please contact the Balloting Agent immediately; and

     j.   provide your name and mailing address.

IF YOU HAVE ANY QUESTIONS REGARDING THE BALLOT, OR IF YOU DID NOT RECEIVE A RETURN ENVELOPE WITH YOUR BALLOT, OR IF YOU DID NOT RECEIVE A COPY OF ONE OF THE DISCLOSURE STATEMENTS OR PLANS, OR IF YOU NEED ADDITIONAL COPIES OF THE BALLOT OR OTHER ENCLOSED MATERIALS, PLEASE CONTACT LOGAN & COMPANY, INC. AT (973) 509-3190.

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


In re:                                         |  Chapter 11
                                               |
UNITED COMPANIES FINANCIAL CORPORATION, ET AL.,|  Case Nos. 99-450 (MFW) through
                                               |  99-461(MFW)
Debtors.                                       |
                                               |  JOINTLY ADMINISTERED
---------------------------------------------- |


     CONSOLIDATED BALLOT FOR ACCEPTING OR REJECTING PLANS OF REORGANIZATION INDIVIDUAL BALLOT FOR HOLDERS OF PRIDE EQUITY INTERESTS TO BE EXECUTED BY
                                BENEFICIAL OWNERS


     United Companies Financial Corporation and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"), filed their Second Amended Plan of Reorganization (the "Debtors' Plan") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The Official Committee of Equity Security Holders of United Companies Financial Corporation (the "Equity Committee") also filed its Second Amended Plan of Reorganization (the "Equity Committee's Plan").

     This Ballot has been sent to you to solicit your vote regarding the acceptance or rejection of the Debtors' Plan and the Equity Committee's Plan. The Debtors' Plan and the Equity Committee's Plan incorporate different classification schemes and provide different treatment for different classes of claims or interests. Equity Interests represented by issued and outstanding shares of Preferred Redeemable Increased Dividend Equity Securities are included in Class 9 (Pride Equity Interests) under the Debtors' Plan and Class 8 (Pride Equity Interests) under the Equity Committee's Plan. HOLDERS OF PRIDE EQUITY INTERESTS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER. If you have any questions on how to
properly   complete  this  Ballot,   please  call  Logan & Company, Inc. (the
"Balloting Agent") at (973) 509-3190.

     THIS BALLOT IS TO BE USED FOR VOTING BY HOLDERS OF PRIDE EQUITY INTERESTS ONLY. IF ON JUNE 30, 2000, YOU WERE THE BENEFICIAL OWNER OF PRIDE EQUITY INTERESTS, THEN YOU MUST PROMPTLY COMPLETE AND EXECUTE THIS BALLOT AND RETURN IT TO THE RECORD (OR NOMINEE) HOLDER FOR PROCESSING AND INCLUSION OF YOUR VOTING INFORMATION ON THE MASTER BALLOT OF THE RECORD (OR NOMINEE) HOLDER. THE RECORD (OR NOMINEE) HOLDER MUST, IN TURN, RETURN A COMPLETED MASTER BALLOT TO THE BALLOTING AGENT, LOGAN & COMPANY, INC., 546 VALLEY ROAD, UPPER MONTCLAIR, NJ 07043, BY 4:00 P.M. EASTERN TIME ON AUGUST 10, 2000, UNLESS SUCH TIME IS EXTENDED BY AGREEMENT BETWEEN THE DEBTORS AND THE EQUITY COMMITTEE (THE "VOTING DEADLINE").

     PLEASE COMPLETE THE FOLLOWING:

     ITEM 1. Amount of Interests. For purposes of voting to accept or reject the Debtors' Plan and the Equity Committee's Plan, the undersigned holds Pride Equity Interests as set forth below:

     __________ Number of Shares of Preferred Redeemable Increased Dividend Equity Securities

     ITEM 2. Vote on the Debtors' Plan. The beneficial owner of the Pride Equity Interests set forth in Item 1 above hereby votes to:

         Check one box:             |_|  Accept the Debtors' Plan

                                    |_|  Reject the Debtors' Plan

WITH RESPECT TO THE DEBTORS' PLAN, IN THE EVENT THAT ANY OF CLASSES 3, 4, 5, 6, 7, 8, 9, 10A OR 10B DO NOT ACCEPT THE PLAN, NO DISTRIBUTIONS OF ANY KIND SHALL BE MADE TO HOLDERS OF PRIDE EQUITY INTERESTS.

     ITEM 3. Vote on the Equity Committee's Plan. The beneficial owner of the Pride Equity Interests set forth in Item 1 above hereby votes to:

         Check one box:             |_|  Accept the Equity Committee's Plan

                                    |_|  Reject the Equity Committee's Plan

     ITEM 4. Identify All Other Pride Equity Interests Voted. By returning this executed Ballot, the beneficial owner of the Pride Equity Interests identified in Item 1 certifies that (a) this Ballot is the only Ballot submitted for the Pride Equity Interests owned by such beneficial owner, except for the Pride Equity Interests identified in the following table and (b) all Ballots for Pride Equity Interests submitted by the beneficial owner indicate the same vote to accept or reject the Debtors' Plan and the Equity Committee's Plan that the beneficial owner has indicated in Item 2 and Item 3 of this Ballot (please use additional sheets of paper if necessary):

Customer Account No.        Name of Registered or Nominee Holder        Number of Other Pride Equity
--------------------        ------------------------------------        Interests Voted
                                                                        ----------------------------
--------------------        --------------------------------            ----------------------------

--------------------        --------------------------------            ----------------------------

--------------------        --------------------------------            ----------------------------

--------------------        --------------------------------            ----------------------------

     ITEM 5. Preference of Plans. If you voted in favor of both the Debtors' Plan and the Equity Committee's Plan, then you may express your preference for one Plan over the other (or no preference) by checking one of the boxes below. The beneficial owner of the Pride Equity Interests set forth in Item 1 above prefers:

         Check one box:             |_|  Debtors' Plan

                                    |_|  Equity Committee's Plan

                                    |_|  No Preference

     ITEM 6. Acknowledgements and Certification. By returning this executed Ballot, the beneficial owner of the Pride Equity Interests identified in Item 1 acknowledges having been provided with a copy of the Disclosure Statements accompanying the Debtors' Plan and the Equity Committee's Plan, including all exhibits thereto. The undersigned certifies that (i) it is the holder of shares of Preferred Redeemable Increased Dividend Equity Securities, and (ii) the undersigned has full power and authority to vote to accept or reject the Debtors' Plan and the Equity Committee's Plan. The beneficial owner understands that if the Ballot is validly executed but does not indicate either acceptance or rejection of the Plans, then this Ballot will be counted as an acceptance of such Plan. The undersigned further acknowledges that the solicitation of votes is subject to all terms and conditions set forth in the respective Disclosure Statements and Plans.

 Print or Type Name of Beneficial Owner:
                                        ----------------------------------------

 Social Security or Federal Tax I.D. No. of Beneficial Owner:
                                                             -------------------

 Signature:
           ---------------------------------------------------------------------

 If by Authorized Agent, Name and Title of Agent:
                                                 -------------------------------

 Name of Institution:
                     -----------------------------------------------------------

 Street Address:
                ----------------------------------------------------------------

 City, State, and Zip Code:
                           -----------------------------------------------------

 Telephone Number:
                  --------------------------------------------------------------

 Date Completed:
                ----------------------------------------------------------------

                               VOTING INSTRUCTIONS
     FOR COMPLETING INDIVIDUAL BALLOT FOR HOLDERS OF PRIDE EQUITY INTERESTS
                   CLAIMS TO BE EXECUTED BY BENEFICIAL OWNERS

1. This Ballot is submitted to you to solicit your vote to accept or reject the Debtors' Plan, which is described in the Disclosure Statement in support of the Debtors' Plan, and the Equity Committee's Plan, which is described in the Disclosure Statement in support of the Equity Committee's Plan. HOLDERS OF PRIDE EQUITY INTERESTS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER. However, only one Plan may be confirmed by the Bankruptcy Court. PLEASE READ THE PLANS AND DISCLOSURE STATEMENTS CAREFULLY BEFORE COMPLETING THE BALLOT. Unless otherwise defined, all capitalized terms used herein shall have the meaning ascribed to such terms in the Debtors' Plan.

     WITH RESPECT TO THE DEBTORS' PLAN, IN THE EVENT THAT ANY OF CLASSES 3, 4, 5, 6, 7, 8, 9, 10A OR 10B DO NOT ACCEPT THE PLAN, NO DISTRIBUTIONS OF ANY KIND SHALL BE MADE TO HOLDERS OF PRIDE EQUITY INTERESTS.

2. This Ballot is not a letter of transmittal and may not be used for any purpose other than to vote to accept or reject the Debtors' Plan and the Equity Committee's Plan. Accordingly, Beneficial Owners should not surrender their securities at this time and the Balloting Agent will not accept delivery of any such securities surrendered together with the Ballot.

3. A Plan is accepted by a class of interests if it is accepted by the holders of two-thirds in amount in such class voting on such Plan. In the event that a class rejects either the Debtors' Plan or the Equity Committee's Plan, the Bankruptcy Court may nevertheless confirm such Plan and thereby make it binding on you if the Bankruptcy Court finds that the applicable Plan accords fair and equitable treatment to the class or classes rejecting it and otherwise satisfies the requirements of Section 1129(b) of the Bankruptcy Code. If either of the Plans are confirmed by the Bankruptcy Court, all holders of interests in, and any and all other holders of claims against, the Debtors (including those who abstain or reject such Plan and those who are not entitled to vote thereon) will be bound by the confirmed Plan and the transactions contemplated thereby.

4. To have your vote counted, you must complete and return this signed Ballot to the Record (or Nominee) Holder for processing and inclusion of your voting information on the Master Ballot of the Record (or Nominee) Holder. The Record (or Nominee) Holder must, in turn, return a completed Master Ballot to the Balloting Agent not later than 4:00 p.m. Eastern Time, on August 10, 2000, unless such time is extended by agreement between the Debtors and the Equity Committee (the "Voting Deadline").

5. To properly complete the Ballot, you must follow the procedures described below:

     a.   make sure that the information required in Item 1 is correct;

     b. cast one vote to accept or reject the Debtors' Plan by checking the appropriate box in Item 2 and one vote to accept or reject the Equity Committee's Plan by checking the appropriate box in Item 3 (please note that if the Ballot is validly executed but does not indicate either acceptance or rejection of either of the Plans, then this Ballot will be counted as an acceptance of such Plan);

     c. if you voted to accept both the Debtors' Plan and the Equity Committee's Plan, then you may express your preference for one Plan over the other (or no preference) by checking one of the boxes in Item 5;

     d. if you are completing this Ballot on behalf of another entity, indicate your relationship with such entity and the capacity in which you are signing and submit satisfactory evidence of your authority to so act (e.g., a power of attorney or a certified copy of board resolutions authorizing you to so act);

     e. please use additional sheets of paper if additional space is required to respond to any item on the Ballot (clearly marked to indicate the applicable item of the Ballot);

     f. if you also hold claims or interests in a different class under either the Debtors' Plan or the Equity Committee's Plan, then, you may receive more than one Ballot, labeled for a different class of claims or interests. Your vote will be counted in determining acceptance or rejection of the Plan by a particular class only if you complete, sign and return the Ballot labeled for that class in accordance with the instructions on that Ballot;

     g. sign and date your Ballot if it has not already been "prevalidated" by your Nominee;

     h. if you submit more than one ballot voting the same interest prior to the Voting Deadline, then the last timely filed Ballot shall be counted;

     i. if you believe that you have received the wrong Ballot, please contact the Balloting Agent immediately; and

     j.   provide your name and mailing address.

IF YOU HAVE ANY QUESTIONS REGARDING THE BALLOT, OR IF YOU DID NOT RECEIVE A RETURN ENVELOPE WITH YOUR BALLOT, OR IF YOU DID NOT RECEIVE A COPY OF ONE OF THE DISCLOSURE STATEMENTS OR PLANS, OR IF YOU NEED ADDITIONAL COPIES OF THE BALLOT OR OTHER ENCLOSED MATERIALS, PLEASE CONTACT LOGAN & COMPANY, INC. AT (973) 509-3190.

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


In re:                                         |  Chapter 11
                                               |
UNITED COMPANIES FINANCIAL CORPORATION, ET AL.,|  Case Nos. 99-450 (MFW) through
                                               |  99-461(MFW)
Debtors.                                       |
                                               |  JOINTLY ADMINISTERED
---------------------------------------------- |

     CONSOLIDATED BALLOT FOR ACCEPTING OR REJECTING PLANS OF REORGANIZATION
        INDIVIDUAL BALLOT FOR HOLDERS OF STATUTORILY SUBORDINATED CLAIMS

     United Companies Financial Corporation and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"), filed their Second Amended Plan of Reorganization (the "Debtors' Plan") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The Official Committee of Equity Security Holders of United Companies Financial Corporation (the "Equity Committee") also filed its Second Amended Plan of Reorganization (the "Equity Committee's Plan").

     This Ballot has been sent to you to solicit your vote regarding the acceptance or rejection of the Debtors' Plan and the Equity Committee's Plan. The Debtors' Plan and the Equity Committee's Plan incorporate different classification schemes and provide different treatment for different classes of claims or interests. Statutorily Subordinated Claims include any Claim that is subject to subordination under section 510(b) of the Bankruptcy Code, including, without limitation any and all Claims of a holder or former holder of an Equity Interest for rescission of or damages from the purchase or sale of an Equity Interest arising from or relating to the Debtors' financial statements and the accounting practices associated therewith. Statutorily Subordinated Claims are included in Class 10A (Statutorily Subordinated Claims) under the Debtors' Plan and Class 9A (Statutorily Subordinated Claims) under the Equity Committee's Plan. HOLDERS OF STATUTORILY SUBORDINATED CLAIMS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER. If you have any questions on how to properly complete this Ballot, please call Logan & Company, Inc. (the "Balloting Agent") at (973) 509-3190.

     THIS BALLOT IS TO BE USED FOR VOTING BY HOLDERS OF STATUTORILY SUBORDINATED CLAIMS ONLY. IN ORDER FOR YOUR VOTE TO BE COUNTED, THE BALLOT MUST BE PROPERLY COMPLETED, SIGNED AND RETURNED SO THAT IT IS RECEIVED BY THE BALLOTING AGENT, LOGAN & COMPANY, 546 VALLEY ROAD, UPPER MONTCLAIR, NJ 07043, BY 4:00 P.M. EASTERN TIME ON AUGUST 10, 2000, UNLESS SUCH TIME IS EXTENDED BY AGREEMENT BETWEEN THE DEBTORS AND THE EQUITY COMMITTEE (THE "VOTING DEADLINE").


================================================================================

[               Each Ballot will be individually generated setting            ]
[               forth the name and address of the claimholder                 ]
[               and the claim amount such holder is entitled to vote.         ]

     CREDITORS HOLDING STATUTORILY SUBORDINATED CLAIMS THAT ARE LISTED AS "CONTINGENT, DISPUTED OR UNLIQUIDATED" IN THE SCHEDULES FILED BY THE DEBTORS WITH THE BANKRUPTCY COURT PURSUANT TO SECTION 521 OF THE BANKRUPTCY CODE (AS AMENDED, THE "SCHEDULES") ARE NOT ENTITLED TO VOTE ON THE PLAN UNLESS A PROOF OF CLAIM HAS BEEN TIMELY FILED BY SUCH CREDITOR WHICH PROOF OF CLAIM IS NOT DISPUTED AND HAS NOT BEEN DISALLOWED, DISQUALIFIED OR SUSPENDED PRIOR TO JUNE 30, 2000 AND WHICH IS NOT THE SUBJECT OF A PENDING OBJECTION ON JUNE 30, 2000.

     PLEASE COMPLETE THE FOLLOWING:

     ITEM 1. Amount of Claim. For purposes of voting to accept or reject either of the Plans, the undersigned holds a Statutorily Subordinated Claim against the Debtors in the amount set forth above.

     ITEM 2. Vote on the Debtors' Plan. The undersigned holder of a Statutorily Subordinated Claim set forth in Item 1 above hereby votes to:

         Check one box:             |_|  Accept the Debtors' Plan

                                    |_|  Reject the Debtors' Plan

WITH RESPECT TO THE DEBTORS' PLAN, IN THE EVENT THAT ANY OF CLASSES 3, 4, 5, 6, 7, 8, 9, 10A OR 10B DO NOT ACCEPT THE PLAN, NO DISTRIBUTIONS OF ANY KIND SHALL BE MADE TO HOLDERS OF ALLOWED STATUTORILY SUBORDINATED CLAIMS.

     ITEM 3. Vote on the Equity Committee's Plan. The undersigned holder of a Statutorily Subordinated Claim set forth in Item 1 above hereby votes to:

         Check one box:             |_|  Accept the Equity Committee's Plan

                                    |_|  Reject the Equity Committee's Plan

     ITEM 4. Preference of Plans. If you voted in favor of both the Debtors' Plan and the Equity Committee's Plan, then you may express your preference for one Plan over the other (or no preference) by checking one of the boxes below. The undersigned holder of the Statutorily Subordinated Claim set forth in Item 1 above prefers:

         Check one box:             |_|  Debtors' Plan

                                    |_|  Equity Committee's Plan

                                    |_|  No Preference

     ITEM 5. Acknowledgements and Certification. By signing this Ballot, the undersigned acknowledges that the undersigned has been provided with a copy of the Disclosure Statements accompanying the Debtors' Plan and Debtors' Plan and/or Equity Committee's Plan, including all exhibits thereto. The undersigned certifies that (i) it is the holder of a Statutorily Subordinated Claim, and
(ii) the undersigned has full power and authority to vote to accept or reject the Equity Committee's Plan. The undersigned understands that if the Ballot is validly executed, but does not indicate either acceptance or rejection of one of the Plans, then this Ballot will be counted as an acceptance of such Plan. The undersigned further acknowledges that the solicitation of votes is subject to all terms and conditions set forth in the respective Disclosure Statements and Plans.

Print or Type Name of Claimant:
                               -------------------------------------------------

Social Security or Federal Tax I.D. No. of Claimant:
                                                    ----------------------------

Signature:
          ----------------------------------------------------------------------

If by Authorized Agent, Name and Title of Agent:
                                                --------------------------------

Name of Institution:
                    ------------------------------------------------------------

Street Address:
               -----------------------------------------------------------------

City, State, and Zip Code:
                          ------------------------------------------------------

Telephone Number:
                 ---------------------------------------------------------------

Date Completed:
               -----------------------------------------------------------------

                               VOTING INSTRUCTIONS
                 FOR COMPLETING INDIVIDUAL BALLOT FOR HOLDERS OF
                         STATUTORILY SUBORDINATED CLAIMS

1. This Ballot is submitted to you to solicit your vote to accept or reject the Debtors' Plan, which is described in the Disclosure Statement in Support of the Debtors' Plan and the Equity Committee's Plan, which is described in the Disclosure Statement in support of the Equity Committee's Plan. HOLDERS OF STATUTORILY SUBORDINATED CLAIMS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER. However, only one Plan may be confirmed by the Bankruptcy Court. PLEASE READ THE PLANS AND DISCLOSURE STATEMENTS CAREFULLY BEFORE COMPLETING THE BALLOT. Unless otherwise defined, all capitalized terms used herein shall have the meaning ascribed to such terms in the Debtors' Plan.

     WITH RESPECT TO THE DEBTORS' PLAN, IN THE EVENT THAT ANY OF CLASSES 3, 4, 5, 6, 7, 8, 9, 10A OR 10B DO NOT ACCEPT THE PLAN, NO DISTRIBUTIONS OF ANY KIND SHALL BE MADE TO HOLDERS OF ALLOWED STATUTORILY SUBORDINATED CLAIMS.

2. A Plan is accepted by a class of claims if it is accepted by the holders of two-thirds in amount and more than one-half in number of claims in such class voting on such Plan. In the event that a class rejects either the Debtors' Plan or the Equity Committee's Plan, the Bankruptcy Court may nevertheless confirm such Plan and thereby make it binding on you if the Bankruptcy Court finds that the applicable Plan accords fair and equitable treatment to the class or classes rejecting it and otherwise satisfies the requirements of Section 1129(b) of the Bankruptcy Code. If either of the Plans are confirmed by the Bankruptcy Court, all holders of interests in, and any and all other holders of claims against, the Debtors (including those who abstain or reject such Plan and those who are not entitled to vote thereon) will be bound by the confirmed Plan and the transactions contemplated thereby.

3. To have your vote counted, you must complete, sign and return this Ballot so that it is received by the Balloting Agent not later than 4:00 p.m., Eastern Time, on August 10, 2000, unless such time is extended by agreement between the Debtors and the Equity Committee (the "Voting Deadline"). Deliveries of Ballots by mail, hand delivery or overnight courier to the Balloting Agent should be sent to:

                  UNITED COMPANIES FINANCIAL CORPORATION ET AL.
                              Logan & Company, Inc.
                                 546 Valley Road
                            Upper Montclair, NJ 07043

     Ballots will not be accepted by telecopy or facsimile transmission.

4. To properly complete the Ballot, you must follow the procedures described below:

     a.   make sure that the information required in Item 1 is correct;

     b. cast one vote to accept or reject the Debtors' Plan by checking the appropriate box in Item 2 and one vote to accept or reject the Equity Committee's Plan by checking the appropriate box in Item 3 (please note that if the Ballot is validly executed but does not indicate either acceptance or rejection of either of the Plans, then this Ballot will be counted as an acceptance of such Plan);

     c. if you voted to accept both the Debtors' Plan and the Equity Committee's Plan, then you may express your preference for one Plan over the other (or no preference) by checking one of the boxes in Item 4;

     d. if you are completing this Ballot on behalf of another entity, indicate your relationship with such entity and the capacity in which you are signing and submit satisfactory evidence of your authority to so act (e.g., a power of attorney or a certified copy of board resolutions authorizing you to so act);

     e. please use additional sheets of paper if additional space is required to respond to any item on the Ballot (clearly marked to indicate the applicable item of the Ballot);

     f.   return your Ballot using the enclosed pre-addressed return envelope;

     g. if you also hold claims in a different class under either the Debtors' Plan or the Equity Committee's Plan, then, you may receive more than one Ballot, labeled for a different class of claims. Your vote will be counted in determining acceptance or rejection of the Plan by a particular class only if you complete, sign and return the Ballot labeled for that class in accordance with the instructions on that Ballot;

     h.   sign and date your Ballot;

     i. if you submit more than one ballot voting the same claim prior to the Voting Deadline, then the last timely filed Ballot shall be counted;

     j. if you believe that you have received the wrong Ballot, please contact the Balloting Agent immediately; and

     k.   provide your name and mailing address.

IF YOU HAVE ANY QUESTIONS REGARDING THE BALLOT, OR IF YOU DID NOT RECEIVE A RETURN ENVELOPE WITH YOUR BALLOT, OR IF YOU DID NOT RECEIVE A COPY OF ONE OF THE DISCLOSURE STATEMENTS OR PLANS, OR IF YOU NEED ADDITIONAL COPIES OF THE BALLOT OR OTHER ENCLOSED MATERIALS, PLEASE CONTACT LOGAN & COMPANY, INC. AT (973) 509-3190.

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


In re:                                         |  Chapter 11
                                               |
UNITED COMPANIES FINANCIAL CORPORATION, ET AL.,|  Case Nos. 99-450 (MFW) through
                                               |  99-461(MFW)
Debtors.                                       |
                                               |  JOINTLY ADMINISTERED
---------------------------------------------- |


     CONSOLIDATED BALLOT FOR ACCEPTING OR REJECTING PLANS OF REORGANIZATION
             INDIVIDUAL BALLOT FOR RECORD AND BENEFICIAL HOLDERS OF
                    UNITED COMPANIES COMMON EQUITY INTERESTS

     United Companies Financial Corporation and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"), filed their Second Amended Plan of Reorganization (the "Debtors' Plan") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The Official Committee of Equity Security Holders of United Companies Financial Corporation (the "Equity Committee") also filed its Second Amended Plan of Reorganization (the "Equity Committee's Plan").

     This Ballot has been sent to you to solicit your vote regarding the acceptance or rejection of the Debtors' Plan and the Equity Committee's Plan. The Debtors' Plan and the Equity Committee's Plan incorporate different classification schemes and provide different treatment for different classes of claims or interests. Equity Interests represented by issued and outstanding shares of common stock of United Companies Financial Corporation or any interest or right to convert into such equity interest or acquire any equity interest of the Debtors which was in existence as of the commencement of these chapter 11 cases. are included in Class 10B (United Companies Common Equity Interests) under the Debtors' Plan and Class 9B (United Companies Common Equity Interests) under the Equity Committee's Plan. HOLDERS OF UNITED COMPANIES COMMON EQUITY INTERESTS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER. If you have any questions on how to properly complete this Ballot, please call Logan & Company, Inc. (the "Balloting Agent") at (973) 509-3190.

     THIS BALLOT IS TO BE USED FOR VOTING BY HOLDERS OF UNITED COMPANIES COMMON EQUITY INTERESTS ONLY. IF ON JUNE 30, 2000, YOU WERE THE BENEFICIAL OWNER OF
UNITED COMPANIES COMMON EQUITY INTERESTS, THEN IN ORDER FOR YOUR VOTE TO BE COUNTED YOU MUST RETURN A COMPLETED BALLOT TO THE BALLOTING AGENT, LOGAN & COMPANY, INC., 546 VALLEY ROAD, UPPER MONTCLAIR, NJ 07043, BY 4:00 P.M. EASTERN TIME ON AUGUST 10, 2000, UNLESS SUCH TIME IS EXTENDED BY AGREEMENT BETWEEN THE DEBTORS AND THE EQUITY COMMITTEE (THE "VOTING DEADLINE").

================================================================================

[               Each Ballot will be individually generated setting             ]
[               forth the name and address of the interest holder.             ]

     PLEASE COMPLETE THE FOLLOWING:

     ITEM 1. Amount of Interests. For purposes of voting to accept or reject the Debtors' Plan and the Equity Committee's Plan, the undersigned holds United Companies Common Equity Interests as set forth below:

     _________________ Number of Shares of United Companies Common Stock

     ITEM 2. Vote on the Debtors' Plan. The beneficial owner of the United Companies Common Equity Interests set forth in Item 1 above hereby votes to:

         Check one box:             |_|  Accept the Debtors' Plan

                                    |_|  Reject the Debtors' Plan

WITH RESPECT TO THE DEBTORS' PLAN, IN THE EVENT THAT ANY OF CLASSES 3, 4, 5, 6, 7, 8, 9, 10A OR 10B DO NOT ACCEPT THE PLAN, NO DISTRIBUTIONS OF ANY KIND SHALL BE MADE TO HOLDERS OF UNITED COMPANIES COMMON EQUITY INTERESTS.

     ITEM 3. Vote on the Equity Committee's Plan. The beneficial owner of the United Companies Common Equity Interests set forth in Item 1 above hereby votes to:

         Check one box:             |_|  Accept the Equity Committee's Plan

                                    |_|  Reject the Equity Committee's Plan

     ITEM 4. Identify All Other United Companies Common Equity Interests Voted. By returning this executed Ballot, the beneficial owner of the United Companies Common Equity Interests identified in Item 1 certifies that (a) this Ballot is the only Ballot submitted for the United Companies Common Equity Interests owned by such beneficial owner, except for the United Companies Common Equity Interests identified in the following table and (b) all Ballots for United Companies Common Equity Interests submitted by the beneficial owner indicate the same vote to accept or reject the Debtors' Plan and the Equity Committee's Plan that the beneficial owner has indicated in Item 2 and Item 3 of this Ballot (please use additional sheets of paper if necessary):

Customer Account No.        Name of Registered or Nominee Holder        Number of Other Common Equity
--------------------        ------------------------------------        Interests Voted
                                                                        ----------------------------
--------------------        --------------------------------            ----------------------------

--------------------        --------------------------------            ----------------------------

--------------------        --------------------------------            ----------------------------

--------------------        --------------------------------            ----------------------------

     ITEM 5. Preference of Plans. If you voted in favor of both the Debtors' Plan and the Equity Committee's Plan, then you may express your preference for one Plan over the other (or no preference) by checking one of the boxes below. The beneficial owner of the United Companies Common Equity Interests set forth in Item 1 above prefers:

         Check one box:             |_|  Debtors' Plan

                                    |_|  Equity Committee's Plan

                                    |_|  No Preference

     ITEM 6. Acknowledgements and Certification. By returning this executed Ballot, the beneficial owner of the United Companies Common Equity Interests identified in Item 1 acknowledges having been provided with a copy of the Disclosure Statements accompanying the Debtors' Plan and the Equity Committee's Plan, including all exhibits thereto. The undersigned certifies that (i) it is the holder of shares of common stock of United Companies Financial Corporation or any interest or right to convert into such equity interest or acquire any equity interest of the Debtors which was in existence as of the commencement of these chapter 11 cases, and (ii) the undersigned has full power and authority to vote to accept or reject the Debtors' Plan and the Equity Committee's Plan. The beneficial owner understands that if the Ballot is validly executed but does not indicate either acceptance or rejection of one of the Plans, then this Ballot will be counted as an acceptance of such Plan. The undersigned further acknowledges that the solicitation of votes is subject to all terms and conditions set forth in the respective Disclosure Statements and Plans.

Print or Type Name of Beneficial Owner:
                                       -----------------------------------------

Social Security or Federal Tax I.D. No. of Beneficial Owner:
                                                            --------------------

Signature:
          ----------------------------------------------------------------------

If by Authorized Agent, Name and Title of Agent:
                                                --------------------------------

Name of Institution:
                    ------------------------------------------------------------

Street Address:
               -----------------------------------------------------------------

City, State, and Zip Code:
                          ------------------------------------------------------

Telephone Number:
                 ---------------------------------------------------------------

Date Completed:
               -----------------------------------------------------------------

                               VOTING INSTRUCTIONS
      FOR COMPLETING INDIVIDUAL BALLOT FOR RECORD AND BENEFICIAL HOLDERS OF
                    UNITED COMPANIES COMMON EQUITY INTERESTS

1. This Ballot is submitted to you to solicit your vote to accept or reject the Debtors' Plan, which is described in the Disclosure Statement in support of the Debtors' Plan, and the Equity Committee's Plan, which is described in the Disclosure Statement in support of the Equity Committee's Plan. HOLDERS OF UNITED COMPANIES COMMON EQUITY INTERESTS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER. However, only one Plan may be confirmed by the Bankruptcy Court. PLEASE READ THE PLANS AND DISCLOSURE STATEMENTS CAREFULLY BEFORE COMPLETING THE BALLOT. Unless otherwise defined, all capitalized terms used herein shall have the meaning ascribed to such terms in the Debtors' Plan.

     WITH RESPECT TO THE DEBTORS' PLAN, IN THE EVENT THAT ANY OF CLASSES 3, 4, 5, 6, 7, 8, 9, 10A OR 10B DO NOT ACCEPT THE PLAN, NO DISTRIBUTIONS OF ANY KIND SHALL BE MADE TO HOLDERS OF UNITED COMPANIES COMMON EQUITY INTERESTS.

2. This Ballot is not a letter of transmittal and may not be used for any purpose other than to vote to accept or reject the Debtors' Plan and the Equity Committee's Plan. Accordingly, Beneficial Owners should not surrender their securities at this time and the Balloting Agent will not accept delivery of any such securities surrendered together with the Ballot.

3. A Plan is accepted by a class of interests if it is accepted by the holders of two-thirds in amount in such class voting on such Plan. In the event that a class rejects either the Debtors' Plan or the Equity Committee's Plan, the Bankruptcy Court may nevertheless confirm such Plan and thereby make it binding on you if the Bankruptcy Court finds that the applicable Plan accords fair and equitable treatment to the class or classes rejecting it and otherwise satisfies the requirements of Section 1129(b) of the Bankruptcy Code. If either of the Plans are confirmed by the Bankruptcy Court, all holders of interests in, and any and all other holders of claims against, the Debtors (including those who abstain or reject such Plan and those who are not entitled to vote thereon) will be bound by the confirmed Plan and the transactions contemplated thereby.

4. To have your vote counted, you must complete and return this signed Ballot so that it is received by the Balloting Agent not later than 4:00 p.m. Eastern Time, on August 10, 2000, unless such time is extended by agreement between the Debtors and the Equity Committee (the "Voting Deadline"). Deliveries of Ballots by mail, hand delivery or overnight courier to the Balloting Agent should be sent to:

                  UNITED COMPANIES FINANCIAL CORPORATION ET AL.
                              Logan & Company, Inc.
                                 546 Valley Road
                            Upper Montclair, NJ 07043

     Ballots will not be accepted by telecopy or facsimile transmission.

5. To properly complete the Ballot, you must follow the procedures described below:

     a.   make sure that the information required in Item 1 is correct;

     b. cast one vote to accept or reject the Debtors' Plan by checking the appropriate box in Item 2 and one vote to accept or reject the Equity Committee's Plan by checking the appropriate box in Item 3;

     c. if you voted to accept both the Debtors' Plan and the Equity Committee's Plan, then you may express your preference for one Plan over the other (or no preference) by checking one of the boxes in Item 5;

     d. if you are completing this Ballot on behalf of another entity, indicate your relationship with such entity and the capacity in which you are signing and submit satisfactory evidence of your authority to so act (e.g., a power of attorney or a certified copy of board resolutions authorizing you to so act);

     e. please use additional sheets of paper if additional space is required to respond to any item on the Ballot (clearly marked to indicate the applicable item of the Ballot);

     f.   return your Ballot using the enclosed pre-addressed return envelope;

     g. if you also hold claims or interests in a different class under either the Debtors' Plan or the Equity Committee's Plan, then, you may receive more than one Ballot, labeled for a different class of claims or interests. Your vote will be counted in determining acceptance or rejection of the Plan by a particular class only if you complete, sign and return the Ballot labeled for that class in accordance with the instructions on that Ballot;

     h. if you submit more than one ballot voting the same interest prior to the Voting Deadline, then the last timely filed Ballot shall be counted;

     i. if you believe that you have received the wrong Ballot, please contact the Balloting Agent immediately; and

     j.   provide your name and mailing address.

IF YOU HAVE ANY QUESTIONS REGARDING THE BALLOT, OR IF YOU DID NOT RECEIVE A RETURN ENVELOPE WITH YOUR BALLOT, OR IF YOU DID NOT RECEIVE A COPY OF ONE OF THE DISCLOSURE STATEMENTS OR PLANS, OR IF YOU NEED ADDITIONAL COPIES OF THE BALLOT OR OTHER ENCLOSED MATERIALS, PLEASE CONTACT LOGAN & COMPANY, INC. AT (973) 509-3190.

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


In re:                                         |  Chapter 11
                                               |
UNITED COMPANIES FINANCIAL CORPORATION, ET AL.,|  Case Nos. 99-450 (MFW) through
                                               |  99-461(MFW)
Debtors.                                       |
                                               |  JOINTLY ADMINISTERED
---------------------------------------------- |


     CONSOLIDATED BALLOT FOR ACCEPTING OR REJECTING PLANS OF REORGANIZATION INDIVIDUAL BALLOT FOR HOLDERS OF UNITED COMPANIES COMMON EQUITY INTERESTS
                       TO BE EXECUTED BY BENEFICIAL OWNERS


     United Companies Financial Corporation and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"), filed their Second Amended Plan of Reorganization (the "Debtors' Plan") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The Official Committee of Equity Security Holders of United Companies Financial Corporation (the "Equity Committee") also filed its Second Amended Plan of Reorganization (the "Equity Committee's Plan").

     This Ballot has been sent to you to solicit your vote regarding the acceptance or rejection of the Debtors' Plan and the Equity Committee's Plan. The Debtors' Plan and the Equity Committee's Plan incorporate different classification schemes and provide different treatment for different classes of claims or interests. Equity Interests represented by issued and outstanding shares of common stock of United Companies Financial Corporation or any interest or right to convert into such equity interest or acquire any equity interest of the Debtors which was in existence as of the commencement of these chapter 11 cases. are included in Class 10B (United Companies Common Equity Interests) under the Debtors' Plan and Class 9B (United Companies Common Equity Interests) under the Equity Committee's Plan. HOLDERS OF UNITED COMPANIES COMMON EQUITY INTERESTS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER. If you have any questions on how to properly complete this Ballot, please call Logan & Company, Inc. (the "Balloting Agent") at (973) 509-3190.

     THIS BALLOT IS TO BE USED FOR VOTING BY HOLDERS OF UNITED COMPANIES COMMON EQUITY INTERESTS ONLY. IF ON JUNE 30, 2000, YOU WERE THE BENEFICIAL OWNER OF UNITED COMPANIES COMMON EQUITY INTERESTS, THEN YOU MUST PROMPTLY COMPLETE AND EXECUTE THIS BALLOT AND RETURN IT TO THE RECORD (OR NOMINEE) HOLDER FOR PROCESSING AND INCLUSION OF YOUR VOTING INFORMATION ON THE MASTER BALLOT OF THE RECORD (OR NOMINEE) HOLDER. THE RECORD (OR NOMINEE) HOLDER MUST, IN TURN, RETURN A COMPLETED MASTER BALLOT TO THE BALLOTING AGENT, LOGAN & COMPANY, INC., 546 VALLEY ROAD, UPPER MONTCLAIR, NJ 07043, BY 4:00 P.M. EASTERN TIME ON AUGUST 10, 2000, UNLESS SUCH TIME IS EXTENDED BY AGREEMENT OF THE DEBTORS AND THE EQUITY COMMITTEE (THE "VOTING DEADLINE").

                  PLEASE COMPLETE THE FOLLOWING:

     ITEM 1. Amount of Interests. For purposes of voting to accept or reject the Debtors' Plan and the Equity Committee's Plan, the undersigned holds United Companies Common Equity Interests as set forth below:

     _________________ Number of Shares of United Companies Common Stock

     ITEM 2. Vote on the Debtors' Plan. The beneficial owner of the United Companies Common Equity Interests set forth in Item 1 above hereby votes to:

         Check one box:             |_|  Accept the Debtors' Plan

                                    |_|  Reject the Debtors' Plan

WITH RESPECT TO THE DEBTORS' PLAN, IN THE EVENT THAT ANY OF CLASSES 3, 4, 5, 6, 7, 8, 9, 10A OR 10B DO NOT ACCEPT THE PLAN, NO DISTRIBUTIONS OF ANY KIND SHALL BE MADE TO HOLDERS OF UNITED COMPANIES COMMON EQUITY INTERESTS.

     ITEM 3. Vote on the Equity Committee's Plan. The beneficial owner of the United Companies Common Equity Interests set forth in Item 1 above hereby votes to:

         Check one box:             |_|  Accept the Equity Committee's Plan

                                    |_|  Reject the Equity Committee's Plan

     ITEM 4. Identify All Other United Companies Common Equity Interests Voted. By returning this executed Ballot, the beneficial owner of the United Companies Common Equity Interests identified in Item 1 certifies that (a) this Ballot is the only Ballot submitted for the United Companies Common Equity Interests owned by such beneficial owner, except for the United Companies Common Equity Interests identified in the following table and (b) all Ballots for United Companies Common Equity Interests submitted by the beneficial owner indicate the same vote to accept or reject the Debtors' Plan and the Equity Committee's Plan that the beneficial owner has indicated in Item 2 and Item 3 of this Ballot (please use additional sheets of paper if necessary):


Customer Account No.       Name of Registered or Nominee Holder         No. of Other United Companies
--------------------       ------------------------------------         Common Equity Interests Voted
                                                                        -----------------------------
--------------------        --------------------------------            ----------------------------

--------------------        --------------------------------            ----------------------------

--------------------        --------------------------------            ----------------------------

--------------------        --------------------------------            ----------------------------

     ITEM 5. Preference of Plans. If you voted in favor of both the Debtors' Plan and the Equity Committee's Plan, then you may express your preference for one Plan over the other (or no preference) by checking one of the boxes below. The beneficial owner of the United Companies Common Equity Interests set forth in Item 1 above prefers:

         Check one box:             |_|  Debtors' Plan

                                    |_|  Equity Committee's Plan

                                    |_|  No Preference

     ITEM 6. Acknowledgements and Certification. By returning this executed Ballot, the beneficial owner of the United Companies Common Equity Interests identified in Item 1 acknowledges having been provided with a copy of the Disclosure Statements accompanying the Debtors' Plan and the Equity Committee's Plan, including all exhibits thereto. The undersigned certifies that (i) it is the holder of common stock of United Companies Financial Corporation or any interest or right to convert into such equity interest or acquire any equity interest of the Debtors which was in existence as of the commencement of these chapter 11 cases, and (ii) the undersigned has full power and authority to vote to accept or reject the Debtors' Plan and the Equity Committee's Plan. The beneficial owner understands that if the Ballot is validly executed but does not indicate either acceptance or rejection of the one of the Plans, then this Ballot will be counted as an acceptance of such Plan. The undersigned further acknowledges that the solicitation of votes is subject to all terms and conditions set forth in the respective Disclosure Statements and Plans.

Print or Type Name of Beneficial Owner:
                                       -----------------------------------------

Social Security or Federal Tax I.D. No. of Beneficial Owner:
                                                            --------------------

Signature:
          ----------------------------------------------------------------------

If by Authorized Agent, Name and Title of Agent:
                                                --------------------------------

Name of Institution:
                    ------------------------------------------------------------

Street Address:
               -----------------------------------------------------------------

City, State, and Zip Code:
                          ------------------------------------------------------

Telephone Number:
                 ---------------------------------------------------------------

Date Completed:
                 ---------------------------------------------------------------

                               VOTING INSTRUCTIONS
        FOR COMPLETING INDIVIDUAL BALLOT FOR HOLDERS OF UNITED COMPANIES
          COMMON EQUITY INTERESTS TO BE EXECUTED BY BENEFICIAL OWNERS

1. This Ballot is submitted to you to solicit your vote to accept or reject the Debtors' Plan, which is described in the Disclosure Statement in support of the Debtors' Plan, and the Equity Committee's Plan, which is described in the Disclosure Statement in support of the Equity Committee's Plan. HOLDERS OF UNITED COMPANIES COMMON EQUITY INTERESTS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER. However, only one Plan may be confirmed by the Bankruptcy Court. PLEASE READ THE PLANS AND DISCLOSURE STATEMENTS CAREFULLY BEFORE COMPLETING THE BALLOT. Unless otherwise defined, all capitalized terms used herein shall have the meaning ascribed to such terms in the Debtors' Plan.

     WITH RESPECT TO THE DEBTORS' PLAN, IN THE EVENT THAT ANY OF CLASSES 3, 4, 5, 6, 7, 8, 9, 10A OR 10B DO NOT ACCEPT THE PLAN, NO DISTRIBUTIONS OF ANY KIND SHALL BE MADE TO HOLDERS OF UNITED COMPANIES COMMON EQUITY INTERESTS.

2. This Ballot is not a letter of transmittal and may not be used for any purpose other than to vote to accept or reject the Debtors' Plan and the Equity Committee's Plan. Accordingly, Beneficial Owners should not surrender their securities at this time and the Balloting Agent will not accept delivery of any such securities surrendered together with the Ballot.

3. A Plan is accepted by a class of interests if it is accepted by the holders of two-thirds in amount in such class voting on such Plan. In the event that a class rejects either the Debtors' Plan or the Equity Committee's Plan, the Bankruptcy Court may nevertheless confirm such Plan and thereby make it binding on you if the Bankruptcy Court finds that the applicable Plan accords fair and equitable treatment to the class or classes rejecting it and otherwise satisfies the requirements of Section 1129(b) of the Bankruptcy Code. If either of the Plans are confirmed by the Bankruptcy Court, all holders of interests in, and any and all other holders of claims against, the Debtors (including those who abstain or reject such Plan and those who are not entitled to vote thereon) will be bound by the confirmed Plan and the transactions contemplated thereby.

4. To have your vote counted, you must complete and return this signed Ballot to the Record (or Nominee) Holder for processing and inclusion of your voting information on the Master Ballot of the Record (or Nominee) Holder. The Record (or Nominee) Holder must, in turn, return a completed Master Ballot to the Balloting Agent not later than 4:00 p.m. Eastern Time, on August 10, 2000, unless such time is extended by agreement between the Debtors and the Equity Committee (the "Voting Deadline").

5. To properly complete the Ballot, you must follow the procedures described below:

     a.   make sure that the information required in Item 1 is correct;

     b. cast one vote to accept or reject the Debtors' Plan by checking the appropriate box in Item 2 and one vote to accept or reject the Equity Committee's Plan by checking the appropriate box in Item 3 (please note that if the Ballot is validly executed but does not indicate either acceptance or rejection of either of the Plans, then this Ballot will be counted as an acceptance of such Plan);

     c. if you voted to accept both the Debtors' Plan and the Equity Committee's Plan, then you may express your preference for one Plan over the other (or no preference) by checking one of the boxes in Item 5;

     d. if you are completing this Ballot on behalf of another entity, indicate your relationship with such entity and the capacity in which you are signing and submit satisfactory evidence of your authority to so act (e.g., a power of attorney or a certified copy of board resolutions authorizing you to so act);

     e. please use additional sheets of paper if additional space is required to respond to any item on the Ballot (clearly marked to indicate the applicable item of the Ballot);

     f. if you also hold claims or interests in a different class under either the Debtors' Plan or the Equity Committee's Plan, then, you may receive more than one Ballot, labeled for a different class of claims or interests. Your vote will be counted in determining acceptance or rejection of the Plan by a particular class only if you complete, sign and return the Ballot labeled for that class in accordance with the instructions on that Ballot;

     g. sign and date your Ballot if it has not already been "prevalidated" by your Nominee;

     h. if you submit more than one ballot voting the same interest prior to the Voting Deadline, then the last timely filed Ballot shall be counted;

     i. if you believe that you have received the wrong Ballot, please contact the Balloting Agent immediately; and

     j.   provide your name and mailing address.

IF YOU HAVE ANY QUESTIONS REGARDING THE BALLOT, OR IF YOU DID NOT RECEIVE A RETURN ENVELOPE WITH YOUR BALLOT, OR IF YOU DID NOT RECEIVE A COPY OF ONE OF THE DISCLOSURE STATEMENTS OR PLANS, OR IF YOU NEED ADDITIONAL COPIES OF THE BALLOT OR OTHER ENCLOSED MATERIALS, PLEASE CONTACT LOGAN & COMPANY, INC. AT (973) 509-3190.

                                    EXHIBIT D

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE



In re:                                         |  Chapter 11
                                               |
UNITED COMPANIES FINANCIAL CORPORATION, ET AL.,|  Case Nos. 99-450 (MFW) through
                                               |  99-461(MFW)
Debtors.                                       |
                                               |  JOINTLY ADMINISTERED
---------------------------------------------- |


         CONSOLIDATED MASTER BALLOT FOR ACCEPTING OR REJECTING PLANS OF
                    REORGANIZATION FOR HOLDERS OF BANK CLAIMS

     United Companies Financial Corporation and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"), filed their Second Amended Plan of Reorganization (the "Debtors' Plan") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The Official Committee of Equity Security Holders of United Companies Financial Corporation (the "Equity Committee") also filed its Second Amended Plan of Reorganization (the "Equity Committee's Plan").

     Please use this Master Ballot to tabulate votes solicited regarding the acceptance or rejection of the Debtors' Plan and the Equity Committee's Plan. The Debtors' Plan and the Equity Committee's Plan incorporate different classification schemes and provide different treatment for different classes of claims or interests. Claims arising from the Debtors' $850 million prepetition unsecured revolving credit facility are included in Class 3 (Bank Claims) under the Debtors' Plan and Class 3 (Unsecured Claims) under the Equity Committee's Plan. HOLDERS OF BANK CLAIMS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER PLAN. If you have any questions on how to properly complete this Master Ballot, please call Logan & Company, Inc. (the "Balloting Agent") at (973) 509-3190.

     THIS MASTER BALLOT IS TO BE USED ONLY FOR SUMMARIZING THE VOTES OF HOLDERS OF CLAIMS ARISING FROM THE DEBTORS' $850 MILLION PREPETITION UNSECURED REVOLVING CREDIT FACILITY. IN ORDER FOR THESE VOTES TO BE COUNTED, THE MASTER BALLOT MUST BE PROPERLY COMPLETED, SIGNED AND RETURNED SO THAT IT IS RECEIVED BY THE BALLOTING AGENT, LOGAN & COMPANY, INC., 546 VALLEY ROAD, UPPER MONTCLAIR, NJ 07043, BY 4:00 P.M. EASTERN TIME ON AUGUST 10, 2000, UNLESS SUCH TIME IS EXTENDED BY AGREEMENT BETWEEN THE DEBTORS AND THE EQUITY COMMITTEE (THE "VOTING DEADLINE").

     PLEASE COMPLETE THE FOLLOWING:

     ITEM 1. Tabulation of Bank Claim Votes Regarding Debtors' Plan.

 $                               Aggregate Principal Amount Accepting the Plan
  -------------------------

                                 Aggregate Number of Lenders Accepting the Plan
 --------------------------

 $                               Aggregate Principal Amount Rejecting the Plan
  -------------------------

                                 Aggregate Number of Lenders Rejecting the Plan
 --------------------------

     ITEM 2. Tabulation of Bank Claim Votes Regarding Equity Committee's Plan.

 $                                Aggregate Principal Amount Accepting the Plan
  -------------------------

                                  Aggregate Number of Lenders Accepting the Plan
 --------------------------

 $                                Aggregate Principal Amount Rejecting the Plan
  -------------------------

                                  Aggregate Number of Lenders Rejecting the Plan
 --------------------------

     ITEM 3. Lender Information. The undersigned certifies that the schedule set forth below is an accurate listing of the Participating Lenders that have delivered voting instructions to the undersigned voting to accept or reject the respective Plans. (Please complete the Participating Lender Summary schedule set forth below. Attach additional schedules as needed.)

              PARTICIPATING LENDER SUMMARY REGARDING DEBTORS' PLAN

Name of Participating Lender         Principal Amount Accepting          Principal Amount Rejecting
----------------------------         --------------------------          --------------------------

----------------------------         --------------------------          --------------------------

----------------------------         --------------------------          --------------------------

----------------------------         --------------------------          --------------------------


         PARTICIPATING LENDER SUMMARY REGARDING EQUITY COMMITTEE'S PLAN


Name of Participating Lender         Principal Amount Accepting          Principal Amount Rejecting
----------------------------         --------------------------          --------------------------

----------------------------         --------------------------          --------------------------

----------------------------         --------------------------          --------------------------

----------------------------         --------------------------          --------------------------

     ITEM 4. Convenience Claim Election Under Equity Committee's Plan. To the extent that any Participating Lenders elected Convenience Claims Treatment Under the Equity Committee's Plan, please summarize such elections below. In this regard, the undersigned certifies that the schedule set forth below is an accurate listing of the convenience claim elections indicated by the Participating Lenders who delivered voting instructions to the undersigned electing to reduce their claim to $1,000 and to have such claim receive treatment under Class 5 (Convenience Claims) under the Equity Committee's Plan. (Please complete the Participating Lender Summary Regarding Convenience Claim Elections schedule set forth below. Attach additional schedules as needed.)


            PARTICIPATING LENDER SUMMARY REGARDING CONVENIENCE CLAIM
                     ELECTIONS UNDER EQUITY COMMITTEE'S PLAN

Name of Participating Lender        Amount of Bank Claim to be Reduced to $1,000
----------------------------        --------------------------------------------


----------------------------        --------------------------------------------

----------------------------        --------------------------------------------

----------------------------        --------------------------------------------

     ITEM 5. Preference of Plans. To the extent that a Participating Lender voted in favor of both the Debtors' Plan and the Equity Committee's Plan and to the extent that such Participating Lender indicated a preference between the two Plans, please summarize such preferences below. In this regard, the undersigned certifies that the schedule set forth below is an accurate listing of the preferences indicated by the Participating Lenders who delivered voting instructions to the undersigned voting to accept both Plans and indicating a preference between the two Plans. (Please complete the Participating Lender Summary Indicating Preferences schedule set forth below. Attach additional schedules as needed.)


      PARTICIPATING LENDER SUMMARY INDICATING PREFERENCE FOR DEBTORS' PLAN

Name of Participating Lender          Amount Accepting and Indicating Preference
                                      for Debtors' Plan
----------------------------          ------------------------------------------


----------------------------          ------------------------------------------

----------------------------          ------------------------------------------

----------------------------          ------------------------------------------

----------------------------          ------------------------------------------


 PARTICIPATING LENDER SUMMARY INDICATING PREFERENCE FOR EQUITY COMMITTEE'S PLAN

Name of Participating Lender          Amount Accepting and Indicating Preference
                                      for Equity's Plan
----------------------------          ------------------------------------------


----------------------------          ------------------------------------------

----------------------------          ------------------------------------------

----------------------------          ------------------------------------------

----------------------------          ------------------------------------------

     ITEM 6. Acknowledgements and Certification. By signing this Master Ballot, the undersigned certifies (i) that each of the Participating Lenders whose votes are being transmitted by this Master Ballot has been provided with a copy of the Disclosure Statement accompanying the Debtors' Plan, including all exhibits thereto, and the Disclosure Statement accompanying the Equity Committee's Plan, including all exhibits thereto, (ii) that the aggregate Participating Lenders' voting and preferences set forth above in Items 1-5 accurately reflect voting instructions received by the undersigned from the Participating Lenders, and
(iii) that the Ballot received from each Participating Lender will remain on file with the undersigned subject to inspection for one year from the Voting Deadline. The undersigned further acknowledges that the solicitation of votes is subject to all terms and conditions set forth in the respective Disclosure Statements and Plans.

Print or Type Name of Agent for Bank Group:
                                           -------------------------------------

Federal Tax I.D. No. of Agent for Bank Group:
                                             -----------------------------------

Signature:
          ----------------------------------------------------------------------

If by Authorized Agent, Name and Title of Agent:
                                                --------------------------------

Name of Institution:
                    ------------------------------------------------------------

Street Address:
               -----------------------------------------------------------------

City, State, and Zip Code:
                          ------------------------------------------------------

Telephone Number:
                 ---------------------------------------------------------------

Date Completed:
               -----------------------------------------------------------------

                               VOTING INSTRUCTIONS
             FOR COMPLETING MASTER BALLOT FOR HOLDERS OF BANK CLAIMS

1. This Master Ballot is submitted to you in connection with the solicitation of the Participating Lenders' votes to accept or reject (a) the Debtors' Plan, which is described in the Disclosure Statement in support of the Debtors' Plan, and (b) the Equity Committee's Plan, which is described in the Disclosure Statement in support of the Equity Committee's Plan. HOLDERS OF BANK CLAIMS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER PLAN. However, only one Plan may be confirmed by the Bankruptcy Court. PLEASE READ THE PLANS AND THE DISCLOSURE STATEMENTS CAREFULLY BEFORE COMPLETING THE BALLOT. Unless otherwise defined, all capitalized terms used herein shall have the meaning ascribed to such terms in the Debtors' Plan.

2. This Master Ballot is to be used by First Union National Bank as agent for the Participating Lenders under the $850 million unsecured revolving credit facility.

3 The Master Ballot must be completed, signed and returned so that it is received by the Balloting Agent not later than 4:00 p.m. Eastern Time, on August 10, 2000, unless such time is extended by agreement between the Debtors and the Equity Committee (the "Voting Deadline"). Deliveries of Master Ballots by mail, hand delivery or overnight courier to the Balloting Agent should be sent to:

                  UNITED COMPANIES FINANCIAL CORPORATION ET AL.
                              Logan & Company, Inc.
                                 546 Valley Road
                            Upper Montclair, NJ 07043

     In addition, Master Ballots may be submitted by facsimile; provided, however, that originals must be provided within forty-eight hours. Master Ballots submitted by facsimile should be faxed to the attention of Logan & Company, Inc. at (973) 509-3191.

4. The Master Ballot is not a letter of transmittal and may not be used for any purpose other than to transmit votes to accept or reject the Debtors' Plan and the Equity Committee's Plan.

5. With respect to any Individual Ballots returned to you by a Participating Lender, you must complete the Master Ballot, return it to the Balloting Agent, and retain the Individual Ballots for one year from the Voting Deadline.

6. Multiple Master Ballots may be completed and delivered to the Balloting Agent. Votes reflected by multiple Master Ballots will be counted except to the extent that they are duplicative of other Master Ballots. If two or more Master Ballots are inconsistent, the last Master Ballot received prior to the Voting Deadline will, to the extent of such inconsistency, govern unless otherwise ordered by the Bankruptcy Court. If more than one Master Ballot is submitted and the later Master Ballot(s) supplement(s) rather than duplicate(s) earlier Master Ballot(s), please mark the subsequent
     Master Ballot(s) with the words "additional votes" to indicate that additional votes are reflected thereon.

7. Please note that Item 3, Item 4 and Item 5 of the Master Ballot request that you transcribe information or attach a schedule to the Master Ballot to provide information for each individual Participating Lender on whose behalf you are executing the Master Ballot.

8. Each Participating Lender must vote its entire Bank Claim under either of the Plans to either accept or reject such Plans. A Participating Lender may not split its vote within a Class and, accordingly, any Individual Ballots received from a Participating Lender that partially rejects and partially accepts one of the Plans shall not be counted. Furthermore, for purposes of computing the Master Ballot vote, each voting Participating Lender should be deemed to have voted the full amount of its Bank Claim according to your records.

9. If a Participating Lender signs and returns an Individual Ballot, but the Participating Lender does not accept or reject one of the Plans, then the Participating Lender is deemed to have accepted such Plan.

10.  You  must  retain  all  of  the  Individual   Ballots   received  from  the
     Participating Lenders for one year from the Voting Deadline.

IF YOU HAVE ANY QUESTIONS REGARDING THE BALLOT, OR IF YOU DID NOT RECEIVE A RETURN ENVELOPE WITH YOUR BALLOT, OR IF YOU DID NOT RECEIVE A COPY OF ONE OF THE DISCLOSURE STATEMENTS OR PLANS, OR IF YOU NEED ADDITIONAL COPIES OF THE BALLOT OR OTHER ENCLOSED MATERIALS, PLEASE CONTACT LOGAN & COMPANY, INC. AT (973) 509-3190.

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


In re:                                         |  Chapter 11
                                               |
UNITED COMPANIES FINANCIAL CORPORATION, ET AL.,|  Case Nos. 99-450 (MFW) through
                                               |  99-461(MFW)
Debtors.                                       |
                                               |  JOINTLY ADMINISTERED
---------------------------------------------- |


         CONSOLIDATED MASTER BALLOT FOR ACCEPTING OR REJECTING PLANS OF
                REORGANIZATION FOR HOLDERS OF SENIOR NOTE CLAIMS

     United Companies Financial Corporation and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"), filed their Second Amended Plan of Reorganization (the "Debtors' Plan") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The Official Committee of Equity Security Holders of United Companies Financial Corporation (the "Equity Committee") also filed its Second Amended Plan of Reorganization (the "Equity Committee's Plan").

     Please use this Master Ballot to tabulate votes solicited regarding the acceptance or rejection of the Debtors' Plan and the Equity Committee's Plan. The Debtors' Plan and the Equity Committee's Plan incorporate different classification schemes and provide different treatment for different classes of claims or interests. Claims arising from the 7.7% Notes issued in the aggregate principal amount of $100,000,000 (Cusip #909870-AD-9) or the 9.375% Notes issued in the aggregate principal amount of $125,000,000 (Cusip #909870-AA-5) are included in Class 4 (Senior Note Claims) under the Debtors' Plan and Class 3 (Unsecured Claims) under the Equity Committee's Plan. HOLDERS OF SENIOR NOTE CLAIMS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER PLAN. If you have any questions on how to properly complete this Master Ballot, please call Logan & Company, Inc. (the "Balloting Agent") at (973) 509-3190.

     THIS MASTER BALLOT IS TO BE USED ONLY FOR SUMMARIZING THE VOTES OF HOLDERS OF SENIOR NOTE CLAIMS WHICH INCLUDE HOLDERS OF THE 7.7% NOTES ISSUED IN THE AGGREGATE PRINCIPAL AMOUNT OF $100,000,000 (CUSIP #909870-AD-9) AND HOLDERS OF THE 9.35% NOTES ISSUED IN THE AGGREGATE PRINCIPAL AMOUNT OF $125,000,000 (CUSIP #909870-AA-5). IN ORDER FOR THESE VOTES TO BE COUNTED, THE MASTER BALLOT MUST BE PROPERLY COMPLETED, SIGNED AND RETURNED SO THAT IT IS RECEIVED BY THE BALLOTING AGENT, LOGAN & COMPANY, INC., 546 VALLEY ROAD, UPPER MONTCLAIR, NJ 07043, BY 4:00 P.M. EASTERN TIME ON AUGUST 10, 2000, UNLESS SUCH TIME IS EXTENDED BY AGREEMENT BETWEEN THE DEBTORS AND THE EQUITY COMMITTEE (THE "VOTING DEADLINE").

     PLEASE COMPLETE THE FOLLOWING:

     ITEM 1. Tabulation of Votes Regarding Debtors' Plan.

$                        Aggregate Principal Amount of Notes Accepting the Plan
 ---------------------

                         Aggregate Number of Noteholders Accepting the Plan
----------------------

$                        Aggregate Principal Amount of Notes Rejecting the Plan
 ---------------------

                         Aggregate Number of Noteholders Rejecting the Plan
----------------------

     ITEM 2. Tabulation of Votes Regarding Equity Committee's Plan.


$                        Aggregate Principal Amount of Notes Accepting the Plan
 ---------------------

                         Aggregate Number of Noteholders Accepting the Plan
----------------------

$                        Aggregate Principal Amount of Notes Rejecting the Plan
 ---------------------

                         Aggregate Number of Noteholders Rejecting the Plan
----------------------

     ITEM 3. Noteholder Information. The undersigned certifies that the schedule set forth below is an accurate listing of the noteholders that have delivered voting instructions to the undersigned voting to accept or reject the respective Plans. (Please complete the Beneficial Owner Summary schedule set forth below. Attach additional schedules as needed.)

BENEFICIAL OWNER SUMMARY REGARDING DEBTORS' PLAN

Customer Account No.                  Amount of Notes Accepting Plan       Or      Amount of Notes Rejecting Plan
--------------------                  ------------------------------               ------------------------------

--------------------                  ------------------------------               ------------------------------

--------------------                  ------------------------------               ------------------------------

--------------------                  ------------------------------               ------------------------------

--------------------                  ------------------------------               ------------------------------

           BENEFICIAL OWNER SUMMARY REGARDING EQUITY COMMITTEE'S PLAN

Customer Account No.                  Amount of Notes Accepting Plan       Or      Amount of Notes Rejecting Plan
--------------------                  ------------------------------               ------------------------------

--------------------                  ------------------------------               ------------------------------

--------------------                  ------------------------------               ------------------------------

--------------------                  ------------------------------               ------------------------------

--------------------                  ------------------------------               ------------------------------

     ITEM 4. Certification As to Transcription of Information from Item 4 As to Other Senior Note Claims Voted by Beneficial Owners. The undersigned certifies that the undersigned has transcribed in the following table the information, if any, provided by beneficial owners in Item 4 of the Senior Note Claim Ballots identifying any other Senior Notes for which such beneficial owners have submitted other Ballots:


Your Customer Account      Customer Account             Name of Registered Holder       Principal Amount of
No. For Each Beneficial    No. (Transcribe              or Nominee Holder               Other Senior Notes
Owner Who Completedfrom    Item 4 of the               (Transcribe from Item 4          Voted (Transcribe from
Item 4 of the Senior       Senior Note Ballot)          of Senior Note Ballot)          Item 4 of Senior Note Ballot)
Note Ballot
--------------------       -------------------          ----------------------          -----------------------------

--------------------       -------------------          ----------------------          -----------------------------

--------------------       -------------------          ----------------------          -----------------------------

--------------------       -------------------          ----------------------          -----------------------------


     ITEM 5. Convenience Claim Election Under Equity Committee Plan. To the extent that any Beneficial Owners elected Convenience Claims Treatment Under the Equity Committee's Plan, please summarize such elections below. In this regard, the undersigned certifies that the schedule set forth below is an accurate listing of the convenience claim elections indicated by the Beneficial Owners who delivered voting instructions to the undersigned electing to reduce their claim to $1,000 and to have such claim receive treatment under Class 5 (Convenience Claims) under the Equity Committee's Plan. (Please complete the Beneficial Owner Summary Regarding Convenience Claim Elections schedule set forth below. Attach additional schedules as needed.)


         BENEFICIAL OWNER SUMMARY REGARDING CONVENIENCE CLAIM ELECTIONS
                          UNDER EQUITY COMMITTEE'S PLAN

Customer Account No.         Amount of Senior Note Claim to be Reduced to $1,000
--------------------         ---------------------------------------------------

--------------------         ---------------------------------------------------

--------------------         ---------------------------------------------------

--------------------         ---------------------------------------------------

--------------------         ---------------------------------------------------

     ITEM 6. Preference of Plans. To the extent that a Beneficial Owner voted in favor of both the Debtors' Plan and the Equity Committee's Plan and to the extent that such Beneficial Owner indicated a preference between the two Plans, please summarize such preferences below. In this regard, the undersigned certifies that the schedule set forth below is an accurate listing of the preferences indicated by the Beneficial Owners who delivered voting instructions to the undersigned voting to accept both Plans and indicating a preference between the two Plans. (Please complete the Beneficial Owner Summary Indicating Preferences schedule set forth below. Attach additional schedules as needed.)


        BENEFICIAL OWNER SUMMARY INDICATING PREFERENCE FOR DEBTORS' PLAN

Customer Account No.      Amount Accepting and Indicating Preference for Debtors' Plan
--------------------      ------------------------------------------------------------

--------------------      ------------------------------------------------------------

--------------------      ------------------------------------------------------------

--------------------      ------------------------------------------------------------

--------------------      ------------------------------------------------------------


   BENEFICIAL OWNER SUMMARY INDICATING PREFERENCE FOR EQUITY COMMITTEE'S PLAN


Customer Account No.      Amount Accepting and Indicating Preference for Equity's Plan
--------------------      ------------------------------------------------------------

--------------------      ------------------------------------------------------------

--------------------      ------------------------------------------------------------

--------------------      ------------------------------------------------------------

--------------------      ------------------------------------------------------------

     ITEM 7. Acknowledgements and Certification. By signing this Master Ballot, the undersigned certifies (i) that each of the Beneficial Owners whose votes are being transmitted by this Master Ballot has been provided with a copy of the Disclosure Statement accompanying the Debtors' Plan, including all exhibits thereto, and the Disclosure Statement accompanying the Equity Committee's Plan, including all exhibits thereto, (ii) that the aggregate noteholder voting and preferences set forth above in Items 1-6 accurately reflect voting instructions received by the undersigned from the noteholders, and (iii) that the Ballot received from each noteholder will remain on file with the undersigned subject to inspection for one year from the Voting Deadline. The undersigned further acknowledges that the solicitation of votes is subject to all terms and conditions set forth in the respective Disclosure Statements and Plans.

Print or Type Name of Nominee Owner:
                                    --------------------------------------------

Federal Tax I.D. No. Nominee Owner:
                                   ---------------------------------------------

Signature:
          ----------------------------------------------------------------------

If by Authorized Agent, Name and Title of Agent:
                                                --------------------------------

Name of Institution:
                    ------------------------------------------------------------

Street Address:
               -----------------------------------------------------------------

City, State, and Zip Code:
                          ------------------------------------------------------

Telephone Number:
                 ---------------------------------------------------------------

Participant Number:
                   -------------------------------------------------------------

Date Completed:
               -----------------------------------------------------------------

                               VOTING INSTRUCTIONS
         FOR COMPLETING MASTER BALLOT FOR HOLDERS OF SENIOR NOTE CLAIMS

1. This Master Ballot is submitted to you in connection with the solicitation of the Senior Noteholders' votes to accept or reject (a) the Debtors' Plan, which is described in the Disclosure Statement in support of the Debtors' Plan, and (b) the Equity Committee's Plan, which is described in the Disclosure Statement in support of the Equity Committee's Plan`. HOLDERS OF SENIOR NOTE CLAIMS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER PLAN. However, only one Plan may be confirmed by the Bankruptcy Court. PLEASE READ THE PLANS AND THE DISCLOSURE STATEMENTS CAREFULLY BEFORE COMPLETING THE BALLOT. Unless otherwise defined, all capitalized terms used herein shall have the meaning ascribed to such terms in the Debtors' Plan.

2. This Master Ballot is to be used by dealers, brokers, commercial banks, trust companies, or other nominees of Beneficial Owners of the 7.7% Notes issued in the aggregate principal amount of $100,000,000 (CUSIP #909870-AD-9) and the 9.35% Notes issued in the aggregate principal amount of $125,000,000 (CUSIP #909870-AA-5).

3 The Master Ballot must be completed, signed and returned so that it is received by the Balloting Agent not later than 4:00 p.m. Eastern Time, on August 10, 2000, unless such time is extended by agreement between the Debtors and the Equity Committee (the "Voting Deadline"). Deliveries of Master Ballots by mail, hand delivery or overnight courier to the Balloting Agent should be sent to:

                  UNITED COMPANIES FINANCIAL CORPORATION ET AL.
                              Logan & Company, Inc.
                                 546 Valley Road
                            Upper Montclair, NJ 07043

     In addition, Master Ballots may be submitted by facsimile; provided, however, that originals must be provided within forty-eight hours. Master Ballots submitted by facsimile should be faxed to the attention of Logan & Company, Inc. at (973) 509-3191.

4. The Master Ballot is not a letter of transmittal and may not be used for any purpose other than to transmit votes to accept or reject the Debtors' Plan and the Equity Committee's Plan. Noteholders should not surrender their Notes at this time. The Balloting Agent will not accept delivery of any Notes transmitted together with a Master Ballot.

5. With respect to any Individual Ballots returned to you by a Beneficial Owner, you must complete the Master Ballot, return it to the Balloting Agent, and retain the Individual Ballots for one year from the Voting Deadline.

6. Multiple Master Ballots may be completed and delivered to the Balloting Agent. Votes reflected by multiple Master Ballots will be counted except to the extent that they are duplicative of other Master Ballots. If two or more Master Ballots are inconsistent, the last Master Ballot received prior to the Voting Deadline will, to the extent of such inconsistency, govern unless otherwise ordered by the Bankruptcy Court. If more than one Master Ballot is submitted and the later Master Ballot(s) supplement(s) rather than duplicate(s) earlier Master Ballot(s), please mark the subsequent
     Master Ballot(s) with the words "additional votes" to indicate that additional votes are reflected thereon.

7. Please note that Item 3, Item 4, Item 5 and Item 6 of the Master Ballot request that you transcribe information or attach a schedule to the Master Ballot to provide information for each individual Beneficial Owner on whose behalf you are executing the Master Ballot.

8. To identify Beneficial Owners in Item 3, Item 4, Item 5 and Item 6 without disclosing their names, please use the customer account assigned by you to each Beneficial Owner. In the event that a single customer has more than one account, only list that customer once in the schedule requested by Item 3, Item 4, Item 5 and Item 6.

9. Each Beneficial Owner must vote its entire Senior Note Claim under either of the Plans to either accept or reject such Plans. A Beneficial Owner may not split its vote within a Class and, accordingly, any Individual Ballots received from a Beneficial Owner that partially rejects and partially accepts one of the Plans shall not be counted. Furthermore, for purposes of computing the Master Ballot vote, each voting Beneficial Owner should be deemed to have voted the full amount of its Senior Note Claim according to your records.

10. If a Beneficial Owner signs and returns an Individual Ballot, but the Beneficial Owner does not accept or reject one of the Plans, then the Beneficial Owner is deemed to have accepted such Plan.

11. You must retain all of the Individual Ballots received from the Beneficial Owners for one year from the Voting Deadline.

IF YOU HAVE ANY QUESTIONS REGARDING THE BALLOT, OR IF YOU DID NOT RECEIVE A RETURN ENVELOPE WITH YOUR BALLOT, OR IF YOU DID NOT RECEIVE A COPY OF ONE OF THE DISCLOSURE STATEMENTS OR PLANS, OR IF YOU NEED ADDITIONAL COPIES OF THE BALLOT OR OTHER ENCLOSED MATERIALS, PLEASE CONTACT LOGAN & COMPANY, INC. AT (973) 509-3190.

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


In re:                                         |  Chapter 11
                                               |
UNITED COMPANIES FINANCIAL CORPORATION, ET AL.,|  Case Nos. 99-450 (MFW) through
                                               |  99-461(MFW)
Debtors.                                       |
                                               |  JOINTLY ADMINISTERED
---------------------------------------------- |


         CONSOLIDATED MASTER BALLOT FOR ACCEPTING OR REJECTING PLANS OF
          REORGANIZATION FOR HOLDERS OF SUBORDINATED DEBENTURE CLAIMS

     United Companies Financial Corporation and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"), filed their Second Amended Plan of Reorganization (the "Debtors' Plan") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The Official Committee of Equity Security Holders of United Companies Financial Corporation (the "Equity Committee") also filed its Second Amended Plan of Reorganization (the "Equity Committee's Plan").

     Please use this Master Ballot to tabulate votes solicited regarding the acceptance or rejection of the Debtors' Plan and the Equity Committee's Plan. The Debtors' Plan and the Equity Committee's Plan incorporate different classification schemes and provide different treatment for different classes of claims or interests. Claims arising from the 8.375% Notes issued in the aggregate principal amount of $150,000,000 (Cusip #909870-AC-1) are included in Class 7 (Subordinated Debenture Claims) under the Debtors' Plan and Class 6A (Subordinated Debenture Claims) under the Equity Committee's Plan. HOLDERS OF SUBORDINATED DEBENTURE CLAIMS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER PLAN. If you have any questions on how to properly complete this Master Ballot, please call Logan & Company, Inc. (the "Balloting Agent") at (973) 509-3190.

     THIS MASTER BALLOT IS TO BE USED ONLY FOR SUMMARIZING THE VOTES OF HOLDERS OF 8.375% NOTES ISSUED IN THE AGGREGATE PRINCIPAL AMOUNT OF $150,000,000 (CUSIP #909870-AC-1), IN ORDER FOR THESE VOTES TO BE COUNTED, THE MASTER BALLOT MUST BE PROPERLY COMPLETED, SIGNED AND RETURNED SO THAT IT IS RECEIVED BY THE BALLOTING AGENT, LOGAN & COMPANY, INC., 546 VALLEY ROAD, UPPER MONTCLAIR, NJ 07043, BY 4:00 P.M. EASTERN TIME ON AUGUST 10, 2000, UNLESS SUCH TIME IS EXTENDED BY AGREEMENT BETWEEN THE DEBTORS AND THE EQUITY COMMITTEE (THE "VOTING DEADLINE").

     PLEASE COMPLETE THE FOLLOWING:

     ITEM 1. Tabulation of Votes Regarding Debtors' Plan.

 $                        Aggregate Principal Amount of Notes Accepting the Plan
  ---------------------

                          Aggregate Number of Noteholders Accepting the Plan
  ---------------------

 $                        Aggregate Principal Amount of Notes Rejecting the Plan
  ---------------------

                          Aggregate Number of Noteholders Rejecting the Plan
 ----------------------

WITH RESPECT TO THE DEBTORS' PLAN, IN THE EVENT THAT ANY OF CLASSES 3, 4 AND 7 DO NOT ACCEPT THE PLAN, NO DISTRIBUTIONS OF ANY KIND SHALL BE MADE TO HOLDERS OF ALLOWED SUBORDINATED DEBENTURE CLAIMS.

     ITEM 2. Tabulation of Votes Regarding Equity Committee's Plan.


 $                        Aggregate Principal Amount of Notes Accepting the Plan
  ---------------------

                          Aggregate Number of Noteholders Accepting the Plan
  ---------------------

 $                        Aggregate Principal Amount of Notes Rejecting the Plan
  ---------------------

                          Aggregate Number of Noteholders Rejecting the Plan
 ----------------------

     ITEM 3. Noteholder Information. The undersigned certifies that the schedule set forth below is an accurate listing of the noteholders that have delivered voting instructions to the undersigned voting to accept or reject the Plans. (Please complete the Beneficial Owner Summary schedule set forth below. Attach additional schedules as needed.)

                BENEFICIAL OWNER SUMMARY REGARDING DEBTORS' PLAN

Customer Account No.       Amount of Notes Accepting Plan       Or      Amount of Notes Rejecting Plan
--------------------       ------------------------------               ------------------------------

--------------------       ------------------------------               ------------------------------

--------------------       ------------------------------               ------------------------------

--------------------       ------------------------------               ------------------------------

--------------------       ------------------------------               ------------------------------

           BENEFICIAL OWNER SUMMARY REGARDING EQUITY COMMITTEE'S PLAN


Customer Account No.       Amount of Notes Accepting Plan       Or      Amount of Notes Rejecting Plan
--------------------       ------------------------------               ------------------------------

--------------------       ------------------------------               ------------------------------

--------------------       ------------------------------               ------------------------------

--------------------       ------------------------------               ------------------------------

--------------------       ------------------------------               ------------------------------


     ITEM 4. Certification As to Transcription of Information from Item 4 As to Other Subordinated Debenture Claims Voted by Beneficial Owners. The undersigned certifies that the undersigned has transcribed in the following table the information, if any, provided by beneficial owners in Item 4 of the Subordinated Debenture Claim Ballots identifying any other Subordinated Debentures for which such beneficial owners have submitted other Ballots:

Your Customer Account      Customer Account          Name of Registered Holder        Principal Amount of
No. For Each Beneficial    No. (Transcribe           or Nominee Holder                Other Sub. Debentures
Owner Who Completedfrom    Item 4 of the             (Transcribe from Item 4          Voted (Transcribe from
Item 4 of the Sub.         Sub. Debenture            of Sub. Debenture Ballot)        Item 4 of Sub. Debenture
Debenture Ballot           Ballot)                                                    Ballot)
----------------------     ----------------------    -----------------------------    --------------------------

----------------------     ----------------------    -----------------------------    --------------------------

----------------------     ----------------------    -----------------------------    --------------------------

----------------------     ----------------------    -----------------------------    --------------------------

----------------------     ----------------------    -----------------------------    --------------------------

     ITEM 5. Preference of Plans. To the extent that a holder of a Subordinated Debenture Claim voted in favor of both the Debtors' Plan and the Equity Committee's Plan and to the extent that such holder of a Subordinated Debenture Claim indicated a preference between the two Plans, please summarize such preferences below. In this regard, the undersigned certifies that the schedule set forth below is an accurate listing of the preferences indicated by the noteholders who delivered voting instructions to the undersigned voting to accept both Plans and indicating a preference between the two Plans. (Please complete the Beneficial Holder Summary Indicating Preferences schedule set forth below. Attach additional schedules as needed.)


        BENEFICIAL HOLDER SUMMARY INDICATING PREFERENCE FOR DEBTORS' PLAN

Customer Account No.      Amount of Notes Accepting and Indicating Preference for Debtors' Plan
--------------------      ---------------------------------------------------------------------

--------------------      ---------------------------------------------------------------------

--------------------      ---------------------------------------------------------------------

--------------------      ---------------------------------------------------------------------

--------------------      ---------------------------------------------------------------------

   BENEFICIAL HOLDER SUMMARY INDICATING PREFERENCE FOR EQUITY COMMITTEE'S PLAN


Customer Account No.      Amount of Notes Accepting and Indicating Preference for Equity's Plan
--------------------      ---------------------------------------------------------------------

--------------------      ---------------------------------------------------------------------

--------------------      ---------------------------------------------------------------------

--------------------      ---------------------------------------------------------------------

--------------------      ---------------------------------------------------------------------

     ITEM 6. Acknowledgements and Certification. By signing this Master Ballot, the undersigned certifies (i) that each of the Beneficial Owners whose votes are being transmitted by this Master Ballot has been provided with a copy of the Disclosure Statements accompanying the Debtors' Plan and the Equity Committee's Plan, including all exhibits thereto, (ii) that the aggregate noteholder voting and preferences set forth above in Items 1-5 accurately reflect voting instructions received by the undersigned from the noteholders, and (iii) that the Ballot received from each noteholder will remain on file with the undersigned subject to inspection for one year from the Voting Deadline. The undersigned further acknowledges that the solicitation of votes is subject to all terms and conditions set forth in the respective Disclosure Statements and Plans.

Print or Type Name of Nominee Owner:
                                    --------------------------------------------

Federal Tax I.D. No. Nominee Owner:
                                   ---------------------------------------------

Signature:
          ----------------------------------------------------------------------

If by Authorized Agent, Name and Title of Agent:
                                                --------------------------------

Name of Institution:
                    ------------------------------------------------------------

Street Address:
               -----------------------------------------------------------------

City, State, and Zip Code:
                          ------------------------------------------------------

Telephone Number:
                 ---------------------------------------------------------------

Participant Number:
                   -------------------------------------------------------------

Date Completed:
               -----------------------------------------------------------------

                               VOTING INSTRUCTIONS
    FOR COMPLETING MASTER BALLOT FOR HOLDERS OF SUBORDINATED DEBENTURE CLAIMS

1. This Master Ballot is submitted to you in connection with the solicitation of the Subordinated Debentureholders' votes to accept or reject the Debtors' Plan, which is described in the Disclosure Statement in support of the Debtors' Plan, and the Equity Committee's Plan, which is described in the Disclosure Statement in support of the Equity Committee's Plan. HOLDERS OF SUBORDINATED DEBENTURE CLAIMS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER PLAN. However, only one Plan may be confirmed by the Bankruptcy Court. PLEASE READ THE PLANS AND DISCLOSURE STATEMENTS CAREFULLY BEFORE COMPLETING THE BALLOT. Unless otherwise defined, all capitalized terms used herein shall have the meaning ascribed to such terms in the Debtors' Plan.

     WITH RESPECT TO THE DEBTORS' PLAN, IN THE EVENT THAT ANY OF CLASSES 3, 4 AND 7 DO NOT ACCEPT THE PLAN, NO DISTRIBUTIONS OF ANY KIND SHALL BE MADE TO HOLDERS OF ALLOWED SUBORDINATED DEBENTURE CLAIMS.

2. This Master Ballot is to be used by dealers, brokers, commercial banks, trust companies, or other nominees of Beneficial Owners of the 8.375% Notes issued in the aggregate principal amount of $150,000,000 (CUSIP #909870-AC-1).

3 The Master Ballot must be completed, signed and returned so that it is received by the Balloting Agent not later than 4:00 p.m. Eastern Time, on August 10, 2000, unless such time is extended by agreement between the Debtors and the Equity Committee (the "Voting Deadline"). Deliveries of Master Ballots by mail, hand delivery or overnight courier to the Balloting Agent should be sent to:

                  UNITED COMPANIES FINANCIAL CORPORATION ET AL.
                              Logan & Company, Inc.
                                 546 Valley Road
                            Upper Montclair, NJ 07043

     In addition, Master Ballots may be submitted by facsimile; provided, however, that originals must be provided within forty-eight hours. Master Ballots submitted by facsimile should be faxed to the attention of Logan & Company, Inc. at (973) 509-3191.

4. The Master Ballot is not a letter of transmittal and may not be used for any purpose other than to transmit votes to accept or reject the Debtors' Plan and the Equity Committee's Plan. Noteholders should not surrender their Notes at this time. The Balloting Agent will not accept delivery of any Notes transmitted together with a Master Ballot.

5. With respect to any Individual Ballots returned to you by a Beneficial Owner, you must complete the Master Ballot, return it to the Balloting Agent, and retain the Individual Ballots for one year from the Voting Deadline.

6. Multiple Master Ballots may be completed and delivered to the Balloting Agent. Votes reflected by multiple Master Ballots will be counted except to the extent that they are duplicative of other Master Ballots. If two or more Master Ballots are inconsistent, the last Master Ballot received prior to the Voting Deadline will, to the extent of such inconsistency, govern unless otherwise ordered by the Bankruptcy Court. If more than one Master Ballot is submitted and the later Master Ballot(s) supplement(s) rather than duplicate(s) earlier Master Ballot(s), please mark the subsequent
     Master Ballot(s) with the words "additional votes" to indicate that additional votes are reflected thereon.

7. Please note that Item 3, Item 4 and Item 5 of the Master Ballot request that you transcribe information or attach a schedule to the Master Ballot to provide information for each individual Beneficial Owner on whose behalf you are executing the Master Ballot.

8. To identify Beneficial Owners in Item 3, Item 4 and Item 5 without disclosing their names, please use the customer account assigned by you to each Beneficial Owner. In the event that a single customer has more than one account, only list that customer once in the schedule requested by Item 3, Item 4 and Item 5.

9. Each Beneficial Owner must vote its entire Subordinated Debenture Claim to either accept or reject the Debtors' Plan and to either accept or reject the Equity Committee's Plan. A Beneficial Owner may not split its vote within a Class and, accordingly, any Individual Ballots received from a Beneficial Owner that partially rejects and partially accepts one of the Plans shall not be counted. Furthermore, for purposes of computing the Master Ballot vote, each voting Beneficial Owner should be deemed to have voted the full amount of its Subordinated Debenture Claim according to your records.

10. If a Beneficial Owner signs and returns an Individual Ballot, but the Beneficial Owner does not accept or reject either the Debtors' Plan or the Equity Committee's Plan, then the Beneficial Owner is deemed to have accepted such Plan.

11. You must retain all of the Individual Ballots received from the Beneficial Owners for one year from the Voting Deadline.

IF YOU HAVE ANY QUESTIONS REGARDING THE BALLOT, OR IF YOU DID NOT RECEIVE A RETURN ENVELOPE WITH YOUR BALLOT, OR IF YOU DID NOT RECEIVE A COPY OF ONE OF THE DISCLOSURE STATEMENTS OR PLANS, OR IF YOU NEED ADDITIONAL COPIES OF THE BALLOT OR OTHER ENCLOSED MATERIALS, PLEASE CONTACT LOGAN & COMPANY, INC. AT (973) 509-3190.

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


In re:                                         |  Chapter 11
                                               |
UNITED COMPANIES FINANCIAL CORPORATION, ET AL.,|  Case Nos. 99-450 (MFW) through
                                               |  99-461(MFW)
Debtors.                                       |
                                               |  JOINTLY ADMINISTERED
---------------------------------------------- |


         CONSOLIDATED MASTER BALLOT FOR ACCEPTING OR REJECTING PLANS OF
                REORGANIZATION FOR HOLDERS PRIDE EQUITY INTERESTS

     United Companies Financial Corporation and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"), filed their Second Amended Plan of Reorganization (the "Debtors' Plan") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The Official Committee of Equity Security Holders of United Companies Financial Corporation (the "Equity Committee") also filed its Second Amended Plan of Reorganization (the "Equity Committee's Plan").

     Please use this Master Ballot to tabulate votes solicited regarding the acceptance or rejection of the Debtors' Plan and the Equity Committee's Plan. The Debtors' Plan and the Equity Committee's Plan incorporate different classification schemes and provide different treatment for different classes of claims or interests. Equity Interests represented by issued and outstanding shares of Preferred Redeemable Increased Dividend Equity Securities are included in Class 9 (Pride Equity Interests) under the Debtors' Plan and Class 8 (Pride Equity Interests) under the Equity Committee's Plan. HOLDERS OF PRIDE EQUITY INTERESTS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER. If you have any questions on how to properly complete this Master Ballot, please call Logan & Company, Inc. (the "Balloting Agent") at (973) 509-3190.

     THIS MASTER BALLOT IS TO BE USED ONLY FOR SUMMARIZING THE VOTES OF HOLDERS OF PRIDE EQUITY INTERESTS. IN ORDER FOR THESE VOTES TO BE COUNTED, THE MASTER BALLOT MUST BE PROPERLY COMPLETED, SIGNED AND RETURNED SO THAT IT IS RECEIVED BY THE BALLOTING AGENT, LOGAN & COMPANY, INC., 546 VALLEY ROAD, UPPER MONTCLAIR, NJ 07043, BY 4:00 P.M. EASTERN TIME ON AUGUST 10, 2000, UNLESS SUCH TIME IS EXTENDED BY AGREEMENT BETWEEN THE DEBTORS AND THE EQUITY COMMITTEE (THE "VOTING DEADLINE").

     PLEASE COMPLETE THE FOLLOWING:

     ITEM 1. Tabulation of Votes Regarding Debtors' Plan.

                        Aggregate Number of PRIDE Securities Accepting the Plan
----------------------

                        Aggregate Number of Security Holders Accepting the Plan
----------------------

                        Aggregate Number of PRIDE Securities Rejecting the Plan
----------------------

                        Aggregate Number of Security Holders Rejecting the Plan
----------------------

WITH RESPECT TO THE DEBTORS' PLAN, IN THE EVENT THAT ANY OF CLASSES 3, 4, 5, 6, 7, 8, 9, 10A OR 10B DO NOT ACCEPT THE PLAN, NO DISTRIBUTIONS OF ANY KIND SHALL BE MADE TO HOLDERS OF PRIDE EQUITY INTERESTS.

     ITEM 2. Tabulation of Votes Regarding Equity Committee's Plan.

                        Aggregate Number of PRIDE Securities Accepting the Plan
----------------------

                        Aggregate Number of Security Holders Accepting the Plan
----------------------

                        Aggregate Number of PRIDE Securities Rejecting the Plan
----------------------

                        Aggregate Number of Security Holders Rejecting the Plan
----------------------

     ITEM 3. Security Holder Information. The undersigned certifies that the schedule set forth below is an accurate listing of the Security Holders that have delivered voting instructions to the undersigned voting to accept or reject the Plans. (Please complete the Beneficial Owner Summary schedule set forth below. Attach additional schedules as needed.)

                BENEFICIAL OWNER SUMMARY REGARDING DEBTORS' PLAN


Customer Account No.         No. of Securities Accepting Plan       Or     No. of Securities Rejecting Plan
--------------------         --------------------------------              --------------------------------

--------------------         --------------------------------              --------------------------------

--------------------         --------------------------------              --------------------------------

--------------------         --------------------------------              --------------------------------

--------------------         --------------------------------              --------------------------------

           BENEFICIAL OWNER SUMMARY REGARDING EQUITY COMMITTEE'S PLAN

Customer Account No.         No. of Securities Accepting Plan       Or     No. of Securities Rejecting Plan
--------------------         --------------------------------              --------------------------------

--------------------         --------------------------------              --------------------------------

--------------------         --------------------------------              --------------------------------

--------------------         --------------------------------              --------------------------------

--------------------         --------------------------------              --------------------------------


     ITEM 4. Certification As to Transcription of Information from Item 4 As to Other Pride Equity Interests Voted by Beneficial Owners. The undersigned certifies that the undersigned has transcribed in the following table the information, if any, provided by beneficial owners in Item 4 of the Pride Equity Interest Ballots identifying any other Pride Equity Interests for which such beneficial owners have submitted other Ballots:


Your Customer Account         Customer Account          Name of Registered Holder        Number of Shares of
No. For Each Beneficial       No. (Transcribe           or Nominee Holder                Other Pride Equity Interests
Owner Who Completed           from Item 4 of the        (Transcribe from Item 4          Voted (Transcribe from
Item 4 of the Pride           Pride Equity Interest     of Pride Equity Interest         Item 4 of Pride Equity
Equity Interest Ballot        Ballot)                   Ballot)                          Interest Ballot)
----------------------        ---------------------     -------------------------       -----------------------------

----------------------        ---------------------     -------------------------       -----------------------------

----------------------        ---------------------     -------------------------       -----------------------------

----------------------        ---------------------     -------------------------       -----------------------------

----------------------        ---------------------     -------------------------       -----------------------------

     ITEM 5. Preference of Plans. To the extent that a beneficial owner of a Pride Equity Interest voted in favor of both the Debtors' Plan and the Equity Committee's Plan and to the extent that such beneficial owner of a Pride Equity Interest indicated a preference between the two Plans, please summarize such preferences below. In this regard, the undersigned certifies that the schedule set forth below is an accurate listing of the preferences indicated by the beneficial owners of Pride Equity Interests who delivered voting instructions to the undersigned voting to accept both Plans and indicating a preference between the two Plans. (Please complete the Beneficial Owner Summary Indicating Preferences schedule set forth below. Attach additional schedules as needed.)


        BENEFICIAL OWNER SUMMARY INDICATING PREFERENCE FOR DEBTORS' PLAN

Customer Account No.       No. of Securities Accepting and Indicating Preference for Debtors' Plan
--------------------       -----------------------------------------------------------------------

--------------------       -----------------------------------------------------------------------

--------------------       -----------------------------------------------------------------------

--------------------       -----------------------------------------------------------------------

--------------------       -----------------------------------------------------------------------

   BENEFICIAL OWNER SUMMARY INDICATING PREFERENCE FOR EQUITY COMMITTEE'S PLAN

Customer Account No.       No. of Securities Accepting and Indicating Preference for Equity's Plan
--------------------       -----------------------------------------------------------------------

--------------------       -----------------------------------------------------------------------

--------------------       -----------------------------------------------------------------------

--------------------       -----------------------------------------------------------------------

--------------------       -----------------------------------------------------------------------

     ITEM 6. Acknowledgements and Certification. By signing this Master Ballot, the undersigned certifies (i) that each of the Beneficial Owners whose votes are being transmitted by this Master Ballot has been provided with a copy of the Disclosure Statements accompanying the Debtors' Plan and the Equity Committee's Plan, including all exhibits thereto, (ii) that the aggregate security holder voting and preferences set forth above in Items 1-5 accurately reflect voting instructions received by the undersigned from the security holders, and (iii) that the Ballot received from each security holder will remain on file with the undersigned subject to inspection for one year from the Voting Deadline. The undersigned further acknowledges that the solicitation of votes is subject to all terms and conditions set forth in the respective Disclosure Statements and Plans.

Print or Type Name of Nominee Owner:
                                    --------------------------------------------

Federal Tax I.D. No. Nominee Owner:
                                   ---------------------------------------------

Signature:
          ----------------------------------------------------------------------

If by Authorized Agent, Name and Title of Agent:
                                                --------------------------------

Name of Institution:
                    ------------------------------------------------------------

Street Address:
               -----------------------------------------------------------------

City, State, and Zip Code:
                          ------------------------------------------------------

Telephone Number:
                 ---------------------------------------------------------------

Participant Number:
                   -------------------------------------------------------------

Date Completed:
               -----------------------------------------------------------------

                               VOTING INSTRUCTIONS
       FOR COMPLETING MASTER BALLOT FOR HOLDERS OF PRIDE EQUITY INTERESTS

1. This Master Ballot is submitted to you in connection with the solicitation of the Pride Equity Interest Holders' votes to accept or reject the Debtors' Plan, which is described in the Disclosure Statement in support of the Debtors' Plan, and the Equity Committee's Plan, which is described in the Disclosure Statement in support of the Equity Committee's Plan. HOLDERS OF PRIDE EQUITY INTERESTS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, TO REJECT BOTH PLANS, OR TO ACCEPT ONE PLAN AND REJECT THE OTHER PLAN. However, only one Plan may be confirmed by the Bankruptcy Court. PLEASE READ THE PLANS AND DISCLOSURE STATEMENTS CAREFULLY BEFORE COMPLETING THE BALLOT. Unless otherwise defined, all capitalized terms used herein shall have the meaning ascribed to such terms in the Debtors' Plan.

     WITH RESPECT TO THE DEBTORS' PLAN, IN THE EVENT THAT ANY OF CLASSES 3, 4, 5, 6, 7, 8, 9, 10A OR 10B DO NOT ACCEPT THE PLAN, NO DISTRIBUTIONS OF ANY KIND SHALL BE MADE TO HOLDERS OF PRIDE EQUITY INTERESTS.

2. This Master Ballot is to be used by dealers, brokers, commercial banks, trust companies, or other nominees of Beneficial Owners of the issued and outstanding shares of Preferred Redeemable Increased Dividend Equity Securities.

3 The Master Ballot must be completed, signed and returned so that it is received by the Balloting Agent not later than 4:00 p.m. Eastern Time, on August 10, 2000, unless such time is extended by agreement between the Debtors and the Equity Committee (the "Voting Deadline"). Deliveries of Master Ballots by mail, hand delivery or overnight courier to the Balloting Agent should be sent to:

                  UNITED COMPANIES FINANCIAL CORPORATION ET AL.
                              Logan & Company, Inc.
                                 546 Valley Road
                            Upper Montclair, NJ 07043

     In addition, Master Ballots may be submitted by facsimile; provided, however, that originals must be provided within forty-eight hours. Master Ballots submitted by facsimile should be faxed to the attention of Logan & Company, Inc. at (973) 509-3191.

4. The Master Ballot is not a letter of transmittal and may not be used for any purpose other than to transmit votes to accept or reject the Debtors' Plan and the Equity Committee's Plan. Security holders should not surrender their securities at this time. The Balloting Agent will not accept delivery of any securities transmitted together with a Master Ballot.

5. With respect to any Individual Ballots returned to you by a Beneficial Owner, you must complete the Master Ballot, return it to the Balloting Agent, and retain the Individual Ballots for one year from the Voting Deadline.

6. Multiple Master Ballots may be completed and delivered to the Balloting Agent. Votes reflected by multiple Master Ballots will be counted except to the extent that they are duplicative of other Master Ballots. If two or more Master Ballots are inconsistent, the last Master Ballot received prior to the Voting Deadline will, to the extent of such inconsistency, govern unless otherwise ordered by the Bankruptcy Court. If more than one Master Ballot is submitted and the later Master Ballot(s) supplement(s) rather than duplicate(s) earlier Master Ballot(s), please mark the subsequent
     Master Ballot(s) with the words "additional votes" to indicate that additional votes are reflected thereon.

7. Please note that Item 3, Item 4 and Item 5 of the Master Ballot request that you transcribe information or attach a schedule to the Master Ballot to provide information for each individual Beneficial Owner on whose behalf you are executing the Master Ballot.

8. To identify Beneficial Owners in Item 3, Item 4 and Item 5 without disclosing their names, please use the customer account assigned by you to each Beneficial Owner. In the event that a single customer has more than one account, only list that customer once in the schedule requested by Item 3, Item 4 and Item 5.

9. Each Beneficial Owner must vote its entire Pride Equity Interest to either accept or reject the Debtors' Plan and to either accept or reject the Equity Committee's Plan. A Beneficial Owner may not split its vote within a Class and, accordingly, any Individual Ballots received from a Beneficial Owner that partially rejects and partially accepts one of the Plans shall not be counted. Furthermore, for purposes of computing the Master Ballot vote, each voting Beneficial Owner should be deemed to have voted the full amount of its Pride Equity Interest according to your records.

10. If a Beneficial Owner signs and returns an Individual Ballot, but the Beneficial Owner does not accept or reject either the Debtors' Plan or the Equity Committee's Plan, then the Beneficial Owner is deemed to have accepted such Plan.

11. You must retain all of the Individual Ballots received from the Beneficial Owners for one year from the Voting Deadline.

IF YOU HAVE ANY QUESTIONS REGARDING THE BALLOT, OR IF YOU DID NOT RECEIVE A RETURN ENVELOPE WITH YOUR BALLOT, OR IF YOU DID NOT RECEIVE A COPY OF ONE OF THE DISCLOSURE STATEMENTS OR PLANS, OR IF YOU NEED ADDITIONAL COPIES OF THE BALLOT OR OTHER ENCLOSED MATERIALS, PLEASE CONTACT LOGAN & COMPANY, INC. AT (973) 509-3190.

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


In re:                                         |  Chapter 11
                                               |
UNITED COMPANIES FINANCIAL CORPORATION, ET AL.,|  Case Nos. 99-450 (MFW) through
                                               |  99-461(MFW)
Debtors.                                       |
                                               |  JOINTLY ADMINISTERED
---------------------------------------------- |

         CONSOLIDATED MASTER BALLOT FOR ACCEPTING OR REJECTING PLANS OF REORGANIZATION FOR HOLDERS UNITED COMPANIES COMMON EQUITY INTERESTS

     United Companies Financial Corporation and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"), filed their Second Amended Plan of Reorganization (the "Debtors' Plan") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). The Official Committee of Equity Security Holders of United Companies Financial Corporation (the "Equity Committee") also filed its Second Amended Plan of Reorganization (the "Equity Committee's Plan").

     Please use this Master Ballot to tabulate votes solicited regarding the acceptance or rejection of the Debtors' Plan and the Equity Committee's Plan. The Debtors' Plan and the Equity Committee's Plan incorporate different classification schemes and provide different treatment for different classes of claims or interests. Equity Interests represented by issued and outstanding shares of common stock of United Companies Financial Corporation or any interest or right to convert into such equity interest or acquire any equity interest of the Debtors which was in existence as of the commencement of these chapter 11 cases. are included in Class 10B (United Companies Common Equity Interests) under the Debtors' Plan and Class 9B (United Companies Common Equity Interests) under the Equity Committee's Plan. HOLDERS OF UNITED COMPANIES COMMON EQUITY INTERESTS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, REJECT BOTH PLANS, OR ACCEPT ONE PLAN AND REJECT THE OTHER PLAN. If you have any questions on how to properly complete this Master Ballot, please call Logan & Company, Inc. (the "Balloting Agent") at (973) 509-3190.

     THIS MASTER BALLOT IS TO BE USED ONLY FOR SUMMARIZING THE VOTES OF HOLDERS OF UNITED COMPANIES COMMON EQUITY INTERESTS. IN ORDER FOR THESE VOTES TO BE COUNTED, THE MASTER BALLOT MUST BE PROPERLY COMPLETED, SIGNED AND RETURNED SO THAT IT IS RECEIVED BY THE BALLOTING AGENT, LOGAN & COMPANY, INC., 546 VALLEY ROAD, UPPER MONTCLAIR, NJ 07043, BY 4:00 P.M. EASTERN TIME ON AUGUST 10, 2000, UNLESS SUCH TIME IS EXTENDED BY AGREEMENT BETWEEN THE DEBTORS AND THE EQUITY COMMITTEE (THE "VOTING DEADLINE").

     PLEASE COMPLETE THE FOLLOWING:

     ITEM 1. Tabulation of Votes Regarding Debtors' Plan.

                       Aggregate Number of Shares of United Companies Common
------------------     Stock Accepting the Debtors' Plan

                       Aggregate Number of Holders of United Companies Common
------------------     Stock Accepting the Debtors' Plan

                       Aggregate Number of Shares of United Companies Common
------------------     Stock  Rejecting the Debtors' Plan

                       Aggregate Number of Holders of Shares of United Companies
------------------     Common Stock Rejecting the Debtors' Plan


WITH RESPECT TO THE DEBTORS' PLAN, IN THE EVENT THAT ANY OF CLASSES 3, 4, 5, 6, 7, 8, 9, 10A OR 10B DO NOT ACCEPT THE PLAN, NO DISTRIBUTION OF ANY KIND SHALL BE MADE TO HOLDERS OF UNITED COMPANIES COMMON EQUITY INTERESTS.

     ITEM 2. Tabulation of Votes Regarding Equity Committee's Plan.

                       Aggregate Number of Shares of United Companies Common
-------------------    Stock Accepting the Equity Committee's Plan

                       Aggregate Number of Holders of United Companies Common
-------------------    Stock Accepting the Equity Committee's Plan

                       Aggregate Number of Shares of United Companies Common
-------------------    Stock  Rejecting the Equity Committee's Plan

                       Aggregate Number of Holders of Shares of United Companies
-------------------    Common Stock Rejecting the Equity Committee's Plan

     ITEM 3. Security Holder Information. The undersigned certifies that the schedule set forth below is an accurate listing of the Holders of United Companies Common Stock that have delivered voting instructions to the undersigned voting to accept or reject the Plans. (Please complete the Beneficial Owner Summary schedule set forth below. Attach additional schedules as needed.)

                BENEFICIAL OWNER SUMMARY REGARDING DEBTORS' PLAN


Customer Account No.    No. of Securities Accepting Plan    Or   No. of Securities Rejecting Plan
--------------------    --------------------------------         --------------------------------

--------------------    --------------------------------         --------------------------------

--------------------    --------------------------------         --------------------------------

--------------------    --------------------------------         --------------------------------

--------------------    --------------------------------         --------------------------------

           BENEFICIAL OWNER SUMMARY REGARDING EQUITY COMMITTEE'S PLAN


Customer Account No.    No. of Securities Accepting Plan    Or   No. of Securities Rejecting Plan
--------------------    --------------------------------         --------------------------------

--------------------    --------------------------------         --------------------------------

--------------------    --------------------------------         --------------------------------

--------------------    --------------------------------         --------------------------------

--------------------    --------------------------------          the  Bankruptcy
Court.

                  ITEM 4. CERTIFICATION AS TO TRANSCRIPTION OF INFORMATION FROM
ITEM 4 AS TO OTHER UNITED COMPANIES COMMON EQUITY INTERESTS VOTED BY BENEFICIAL
OWNERS. The undersigned certifies that the undersigned has transcribed in the following table the information, if any, provided by beneficial owners in Item 4 of the United Companies Common Equity Interest Ballots identifying any other
United Companies Equity Interests for which such beneficial owners have submitted other Ballots:

Your Customer Account     Customer Account        Name of Registered Holder     Number of Shares of Other
No. For Each Beneficial   No. (Transcribe         or Nominee Holder             United Co. Equity Interests
Owner Who Completed       from Item 4 of the      (Transcribe from Item 4       Voted (Transcribe from
Item 4 of the United Co.  United Co. Equity       of United Co. Equity          Item 4 of United Co. Equity
Equity Interest Ballot    Interest Ballot)        Interest Ballot)              Interest Ballot)
---------------------     ----------------        -------------------------     -------------------------
---------------------     ----------------        -------------------------     -------------------------

---------------------     ----------------        -------------------------     -------------------------

---------------------     ----------------        -------------------------     -------------------------

---------------------     ----------------        -------------------------     -------------------------


                  ITEM 5. PREFERENCE OF PLANS. To the extent that a beneficial owner of United Companies Common Equity Interests voted in favor of both the Debtors' Plan and the Equity Committee's Plan and to the extent that such beneficial owner of United Companies Common Equity Interests indicated a preference between the two Plans, please summarize such preferences below. In this regard, the undersigned certifies that the schedule set forth below is an accurate listing of the preferences indicated by the beneficial owners of United Companies Common Equity Interests who delivered voting instructions to the undersigned voting to accept both Plans and indicating a preference between the two Plans. (Please complete the Beneficial Owner Summary Indicating Preferences schedule set forth below. Attach additional schedules as needed.)

                  BENEFICIAL OWNER SUMMARY INDICATING PREFERENCE FOR DEBTORS' PLAN

Customer Account No.         No. of Securities Accepting and Indicating Preference for Debtors' Plan
--------------------         -----------------------------------------------------------------------
--------------------         -----------------------------------------------------------------------

--------------------         -----------------------------------------------------------------------

--------------------         -----------------------------------------------------------------------

--------------------         -----------------------------------------------------------------------


                  BENEFICIAL OWNER SUMMARY INDICATING PREFERENCE FOR EQUITY COMMITTEE'S PLAN

Customer Account No.         No. of Securities Accepting and Indicating Preference for Equity's Plan
--------------------         -----------------------------------------------------------------------
--------------------         -----------------------------------------------------------------------

--------------------         -----------------------------------------------------------------------

--------------------         -----------------------------------------------------------------------

--------------------         -----------------------------------------------------------------------

                  ITEM 6. ACKNOWLEDGEMENTS AND CERTIFICATION. By signing this Master Ballot, the undersigned certifies (i) that each of the Beneficial Owners whose votes are being transmitted by this Master Ballot has been provided with a copy of the Disclosure Statements accompanying the Debtors' Plan and the Equity Committee's Plan, including all exhibits thereto, (ii) that the aggregate security holder voting and preferences set forth above in Items 1-5 accurately reflect voting instructions received by the undersigned from the security holders, and (iii) that the Ballot received from each security holder will remain on file with the undersigned subject to inspection for one year from the Voting Deadline. The undersigned further acknowledges that the solicitation of votes is subject to all terms and conditions set forth in the respective Disclosure Statements and Plans.

                Print or Type Name of Nominee Owner:
                                                    ---------------------------
                Federal Tax I.D. No. Nominee Owner:
                                                   ----------------------------
                Signature:
                          -----------------------------------------------------
                If by Authorized Agent, Name and Title of Agent:
                                                                ---------------
                Name of Institution:
                                    -------------------------------------------
                Street Address:
                               ------------------------------------------------
                City, State, and Zip Code:
                                          -------------------------------------
                Telephone Number:
                                 ----------------------------------------------
                Participant Number:
                                   --------------------------------------------
                Date Completed:
                               ------------------------------------------------

     VOTING INSTRUCTIONS FOR COMPLETING MASTER BALLOT FOR HOLDERS OF UNITED
                        COMPANIES COMMON EQUITY INTERESTS

1. This Master Ballot is submitted to you in connection with the solicitation of the United Companies Common Equity Interest Holders' votes to accept or reject the Debtors' Plan, which is described in the Disclosure Statement in support of the Debtors' Plan, and the Equity Committee's Plan, which is described in the Disclosure Statement in support of the Equity Committee's Plan. HOLDERS OF UNITED COMPANIES COMMON EQUITY INTERESTS ARE ENTITLED TO VOTE TO ACCEPT BOTH PLANS, REJECT BOTH PLANS, OR ACCEPT ONE PLAN AND REJECT THE OTHER PLAN. However, only one Plan may be confirmed by the Bankruptcy Court. PLEASE READ THE PLANS AND DISCLOSURE STATEMENTS CAREFULLY BEFORE COMPLETING THE BALLOT. Unless otherwise defined, all capitalized terms used herein shall have the meaning ascribed to such terms in the Debtors' Plan.

         WITH RESPECT TO THE DEBTORS' PLAN, IN THE EVENT THAT ANY OF CLASSES 3, 4, 5, 6, 7, 8, 9, 10A OR 10B DO NOT ACCEPT THE PLAN, NO DISTRIBUTION OF ANY KIND SHALL BE MADE TO HOLDERS OF UNITED COMPANIES COMMON EQUITY INTERESTS.

2. This Master Ballot is to be used by dealers, brokers, commercial banks, trust companies, or other nominees of Beneficial Owners of the issued and outstanding shares of United Companies Financial Corporation.

3 The Master Ballot must be completed, signed and returned so that it is received by the Balloting Agent not later than 4:00 p.m. Eastern Time, on August 10, 2000, unless such time is extended by agreement between the Debtors and the Equity Committee (the "Voting Deadline"). Deliveries of Master Ballots by mail, hand delivery or overnight courier to the Balloting Agent should be sent to:

                  UNITED COMPANIES FINANCIAL CORPORATION ET AL.
                              Logan & Company, Inc.
                                 546 Valley Road
                            Upper Montclair, NJ 07043

         In addition, Master Ballots may be submitted by facsimile; provided, however, that originals must be provided within forty-eight hours. Master Ballots submitted by facsimile should be faxed to the attention of Logan & Company, Inc. at (973) 509-3191.

4. The Master Ballot is not a letter of transmittal and may not be used for any purpose other than to transmit votes to accept or reject the Debtors' Plan and the Equity Committee's Plan. Security holders should not surrender their securities at this time. The Balloting Agent will not accept delivery of any securities transmitted together with a Master Ballot.

5. With respect to any Individual Ballots returned to you by a Beneficial Owner, you must complete the Master Ballot, return it to the Balloting Agent, and retain the Individual Ballots for one year from the Voting Deadline.

6. Multiple Master Ballots may be completed and delivered to the Balloting Agent. Votes reflected by multiple Master Ballots will be counted except to the extent that they are duplicative of other Master Ballots. If two or more Master Ballots are inconsistent, the last Master Ballot received prior to the Voting Deadline will, to the extent of such inconsistency, govern unless otherwise ordered by the Bankruptcy Court. If more than one Master Ballot is submitted and the later Master Ballot(s) supplement(s) rather than duplicate(s) earlier Master Ballot(s), please mark the subsequent Master Ballot(s) with the words "additional votes" to indicate that additional votes are reflected thereon.

7. Please note that Item 3, Item 4 and Item 5 of the Master Ballot request that you transcribe information or attach a schedule to the Master Ballot to provide information for each individual Beneficial Owner on whose behalf you are executing the Master Ballot.

8. To identify Beneficial Owners in Item 3, Item 4 and Item 5 without disclosing their names, please use the customer account assigned by you to each Beneficial Owner. In the event that a single customer has more than one account, only list that customer once in the schedule requested by Item 3, Item 4 and Item 5.

9. Each Beneficial Owner must vote its entire United Companies Common Equity Interest to either accept or reject the Debtors' Plan and to either accept or reject the Equity Committee's Plan. A Beneficial Owner may not split its vote within a Class and, accordingly, any Individual Ballots received from a Beneficial Owner that partially rejects and partially accepts one of the Plans shall not be counted. Furthermore, for purposes of computing the Master Ballot vote, each voting Beneficial Owner should be deemed to have voted the full amount of its United Companies Common Equity Interest according to your records.

10. If a Beneficial Owner signs and returns an Individual Ballot, but the Beneficial Owner does not accept or reject either the Debtors' Plan or the Equity Committee's Plan, then the Beneficial Owner is deemed to have accepted such Plan.

11. You must retain all of the Individual Ballots received from the Beneficial Owners for one year from the Voting Deadline.

IF YOU HAVE ANY QUESTIONS REGARDING THE BALLOT, OR IF YOU DID NOT RECEIVE A RETURN ENVELOPE WITH YOUR BALLOT, OR IF YOU DID NOT RECEIVE A COPY OF ONE OF THE DISCLOSURE STATEMENTS OR PLANS, OR IF YOU NEED ADDITIONAL COPIES OF THE BALLOT OR OTHER ENCLOSED MATERIALS, PLEASE CONTACT LOGAN & COMPANY, INC. AT (973) 509-3190.

                                    EXHIBIT E

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


In re:                                         | Chapter 11
                                               |
UNITED COMPANIES FINANCIAL CORPORATION, ET AL.,| Case Nos. 99-450 (MFW) through
                                               | 99-461(MFW)
Debtors.                                       |
                                               | JOINTLY ADMINISTERED
                                               |
                                               |
-----------------------------------------------


               NOTICE OF ORDER (I) APPROVING THE DEBTORS' DISCLOSURE STATEMENT AND THE EQUITY COMMITTEE'S DISCLOSURE STATEMENT, (II) ESTABLISHING RECORD HOLDER DATE, (III) APPROVING SOLICITATION PROCEDURES, FORM OF BALLOTS, AND MANNER OF NOTICE, AND (IV) FIXING THE DATE, TIME AND PLACE FOR THE CONFIRMATION HEARING AND THE DEADLINE FOR FILING OBJECTIONS THERETO

TO ALL CREDITORS, EQUITY INTEREST HOLDERS AND PARTIES IN INTEREST:

PLEASE TAKE NOTICE THAT:

1. On July 10, 2000, the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"), approved the Disclosure Statement (the "Debtors' Disclosure Statement") filed by United Companies Financial Corporation and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"), as containing adequate information within the meaning of section 1125 of the Bankruptcy Code. Unless otherwise defined, all capitalized terms used herein shall have the meaning assigned to such terms in the Debtors' Plan (as defined below) or the order approving the Debtors' Disclosure Statement.

         On July 10, 2000, the Bankruptcy Court also approved the Disclosure Statement (the "Equity Committee's Disclosure Statement") filed by the statutory committee of equity security holders ("Equity Committee"), as containing adequate information within the meaning of section 1125 of the Bankruptcy Code.

2. All persons and entities entitled to vote on the Second Amended Plan of Reorganization proposed by the Debtors (the "Debtors' Plan") and/or the Second Amended Plan of Reorganization proposed by the Equity Committee (the "Equity Committee's Plan") shall deliver their ballots by mail, hand delivery or overnight courier no later than 4:00 p.m. Eastern Time on August 10, 2000 (the "Voting Deadline") to the Balloting Agent at:

                  UNITED COMPANIES FINANCIAL CORPORATION ET AL.
                              Logan & Company, Inc.
                                 546 Valley Road
                            Upper Montclair, NJ 07043

         The Debtors and the Equity Committee have the ability to extend the Voting Deadline by agreement. If they choose to extend the Voting Deadline, the Debtors will provide notice of such extension through the Dow Jones News Service.

3. For voting purposes, June 30, 2000 shall be the "Record Holder Date" for the holders of claims and interests.

HO1:\207854\04\4GDQ04!.DOC\78473.0003

4. Pursuant to the Debtors' Plan, holders of claims and interests in Class 3 (Bank Claims), Class 4 (Senior Note Claims), Class 5 (General Unsecured Claims), Class 6 (Convenience Claims), Class 7 (Subordinated Debenture Claims), Class 8 (Subordinated Penalty Claims), Class 9 (Pride Equity Interests), Class 10A (Statutorily Subordinated Claims) and Class 10B (United Companies Common Equity Interests) are impaired and are entitled to vote (collectively, the "Debtors' Voting Classes").

         Pursuant to the Equity Committee's Plan, holders of claims and interests in Class 3 (Unsecured Claims), Class 4 (Borrower Litigation Claims), Class 6 (Subordinated Debenture Claims), Class 6A (Lending Subordinated Debenture Claims), Class 7 (Subordinated Penalty Claims), Class 8 (Pride Equity Interests), Class 9A (Statutorily Subordinated Claims) and Class 9B (United Companies Common Equity Interests) are impaired and are entitled to vote (collectively, the "Equity Committee's Voting Classes").

         Only the following holders of claims and interests in the Debtors' Voting Classes and the Equity Committee's Voting Classes shall be entitled to vote with regard to such claims or interests: (a) the holders of scheduled claims, as of the Record Holder Date, that are listed in the Debtors' schedules of liabilities filed with the Court (as amended, the "Schedules") as not contingent, unliquidated, or disputed (excluding scheduled claims that have been superseded by filed claims), provided, however, that the assignee of a transferred and assigned scheduled claim shall be permitted to vote such claim only if the transfer and assignment has been approved by the Court and such approval has been noted on the Court's docket as of the close of business on the Record Holder Date, (b) holders of filed claims, as of the Record Holder Date, that are the subject of a filed proof of claim which has not been disallowed, disqualified or suspended prior to the Record Holder Date and which is not the subject of a pending objection on the Record Holder Date, provided, however, that the assignee of a transferred and assigned filed claim shall be permitted to vote such claim only if the transfer and assignment has been approved by the Court and such approval has been noted on the Court's docket as of the close of business on the Record Holder Date, and (c) holders of Pride Equity Interests and United Companies Common Equity Interests as reflected on the records of the transfer agent as of the close of business on the Record Holder Date.

5.       The Solicitation Package shall include the following:

         a. a notice setting forth the time fixed for filing acceptance and rejections of the Debtors' Plan and the Equity Committee's Plan, the time fixed for filing objections to confirmation of either Plan, and the date and time of the hearing on confirmation of the Plans;

         b.       a copy of the Debtors' Disclosure Statement;

         c.       a copy of the Equity Committee's Disclosure Statement; and

         d.       a ballot.

6. Only First Union National Bank ("First Union") shall be entitled to submit Master Ballots with regard to claims arising from the Debtors' prepetition $850 million unsecured revolving credit facility. In connection with soliciting votes from the participating lenders ("Participating Lenders") under the Credit Agreement (as such term is defined in the Debtors' Plan), the Court hereby directs as follows:

         a. First Union shall forward the Solicitation Package or copies thereof (including a return envelope provided by and addressed to First Union and including the Individual Ballots) to the Participating Lenders within three (3) business days of the receipt by First Union of the Solicitation Package;

         b. the Participating Lenders shall return the Individual Ballots to First Union;

         c. First Union shall summarize the votes of the Participating Lenders on the Master Ballots in accordance with the instructions for the Master Ballots;

         d. First Union shall return the Master Ballots to the Balloting Agent; and


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

         e. the Debtors shall provide First Union with sufficient copies of the Solicitation Package to forward to the Participating Lenders.

7. Only the brokers, dealers, commercial banks, trust companies or other nominees (collectively, the "Nominee Senior Noteholders") through which the beneficial owners ("collectively, the "Beneficial Senior Noteholders") hold the 7.7% Notes and 9.35% Notes as reflected in the records of the indenture trustee as of the close of business on the Record Holder Date shall be entitled to submit Master Ballots with regard to the Senior Note Claims.

8. In connection with soliciting votes from the Nominee Senior Noteholders and Beneficial Senior Noteholders, the Court hereby directs as follows:

         a. the Nominee Senior Noteholders shall forward the Solicitation Package or copies thereof (including a return envelope provided by and addressed to the Nominee Senior Noteholders and including the Individual Ballots) to the Beneficial Senior Noteholders within three (3) business days of the receipt by such Nominee Senior Noteholders of the Solicitation Package;

         b. the Beneficial Senior Noteholders shall return the Individual Ballots to the respective Nominee Senior Noteholders;

         c. the Nominee Senior Noteholders shall summarize the votes of their respective Beneficial Senior Noteholders on the Master Ballots in accordance with the instructions for the Master Ballots;

         d. the Nominee Senior Noteholders shall return the Master Ballots to the Balloting Agent; and

         e. the Debtors shall provide the Nominee Senior Noteholders with sufficient copies of the Solicitation Package to forward to the Beneficial Senior Noteholders.

9. Only the brokers, dealers, commercial banks, trust companies or other nominees (collectively, the "Nominee Subordinated Noteholders") through which the beneficial owners (collectively, the "Beneficial Subordinated Noteholders") hold the 8.375% Notes as reflected in the records of the indenture trustee for the 8.375% Notes as of the close of business on the Record Holder Date shall be entitled to submit Master Ballots.

10. In connection with soliciting votes from the Nominee Subordinated Noteholders and Beneficial Subordinated Noteholders, the Court hereby directs as follows:

         a. the Nominee Subordinated Noteholders shall forward the Solicitation Package or copies thereof to the Beneficial Subordinated Noteholders within three (3) business days of the receipt by such Nominee Subordinated Noteholders of the Solicitation Package;

         b. the Beneficial Subordinated Noteholders shall return the Individual Ballots to the respective Nominee Subordinated Noteholders;

         c. the Nominee Subordinated Noteholders shall summarize the votes of their respective Beneficial Subordinated Noteholders on the Master Ballots in accordance with the instructions for the Master Ballots;

         d. the Nominee Subordinated Noteholders shall return the Master Ballots to the Balloting Agent; and

         e. the Debtors shall provide the Nominee Subordinated Noteholders with sufficient copies of the Solicitation Package to forward to the Beneficial Subordinated Noteholders.

11. Only the brokers, dealers, commercial banks, trust companies or other nominees (collectively, the "Nominee Stockholders") through which the beneficial owners (collectively, the "Beneficial Stockholders") hold


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

         shares of Preferred Redeemable Increased Dividend Equity Securities ("Pride Equity Interests") and shares of common stock of United Companies Financial Corporation or any interest or right to convert into such equity interest or acquire any equity interest of the Debtors which was in existence as of the commencement of these chapter 11 cases ("United Companies Common Equity Interests") as reflected in the records of the transfer agent for such securities as of close of business on the Record Holder Date shall be entitled to submit Master Ballots.

12. In connection with soliciting votes from the holders of Pride Equity Interests and United Companies Common Equity Interests, the Court hereby directs as follows:

         a. the Nominee Stockholders shall forward the Solicitation Package or copies thereof to the Beneficial Stockholders within three (3) business days of the receipt by such Nominee Stockholders of the Solicitation Package;

         b. the Beneficial Stockholders shall return the Individual Ballots to the respective Nominee Stockholders;

         c. the Nominee Stockholders shall summarize the votes of their respective Beneficial Stockholders on the Master Ballots in accordance with the instructions for the Master Ballots;

         d. the Nominee Stockholders shall return the Master Ballots to the Balloting Agent; and

         e. the Debtors shall provide the Nominee Stockholders with sufficient copies of the Solicitation Package to forward to the Beneficial Stockholders.

13. For purposes of voting, the amount of a claim used to tabulate acceptance or rejection of a Plan shall be the amount set forth on the ballots for that particular creditor which shall be one of the following:

         a. the amount set forth as a claim in the Debtors' Schedules as not contingent, unliquidated or disputed (excluding scheduled claims that have been superseded by filed claims);

         b. the amount set forth on a filed proof of claim which has not been disallowed, disqualified, suspended, reduced or estimated and temporarily allowed for voting purposes prior to the Record Holder Date; or

         c. the amount estimated and temporarily allowed pursuant to an order entered by the Bankruptcy Court.

14. With respect to Individual Ballots submitted by a holder of a claim or interest:

         a. Any ballot which is properly completed, executed and timely returned to the Balloting Agent that does not indicate an acceptance or rejection of one of the Plans shall be deemed to be a vote to accept such Plan;

         b. any ballot which is returned to the Balloting Agent indicating acceptance or rejection of the Plans, but which is unsigned shall not be counted;

         c. whenever a creditor or interest holder casts more than one ballot voting the same claim or interest prior to the Voting Deadline, only the last timely ballot received by the Balloting Agent shall be counted,

         d. if a creditor or interest holder casts simultaneous duplicative ballots voted inconsistently, then such ballots shall count as one vote accepting each of the Plans;


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

         e. each creditor or interest holder shall be deemed to have voted the full amount of its claim or interest;

         f. creditors and interest holders shall not split their vote within a class, thus each creditor or interest holder shall vote all of its claim or interest within a particular class either to accept or reject the Plans;

         g. any Individual Ballots that partially reject and partially accept one or both of the Plans shall not be counted; and

         h. with the exception of Master Ballots, any ballot received by the Balloting Agent by telecopier, facsimile or other electronic communication shall not be counted.

15.      With respect to the tabulation of ballots cast by Participating
         Lenders:

         a. First Union shall summarize on the Master Ballot all Individual Ballots cast by the Participating Lenders and return the Master Ballot to the Balloting Agent, provided, however, that First Union shall be required to retain the Individual Ballots cast by the respective Participating Lenders for inspection for one year following submission of a Master Ballot;

         b. to the extent that there are over-votes submitted by First Union on a Master Ballot, votes to accept and to reject a particular Plan shall be applied by the Balloting Agent in the same proportion as the votes to accept or reject such Plan submitted on the Master Ballot that contains the over-vote;

         c. multiple Master Ballots may be completed by First Union and delivered to the Balloting Agent and such votes will be counted, except to the extent that such votes are inconsistent with or are duplicative of other Master Ballots, in which case the latest dated Master Ballot received before the Voting Deadline will supersede and revoke any prior Master Ballot; and

         d. each Participating Lender shall be deemed to have voted the full amount of its claim.

16.      With respect to the tabulation of ballots cast by Beneficial Senior
         Noteholders:

         a. all Nominee Senior Noteholders to which Beneficial Senior Noteholders return their Individual Ballots shall summarize on the Master Ballot all Individual Ballots cast by the Beneficial Senior Noteholders and return the Master Ballot to the Balloting Agent, provided, however, that each Nominee Senior Noteholder shall be required to retain the Individual Ballots cast by the respective Beneficial Senior Noteholders for inspection for one year following submission of a Master Ballot;

         b. votes cast by the Beneficial Senior Noteholders through a Nominee Senior Noteholder by means of a Master Ballot shall be applied against the positions held by such Nominee Senior Noteholder as evidenced by the list of record holders compiled as of the Record Holder Date, provided, however, that votes submitted by a Nominee Senior Noteholder on a Master Ballot shall not be counted in excess of the position maintained by such Nominee Senior Noteholder as of the Record Holder Date;

         c. to the extent that there are over-votes submitted by a Nominee Senior Noteholder on a Master Ballot, votes to accept and to reject a particular Plan shall be applied by the Balloting Agent in the same proportion as the votes to accept or reject such Plan submitted on the Master Ballot that contains the over-vote, but only to the extent of the position maintained by such Nominee Senior Noteholder as of the Record Holder Date;

         d. multiple Master Ballots may be completed by a single Nominee Senior Noteholder and delivered to the Balloting Agent and such votes will be counted, except to the extent that such



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

                  votes are inconsistent with or are duplicative of other Master Ballots, in which case the latest dated Master Ballot received before the Voting Deadline will supersede and revoke any prior Master Ballot; and

         e. each Beneficial Senior Noteholder shall be deemed to have voted the full amount of its claim.

17. With respect to the tabulation of ballots cast by Beneficial Subordinated Noteholders:

          a. all Nominee Subordinated Noteholders to which Beneficial Subordinated Noteholders return their Individual Ballots shall summarize on the Master Ballot all Individual Ballots cast by the Beneficial Subordinated Noteholders and return the Master Ballot to the Balloting Agent, provided, however, that each Nominee Subordinated Noteholder shall be required to retain the Individual Ballots cast by the respective Beneficial Subordinated Noteholders for inspection for one year following submission of a Master Ballot;

          b. votes cast by the Beneficial Subordinated Noteholders through a Nominee Subordinated Noteholder by means of a Master Ballot shall be applied against the positions held by such Nominee Subordinated Noteholder as evidenced by the list of record holders compiled as of the Record Holder Date, provided, however, that votes submitted by a Nominee Subordinated Noteholder on a Master Ballot shall not be counted in excess of the position maintained by such Nominee Subordinated Noteholder as of the Record Holder Date;

          c. to the extent that there are over-votes submitted by a Nominee Subordinated Noteholder on a Master Ballot, votes to accept and to reject a particular Plan shall be applied by the Balloting Agent in the same proportion as the votes to accept or reject such Plan submitted on the Master Ballot that contains the over-vote, but only to the extent of the position maintained by such Nominee Subordinated Noteholder as of the Record Holder Date;

          d. multiple Master Ballots may be completed by a single Nominee Subordinated Noteholder and delivered to the Balloting Agent and such votes will be counted, except to the extent that such votes are inconsistent with or are duplicative of other Master Ballots, in which case the latest dated Master Ballot received before the Voting Deadline will supersede and revoke any prior Master Ballot; and

         e. each Beneficial Subordinated Noteholder shall be deemed to have voted the full amount of its claim.

18.      With respect to the tabulation of ballots cast by Beneficial
         Stockholders:

         a. all Nominee Stockholders to which Beneficial Stockholders return their Individual Ballots shall summarize on the Master Ballot all Individual Ballots cast by the Beneficial Stockholders and return the Master Ballot to the Balloting Agent, provided, however, that each Nominee Stockholder shall be required to retain the Individual Ballots cast by the respective Beneficial Stockholders for inspection for one year following submission of a Master Ballot;

         b. votes cast by the Beneficial Stockholders through a Nominee Stockholder by means of a Master Ballot shall be applied against the positions held by such Nominee Stockholder as evidenced by the list of record holders compiled as of the Record Holder Date, provided, however, that votes submitted by a Nominee Stockholder on a Master Ballot shall not be counted in excess of the position maintained by such Nominee Stockholder as of the Record Holder Date;

         c. to the extent that there are over-votes submitted by a Nominee Stockholder on a Master Ballot, votes to accept and to reject a particular Plan shall be applied by the Balloting Agent in the same proportion as the votes to accept or reject such Plan submitted on the Master Ballot that contains the over-vote, but only to the extent of the position maintained by such Nominee Stockholder as of the Record Holder Date;


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

         d. multiple Master Ballots may be completed by a single Nominee Stockholder and delivered to the Balloting Agent and such votes will be counted, except to the extent that such votes are inconsistent with or are duplicative of other Master Ballots, in which case the latest dated Master Ballot received before the Voting Deadline will supersede and revoke any prior Master Ballot; and

         e. each Beneficial Stockholder shall be deemed to have voted the full amount of its interest.

19. The hearing on confirmation of both of the Plans is scheduled for August 15, 2000, at 9:30 a.m. Eastern Time, at the Bankruptcy Court, Marine Midland Plaza, 824 North Market Street, Sixth Floor, Wilmington, Delaware. This hearing may be adjourned from time to time without further notice other than an announcement of the adjourned date(s) at the hearing and at any adjourned hearing(s).

20. Any objection to confirmation of either of the Plans must be (a) filed with the Clerk of the Bankruptcy Court, together with proof of service, no later than 4:00 o'clock p.m. Eastern Time, on August 9, 2000, and
         (b) must be served so as to be received on or before 4:00 o'clock p.m. Eastern Time on August 9, 2000 on (i) Attorneys for the Debtors, Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153 Attn: Marcia Goldstein, Esq. and Brian Rosen, Esq. (ii) Attorneys for the Debtors, Richards, Layton & Finger, P.A., One Rodney Square, P. O. Box 551, Wilmington, DE 19899, Attn: Mark Collins, Esq., (iii) Office of the United States Trustee, 601 Walnut Street, Curtis Center, Suite 950 West, Philadelphia, PA 19106, Attn: Daniel K. Astin, Assistant U.S. Trustee, (iv) Attorneys for the Creditors' Committee, Wachtell Lipton Rosen & Katz, 51 West 52nd Street, New York, NY 10019, Attn: Chaim J. Fortgang, Esq., (v) Attorneys for the Creditors' Committee, Morris, Nichols, Arsht & Tunnell, 1201 North Market Street, P.O. Box 1347, Wilmington, DE 19899-1347, Attn: William H. Sudell, Jr. (vi) Attorneys for the Equity Committee, Long, Aldridge & Norman LLP, One Peachtree Center, Suite 5300, 303 Peachtree Street, Atlanta, GA 30308, Attn:
         Charles E. Campbell, Esq., and (vii) Attorneys for the Equity Committee, Saul, Ewing, Pernick & Saul LLP, 222 Delaware Avenue, Wilmington, DE 19899-1266, Attn: Norman L. Pernick, Esq. Any objection to confirmation of the Plans must be in writing and (a) must state the name and address of the objecting party and the amount of its claims or the nature of its interest and (b) must state, with particularity, the nature of its objection. Any confirmation objection not filed and served as set forth herein shall be deemed waived and shall not be considered by the Bankruptcy Court.


DATED:       July 10, 2000
             Wilmington, Delaware



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                                    EXHIBIT F

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


In re:                                         | Chapter 11
                                               |
UNITED COMPANIES FINANCIAL CORPORATION, ET AL.,| Case Nos. 99-450 (MFW) through
                                               | 99-461(MFW)
Debtors.                                       |
                                               | JOINTLY ADMINISTERED
                                               |
                                               |
-----------------------------------------------


         NOTICE OF NON-VOTING STATUS FOR HOLDERS OF PRIORITY TAX CLAIMS, HOLDERS OF CLAIMS IN CLASSES 1 AND 2, AND ALL PARTIES TO EXECUTORY CONTRACTS AND UNEXPIRED LEASES WHO DO NOT HOLD FILED OR SCHEDULED CLAIMS

PLEASE TAKE NOTICE THAT:

1. On July 10, 2000, the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"), approved the Disclosure Statement (the "Debtors' Disclosure Statement") filed by United Companies Financial Corporation and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"), as containing adequate information within the meaning of section 1125 of the Bankruptcy Code. Unless otherwise defined, all capitalized terms used herein shall have the meaning assigned to such terms in the Debtors' Plan (as defined below) or the order approving the Debtors' Disclosure Statement.

         On July 10, 2000, the Bankruptcy Court also approved the Disclosure Statement (the "Equity Committee's Disclosure Statement") filed by the statutory committee of equity security holders ("Equity Committee"), as containing adequate information within the meaning of section 1125 of the Bankruptcy Code.

         Pursuant to an order entered by the Bankruptcy Court, votes are being solicited on both the Second Amended Plan of Reorganization proposed by the Debtors (the "Debtors' Plan") and the Second Amended Plan of Reorganization proposed by the Equity Committee (the "Equity Committee's Plan").

2.       IF YOU HOLD A PRIORITY TAX CLAIM:

         The Debtors' Plan provides as follows: On the Effective Date, each holder of an Allowed Priority Tax Claim shall be entitled to receive distributions in an amount equal to the full amount of such Allowed Priority Tax Claim. At the sole option and discretion of Reorganized UC, which option shall be exercised on or prior to the Effective Date, such payment shall be made (a) in full, in Cash, on the Effective Date,
         (b) in accordance with section 1129(a)(9)(c) of the Bankruptcy Code, in full, in Cash, in up to twenty-four (24) equal quarterly installments, commencing on the first (1st) Business Day following the date of assessment of such Allowed Priority Tax Claim, together with interest accrued thereon at a rate to be determined by the Bankruptcy Court, or
         (c) by mutual agreement of the holder of such Allowed Priority Tax Claim and Reorganized UC. AS A HOLDER OF AN UNIMPAIRED CLAIM UNDER THE PLAN, YOU ARE DEEMED TO HAVE ACCEPTED THE PLAN PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE AND ARE NOT ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.

HO1:\207800\02\4GC802!.DOC\78473.0003

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


         The Equity Committee's Plan provides as follows: Each holder of an Allowed Priority Tax Claim shall receive, at the option of the Equity Committee, or Reorganized UC, as applicable, either (i) Cash equal to 100% of the unpaid amount of such Allowed Claim on or as soon as reasonably practicable after the later of (A) the Effective Date, or
         (B) the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Claim, or (ii) annual Cash payments commencing on or as soon as reasonably practicable after the later to occur of the Effective Date and the date on which such Priority Tax Claim becomes an Allowed Claim, over a period not exceeding six (6) years after the date of assessment of such Allowed Priority Tax Claim, together with interest (payable quarterly in arrears) on the unpaid balance of such Allowed Priority Tax Claim at a per annum rate equal to the Federal Judgment Rate as of the Effective Date. Allowed Priority Tax Claims may be prepaid, at any time, without penalty. AS A HOLDER OF AN UNIMPAIRED CLAIM UNDER THE PLAN, YOU ARE DEEMED TO HAVE ACCEPTED THE PLAN PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE AND ARE NOT ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.

3.       IF YOU HOLD A PRIORITY NON-TAX CLAIM:

         The Debtors' Plan provides as follows: Unless otherwise mutually agreed upon by the holder of an Allowed Priority Non-Tax Claim and Reorganized UC, each holder of an Allowed Priority Non-Tax Claim shall receive Cash in an amount equal to such Allowed Priority Non-Tax Claim on the later of the Effective Date and the date such Allowed Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, or as soon thereafter as is practicable. AS A HOLDER OF AN UNIMPAIRED CLAIM UNDER THE PLAN, YOU ARE DEEMED TO HAVE ACCEPTED THE PLAN PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE AND ARE NOT ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.

         The Equity Committee's Plan provides as follows: On or as soon as reasonably practicable after the later of (a) the Effective Date, and
         (b) the first Business Day after the date that is thirty (30) calendar days after the date such Priority Non-Tax Claim becomes an Allowed Claim, each holder of an Allowed Priority Non-Tax Claim shall be entitled to receive payment, in Cash, in an amount equal to 100% of the unpaid amount of its Allowed Priority Non-Tax Claim. Notwithstanding the foregoing, the holder of an Allowed Priority Non-Tax Claim may receive such other less favorable treatment as may be agreed to by such holder and the Equity Committee, or Reorganized UC, as applicable.. AS A HOLDER OF AN UNIMPAIRED CLAIM UNDER THE PLAN, YOU ARE DEEMED TO HAVE ACCEPTED THE PLAN PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE AND ARE NOT ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.

4.       IF YOU HOLD A SECURED CLAIM:

         The Debtors' Plan provides as follows: On the Effective Date, each holder of an Allowed Secured Claim shall receive one of the following distributions: (a) the payment of such holder's Allowed Secured Claim in full, in Cash; (b) the sale or disposition proceeds of the property securing any Allowed Secured Claim to the extent of the value of their respective interests in such property; (c) the surrender to the holder or holders of any Allowed Secured Claim of the property securing such Claim; or (d) such other distributions as shall be necessary to satisfy the requirements of chapter 11 of the Bankruptcy Code. The manner and treatment of each Allowed Secured Claim shall be determined by the Debtors, in their sole and absolute discretion, on or before the Confirmation Date, and upon notice to each Creditor holding a Secured Claim. AS A HOLDER OF AN UNIMPAIRED CLAIM UNDER THE PLAN, YOU ARE DEEMED TO HAVE ACCEPTED THE PLAN PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE AND ARE NOT ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.

         The Equity Committee's Plan provides as follows: On or as soon as reasonably practicable after the later of (i) the Effective Date, or



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

         (ii) the first Business Day after the date that is thirty (30) calendar days after the date such Secured Claim becomes an Allowed Claim, each holder of an Allowed Secured Claim shall receive, at the election of the Equity Committee, or Reorganized UC, as applicable, one of the following distributions: (1) Cash equal to 100% of the unpaid amount of such Allowed Secured Claim; (2) the proceeds of the sale or disposition of the property securing such Allowed Secured Claim to the extent of the value of such holder's interest in such property; (3) the surrender to the holder of such Allowed Secured Claim of the property securing such Claim; (4) such treatment that leaves unaltered the legal, equitable or contractual rights of the holder of such Allowed Secured Claim; or (5) such other distribution as shall be necessary to leave the holder of such Allowed Secured Claim unimpaired and to satisfy the requirements of Chapter 11 of the Bankruptcy Code. AS A HOLDER OF AN UNIMPAIRED CLAIM UNDER THE PLAN, YOU ARE DEEMED TO HAVE ACCEPTED THE PLAN PURSUANT TO SECTION 1126(f) OF THE BANKRUPTCY CODE AND ARE NOT ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.

5. IF YOU ARE A PARTY TO AN EXECUTORY CONTRACT OR AN UNEXPIRED LEASE WHO DOES NOT HOLD A FILED OR SCHEDULED CLAIM (excluding claims that were scheduled as contingent, unliquidated or disputed):

         The Debtors' Plan provides as follows: Any executory contracts or unexpired leases which have not expired by their own terms on or prior to the Effective Date, which have not been assumed and assigned or rejected with the approval of the Bankruptcy Court, or which are not the subject of a motion to assume the same pending as of the Effective Date shall be deemed rejected by the Debtors in Possession on the Effective Date and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Not later than ten
         (10) days prior to the Confirmation Date, the Debtors shall file with the Bankruptcy Court a list of executory contracts and unexpired leases to be assumed by the Debtors pursuant to the Plan as of the Effective Date, and such executory contracts and unexpired leases shall be deemed assumed as of the Effective Date. If the rejection of an executory contract or unexpired lease by the Debtors results in damages to the other party or parties to such contract or lease, any claim for such damages, if not heretofore evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors, or its properties or agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors on or before fifteen (15) days after the later to occur of
         (a) the Confirmation Date and (b) the date of entry of an order by the Bankruptcy Court authorizing rejection of a particular executory contract or unexpired lease. If you are a party to an executory contract or unexpired lease that is assumed, then all cure or other payments required by section 365(b)(1) of the Bankruptcy Code shall be made as provided in the Debtors' Plan. If you are a party to an executory contract or unexpired lease that is rejected, under the terms of the Debtors' Plan, your Claim shall constitute a Class 5 General Unsecured Claim.

         The Equity Committee's Plan provides as follows: Any executory contracts or unexpired leases which have not expired by their own terms on or prior to the Effective Date, which have not been assumed and assigned or rejected with the approval of the Bankruptcy Court, or which are not the subject of a motion to assume the same pending as of the Effective Date shall be deemed rejected by the Debtors in Possession on the Effective Date and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Not later than the Effective Date, or such later date as the Bankruptcy Court may by order permit, the Equity Committee shall file with the Bankruptcy Court a list of executory contracts and unexpired leases to be assumed by the Debtors pursuant to the Plan as of the Effective Date, and such executory contracts and unexpired leases shall be deemed assumed as of the Effective Date. If the rejection of an executory contract or unexpired lease by the Debtors results in damages to the other party or parties to such contract or lease, any claim for such damages, if not heretofore evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors, or its properties or agents, successors, or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Equity Committee on or before fifteen (15) days after the later to occur of (a) the Effective Date and (b) the date of entry of an order


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6.       by the Bankruptcy Court authorizing rejection of a particular executory contract or unexpired lease. If you are a party to an executory contract or unexpired lease that is assumed, then all cure or other payments required by section 365(b)(1) of the Bankruptcy Code shall be made as provided in the Equity Committee's Plan. If you are a party to an executory contract or unexpired lease that is rejected, under the terms of the Equity Committee's Plan, your Claim shall constitute a Class 3 Unsecured Claim.

7. The hearing on confirmation of both Plans is scheduled for August 15, 2000, at 9:30 a.m. Eastern Time, at the Bankruptcy Court, Marine Midland Plaza, 824 North Market Street, Sixth Floor, Wilmington, Delaware. This hearing may be adjourned from time to time without further notice other than an announcement of the adjourned date(s) at the hearing and at any adjourned hearing(s).

8. Any objection to confirmation of either Plan must be (a) filed with the Clerk of the Bankruptcy Court, together with proof of service, no later than 4:00 o'clock p.m. Eastern Time, on August 7, 2000, and (b) must be served so as to be received on or before 4:00 o'clock p.m. Eastern Time on August 7, 2000 on (i) Attorneys for the Debtors, Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153 Attn: Marcia Goldstein, Esq. and Brian Rosen, Esq. (ii) Attorneys for the Debtors, Richards, Layton & Finger, P.A., One Rodney Square, P. O. Box 551, Wilmington, DE 19899, Attn: Mark Collins, Esq., (iii) Office of the United States Trustee, 601 Walnut Street, Curtis Center, Suite 950 West, Philadelphia, PA 19106, Attn: Daniel K. Astin, Assistant U.S. Trustee, (iv) Attorneys for the Creditors' Committee, Wachtell Lipton Rosen & Katz, 51 West 52nd Street, New York, NY 10019, Attn: Chaim J. Fortgang, Esq., (v) Attorneys for the Creditors' Committee, Morris, Nichols, Arsht & Tunnell, 1201 North Market Street, P.O. Box 1347, Wilmington, DE 19899-1347, Attn: William H. Sudell, Jr. (vi) Attorneys for the Equity Committee, Long, Aldridge & Norman LLP, One Peachtree Center, Suite 5300, 303 Peachtree Street, Atlanta, GA 30308, Attn:
         Charles E. Campbell, Esq., and (vii) Attorneys for the Equity Committee, Saul, Ewing, Pernick & Saul LLP, 222 Delaware Avenue, Wilmington, DE 19899-1266, Attn: Norman L. Pernick, Esq. Any objection to confirmation of either Plan must be in writing and (a) must state the name and address of the objecting party and the amount of its claims or the nature of its interest and (b) must state, with particularity, the nature of its objection. Any confirmation objection not filed and served as set forth herein shall be deemed waived and shall not be considered by the Bankruptcy Court.

         The Debtors will not provide you with copies of the Debtors' Plan and Disclosure Statement and/or the Equity Committee's Plan and Disclosure Statement unless you request to receive copies of these documents. If you wish to receive copies of the Debtors' Plan and Disclosure Statement and/or the Equity Committee's Plan and Disclosure Statement, then please call the Information Agent at 1-888-559-9367. The Information Agent will provide you with copies at the Debtors' expense. If, notwithstanding this Notice of Non-Voting Status, you believe that you may have a claim against the Debtors which entitles you to vote on either of the Plans, you should immediately request copies of applicable Plan, Disclosure Statement and ballot.

DATED:       July 10, 2000
             Wilmington, Delaware


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



                                    EXHIBIT G





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

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE


In re:                                         |  Chapter 11
                                               |
UNITED COMPANIES FINANCIAL CORPORATION, ET AL.,|  Case Nos. 99-450 (MFW) through
                                               |  99-461(MFW)
Debtors.                                       |
                                               |  JOINTLY ADMINISTERED
---------------------------------------------- |

     NOTICE OF NON-VOTING STATUS FOR HOLDERS OF CLAIMS SUBJECT TO A PENDING OBJECTION AS OF JUNE 30, 2000

PLEASE TAKE NOTICE THAT:

     1. On July 10, 2000, the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"), approved the Disclosure Statement (the "Debtors' Disclosure Statement") filed by United Companies Financial Corporation and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (collectively, the "Debtors"), as containing adequate information within the meaning of section 1125 of the Bankruptcy Code. Unless otherwise defined, all capitalized terms used herein shall have the meaning assigned to such terms in the Debtors' Plan (as defined below) or the order approving the Debtors' Disclosure Statement.

     On July 10,  2000,  the  Bankruptcy  Court  also  approved  the  Disclosure
     Statement (the "Equity Committee's Disclosure Statement") filed by the statutory committee of equity security holders ("Equity Committee"), as containing adequate information within the meaning of section 1125 of the Bankruptcy Code.

     Pursuant to an order entered by the Bankruptcy Court, votes are being solicited on both the Second Amended Plan of Reorganization proposed by the Debtors (the "Debtors' Plan") and the Second Amended Plan of Reorganization proposed by the Equity Committee (the "Equity Committee's Plan").

     2. IF YOU HOLD A CLAIM THAT IS SUBJECT TO A PENDING OBJECTION AS OF JUNE 30, 2000: Under the Bankruptcy Code, only holders of "allowed" claims may vote on either the Debtors' Plan or the Equity Committee's Plan. Pursuant to Section 502(a) of the Bankruptcy Code, a claim that is the subject of an objection is not an


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


"allowed claim." The Bankruptcy Court set June 30, 2000 as the "Record Holder Date" or the date for determining who is authorized to vote. As of June 30, 2000, an objection was pending to your claim and, thus, you are not authorized to vote on the Debtors' Plan or the Equity Committee's Plan with respect to the claim included in the pending objection.

     3. The hearing on confirmation of both the Debtors' Plan and the Equity Committee's Plan is scheduled for August 15, 2000, at 9:30 a.m. Eastern Time, at the Bankruptcy Court, Marine Midland Plaza, 824 North Market Street, Sixth Floor, Wilmington, Delaware. This hearing may be adjourned from time to time without further notice other than an announcement of the adjourned date(s) at the hearing and at any adjourned hearing(s).

     4. Any objection to confirmation of either Plan must be (a) filed with the Clerk of the Bankruptcy Court, together with proof of service, no later than 4:00 o'clock p.m. Eastern Time, on August 9, 2000, and (b) must be served so as to be received on or before 4:00 o'clock p.m. Eastern Time on August 9, 2000 on
(i) Attorneys for the Debtors, Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153 Attn: Marcia Goldstein, Esq. and Brian Rosen, Esq. (ii) Attorneys for the Debtors, Richards, Layton & Finger, P.A., One Rodney Square, P. O. Box 551, Wilmington, DE 19899, Attn: Mark Collins, Esq., (iii) Office of the United States Trustee, 601 Walnut Street, Curtis Center, Suite 950 West, Philadelphia, PA 19106, Attn: Daniel K. Astin, Assistant U.S. Trustee, (iv) Attorneys for the Creditors' Committee, Wachtell Lipton Rosen & Katz, 51 West 52nd Street, New York, NY 10019, Attn: Chaim J. Fortgang, Esq., (v) Attorneys for the Creditors' Committee, Morris, Nichols, Arsht & Tunnell, 1201 North Market Street, P.O. Box 1347, Wilmington, DE 19899-1347, Attn: William H. Sudell, Jr., (vi) Attorneys for the Equity Committee, Long, Aldridge & Norman LLP, One Peachtree Center, Suite 5300, 303 Peachtree Street, Atlanta, GA 30308, Attn: Charles E. Campbell, Esq., and (vii) Attorneys


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


for the Equity Committee, Saul, Ewing, Pernick & Saul LLP, 222 Delaware Avenue, Wilmington, DE 19899-1266, Attn: Norman L. Pernick, Esq. Any objection to confirmation of either Plan must be in writing and (a) must state the name and address of the objecting party and the amount of its claims or the nature of its interest and (b) must state, with particularity, the nature of its objection. Any confirmation objection not filed and served as set forth herein shall be deemed waived and shall not be considered by the Bankruptcy Court.

     5. If you wish to receive copies of the Debtors' Disclosure Statement, the Debtors' Plan, the Equity Committee's Disclosure Statement and/or the Equity Committee's Plan, then please call the Information Agent at 1-888-559-9367. The Information Agent will provide you with copies at the Debtors' expense. If, notwithstanding this Notice of Non-Voting Status, you believe that you may have a claim against the Debtors which entitles you to vote on either of the Plans, then you should immediately request copies of the applicable Plan, Disclosure Statement and ballot.


DATED:       July 10, 2000
             Wilmington, Delaware

                                    EXHIBIT H

                                   Notice List

Attorneys for the Debtors:
--------------------------

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn:    Marcia Goldstein, Esq.
         Brian Rosen, Esq.

Richards, Layton & Finger, P.A.
One Rodney Square
P. O. Box 551
Wilmington, DE 19899
Attn:    Mark Collins, Esq.

United States Trustee:
----------------------

Office of the United States Trustee
601 Walnut Street
Curtis Center, Suite 950 West
Philadelphia, PA 19106
Attn:    Daniel K. Astin
         Assistant U.S. Trustee

Attorneys for the Creditors' Committee:
---------------------------------------

Wachtell Lipton Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attn:    Chaim J. Fortgang, Esq.

Morris, Nichols, Arsht & Tunnell
1201 North Market Street
P.O. Box 1347
Wilmington, DE 19899-1347
Attn:    William H. Sudell, Jr.

Attorneys for the Equity Committee:
-----------------------------------

Long, Aldridge & Norman LLP
One Peachtree Center, Suite 5300
303 Peachtree Street
Atlanta, GA 30308
Attn:    Charles E. Campbell, Esq.

Saul, Ewing, Pernick & Saul LLP
222 Delaware Avenue
Wilmington, DE 19899-1266
Attn:    Norman L. Pernick, Esq.



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